Filed pursuant to Rule 424(b)(3)
SEC File No. 333-167446

GrafTech Holdings Inc.

We are offering shares of our common stock, par value $0.01 per share, to the existing holders of common stock of our current parent company, GrafTech International Ltd. (“GrafTech”), in connection with the transactions described in this prospectus. Prior to this offering, there has been no public market for our common stock. Holders of common stock of GrafTech will receive, at no cost, one share of our common stock in exchange for each share of common stock of GrafTech held by such stockholders. At September 30, 2010, 120,520,432 shares of common stock of GrafTech were outstanding. Upon completion of the transactions described in this prospectus, shares of common stock of GrafTech held by such holders will be cancelled. We intend to apply to list our common stock, as successor to GrafTech, on the NYSE and upon the completion of the transactions described in this prospectus, our common stock will trade under the same symbol as common stock of GrafTech, “GTI.”

Investing in our common stock involves risks. See “Risk Factors” on page 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2010.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that may be important to you. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision.

Unless the context requires otherwise, “we,” “us” and “our” refers to GrafTech Holdings Inc., the issuer of the shares offered hereby, and its future wholly-owned subsidiary, GrafTech, as well as GrafTech’s direct and indirect subsidiaries. “New GrafTech” refers solely to GrafTech Holdings Inc., the issuer of the shares offered hereby. “GrafTech” refers to GrafTech International Ltd., our current public parent company individually or collectively with its subsidiaries not formed for purposes of the acquisitions described herein, as the context may require. In addition, unless the context requires otherwise, reference to “our Board” and “our common stock” refer to the Board of Directors and the common stock of our public parent company at the relevant time. “Seadrift” refers to Seadrift Coke L.P. individually or together with its subsidiaries as the context may require. “C/G” refers to C/G Electrodes LLC individually or together with its subsidiaries as the context may require. When we use the terms “we,” “us” or “our” with respect to Seadrift, C/G or their respective businesses, or express “beliefs” with respect thereto, we have based those statements or beliefs on our general knowledge of the industries involved, the results of our due diligence investigations of Seadrift and C/G and other information provided to us by the respective managements of Seadrift and C/G.

The Companies

GrafTech International Ltd.

12900 Snow Road

Parma, Ohio 44130

(216) 676-2000

GrafTech has over 120 years of experience in the research and development of graphite and carbon-based solutions and its intellectual property portfolio is extensive. Its business was founded in 1886 by the National Carbon Company.

GrafTech is one of the world’s largest manufacturers of the broadest range of high quality graphite electrodes, products essential to the production of electric arc furnace (“EAF”) steel and various other ferrous and nonferrous metals. It also manufactures carbon, graphite and semi-graphite refractory products, which protect the walls of blast furnaces and submerged arc furnaces. It is one of the largest manufacturers of high quality natural graphite products enabling thermal management solutions for the electronics industry and fuel cell solutions for the transportation and power generation industries. It is one of the world’s largest manufacturers and providers of advanced graphite and carbon materials for the transportation, solar, and oil and gas exploration industries. GrafTech services customers in about 70 countries, including industry leaders such as Arcelor Mittal, BaoSteel, Gerdau S.A. and ThyssenKrupp Steel in steel, Samsung in electronics, Elkem Solar in the solar industry and Griffin Wheel in the transportation industry.

GrafTech currently manufactures its products in eleven manufacturing facilities strategically located on four continents. GrafTech believes that its network has the largest manufacturing capacity, one of the lowest manufacturing cost structures of all of its major competitors and delivers the highest-level quality products. It currently has the operating capability, depending on product mix, to manufacture approximately 220,000 metric tons (“MT”) of graphite electrodes. GrafTech believes that its global manufacturing network provides it with competitive advantages in product quality, proximity to customers, timely and reliable product delivery, and product costs. Given its global network, it is well positioned to serve the growing number of consolidated, global, multi-plant steel customers as well as certain smaller, regional customers and segments.

GrafTech operates one of the premier research, development and testing facilities in the graphite and carbon industry, and believes that it is an industry leader in graphite and carbon material science and high temperature processing know-how. GrafTech believes its technological capabilities for developing products with superior thermal, electrical and physical characteristics provide it with a competitive advantage. These capabilities have enabled it to accelerate development and commercialization of our technologies to exploit markets with high growth potential.

For the year ended December 31, 2009, GrafTech had net sales of approximately $659.0 million and net income of approximately $12.6 million. For the nine months ended September 30, 2010, GrafTech had net sales of approximately $725.8 million and net income of approximately $97.5 million.

In connection with the consummation of the transactions described in this prospectus, GrafTech will merge with and into a wholly owned subsidiary of New GrafTech and be renamed “GrafTech Holdings Inc.”

GrafTech Holdings Inc.

12900 Snow Road

Parma, Ohio 44130

(216) 676-2000

New GrafTech is a direct, wholly owned subsidiary of GrafTech formed solely to effect the transactions described in this prospectus and has not conducted any business. Pursuant to the Merger Agreements described in this prospectus, New GrafTech will, by operation of law, become the parent company of GrafTech, Seadrift and C/G which will all survive as wholly owned subsidiaries of New GrafTech and New GrafTech will be renamed “GrafTech International Ltd.”

GrafTech Delaware I Inc.

12900 Snow Road

Parma, Ohio 44130

(216) 676-2000

GrafTech Delaware I Inc. (“GrafTech Merger Sub”) is a direct wholly owned subsidiary of New GrafTech formed solely to effect the transactions described in this prospectus and has not conducted and will not conduct any business during any period of its existence. Pursuant to the Seadrift Merger Agreement, GrafTech Merger Sub will merge with and into GrafTech with GrafTech continuing as the surviving corporation and a wholly owned subsidiary of New GrafTech and GrafTech will be renamed GrafTech Holdings Inc.

GrafTech Delaware II Inc.

12900 Snow Road

Parma, Ohio 44130

(216) 676-2000

GrafTech Delaware II Inc. (“SD Merger Sub”) is a direct wholly owned subsidiary of New GrafTech formed solely to effect the transactions described in this prospectus and has not conducted and will not conduct any business during any period of its existence. Pursuant to the Seadrift Merger Agreement, SD Merger Sub will merge with and into Seadrift with Seadrift continuing as the surviving entity and a wholly owned subsidiary of New GrafTech.

Seadrift Coke L.P.

8618 State Highway 185 North

PO Box 192

Port Lavaca, Texas 77979

(361) 552-8887

Seadrift is one of the world’s largest manufacturers of petroleum-based needle coke and is located in Port Lavaca, Texas. The manufacturing plant, built in 1983, has current capacity for producing approximately 160,000 MT of needle coke annually and employs approximately 150 people. Seadrift shipped approximately 148,000 MT of needle coke in 2008. In 2009, shipments declined dramatically in light of the global economic crisis to 39,000 MT.

For the year ended December 31, 2009, Seadrift had net sales of approximately $74.3 million and a net loss of approximately $1.4 million. For the nine months ended September 30, 2010, Seadrift had net sales of approximately $119.0 million and net income of approximately $29.0 million.

We currently own 18.9% of the equity in Seadrift and plan to acquire the remaining 81.1% upon consummation of the Seadrift Merger.

Pursuant to the Seadrift Merger Agreement, SD Merger Sub will merge with and into Seadrift with Seadrift continuing as the surviving entity and a wholly owned subsidiary of New GrafTech.

GrafTech Delaware III Inc.

12900 Snow Road

Parma, Ohio 44130

(216) 676-2000

GrafTech Delaware III Inc. (“C/G Merger Sub”) is a direct wholly owned subsidiary of New GrafTech formed solely to effect the transactions described in this prospectus and has not conducted and will not conduct any business during any period of its existence. Pursuant to the C/G Merger Agreement described in this prospectus, C/G Merger Sub will merge with and into C/G with C/G continuing as the surviving entity and a wholly owned subsidiary of New GrafTech.

C/G Electrodes LLC

800 Theresia Street

Saint Marys, PA 15857

(814) 781-2258

C/G is a U.S.-based graphite electrode producer formed in 2003 in St. Marys, Pennsylvania. C/G employs approximately 150 people and has current capacity for producing approximately 26,500 MT of graphite electrodes annually. C/G sold approximately 26,000 MT of graphite electrodes in 2008. In 2009, shipments declined dramatically in light of the global economic crisis to 10,000 MT.

For the year ended December 31, 2009, C/G had net sales of approximately $76.4 million and net income of approximately $17.3 million. For the nine months ended September 30, 2010, C/G had net sales of approximately $95.1 million and net income of approximately $18.0 million.

Pursuant to the C/G Merger Agreement, C/G Merger Sub will merge with and into C/G with C/G continuing as the surviving entity and a wholly owned subsidiary of New GrafTech.

The Transactions

In connection with a reorganization of its holding company structure and to complete the acquisitions of Seadrift and C/G, GrafTech has formed GrafTech Holdings Inc., or New GrafTech, and New GrafTech has formed GrafTech Merger Sub, SD Merger Sub and C/G Merger Sub, which will merge with and into GrafTech, Seadrift and C/G, respectively.

Upon satisfaction or waiver of the conditions to the transactions specified in the Seadrift Merger Agreement, GrafTech Merger Sub will merge with and into GrafTech with GrafTech as the surviving entity (the “GTI Merger”). As a result of the GTI Merger, GrafTech will, by operation of law, become a wholly owned subsidiary of New GrafTech. Upon consummation of the GTI Merger, New GrafTech will be renamed “GrafTech International Ltd.” The officers and directors of New GrafTech immediately after consummation of the GTI Merger will be the same as the officers and directors of GrafTech immediately prior to the consummation of the GTI Merger. In addition, upon consummation of the GTI Merger, the certificate of incorporation (except for certain technical matters) and by-laws of New GrafTech will be the same as the certificate of incorporation and by-laws of GrafTech immediately prior to consummation of the GTI Merger. Each share of common stock of GrafTech (“GrafTech Common Stock”) outstanding immediately prior to consummation of the GTI Merger will be converted into one share of common stock of New GrafTech (“New GrafTech Common Stock”). New GrafTech Common Stock will be listed on the NYSE and will trade under GrafTech’s current ticker symbol “GTI.” Holders of GrafTech Common Stock immediately prior to consummation of the GTI Merger will not be required to exchange their certificates representing shares of GrafTech Common Stock for certificates representing shares of New GrafTech Common Stock. The certificates representing your shares of GrafTech Common Stock will continue to represent an equal number of shares of New GrafTech Common Stock.

Upon satisfaction or waiver of the conditions to the transactions specified in the Seadrift Merger Agreement, Seadrift Merger Sub will merge with and into Seadrift with Seadrift as the surviving entity (the “Seadrift Merger”). As a result of the Seadrift Merger, Seadrift will become a wholly-owned subsidiary of New GrafTech.

Upon satisfaction or waiver of the conditions to the transactions specified in the C/G Merger Agreement, C/G Merger Sub will merge with and into C/G with C/G as the surviving entity (the “C/G Merger”). As a result of the C/G Merger, C/G will become a wholly-owned subsidiary of New GrafTech.

The C/G Merger is conditioned upon the consummation of the Seadrift Merger, but the Seadrift Merger is not conditioned upon the consummation of the C/G Merger.

The GTI Merger, the Seadrift Merger and the C/G Merger are sometimes collectively referred to as the “Mergers.”

Merger Consideration

The consideration (the “Seadrift Merger Consideration”) to be paid by New GrafTech in connection with the Seadrift Merger for the equity of Seadrift not already owned by GrafTech will consist of $78.5 million in cash less debt of Seadrift (subject to working capital adjustments), twelve million shares of New GrafTech Common Stock and non-interest bearing, senior subordinated promissory notes of New GrafTech in an aggregate face amount of $100 million.

The consideration (the “C/G Merger Consideration” and, together with the Seadrift Merger Consideration, the “Merger Consideration”) to be paid by New GrafTech for the equity of C/G in connection with the C/G Merger will consist of $152.5 million in cash less debt of C/G (subject to working capital adjustments), twelve million shares of New GrafTech Common Stock and non-interest bearing, senior subordinated promissory notes of New GrafTech in an aggregate face amount of $100 million.

Approximately $196 million of the cash portion of the Merger Consideration will be funded through borrowings under our Revolving Facility described elsewhere in this prospectus. The balance of the cash portion will be paid from cash on hand.

The senior subordinated promissory notes will mature on the fifth anniversary of their issuance and will be subordinated on a senior subordinated basis to certain of our and certain of our subsidiaries’ indebtedness for borrowed money, including the indebtedness under our Revolving Facility. Certain of our U.S. subsidiaries will guarantee the senior subordinated promissory notes on a senior subordinated basis. If and to the extent that we secure any indebtedness for borrowed money at a time when our pro forma leverage ratio exceeds 4:00 to 1:00, we will grant the holders of the senior subordinated promissory notes a security interest on a pari passu basis with such new debt.

Ownership of New GrafTech after the Mergers

Twelve million shares of New GrafTech Common Stock are issuable to the owners of each of Seadrift and C/G, respectively (or 24,000,000 shares in the aggregate), upon consummation of the Seadrift Merger and the C/G Merger. Based upon the 120,520,432 shares of GrafTech Common Stock outstanding on September 30, 2010, a total of 144,520,432 shares of New GrafTech Common Stock would be outstanding after the Seadrift Merger and C/G Merger. Based on such shares outstanding on September 30, 2010, the Seadrift equity holders and the C/G equity holders would hold, in the aggregate, approximately 16.6% of the outstanding shares of New GrafTech Common Stock immediately after the closing of the Seadrift Merger and the C/G Merger.

Stockholder Approval Not Required

The transactions do not require the approval of GrafTech’s stockholders.

Conditions to Completion of the Mergers

The completion of the Seadrift Merger depends upon the satisfaction or waiver of a number of conditions which are described in more detail later in this prospectus, including, among other things:

•	the absence of any legal prohibition on completion of the transaction;

•	the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	the expiration or termination of any applicable waiting period or merger review period under the antitrust laws of any other applicable jurisdiction;

•

the material accuracy, as of the closing, of the representations and warranties made by the parties in the Seadrift Merger Agreement and material compliance by the parties with their respective obligations under the Seadrift Merger Agreement;

•	the effectiveness of the registration statement of which this prospectus is a part;

•	NYSE approval for listing of the shares of New GrafTech Common Stock issuable to the equity owners of Seadrift in connection with the Seadrift Merger;

•	the execution of a supply agreement between Seadrift and C/G (if the Seadrift Merger closes and the C/G Merger has not closed or is not closing simultaneously with the Seadrift Merger); and

•

the absence of any change since the date of the Seadrift Merger Agreement that would reasonably be expected to have a Material Adverse Effect, subject to certain exceptions, upon either Seadrift or GrafTech.

The C/G Merger is conditioned upon the satisfaction or waiver of comparable conditions and, in addition, the prior or simultaneous consummation of the Seadrift Merger.

Appraisal Rights

Under Delaware law, none of the stockholders of GrafTech or the equity holders of Seadrift or C/G have appraisal rights in connection with the Mergers.

Material U.S. Federal Income Tax Consequences (see page 70)

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” below, the exchange by U.S. holders of shares of GrafTech Common Stock for shares of New GrafTech Common Stock pursuant to the GTI Merger will constitute an exchange to which Section 351 of the Internal Revenue Code of 1986 (the “Code”) applies. As a result, no gain or loss will be recognized by GrafTech, New GrafTech, or the stockholders of GrafTech as a result of the exchange of GrafTech shares for New GrafTech shares pursuant to the GTI Merger. In addition, no gain or loss will be recognized by GrafTech or New GrafTech as a result of the issuance of shares of New GrafTech Common Stock in exchange for the equity in Seadrift pursuant to the Seadrift Merger, and no gain or loss will be recognized by GrafTech or New GrafTech as a result of the issuance of shares of New GrafTech Common Stock in exchange for the equity in C/G pursuant to the C/G Merger. Your tax consequences will depend on your own situation. You should consult your tax advisor to fully understand the tax consequences of the Mergers to you.

SELECTED HISTORICAL FINANCIAL DATA OF GRAFTECH

Annual and Interim Data

Set forth below is our selected historical consolidated financial and other operating data. Except as set forth below, our selected historical consolidated financial data and other data set forth below have been derived from our audited consolidated financial statements and should be read in conjunction with “GrafTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrafTech” and the Consolidated Financial Statements and Notes thereto of GrafTech set forth elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(Dollars in thousands except share and per share data)
Statement of Operations Data:
Net sales	$773,028	$855,433	$1,004,818	$1,190,238	$659,044	$456,679	$725,754
Income (loss) from continuing operations (a)	(111,758)	35,437	148,673	200,515	12,550	(21,758)	97,462
Basic earnings per common share:
Income (loss) from continuing operations	$(1.14)	$0.36	$1.48	$1.80	$0.10	$(0.18)	$0.81
Income (loss) from discontinued operations (b)	(0.05)	0.50	(0.02)	—	—	—	—
Net income (loss)	$(1.19)	$0.86	$1.46	$1.80	$0.10	$(0.18)	$0.81
Weighted average common shares outstanding (in thousands)	97,689	97,965	100,468	111,447	119,707	119,596	120,484
Diluted earnings per common share:
Income (loss) from continuing operations	$(1.14)	$0.36	$1.39	$1.74	$0.10	$(0.18)	$0.80
Income (loss) from discontinued operations (b)	(0.05)	0.50	(0.02)	—	—	—	—
Net income (loss)	$(1.19)	$0.86	$1.37	$1.74	$0.10	$(0.18)	$0.80
Weighted average common shares outstanding (in thousands)	97,689	98,582	116,343	119,039	120,733	119,596	121,242

Balance sheet data (at period end):
Total assets	$901,143	$918,040	$875,878	$943,129	$892,608	$849,603	$1,014,246
Other long-term obligations (c)	107,704	103,408	94,010	118,272	108,267	121,723	104,492
Total long-term debt	663,489	631,108	399,586	50,557	1,467	1,494	1,383

Other financial data:
Net cash provided by operating activities	$7,989	$64,181	$130,772	$248,636	$170,329	$121,703	$54,027
Net cash provided by (used in) investing activities	(60,381)	118,538	(26,525)	(209,858)	(60,110)	(46,998)	(44,731)
Net cash provided by (used in) financing activities	36,184	(39,568)	(199,726)	(80,215)	(72,875)	(78,772)	5,676

(a)	Income (loss) from continuing operations by period includes:

For the Year Ended December 31, 2005:

•

a $9.7 million restructuring expense, pertaining primarily to a $6.1 million expense associated with the rationalization of our graphite electrode facilities, including those in Brazil, France, and Russia and a $3.2 million expense associated with the closure of our graphite electrode manufacturing operations at Caserta, Italy,

•	a $0.5 million expense associated with the relocation of our corporate headquarters from Wilmington, Delaware to Parma, Ohio,

•	a $0.8 million expense associated with the phase out of our graphite electrode machining operations in Clarksville, Tennessee,

•

a $0.4 million expense associated with the closure of our advanced graphite machining operations in Sheffield, United Kingdom, offset by a $1.3 million benefit associated with a change in estimate pertaining to the closure of certain graphite electrode manufacturing operations,

•	a $2.9 million expense for the impairment of our long-lived carbon electrode fixed assets in Columbia, Tennessee, and

•

a $150.2 million provision for income taxes in 2005 primarily due to a charge resulting from a net change in the total valuation allowance for 2005 of $137.9 million. During the 2005 year end financial accounting closing process, we determined that the timing of when we will generate sufficient U.S. taxable income to realize our U.S. deferred tax assets became less certain; therefore, we recorded valuation allowances.

For the Year Ended December 31, 2006:

•	a $10.0 million restructuring expense associated with the rationalization of our graphite electrode facilities, including those in France and the United States,

•	a $1.8 million expense associated with the closure of our graphite electrodes manufacturing operations in Caserta, Italy,

•	a $1.4 million expense associated with the relocation of our corporate headquarters from Wilmington, Delaware to Parma, Ohio,

•	a $2.7 million expense for severance and other costs related to the shutdown of our carbon electrode production operations in Columbia, Tennessee,

•	a $6.6 million impairment for the abandonment of capitalized costs related to our enterprise resource planning system, caused by indefinite delays in the implementation of remaining facilities,

•	a $1.4 million impairment for the write-down of long-lived assets in our former Etoy, Switzerland facility, as the estimated fair value less selling costs exceeded book value,

•	a $0.8 million loss for the abandonment of certain long-lived assets associated with the accelerated closing of our carbon electrode facility in Columbia, Tennessee,

•	a $1.7 million loss for the abandonment of certain fixed assets related to our graphite electrode operations,

•	a $2.5 million expense for the settlement of three foreign customer lawsuits associated with anti-trust lawsuits and related items, and

•	a $23.3 million expense for our incentive compensation program.

For the Year Ended December 31, 2007:

•

a $1.4 million expense for restructuring, pertaining primarily to a $0.7 million expense associated with the phase out of our graphite electrode machining and warehousing operations in Clarksville, Tennessee and a $0.5 million expense associated with changes in estimates of the timing and amounts of severance and related payments to certain employees in Caserta, Italy,

•	a $23.5 million expense for our incentive compensation program,

•	a $23.7 million gain from the sale of our Caserta, Italy facility,

•	a $1.3 million gain from the sale of our Vyazma, Russia facility,

•	a $13.0 million loss on extinguishment on the repurchase of Senior Notes,

•	a $2.3 million ($0.7 million, net of tax) discontinued operations gain for purchase price adjustments related to our cathodes sale that occurred in December 2006,

•	a $1.5 million overstatement of income tax expense from continuing operations related to the correction of our invalid “check the box” tax election made for our Swiss entity in 2004, and

•	a $4.4 million expense for the settlement of our pension obligations in South Africa.

For the Year Ended December 31, 2008:

•	a $6.8 million loss on extinguishment on the repurchase of Senior Notes,

•	a $4.1 million gain on derecognition of our Convertible Debentures,

•	a $9.0 million expense for the make-whole provision in connection with the derecognition of our Convertible Debentures,

•	a $22.1 million expense for our incentive compensation program,

•	a $2.8 million benefit to our income tax provision for tax holidays, exemptions, and credits in various jurisdictions, and

•	a $34.5 million write down of our investment in our non-consolidated affiliate, Seadrift, and our $1.7 million share of its losses.

For the Year Ended December 31, 2009:

•	a $52.8 million write down of our investment in our non-consolidated affiliate, Seadrift, and our $2.6 million share of its losses,

•	a $4.3 million gain for the derecognition of our liability for Brazil excise tax,

•	a $1.0 million gain from the sale of our Caserta, Italy facility,

•	a $0.4 million loss on extinguishment on the repurchase of our remaining Senior Notes outstanding,

•	a $5.1 million benefit to our income tax provision for tax holidays, exemptions, and credits in various jurisdictions, and

•	a $22.8 million valuation allowance expense for deferred tax assets that might not be realized.

For the Nine Months Ended September 30, 2009:

•	a $52.8 million write down of our investment in our non-consolidated affiliate, Seadrift, and our $1.6 million share of its net income.

For the Nine Months Ended September 30, 2010:

•	our $3.8 million share of the net income of our non-consolidated affiliate, Seadrift.

(b)	Income (loss) from discontinued operations is comprised of the cathode business which we sold in December 2006.
(c)	Represents liabilities in connection with antitrust investigations and related lawsuits and claims (2005 and 2006), pension and post-retirement benefits and related costs and miscellaneous other long-term obligations.

Quarterly Data

The following quarterly selected consolidated financial data have been derived from the Consolidated Financial Statements of GrafTech for the periods indicated which have not been audited. The quarterly selected consolidated financial data set forth below should be read in conjunction with “GrafTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrafTech” and the Consolidated Financial Statements and Notes thereto of GrafTech which appear elsewhere in this prospectus.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share data)
2010
Net sales	$215,664	$254,854	$255,236
Gross profit	68,103	74,727	75,032
Net income (a)	33,528	39,322	24,612
Basic earnings per common share	$0.28	$0.33	$0.20
Diluted earnings per common share	$0.28	$0.32	$0.20

2009
Net sales	$134,026	$157,774	$164,879	$202,365
Gross profit	32,126	45,688	46,533	66,758
Net income (loss) (b)	8,469	(37,091)	6,864	34,308
Basic earnings (loss) per common share	$0.07	$(0.31)	$0.06	$0.29
Diluted earnings (loss) per common share	$0.07	$(0.31)	$0.06	$0.28

2008
Net sales	$290,002	$319,538	$315,748	$264,950
Gross profit	107,949	114,160	113,946	97,381
Net income (c)	36,684	45,857	83,400	34,575
Basic earnings per common share	$0.36	$0.43	$0.70	$0.29
Diluted earnings per common share	$0.34	$0.41	$0.70	$0.29

(a)	Net income by quarter for 2010 includes the following:

•	Equity in losses of our non-consolidated affiliate, Seadrift, of $0.8 million in the first quarter,

•	Currency gains of $3.7 million due to the remeasurement of intercompany loans in the first quarter,

•	Equity in earnings of our non-consolidated affiliate, Seadrift, of $1.7 million in the second quarter,

•	Currency gains of $9.0 million due to the remeasurement of intercompany loans and the effect of transaction gains and losses on intercompany activities in the second quarter, and

•	Equity in earnings of our non-consolidated affiliate, Seadrift, of $1.9 million in the third quarter.

(b)	Net income (loss) by quarter for 2009 includes the following:

•	A $52.8 million write down of our investment in our non-consolidated affiliate, Seadrift, in the second quarter,

•	A credit of $0.8 million for the reduction of our liability for Brazilian excise taxes in the third quarter,

•	A gain of $3.5 million for the derecognition of our liability for Brazilian excise taxes in the fourth quarter,

•	An expense of $0.6 million related to the early termination of our information technology outsourcing services agreement in the fourth quarter, and

•	A U.S. income tax expense of $4.1 million resulting from the currency gain realized on the repayment of intercompany loans in the fourth quarter.

(c)	Net income by quarter for 2008 includes the following:

•	A $4.7 million loss on the extinguishment of our Senior Notes in the first quarter,

•

A $4.1 million gain on derecognition of debt for our Convertible Debentures and a $9.0 million charge for the make-whole payment made in connection with the derecognition of our Convertible Debentures in the second quarter,

•	A $2.0 million loss on the extinguishment of our Senior Notes in the third quarter, and

•

A $36.2 million write down, net of our equity in losses, related to our investment in our non-consolidated affiliate, Seadrift, and a $2.1 million increase to our severance reserve in the fourth quarter.

SELECTED HISTORICAL FINANCIAL DATA OF SEADRIFT

Annual and Interim Data

Set forth below is Seadrift Coke L.P.’s selected historical consolidated financial and other operating data. Except as set forth below, Seadrift Coke L.P.’s selected historical consolidated financial data and other data set forth below have been derived from its audited consolidated financial statements and should be read in conjunction with “Seadrift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seadrift” and the Consolidated Financial Statements and Notes thereto of Seadrift set forth elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2005 (a)	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$96,799	$172,535	$239,203	$329,682	$74,309	$46,339	$118,958
Net income (loss) (b) (c)	(6,198)	10,723	59,165	44,961	(1,361)	1,580	28,965
Balance sheet data (at period end):
Total assets	$68,631	$70,413	$97,059	$125,898	$101,914	$115,084	$123,359
Other long-term obligations (d)	—	—	1,462	2,331	2,214	2,242	1,904
Total long-term debt	29,940	25,786	20,483	31,343	172	183	141
Other financial data:
Net cash provided by (used for) operating activities	$(12,762)	$13,378	$61,182	$44,822	$27,162	$19,105	$25,510
Net cash (used in) investing activities	(1,427)	(7,890)	(10,356)	(38,371)	(10,050)	(10,078)	(5,089)
Net cash provided by (used in) financing activities	14,191	(5,450)	(43,558)	(13,405)	(17,463)	(9,378)	(15,015)

(a)	For the period April 29, 2005 (inception) to December 31, 2005.
(b)	Seadrift does not record a provision for income taxes in its financial statements because it is a partnership for income tax purposes. Its taxable income or loss is included in the individual income tax returns of its members based upon their percentage of ownership.
(c)	Included in the net loss for the year ended December 31, 2009 is $11,640 of loss on the abandonment of machinery under construction.
(d)	Includes interest rate swap liability, accrued environmental costs, and other.

Quarterly Data

The following quarterly selected consolidated financial data have been derived from the Consolidated Financial Statements of Seadrift for the periods indicated, which have not been audited. The quarterly selected financial data set forth below should be read in conjunction with “Seadrift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seadrift” and the Consolidated Financial Statements and Notes thereto of Seadrift which appear elsewhere in this prospectus.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
2010
Net sales	$26,147	$52,945	$39,866
Gross margin	1,412	20,706	16,090
Net earnings (loss) attributable to partners	(1,817)	17,318	13,464

2009
Net sales	$23,067	$5,619	$17,653	$27,970
Gross margin	13,385	(3,771)	(1,891)	10,955
Net earnings (loss) attributable to partners	11,390	(5,487)	(4,323)	(2,941)

2008
Net sales	$84,177	$76,227	$91,172	$78,106
Gross margin	23,660	15,650	12,303	9,007
Net earnings attributable to partners	20,468	11,739	8,819	3,935

SELECTED HISTORICAL FINANCIAL DATA OF C/G

Annual and Interim Data

Set forth below is C/G Electrodes LLC’s selected historical consolidated financial and other operating data. Except as set forth below, C/G Electrodes LLC’s selected historical consolidated financial data and other data set forth below have been derived from its audited consolidated financial statements and should be read in conjunction with “C/G’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of C/G” and the Consolidated Financial Statements and Notes thereto of C/G set forth elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$63,904	$99,429	$114,283	$142,783	$76,420	$59,107	$95,116
Net income (a)	13,403	32,002	26,326	33,420	17,271	14,863	17,953
Balance sheet data (at period end):
Total assets	$44,123	$57,412	$66,024	$89,195	$71,056	$65,608	$70,966
Total long-term debt (b)	26,438	24,214	16,802	113,124	86,393	87,312	75,979
Other financial data:
Net cash provided by operating activities	$11,598	$37,639	$27,405	$25,673	$38,850	$37,721	$21,550
Net cash used in investing activities	(9,100)	(10,609)	(9,901)	(13,343)	(3,572)	(3,400)	(2,339)
Net cash used in financing activities	(3,067)	(22,161)	(21,415)	(12,242)	(36,195)	(35,264)	(18,612)

(a)	C/G does not record a provision for income taxes in its financial statements because, as a limited liability company, it is treated as a partnership for income tax purposes. Its taxable income or loss is included in the individual income tax returns of its members based upon their percentage of ownership.
(b)	Includes capital leases.

Quarterly Data

The following quarterly selected consolidated financial data have been derived from the Consolidated Financial Statements of C/G for the periods indicated, which have not been audited. The quarterly selected financial data set forth below should be read in conjunction with “C/G’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of C/G” and the Consolidated Financial Statements and Notes thereto of C/G which appear elsewhere in this prospectus.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
2010
Net sales	$27,901	$34,200	$33,015
Gross margin	8,128	8,724	11,339
Net income attributable to members	4,677	5,337	7,939

2009
Net sales	$32,108	$9,972	$17,027	$17,313
Gross profit	12,898	4,391	5,983	5,289
Net income attributable to members	8,846	3,349	2,669	2,407

2008
Net sales	$31,679	$41,835	$42,512	$26,757
Gross profit	12,776	16,843	13,711	1,787
Net income (loss) attributable to members	10,327	14,712	11,462	(3,081)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the acquisitions of Seadrift and C/G and has been prepared for informational purposes only and should be read in conjunction with the unaudited pro forma condensed combined financial information and the accompanying notes thereto, contained elsewhere in this prospectus. The selected unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of GrafTech, Seadrift and C/G and should be read in conjunction with the historical financial statements and the accompanying notes of GrafTech, Seadrift and C/G, each of which are contained in this prospectus.

The historical consolidated financial information has been adjusted in the selected unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisitions of Seadrift and C/G, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of GrafTech, Seadrift and C/G. The following selected unaudited pro forma condensed combined financial information depicts the condensed combined balance sheet as of September 30, 2010 and the condensed combined statements of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010, as if both acquisitions had occurred. The selected unaudited pro forma condensed combined statements of operations have been prepared assuming each of the acquisitions had been completed on January 1, 2009. The selected unaudited pro forma condensed combined balance sheet has been computed assuming the acquisitions of Seadrift and C/G had been completed on September 30, 2010. The selected unaudited pro forma condensed financial information has been adjusted with respect to certain aspects of the acquisitions of Seadrift and C/G to reflect:

•	elimination of related party transactions between Seadrift and C/G;

•

changes in assets and liabilities (as disclosed in more detail elsewhere in this prospectus) to record their preliminary estimated fair values at the closing date of the acquisitions and changes in certain expenses resulting therefrom;

•	additional indebtedness, including, but not limited to, interest expense; and

•	income tax effect (as disclosed in more detail elsewhere in this prospectus) of recording the assets and liabilities at their estimated fair values.

The selected unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP standards, and the regulations of the SEC, and is not necessarily indicative of the financial position or results of operations that would have occurred if the acquisitions of Seadrift and C/G had been completed on the dates indicated, nor is it indicative of the future operating results or financial position of GrafTech, Seadrift and C/G. Assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial information, which should be read in connection with the selected unaudited pro forma condensed combined financial information. The accounting for the acquisitions is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Due to the fact that the selected unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates, the final amounts recorded for the acquisitions may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The selected unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the acquisitions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies. They also do not give effect to the advisory, legal, regulatory and valuation costs expected to be incurred by GrafTech, Seadrift and C/G in connection with the acquisitions.

In addition, the selected unaudited pro forma condensed combined statements of operations exclude an estimated gain resulting from remeasuring GrafTech’s previously held 18.9% equity interest in Seadrift from carrying amount to fair value. This estimated gain is reflected as a pro forma adjustment to goodwill and accumulated (deficit) earnings in the selected unaudited pro forma condensed balance sheet. See Note (O) to the Adjustments to GrafTech, Seadrift and C/G Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010.

	Pro Forma GrafTech, Seadrift and C/G
	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
	(Dollars in thousands, except per share data)
Summary of Net Sales and Income:
Net sales	$802,770	$913,152
Net income	$79,312	$126,390
Net income per common share—basic	$0.55	$0.87
Net income per common share—diluted	$0.55	$0.87
Period-End Financial Position:
Total assets		$1,857,285
Long-term debt		$334,162
Shareholder’s equity		$1,114,356
Outstanding Shares:
Weighted-average common shares outstanding—diluted (in thousands of shares)	144,733	145,242

RISK FACTORS

You should carefully consider the following risks associated with the common stock covered hereby. Additional risks and uncertainties not presently known to us or which are not currently believed to be important also may adversely affect the transactions and New GrafTech following the Mergers.

Risks Relating to the Transactions

We may not be able to obtain the regulatory approvals required to consummate the Mergers.

Completion of the Mergers is conditioned upon the receipt of all required governmental consents, clearances and authorizations. Complying with requests from such governmental agencies, including requests for additional information and documents, could delay consummation of either or both of the Mergers. On June 7, 2010, the Antitrust Division of the DOJ issued requests for additional information and documents relevant to each of the Seadrift Merger and the C/G Merger, respectively. These requests extend the waiting period during which the Mergers may not be consummated for 30 days from the date of receipt by the DOJ of the additional materials requested, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. We are substantially complete with obtaining all of these consents and authorizations as required by and in accordance with the terms of the Merger Agreements.

In connection with granting these consents and authorizations, governmental authorities may impose conditions on New GrafTech’s operations after completion of the Mergers. Such conditions may jeopardize or delay completion of the Mergers or may reduce the anticipated benefits of the transactions. Under the terms of the Merger Agreements, GrafTech, Seadrift and C/G are required to use reasonable best efforts to obtain all necessary governmental approvals, including agreeing to any such conditions in connection with such efforts, other than any such actions that could reasonably be expected to have a material adverse affect on GrafTech.

If we do not integrate our businesses successfully, we may lose customers and fail to achieve our financial objectives.

Achieving the benefits of the Mergers will depend in part on the successful integration of Seadrift’s and C/G’s respective businesses into our operations in a timely and efficient manner. In order for us to provide enhanced and more valuable products to our customers after the Mergers, we will need to integrate our product lines and development organizations. This may be difficult, unpredictable, and subject to delay because our businesses and products are highly complex, have been developed independently and were designed without regard to such integration. If we cannot successfully integrate our businesses and products and continue to provide customers with products and new product features in the future on a timely basis, we may lose customers and our business and results of operations may be harmed.

We may not be able to successfully vertically integrate our supply chain.

We hope to produce high quality petroleum coke and improve the efficiency of Seadrift’s manufacturing processes. Although petroleum coke is the primary raw material in our manufacturing process, in the past we have purchased our requirements of petroleum coke from third parties and have only limited prior experience in its commercial production and sale. This will represent a new business for us and this effort to vertically integrate our supply chain may not be successful. We may not be able to improve the efficiency or the quality of the petroleum coke production at Seadrift. Failure to successfully integrate Seadrift into our operations may adversely affect our financial condition.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of Seadrift and C/G into our operations, products and personnel may place a significant burden on our management and our internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.

We expect to incur significant capital costs integrating the companies into a single business.

We expect to incur significant capital costs integrating Seadrift’s and C/G’s operations and products. These costs may include costs for:

•	maintenance capital;

•	capital necessary for quality improvement; and

•	capital and related costs and expenditures related to facility stability necessary to achieve production plans.

In addition, we expect to incur significant integration costs in connection with the consummation of the Mergers. We do not know whether we will be successful in these integration efforts or in consummating the Mergers.

The combined companies may not realize the anticipated benefits from the Mergers.

The Mergers involve the integration of three companies that have previously operated independently. We expect the combined companies to result in financial and operational benefits, including increased cost savings and other financial and operating benefits from the Mergers. There can be no assurance, however, regarding when or the extent to which the combined companies will be able to realize these increased cost savings or benefits. This integration may also be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on technical decisions and product roadmaps. The companies must integrate or, in some cases, replace numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances, C/G and GrafTech serve the same customers, and some of these customers may decide that it is desirable to have additional or different suppliers. Difficulties associated with integrating Seadrift and C/G could have a material adverse effect on the combined companies and the market price of New GrafTech Common Stock.

The market price of New GrafTech Common Stock may be volatile, and the market price of New GrafTech Common Stock may decline in value following the Mergers.

The market price of New GrafTech’s Common Stock could be subject to significant fluctuations following the Mergers. Market prices for securities of companies that have undergone significant acquisitions may be volatile. Some of the factors that may cause the market price of New GrafTech’s Common Stock to fluctuate include, without limitation: general stock market and general economic conditions in the United States and abroad, not directly related to the combined companies or their business; the entry into, or termination of, material agreements; the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined companies’ intellectual property rights; issues in manufacturing the combined companies’ products; the introduction of technological innovations or new commercial products by competitors of the combined companies; changes in estimates or recommendations by securities analysts, if any, who cover New GrafTech’s Common Stock; future sales of New GrafTech’s securities; fluctuations in the combined companies’ financial results, including its cash, cash equivalents and short-term investment balance, operating expenses, cash burn rate or revenues; and other potentially negative financial announcements, including delisting of New

GrafTech’s Common Stock from the NYSE, changes in accounting treatment or restatement of previously reported financial results, delays in the combined companies’ filings with the SEC or the combined companies’ failure to maintain effective internal control over financial reporting.

We will incur significant transaction and merger-related costs in connection with the Mergers and will remain liable for significant transaction costs whether or not we successfully close the Mergers, including legal, accounting and other costs.

We have incurred and expect to continue to incur a number of non-recurring costs associated with combining the operations of the three companies which cannot be estimated accurately at this time. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. Also, speculation regarding the likelihood of the closing of the Mergers could increase the volatility of GrafTech’s and New GrafTech’s share price in the interim.

We have agreed to restrict our business conduct prior to closing.

Under the Seadrift Merger Agreement and the C/G Merger Agreement, we have agreed to operate our business in the usual, regular and ordinary course. In addition, we have agreed not to, and not to permit our affiliates to, perform certain actions including, without limitation, to the extent provided in the Merger Agreements, declaring dividends, issuing securities, encumbering our capital stock, making material acquisitions or disposing of assets. Our agreement not to, and not to permit our affiliates to, take these actions could adversely affect our ability to take actions beneficial to GrafTech or its stockholders.

Our incurrence of additional debt to pay the cash portion of the Merger Consideration will significantly increase our interest expense, leverage and debt service requirements following the Mergers.

We anticipate borrowing approximately $196 million in order to pay the cash portion of the Merger Consideration and acquisition related transaction costs. The borrowing amount at closing may increase if the closing of the Mergers is delayed. This amount excludes additional borrowings we may need to finance integration, capital expenditures or restructuring activities. Incurrence of this new debt will significantly increase the combined companies’ leverage. In addition, we anticipate issuing $200 million in non-interesting bearing senior subordinated notes which will mature five years after they are issued to the equity holders of Seadrift and C/G as part of the Merger Consideration which will further contribute to the significant increase in our leverage and debt service requirements. While management believes our cash flows will be adequate to service this debt, there may be circumstances in which required payments of principal or interest on this new debt could adversely affect our cash flows and operating results, and therefore the market price of New GrafTech Common Stock.

We purchase a majority of our requirements for petroleum coke, our principal raw material, from ConocoPhillips, a direct competitor of Seadrift. The Seadrift Merger may have a negative effect on our relationship with needle coke suppliers. If we are unable to maintain contracts with needle coke suppliers, including ConocoPhillips, our production operations could be negatively affected.

There are currently several firms in the world (in addition to Seadrift) producing ultra-high power (“UHP”) grade needle coke. The Seadrift Merger will provide us with control over a direct competitor to these firms. The completion of the Seadrift Merger may negatively affect our relationship with the other suppliers of needle coke who may elect not to sell to us or to reduce their volume of sales to us.

We currently purchase a majority of our requirements for petroleum coke, our principal raw material, from two plants of ConocoPhillips under supply agreements containing customary terms and conditions, including price renegotiation, dispute resolution and termination provisions. The termination provisions permitted either party to terminate the agreements at the end of a calendar year by giving the other party notice of termination by September 30 of that calendar year. During the course of recent discussions with ConocoPhillips regarding our future needle coke requirements, including potential changes in such needs as a result of our pending acquisition of Seadrift, as well as other provisions of the agreements which had become inapplicable due to changes in circumstances over the decade since the agreements were first established, the consensus of the parties was that the agreements should be terminated and that the parties should enter into negotiations concerning future supply of needle coke. Accordingly, we received notice of termination of the supply agreements effective as of December 31, 2010 and we have entered into negotiations with ConocoPhillips for a new supply agreement to enable us to cover our future needle coke requirements. Under the termination provisions of the agreements, in the event of such a termination, the parties are required to enter into replacement agreements providing for the supply and purchase of needle coke for a term of three years beginning immediately after the effective date of termination, with decreasing quantities in each of those years and with pricing based on market prices. We believe the estimated quantities under the replacement agreements will be sufficient for our forecast raw material requirements based on our expectations of closing the Seadrift Merger in the fourth quarter of 2010.

Natural gas drilling and extraction activities conducted on the C/G site as permitted, subject to certain conditions, by the C/G Merger Agreement may result in liability or other costs to us.

Pursuant to the C/G Merger Agreement, the holders of equity in C/G immediately prior to the C/G merger are entitled to enter into arrangements for exploration, drilling and extraction of natural gas on the C/G site and to retain the economic benefit therefrom. Such holders are required to provide indemnification by financially responsible indemnitors to us against all loss, cost and expense (including increased insurance costs) arising out of such activities. However, there can be no assurance that such indemnity will be adequate to cover such costs or that the indemnitor will remain financially responsible. Insurance acceptable to us must also be provided, but there can be no assurance that such insurance will be adequate to cover applicable losses. All activities are to be conducted in accordance with applicable law, with such holders and their gas production contractors being liable for all violations, but there can be no assurance as to such compliance or that we, as the owner of the site, will not be held liable for noncompliance.

General customer uncertainty related to the Mergers could harm GrafTech, Seadrift and C/G.

GrafTech’s, Seadrift’s or C/G’s customers may, in response to the announcement of the proposed Mergers, delay or defer purchasing decisions or switch suppliers. If GrafTech’s, Seadrift’s or C/G’s customers delay or defer purchasing decisions or switch suppliers, the revenues of GrafTech, Seadrift and C/G, respectively, and the revenues of the combined companies, could materially decline or anticipated increases in revenue could be lower than expected.

The acquisition may still be challenged by regulators or third parties following consummation.

Although we believe we will have obtained, prior to consummation of the Mergers, all required regulatory approvals, it is possible that regulatory authorities or third parties such as competitors or customers may still bring actions challenging the Mergers, or seeking damages, before or after consummation of the Mergers. Any such actions, if brought, may lead to additional delay, cause us to incur significant costs and expenses, and result in further diversion of management’s attention.

Failure to complete the Mergers may result in certain costs that could negatively affect the financial condition and results of operations of GrafTech.

GrafTech may be required to pay termination fees of up to $30 million under the terms of the Merger Agreements if the Merger Agreements are terminated under certain circumstances. In addition, GrafTech will incur significant transaction and merger-related costs whether or not GrafTech receives the benefits associated with successfully closing the Mergers. Moreover, the market price of GrafTech Common Stock may decline as a result of GrafTech’s failure to close the Mergers.

The Mergers could cause GrafTech, Seadrift and C/G to lose key personnel, which could materially affect the respective companies’ businesses and require the companies to incur substantial costs to recruit replacements for lost personnel.

As a result of the Mergers, current and prospective GrafTech, Seadrift and C/G employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on the business of GrafTech now and New GrafTech after completion of the Mergers.

Risks Relating to Us

A prolonged downturn in global economic conditions may materially adversely affect our business.

Our business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia experienced extreme disruption in the second half of 2008 and much of 2009, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy was in a recession. Slowing, or declining, economic growth in the United States and elsewhere caused our customers to delay or reduce purchases which, in turn, resulted in reductions in sales of our products, longer sales cycles and increased price competition, materially and adversely affecting our financial position and results of operations.

We believe that in the graphite electrode markets in which we compete, the capacity utilization rate was over 95% in the first nine months of 2008, but, as a result of the financial crisis and the global economic slowdown, fell dramatically in the fourth quarter of 2008 and we estimate they were less than 50% at the end of the year. We believe capacity utilization rates averaged 50% for the full year 2009. These lower capacity utilization rates adversely affected our financial position and results of operations in 2009.

Although certain economists are forecasting that the worldwide recession has begun to ease as a result of wide-ranging government stimulus programs and intervention, the consensus of economists is that the pace of recovery will be slow, as high unemployment continues. Thus, while stabilization appears to have begun, the global economy remains fragile and market demand remains far below pre-crisis levels. The expected slow pace of recovery, and the possibility of a return of recessionary conditions, will continue to have an adverse effect upon our business in 2010.

We are dependent on the global steel industry and also sell products used in the transportation, semiconductor, solar, petrochemical, electronics, and other industries which are susceptible to global and regional economic downturns.

We sell our industrial materials products, which accounted for about 82% of our total net sales in 2009, primarily to the EAF steel production industry. Many of our other products are sold primarily to the transportation, solar, oil and gas exploration industries. These are global basic industries, and they are experiencing various degrees of contraction, growth and consolidation. Customers in these industries are located in every major geography. As a result, our customers are affected by changes in global and regional economic conditions. This, in turn, affects overall demand and prices for our products sold to these industries. As a result of changes in economic conditions, demand and pricing for our products sold to these industries has fluctuated and in some cases declined significantly.

Demand for our products sold to these industries may be adversely affected by improvements in our products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of our products. Our customers, including major steel producers, are experiencing and may continue to experience downturns or financial distress that could adversely impact our ability to collect our accounts receivable or to collect them on a timely basis.

Sales volumes and prices of our products sold to these industries are impacted by the supply/demand balance as well as overall changes in demand, and growth of and consolidation within, the end markets for our products. In addition to the factors mentioned above, the supply/demand balance is affected by factors such as business cycles, rationalization, and increases in capacity and productivity initiatives within our industry and the end markets for our products, some of which factors are affected by decisions by us.

The steel industry, in particular, has historically been highly cyclical and is affected significantly by general economic conditions. Significant customers for the steel industry include companies in the automotive, construction, appliance, machinery, equipment and transportation industries, all of which continue to be affected by the general economic downturn and the deterioration in financial markets, including severely restricted liquidity and credit availability.

In addition, a continuation of the current difficult economic conditions may lead current or potential customers of our Engineered Solutions business to delay or reduce technology purchases or slow their adoption of new technologies. This may result in a continued reduction, or slower rate of recovery, of sales of our Engineered Solutions products and increased price competition, which could materially and adversely affect our financial position and results of operations.

We are subject to restrictive covenants under our Revolving Facility and expect to be subject to restrictive covenants under any renewal or refinancing thereof. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt.

On April 28, 2010, we successfully completed the refinancing of the Revolving Facility that was due to expire on July 15, 2010. The refinancing provides for, among other things, an extension of the maturity of the Revolving Facility until April 29, 2013, an increase in the principal amount thereof to $260 million, additional flexibility for investments and acquisitions and, subject to certain conditions, an “accordion feature” that permits us to establish additional credit facilities thereunder in an aggregate amount, together with such $260 million, of up to $390 million.

The Revolving Facility contains a number of covenants that, among other things, restrict our ability to: sell assets; incur, repay or refinance indebtedness; create liens; make investments or acquisitions; engage in mergers or acquisitions; pay dividends; repurchase stock; or make capital expenditures.

The Revolving Facility also requires us to comply with specified financial covenants, including minimum interest coverage and maximum senior secured leverage ratios. We cannot borrow under our Revolving Facility if the additional borrowings would cause us to breach the financial covenants.

Our ability to continue to comply with applicable covenants may be affected by events beyond our control. The breach of any of the covenants contained in our Revolving Facility, unless waived, would be a default under our Revolving Facility. This would permit the lenders to terminate their commitments to extend credit under, and accelerate the maturity of, our Revolving Facility. The acceleration of our debt could have a material adverse effect on our financial condition and liquidity. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, we could be forced to reduce or delay capital expenditures; sell assets or businesses; limit or discontinue, temporarily or permanently, business plans regarding operations; obtain additional debt or equity financing; seek protection under applicable debtor protection statutes, or restructure or refinance debt.

We expect that any renewal or refinancing of our Revolving Facility will contain covenants that may be as restrictive, or more restrictive, than the covenants contained in our Revolving Facility and would extend to the lenders thereunder remedies, in the event of any default, similar to those provided to the lenders under our Revolving Facility described above.

We are subject to risks associated with operations in multiple countries.

A substantial majority of our net sales are derived from sales outside the U.S., and a substantial majority of our operations and our total property, plant and equipment and other long-lived assets are located outside the U.S. As a result, we are subject to risks associated with operating in multiple countries, including:

•

currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, impact on translation of various currencies into dollars for U.S. reporting and financial covenant compliance purposes, and impacts on results of operations due to the fact that costs of our foreign subsidiaries are primarily incurred in local currencies while their products are primarily sold in dollars and Euros;

•	imposition of or increase in customs duties and other tariffs;

•

imposition of or increase in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars, Euros, or other currencies, making of intercompany loans by subsidiaries or remittance of dividends, interest or principal payments or other payments by subsidiaries;

•	imposition of or increase in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;

•	imposition of or increases in investment or trade restrictions or export controls by the U.S. or by non-U.S. governments or trade sanctions adopted by the U.S.;

•

inability to definitively determine or satisfy legal requirements, inability to effectively enforce contract or legal rights and inability to obtain complete financial or other information under local legal, judicial, regulatory, disclosure and other systems; and

•	nationalization or expropriation of assets, and other risks which could result from a change in government or government policy, or from other political, social or economic instability.

We cannot assure you that such risks will not have a material adverse effect on us or that we would be able to mitigate such material adverse effects in the future.

In addition to the factors noted above, our results of operations and financial condition are affected by inflation, deflation and stagflation in each country in which we have a manufacturing facility. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

Our ability to grow and compete effectively depends on protecting our intellectual property. Failure to protect our intellectual property could adversely affect us.

We believe that our intellectual property, consisting primarily of patents and proprietary know-how and information, is important to our growth. Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark, copyright and trade secret laws and confidentiality and restricted use agreements to protect our intellectual property. Some of our intellectual property is not covered by any patent or patent application or any such agreement.

Patents are subject to complex factual and legal considerations. Accordingly, there can be uncertainty as to the validity, scope and enforceability of any particular patent. Therefore, we cannot assure you that:

•	any of the U.S. or foreign patents now or hereafter owned by us, or that third parties have licensed to us or may in the future license to us, will not be circumvented, challenged or invalidated;

•	any of the U.S. or foreign patents that third parties have non-exclusively licensed to us, or may non-exclusively license to us in the future, will not be licensed to others; or

•	any of the patents for which we have applied or may in the future apply will be issued at all or with the breadth of claim coverage sought by us.

Moreover, patents, even if valid, only provide protection for a specified limited duration.

We cannot assure you that agreements designed to protect our proprietary know-how and information will not be breached, that we will have adequate remedies for any such breach, or that our strategic alliance suppliers and customers, consultants, employees or others will not assert rights to intellectual property arising out of our relationships with them.

In addition, effective patent, trademark and trade secret protection may be limited, unavailable or not applied for in the U.S. or in any of the foreign countries in which we operate.

Further, we cannot assure you that the use of our patented technology or proprietary know-how or information does not infringe the intellectual property rights of others.

Intellectual property protection does not protect against technological obsolescence due to developments by others or changes in customer needs.

The protection of our intellectual property rights may be achieved, in part, by prosecuting claims against others whom we believe have misappropriated our technology or have infringed upon our intellectual property rights, as well as by defending against misappropriation or infringement claims brought by others against us. Our involvement in litigation to protect or defend our rights in these areas could result in a significant expense to us, adversely affect the development of sales of the related products, and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation.

If necessary, we may seek licenses to intellectual property of others. However, we can give no assurance to you that we will be able to obtain such licenses or that the terms of any such licenses will be acceptable to us. Our failure to obtain a license from a third party for its intellectual property that is necessary for us to make or sell any of our products could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or use of processes requiring the use of such intellectual property.

Our current and former manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

We use and generate hazardous substances in our manufacturing operations. In addition, both the properties on which we currently operate and those on which we have ceased operations are and have been used for industrial purposes. Further, our manufacturing operations involve risks of personal injury or death. We are subject to increasingly stringent environmental, health and safety laws and regulations relating to our current and former properties, neighboring properties, and our current raw materials, products, and operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require evaluation and registration of the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. It is also possible that the impact of such regulations on our suppliers could affect the availability and cost of our raw materials. In addition, we may become subject to potential material liabilities for the investigation and cleanup of contaminated properties, for claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances, or for personal injury as a result of an unsafe workplace. Further, alleged noncompliance with or stricter enforcement of, or changes in interpretations of, existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

We may face risks related to greenhouse gas emission limitations and climate change.

There is growing scientific, political and public concern that emissions of greenhouse gases (“GHG”) are altering the global atmosphere in ways that are affecting, and are expected to continue to affect, global climate. Legislators, regulators and others, as well as many companies, are considering ways to reduce GHG emissions. The U.S. Environmental Protection Agency (“EPA”) has already issued rules requiring certain facilities to report their GHG emissions and, on May 13, 2010, EPA finalized the “Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule”, which would subject GHG emissions at certain facilities to Clean Air Act Title V and Prevention of Significant Deterioration (“PSD”) pre-construction permitting requirements and, in the case of facilities subject to PSD pre-construction requirements, Best Available Control Technology (“BACT”) requirements. Such requirements will become effective on a phased-basis, beginning in January and July of 2011. Having to comply with BACT requirements with respect to GHGs could materially increase the cost of constructing new or modifying existing facilities.

It is also possible that some form of additional regulation of GHG emissions will be forthcoming in the U.S. and other countries. EPA has already announced that it will continue to consider regulation of sources of GHGs other than those addressed in the above discussed rule. Regulation of GHG emissions could impose costs on us, including increased energy, environmental and other costs, necessary to comply with any limitations which may be imposed. To the extent that similar limitations are not imposed globally, such regulation may impact our ability to compete with companies located in countries which do not impose such limitations. The impact of any future GHG regulatory requirements on our global business will be dependent upon the design of the regulatory schemes that are ultimately adopted and, as a result, we are unable to predict their significance to our operations at this point.

EAF steel production is less energy intensive than production of steel in basic oxygen furnaces. As a result, to the extent that limitations are imposed on GHG emissions, this may encourage further growth in EAF steel production which, in turn, could lead to increased demand for our graphite electrodes. Any resultant increase in sales of electrodes may partially offset the additional costs that compliance with GHG emission regulations may impose on us.

It is possible that the physical impacts of climate change could affect our operations. These may include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and changing temperature levels. For instance, the Seadrift facility, and facilities supplying it, are located in a geographic area less than 100 feet above sea level and, as a result, rising sea levels could have an adverse impact on their operations. We currently own approximately 18.9% of the equity in Seadrift, and plan to acquire the remaining 81.1% upon consummation of the Seadrift Merger.

We face certain litigation and legal proceedings risks that could harm our business.

We are involved in various product liability, occupational, environmental, and other legal claims, demands, lawsuits and other proceedings arising out of or incidental to the conduct of our business. The results of these proceedings are difficult to predict. Moreover, many of these proceedings do not specify the relief or amount of damages sought. Therefore, as to a number of the proceedings, we are unable to estimate the possible range of liability that might be incurred should these proceedings be resolved against us. Certain of these matters involve types of claims that, if resolved against us, could give rise to substantial liability, which could have a material adverse effect on our financial position, liquidity and results of operations.

We are dependent on supplies of raw materials and energy. Our results of operations could deteriorate if that supply is substantially disrupted for an extended period.

We purchase raw materials and energy from a variety of sources. In many cases, we purchase them under short term contracts or on the spot market, in each case at fluctuating prices. We currently purchase a majority of our requirements for petroleum coke, our principal raw material, from two plants of ConocoPhillips under supply agreements, containing customary terms and conditions, including price renegotiation, dispute resolution and termination provisions. The termination provisions permitted either party to terminate the agreements at the end of a calendar year by giving the other party notice of termination by September 30 of that calendar year. During the course of recent discussions with ConocoPhillips regarding our future needle coke requirements, including potential changes in such needs as a result of our pending acquisition of Seadrift, as well as other provisions of the agreements which had become inapplicable due to changes in circumstances over the decade since the agreements were first established, the consensus of the parties was that the agreements should be terminated and that the parties should enter into negotiations concerning future supply of needle coke. Accordingly, we received notice of termination of the supply agreements effective as of December 31, 2010 and we have entered into negotiations with ConocoPhillips for a new supply agreement to enable us to cover our future needle coke requirements. Under the termination provisions of the agreements, in the event of such a termination, the parties are required to enter into replacement agreements providing for the supply and purchase of needle coke for a term of three years beginning immediately after the effective date of termination, with decreasing quantities in each of those years and with pricing based on market prices. We believe the estimated quantities under the replacement agreements will be sufficient for our forecast raw material requirements based on our expectations of closing the Seadrift Merger in the fourth quarter of 2010.

The availability and price of raw materials and energy may be subject to curtailment or change due to:

•	limitations which may be imposed under new legislation or regulation;

•	supplier’s allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);

•	interruptions or cessations in production by suppliers; and

•	market and other events and conditions.

Petroleum and coal products, including petroleum coke and pitch, our principal raw materials, and energy, particularly natural gas, have been subject to significant price fluctuations.

We have in the past entered into, and may continue in the future to enter into, natural gas derivative contracts and short duration fixed rate purchase contracts to effectively fix some or all of our natural gas cost exposure.

A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of petroleum coke or energy, would have a material adverse effect on us.

There may be significant risks associated with acquisition activities that we may elect to pursue.

We may seek to acquire other companies or product lines which are additive or complementary to our existing businesses and product lines or to add new businesses and product lines. Any such future acquisitions that we may elect to pursue will be accompanied by the risks commonly encountered in such transactions. Such risks include, among others:

•	the difficulty of identifying appropriate acquisition candidates;

•	the difficulty of assimilating the operations and personnel of the acquired entities;

•	the potential disruption of our ongoing business;

•	the potential incurrence of new debt or the issuance of new equity that could increase our leverage or dilute our existing stockholders’ equity;

•	our inability to capitalize on the opportunities presented by acquisitions; and

•	our failure to implement and maintain uniform standards, controls, procedures and policies at any acquired businesses.

Further, to the extent that any such transaction may involve businesses located outside the United States, the transaction would involve the additional risks associated with international operations described above. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with any acquisitions we may pursue. Any failure to overcome these risks and successfully integrate acquired businesses could have a material adverse effect on our financial position, liquidity and results of operations. See “We are subject to risks associated with operations in multiple countries.”

Our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period.

Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, civil disruption, riots, terrorist attacks, war, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

Our Clarksburg, West Virginia collective bargaining agreement with the United Steel Workers (the “USW”) expired by its terms in June 2010. Our Clarksburg facility manufactures specialty graphite products. Our bargaining unit team members have continued to work without a contract. We continue to meet and negotiate in good faith with the USW. To date, there has been no disruption in our operations or ability to meet delivery targets as a result of the negotiations. While we have positive expectations that there will not be a work stoppage, there is the possibility of a work stoppage or other disruption in our Clarksburg operations. We have developed plans to address contingencies. However, any work stoppage or disruption could adversely impact our specialties graphite business.

We have significant non-dollar-denominated intercompany loans and have had in the past, and may in the future have, foreign currency financial instruments and interest rate swaps and caps. The related gains and losses have in the past been, and may in the future be, significant.

As part of our cash management, we have non-dollar denominated intercompany loans between our subsidiaries. These loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency gains / losses in other income (expense), net, on our Consolidated Statements of Operations.

Additionally, we have in the past entered into, and may in the future enter into, interest rate swaps and caps to attempt to manage interest rate expense. We have also in the past entered into, and may in the future enter into, foreign currency financial instruments to attempt to hedge global currency exposures, net, relating to Euro- denominated debt and identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. We may purchase or sell these financial instruments, and open and close hedges or other positions, at any time. Changes in currency exchange rates or interest rates have in the past resulted, and may in the future result, in significant gains or losses with respect thereto. These instruments are marked-to-market monthly and gains and losses thereon are recorded in Other Comprehensive Income in our Consolidated Balance Sheets.

There may be volatility in our results of operations between quarters.

Sales of our products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns including those in response to the announcement of price increases or price adjustments. We have experienced, and expect to continue to experience, volatility with respect to demand for and prices of our industrial material products, specifically graphite electrodes, both globally and regionally. We have also experienced volatility with respect to prices of raw materials and energy, and we expect to experience volatility in such prices in the future. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

The graphite and carbon industry is highly competitive. Our market share, net sales or net income could decline due to vigorous price and other competition.

Competition in the graphite and carbon products industry (other than, generally, with respect to new products) is based primarily on price, product differentiation and quality, delivery reliability, and customer service. Electrodes, in particular, are subject to rigorous price competition. In such a competitive market, changes in market conditions, including customer demand and technological development, could adversely affect our competitiveness, sales and/or profitability.

Competition with respect to new products is, and is expected to be, generally based primarily on product innovation, price, performance and cost effectiveness as well as customer service.

Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect us.

We have significant deferred income tax assets in multiple jurisdictions, and we may not be able to realize any benefits from those assets.

At December 31, 2009 we had $165.7 million of gross deferred income tax assets, of which $106.8 million required a valuation allowance. In addition, we had $69.3 million of gross deferred income tax liabilities. Our valuation allowance means that we do not believe that these assets are more likely than not to be realized. Until we determine that it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets, income tax benefits in each current period will be fully reserved.

Our valuation allowance, which is predominantly in the U.S. tax jurisdiction, does not affect our ability and intent to utilize the deferred income tax assets as we generate sufficient future profitability. We are executing current strategies and developing future strategies, to improve sales, reduce costs and improve our capital structure in order to improve U.S. taxable income of the appropriate character to a level sufficient to fully realize these benefits in future years.

Risks Relating to Our Securities

To the extent that outstanding options to purchase shares of our common stock are exercised or other equity awards are granted under our incentive plans, the ownership interests of our other stockholders will be diluted.

Our stock price may be volatile due to the nature of our business as well as the nature of the securities markets, which could affect the value of an investment in our common stock.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation which involves substantial costs and a diversion of those companies’ management’s attention and resources. Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, including:

•	failure of net sales, results of operations or cash flows from operations to meet the expectations of securities analysts or investors;

•	recording of additional restructuring, impairment or other charges or costs;

•	downward revisions in revenue, earnings or cash flow estimates of securities analysts;

•	downward revisions or announcements that indicate possible downward revisions in the ratings on debt instruments that we may have outstanding from time to time, if any;

•	speculation in the press or investor perception concerning our industry or our prospects; and

•	changes in general capital market conditions.

Risks Relating to Seadrift

Additional adverse changes in global economic conditions may continue to impact Seadrift’s business and financial condition in ways that Seadrift currently cannot predict.

The economic recession, including declines in consumer and business confidence and spending as well as increased unemployment and reduced demand continues to adversely affect the business and economic environment in which Seadrift operates. These conditions increase the risks associated with the creditworthiness of Seadrift’s suppliers, customers and business partners. The consequences of such adverse effects could include interruptions or delays in Seadrift’s suppliers’ performance of Seadrift’s contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase Seadrift’s products, and bankruptcy of customers. Any of these events may adversely affect Seadrift’s cash flow, profitability and financial condition.

Meeting the requirements of evolving environmental, health and safety laws and regulations including those related to climate change could adversely affect Seadrift’s performance.

Consistent with the experience of other producers of petroleum-based products, environmental laws and regulations have raised operating costs and required significant capital investments at Seadrift’s facility. We believe that Seadrift’s existing physical facilities and the modifications that it has planned and accrued for are substantially adequate to maintain compliance with existing applicable laws and regulatory requirements. However, Seadrift may be required to incur material costs to address certain existing environmental conditions and any other environmental conditions that may be discovered in the future. Also, potentially material expenditures could be required as a result of environmental, health and safety, and energy laws, regulations or requirements that may be adopted or imposed in the future. Future developments in federal and state laws and regulations governing environmental, health and safety and energy matters are especially difficult to predict.

Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of discussion or implementation. These include requirements effective in January 2010 to report emissions of greenhouse gases to the EPA, which apply to Seadrift’s Port Lavaca, Texas facility, and the “Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule”, which EPA finalized on May 13, 2010, and which will go into effect on a phased-basis in January and July 2011. That rule would subject GHG emissions at certain facilities, including Seadrift’s facility, to Clean Air Act Title V permitting requirements, and, in the case of any facility modification resulting in emissions exceeding certain thresholds, PSD pre-construction permitting requirements for GHGs, including, BACT requirements. The extent to which having to comply with these new requirements with respect to GHGs would materially increase the cost of modifying the Seadrift facility or Seadrift’s costs of compliance is not clear at this time. In addition, proposed federal legislation and additional regulation by EPA as well as state actions to develop statewide or regional programs, may also require reductions in Seadrift’s GHG emissions. Requiring reductions in Seadrift’s greenhouse gas emissions could result in increased costs to (i) operate and maintain Seadrift’s facilities, (ii) install new emissions controls at Seadrift’s facilities and (iii) administer and manage any greenhouse gas emissions programs, including acquiring emissions credits or allotments.

Seadrift’s operations are subject to operational hazards that could expose it to potentially significant losses.

Seadrift’s operations are subject to potential operational hazards and risks inherent in petroleum-based operations and in transporting and storing decant oil and other petroleum-based products, such as fires, major accidents, severe weather, natural disasters, explosions, security breaches, spills and mechanical failure of equipment at Seadrift’s or third party facilities, any of which can result in business interruptions or shutdowns and damage to Seadrift’s properties and the properties of others. A serious accident at its facilities could also result in serious injury or death to Seadrift employees or contractors and could expose Seadrift to significant liability for personal injury claims and reputational risk. Any such event or unplanned shutdown could have a material adverse effect on Seadrift’s business, financial condition and results of operations.

While Seadrift carries property, casualty, environmental pollution liability and business interruption insurance, it does not maintain insurance coverage against all potential losses. Seadrift could also suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance or failure by one or more insurers to honor its coverage commitments for an insured event could have a material adverse effect on Seadrift’s business, financial condition and results of operations.

Seadrift’s business is impacted by environmental risks inherent in industrial operations involving petroleum products.

The operation of facilities like Seadrift’s is inherently subject to the risks of spills, discharges or other releases of petroleum or hazardous substances. Seadrift could be liable under federal, state and local environmental laws, or common law, for all costs and penalties associated with these releases, and the remediation thereof, whether the releases occurred in the past, were caused by others or occur in the future at Seadrift’s facility or at any facilities to which Seadrift sent or sends wastes or by-products for treatment or disposal. Seadrift also could be liable for property damage to third parties caused by contamination from releases. While indemnities may be in place to cover certain releases, there is no assurance that Seadrift would prevail in an action or actions based on such indemnities. The penalties and clean-up costs that Seadrift may have to pay for releases or the amounts that Seadrift may have to pay to third parties for damages to their property, could be significant and the payment of these amounts could have a material adverse effect on Seadrift’s business, financial condition and results of operations.

Seadrift is impacted by the limited availability of low sulfur decant oil and the pricing of needle coke feedstocks.

Seadrift uses low sulfur decant oil in the manufacture of needle coke. Only a limited number of refineries on the Texas Gulf Coast produce decant oil suitable for use by Seadrift. At times when it is operating at increased capacity, Seadrift has purchased decant oil from other regions at a higher cost than if obtained from local refineries. There is no assurance that Seadrift will always be able to obtain an adequate quantity of suitable feedstocks or that capital would be available to install equipment to allow for utilization of higher sulfur decant oil, which is more readily available in the United States.

Seadrift purchases approximately two million barrels of low sulfur decant oil annually. The prices paid by Seadrift for such feedstocks are governed by the market for heavy fuel oils, which prices can fluctuate widely for various reasons including, among other things, worldwide oil shortages and cold winter weather. The substantial majority of Seadrift’s needle coke is used in the manufacture of graphite electrodes, the price of which is subject to rigorous industry competition thus restricting Seadrift’s ability to pass through raw material price increases. Needle coke sales to third parties are made at prices that are generally fixed for an entire contract year, subject to adjustment for material changes in feedstock prices. Seadrift attempts to mitigate the impact of increased decant oil prices by holding in inventory a substantial quantity of feedstocks (up to 60 days).

Seadrift is dependent on its customers, who are in turn dependent on the global steel industry and the transportation, semiconductor, solar, petrochemical, electronics, and other industries which are susceptible to global and regional economic downturns.

Seadrift’s customers sell their products primarily to the EAF steel production industry and other global basic industries, which are experiencing various degrees of contraction, growth and consolidation. Customers in these industries are located in every major geography. As a result, Seadrift’s customers are affected by changes in global and regional economic conditions. This, in turn, affects overall demand and prices for Seadrift’s customers’ products sold to these industries and thus Seadrift’s products also. As a result of changes in economic conditions, demand and pricing for Seadrift’s products sold to suppliers to these industries has fluctuated and in some cases declined significantly.

Seadrift is dependent on supplies of raw materials. Seadrift’s results of operations could deteriorate if that supply is substantially disrupted for an extended period.

Seadrift purchases decant oil and other raw materials from a variety of sources. In many cases, Seadrift purchases them under short term contracts or on the spot market, in each case at fluctuating prices. The availability and price of raw materials may be subject to curtailment or change due to:

•	limitations which may be imposed under new legislation or regulation;

•	supplier’s allocations to meet demand of other purchasers during periods of shortage;

•	interruptions or cessations in production by suppliers, and

•	market and other events and conditions.

Petroleum products, including Seadrift’s raw materials, have been subject to significant price fluctuations.

A substantial increase in raw material prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of decant oil, would have a material adverse effect on Seadrift.

Seadrift’s results of operations could deteriorate if its manufacturing operations were substantially disrupted for an extended period.

Seadrift’s manufacturing operations are potentially subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, civil disruption, riots, terrorist attacks, war, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on Seadrift.

Severe weather could have a material adverse impact on Seadrift’s business.

Seadrift’s business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment resulting in suspension of operations;

•	inability to deliver materials to customers in accordance with contract schedules; and

•	loss of productivity or products.

Seadrift’s facilities are located near the Gulf of Mexico, which region has from time to time been adversely affected by floods, hurricanes and tropical storms, resulting in damage to businesses and properties.

Certain of Seadrift’s customers or suppliers may discontinue or reduce their business with Seadrift due to its affiliation with GrafTech.

Some of GrafTech’s competitors or other entities affiliated or associated with its competitors have chosen or may choose to limit or reduce their business with or exposure to GrafTech-related businesses. If Seadrift’s suppliers or customers opted to discontinue or reduce their level of business with Seadrift as a result of such concerns, it could adversely affect the financial condition and results of operations of Seadrift.

Seadrift may face certain litigation and legal proceedings risks that could harm its business.

Seadrift may be subject from time to time to various product liability, occupational, environmental, and other legal claims, demands, lawsuits and other proceedings arising out of or incidental to the conduct of its business. The results of any such proceedings are difficult to predict. Moreover, such proceedings may not specify the relief or amount of damages sought. Therefore, we are unable to estimate the possible range of liability that might be incurred should any proceedings be resolved against Seadrift. Certain of these matters may involve types of claims that, if resolved against Seadrift, could give rise to substantial liability, which could have a material adverse effect on its financial position, liquidity and results of operations.

Terrorist attacks and threats or actual war may negatively impact Seadrift’s business.

Seadrift’s business is affected by global economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of its control, such as actual or threatened terrorist attacks and acts of war. Terrorist attacks, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting Seadrift’s suppliers or its customers or energy markets in general, may adversely impact Seadrift’s operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to Seadrift, delays in its delivery of products, decreased sales of its products and extension of time for payment of accounts receivable from its customers. Strategic targets such as energy-related assets (which could include refineries such as Seadrift’s) may be at greater risk of future terrorist attacks than other targets in the United States. In addition, significant increases in energy prices could result in government-imposed price controls. Any one, or a combination, of these occurrences could have a material adverse effect on Seadrift’s business, financial condition and results of operations.

There may be volatility in Seadrift’s results of operations between quarters.

Sales of Seadrift’s products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns including those in response to the announcement of price increases or price adjustments. Seadrift has experienced, and expects to continue to experience, volatility with respect to demand for and prices of its products, both globally and regionally. Seadrift has also experienced volatility with respect to prices of raw materials and energy, and it expects to experience volatility in such prices in the future. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

Risks Relating to C/G

A prolonged downturn in global economic conditions may materially adversely affect C/G’s business.

C/G’s business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia experienced extreme disruption in the second half of 2008 and much of 2009, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy was in a recession. Slowing, or declining, economic growth in the United States and elsewhere caused C/G’s customers to delay or reduce purchases which, in turn, resulted in reductions in sales of its products, longer sales cycles and increased price competition, materially and adversely affecting its financial position and results of operations.

We believe that in the graphite electrode markets in which C/G competes, the capacity utilization rate was over 95% in the first nine months of 2008, but, as a result of the financial crisis and the global economic slowdown, fell dramatically in the fourth quarter of 2008 and we estimate they were less than 50% at the end of the year. We believe capacity utilization rates averaged 50% for the full year 2009. These lower capacity utilization rates adversely affected C/G’s financial position and results of operation in 2009.

Although certain economists are forecasting that the worldwide recession has begun to ease as a result of wide-ranging government stimulus programs and intervention, the consensus of economists is that the pace of recovery will be slow, as high unemployment continues. Thus, while stabilization appears to have begun, the global economy remains fragile and market demand remains far below pre-crisis levels. The expected slow pace of recovery, and the possibility of a return of recessionary conditions, will continue to have an adverse effect upon C/G’s business in 2010.

C/G is dependent on the global steel industry and other industries which are susceptible to global and regional economic downturns.

C/G sells its products primarily to the EAF steel production industry. As a result, C/G’s customers are affected by changes in global and regional economic conditions. This, in turn, affects overall demand and prices for C/G’s products sold to these industries. As a result of changes in economic conditions, demand and pricing for C/G’s products have fluctuated and in some cases declined significantly.

Demand for C/G’s products may be adversely affected by improvements in its products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of its products. C/G’s customers, including major steel producers, are experiencing and may continue to experience downturns or financial distress that could adversely impact its ability to collect its accounts receivable or to collect them on a timely basis.

Sales volumes and prices of C/G’s products are impacted by the supply/demand balance as well as overall changes in demand, and growth of and consolidation within, the end markets for C/G’s products. In addition to the factors mentioned above, the supply/demand balance is affected by factors such as business cycles, rationalization, and increases in capacity and productivity initiatives within C/G’s industry and the end markets for its products, some of which factors are affected by decisions by C/G.

The steel industry, in particular, has historically been highly cyclical and is affected significantly by general economic conditions. Significant customers for the steel industry include companies in the automotive, construction, appliance, machinery, equipment and transportation industries, all of which continue to be affected by the general economic downturn and the deterioration in financial markets, including severely restricted liquidity and credit availability.

C/G is subject to risks associated with operations in multiple countries.

A substantial portion of C/G’s net sales are derived from sales outside the U.S. As a result, C/G is subject to risks associated with operating in multiple countries, including:

•

currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, impact on translation of various currencies into dollars for U.S. reporting and financial covenant compliance purposes;

•	imposition of or increase in customs duties and other tariffs;

•	imposition of or increase in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;

•	imposition of or increases in investment or trade restrictions by the U.S. or by non-U.S. governments or trade sanctions adopted by the U.S.;

•	inability to definitively determine or satisfy legal requirements and inability to effectively enforce contract or legal rights; and

•	other risks which could result from a change in government or government policy or from other political, social or economic instability.

We cannot assure you that such risks will not have a material adverse effect on C/G or that it would be able to mitigate such material adverse effects in the future.

C/G’s ability to grow and compete effectively depends on protecting its intellectual property. Failure to protect its intellectual property could adversely affect C/G.

We believe that C/G’s intellectual property, consisting primarily of proprietary know-how and information, is important to its growth. Failure to protect its intellectual property may result in the loss of the exclusive right to use its technologies. C/G relies on copyright and trade secret laws and confidentiality and restricted use agreements to protect its intellectual property. In general, its intellectual property is not covered by any patents or patent applications.

We cannot assure you that agreements designed to protect C/G’s proprietary know-how and information will not be breached, that C/G will have adequate remedies for any such breach, or that C/G’s strategic alliance suppliers and customers, consultants, employees or others will not assert rights to intellectual property arising out of C/G’s relationships with them.

Further, we cannot assure you that the use of C/G’s proprietary technology or proprietary know-how or information does not infringe the intellectual property rights of others.

Intellectual property protection does not protect against technological obsolescence due to developments by others or changes in customer needs.

The protection of C/G’s intellectual property rights may be achieved, in part, by prosecuting claims against others whom C/G believes have misappropriated its technology or have infringed upon its intellectual property rights, as well as by defending against misappropriation or infringement claims brought by others against C/G. C/G’s involvement in litigation to protect or defend its rights in these areas could result in a significant expense to C/G, adversely affect the development of sales of the related products, and divert the efforts of C/G’s technical and management personnel, regardless of the outcome of such litigation.

If necessary, C/G may seek licenses to intellectual property of others. However, we can give no assurance that C/G will be able to obtain such licenses or that the terms of any such licenses will be acceptable to it. C/G’s failure to obtain a license from a third party for intellectual property that is necessary for C/G to make or sell any of its products could cause it to incur substantial liabilities and to suspend the manufacture or shipment of products or use of processes requiring the use of such intellectual property.

C/G’s manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

C/G uses and generates hazardous substances in its manufacturing operations. In addition, the property on which C/G operates is and has been used for industrial purposes. Further, C/G’s manufacturing operations involve risks of personal injury or death. C/G is subject to increasingly stringent environmental, health and safety laws and regulations relating to its property, and its current raw materials, products, and operations. These laws and regulations provide for substantial fines and criminal sanctions for violations. It is also possible that the impact of such regulations on C/G’s suppliers could affect the availability and cost of its raw materials. In addition, C/G may become subject to potential material liabilities for the investigation and cleanup of contaminated properties, for claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances, or for personal injury as a result of an unsafe workplace. Further, alleged noncompliance with or more aggressive enforcement of, or changes in interpretations of, existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require C/G to incur costs or become subject to new or increased liabilities that could be material.

C/G may face risks related to greenhouse gas emission limitations and climate change.

There is growing scientific, political and public concern that emissions of greenhouse gases (“GHG”) are altering the global atmosphere in ways that are affecting, and are expected to continue to affect, global climate. Legislators, regulators and others, as well as many companies, are considering ways to reduce GHG emissions. EPA has already issued rules requiring certain facilities to report their GHG emissions and recently finalized a rule that would subject GHG emissions at certain facilities, facilities with greater GHG emissions than C/G, to Clean Air Act Title V and PSD pre-construction permitting requirements. The latter requirements will become effective on a phased-basis, beginning in January and July of 2011.

It is also possible that some form of additional regulation of GHG emissions will be forthcoming in the U.S. and other countries. EPA has already announced that it will continue to consider regulation of sources of GHGs other than those addressed in the above discussed permitting rule. Regulation of GHG emissions could impose costs on C/G, including increased energy, environmental and other costs, necessary to comply with any limitations which may be imposed. To the extent that similar limitations are not imposed globally, such regulation may impact C/G’s ability to compete with companies located in countries which do not impose such limitations. The impact of any future GHG regulatory requirements on C/G’s business will be dependent upon the design of the regulatory schemes that are ultimately adopted and, as a result, C/G is unable to predict their significance to its operations at this point.

EAF steel production is less energy intensive than production of steel in basic oxygen furnaces. As a result, to the extent that limitations are imposed on GHG emissions, this may encourage further growth in EAF steel production which, in turn, could lead to increased demand for C/G’s graphite electrodes. Any resultant increase in sales of electrodes may partially offset the additional costs that compliance with GHG emission regulations may impose on C/G.

It is possible that the physical impacts of climate change could affect C/G’s operations. These may include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and changing temperature levels.

C/G may face certain litigation and legal proceedings risks that could harm its business.

C/G may be subject from time to time to various product liability, occupational, environmental, and other legal claims, demands, lawsuits and other proceedings arising out of or incidental to the conduct of its business. The results of any such proceedings are difficult to predict. Moreover, such proceedings may not specify the relief or amount of damages sought. Therefore, we are unable to estimate the possible range of liability that might be incurred should any proceedings be resolved against C/G. Certain of these matters may involve types of claims that, if resolved against C/G, could give rise to substantial liability, which could have a material adverse effect on its financial position, liquidity and results of operations.

C/G is dependent on supplies of raw materials and energy. C/G’s results of operations could deteriorate if that supply is substantially disrupted for an extended period.

C/G purchases raw materials and energy from a variety of sources. In many cases, C/G purchases them under short term contracts or on the spot market, in each case at fluctuating prices. C/G purchases all of its requirements for needle coke, its principal raw material, from two suppliers. The availability and price of raw materials and energy may be subject to curtailment or change due to:

•	limitations which may be imposed under new legislation or regulation;

•	supplier’s allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);

•	interruptions or cessations in production by suppliers, and

•	market and other events and conditions.

Petroleum and coal products, including needle coke and pitch, C/G’s raw materials, and energy, particularly natural gas, have been subject to significant price fluctuations.

A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of petroleum coke or energy, would have a material adverse effect on C/G.

C/G’s results of operations could deteriorate if its manufacturing operations were substantially disrupted for an extended period.

C/G’s manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, civil disruption, riots, terrorist attacks, war, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on C/G.

There may be volatility in C/G’s results of operations between quarters.

Sales of C/G’s products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns including those in response to the announcement of price increases or price adjustments. C/G has experienced, and expects to continue to experience, volatility with respect to demand for and prices of its products, specifically graphite electrodes, both globally and regionally. C/G has also experienced volatility with respect to prices of raw materials and energy, and it expects to experience volatility in such prices in the future. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

The graphite and carbon industry is highly competitive. C/G’s market share, net sales or net income could decline due to vigorous price and other competition.

Competition in the graphite and carbon products industry (other than, generally, with respect to new products) is based primarily on price, product differentiation and quality, delivery reliability, and customer service. Electrodes, in particular, are subject to rigorous price competition. In such a competitive market, changes in market conditions, including customer demand and technological development, could adversely affect C/G’s competitiveness, sales and/or profitability.

Competition with respect to new products is, and is expected to be, generally based primarily on product innovation, price, performance and cost effectiveness as well as customer service.

Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect C/G.

FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. In addition, we or our respective representatives have made or may make forward looking statements on telephone or conference calls, by webcasts or emails, in person, in presentations or written materials, or otherwise. These include statements about such matters as: expected future or targeted operational and financial performance; growth rates and future production and sales of products that incorporate or that are produced using GrafTech, Seadrift or C/G products; changes in production capacity in GrafTech’s, Seadrift’s or C/G’s operations and GrafTech’s, Seadrift’s or C/G’s competitors’ or customers’ operations and the utilization rates of that capacity; growth rates for, future prices and sales of, and demand for GrafTech’s, Seadrift’s or C/G’s products and GrafTech’s, Seadrift’s or C/G’s customers’ products; costs of materials and production, including anticipated increases or decreases therein, GrafTech’s, Seadrift’s or C/G’s ability to pass on any such increases in GrafTech’s, Seadrift’s or C/G’s product prices or surcharges thereon, or customer or market demand to reduce GrafTech’s, Seadrift’s or C/G’s prices due to such decreases; changes in customer order patterns due to changes in economic conditions; productivity, business process and operational initiatives, and their impact on GrafTech, Seadrift or C/G; GrafTech’s, Seadrift’s or C/G’s position in markets they serve; financing and refinancing activities; investments and acquisitions that we have made or may make in the future and the performance of the businesses underlying such acquisitions and investments; employment and contributions of key personnel; employee relations and collective bargaining agreements covering many of our operations; tax rates; capital expenditures and their impact on GrafTech, Seadrift or C/G; nature and timing of restructuring charges and payments; strategic plans and business projects; regional and global economic and industry market conditions, the timing and magnitude of changes in such conditions and the impact thereof; interest rate management activities; currency rate management activities; deleveraging activities; rationalization, restructuring, realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, venture, operational, tax, financial and capital projects; legal proceedings, contingencies, and environmental compliance including any regulatory initiatives with respect to greenhouse gas emissions which may be proposed; consulting projects; potential offerings, sales and other actions regarding debt or equity securities of GrafTech, Seadrift or C/G or their subsidiaries; and costs, working capital, revenues, business opportunities, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. The words “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to” and similar expressions, or the negatives thereof, identify some of these statements.

The expectations and targets of GrafTech, Seadrift or C/G are not predictors of actual performance and historically actual performance has deviated, often significantly, from expectations and targets. Actual future events and circumstances (including future results and trends) could differ materially, positively or negatively, from those set forth in these statements due to various factors. These factors include:

•

the possibility that the challenging global economic conditions which continue to prevail may continue to depress or further depress demand for EAF steel which may, in turn, result in a slower than expected increase, or even a further decrease, in the demand for graphite electrodes;

•

the possibility that additions to capacity for producing EAF steel, increases in overall EAF steel production capacity, and increases or other changes in steel production may not occur or may not occur at the rates that GrafTech or C/G anticipate or may not be as geographically disbursed as they anticipate;

•

the possibility that increases or decreases in graphite electrode manufacturing capacity (including growth by producers in developing countries), competitive pressures (including changes in and the mix, distribution, and pricing of their products), reduction in specific consumption rates, increases or decreases in customer inventory levels, or other changes in the graphite electrode markets may occur, which may impact demand for, prices or unit and dollar volume sales of graphite electrodes and growth or profitability of GrafTech’s and C/G’s graphite electrodes business;

•	the possible failure of changes in EAF steel production or graphite electrode production to result in stable or increased, or offset decreases in, graphite electrode demand, prices, or sales volume;

•

the possibility that a determination by the U.S. government that GrafTech, Seadrift or C/G failed to comply with one or more export controls or trade sanctions to which they are subject with respect to products exported from the U.S. or otherwise subject to U.S. jurisdiction could result in civil or criminal penalties, including imposition of significant fines, denial of export privileges and loss of revenues from certain customers;

•

the possibility that, for all of GrafTech’s, Seadrift’s and C/G’s product lines, capital improvement and expansion in their respective customers’ operations and increases in demand for their respective customers’ products may not occur or may not occur at the rates that GrafTech, Seadrift and C/G anticipate or the demand for their respective customers’ products may decline, which may affect their demand for the products GrafTech, Seadrift and C/G sell or supply to them;

•	the possibility that continued global consolidation of the world’s largest steel producers could impact GrafTech’s, Seadrift’s and C/G’s business or industry;

•

the possibility that average graphite electrode revenue per metric ton in the future may be different than current spot or market prices due to changes in product mix, changes in currency exchange rates, changes in competitive market conditions or other factors;

•	the possibility that price increases, adjustments or surcharges may not be realized or that price decreases may occur;

•	the possibility that current challenging economic conditions and economic demand reduction may continue to impact GrafTech’s, Seadrift’s and C/G’s revenues and costs;

•

the possibility that decreases in prices for energy and raw materials may lead to downward pressure on prices for GrafTech’s, Seadrift’s and C/G’s products and delays in customer orders for their respective products as customers anticipate possible future lower prices;

•

the possibility that increases in prices for GrafTech’s, Seadrift’s and C/G’s raw materials and the magnitude of such increases, global events that influence energy pricing and availability, increases in GrafTech’s, Seadrift’s and C/G’s energy needs, or other developments may adversely impact or offset their productivity and cost containment initiatives;

•

the possibility that current economic disruptions may result in idling or permanent closing of blast furnace capacity or delay of blast furnace capacity additions or replacements which may affect demand and prices for GrafTech’s refractory products;

•

the possibility that economic, political and other risks associated with operating globally, including national and international conflicts, terrorist acts, political and economic instability, civil unrest, and natural calamities might interfere with GrafTech’s, Seadrift’s or C/G’s respective supply chains, their respective customers and their respective activities in a particular location;

•

the possibility that reductions in customers’ production, increases in competitors’ capacity, competitive pressures, or other changes in other markets GrafTech, Seadrift and C/G serve may occur, which may impact demand for, prices of or unit and dollar volume sales of GrafTech’s and Seadrift’s other products, or growth or profitability of GrafTech’s and Seadrift’s other product lines, or change our position in such markets;

•

the possibility that GrafTech, Seadrift or C/G not be able to hire and retain key personnel or to renew or extend collective bargaining or similar agreements on reasonable terms as they expire or to do so without a work stoppage or strike, including at GrafTech’s Clarksburg, West Virginia facility, where its primary collective bargaining agreement with the United Steel Workers expired by its terms in June 2010, although the bargaining unit members have thus far continued to work without a contract while negotiations continue;

•

the possibility of delays in or failure to achieve successful development and commercialization of new or improved engineered solutions or that such solutions could be subsequently displaced by other products or technologies;

•	the possibility that GrafTech or C/G will fail to develop new customers or applications for GrafTech’s or C/G’s engineered solutions products;

•

the possibility that GrafTech’s, Seadrift’s or C/G’s manufacturing capabilities may not be sufficient or that they may experience delays in expanding or fail to expand their manufacturing capacity to meet demand for existing, new or improved products;

•

the possibility that the investments and acquisitions that they make or may make in the future may not be successfully integrated into their respective businesses or provide the performance or returns expected;

•

the possibility that challenging conditions or changes in the capital markets will limit GrafTech’s, Seadrift’s or C/G’s ability to obtain financing for growth and other initiatives, on acceptable terms or at all;

•	the possibility that conditions or changes in the global equity markets may have a material impact on GrafTech’s future pension funding obligations and liabilities on its balance sheets;

•

the possibility that the amount or timing of GrafTech’s, Seadrift’s or C/G’s anticipated capital expenditures may be limited by their financial resources or financing arrangements or that their ability to complete capital projects may not occur timely enough to adapt to changes in market conditions or changes in regulatory requirements;

•

the possibility that the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements may have a material impact on GrafTech’s, Seadrift’s or C/G’s results of operations or financial position;

•

the possibility that GrafTech, Seadrift and C/G may be unable to protect their intellectual property or may infringe the intellectual property rights of others, resulting in damages, limitations on their ability to produce or sell products or limitations on their ability to prevent others from using that intellectual property to produce or sell products;

•	the occurrence of unanticipated events or circumstances or changing interpretations and enforcement agendas relating to legal proceedings or compliance programs;

•

the occurrence of unanticipated events or circumstances or changing interpretations and enforcement agendas relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties or relating to labor relations;

•

the possibility that new or expanded regulatory initiatives with respect to greenhouse gas emissions, if implemented, could have an impact on GrafTech’s, Seadrift’s or C/G’s facilities, increase the capital intensive nature of their businesses, and add to their costs of production of their products;

•

the possibility that GrafTech’s provision for income taxes and effective income tax rate or cash tax rate may fluctuate significantly due to changes in applicable tax rates or laws, changes in the sources of its income, changes in tax planning, new or changing interpretations of applicable regulations, or changes in profitability, estimates of future ability to use foreign tax credits, and other factors;

•	the possibility of changes in interest or currency exchange rates, in competitive conditions, or in inflation or deflation;

•

the possibility that GrafTech’s, Seadrift’s or C/G’s outlook could be significantly impacted by, among other things, changes in United States or other monetary or fiscal policies or regulations in response to the capital markets crisis and its impact on global economic conditions, developments in the Middle East, North Korea, and other areas of concern, the occurrence of further terrorist acts and developments (including increases in security, insurance, data back-up, energy and transportation and other costs, transportation delays and continuing or increased economic uncertainty and weakness) resulting from terrorist acts and the war on terrorism;

•

the possibility that GrafTech’s, Seadrift’s or C/G’s outlook could be significantly impacted by changes in demand as a result of the effect on customers of the volatility in global credit and equity markets;

•

the possibility that interruption in GrafTech’s, Seadrift’s or C/G’s major raw materials, energy or utility supplies due to, among other things, natural disasters, process interruptions, actions by producers and capacity limitations, may adversely affect their ability to manufacture and supply their products or result in higher costs;

•

the possibility of interruptions in production at GrafTech’s, Seadrift’s or C/G’s facilities due to, among other things, critical equipment failure, which may adversely affect their ability to manufacture and supply their products or result in higher costs;

•	the possibility that GrafTech may not achieve the earnings or other financial or operational metrics that it provides as guidance from time to time;

•

the possibility that the anticipated benefits from organizational and work process redesign, changes in GrafTech’s, Seadrift’s and C/G’s information systems, or other system changes, including operating efficiencies, production cost savings and improved operational performance, including leveraging infrastructure for greater productivity and contributions to their continued growth, may be delayed or may not occur or may result in unanticipated disruption;

•

the possibility that disclosure or internal controls may become inadequate because of changes in conditions or personnel, that the degree of compliance with policies and procedures related to those controls may deteriorate or that those controls may not operate effectively and may not prevent or detect misstatements or errors;

•	the possibility that delays may occur in the financial statement closing process due to a change in internal control environment or personnel;

•	the possibility of changes in performance that may affect financial covenant compliance or funds available for borrowing;

•

the possibility that GrafTech will not be able to complete either or both of the Mergers in view of the various closing conditions described in this prospectus, including those conditions related to antitrust regulations;

•

the possibility that GrafTech, Seadrift or C/G will not be able to achieve business plans and cost efficiencies and grow existing sales and volume profitably due to the high levels of competitive activity in the businesses on which the combined companies have chosen to focus;

•

the possibility that GrafTech, Seadrift or C/G will not be able to better maintain and manage key customer and partner relationships and the benefits such customers and partners will enjoy as a result of the Mergers; and

•	other risks and uncertainties, including those described elsewhere in GrafTech’s SEC filings, as well as future decisions by us.

Occurrence of any of the events or circumstances described above could also have a material adverse effect on GrafTech’s, Seadrift’s or C/G’s business, financial condition, results of operations, cash flows or the market price of GrafTech Common Stock or New GrafTech’s Common Stock.

No assurance can be given that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

All subsequent written and oral forward looking statements by or attributable to GrafTech, Seadrift or C/G or persons acting on their behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we have no duty to update these statements.

TERMS OF THE TRANSACTIONS

General

The following summary describes the material provisions of the Seadrift Merger Agreement and the C/G Merger Agreement and is qualified in its entirety by reference to the complete texts of the Merger Agreements, copies of which are attached as Appendices A and B, respectively, to this prospectus and which are incorporated herein by reference. The provisions of the Merger Agreements are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the Merger Agreements that is important to you. We encourage you to read each of the Merger Agreements carefully in its entirety for a more complete understanding of the Merger Agreements.

The Merger Agreements and this summary of their terms have been included with this prospectus to provide you with information regarding the terms of the Merger Agreements and are not intended to modify or supplement any factual disclosures about GrafTech or New GrafTech in our public reports filed with the SEC. In particular, the Merger Agreements and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to GrafTech, New GrafTech, Seadrift or C/G. The representations and warranties contained in the Merger Agreements have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the Mergers if the representations and warranties of the other party prove to be untrue due to a change of circumstances or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to public disclosures.

Structure of the Transaction

In connection with a reorganization of its holding company structure, and to complete the acquisitions of Seadrift and C/G, pursuant to the Seadrift Merger Agreement and C/G Merger Agreement and Section 251(g) of the General Corporation Law of the State of Delaware, GrafTech has formed New GrafTech, and New GrafTech has formed GrafTech Merger Sub, which will merge with and into GrafTech, and two other subsidiaries, SD Merger Sub and C/G Merger Sub, which will merge with and into Seadrift and C/G, respectively.

Upon satisfaction or waiver of the conditions to the transactions specified in the Seadrift Merger Agreement, GrafTech Merger Sub will merge with and into GrafTech with GrafTech as the surviving entity. As a result of the GTI Merger, GrafTech will, by operation of law, become a wholly owned subsidiary of New GrafTech. Upon consummation of the GTI Merger, New GrafTech will be renamed “GrafTech International Ltd.” The officers and directors of New GrafTech immediately after consummation of the GTI Merger will be the same as the officers and directors of GrafTech immediately prior to consummation of the GTI Merger. In addition, upon consummation of the GTI Merger, the certificate of incorporation (except for certain technical matters) and by-laws of New GrafTech will be the same as the certificate of incorporation and by-laws of GrafTech immediately prior to consummation of the GTI Merger. Each share of GrafTech Common Stock outstanding immediately prior to consummation of the GTI Merger will be converted into one share of New GrafTech Common Stock. New GrafTech Common Stock will be listed on the NYSE and will trade under GrafTech’s current ticker symbol “GTI.” Holders of GrafTech Common Stock immediately prior to consummation of the GTI Merger will not be required to exchange their certificates representing shares of GrafTech Common Stock for certificates representing shares of New GrafTech Common Stock. The certificates representing your shares of GrafTech Common Stock will continue to represent an equal number of shares of New GrafTech Common Stock.

Upon satisfaction or waiver of the conditions to the transactions specified in the Seadrift Merger Agreement, Seadrift Merger Sub will merge with and into Seadrift with Seadrift as the surviving entity. As a result of the Seadrift Merger, Seadrift will become a wholly owned subsidiary of New GrafTech.

Upon satisfaction or waiver of the conditions to the transactions specified in the C/G Merger Agreement, C/G Merger Sub will merge with and into C/G with C/G as the surviving entity. As a result of the C/G Merger, C/G will become a wholly owned subsidiary of New GrafTech.

The C/G Merger is conditioned upon the consummation of the Seadrift Merger, but the Seadrift Merger is not conditioned upon the consummation of the C/G Merger.

GrafTech Stock Options, Restricted Stock and Other Equity Benefits or Compensation

Upon consummation of the GTI Merger, each stock option under any compensation or benefit agreement, plan or arrangement of GrafTech then outstanding, whether or not then vested or exercisable, shall cease to represent a right to acquire shares of GrafTech Common Stock and shall be converted automatically into a right to acquire the same number of shares of New GrafTech Common Stock, on substantially the same terms and conditions as were applicable under such GrafTech stock option. Upon consummation of the GTI Merger, each share of GrafTech restricted stock, each restricted stock unit of GrafTech and each other form of equity benefit or compensation then outstanding issuable thereafter under any compensation or benefit agreement, plan or arrangement of GrafTech shall cease to represent or relate to a share of GrafTech Common Stock and shall be converted automatically to represent or relate to a share of New GrafTech Common Stock, on substantially the same terms and conditions as were applicable to such GrafTech restricted stock, restricted stock unit or other form of equity benefit or compensation. To accomplish the foregoing, effective as of the initial effective time of the GTI Merger, the parties intend that GrafTech shall assign, and New GrafTech shall assume, all of its rights and obligations under each such agreement, plan and arrangement pursuant to which any such stock, unit or equity benefit or compensation is granted, including the GrafTech International Ltd. 2005 Equity Incentive Plan and all agreements thereunder.

Merger Consideration

Seadrift

The consideration to be paid by New GrafTech in connection with the Seadrift Merger for the equity of Seadrift not already owned by GrafTech will consist of $78.5 million in cash less debt of Seadrift (subject to working capital adjustments as provided in the Seadrift Merger Agreement), twelve million shares of New GrafTech Common Stock (subject to adjustments for stock splits, reverse stock splits or similar transactions) and non-interest bearing, senior subordinated promissory notes of New GrafTech in an aggregate face amount of $100 million.

C/G

The consideration to be paid by New GrafTech for C/G in connection with the C/G Merger will consist of $152.5 million in cash less debt of C/G (subject to working capital adjustments as provided in the C/G Merger Agreement), twelve million shares of New GrafTech Common Stock (subject to adjustments for stock splits, reverse stock splits or similar transactions) and non-interest bearing, senior subordinated promissory notes of New GrafTech in an aggregate face amount of $100 million.

Senior Subordinated Promissory Notes

The senior subordinated promissory notes will mature on the fifth anniversary of their issuance and will be subordinated on a senior subordinated basis to certain of our and certain of our subsidiaries’ indebtedness for borrowed money, including the indebtedness under our Revolving Facility. Certain of our U.S. subsidiaries will guarantee the senior subordinated promissory notes on a senior subordinated basis. If and to the extent that we secure any indebtedness for borrowed money at a time when our pro forma leverage ratio exceeds 4:00 to 1:00, we will grant the holders of the senior subordinated promissory notes a security interest on a pari passu basis with such new debt. The $200 million in senior subordinated promissory notes expected to be issued by New GrafTech in connection with the Mergers will represent new long-term indebtedness. For a detailed description of the Senior Subordinated Promissory Notes, see “Terms of the Transactions—Description of the Senior Subordinated Promissory Notes.”

Sources of Cash Consideration

Approximately $196 million of the cash portion of the Merger Consideration will be funded through borrowings under our Revolving Facility. The balance of the cash portion will be paid from cash on hand.

Exchange of Seadrift and C/G Equity

As provided for in each of the Seadrift Merger Agreement and the C/G Merger Agreement, New GrafTech will appoint an agent (the “Paying Agent”) for each Merger for the purpose of:

•

determining in accordance with the Seadrift Merger Agreement or C/G Merger Agreement, as applicable, the Merger Consideration to be received by each holder of equity in Seadrift and C/G, respectively; and

•

exchanging the applicable Merger Consideration for certificates representing equity in Seadrift (the “Seadrift Certificates”) and equity in C/G (the “C/G Certificates”) or for uncertificated equity in Seadrift (the “Seadrift Uncertificated Units”) and uncertificated equity in C/G (the “C/G Uncertificated Units”), as the case may be.

The Paying Agent will send to each record holder of Seadrift equity or C/G equity, as applicable, entitled to receive Merger Consideration, a letter of transmittal and instructions for exchanging equity in Seadrift or C/G, as applicable, for the applicable Merger Consideration.

No Fractional Shares

New GrafTech will not issue fractional shares of New GrafTech Common Stock in connection with either the Seadrift Merger or C/G Merger. Instead, all fractional shares of New GrafTech Common Stock that a former owner of Seadrift or C/G would otherwise be entitled to receive as a result of the Seadrift Merger or the C/G Merger, respectively, will be aggregated, with any fraction remaining after such aggregation being exchanged for a cash amount, without interest, equal to the fractional share remaining multiplied by the closing price of GrafTech Common Stock or New GrafTech Common Stock, as applicable, on the trading day immediately preceding the closing of the applicable Merger.

Stockholder Approval Not Required

The transactions do not require the approval of GrafTech’s stockholders.

Appraisal Rights

Under applicable Delaware law, none of the stockholders of GrafTech or the equity holders of Seadrift or C/G will have appraisal rights in connection with the Mergers.

Ownership of New GrafTech after the Mergers

Twelve million shares of New GrafTech Common Stock are issuable to the owners of each of Seadrift and C/G, respectively (or 24,000,000 shares in the aggregate), upon consummation of the Seadrift Merger and the

C/G Merger. Based upon the 120,520,432 shares of GrafTech Common Stock outstanding on September 30, 2010, a total of 144,520,432 shares of New GrafTech Common Stock would be outstanding after the Seadrift Merger and C/G Merger. Based on such shares outstanding on September 30, 2010, the Seadrift equity holders and the C/G equity holders would hold, in the aggregate, approximately 16.6% of the outstanding shares of New GrafTech Common Stock immediately after the closing of the Seadrift Merger and the C/G Merger.

Terms of the Merger Agreements

General

The Seadrift Merger Agreement and the C/G Merger Agreement are substantially identical. Accordingly, the following description of the terms of the Merger Agreements covers both Merger Agreements. Where there are material differences between the Merger Agreements, those differences are described below.

For purposes of the following description, Seadrift and C/G are called, respectively, the “Acquired Company” and the Key Partners of Seadrift and the Key Members of C/G are called, respectively, the “Key Owners”.

Representations and Warranties

Each Merger Agreement contains representations and warranties made by GrafTech, the Acquired Company and certain Key Owners of the Acquired Company that are customary for transactions of this type. In the case of Seadrift, the Key Owners are NMSD LLC and Seadrift Coke LLC, which are entities controlled by Nathan Milikowsky and Daniel Milikowsky. In the case of C/G, the Key Owners are NMCG Holdings, LLC, the Rebecca and Nathan Milikowsky Foundation and the Daniel and Sharon Milikowsky Foundation. Certain of these representations and warranties are qualified by “materiality” or “Material Adverse Effect.” For purposes of each Merger Agreement, “Material Adverse Effect” means with respect to any person, a material adverse effect on the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole, provided, that in determining whether or not a Material Adverse Effect has occurred no adverse effects resulting from certain matters including any of the following will be taken into account:

•	the outbreak or escalation of hostilities, acts of terrorism, military action or any escalation or worsening thereof;

•	any changes in the condition of the industry in which the Acquired Company operates (including without limitation any change or proposed change in law generally affecting such industry);

•	any change in general economic conditions, including the capital markets in the United States or elsewhere;

•	any changes in generally accepted accounting principles;

•	any changes in applicable law;

•	the taking of any action contemplated by such Merger Agreement or the agreements contemplated thereby or otherwise consented to by the relevant person;

•

any adverse effect (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) resulting from or arising out of the execution, delivery, announcement or performance of the obligations under such Merger Agreement or the announcement, pendency or anticipated consummation of the Merger contemplated by such Merger Agreement; and

•	the failure to meet internal or third party projections or forecasts or any revenue or earnings projections for any period.

Except for those representations and warranties made by the Key Owners in the Merger Agreements, which survive indefinitely, the representations and warranties made in the Merger Agreements do not survive the effective time of the applicable Merger thereunder. The following is a brief summary of certain of the principal representations and warranties made by the respective Key Owners in each of the Merger Agreements;

•

representations regarding (a) the Acquired Company’s authority to execute and deliver such Merger Agreement and the other agreements contemplated thereby and to consummate the transactions contemplated thereby, (b) the due execution by the Acquired Company of such Merger Agreement and the other agreements contemplated thereby and (c) the enforceability of such Merger Agreement and the other agreements contemplated thereby against the Acquired Company;

•

the execution and delivery by the Acquired Company of such Merger Agreement and the other agreements contemplated thereby would not contravene, conflict with or result in any violation or breach of any provision of its governing documents or the law under which it has been formed;

•

(a) the Acquired Company disclosed in the schedules to such Merger Agreement the holders of all of the issued and outstanding equity of the Acquired Company and (b) except as otherwise disclosed, there are no agreements or commitments of any character obligating the Acquired Company to issue or sell any equity or outstanding contractual obligations of the Acquired Company to repurchase, redeem or otherwise acquire any equity or make any investment in any other person;

•

the Acquired Company and its subsidiaries have good and marketable title to all tangible properties and assets which are, individually or in the aggregate, material to the business and the Acquired Company;

•	no holder of any equity of the Acquired Company had or will have any dissenters’ or similar rights in connection with the applicable Merger;

•

except for Barclays Capital, no other intermediary has been retained by or is authorized to act on behalf of the Acquired Company or its equity holders who might be entitled to any fee or commission in connection with the transactions contemplated by such Merger Agreement;

•

such Key Owner (a) holds of record and owns beneficially and holds good and marketable title to, and rightful possession of, free and clear of any liens, the equity in the Acquired Company disclosed in schedules to such Merger Agreement, (b) is not a party to any contract or commitment that could require such Key Owner to sell, transfer, or otherwise dispose of any of such equity and (c) is not a party to any agreement or understanding with respect to the voting of any of such equity;

•

(a) such Key Owner’s authority to execute and deliver such Merger Agreement and the other agreements contemplated thereby and to consummate the transactions contemplated thereby, (b) the due execution by such Key Owner of such Merger Agreement and the other agreements contemplated thereby and (c) the enforceability of such Merger Agreement and the other agreements contemplated thereby against such Key Owner;

•

the execution and delivery by such Key Owner of such Merger Agreement and other agreements contemplated thereby (a) would not contravene, conflict with or result in any violation or breach of any provision of its constituent documents or any applicable law and (b) would not require any consent of any governmental authority;

•

neither such Key Owner nor any of its affiliates has retained any intermediary in connection with the transactions contemplated in such Merger Agreement that would give rise to any claim against the Acquired Company, GrafTech or their respective affiliates for any compensation;

•

except for rights specifically provided for in such Merger Agreement and the other agreements contemplated thereby, such Key Owner has no claim, rights or causes of action against the Acquired Company;

•

such Key Owner has not, and to its actual knowledge, no other Key Owner, affiliate, equity holder, director, officer, agent or employee of the Acquired Company or any of its subsidiaries at the direction of or on behalf of the Acquired Company or any of its subsidiaries has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Acquired Company or any of its subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) otherwise participated in any activity that such Key Owner had actual knowledge with no requirement of due inquiry of being an illegal activity at such time, in each case, that has had or would reasonably be expected to have a material adverse effect on the Acquired Company;

•

except as otherwise disclosed in schedules to such Merger Agreement, none of the Key Owners, Nathan Milikowsky or Daniel Milikowsky, or any of their affiliates or related parties, beneficially own any GrafTech Stock; and

•

such Key Owner has not, and to the actual knowledge of such Key Owner, no other Key Owner, affiliate, equity holder, director, officer, agent or employee of the Acquired Company or any of its subsidiaries at the direction of or on behalf of the Acquired Company or any of its subsidiaries has, directly or indirectly, engaged in any conduct that such Key Owner actually knew at such time to be fraudulent conduct or willful misconduct in connection with the operation of the business of Seadrift or in connection with the transactions contemplated in such Merger Agreement or the other agreements contemplated by such Merger Agreement.

Except for the representations and warranties described in the first six bullets above, such representations and warranties are made severally by each Key Owner.

Conduct of the Business of the Acquired Company Prior to Closing

The Acquired Company has agreed to conduct its business, and to cause each of its subsidiaries to conduct its business, in the ordinary course consistent with past practices, to use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with its customers, suppliers, distributors and others having business dealings with it, and to not engage in specified material transactions. In general, the Acquired Company must conduct its business in all material respects to keep substantially intact the business, properties and assets of the Acquired Company and its subsidiaries. Subject to certain limited exceptions described in the applicable Merger Agreement, the Acquired Company has agreed that it will not, without the consent of GrafTech, during the period prior to the effective time of the Merger thereunder:

•	authorize amendments to its organizational documents;

•

declare, set aside or pay any dividends on, or make any other distributions in respect of any of its equity interests or enter into any agreement with respect to the voting of its equity interests or any equity interests of its subsidiaries;

•	split, combine or reclassify any of its equity interests;

•	issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests;

•

purchase, redeem or otherwise acquire or issue or sell any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

•	acquire an interest in any corporation or business organization or any assets that are material, individually or in the aggregate, to the Acquired Company;

•	grant any increases in compensation to any executive officer, director or employee;

•	grant any increase in severance or termination pay to any executive officer, director or employee;

•	enter into any employment, consulting, indemnification, severance or termination agreement with any executive officer, director or employee;

•	establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan;

•	take any action to accelerate any rights or benefits, or make any material determinations under any collective bargaining agreement or benefit plan;

•	make any material tax election or any change in accounting methods;

•	enter into, modify or amend in a material respect any lease of material property or enter into any sublease or assignment thereof;

•	incur, assume or guarantee any debt or obligation of another person or enter into any agreement to maintain any financial statement condition of another person;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•

enter into, modify, amend or terminate any contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned with any affiliate or related or interested party, would, or could reasonably be expected to, impair the ability of the Acquired Company to perform its obligations under such Merger Agreement or agreements related thereto in any material respect, prevent or materially delay the consummation of the Merger or Mergers, as the case may be, contemplated by such Merger Agreement, take any action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent or materially delay the consummation of such Merger or Mergers or other transactions contemplated by such Merger Agreement or agreements relating thereto or exceed a value of $250,000;

•

pay, discharge or satisfy any material debt, claims, liabilities or obligations, cancel any material indebtedness or waive any claims or rights of substantial value or waive the benefits of, or agree to modify in any manner, any exclusivity, standstill or similar agreement benefiting the Acquired Company or any of its subsidiaries;

•	allow any permit issued to the Acquired Company to lapse or terminate;

•

make any material change in the practices, operations and policies of the Acquired Company with respect to the method for manufacturing, marketing and selling products or services, the standard terms and conditions of the sale of products or services, including standard prices and standard terms regarding returns and discounts other than in the ordinary course of business, the maintenance of inventory levels, the conduct of accounts receivable collection and accounts payable payment activities (or similar cash management or working capital activities and practices) or the method and level of sourcing products;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

•	institute, settle or agree to settle any material proceedings pending or threatened;

•	agree to any exclusivity, confidentiality, standstill or non-competition provision or covenant binding the Acquired Company or any of its subsidiaries;

•

grant or permit or allow a lien, other than permitted liens (as defined in such Merger Agreement), on any of its assets other than in connection with any renewals, amendments or restatements of its existing indebtedness;

•	make (or fail to make) capital expenditures;

•	incur any additional indebtedness; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Exclusivity and No Solicitation

In each Merger Agreement, the applicable Acquired Company and its respective Key Owners have agreed that they will not, and will not authorize or permit any of their respective affiliates, including any subsidiaries, or any of its or their respective officers, representatives or agents, to, directly or indirectly:

•	solicit, initiate, consider, facilitate or encourage the submission of a proposal to acquire the Acquired Company, or any of its equity or any material portion of its assets, by a third party;

•

engage or participate in discussions or negotiations with, furnish material non-public information relating to the Acquired Company to, or provide access to the material business records of the Acquired Company to, any third party that has submitted, or is seeking to submit, such a proposal; or

•	enter into a contract with any third party that has submitted, or is seeking to submit, such a proposal.

A proposal includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated by such Merger Agreement. Upon executing such Merger Agreement, the Acquired Company agreed to immediately cease and cause to be terminated, and cause its affiliates and all of its and their officers to immediately cease and cause to be terminated, all then-existing discussions or negotiations with any persons conducted theretofore with respect to, or that could lead to, such a proposal.

Conduct of the Business of GrafTech Prior to Closing

In each Merger Agreement, GrafTech has agreed to conduct its business in the ordinary course consistent with past practices, to use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with its customers, suppliers, distributors and others having business dealings with them, and to not engage in specified material transactions. In general, GrafTech must conduct its business in all material respects to keep substantially intact the business, properties and assets of GrafTech. Subject to certain limited exceptions described in the respective Merger Agreement, GrafTech agreed that it would not, without the consent of the Acquired Company, during the period prior to the effective time of the Merger thereunder:

•	authorize any amendments to its organizational documents that would be reasonably expected to prevent or delay or impede the consummation of such Merger;

•

declare, set aside or pay any dividends on, or make any other distributions in respect of its equity interests (other than dividends paid by a direct or indirect wholly owned subsidiary of GrafTech to its parent); split, combine or reclassify any of its equity interests; issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or purchase, redeem or otherwise acquire any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities, unless appropriate corresponding adjustments are made to the Merger Consideration to the reasonable satisfaction of the Acquired Company;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other GrafTech voting securities or any securities convertible into GrafTech capital stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units thereon, including pursuant to contracts as in effect on the date thereof (other than (i) the issuance of shares of GrafTech Common Stock upon the exercise of GrafTech options in accordance with their terms on the date of such Merger Agreement, (ii) grants or deferrals under any plans, arrangements or contracts existing on the date of such Merger Agreement between GrafTech or any of its subsidiaries and any director or employee of GrafTech or any of its subsidiaries (to the extent complete and accurate copies thereof had been theretofore delivered to the Acquired Company) and (iii) issuances and sales of equity securities which would not require stockholder approval under NYSE rules);

•

acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, (i) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to GrafTech or its subsidiaries, as applicable, except purchases of inventory or capital expenditures in each case in the ordinary course of business consistent with past practice, other than acquisitions that would not constitute acquisition of a “significant subsidiary” within the meaning of Regulation S-X of the SEC;

•

sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any properties or other assets or any interests therein, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice and those that are not material to GrafTech and its subsidiaries taken as a whole;

•

enter into, modify, amend or terminate any contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of GrafTech to perform its obligations under such Merger Agreement or the other agreements related thereto in any material respect, (ii) prevent or materially delay the consummation of such Merger, or (iii) take any other action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of such Merger or the other transactions contemplated by such Merger Agreement or the other agreements related thereto; and

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Notwithstanding anything above to the contrary, nothing in either Merger Agreement prevents GrafTech or any of its subsidiaries from taking any of the following actions:

•	undertaking purchases of its equity interests under any previously publicly announced stock repurchase program;

•	reinstating GrafTech’s stockholder rights plan or adopting an equivalent new plan;

•	granting any lien, or taking any other action, as may be required under our Revolving Facility;

•	undertaking any action previously authorized under any of GrafTech’s employee benefit plans;

•	undertaking any action previously authorized under any equity incentive plan, including any 401(k) matching or similar benefit plan;

•	reorganizing or recapitalizing any subsidiary as deemed necessary or appropriate by GrafTech;

•	performance of any obligation under any contract to which GrafTech or any of its subsidiaries is a party;

•	canceling or retiring any treasury shares held by GrafTech or transferring any or all of such treasury shares to New GrafTech; or

•	undertaking any acquisition or divestiture not involving individually or in the aggregate in excess of $200 million.

Reasonable Best Efforts to Close

Except for approvals or requirements under applicable antitrust laws, each of the parties to each of the respective Merger Agreements agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Merger thereunder and the other transactions contemplated thereby and other agreements related thereto as promptly as practicable after the date of such Merger Agreement, including using reasonable best efforts to:

•	cause the conditions precedent to such Merger to be satisfied;

•

obtain all necessary waivers, consents, approvals, permits, orders or authorizations from governmental authorities and the making of all necessary registrations, declarations and filings and take all steps as may be necessary to avoid, or have terminated if begun, any proceedings by any governmental authority;

•	obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties;

•	defend any investigations or proceedings; and

•

execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, such Merger Agreement and the other agreements related thereto.

Notwithstanding the foregoing, subject to the requirements of applicable antitrust laws, GrafTech and the Acquired Company agreed in each Merger Agreement to cooperate and to use their reasonable best efforts to obtain, as promptly as practicable following the date of such Merger Agreement, any regulatory approvals required for the closing of such Merger under applicable antitrust laws and to respond to any government requests for information thereunder, to contest and resist in good faith any action thereunder, and use reasonable best efforts to have lifted or overturned, any governmental order that restricts, prevents, or prohibits the consummation of the transactions contemplated by such Merger Agreement. Each of GrafTech and the Acquired Company agreed in each Merger Agreement to use its reasonable best efforts to make any filings required under the HSR Act within ten business days from the date of such Merger Agreement and all other notifications, filings, or registrations required under applicable antitrust and competition laws as soon as reasonably practicable from the date thereof.

Notwithstanding the foregoing, the parties agreed in each Merger Agreement that, in the event any such litigation, negotiation or other action is not reasonably capable of being resolved by December 31, 2010, in the case of Seadrift, and April 30, 2011, in the case of C/G, respectively, GrafTech will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of GrafTech, the Acquired Company or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of GrafTech, the Acquired Company or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would have the effect of preventing or delaying the effective time of such Merger beyond December 31, 2010, in the case of Seadrift, and April 30, 2011, in the case of C/G, respectively, other than such actions that could reasonably be expected to have a Material Adverse Effect on GrafTech.

Each of GrafTech and the Acquired Company agreed in each Merger Agreement to use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a governmental authority under 15 U.S.C. Sec. 18(e) and in conjunction with the transactions contemplated by such Merger Agreement.

Each of GrafTech and the Acquired Company agreed in each Merger Agreement to cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated by such Merger Agreement and work cooperatively in connection (i) with obtaining all required approvals or consents of any governmental authority and (ii) all other communications with any governmental authority with respect to such Merger.

Voting in Favor of the Mergers

Each respective Key Owner agreed in the respective Merger Agreement that, until either the effective time of the Merger or termination of such Merger Agreement, such Key Owner would cause its equity in the Acquired Company to vote in favor of, or consent to, such Merger and other actions contemplated by such Merger Agreement.

Director and Officer Indemnification Post-Closing

GrafTech agreed in each Merger Agreement that following consummation of the Merger thereunder it would cause the Acquired Company thereunder to continue to honor existing indemnification obligations to, and existing indemnification agreements with, persons who were officers or directors of such Acquired Company or its general partner prior to consummation of such Merger for their actions related to the business of such Acquired Company. In addition, subject to certain limitations and conditions, GrafTech agreed that it would cause such Acquired Company to maintain in effect for the benefit of such persons, for a period of six years, the existing policy of directors’ and officers’ liability insurance maintained by such Acquired Company as of the date of such Merger Agreement.

Public Announcements Prior to Closing

GrafTech agreed in each Merger Agreement to consult with the Acquired Company therunder before issuing any press release or other public statement with respect to such Merger Agreement or the transactions contemplated thereby and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange. The applicable Acquired Company agreed in each Merger Agreement to obtain the approval of GrafTech before issuing any press release or other public statement with respect to such Merger Agreement or the transactions contemplated thereby and not to issue any such press release or make any such public statement prior to such approval, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

Certain Tax Matters

Each of GrafTech, New GrafTech and the respective Acquired Company agreed in each Merger Agreement to report, and cause its affiliates to report, the exchanges of GrafTech Common Stock and equity in such Acquired Company for New GrafTech Common Stock as an exchange described in Section 351 of the Code for all income tax purposes and to otherwise use its reasonable best efforts to, and cause its affiliates to, cause such exchanges to qualify as exchanges described in Section 351 of the Code and to not take any action reasonably likely to cause the exchanges not to so qualify. Without limitation of the foregoing, New GrafTech agreed to not cause, in connection with the transactions provided for in such Merger Agreement, such Acquired Company to be a subsidiary of GrafTech or cause GrafTech not to be recognized as an entity whose separate existence from New GrafTech is regarded for federal income tax purposes.

New GrafTech Common Stock Listing

New GrafTech and GrafTech agreed in each Merger Agreement to use their respective best efforts to cause the shares of New GrafTech Common Stock to be issued in connection with the transactions contemplated thereby to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the applicable Merger.

Registration Rights and Stockholders’ Agreement

In each Merger Agreement, New GrafTech agreed to, and the Key Owners agreed to cause the other parties thereto to, enter into a Registration Rights and Stockholders’ Agreement to be effective as of the closing thereunder substantially in the form attached to such Merger Agreement. For a detailed description of the Registration Rights and Stockholders’ Agreement, see “Terms of the Transactions—Description of the Registration Rights and Stockholders’ Agreement.”

Product Supply Agreement

Under each Merger Agreement, if the Seadrift Merger and the C/G Merger are not consummated simultaneously, Seadrift and C/G will enter into a Product Supply Agreement, to be effective as of the closing of the Seadrift Merger, substantially in the form attached to each Merger Agreement. For a detailed description of the Product Supply Agreement, see “Terms of the Transactions—Description of the Product Supply Agreement.”

Non-Competition After Closing

In each Merger Agreement, each of Nathan Milikowsky and Daniel Milikowsky agreed that, subject to certain conditions, they would not, and would not permit their affiliates to, directly or indirectly, for a period of five (5) years following consummation of the Merger thereunder, (i) engage in or assist others in engaging in the development, production, distribution, marketing or sale of needle coke or its by-products (in the case of the Seadrift Merger Agreement), or graphite electrodes (in the case of the C/G Merger Agreement), (ii) have an interest in any person that engages directly or indirectly in the applicable business or (iii) cause, induce or encourage any material clients, customers, suppliers, vendors, licensees or licensors of the respective Acquired Company to terminate their relationships with such Acquired Company. Nathan Milikowsky and Daniel Milikowsky also agreed, for the same five (5) year period, not to hire or solicit any employee or consultant to such Acquired Company (i) who is offered employment by New GrafTech or its subsidiaries or (ii) who is or was employed by New GrafTech or its subsidiaries during the same five (5) year period, or encourage any such employee or consultant to leave employment with New GrafTech or its subsidiaries.

Guarantee

In each Merger Agreement, each of Nathan Milikowsky and Daniel Milikowsky agreed to jointly and severally guarantee the full and punctual payment when due of all obligations of each Key Owner thereunder.

Conditions to Completion of the Mergers

The respective obligation of each party to the respective Merger Agreement to effect the GTI Merger and Seadrift Merger (in the case of the Seadrift Merger Agreement) or the C/G Merger (in the case of the C/G Merger Agreement) is subject to the satisfaction or waiver on or prior to the applicable closing date of the following conditions:

•

all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any governmental authority under applicable antitrust laws shall have been filed, have occurred or been obtained, and all such requisite regulatory approvals shall be in full force and effect;

•	no provision of any applicable antitrust laws and no judgment, injunction, order or decree shall prohibit the consummation thereof under applicable antitrust laws;

•

in the case of the Seadrift Merger, this registration statement shall have been declared effective, no stop order suspending the effectiveness of this registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

•	no provision of any applicable law (other than antitrust laws) and no judgment, injunction, order or decree shall prohibit the consummation thereof.

In addition, the obligation of GrafTech is subject to the following conditions:

•

each of certain fundamental representations and warranties of the Acquired Company shall be true and correct as of the date of such Merger Agreement and as of the closing date of such Merger, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date and except in certain limited circumstances), each of the other representations and warranties of the Acquired Company, shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect contained in such representation and warranty) as of the date of such Merger Agreement and as of the closing date of such Merger, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Company, each of the fundamental representations and warranties of the

Key Owners thereunder shall be true and correct as of the date of such Merger Agreement and as of the closing date of such Merger, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date) and each of the non-fundamental representations and warranties of the Key Owners thereunder, shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect contained in such representation and warranty) as of the date of such Merger Agreement and as of the closing date of such Merger, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Company;

•

the Acquired Company shall have performed and complied in all material respects with all agreements, covenants and conditions required under such Merger Agreement to be performed or complied with by it at or prior to the closing date of such Merger;

•

the Key Owners thereunder shall have performed and complied in all material respects with all agreements, covenants and conditions required under such Merger Agreement to be performed or complied with by the Key Owners at or prior to the closing date of such Merger;

•

there shall not be pending or threatened by any governmental authority any proceeding, other than in connection with any antitrust law or antitrust order, challenging or seeking to restrain or prohibit the Mergers contemplated by such Merger Agreement or any other transaction contemplated by such Merger Agreement or the other agreements contemplated thereby or seeking to obtain from GrafTech or any of its subsidiaries or the Acquired Company in connection with the Mergers contemplated by such Merger Agreement any damages that are material in relation to GrafTech and its subsidiaries or the Acquired Company taken as whole;

•

except as already disclosed in schedules thereto, since the date of such Merger Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on the Acquired Company;

•	there shall be no coke supply contract, commitment, understanding or arrangement between Seadrift and C/G other than the Product Supply Agreement;

•	each of the parties thereto (other than New GrafTech) shall have entered into the Registration Rights and Stockholders’ Agreement; and

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the Acquired Company and the Key Owners thereof shall have delivered or caused to be delivered the documentation required to be delivered by them pursuant to such Merger Agreement, including certain opinions and certificates, including officer and Key Owner certificates confirming that certain conditions have been satisfied.

In addition, the obligation of the Acquired Company is subject to the following conditions:

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each of the fundamental representations and warranties of GrafTech shall be true and correct as of the date of such Merger Agreement and as of the closing date of such Merger, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date) and each of the other representations and warranties of GrafTech shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect contained in such representation and warranty) as of the date of such Merger Agreement and as of the closing date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on GrafTech;

•

GrafTech shall have performed and complied in all material respects with all agreements, covenants and conditions required under such Merger Agreement to be performed or complied with by it at or prior to the closing date of such Merger;

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there shall not be pending or threatened by any governmental authority any proceeding, other than in connection with any antitrust law or antitrust order, challenging or seeking to restrain or prohibit the Mergers contemplated by such Merger Agreement or any other transaction contemplated by such Merger Agreement or the other agreements contemplated thereby or seeking to obtain from the Acquired Company and its subsidiaries in connection with the Mergers contemplated by such Merger Agreement any damages that are material in relation to the Acquired Company and its subsidiaries taken as whole;

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except as already disclosed in schedules, since the date of such Merger Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on GrafTech;

•	the shares of New GrafTech Common Stock to be issued in the Mergers contemplated by such Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and

•	New GrafTech shall have executed and delivered the Registration Rights and Stockholders’ Agreement.

Termination and Termination Fees

Each Merger Agreement provides that it may be terminated and the Mergers and other transactions contemplated thereby may be abandoned at any time before the closing:

•	by the mutual written agreement of GrafTech and the Acquired Company;

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by the Acquired Company or GrafTech if the following closing conditions have not been satisfied by December 31, 2010 (April 30, 2011, in the case of the C/G Merger Agreement), unless the failure of any such condition is the result of a breach of such Merger Agreement by the party seeking to terminate such Merger Agreement—(i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any governmental authority under applicable antitrust laws shall have been filed, shall have occurred or been obtained, and all such requisite regulatory approvals shall be in effect and (ii) no provision of any applicable antitrust laws and no judgment, injunction, order or decree (whether temporary, preliminary or permanent) shall prohibit the consummation of the Mergers contemplated by such Merger Agreement under applicable antitrust laws;

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in the case of the Seadrift Merger Agreement, by Seadrift or GrafTech if the following conditions have not been satisfied by December 31, 2010, unless the failure of such condition is the result of a breach of the Seadrift Merger Agreement by the party seeking to terminate the Seadrift Merger Agreement—the registration statement of which this prospectus forms a part shall have been declared effective, no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

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by GrafTech if any of the conditions to the obligations of GrafTech to effect the Merger or Mergers contemplated by such Merger Agreement shall not be satisfied by December 31, 2010 (April 30, 2011, in the case of the C/G Merger Agreement), GrafTech shall have delivered to the Acquired Company written notice of such non-satisfaction and at least fifteen business days shall have elapsed since the date of delivery of such written notice to the Acquired Company and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is the result of a violation of such Merger Agreement by GrafTech; or

•	by the Acquired Company if any of the conditions to the obligations of the Acquired Company to effect the Merger or Mergers contemplated by such Merger Agreement shall not be satisfied, the Acquired

Company shall have delivered to GrafTech written notice of such non-satisfaction and at least fifteen business days shall have elapsed since the date of delivery of such written notice to GrafTech and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is caused by a breach of such Merger Agreement by the Acquired Company or the Key Owners thereof.

In the event the Seadrift Merger Agreement is terminated pursuant to the termination terms in the second bullet point in the list above, then GrafTech shall pay to Seadrift within ten business days following delivery of the notice of termination by Seadrift or GrafTech, as applicable, an amount equal to $15.0 million; provided, however, that no fee shall be payable by GrafTech if, on the date of delivery of such notice of termination, Seadrift has not complied with certain of its obligations to exercise reasonable best efforts to consummate the Mergers contemplated by the Seadrift Merger Agreement or GrafTech would not otherwise be required to close due to the non-satisfaction of any condition to GrafTech’s obligations to close.

In the event the C/G Merger Agreement is terminated pursuant to the termination terms in the second bullet point in the list above, then GrafTech shall pay to C/G within ten business days following delivery of the notice of termination by C/G or GrafTech, as applicable, an amount equal to $15.0 million dollars; provided, however, that no fee shall be payable by GrafTech if, on the date of delivery of such notice of termination, C/G has not complied with certain of its obligations to exercise reasonable best efforts to consummate the Merger contemplated by the C/G Merger Agreement or GrafTech would not otherwise be required to close due to the non-satisfaction of any condition to its obligations to close or the Seadrift Merger has been terminated, if the failure of the Seadrift Merger to close or such termination was due to the failure to satisfy the following conditions in the Seadrift Merger Agreement—(i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any governmental authority under applicable antitrust laws shall have been filed, have occurred or been obtained, and all such requisite regulatory approvals shall be in full force and effect or (ii) no provision of any applicable antitrust laws and no judgment, injunction, order or decree shall prohibit the consummation of the Mergers contemplated by the Seadrift Merger Agreement under applicable antitrust laws.

Amendments and Waivers

Any provision of either Merger Agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party thereto or, in the case of a waiver, by each party against whom the waiver is to be effective.

Natural Gas Deposits

In the C/G Merger Agreement, subject to certain terms and conditions, the parties agreed that the holders of certain equity interests in C/G prior to the C/G Merger would have the right to extract natural gas from beneath C/G’s real property in Saint Marys, Pennsylvania and that the net proceeds therefrom would inure to the benefit of such holders notwithstanding the consummation of the C/G Merger. Such rights will be created by instruments approved by us and will include formation of a new entity owned by such holders to hold and exercise such rights. Such instruments shall include requirements for:

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indemnification against all loss, cost and expense incurred by GrafTech (including increased insurance costs) as a result of such activities by financially responsible indemnitors and for insurance reasonably acceptable to GrafTech;

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all natural gas exploration and extraction to be performed in accordance with applicable law and not to interfere with GrafTech’s operation of C/G’s business or the other business activities at the site;

•	the site to be returned to its original condition when drilling and extraction are complete; and

•	parties extracting natural gas to be responsible for compliance with environmental laws and any required remediation and closure requirements.

In addition, extraction activities will be limited in certain ways, including: (i) limiting such activities to extraction of natural gas and no other minerals; (ii) prohibiting use of the site for above-ground or underground storage of natural gas, carbon sequestration, secondary recovery of natural gas, disposal wells, or a compressor station; (iii) limiting the number of acres for the drilling sites and the final well sites; (iv) requiring all pipeline near C/G’s facilities to be buried; and (v) requiring GrafTech’s approval of the specifications for any access road near C/G’s facilities. All extraction and other taxes will be paid by the producer.

Description of the Senior Subordinated Promissory Notes

As part of the consideration for the acquisition of Seadrift, New GrafTech will issue $100 million of senior secured promissory notes (the “Promissory Notes”) to holders of equity in Seadrift upon consummation of the Seadrift Merger and, as part of the consideration for the acquisition of C/G, New GrafTech will issue $100 million of Promissory Notes to holders of equity in C/G upon consummation of the C/G Merger. The Promissory Notes issued as consideration for each Merger will be substantially identical with the exception that, if the C/G Merger does not occur on the same day as the Seadrift Merger, they will have different maturity dates. Each Promissory Note will mature on the fifth anniversary of its issuance.

The Promissory Notes will be non-interest bearing and will be subordinated on a senior subordinated basis to senior debt of New GrafTech and certain of its subsidiaries (including Seadrift and C/G). Senior debt includes: (i) indebtedness, obligations and guarantees under our Revolving Facility in an aggregate principal amount of up to $390 million; (ii) indebtedness and obligations under foreign liquidity facilities in an aggregate principal amount of up to $145 million; and (iii) other indebtedness for borrowed money (and related guarantees of subsidiaries) if, on the date of incurrence (or, if earlier, the date of entry into the agreement with respect to such indebtedness or guarantee) and after giving pro forma effect thereto, New GrafTech’s leverage ratio (its ratio of consolidated net debt to consolidated EBITDA) would exceed 4:00 to 1:00. If any indebtedness for borrowed money described in clause (iii) of the preceding sentence is incurred and after giving pro forma effect thereto New GrafTech’s leverage ratio would exceed 4:00 to 1:00, New GrafTech and its subsidiaries will grant the holders of the Promissory Notes a security interest on a pari passu basis with any security interest granted to the holders of such indebtedness.

New GrafTech’s significant U.S. subsidiaries (“Subsidiary Guarantors”), including, after the respective Mergers, Seadrift and C/G, will provide senior subordinated guarantees of the Promissory Notes, which will be subordinated and secured to the same extent as New GrafTech’s obligations under the Promissory Notes.

New GrafTech may redeem the Promissory Notes at any time, upon 30 days’ notice, at 100% of the principal amount of the Promissory Notes.

The Promissory Notes may be accelerated upon the occurrence of certain events of default and the Promissory Notes are automatically accelerated upon an insolvency event of default with respect to New GrafTech or any of the Subsidiary Guarantors. A majority of the holders of the Promissory Notes may accelerate the Promissory Notes upon the occurrence of the following events of default: the failure of New GrafTech or any of the Subsidiary Guarantors to comply with any term under the Promissory Notes for 30 days’ after written notice of default; the acceleration of Senior Debt of New GrafTech, any significant subsidiary or any Subsidiary Guarantor in excess of $50,000,000; or a change in control.

For purposes of the Promissory Notes, a change in control generally occurs on the date on which:

•	any person or group becomes the beneficial owner of more than 35% of our outstanding common stock or voting securities (not including securities held by our employee benefit plans or related trusts);

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any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to more than 35% of our outstanding common stock or voting securities (not including securities held by our employee benefit plans or related trusts);

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our stockholders approve a plan of dissolution or complete or substantially complete liquidation or our Board approves such a plan other than in connection with a reorganization, recapitalization or similar transaction following which all or a majority of the business of New GrafTech and its subsidiaries (taken as a whole) shall be continued by New GrafTech or any successor thereto; or

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any consummation of a merger or other business combination unless, following such business combination, the beneficial owners of the common stock and the voting securities of New GrafTech prior to such business combination beneficially own more than 50% of the common equity and voting securities of the surviving entity in substantially the same proportions as prior to such business combination, no person or group (excluding our employee benefit plans or related trusts) beneficially owns more than 50% of the common equity or voting securities of the surviving entity and at least a majority of the members of the board of directors of the surviving entity were members of our Board prior to such business combination; or

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any consummation of a sale, lease or other transfer of all or substantially all of the assets of New GrafTech, whether held directly or indirectly through one or more subsidiaries (excluding a grant of security interest, sale-leaseback or similar transaction in the ordinary course of business, or in connection with a credit facility or other financing, but including any foreclosure sale).

A change in control will not be deemed to have occurred, however, to the extent that the Milikowsky Holders (as defined under “Description of the Registration Rights and Stockholders’ Agreement,” below) and their related parties initiate or participate in an event or circumstance prescribed by the standstill provisions of the Registration Rights and Stockholders Agreement, regardless of whether it would be permitted thereby.

The majority holders of the Promissory Notes have the sole right to waive any default and any such waiver is binding on all holders. No holder of a Promissory Note may institute against or join with or assist any person in instituting against New GrafTech any bankruptcy or similar action.

Description of the Registration Rights and Stockholders’ Agreement

In the Merger Agreements we agreed to enter into, and the Key Owners agreed to enter into and cause the other partners of Seadrift and members of C/G, respectively, who would receive shares of New GrafTech Common Stock in connection with the Seadrift Merger or the C/G Merger, respectively, to enter into, a Registration Rights and Stockholders’ Agreement upon the consummation of the such Mergers substantially in the form attached to the Merger Agreements. The Registration Rights and Stockholders’ Agreement will contain lock-up and standstill provisions, transfer restrictions, director nomination rights and registration rights with respect to shares of New GrafTech Common Stock issued to holders of equity of Seadrift and C/G which are described below. As used herein, the term “Milikowsky Holders” means Nathan Milikowsky, Daniel Milikowsky, The Rebecca and Nathan Milikowsky Family Foundation, Daniel and Sharon Milikowsky Family Foundation, Inc., NMCG Holdings, LLC, NMSD LLC and Seadrift Coke, LLC.

Lock-up and Standstill Provisions

Each of the Milikowsky Holders will agree, for two (2) years following the Seadrift Merger and thereafter until six (6) months after the later of (i) the termination of the Milikowksy Holders’ right to nominate an individual for election as a director of New GrafTech and (ii) the date on which any such nominated director ceases to be a member of our Board, that:

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it will not enter into, and will not permit any of its controlled affiliates or related parties to enter into, any contract to purchase, sell, borrow, lend, pledge, or otherwise acquire or transfer, directly or indirectly, any securities of New GrafTech; or

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it will not enter into, and will not permit any of its controlled affiliates or related parties to enter into, any economic or voting derivative, swap or other contract that transfers to or acquires from any other person, any of the voting rights or economic consequences of ownership of any securities of New GrafTech or the value of which is measured or determined, by or with respect to the value of any securities of New GrafTech.

The foregoing lock-up terminates upon (i) a change in control as described below (except that the percentage thresholds in the first two bullets of the definition of change in control shall be 50% (and not 35%)); (ii) bankruptcy of New GrafTech or any of its significant subsidiaries; (iii) New GrafTech’s failure to comply in any material respect with the board nomination rights; (iv) the delisting of New GrafTech Common Stock on the NYSE (other than in connection with relisting on another national or international exchange); or (v) the transfer by the Milikowsky Holders and their related parties of at least 90% of the New GrafTech Common Stock owned by them to persons other than related parties.

Each of the Milikowsky Holders will agree not to take any of the following actions for a period of two (2) years following the Seadrift Merger and thereafter until six (6) months after the later of (i) the termination of the Milikowksy Holders’ right to nominate an individual for election as a director of New GrafTech and (ii) the date on which any such nominated director ceases to be a member of our Board (the “standstill”):

•	initiate or participate in any solicitation of proxies to vote any securities of New GrafTech;

•	advise or influence any person (other than a related party) with respect to the voting of any securities of New GrafTech;

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take any action to change, control or influence the management (including the composition of our Board) or policies of New GrafTech (except in connection with the exercise of the fiduciary duties of the board nominee of the Milikowsky Holders if he is then serving as a member of our Board) or to obtain representation on our Board (except for the board designation rights in the Registration Rights and Stockholders’ Agreement);

•	make any public announcement with respect to, submit a public proposal for or make any public offer as to any extraordinary transaction involving New GrafTech;

•	form, assist or participate in a group in connection with any of the foregoing;

•	enter into any discussions, arrangements or contracts with any other person regarding any of the foregoing; or

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take any action that would require New GrafTech under applicable laws, due to fiduciary duties, or otherwise to make any public announcement relating to any of the foregoing or any extraordinary transaction.

The standstill provisions terminate upon (i) a change in control as described below (except that the percentage thresholds in the first two bullets of the definition of change in control shall be 50% (and not 35%)); (ii) bankruptcy of New GrafTech or any of its significant subsidiaries; (iii) New GrafTech’s failure to comply in any material respect with the board nomination rights; (iv) the delisting of New GrafTech Common Stock on the NYSE (other than in connection with relisting on another national or international exchange); or (v) upon the termination of the C/G Merger Agreement without the consummation of the C/G Merger.

Notwithstanding the lock-up and standstill provisions, at any time after six (6) months following the Seadrift Merger, each of Nathan Milikowksy (and his affiliates and related parties) and Daniel Milikowsky (and his affiliates and related parties) may sell New GrafTech Common Stock in transactions exempt from registration under the Securities Act under Rule 144 or otherwise or in a public offering; provided, that the aggregate amount of shares each such group may sell in any three (3) month period may not exceed one percent (1%) of the outstanding shares of New GrafTech Common Stock.

Notwithstanding the lock-up and standstill provisions, (a) if New GrafTech issues additional shares of New GrafTech Common Stock or securities convertible into or exercisable or exchangeable for shares of New GrafTech Common Stock, each of the Milikowsky Holders shall have the right to purchase, in connection with the offering thereof or thereafter in the open market, up to such additional number of shares of New GrafTech Common Stock or such securities so that its relative percentage of beneficial ownership of Common Stock is the same, after giving effect to such purchase, as it was immediately prior to such issuance and (b) each Seadrift equity holder and C/G equity holder who receives shares of New GrafTech Common Stock in the Seadrift Merger or C/G Merger, respectively, shall have the right to transfer shares of New GrafTech Common Stock (i) in connection with the consummation of, or otherwise pursuant to, a merger, tender offer, exchange offer or other business combination, so long as such transaction has been approved or recommended by our Board, (ii) as required pursuant to any law or order, or (iii) two (2) years following the Seadrift Merger.

For purposes of the Registration Rights and Stockholder Agreement, a change in control generally occurs on the date on which:

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any person or group becomes the beneficial owner of more than 35% of the then outstanding common stock or voting securities of New GrafTech (not including securities held by our employee benefit plans or related trusts);

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any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to more than 35% of the then outstanding common stock or voting securities of New GrafTech (not including securities held by our employee benefit plans or related trusts);

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our stockholders approve a plan of dissolution or complete or substantially complete liquidation of New GrafTech or our Board approves such a plan other than in connection with a reorganization, recapitalization or similar transaction following which all or a majority of the business of New GrafTech and its subsidiaries (taken as a whole) shall be continued by New GrafTech or any successor thereto; or

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any consummation of a merger or other business combination unless, following such business combination, the beneficial owners of the common stock and the voting securities of New GrafTech prior to such business combination beneficially owns more than 50% of the common equity and voting securities of the surviving entity in substantially the same proportions as prior to such business combination, no person or group (excluding our employee benefit plans or related trusts) beneficially owns more than 50% of the common equity or voting securities of the surviving entity and at least a majority of the members of the board of directors of the surviving entity were members of our Board prior to such business combination; or

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any consummation of a sale, lease or other transfer of all or substantially all of the assets of New GrafTech, whether held directly or indirectly through one or more subsidiaries (excluding a grant of security interest, sale-leaseback or similar transaction in the ordinary course of business or in connection with a credit facility or other financing, but including any foreclosure sale).

Registration Rights

New GrafTech will grant customary registration rights to the Seadrift equity holders (and C/G equity holders, if the C/G Merger is consummated), which will include up to four (4) demand registrations (two (2) of which may be underwritten offerings) exercisable at any time after sixty (60) days prior to the second anniversary of the closing of the Seadrift Merger Agreement, and piggyback rights on certain registrations by New GrafTech (whether for its own account or for the account of other stockholders). New GrafTech will agree to (a) within six (6) months following the Seadrift Merger, include in any shelf registration statement which it may file to register resales of New GrafTech Common Stock by directors and officers of New GrafTech, shares of New GrafTech Common Stock issued in connection with the Seadrift Merger to the Milikowsky Holders (and their related parties and affiliates), (b) within five (5) days following the Seadrift Merger, file a registration statement covering the shares of New GrafTech Common Stock issued in connection with the Seadrift Merger to the other equity holders of Seadrift, and each such other equity holders will agree to use best efforts to limit sales under such registration statement to not more than (i) 50,000 shares per week (to the extent such equity holder holds less than 200,000 shares of New GrafTech Common Stock) and (ii) 125,000 shares per week (to the extent such equity holder holds at least 200,000 shares of New GrafTech Common Stock) and (c) within five (5) days following the C/G Merger, file a registration statement covering the shares of New GrafTech Common Stock issued in connection with the C/G Merger to the other equity holders of C/G, and each such other equity holders will agree to use best efforts to limit sales under such registration statement to not more than (i) 50,000 shares per week (to the extent such equity holder holds less than 200,000 shares of New GrafTech Common Stock) and (ii) 125,000 shares per week (to the extent such equity holder holds at least 200,000 shares of New GrafTech Common Stock). The Registration Rights and Stockholders’ Agreement will contain customary registration procedures and indemnification provisions relating to the registration rights, and New GrafTech will agree to pay all expenses (other than commissions, discounts and stock transfer taxes) relating to such registrations. The registration rights provisions (other than the indemnification provisions) terminate on the earlier of (a) the date that the Seadrift equity holders (and the C/G equity holders, if the C/G Merger is consummated) no longer beneficially own any registrable securities and (b) the consummation of a change in control unless New GrafTech (or any successor thereof as a result of the change in control) is a reporting company under the Exchange Act.

Board Nomination Rights

Following both the Seadrift Merger and the C/G Merger, and provided the Milikowsky Holders (and their related parties and affiliates) continue to hold at least twelve million shares of New GrafTech Common Stock (subject to adjustments for stock splits, reverse stock splits and similar transactions), we will (i) increase the size of our Board by one (1) and appoint a representative of the Milikowsky Holders (and their related parties and affiliates) to our Board, and (ii) nominate such representative for re-election in subsequent years. Mr. Nathan Milikowsky has been designated to be the initial representative on our Board. If at least three years have passed since the representative was elected to our Board or, if prior to such three year period, the representative ceases to serve due to death, disability or mandatory retirement, the Milikowsky Holders (and their related parties and affiliates) may designate a different representative to be nominated to our Board, provided, that such replacement representative is reasonably acceptable to our Board. The representative of the Milikowsky Holders (and their related parties and affiliates) must meet the requirements of an “independent director” under the listing rules of the NYSE and must otherwise satisfy the requirements of our corporate policies relating to directors. Our obligations with respect to the board nomination rights shall terminate upon the consummation of a change in control (except that the percentage thresholds in the first two bullets of the definition of change in control shall be 67% (and not 35%)).

Description of the Product Supply Agreement

Under each Merger Agreement, if the Seadrift Merger and the C/G Merger are not consummated simultaneously, Seadrift and C/G will enter into the Product Supply Agreement. If executed, the initial term of the Product Supply Agreement will commence on the date of the Seadrift Merger and continue through December 31, 2017 (or, if earlier, until the C/G Merger is consummated).

Pursuant to the Product Supply Agreement, Seadrift will sell to C/G, and C/G will purchase from Seadrift, certain minimum quantities of calcined petroleum needle coke specified therein (“Coke”). C/G will also be entitled to purchase certain additional quantities of Coke in excess of the minimum quantities specified in the Product Supply Agreement. The Coke sold by Seadrift to C/G under the Product Supply Agreement will be used by C/G solely to make graphite electrodes and other graphite products at C/G’s St. Marys plant, and not for redistribution to other persons or entities or for the manufacture of other products or manufacture of graphite electrodes at other facilities; provided, however, that a small percentage of the Coke could be used by C/G for other purposes. Seadrift will pay to C/G a specified amount in the event Seadrift fails to deliver to C/G the minimum amount of Coke that Seadrift will be obligated to deliver to C/G pursuant to the terms of the Product Supply Agreement. Similarly, C/G will pay to Seadrift a specified amount in the event C/G fails to purchase from Seadrift the minimum amount of Coke that C/G will be obligated to purchase from Seadrift pursuant to the terms of the Product Supply Agreement. The Coke will be sold to C/G at a mutually agreed price that is consistent with market prices.

Seadrift will warrant to C/G that the Coke delivered to C/G under the Product Supply Agreement will have physical properties that conform to certain product specifications; provided, however, that in no event will Seadrift’s liability for failure of Coke to conform to the product specifications exceed C/G’s purchase price for the Coke that is the subject of the applicable claim.

Both Seadrift and C/G will have the right to terminate the Product Supply Agreement if the other party breaches in any material respect the terms and conditions of the Agreement and such breach remains unremedied for a period of sixty (60) days after the delivery of written notice of such breach. Additionally, C/G will have the right to terminate the Product Supply Agreement if Seadrift fails to deliver the quarterly requirement of Coke for more than two (2) consecutive quarters. In the event the Product Supply Agreement is terminated by C/G as a result of such failure on Seadrift’s part, the parties have agreed that the liability for such breach will not exceed a specified amount.

Material Federal Income Tax Consequences

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” below, the exchange by U.S. holders of shares of GrafTech Common Stock for shares of New GrafTech Common Stock pursuant to the GTI Merger will constitute an exchange to which Section 351 of the Code applies. As a result, no gain or loss will be recognized by GrafTech, New GrafTech, or the stockholders of GrafTech as a result of the exchange of GrafTech shares for New GrafTech shares pursuant to the GTI Merger. In addition, no gain or loss will be recognized by GrafTech or New GrafTech as a result of the issuance of shares of New GrafTech Common Stock in exchange for the equity interests in Seadrift pursuant to the Seadrift Merger Agreement, and no gain or loss will be recognized by GrafTech or New GrafTech as a result of the issuance of shares of New GrafTech Common Stock in exchange for the equity interests in C/G pursuant to the C/G Merger Agreement. Your tax consequences will depend on your own situation. You should consult your tax advisor to fully understand the tax consequences of the Mergers to you.

GRAFTECH’S REASONS FOR THE ACQUISITIONS

In reaching its decisions to approve the acquisitions, GrafTech’s Board of Directors consulted with GrafTech’s management, as well as with legal and financial advisors, and considered a number of factors, including the following:

Seadrift Acquisition

•	Strategic, industrial, commercial and financial rationales for the acquisition.

•	Its knowledge of GrafTech’s business, operations, financial condition, earnings and prospects.

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The knowledge of Seadrift’s business, operations, financial condition, earnings and prospects which GrafTech’s Board of Directors and GrafTech’s management gained as a result of GrafTech’s existing 18.9% limited partnership interest in Seadrift, including contractual rights associated with such ownership as supplemented by the results of GrafTech’s due diligence review of Seadrift.

•	The prevailing macroeconomic conditions, and the economic environment of the industries in which GrafTech and Seadrift operate.

•	The fact that Seadrift is the only known quality petroleum-based needle coke producer not integrated into a refinery.

•	The estimates of significant recurring and non-recurring operating synergies resulting from the acquisition presented to GrafTech’s Board of Directors at the time of its approval of the acquisition.

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The fact that the vertical integration provided by the Seadrift acquisition would provide GrafTech with a synchronized and steady source for the production of needle coke, helping to assure it of a stable supply of a majority of its primary raw material in the production of graphite electrodes.

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The fact that control of Seadrift should allow GrafTech the ability to reduce the relative cost of a significant portion of its supply of needle coke, the primary raw material in the manufacture of graphite electrodes.

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The belief that the application of GrafTech’s proprietary carbon and graphite science to Seadrift’s current operations could improve the quality of Seadrift’s coke, which is a critical factor in production of high quality graphite electrodes.

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The fact that control of a needle coke production facility would enable GrafTech to better serve its global steel customers, by helping to ensure its ability to supply its customers and allowing it to design unique solutions for the EAF steel industry by engineering graphite electrodes from the raw material stage through final production.

•	The fact that control of Seadrift would provide GrafTech with the resources to engineer cokes for use in its graphite specialties business, which today are limited in availability.

•	The fact that Seadrift has an experienced management team which should assist in the integration of Seadrift’s operations into GrafTech’s business.

•

The fact that the ability to use GrafTech Common Stock as a significant portion of the consideration to be delivered to Seadrift equity owners would limit GrafTech’s need for debt financing for this transaction and preserve debt financing capacity for other corporate purposes.

C/G Acquisition

•	Strategic, industrial, commercial and financial rationales for the acquisition.

•	Its knowledge of GrafTech’s business, operations, financial condition, earnings and prospects.

•

The knowledge of C/G’s business, operations, financial condition, earnings and prospects which GrafTech’s Board of Directors and GrafTech’s management understand as a result of GrafTech’s activities in the same business, as supplemented by the results of GrafTech’s due diligence review of C/G.

•	The prevailing macroeconomic conditions and the economic environment of the industries in which GrafTech and C/G operate.

•	The estimates of significant operating synergies resulting from the acquisition of C/G presented to GrafTech’s Board of Directors at the time of its approval of the acquisition.

•

The fact that the acquisition would enable GrafTech to control a modern mill, mix and forming facility in the industry with capacity to supply certain of GrafTech’s facilities, helping to enable GrafTech to improve product quality and performance.

•

The fact that the acquisition would provide GrafTech with a large diameter graphite electrode manufacturing facility in the U.S. which would allow GrafTech to respond to customer orders more quickly and reduce freight cost and transit time for North American shipments.

•

The belief that the application of each party’s proprietary carbon and graphite science to the other party’s operations should allow it to upgrade existing technology and capabilities for both GrafTech’s and C/G’s graphite electrode production facilities, yielding better graphite electrode performance for each party’s customers and accelerating product and process development.

•

The fact that the ability to use GrafTech’s Common Stock as a significant portion of the consideration to be delivered to C/G equity owners would allow GrafTech to limit the need for debt financing for this transaction and preserve debt financing capacity for other corporate purposes.

Risks

In addition to the factors described above, GrafTech’s Board of Directors identified and considered a variety of risks and potentially negative factors concerning the acquisitions, including:

•	The possibility that either or both acquisitions may not be completed, or that completion of either or both may be unduly delayed, for reasons beyond the control of GrafTech, Seadrift or C/G.

•

The risk that regulatory agencies may not approve the Seadrift or C/G acquisitions, or may impose terms and conditions upon their approvals that would either materially impair the business operations of GrafTech following either or both acquisitions, or adversely affect the ability of GrafTech to realize the synergies and benefits that are expected to result from either or both acquisitions.

•

The potential for diversion of management and employee attention and for increased employee attrition during the period (which may be substantial) prior to consummation of each acquisition and the potential effect of the acquisitions on GrafTech’s, Seadrift’s or C/G’s businesses and relations with their respective customers, suppliers and other third parties with which they maintain business relationships.

•	The risks of potential disruptions to our ongoing business as a result of the difficulty of assimilating the operations and personnel of the businesses to be acquired.

•	The difficulties of integrating the business, including implementing and maintaining uniform standards, controls, procedures and policies at the businesses to be acquired.

•	The potential impact and sensitivity of the combined businesses to further recessionary pressures and rising oil prices.

•	The cyclicality of the graphite and needle coke businesses and the inability to exercise control over various elements that contribute to volatility.

•	The anticipated amount and timing of capital expenditures for the acquired businesses.

•	The risks associated with matters reviewed during due diligence, including ongoing environmental proceedings, executory contracts, and employment matters.

•	Potential loss of Seadrift’s and/or C/G’s customers or suppliers by reason of GrafTech’s ownership.

•

The risks of the type and nature described under “Risk Factors” beginning on page 18 of this prospectus, and the matters discussed under “ Forward Looking Statements” beginning on page 39 of this prospectus.

In view of the wide variety of factors considered in connection with its evaluation of each acquisition and the complexity of those matters, GrafTech’s board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors.

In addition, GrafTech’s Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather GrafTech’s Board of Directors conducted an overall analysis of the factors applicable to such acquisitions described above, including discussions with GrafTech’s management and legal and financial advisors. In considering the factors described above, individual members of GrafTech’s Board of Directors may have given different weight to different factors.

BACKGROUND OF THE ACQUISITIONS

In November 2007, Erick Asmussen, the Director of Corporate Development, initiated discussions with Falcon Mezzanine Investments, LP (“Falcon”) regarding their interest in selling the limited partnership interests which its subsidiary, Falcon-Seadrift Holdings, Inc. (“Falcon-Seadrift”), held in Seadrift, representing 18.9% of Seadrift’s equity interests. Mr. Asmussen later learned that an auction was proposed to be held for the sale of both Seadrift and C/G and at that time suspended conversations with Falcon.

GrafTech decided to participate in the auction process for a possible business combination with Seadrift and C/G and, on December 7, 2007, GrafTech executed a Confidentiality Agreement with Lehman Brothers Inc. (“Lehman”) on behalf of C/G, which was extended to cover Seadrift by an Acknowledgment executed by GrafTech. Lehman acted as financial advisors to Seadrift and C/G and managed the auction process. GrafTech engaged Goldman Sachs as its financial advisor to assist in its review of the possible business combination. On January 15, 2008, GrafTech submitted an indicative non-binding bid for a business combination involving both Seadrift and C/G.

From January 15, 2008 through late March 2008, GrafTech conducted due diligence on the two companies with the assistance of Goldman Sachs and GrafTech’s legal advisors, Kelley Drye & Warren LLP (“Kelley Drye”). On March 12, 2008, GrafTech submitted its refreshed non-binding bid to Lehman for a possible business combination involving both Seadrift and C/G. On the basis of that refreshed bid, GrafTech commenced negotiations with Nathan Milikowsky and Daniel Milikowsky, on behalf of Seadrift and C/G, and their financial advisors and legal advisors, McDermott Will & Emery LLP (“McDermott Will”). Craig Shular, our Chief Executive Officer, Mark Widmar, our Chief Financial Officer, Gary Whitaker, our then General Counsel, John Moran, our current General Counsel, and Mr. Asmussen participated in negotiations with Messrs. Milikowsky, Daniel Bejarano, a member of the Board of Directors of Seadrift Coke LLC, the General Partner of Seadrift (“Seadrift Coke”), and the legal and financial advisors to Seadrift, C/G and GrafTech, on the terms of a possible business combination involving both Seadrift and C/G. We also conducted further due diligence through the rest of the month of March. On March 31, 2008, Mr. Shular informed Mr. Nathan Milikowsky that we would not continue discussions on a possible business combination. Subsequently, at the request of Lehman, and in accordance with the terms of the Confidentiality Agreement, GrafTech and its representatives destroyed the copies of confidential information of C/G and Seadrift in their possession. Our management reported to our Board of Directors on the process and the opportunities presented, the due diligence findings, the status of negotiations and related matters at numerous meetings and calls held prior to and during the negotiations. Our Board asked questions of management and discussed these matters in detail. Our legal and financial advisors participated in numerous meetings held prior to and during the negotiations.

In May 2008, Mr. Asmussen recommenced conversations with Falcon concerning a possible acquisition of its limited partnership interests in Seadrift and on May 27, 2008, GrafTech and Falcon entered into a Confidentiality Agreement in connection therewith. Mr. Asmussen held discussions with Eric Rogoff, John Schabel and other members of the Falcon team and, during June 2008, Mr. Asmussen commenced negotiations with Falcon on possible terms for the acquisition of Falcon-Seadrift and, with assistance of our legal advisors, conducted due diligence on Falcon-Seadrift. On June 25, 2008, GrafTech and Falcon executed a letter of intent for the acquisition of Falcon-Seadrift. On June 27, 2008, Falcon’s legal advisors, Proskauer Rose LLP (“Proskauer”), provided a draft Stock Purchase Agreement for the acquisition of Falcon-Seadrift, which GrafTech, with Kelley Drye, and Falcon, with Proskauer, negotiated over the period from June 27 through June 30, 2008. Our management reported to our Board of Directors on the opportunities presented, the due diligence findings, the status of negotiations, management’s recommendation to approve the acquisition and related matters at meetings held on June 16 and June 26, 2008. Our Board of Directors asked questions of management and discussed these matters in detail. Our legal advisors participated in the latter meeting. Our Board of Directors approved the acquisition on June 26. On June 30, 2008, we executed a Stock Purchase Agreement and acquired Falcon-Seadrift, which was subsequently renamed GrafTech Seadrift Holdings Inc (“GSHI”).

Other than purchases of needle coke from Seadrift in the ordinary course of business (which were immaterial after 2000), there was no material relationship between us, on the one hand, and Falcon, Falcon-Seadrift or Seadrift, on the other hand, prior to the purchase.

The purchase price of Falcon-Seadrift was $135 million, and we paid the purchase price in cash, of which $100 million was funded through borrowings under our Revolving Facility. The balance of the purchase price was paid from cash on hand.

Falcon-Seadrift has certain rights related to Seadrift. These include the right to one of five seats on Seadrift Coke’s Board of Directors (or, at our election, board observation rights in lieu thereof), a right of approval with respect to certain mergers and other transactions involving Seadrift, the right to veto Seadrift’s repurchase of its own equity (other than from former employees), and customary tag along rights permitting us to participate in any proposed sale of the majority owners’ interests on the same terms and conditions. Falcon-Seadrift is subject to customary drag along obligations requiring us, in the event that the majority owners sell their interests, to sell our interests on the same terms and conditions. Falcon-Seadrift has the right to require Seadrift to buy its equity interests in Seadrift (a “put” to Seadrift) at then fair market value, beginning May 1, 2011. Upon exercise of the put, the fair market value would be determined assuming a sale of Seadrift as a going concern and without applying a discount for lack of liquidity, lack of marketability or lack of control.

Falcon’s designee on Seadrift Coke’s Board of Directors resigned upon our acquisition of Falcon-Seadrift, and we nominated Mr. Shular as our representative to Seadrift Coke’s Board of Directors. He joined the Board of Directors of Seadrift Coke as of July 1, 2008. In connection with Mr. Shular’s election as a member of Seadrift Coke’s Board of Directors, GrafTech and Seadrift, with participation of their respective legal counsel, established procedures to ensure that competitively sensitive information would not be shared between the parties. Subsequent to that time, Mr. Shular has served on Seadrift Coke’s Board of Directors and, in such position, has participated in board meetings and held deliberations with other board members. Mr. Moran and Mr. Widmar were present at virtually all of such meetings and deliberations. We are entitled, under the agreements in effect between Falcon-Seadrift (now GrafTech Seadrift Holding Corp. or “GSHC”) and Seadrift, to request certain information from Seadrift and, subject to such procedures, have from time to time requested and received such information. Such information was requested in order to monitor our investment in Seadrift and not in furtherance of a business combination. Mr. Shular’s conversations were in furtherance of his duties as a director of Seadrift and to monitor our investment and not in furtherance of a business combination. Our management reported to our Board of Directors and our Audit and Finance Committee on material developments relating to our investment at each meeting thereof.

In June 2009, because of adverse economic conditions, Seadrift anticipated that it would not be able to comply with certain covenants under its credit agreement. The lenders agreed to amend the credit agreement on the condition that additional equity or subordinated debt was injected into Seadrift. In June 2009, Seadrift’s principal equity owners agreed to extend loans and negotiated the terms thereof with Seadrift. Our management reported to our Board of Directors on the request, the status of negotiations, management’s recommendation to approve the request and related matters at a meeting held on June 26. Our Board asked questions of management and discussed these matters in detail. Our legal advisors participated in this meeting. Our Board approved the loan on June 26. In late June and early July 2009, Seadrift entered into agreements to borrow up to $17.0 million from certain of its equity owners, including GrafTech. We agreed to loan up to $8.5 million. On July 2, 2009, we loaned $6.0 million. Seadrift borrowed $6.0 million from other equity owners as of July 30, 2009.

Borrowings under these agreements were evidenced by Senior Subordinated Non-Negotiable Demand Notes (the “Demand Notes”) that were subordinated to Seadrift’s revolving credit agreement. Seadrift’s revolving credit agreement provided that the Demand Notes could not be repaid until all indebtedness thereunder had been paid in full and the obligation to make any further loans or advances had ceased and terminated. The Demand Notes bore interest at 10%, payable quarterly in arrears. Seadrift also paid a 1% servicing fee to each lender under a Demand Note at the time of a borrowing. Seadrift was able to repay all outstanding principal and interest on the Demand Notes in March 2010.

In January 2010, Nathan Milikowsky, in his capacity as President of Seadrift, requested to have a meeting with Mr. Shular, in his capacity as our chief executive, to discuss whether we would increase our purchases of coke from Seadrift. The meeting was held on January 11, 2010. Messrs. Moran, Widmar and Asmussen participated in the meeting. At the meeting, Mr. Shular indicated that GrafTech did not have an interest in increasing its purchases of coke from Seadrift but that it would be willing to engage in discussions concerning a possible business combination with Seadrift and C/G. On January 21, 2010, at a meeting that was held in connection with a meeting of the Seadrift Board of Directors, the possibility of a business combination was discussed. Messrs. Milikowsky, Shular, Moran, Asmussen and Widmar, John Bassett, Chief Executive Officer of Seadrift, Arnold Wasser, Seadrift’s Chief Financial Officer, and David Goldman, a member of Seadrift Coke’s Board of Directors and a McDermott Will partner, and members of the Seadrift business team participated in the discussions.

On February 19, 2010, the parties executed confidentiality agreements regarding such a combination and agreed to conduct due diligence.

Following execution of the confidentiality agreements, preliminary due diligence information requests regarding Seadrift and C/G were submitted to McDermott Will. Certain information was provided pursuant to those requests.

Our management reported to our Audit and Finance Committee on the opportunities presented, the status and negotiations, potential acquisition financing alternatives and related matters at a meeting held on March 17. Our Committee asked questions of management and discussed these matters in detail.

On March 24, Messrs. Shular, Asmussen, Widmar and Moran met with Mr. Nathan Milikowsky, Mr. Daniel Milikowsky and Mr. Goldman to discuss the terms on which the business combination could be effected.

Our management reported to our Board of Directors on the opportunities presented, the due diligence findings, the status of negotiations and related matters at a meeting held on March 25. Our Board of Directors asked questions of management and discussed these matters in detail.

On March 29, 2010, Messrs. Shular, Asmussen, Widmar and Moran met with Mr. Nathan Milikowsky, Mr. Daniel Milikowsky and representatives of Barclays Capital and McDermott Will and at that meeting they presented our proposal for the terms for a proposed acquisition of Seadrift and C/G by us. The parties discussed a mix of consideration including a combination of GrafTech Common Stock, promissory notes and cash. No price was agreed. The parties also discussed the terms of a standstill and lock-up and the election of a nominee of Mr. Milikowsky and his related parties to our Board.

On March 31, the parties reconvened to discuss potential terms of a business combination. While the consideration for the business combination was not agreed by the parties, and no letter of intent was executed, the parties agreed to have their legal representatives draft and negotiate definitive agreements while the parties continued due diligence.

On April 5, the parties discussed a protocol which would permit due diligence on sales information without disclosing pricing and other sensitive information. A protocol was agreed to restrict access to sensitive information. From April 5 through April 23, the parties conducted extensive due diligence, which included multiple conference calls, reviews of documents, and site visits to Seadrift’s and C/G’s facilities and to GrafTech’s facility in Monterrey, Mexico.

On April 7, McDermott Will submitted to us a proposed structure for the business combination, which was substantially the structure that is embodied in the Merger Agreements. On April 9, Mr. Moran provided to McDermott Will an initial draft of the Promissory Notes and, from such date through April 23, the parties exchanged initial and revised drafts of the definitive agreements for the proposed business combination as well as issues lists and other materials and the parties, in consultation with their advisors, reviewed and negotiated definitive agreements.

On April 23, Barclays Capital, as financial advisor to C/G and Seadrift, informed Mr. Asmussen that Mr. Milikowsky was no longer interested in pursuing a business combination involving C/G, but would still consider a business combination involving Seadrift. The proposal was not acceptable to GrafTech, which in turn submitted a counter proposal that day for a business combination involving both Seadrift and C/G.

On April 25, Mr. Shular met with Mr. Nathan Milikowsky and Mr. Daniel Milikowsky, and subsequently with a representative of Barclays Capital and later with such advisor, Mr. Asmussen, Mr. Widmar and our legal advisor. At the end of such meetings, the parties agreed to recommence negotiations for a business combination involving both Seadrift and C/G and agreed in principle on the terms of the transactions. Due diligence and negotiation recommenced, and further meetings were held with legal representatives and financial advisors to negotiate the terms of the transactions.

Our management reported to our Board of Directors on the opportunities and risks presented, the due diligence findings, the status of negotiations, the proposed terms of the acquisitions, management’s recommendation to approve the acquisitions and related matters at a meeting held on April 27. Our Board of Directors asked questions of management and discussed these matters in detail. Our legal and financial advisors participated in this meeting. Our Board of Directors approved the Mergers on April 27.

On April 28, the Seadrift Coke Board of Directors met, with Mr. Shular recusing himself, and approved the Seadrift Merger, and the C/G Board of Directors met and approved the C/G Merger.

On April 28, the parties finalized and executed the Merger Agreements.

ACCOUNTING TREATMENT OF THE MERGERS

We will account for the Mergers of Seadrift and C/G using the acquisition method of accounting which is based on Accounting Standards Codification Topic 805, Business Combinations. The acquisition method of accounting requires that all assets acquired and liabilities assumed of the acquired businesses, including tangible property and equipment, intangible assets, and contingent liabilities, be recorded at their fair value on the acquisition date. The excess of the consideration transferred (purchase price) over the fair value of the net assets acquired will be recognized as goodwill.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion summarizes the material U.S. federal income tax consequences of the Mergers that are expected to apply generally to U.S. holders (as defined below) of GrafTech Common Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of GrafTech Common Stock that is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect. This discussion assumes that the Mergers will be completed in accordance with the terms of the Merger Agreements. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the Mergers, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

This discussion only addresses U.S. holders who hold shares of GrafTech Common Stock (and will hold shares of New GrafTech Common Stock) as capital assets and does not purport to be a complete analysis of all potential tax effects of the Mergers. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Mergers (whether or not such transactions occur in connection with the Mergers), including, without limitation, any exercise of a GrafTech option or the acquisition or disposition of shares of GrafTech Common Stock other than pursuant to the Mergers. It does not address the U.S. federal income tax considerations applicable to holders of options or warrants to purchase GrafTech Common Stock, or holders of debt instruments convertible into GrafTech Common Stock. It also does not address all aspects of U.S. federal income taxation that may be important to a U.S. holder in light of that holder’s particular circumstances or to a U.S. holder subject to special rules, such as:

•

U.S. holders subject to special treatment under U.S. federal income tax laws (for example, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, or tax-exempt organizations);

•	a U.S. holder that holds GrafTech Common Stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy;

•	a U.S. holder whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	a U.S. holder that is a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	a U.S. holder that holds GrafTech Common Stock through a pass-through entity;

•	a U.S. holder liable for the alternative minimum tax;

•	a U.S. holder who acquired GrafTech Common Stock pursuant to the exercise of options or rights or otherwise as compensation or through a tax-qualified retirement plan; or

•	a U.S. holder who actually or constructively owns an interest in Seadrift or C/G (other than any interest in Seadrift or C/G that is currently owned, directly or indirectly, by GrafTech).

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Mergers. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Mergers, or the consequences under any proposed Treasury regulations that have not taken effect as of the date of this prospectus. Accordingly, we strongly urge each GrafTech stockholder to consult his or her own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to him or her of the Mergers.

Consequences of Exchange to U.S. Holders

The exchange by U.S. holders of shares of GrafTech Common Stock for shares of New GrafTech Common Stock pursuant to the GTI Merger will be treated as an exchange described in Section 351 of the Code, or the GTI Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, or both. A U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon its exchange of shares of GrafTech Common Stock for shares of New GrafTech Common Stock. Such holder will have a tax basis in the New GrafTech Common Stock received in the GTI Merger equal to the tax basis of the GrafTech Common Stock surrendered therefor (assuming that no election to reduce such basis is made). The holding period for New GrafTech Common Stock received in the GTI Merger will include the holding period for the GrafTech Common Stock surrendered therefor.

Consequences to GrafTech and New GrafTech

Neither GrafTech nor New GrafTech will recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of GrafTech shares for New GrafTech shares pursuant to the GTI Merger. In addition, no gain or loss will be recognized by GrafTech or New GrafTech as a result of the issuance of shares of New GrafTech Common Stock in exchange for the equity interests in Seadrift pursuant to the Seadrift Merger, and no gain or loss will be recognized by GrafTech or New GrafTech as a result of the issuance of shares of New GrafTech Common Stock in exchange for the equity interests in C/G pursuant to the C/G Merger.

Information on Mergers to Be Filed with GrafTech Stockholders’ Returns

A U.S. holder that qualifies as a “significant transferor” and certain U.S. shareholders of a foreign corporation that qualifies as a significant transferor will be required to attach statements to their tax returns for the year in which the Mergers are consummated that contain the information listed in Treasury Regulation Section 1.351-3. A significant transferor includes a person that transfers property to a corporation and receives stock of the transferee corporation in an exchange described in Section 351 of the Code if, immediately after the exchange, such person owns at least five percent (by vote or value) of the total outstanding stock of the transferee corporation and the stock owned by such person is publicly traded. The statement must include the significant transferor’s tax basis in and the fair market value of the GrafTech Common Stock that it exchanges for New GrafTech Common Stock.

FINANCIAL STATEMENTS

See the Index to Financial Statements at page F-1 of this prospectus for a complete list of the historical financial statements of GrafTech, Seadrift and C/G included in this prospectus.

GRAFTECH, SEADRIFT AND C/G UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of GrafTech, Seadrift, and C/G as if the merger took place on September 30, 2010.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 combine the historical consolidated statements of operations for GrafTech, Seadrift and C/G as if the merger took place on January 1, 2009.

The historical consolidated financial information has been adjusted in the unaudited condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of GrafTech, Seadrift, and C/G for the applicable periods, which are included in this document:

•	Separate unaudited financial statements of GrafTech as of and for the nine months ended September 30, 2010;

•	Separate historical financial statements of GrafTech as of and for the year ended December 31, 2009;

•	Separate unaudited financial statements of Seadrift as of and for the nine months ended September 30, 2010;

•	Separate historical financial statements of Seadrift as of and for the year ended December 31, 2009;

•	Separate unaudited financial statements of C/G as of and for the nine months ended September 30, 2010; and

•	Separate historical financial statements of C/G as of and for the year ended December 31, 2009.

The unaudited pro forma condensed combined financial information is presented for information purposes only and is not intended to represent or be indicative of the combined results of operations or financial position that we would have reported had the acquisitions been completed as of the date and for the periods presented, and should not be taken as representative of our consolidated results of operations or financial condition following completion of the acquisitions. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operations of the combined company. Transactions between Seadrift and either GrafTech or C/G during the periods presented have been eliminated in the unaudited pro forma condensed combined financial information. There were no material transactions between GrafTech and C/G during the periods presented that are required to be eliminated. In the future, to the extent the combined company uses Seadrift coke to manufacture any products, Seadrift’s profit will not be recognized until the coke is used to produce a finished product and the associated finished product is delivered to our end customer. Given the manufacturing process time for graphite electrodes, for example, this could result in Seadrift’s profits being delayed 3 to 6 months versus Seadrift product sales to third parties.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”). GrafTech has been treated as the acquirer. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed combined financial information. Differences between these preliminary management estimates (for example estimates as to value of acquired property and equipment and intangibles) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operational synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations or the costs necessary to achieve cost savings, operating synergies and revenue enhancements.

GrafTech International Ltd., Seadrift Coke L.P. and C/G Electrodes LLC

Pro Forma Unaudited Condensed Combined Statement of Operations

For the Year Ended December 31, 2009

	GrafTech	Seadrift	CG	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share information)
Net sales	$659,044	$74,309	$76,420	$(7,003	)(a)	$802,770
Cost of sales	467,939	55,632	47,860	13,783	(b)	585,214

Gross profit	191,105	18,677	28,560	(20,786)		217,556
Research and development	10,168	0	0	0		10,168
Selling and administrative expenses	82,325	7,045	5,831	(439	)(c)	94,762

Operating income	98,612	11,632	22,729	(20,347)		112,626
Equity in losses of non-consolidated affiliates	55,488			(55,488	)(d)	0
Other (income), net	1,868	11,038	(531)	878	(e)	13,253
Interest expense	5,609	1,956	5,990	10,011	(f)	23,566
Interest income	(1,047)	0	0	0		(1,047)

Income (loss) before provision for income taxes	36,694	(1,362)	17,270	24,252		76,854
Provision for income taxes	24,144	0	0	(26,602	)(g)	(2,458)

Net income (loss)	$12,550	$(1,362)	$17,270	$50,854		$79,312

Basic income per common share:
Net income per share	$0.10					$0.55
Weighted average common shares outstanding (in thousands)	119,707			24,000	(h)	143,707
Diluted income per common share:
Net income per share	$0.10					$0.55
Weighted average common shares outstanding (in thousands)	120,733			24,000	(h)	144,733

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2009 and for the Nine Months Ended September 30, 2010.

GrafTech International Ltd., Seadrift Coke L.P. and C/G Electrodes LLC

Pro Forma Unaudited Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2010

	GrafTech	Seadrift	CG	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share information)
Net sales	$725,754	$118,958	$95,116	$(26,676	)(a)	$913,152
Cost of sales	507,892	80,750	66,924	(19,100	)(b)	636,466

Gross profit	217,862	38,208	28,192	(7,576)		276,686
Research and development	9,261	0	0	0		9,261
Selling and administrative expenses	85,412	8,110	6,673	(15,457	)(c)	84,738

Operating income	123,189	30,098	21,519	7,881		182,687
Equity in (earnings) of non-consolidated affiliates	(2,326)	0	0	2,326	(d)	0
Other (income), net	(1,744)	433	(658)	0		(1,969)
Interest expense	3,063	700	4,224	8,466	(f)	16,453
Interest income	(1,228)	0	0	0		(1,228)

Income (loss) before provision for income taxes	125,424	28,965	17,953	(2,911)		169,431
Provision for income taxes	27,962	0	0	15,079	(g)	43,041

Net income (loss)	$97,462	$28,965	$17,953	$(17,990)		$126,390

Basic income per common share:
Net income per share	$0.81					$0.87
Weighted average common shares outstanding (in thousands)	120,484			24,000	(h)	144,484
Diluted income per common share:
Net income per share	$0.80					$0.87
Weighted average common shares outstanding (in thousands)	121,242			24,000	(h)	145,242

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2009 and for the Nine Months Ended September 30, 2010.

GrafTech International Ltd., Seadrift Coke L.P. and C/G Electrodes LLC

Pro Forma Unaudited Condensed Combined Balance Sheet

As of September 30, 2010

	GrafTech	Seadrift	C/G	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$66,503	$5,408	$774	$(50,000	)(A)	$22,685
Accounts and notes receivable	158,687	22,252	12,268	(831	)(B)	192,376
Inventories, net	283,337	22,599	19,687	25,529	(C)	351,152
Prepaid expenses and other current assets	13,371	417	288	4,067	(D)	18,143

Total current assets	521,898	50,676	33,017	(21,235)		584,356
Property, plant and equipment, net	392,899	72,547	36,422	237,505	(E)	739,373
Deferred income taxes	11,125	0	0	(7,023	)(F)	4,102
Goodwill	9,524	0	0	328,965	(G)	338,489
Other assets	11,998	136	1,527	176,143	(H)	189,804
Investment in nonconsolidated affiliate	65,641	0	0	(65,641	)(I)	0
Restricted cash	1,161	0	0	0		1,161

Total assets	$1,014,246	$123,359	$70,966	$648,714		$1,857,285

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$41,941	$1,189	$5,372	$(831	)(B)	$47,671
Short-term debt	9	41	115	0		165
Accrued income and other taxes	34,484	1,092	0	9,147	(J)	44,723
Supply chain financing liability	25,460	0	0	0		25,460
Other accrued liabilities	92,965	8,725	6,260	(2,681	)(K)	105,269

Total current liabilities	194,859	11,047	11,747	5,635		223,288
Long-term debt	1,383	141	75,979	256,659	(L)	334,162
Other long-term obligations	104,492	1,104	0	0		105,596
Deferred income taxes	29,097	0	0	49,986	(M)	79,083
Contingencies	0	800	0	0		800
Stockholders’ equity
Preferred stock	0	0	0	0		0
Common stock/capital	1,247	9,781	7,913	(17,454	)(N)	1,487
Additional paid-in capital	1,309,170	0	0	394,800	(N)	1,703,970
Accumulated other comprehensive loss	(303,597)	0	0	0		(303,597)
Accumulated (deficit) earnings	(207,740)	100,486	15,012	(80,597	)(O)	(172,839)
Common stock/capital held in treasury and in employee trusts	(114,665)	0	(39,685)	39,685	(P)	(114,665)

Total stockholders’ equity	684,415	110,267	(16,760)	336,434		1,114,356

Total liabilities and stockholders’ equity	$1,014,246	$123,359	$70,966	$648,714		$1,857,285

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010.

GRAFTECH, SEADRIFT AND C/G NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of Transaction

On April 28, 2010, we, and certain of our subsidiaries, entered into an agreement and plan of merger with Seadrift Coke, L.P. (“Seadrift”), a Delaware limited partnership, and certain of its partners, to acquire all of the equity interests of Seadrift that we do not already own. We currently own limited partnership units constituting approximately 18.9% of the equity interests in Seadrift. At the same time, we, and certain of our subsidiaries, entered into an agreement and plan of merger with C/G Electrodes, LLC (“C/G”), a Delaware limited liability company, and certain of its members.

In connection with the acquisitions, GrafTech will reorganize into a new holding company structure pursuant to the agreements and plans of merger and Section 251(g) of the General Corporation Law of the State of Delaware. The new holding company (“New GTI”) will be identical to our existing holding company, GrafTech (“Old GTI”), in all material respects, including its Board of Directors, management and capital structure. At the closing of the mergers, all outstanding shares of our common stock will automatically be converted into identical common stock representing the same percentage ownership of and voting rights in the New GTI, which will also be a Delaware corporation. Each Old GTI Share issued and outstanding immediately prior to the reorganization will convert into and be exchanged for one share, par value $0.01 per share, of common stock of the New GTI (each, a “New GTI Share”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Old GTI Shares. Immediately after the merger, the new holding company will be renamed GrafTech International Ltd. and the name of Old GTI will be changed to GrafTech Holdings Inc.

The consideration to be paid for Seadrift will consist of $78.5 million in cash (subject to working capital adjustments), 12 million New GTI Shares (subject to adjustments for stock splits, reverse stock splits or similar transactions) and non-interest bearing, senior subordinated promissory notes in an aggregate face amount of $100 million due in 2015. The consideration to be paid for C/G will consist of $152.5 million in cash (subject to working capital adjustments), 12 million New GTI Shares and non-interest bearing, senior subordinated promissory notes in an aggregate face amount of $100 million due in 2015. Approximately $195.6 million of the cash consideration to be paid in connection with the acquisitions will be funded through borrowings under our principal revolving credit facility, as amended and restated on April 28, 2010. The balance of the cash portion of the purchase price, approximately $50 million, will be paid from cash on hand. The New GTI Shares will be delivered on the respective dates that the acquisitions of Seadrift and C/G are completed. GrafTech stockholders do not and will not have dissenters’ rights or appraisal rights in connection with this reorganization.

The acquisitions are subject to customary conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The consummation of the Seadrift and C/G mergers will occur simultaneously.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of GrafTech, Seadrift and C/G. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which GrafTech adopted on January 1, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which GrafTech has adopted as required.

The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Financial statements of GrafTech issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of GrafTech issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Seadrift and C/G. In addition, the consideration to be transferred is to be measured at the closing date of the merger at the then-current market price, which will likely result in the per share equity and debt components that are different from the amount reflected in these in these unaudited pro forma condensed combined financial statements.

ASC Topic 820 defines the term “fair value”, sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” In addition, market participants are assumed to be unrelated buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, GrafTech may be required to record assets which are not intended to be used or may be sold and/or to value assets at fair value measures that do not reflect GrafTech’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition costs (i.e., advisory, legal, valuation, other professional fees, etc.) are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by GrafTech are estimated to be approximately $16 million, of which $12.3 million was expensed in the nine months ended September 30, 2010 and an immaterial amount in the year ended December 31, 2009. Total advisory, legal, and other professional fees expensed by Seadrift in the nine months ended September 30, 2010 were $1.5 million; none were expensed in the year ended December 31, 2009. Total advisory, legal, and other professional fees expensed by C/G in the nine months ended September 30, 2010 were $1.6 million; none were expensed in the year ended December 31, 2009.

Accounting Policies

Upon completion of the merger, GrafTech will perform a detailed review of Seadrift’s and C/G’s accounting policies. As a result of that review, GrafTech may identify differences between the accounting policies of the three companies that, when conformed, could have a material impact on the combined financial statements. At this time, GrafTech has identified that Seadrift and C/G use the last-in, first-out (“LIFO”) method for costing its raw material inventory. The unaudited pro forma financial information has been adjusted to reflect the assumption that Seadrift and C/G will use the first-in, first-out (“FIFO”) method of valuing inventory.

Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the consideration expected to be transferred to effect the acquisition of the remaining 81.1% of Seadrift and C/G (dollars in thousands):

	Seadrift	C/G	Total
Cash
Agreed amount subject to debt and working capital adjustments	$78,500	$152,500	$231,000
Debt adjustments	(1,891)		(1,891)
Net working capital adjustments	12,091	4,397	16,488

Net cash consideration	88,700	156,897	245,597
Fair value of common stock issued (based upon the October 28, 2010 closing price of our common stock—$16.46)	197,520	197,520	395,040
Fair value of non-interest bearing, five-year senior subordinated note	68,058	68,059	136,117

Total consideration expected to be transferred	$354,278	$422,476	$776,754

Our acquisition of the remaining units of Seadrift results in our obtaining control. Under ASC Topic 820 we are required to remeasure our previously held equity interest (18.9% ownership) to its fair value at the effective time of the merger. Our estimate of the fair value of our previously held investment of $69.6 million at September 30, 2010 is greater than its carrying value of $65.6 million by $4.0 million. GrafTech will recognize this difference as a gain in the income statement at the effective time of the merger. The unaudited pro forma condensed combined results of operation for the year ended December 31, 2009 and for the nine months ended September 30, 2010 do not include this gain. The unaudited pro forma condensed combined balance sheet reflects an adjustment of retained earnings for the gain—See note (O) Adjustments to Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2010. Our estimates of fair value and the gain are preliminary and subject to change and could vary materially from the actual amounts on the closing date. A change in the estimated fair value would affect goodwill.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration that will be transferred when the merger is completed. The fair value of equity securities issued is required to be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $16.46 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. GrafTech believes that an increase or decrease by as much as $1.00 in the GrafTech common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based on the recent history of GrafTech common stock price. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $24 million which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. For example, the fair value of common stock issued would have increased to $454.8 million based upon the November 4, 2010, closing price of $18.95.

In addition, the fair value of the unsecured subordinated notes issued is required to be measured using market interest rates as of the closing date. The interest rates used for pro forma purposes are based on current market rates. For each 0.125% increase of decrease in the assumed rates with respect to the notes offered hereby, our annual interest expense would increase or decrease by $0.2 million.

Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by GrafTech in the merger, reconciled to the estimate of consideration expected to be transferred (dollars in thousands):

	Seadrift	C/G	Total
Total estimated consideration expected to be transferred	$354,278	$422,476	$776,754
Fair value of our equity in Seadrift held prior to acquisition (a)	69,605		69,605

Aggregate value to be allocated to identifiable net assets, with residual to goodwill	423,883	422,476	846,359
Allocation to identifiable net assets:
Cash	5,408	774	6,182
Accounts and notes receivable (b)	21,421	12,268	33,689
Inventories (b)	37,882	29,933	67,815
Other current assets	417	288	705
Property, plant and equipment	250,000	96,475	346,475
Customer relationships (c)	39,313	81,000	120,313
Technology and know-how	27,300	30,000	57,300
Other long-term assets	136	56	192
Accounts payable and accrued liabilities (b)	(11,005)	(8,120)	(19,125)
Debt and capital lease obligations	(182)	(1,040)	(1,222)
Deferred income taxes—liability	(53,128)	(39,898)	(93,026)
Other long-term liabilities	(1,904)		(1,904)

Total allocated to identifiable net assets	315,658	201,736	517,394

Goodwill	$108,225	$220,740	$328,965

(a)	Includes an estimated gain of $4.0 million resulting from remeasuring GrafTech’s previously held equity interests in Seadrift.
(b)	Net of related party activity.
(c)	Includes derecognition of the C/G customer relationship intangible asset of $4.4 million recognized by Seadrift; however, eliminated as a related party amount when both acquisitions are consummated.

These preliminary estimates of fair value and weighted-average useful life will likely differ from the amounts reported in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once GrafTech and our third party valuation advisors have full access to the specifics of Seadrift’s and C/G’s long-lived assets, additional insight will be gained that could impact: (i) the estimated total value assigned to long-lived assets; (ii) the estimated allocation of value between finite-lived and indefinite-lived assets and/or (iii) the estimated weighted-average useful life of each category of long-lived assets.

Following is a discussion of the adjustments made to Seadrift’s and C/G’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Investment in Non-consolidated Affiliate

ASC Topic 820 requires that an acquirer remeasure its previously held equity interest in an acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings. The gain is calculated based on the acquisition date fair value of our 18.9% ownership of Seadrift, which will be determined by discounting the estimated cash flows of Seadrift.

Property, plant and equipment: As of the effective time of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Based on internal assessments for purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. This estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date. For each $10 million change of fair value adjustment that changes property, plant and equipment, there could be an annual increase or decrease in depreciation expense of approximately $0.6 million per year, assuming a weighted-average useful life of 17.5 years.

Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use.

The fair value of these intangible assets is normally determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or relief-from-royalty method. At this time, GrafTech does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to value the customer relationships/contracts and needle coke manufacturing technology and know-how. Some of the more significant assumptions in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of goods sold, sales and marketing expenses, and working capital/contributory asset charges) and the discount rate selected to measure the risks inherent in the future cash flows. However, based on an internal revaluation of the third party valuation when we acquired our 18.9% ownership in Seadrift, as well as internal assessments, GrafTech has identified the following significant intangible assets: customer relationships/contracts and needle coke manufacturing technology and know-how. For purposes of these unaudited pro forma condensed combined financial statements,

GrafTech management estimated the fair values of the intangible assets as follows: customer relationships/contracts—$120.3 million with a weighted average useful life of 15 years; and the needle coke and graphite electrode manufacturing technologies and know-how—$57.3 million with a weighted average useful life of 10 years. For each $10 million change of fair value adjustment that changes intangible assets, there could be an annual increase or decrease in amortization expense of approximately $0.8 million per year, assuming a weighted-average useful life of 13 years.

Debt and other long-term obligations: C/G’s bank debt and interest rate swaps will be repaid with a portion of the cash consideration at the time of the merger. We have based our pro forma calculations using the balances at September 30, 2010—bank debt of $75.0 million and interest rate swaps of $2.7 million. We will assume Seadrift’s capital lease and C/G’s indebtedness to the Pennsylvania Industrial Development Authority and record them at their merger date fair values.

Deferred taxes: As of the effective time of the merger, GrafTech will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments made to certain assets acquired and liabilities assumed.

Other long-term liabilities and contingencies: As of the effective time of the merger, contingencies are required to be measured at fair value if the acquisition-date fair value of the asset or liability arising from the contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria are met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, Contingencies. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.

Goodwill

Goodwill is calculated as the difference between (i) the sum of the acquisition-date fair value of the consideration expected to be transferred and the fair value of the previously held equity interest and (ii) the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

Related Party Transactions

Sales of product from Seadrift to C/G and to GrafTech during the periods presented have been eliminated in the unaudited pro forma condensed combined financial statements. Interest expense on the loan from GrafTech to Seadrift has also been eliminated. There were no other material transactions between GrafTech and Seadrift or C/G during the periods presented.

Adjustments to GrafTech, Seadrift and C/G Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2009 and for the Nine Months Ended September 30, 2010

(a) To record the elimination of sales of product from Seadrift to C/G and to GrafTech.

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Sales of product from Seadrift to C/G	$(7,003)	$(24,187)
Sales of product from Seadrift to GrafTech	0	(2,489)

	$(7,003)	$(26,676)

(b) Reflects the elimination of sales from Seadrift to C/G and related party profit pertaining to C/G’s inventory; the change in accounting for inventories from the LIFO method to the FIFO method; and increased depreciation and amortization resulting due to recording property, plant and equipment and intangible assets at their fair values. The components of the adjustments to cost of sales are (dollars in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Related party eliminations	$(7,995)	$(31,761)
Reversal of (expense) benefit previously recognized resulting from change in accounting for inventories from LIFO method to FIFO method	(1,903)	(4,723)
Increased depreciation and amortization due to recording property, plant and equipment and intangible assets at their fair values	23,681	17,384

	$13,783	$(19,100)

(c) The components of the adjustment to selling and administrative expenses are (dollars in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Reversal of amortization of other assets—Seadrift	$(26)	$(9)
Reversal of amortization of other assets—C/G	(413)	(56)
Elimination of transaction fees—Seadrift		(1,461)
Elimination of transaction fees—C/G		(1,583)
Elimination of transaction fees—GrafTech		(12,348)

	$(439)	$(15,457)

(d) To eliminate equity in (earnings) losses (including non-cash write-down of investment of $52.8 million in 2009) of non-consolidated affiliate as a result of now owning 100% of Seadrift.

(e) To eliminate gains on interest rate swaps for the year ended December 31, 2009.

(f) Reflects the change in interest expense (dollars in thousands):

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Reversal of interest on debt and interest rate swaps repaid at acquisition	$(8,222)	$(5,209)
Interest expense on new borrowings under GrafTech credit agreement and amortization of non interest bearing note issued (1)	18,233	13,675

	$10,011	$8,466

(1)	Represents incremental interest expense related to the incurrence of additional indebtedness from (i) borrowings under our revolving credit facility of $195.6 million, bearing interest at our current interest rate of 2.79% and (ii) the issuance of $136.1 million of non-interest bearing notes with an effective interest rate of 8.0%. The interest rates used for pro forma purposes are based on current market rates. For each 0.125% increase or decrease in the assumed rates with respect to the credit agreement and the notes offered hereby, our annual interest expense would increase or decrease by $0.4 million.

(g) Represents the tax effect, calculated using the U.S. statutory income tax rate of 35%, of the impact of combining Seadrift’s results of operations and the adjustments to income before income taxes for the purchase accounting adjustments, primarily related to expenses associated with incremental debt to partially finance the acquisition and increased depreciation and amortization resulting from the estimated fair value adjustments for acquired property, plant and equipment and intangible assets, with the historical financial statements of GrafTech.

The pro forma statements of operations are prepared as if Seadrift were acquired as of January 1, 2009. Accordingly, the pro forma statements of operations include an adjustment to eliminate our equity in (earnings) losses and write-down of investment in non-consolidated affiliate. Because we reversed the 2009 impairment write-down of the investment in non-consolidated affiliate and the related tax effects, we were again in our original net deferred tax liability position. Therefore, we reversed the provision for valuation allowance of $41.4 million.

(h) The 24 million common shares to be issued, while subject to customary standstill provisions and certain restrictions on their sale, are participating shares for the calculations of basic and diluted earnings per share.

Adjustments to GrafTech, Seadrift and C/G Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010

(A)	To adjust cash and cash equivalents for amount used to fund the cash consideration paid to owners of Seadrift and C/G.

(B)	To eliminate related party balances.

(C)	To adjust Seadrift and C/G inventories to their estimated net realizable value. GrafTech believes that fair value approximates net realizable value, which is defined as expected sales price less costs to sell plus a reasonable margin for the selling effort. The adjustment to inventory includes an adjustment to eliminate related party profit in C/G’s inventory of $5.1 million and a $30.6 million increase to adjust LIFO inventories to a current cost basis.

(D)	To record the release of $4.1 million of valuation allowance for deferred tax assets—short-term. See Note (F) and footnote (2) to (O) below for details.

(E)	Reflects adjustment of Seadrift and C/G property, plant and equipment to their estimated fair values (dollars in thousands).

	Seadrift	C/G	Total
Net book value of property, plant and equipment	$72,547	$36,422	$108,969
Adjustment to record property, plant and equipment at their fair values	177,453	60,052	237,505

Estimated fair value of property, plant and equipment	$250,000	$96,474	$346,474

(F)	Reflects adjustments for the following (dollars in thousands):

Reversal of valuation allowance previously recognized for GrafTech deferred tax assets	$27,732
Change in net long-term deferred tax asset position due to recording acquired assets and liabilities assumed at their fair values	(34,755)

$(7,023)

As part of accounting for the acquisition, we recorded deferred income tax liabilities for the fair value adjustments made to certain assets acquired and liabilities assumed. Certain of these deferred tax liabilities are expected to reverse during the same period that certain of our deferred tax assets are expected to reverse. As a result, we reduced our preexisting valuation allowance related to such deferred tax assets. This pro forma adjustment is reflected as an adjustment to deferred income taxes (asset) and retained earnings in the unaudited pro forma condensed combined balance sheet.

See Note (M) and footnote (2) to (O) below for additional details.

(G)	Reflects goodwill associated with the transaction (dollars in thousands):

Difference between the estimated fair values of the net assets acquired and the consideration	$231,975
Recognition of gain on adjustment to fair value of GrafTech’s 18.9% ownership of Seadrift at the effective time of the merger	3,964
Net deferred tax liabilities associated with the estimated fair value adjustments of net assets acquired (1)	93,026

$328,965

(1)	See Note (M).

Goodwill consists of the fair value of Seadrift’s and C/G’s assembled workforces and buyer-specific synergies.

(H)	Reflects adjustments for the following (dollars in thousands):

Recognition of intangible asset—customer relationships, Seadrift	$39,313
Recognition of intangible asset—technology, Seadrift	27,300
Recognition of intangible asset—customer relationships, C/G	81,000
Recognition of intangible asset—technology, C/G	30,000
Write-off of C/G unamortized debt financing costs and non-compete agreements	(1,470)

$176,143

Customer relationships represent the existing customers that are expected to continue to support the business. We estimated the fair values of customer relationships and technology and know-how using an income approach, that is, we determined the present value of the after-tax excess earnings attributable to each intangible asset using an appropriate risk-adjusted rate of return.

The amortization of these intangible assets was estimated using the straight-line method over their estimated lives: customer relationships, 15 years; technology and know-how, 10 years.

(I)	To eliminate carrying value of our 18.9% ownership of Seadrift at acquisition of the remaining ownership units.

(J)	To record the interim pro forma current tax provision.

(K)	Reflects the payment to terminate C/G’s interest rate swap at closing of ($2,681) (dollars in thousands).

(L)	Reflects adjustments for the following (dollars in thousands):

Repayment of C/G’s long-term debt	$(75,055)
Payment to terminate C/G’s interest rate swap	2,681
Borrowings under our revolving credit facility at our current rate of 2.79% to repay C/G’s long-term debt and purchase equity interests	192,916
Issuance of non-interest bearing, five-year senior subordinated note at its fair value using a current market rate of 8%	136,117

$256,659

(M)	Reflects adjustments for the following (dollars in thousands):

Deferred tax liability on net assets acquired	$93,026
Reclassification of change in long-term net deferred tax asset/liability position due to recording acquired assets and liabilities assumed at their fair values	(43,040)

$49,986

For purposes of this unaudited pro forma condensed combined financial information, the United States federal statutory tax rate of 35% has been used in the calculations of the overall tax related to the acquisitions for all periods presented. This rate does not reflect GrafTech’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits and does not take into account any historical or possible future tax events that may impact the combined company.

(N)	Reflects adjustments for the following (dollars in thousands):

	Common stock/ capital	Additional paid-in capital
Issuance of 24 million shares of common stock, $0.01 par value at fair value of $16.46 per share	$240	$394,800
Elimination of Seadrift’s capital accounts	(9,781)
Elimination of C/G’s capital accounts	(7,913)

	$(17,454)	$394,800

The fair value of the 24 million shares of common stock to be issued is based on the closing price of our common stock on October 28, 2010. An increase or decrease in the price of our common stock on the closing date of the merger of $1.00 from the stock price of $16.46 will increase or decrease the value of the shares issued by $24 million, which would be reflected as an increase or decrease in goodwill.

(O)	Reflects adjustments for the following (dollars in thousands):

Elimination of Seadrift’s retained earnings	$(100,486)
Elimination of C/G’s retained earnings	(15,012)
Recognition of gain on adjustment to fair value of GrafTech’s 18.9% ownership of Seadrift at the effective time of the merger (1)	3,964
Recognition of reversal of valuation allowance for deferred tax assets (2)	31,799
To reverse previously established deferred tax liability upon acquisition of Seadrift	8,286
Recognition of provision for current income taxes on pro forma adjustments	(9,148)

$(80,597)

(1)	Represents our estimated gain as a result of remeasuring our previously held equity interest in Seadrift. The gain will be impacted by transactional activity, such as equity income and distributions, up until the date the merger is completed. Because this pro forma adjustment will not have a continuing impact, it is excluded from the unaudited pro forma condensed combined statements of operations, but is reflected as an adjustment to goodwill and retained earnings in the unaudited pro forma condensed combined balance sheet.
(2)	In the pro forma financial statements we eliminate our investment in Seadrift, our equity in its earnings, and our 2009 write-down of the investment. Our pro forma adjustment to income taxes includes the reversal of the net change of the deferred tax liability that we recognized at the acquisition of our investment and the reversal of the provision for valuation allowance ($41.4 million) that we recorded in connection with the impairment write-down of our investment.

(P)	To eliminate C/G’s units held in treasury.

CERTAIN MARKET INFORMATION WITH RESPECT TO GRAFTECH COMMON STOCK

GrafTech Common Stock is, and upon approval of our supplemental listing application, New GrafTech Common Stock will be, listed on the NYSE under the trading symbol “GTI.” GrafTech Common Stock is included in the Russell 2000 Index. The closing sale price of GrafTech Common Stock was $16.46 on October 28, 2010. The closing sale price of GrafTech Common Stock was $13.47 on April 28, 2010 (the day prior to the public announcement of the Mergers). The following table sets forth, for the periods indicated, the high and low closing sales price per share for GrafTech Common Stock as reported by the NYSE.

	High	Low
2008
First Quarter	$17.85	$12.88
Second Quarter	27.02	16.61
Third Quarter	27.27	13.47
Fourth Quarter	14.01	3.98
2009
First Quarter	$9.83	$5.00
Second Quarter	12.79	6.46
Third Quarter	15.87	10.12
Fourth Quarter	16.58	12.67
2010
First Quarter	$16.34	$11.88
Second Quarter	17.26	13.43
Third Quarter	17.10	14.06

At October 28, 2010, there were 129 stockholders of record of GrafTech Common Stock.

DIVIDEND POLICIES AND RESTRICTIONS

It is the current policy of our Board of Directors to retain earnings to finance strategic and other plans and programs, conduct business operations, fund acquisitions, meet obligations and repay debt. Any declaration and payment of cash dividends or repurchases of common stock will be subject to the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, cash requirements and future prospects, the limitations contained in our Revolving Facility and other factors deemed relevant by our Board of Directors. We did not pay any cash dividends in 2008 or 2009. We periodically review our dividend policy. At the present time, there are no plans for paying cash dividends in the near future.

In December 2007, our Board of Directors approved a share repurchase program authorizing the purchase of up to 3 million shares of our common stock. Share repurchases may take place from time to time in the open market, or through privately negotiated transactions, as market conditions warrant. We have in the past funded and intend in the future to fund, any such share repurchases from available cash and cash flows. These share repurchases may be suspended or discontinued at any time. During 2007 and 2009, we did not purchase any shares under this program. During 2008, we purchased 948,095 shares under this program. The maximum number of shares that may yet be purchased under the program was 2,051,905 at September 30, 2010.

In addition to the above repurchase program, we occasionally purchase or withhold shares from employee equity awards to cover withholding taxes.

GrafTech is and New GrafTech will be a holding company that derives substantially all of its cash flow from issuances of its securities and cash flows of its subsidiaries. Accordingly, GrafTech’s ability to pay dividends or repurchase common stock from cash flow from sources other than issuance of its securities is, and

New GrafTech’s ability to do so will be, dependent upon the cash flows of their subsidiaries and the advance or distribution of those cash flows to GrafTech or New GrafTech, as the case may be.

Under our Revolving Facility, in general, GrafTech is and New GrafTech will be permitted to pay dividends and repurchase common stock in an aggregate amount up to (cumulative from April 2010) $75 million (or $300 million, if certain leverage ratio and other requirements are satisfied), plus, each year, an aggregate amount equal to 50% of our consolidated net income in the prior year.

BUSINESS OF GRAFTECH

Introduction

Our vision is to enable customer leadership, better and faster than our competition, through the creation, innovation and manufacture of graphite and carbon material science-based solutions. We have over 120 years of experience in the research and development of graphite and carbon-based solutions and our intellectual property portfolio is extensive. Our business was founded in 1886 by the National Carbon Company.

We are one of the world’s largest manufacturers of the broadest range of high quality graphite electrodes, products essential to the production of EAF steel and various other ferrous and nonferrous metals. We also manufacture carbon, graphite and semi-graphite refractory products, which protect the walls of blast furnaces and submerged arc furnaces. We are one of the largest manufacturers of high quality natural graphite products enabling thermal management solutions for the electronics industry and fuel cell solutions for the transportation and power generation industries. We are one of the world’s largest manufacturers and providers of advanced graphite and carbon materials for the transportation, solar, and oil and gas exploration industries. We service customers in about 70 countries, including industry leaders such as Arcelor Mittal, BaoSteel, Gerdau S.A. and ThyssenKrupp Steel in steel, Samsung in electronics, Elkem Solar in the solar industry and Griffin Wheel in the transportation industry.

We currently manufacture our products in eleven manufacturing facilities strategically located on four continents. We believe our network has the largest manufacturing capacity, one of the lowest manufacturing cost structures of all of our major competitors and delivers the highest-level quality products. We currently have the operating capability, depending on product mix, to manufacture approximately 220,000 MT of graphite electrodes. We believe that our global manufacturing network provides us with competitive advantages in product quality, proximity to customers, timely and reliable product delivery, and product costs. Given our global network, we are well positioned to serve the growing number of consolidated, global, multi-plant steel customers as well as certain smaller, regional customers and segments.

We operate one of the premier research, development and testing facilities in the graphite and carbon industry, and we believe we are an industry leader in graphite and carbon material science and high temperature processing know-how. We believe our technological capabilities for developing products with superior thermal, electrical and physical characteristics provide us with a competitive advantage. These capabilities have enabled us to accelerate development and commercialization of our technologies to exploit markets with high growth potential.

Products

We have four major product categories: graphite electrodes, refractory products, advanced graphite materials and natural graphite products.

Reportable Segments

Our businesses are reported in the following reportable segments: Industrial Materials, which include graphite electrodes and refractory products; and Engineered Solutions, which include advanced graphite materials and natural graphite products. We discuss our reportable segments and geographic areas in more detail in Note 4, “Segment Reporting” of Notes to the Consolidated Financial Statements.

Industrial Materials

Our Industrial Materials segment manufactures and delivers high quality graphite electrodes and refractory products and related services.

We are one of the world’s largest manufacturers of the broadest range of high quality graphite electrodes and refractory products. Electrodes are key components of the conductive power systems used to produce steel and other non-ferrous metals. Approximately 70% of our graphite electrodes sold is consumed in the EAF steel melting process, the steel making technology used by all “mini-mills,” typically at a rate of one graphite electrode every eight to ten operating hours. We believe that mini-mills constitute the higher long-term growth sector of the steel industry and that there is currently no commercially viable substitute for graphite electrodes in EAF steel making. Therefore, graphite electrodes are essential to EAF steel production. The remaining 30% of our graphite electrodes sold is primarily used in various other ferrous and non-ferrous melting applications, including steel refining (that is, ladle furnace operations for both EAF and basic oxygen furnace steel production), fused materials, chemical processing, and alloy metals.

GrafTech is also a leading global supplier of carbon, semigraphite and graphite refractory hearth linings for blast and submerged arc furnaces used to produce iron and ferroalloys. Refractory products are used to protect the walls of blast furnaces and submerged arc furnaces due to their high thermal conductivity and the ease with which they can be machined to large or complex shapes. Among the major refractory product suppliers, GrafTech has one of the most complete offerings, including a full range of brick, block, ramming paste, cement and grout products.

Engineered Solutions

Engineered Solutions include advanced graphite materials and natural graphite products. Advanced graphite materials are highly engineered synthetic graphite products used in many industrial areas due to their unique properties and the ability to tailor them to specific solutions. These products are used in the transportation, solar, metallurgical, chemical, oil and gas exploration, and various other industries as further described below. Our natural graphite products consist of thermal management solutions, fuel cell components, and sealing materials.

Industrial Materials Segment

Our Industrial Materials segment, which had net sales of $861.2 million in 2007, $1,008.8 million in 2008, and $538.1 million in 2009, manufactures and delivers high quality graphite electrodes and refractory products, as well as provides customer technical services. Industrial Materials sales represented approximately 86%, 85% and 82% of consolidated net sales for 2007, 2008, and 2009, respectively. We estimate that the worldwide market for industrial materials was approximately $5.5 billion in 2008 and approximately $3.5 billion in 2009, a significant decline due to the severe decline in industrial production and the inventory overhang. Customers for these products are located in all major geographic markets.

Graphite Electrode Products

Graphite electrodes are consumed primarily in EAF steel production, the steel making technology used by all “mini-mills.” Graphite electrodes are also consumed in the refining of steel in ladle furnaces and in other smelting processes such as production of titanium dioxide.

Electrodes act as conductors of electricity in the furnace, generating sufficient heat to melt scrap metal, iron ore or other raw materials used to produce steel or other metals. The electrodes are consumed in the course of that production.

EAFs operate using either alternating electric current or direct electric current. The vast majority of EAFs use alternating current. Each of these alternating current furnaces typically uses nine electrodes (in three columns of three electrodes each) at one time. The other EAFs, which use direct current, typically use one column of three electrodes. The size of the electrodes varies depending on the size of the furnace, the size of the furnace’s electric transformer and the planned productivity of the furnace. In a typical furnace using alternating current and operating at a typical number of production cycles per day, one of the nine electrodes is fully consumed (requiring the addition of a new electrode), on average, every eight to ten operating hours. The actual rate of consumption and addition of electrodes for a particular furnace depends primarily on the efficiency and productivity of the furnace. Therefore, demand for graphite electrodes is directly related to the amount and efficiency of EAF steel production.

EAF steel production requires significant heat (as high as 5,000° F) to melt the raw materials in the furnace, primarily scrap metal. Heat is generated as electricity (as much as 150,000 amps) passes through the electrodes and creates an electric arc between the electrodes and the raw materials.

Graphite electrodes are currently the only known commercially available products that have the high levels of electrical conductivity and the capability of sustaining the high levels of heat generated in an EAF producing steel. Therefore, graphite electrodes are essential to the production of steel in EAFs. We believe there is currently no commercially viable substitute for graphite electrodes in EAF steel making. We estimate that, on average, the cost of graphite electrodes represents about 2 – 3% of the cost of producing steel in a typical EAF.

EAF steel production was approximately 340 million MT in 2009, representing approximately 28% of the world’s steel production, which was three percentage points lower than that in 2008. It is expected due to the financial crisis and global economic slowdown that much of the previously announced 45 million MT of new EAF capacity projected to be started in the 2010 – 2012 timeframe will be postponed.

Relationship Between Graphite Electrode Demand and EAF Steel Production

The improved efficiency of EAFs has resulted in a decrease in the average rate of consumption of graphite electrodes per metric ton of steel produced in EAFs (called “specific consumption”). We estimate that EAF melter specific consumption declined from about 2.5 kilograms of graphite electrodes per metric ton produced in 2000 to slightly over 1.8 kilograms per metric ton produced in 2009. We believe that the rate of decline of specific consumption over the long term has become lower and will continue at a more gradual pace, on average, as the costs (relative to the benefits) increase for EAF steel makers to achieve further efficiencies in specific consumption. We further believe that the rate of decline in the future will be impacted by the addition of new EAF steel making capacity. To the extent that this new capacity replaces old capacity, it has the accelerated effect of reducing industry wide specific consumption due to the efficiency of new EAFs relative to the old. However, to the extent that this new capacity increases industry wide EAF steel production capacity and that capacity is utilized, it creates additional demand for graphite electrodes.

Increases in EAF steel production, offset by declines in specific consumption, resulted in corresponding changes in demand for graphite electrodes. Graphite electrode demand is expected to increase in 2010 due to customers having completed their inventory destocking initiatives and began to restock. In addition, the anticipated recovery of industrial production should begin to offset the decline in demand experienced in 2009. Over the long term, graphite electrode demand is estimated to grow at an average annual net growth rate of 1% to 2%, based on the anticipated growth of EAF steel production, partially offset by the decline in specific consumption described above.

Production Capacity

We believe that the worldwide total graphite electrode manufacturing capacity was approximately 1.45 million MT for 2007 and approximately 1.57 million MT for 2008 and 2009. We believe that the graphite electrode industry manufacturing capacity utilization rate worldwide was about 92% for 2007, less than 90% for 2008, and approximately 55% for 2009.

As a result of repositioning our global manufacturing network and other actions, as well as our proprietary process and technological improvements, we have the capability, depending on product demand and mix, to manufacture approximately 220,000 MT of graphite electrodes annually from our existing assets.

Graphite Electrode Market Share

We estimate that the worldwide market for graphite electrodes was approximately $3.5 billion in 2009 and we estimate that we supplied approximately 10% of all graphite electrodes purchased.

Refractory Products

We manufacture carbon, semi-graphitic, and graphite refractory bricks which are used primarily for their high thermal conductivity. Common applications in blast furnace and submerged arc furnaces include cooling courses in the hearth bottoms for heat distribution and removal, backup linings in hearth walls for improved heat transfer and safety, and lintels over copper cooling plates where a single brick cannot span the cooling plate.

GrafTech has one of the most unique carbon making processes in the world, called the hot-press process. By using various carbon and other sources and utilizing electricity, a baked refractory brick can be created in minutes as opposed to a month for the traditional block process. After cooling, the bricks are sent to an automated grinder and machined to the required size and shape to fill a customer’s order.

Engineered Solutions Segment

Demand for products in our engineered solutions segment decreased in 2009 as compared to 2008 due to the decline in global economic activity. The decreases were spread across most markets except for the electronic thermal management markets.

Our Engineered Solutions segment had sales of $143.6 million in 2007, $181.5 million in 2008, and $120.9 million in 2009. Engineered Solutions represented approximately 14% of consolidated net sales for 2007, approximately 15% for 2008 and approximately 18% for 2009. We estimate that our addressable worldwide market for engineered solutions was $1,027 million in 2008 and $716 million in 2009.

Advanced Graphite Materials

Our advanced graphite materials include products in a variety of shapes and grades, weighing up to ten MT, for diverse applications. Our products are used in many applications including fused refractory products and semiconductor components. In addition, certain of our materials, when combined with advanced flexible graphite, provide superior heat management solutions for insulation packages, induction furnaces, high temperature vacuum furnaces and direct solidification furnaces and other industrial thermal management applications.

Natural Graphite Products

We manufacture natural graphite products, consisting of flexible graphite. Applications include thermal management solutions used for the electronics, automotive, petrochemical, and transportation industries. We are one of the world’s largest manufacturers of natural graphite products for these uses and applications.

Business Strategies

We believe that, by growing our revenues and operating income, successfully implementing LEAN initiatives, and maximizing our cash flows, we will deliver enhanced financial performance and return on shareholder value. We have transformed our operations, building competitive advantages to enable us to compete successfully in our major product lines, to realize enhanced performance as economic conditions improve and to exploit growth opportunities from our intellectual property portfolio. Our business strategies are designed to expand upon our competitive advantages by:

Leveraging Our Unique Global Manufacturing Network

We believe that our global manufacturing network provides us with competitive advantages in product quality, product costs, timely and reliable delivery, and operational flexibility to adjust product mix to meet the diverse needs of a wide range of market segments and customers.

We continue to leverage our network to seek to achieve significant increases in throughput generated from our existing assets, through productivity improvements, capital expenditures, and other efficiency initiatives. We believe we can further exploit our network by focusing our technical and customer service capabilities on:

•

the increasing number of large global customers created by the consolidation trend within the steel industry, to whom we believe we are well positioned to offer products that meet their volume, product quality, product mix, delivery reliability and service needs at competitive prices; and

•

customers in targeted market segments where we have competitive advantages to meet identified customer needs due to the range and quality of our products, the utilization of our capacity, the value of our customer technical service and our low cost supplier advantage.

We sell our products in every major geographic market. Sales of our products to buyers outside the U.S. accounted for about 82% of net sales in 2007 and 2009 and about 83% of net sales in 2008. No single customer or group of affiliated customers accounted for more than 10% of our total net sales in 2007, 2008 or 2009.

Driving Continuous Improvement with Lean and Six Sigma

We believe a consistent focus on our customers and diligence towards aligning our processes to satisfy these customers is essential in today’s global market. We have undertaken a comprehensive launch of Lean and Six Sigma with dedicated resources at all of our key manufacturing plants intended to create a common language and tool set centering around Lean and Six Sigma.

Our focus on waste reduction using a team approach creates knowledge at all levels of the organization. Concentrating on creating flow within processes enables us to capitalize on lower inventories while still maintaining high on-time-delivery. Our metric driven behavior and instituting solid corrective actions to anomalies drives us towards customer centric solutions.

We believe we will be able to continue to leverage our stream-lined processes as a sustainable competitive advantage with shorter lead times, lower costs, higher quality products, and exceptional service. We are applying these methodologies and tools to not only our manufacturing processes; but also to our transactional processes such as Accounts Receivable, New Product Introduction, and Cash Forecasting in order to develop a high-performing value stream.

Accelerating Commercialization of Advantaged Technologies

We believe that our technological capabilities for developing products with superior thermal, electrical and physical characteristics provide us with a potential growth opportunity as well as a competitive advantage. We seek to exploit these capabilities and our intellectual property portfolio to accelerate development and commercialization of these technologies across all of our businesses, to improve existing products, and to develop and commercialize new products for higher growth rate markets such as electronic thermal management technologies. We received R&D Magazine’s prestigious R&D 100 Award in six of the past seven years. The R&D 100 Award honors the 100 most technologically significant products introduced into the market place each year. We received this award in 2003 and 2004 for our achievements in electronic thermal management products, in 2005 for our large-diameter pinless graphite electrodes, in 2006 for GRAFOAM® carbon foam, a unique high strength, light weight carbon foam, in 2007 for GrafCell® flow field plates, a key component to the commercialization of fuel cells, and in 2009 for our GRAFIHX™ Flexible Heat Exchangers, a graphite solution uniquely suited for radiant floor heating systems.

Delivering Exceptional and Consistent Quality

We believe that our products are among the highest quality products available in our industry. We have been recognized as a preferred or certified supplier by many major steel companies and have received numerous technological innovation and other awards by industry groups, customers and others. Using our technological capabilities, we continually seek to improve the consistent overall quality of our products and services, including the performance characteristics of each product, the uniformity of the same product manufactured at different facilities and the expansion of the range of our products. We believe that improvements in overall quality create significant efficiencies and market opportunities for us, provide us the opportunity to increase sales volumes and market share, and create production efficiencies for our customers.

Providing Superior Technical Service

We believe that we are recognized as one of the industry leaders in providing value added technical services to customers for our major product lines. We believe that we have one of the largest customer technical service and related supporting engineering and scientific organizations in our industry, with more than 200 engineers, scientists and specialists around the world. A portion of these employees assist key steel and other metals customers in furnace applications, operations and upgrades to reduce energy consumption, improve raw material costs and increase output.

Maintaining Liquidity and Building Stockholder Value

We believe that our business strategies support our goal of growing revenues and operating income and maximizing the cash generated from operations. Maintaining liquidity remains a priority for us. We had no borrowings under our Revolving Facility at December 31, 2009 and our cash and cash equivalents exceed $50 million. In 2008, we called for redemption our $225 million principal amount of our Convertible Debentures. In 2008, we also redeemed $180 million of our Senior Notes then outstanding at 103.417% of the principal amount, plus accrued interest. In 2009 we redeemed all of the remaining Senior Notes, then outstanding in the aggregate principal amount of approximately $19.9 million.

We continually review our assets, product lines and businesses to seek out opportunities to maximize value, through re-deployment, merger, acquisition, divestiture or other means, which could include taking on more debt or issuing more equity. We may at any time buy or sell assets, product lines or businesses.

Production Planning

We plan and source production of our products globally. We have evaluated virtually every aspect of our global supply chain, and we have redesigned and implemented changes to our global manufacturing, marketing and sales processes to leverage the strengths of our repositioned manufacturing network. Among other things, we have reduced manufacturing bottlenecks, improved product and service quality and delivery reliability, expanded our range of products, and improved our global sourcing for our customers.

We deploy synchronous work processes at most of our manufacturing facilities. We have also installed and continue to install and upgrade proprietary process technologies at our manufacturing facilities, use statistical process controls in our manufacturing processes for all products, and employ LEAN processing improvement techniques.

Our global manufacturing network also helps us to minimize risks associated with dependence on any single economic region.

Manufacturing

Graphite Electrodes

The manufacture of a graphite electrode takes, on average, about two months. We manufacture graphite electrodes ranging in size up to 30 inches in diameter and over eleven feet in length, and weighing as much as 5,900 pounds (2.6 MT). The manufacture of graphite electrodes from calcined petroleum coke to a finished electrode includes six main processes: forming the electrode, baking the electrode, impregnating the electrode with a special pitch that improves the strength, rebaking the electrode, graphitizing the electrode using electric resistance furnaces, and machining.

We generally warrant to our customers that our electrodes will meet our specifications. Electrode returns and replacements have been immaterial in the aggregate to net sales in each of the last three years.

We manufacture graphite electrodes in Mexico, Brazil, South Africa, France and Spain. We have an electrode machining center in Russia.

Refractory Products

Refractory bricks are manufactured in the United States, using a proprietary “hot press” process. We have two primary grades of refractory products. The manufacture of a refractory block begins with the mixing and blending of the raw materials. The raw materials are fed into molds and pressed into shape. Intense heat and pressure are then applied to the mold boxes for approximately four minutes. The bricks are then cooled and then cut into the desired shapes. Our bricks are generally smaller than our competitors’ products. We believe our smaller brick size creates an easier installation process compared to larger bricks. We manufacture refractory bricks in sizes up to 18 inches, although we can manufacture bricks in a multitude of sizes and shapes to meet the needs of our customers.

Advanced Graphite Materials

Advanced graphite materials are manufactured using processes and technologies similar to those of graphite electrodes. Manufacturing lead times range between four to six months for most products and depend on the specific material properties that are needed to be imparted in the final billet. After the forming, baking, impregnation, rebaking and graphitization steps, the billets are either dressed and sold as raw stock or are machined into custom parts against proprietary specifications supplied by our customers. We produce advanced graphite materials in the United States, South Africa, Brazil, France and Italy.

Natural Graphite Products

We use a proprietary process to convert mined natural graphite flake into expandable graphite, an intermediate product. We manufacture flexible graphite by subjecting expandable graphite to additional proprietary processing. Our natural graphite business operates two manufacturing facilities in the U.S. We believe that we operate one of the world’s most technologically sophisticated advanced natural graphite production lines.

Quality Standards and Maintenance

Most of our global manufacturing facilities are certified and registered to ISO 9001-2008 international quality standards and some are certified to QS 9001-2008. Natural graphite has a quality assurance system designed to meet the most stringent requirements of its customers and is ISO TS 16949:2009 certified. Maintenance at our facilities is conducted on an ongoing basis.

Raw Materials and Suppliers

The primary raw materials for electrodes are engineered by-products and residues of the petroleum and coal industries. We use these raw materials because of their high carbon content. The primary raw materials for graphite electrodes are calcined needle coke and pitch. We purchase raw materials from a variety of sources and believe that the quality and cost of our raw materials on the whole is competitive with those available to our competitors.

We are parties to evergreen supply agreements with ConocoPhillips for the supply of petroleum coke, our primary raw material, and also work with them to improve the quality of this important raw material in order to improve the quality of our electrodes. The supply agreements contain customary terms and conditions including price negotiation, dispute resolution and termination provisions. The termination provisions permitted either party to terminate the agreements at the end of a calendar year by giving the other party notice of termination by September 30 of that calendar year. During the course of recent discussions with ConocoPhillips regarding our future needle coke requirements, including potential changes in such needs as a result of our pending acquisition of Seadrift, as well as other provisions of the agreements which had become inapplicable due to changes in circumstances over the decade since the agreements were first established, the consensus of the parties was that the agreements should be terminated and that the parties should enter into negotiations concerning future supply of needle coke. Accordingly, we received notice of termination of the supply agreements effective as of December 31, 2010 and we have entered into negotiations with ConocoPhillips for a new supply agreement to enable us to cover our future needle coke requirements. Under the termination provisions of the agreements, in the event of such a termination, the parties are required to enter into replacement agreements providing for the supply and purchase of needle coke for a term of three years beginning immediately after the effective date of termination, with decreasing quantities in each of those years and with pricing based on market prices. We believe the estimated quantities under the replacement agreements will be sufficient for our forecast raw material requirements based on our expectations of closing the Seadrift Merger in the fourth quarter of 2010.

We have fixed price contracts for our 2010 needle coke requirements.

Raw materials for refractory products are primarily sourced internally and from a variety of third parties. The primary raw material used in refractory products is crushed graphite.

We purchase energy from a variety of sources. Electric power used in manufacturing processes is purchased from local suppliers under contracts with pricing based on rate schedules or price indices. Our electric costs can vary significantly depending on these rates and usage. Natural gas used in manufacturing processes is purchased from local suppliers primarily under annual volume contracts with pricing based on various natural gas price indices.

Distribution

We deploy various demand management and inventory management techniques to seek to ensure we can meet our customers’ delivery requirements while still maximizing the utilization of our production capacity. We can experience significant variation in our customers’ delivery requirements as their specific needs vary and change through the year. We generally seek to maintain appropriate inventory levels, taking into account these factors as well as the significant differences in manufacturing cycle times for graphite electrode products and our customers’ products.

Finished products are usually stored at our manufacturing facilities. Limited quantities of some finished products are also stored at local warehouses around the world to meet customer needs.

Sales and Customer Service

Our product quality, our global manufacturing network and low cost structure allow us to deliver a broad range of product offerings across various market segments. We differentiate and sell the value of our product offerings, depending on the market segment or specific product application, primarily based on product quality and performance, delivery reliability, price, and customer technical service.

We price our products based on the value that we believe we deliver to our customers. Pricing may vary within any given industry, depending on the market segment within that industry and the value of the offer to a specific customer. We believe that we can achieve increased competitiveness, customer demand, and profitability through our value added offerings to customers. In certain market segments where the product is less differentiated, these value added offerings have less impact on our competitiveness. Historically, our graphite electrode customers generally seek to negotiate to secure the reliable supply of their anticipated volume requirements on an annual basis, sometimes called the “graphite electrode book building process”. These orders are subject to renegotiation or adjustment to meet changing market conditions. The remainder of our graphite electrode customers purchase their electrodes as needed at then current market prices (i.e., at the spot price). Given the fragile state of economic recovery, limited customer visibility and a perceived shift in customer order patterns, we expect increased sales on a shorter term contracts basis in 2010 compared to prior years. Currently, we do not manage or operate based on a backlog.

We believe that we are one of the recognized industry leaders in providing value added technical services to customers for our major product lines, and that we have one of the largest customer technical service and related supporting engineering and scientific organizations in our industry, with more than 200 engineers, scientists and specialists around the world.

We deploy these selling methods and our customer technical service to address the specific market needs of all products. Our direct sales force operates from 14 sales offices located around the world.

Industrial Materials

We sell our Industrial Materials segment products primarily through our direct sales force, independent sales representatives and distributors, all of whom are trained and experienced with our products.

We have customer technical service personnel based around the world to assist customers to maximize their production and minimize their costs. We employ about 129 engineers and technicians in our Industrial Materials segment, a portion of whom provide technical service and advice to key steel and other metals customers. These services include furnace applications and operation, as well as furnace upgrades to reduce energy consumption, improve raw material costs and increase output.

Engineered Solutions

Our Engineered Solutions products are sold using direct employees and independent sales representatives and distributors in all major geographic markets of the world including North and South America, Africa, Europe and Asia.

The majority of our products are custom built to customer specifications after an iterative review process between the customer’s engineers and our sales and technical service employees. Our sales personnel are trained and experienced with the products they sell. We provide technical service to our customers through dedicated technical service engineers who operate out of our North American and European facilities. We believe that our technical service differentiates us from our competition and take pride in our ability to support the technical requirements of our customers.

Technology

We believe that we are an industry leader in graphite and carbon materials science and high temperature processing know-how and that we operate premier research, development and testing facilities for our industry.

We have over 120 years of experience in the research and development of graphite and carbon technologies. Over the past several years, we have analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets.

Research and Development

We conduct our research and development both independently and in conjunction with our strategic suppliers, customers and others. We have a dedicated technology center located at our corporate headquarters in Ohio, which focuses on all products. We have a pilot plant that has the capability to produce trial quantities of graphic materials, in order to accelerate development, scale-up and market entry of new or improved products to meet particular customer and market requirements. In addition, we have a state-of-the-art testing facility located at our headquarters capable of conducting physical and analytical testing for those products. The activities at these centers and facilities are integrated with the efforts of our engineers at our manufacturing facilities who are focused on improving manufacturing processes.

Research and development expenses amounted to $8.6 million, $9.0 million and $10.2 million in 2007, 2008 and 2009, respectively.

We believe that our technological and manufacturing strengths and capabilities provide us with a significant growth opportunity as well as a competitive advantage and are important factors in the selection of us by industry leaders and others as a strategic partner. Our technological capabilities include developing products with superior thermal, electrical and physical characteristics that provide a differentiating advantage. We seek to exploit these strengths and capabilities across all of our businesses, to improve existing products and to develop and commercialize new products for markets with high growth potential.

A significant portion of our research and development is focused on new product development, particularly engineered solutions for advanced energy applications such as solar silicon manufacture, electronic thermal management, energy storage and generation. Other significant work focuses on advancements in electrode technology and raw material optimization.

Intellectual Property

We believe that our intellectual property, consisting primarily of patents and proprietary know-how, provides us with competitive advantages and is important to our growth opportunities. Our intellectual property portfolio is extensive, with over 300 U.S. and foreign patents and close to 400 U.S. and foreign pending carbon and graphite related patent applications, which we believe, is more than any of our major competitors. Among our competitors, we hold one of the largest number of patents for flexible graphite as well as the largest number of patents relating to the use of natural graphite for PEM fuel cell applications. In addition, we have obtained exclusive and non-exclusive licenses to various U.S. and foreign patents relating to our technologies. These patents and licenses expire at various times over the next two decades.

We own, and have obtained licenses to, various trade names and trademarks used in our businesses. For example, the trade name and trademark UCAR are owned by Union Carbide Corporation (which has been acquired by Dow Chemical Company) and are licensed to us on a worldwide, exclusive and royalty-free basis until 2015. This particular license automatically renews for successive ten-year periods. It permits non-renewal by Union Carbide commencing after the first ten-year renewal period upon five years’ notice of non-renewal.

We rely on patent, trademark, copyright and trade secret laws as well as appropriate agreements to protect our intellectual property. Among other things, we seek to protect our proprietary know-how and information, through the requirement that employees, consultants, strategic partners and others, who have access to such proprietary information and know-how, enter into confidentiality or restricted use agreements.

Competition

Industrial Materials

Competition in the industrial materials segment is intense and is based primarily on product differentiation and quality, delivery reliability, price, and customer service, depending on the market segment or specific product application.

In the most demanding product applications (that is, graphite electrodes that can operate in the largest, most productive and demanding EAF steel mills in the world), we compete primarily on product quality, delivery reliability, and customer technical service. We believe these are prerequisite capabilities that not all producers of graphite electrodes possess or can demonstrate consistently. In this market segment, we primarily compete with higher quality graphite electrode producers, although this segment of the graphite electrode market has become increasingly competitive in recent years as graphite electrode producers have improved the quality of their offerings and become qualified suppliers to some of the largest and most sophisticated EAF customers.

In other product applications, including ladle furnaces requiring less demanding performance and certain other ferrous and non-ferrous market segments, we compete based on product differentiation and product quality. Our product quality, unique global manufacturing network, proximity to regional and local customers and market segments and the related lower cost structure allows us to deliver a broad range of product offerings across these various market segments.

We believe that there are no current commercially viable substitutes for graphite electrodes in EAF steel production.

Our refractory products business competes based on product quality, useful life, and technology. We believe our proprietary hot press process and the smaller shape of our refractory bricks provides a more diverse product that is easier to install than larger refractory bricks.

We believe that there are certain cost and technology barriers to entry into our industry, including the need for extensive product and process know-how and other intellectual property and a high initial capital investment. It also requires high quality raw material sources and a developed energy supply infrastructure. However, competing manufacturers, particularly Chinese manufacturers, have been able to expand their sales and manufacturing geographically.

There are a number of international graphite electrode producers, including GrafTech, SGL Carbon A.G. (Germany), Tokai Carbon Co., Ltd. (Japan), Showa Denko Carbon K.K. (Japan), Graphite India Limited (India), HEG Limited (India), SEC Corporation (Japan), Nippon Carbon Co., Ltd. (Japan), C/G Electrodes LLC (USA), Energoprom (Russia), FangDa Group (China) and Sinosteel Jilin Carbon Co., Ltd.(China), as well as a number of others which are in China.

All graphite electrode manufacturers, even those without multinational manufacturing operations, are capable of, and many in fact are, supplying their products globally, and are experiencing increased competition from Russian and Chinese graphite electrode manufacturers. The Chinese government has strongly supported and invested heavily in industrial expansion in recent years and continues to do so. As a part of this expansion, Chinese production of graphite electrodes has increased and the quality of the electrodes produced in China has improved. The Chinese policy of maintaining a fixed rate of exchange of the renminbi to the U.S. dollar may provide Chinese producers with a competitive advantage with respect to exports of graphite electrodes.

Engineered Solutions

Competitors of our engineered solutions segment compete on product differentiation and innovation, quality, price, delivery reliability and customer service depending on the specific market segment or product application.

We believe we are the technology leader within the market segments we participate in, and we differentiate ourselves based on our ability to provide customers with a solution that gives them one of the lowest total operational costs in meeting their product manufacturing needs. We achieve this by using our extensive product, process and application knowledge.

We believe there are certain barriers to entry into this market segment including the need for extensive product and process know-how, intellectual property and a high initial capital investment.

We compete with other major specialty graphite competitors on a global basis. These competitors include SGL Carbon A.G. (Germany), Tokai Carbon Co., Ltd. (Japan), Toyo Tanso (Japan), Mersen (formerly known as Carbone Lorraine) (France) and several other competitors, a number of which are in China.

Environmental Matters

We are subject to a wide variety of federal, state, local and foreign laws and regulations relating to the presence, storage, handling, generation, treatment, emission, release, discharge and disposal of wastes and other substances defined as hazardous or toxic, or otherwise believed to have potential to harm the environment or human health, which govern our current and former properties, neighboring properties and our current operations worldwide. These laws and regulations (and the enforcement thereof) are periodically changed and are becoming increasingly stringent. We have experienced some level of regulatory scrutiny at most of our current and former facilities, and have been required to take corrective or remedial actions and incur related costs in the past, and may experience further regulatory scrutiny, and may be required to take further corrective or remedial actions and incur additional costs, in the future. Although it has not been the case in the past, these costs could have a material adverse effect on us in the future.

The principal U.S. laws and regulations to which we are subject include:

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the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act and similar state and local laws which regulate air emissions, water discharges and hazardous waste generation, treatment, storage, handling, transportation and disposal;

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the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Small Business Liability Relief and Brownfields Revitalization Act of 2002, and similar state laws that provide for the reporting of, responses to and liability for releases of hazardous substances into the environment; and

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the Toxic Substances Control Act and related laws that are designed to track and control chemicals that are produced or imported into the United States and assess the risk to health and to the environment of new products at early developmental stages.

Further, laws adopted or proposed in various states impose or may impose, as the case may be, reporting or remediation requirements if operations cease or property is transferred or sold.

Our manufacturing operations outside the U.S. are subject to the laws and regulations of the countries in which those operations are conducted. These laws and regulations primarily relate to pollution prevention and the control of the impacts of industrial activities on the quality of the air, water and soil. Regulated activities include, among other things: use of hazardous substances; packaging, labeling and transportation of products; management and disposal of toxic wastes; discharge of industrial and sanitary wastewater; and process emissions to the air. Under the European Union’s regulations concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (commonly referred to as “REACH”), manufacturers and importers into the European Union (EU) of certain chemical substances are required to register and evaluate their potential impacts on human health and the environment. Under REACH, the continued importation into the EU, manufacture and/or use of certain chemical substances may be restricted, and manufacturers and importers of certain chemicals will be required to undertake evaluations of those substances. The requirements of REACH are expected to be phased in over a period of years, and compliance with its requirements is anticipated to require expenditures and resource commitments.

We believe that we are currently in material compliance with the federal, state, local and foreign environmental laws and regulations to which we are subject. We have received and may in the future receive notices from the U.S. Environmental Protection Agency (the “U.S. EPA”) or state environmental protection agencies, as well as claims from other parties, alleging that we are a potentially responsible party (a “PRP”) under Superfund and similar state laws for past and future remediation costs at waste disposal sites and other contaminated properties. Although Superfund liability is joint and several, in general, final allocation of responsibility at sites where there are multiple PRPs is made based on each PRP’s relative contribution of hazardous substances to the site. Based on information currently available to us, we believe that any potential liability we may have as a PRP will not have a material adverse effect on us.

As a result of amendments to the Clean Air Act enacted in 1990, certain of our facilities have been or will be required to comply with new reporting requirements and standards for air emissions that have been or may be adopted by the U.S. EPA and state environmental protection agencies over the next several years pursuant to regulations that have been or could be promulgated, including potentially the promulgation of maximum achievable control technology standards for the carbon and graphite manufacturing industry. The regulations that have been promulgated to date have necessitated use of additional administrative and engineered controls, and changes in certain manufacturing processes, in order for us to achieve compliance with these regulations. Similar foreign laws and regulations have been or may also be adopted to establish new standards for air emissions, which may also require additional controls on our manufacturing operations outside the U.S. Based on information currently available to us, we believe that compliance with these regulations will not have a material adverse effect on us.

International accords, foreign laws and regulations, and U.S. federal, state and local laws and regulations are increasingly being enacted to address concerns about the effects that carbon dioxide emissions and other identified greenhouse gases (GHG) may have on the environment and climate worldwide. These effects are widely referred to as Climate Change. Some members of the international community have taken actions in the past to address Climate Change issues on a global basis. The Kyoto Protocol, which was ratified in 1997, set binding GHG emission reduction targets for the participating industrialized countries. Members of the international community have been having on-going meetings since 2007, including the United Nations Climate Change Conference in Copenhagen held in December 2009, in the interest of negotiating a future treaty to replace the Kyoto Protocol, which will expire in 2012. Although the U.S. did not ratify the Kyoto Protocol, we believe it is probable that the U.S. would sign a new international Climate Change treaty. The EU Emissions Trading Scheme (the “EU ETS”), enacted under the provisions of the Kyoto Protocol, requires certain listed energy-intensive industries to participate in an international “cap and trade” system of GHG emission allowances. As carbon and graphite manufacturing is not a covered industry under the EU ETS, our European operations are not required to comply with these provisions. However, the EU ETS will also expire in 2012 and we believe will likely be replaced by similar “cap and trade” legislation that could cover some or all of our manufacturing operations in Europe.

In the U.S., Climate Change legislation is currently pending in Congress and, if enacted, would limit GHG emissions from covered entities through a similar “cap and trade” system to reduce the quantity of national GHG emissions in accordance with established goals and time lines. One or more of our U.S. facilities could be covered by such new legislation and we may be required to purchase emission allowances at some point in time, depending on the final promulgated GHG emission thresholds, availability of government-granted free emission allowances to energy-intensive or trade vulnerable industries, and other variables.

On October 30, 2009, the U.S. EPA published the Mandatory Reporting of Greenhouse Gases Final Rule, which as of the January 1, 2010 effective date, requires facilities with specified GHG sources that emit over the annual threshold quantities to monitor and report their GHG emissions annually. Large suppliers of petroleum products (including, by definition, importers and exporters) must also submit an annual activity report to the U.S. EPA. We are covered under certain provisions of this Rule and believe we have the necessary administrative systems in place to comply with the requirements. Under various other foreign and U.S. state regulations, we are currently required to report certain GHG emissions to the pertinent authorities. Furthermore, in December 2009, the U.S. EPA issued an “endangerment and cause or contribute finding” for GHGs under Section 202(a) of the Clean Air Act, which will allow it to issue new rules that directly regulate GHG emissions under the existing federal air permit programs. On May 13, 2010, EPA finalized the “Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule”, which would subject GHG emissions at certain facilities to Clean Air Act Title V and PSD pre-construction permitting requirements and in the case of facilities subject to PSD pre-construction requirements, BACT requirements. Such requirements will become effective on a phased-basis, beginning in January and July of 2011. Having to comply with BACT requirements with respect to GHGs could materially increase the cost of constructing new or modifying existing facilities. EPA has also announced its intention to consider further regulation of sources of GHG emissions that are not covered by this rule. One or more of our U.S. facilities could be covered by such new regulations. Depending on the final promulgated GHG emission threshold and other criteria, we may be required to modify our air permits, implement additional administrative and engineered controls, and/or make changes in certain manufacturing processes at some point in the future in order for us to achieve compliance with these regulations. Based on information currently available to us, we believe that compliance with these regulations will not have a material adverse effect on us.

We have sold or closed a number of facilities that had operated solid waste landfills on-site. In most cases where we divested the properties, we have retained ownership of the landfills. When our landfills were or are to be sold, we obtained or seek to obtain financial assurance we believe to be adequate to protect us from any potential future liability associated with these landfills. When we have closed landfills, we believe that we have done so in material compliance with applicable laws and regulations. We continue to monitor these landfills pursuant to applicable laws and regulations. To date, the costs associated with the landfills have not been, and we do not anticipate that future costs will be, material to us.

Estimates of future costs for compliance with U.S. and foreign environmental protection laws and regulations, and for environmental liabilities, are necessarily imprecise due to numerous uncertainties, including the impact of potential new laws and regulations, the availability and application of new and diverse technologies, the extent of insurance coverage, the discovery of contaminated properties, or the identification of new hazardous substance disposal sites at which we may be a PRP and, in the case of sites subject to Superfund and similar state and foreign laws, the final determination of remedial requirements and the ultimate allocation of costs among the PRPs. Subject to the inherent imprecision in estimating such future costs, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we estimate that our costs and capital expenditures (in each case, before adjustment for inflation) for environmental protection regulatory compliance programs and for remedial response actions will not increase materially over the next several years.

Furthermore, we establish accruals for environmental liabilities when it is probable that a liability has been or will be incurred, and the amount of the liability can be reasonably estimated. We adjust these accruals as new remedial actions or other commitments are made, and when new information becomes available that changes the estimates previously made.

Insurance

We maintain insurance against civil liabilities relating to personal injuries to third parties, for loss of or damage to property, for business interruptions and for environmental matters, that provides coverage, subject to the applicable coverage limits, deductibles and retentions, and exclusions, that we believe are appropriate upon terms and conditions and for premiums that we consider fair and reasonable in the circumstances. We cannot assure you, however, that we will not incur losses beyond the limits of or outside the coverage of our insurance.

Employees

At December 31, 2009, we had 2,147 employees, a decrease of 364 employees compared to December 31, 2008. A total of 531 employees were in Europe (including Russia), 678 were in Mexico and Brazil, 327 were in South Africa, one was in Canada, 602 were in the U.S. and eight were in the Asia Pacific region. At December 31, 2009, 1,311 of our employees were hourly employees.

At December 31, 2009, approximately 58% of our worldwide employees were covered by collective bargaining or similar agreements, which expire at various times in each of the next several years. At December 31, 2009, about 594 employees, or 28% of our employees, were covered by agreements which expire, or are subject to renegotiation, at various times through December 31, 2010. We believe that, in general, our relationships with our unions are satisfactory and that we will be able to renew or extend our collective bargaining or similar agreements on reasonable terms as they expire. We cannot assure, however, that renewed or extended agreements will be reached without a work stoppage or strike or will be reached on terms satisfactory to us.

Our Clarksburg, West Virginia collective bargaining agreement with the USW expired by its terms in June 2010. Our bargaining unit members have continued to work without a contract. We continue to meet and negotiate in good faith with the USW. To date, there has been no disruption in our operations at Clarksburg. We cannot assure that we will be able to reach a new agreement with the USW on terms satisfactory to us without a work stoppage or other disruption.

We have not had any material work stoppages or strikes during the past decade.

Properties

We currently operate the following facilities, which are owned or leased as indicated.

Location of Facility	Primary Use	Owned or Leased
U.S.
Parma, Ohio	Corporate Headquarters, Technology Center, Testing Facility, Pilot Plant, Advanced Flexible Graphite Manufacturing Facility and Sales Office	Owned

Lakewood, Ohio	Flexible Graphite Manufacturing Facility and Sales Office	Owned

Columbia, Tennessee	Advanced Graphite Materials and Refractory Products Manufacturing, Warehousing Facility and Sales Office	Owned

Lawrenceburg, Tennessee	Refractory Products Manufacturing Facility	Owned

Clarksburg, West Virginia	Advanced Graphite Materials Manufacturing Facility and Sales Office	Owned

Europe

Calais, France	Graphite Electrode Manufacturing Facility	Owned

Notre Dame, France	Advanced Graphite Materials Machine Shop and Sales Office	Owned

Malonno, Italy	Advanced Graphite Materials Manufacturing and Machine Shop and Sales Office	Owned

Moscow, Russia	Sales Office	Leased

Vyazma, Russia	Graphite Electrode Materials Machine Shop	Leased

Pamplona, Spain	Graphite Electrode Manufacturing Facility and Sales Office	Owned

Bussigny, Switzerland	Sales Office	Leased

Location of Facility	Primary Use	Owned or Leased

Other International

Salvador Bahia, Brazil	Graphite Electrode and Advanced Graphite Materials Manufacturing Facility	Owned

Sao Paulo, Brazil	Sales Office	Leased
Beijing, China	Sales Office	Leased

Hong Kong, China	Sales Office	Leased

Monterrey, Mexico	Graphite Electrode Manufacturing Facility and Sales Office	Owned

Meyerton, South Africa	Graphite Electrode and Advanced Graphite Materials Manufacturing Facility and Sales Office	Owned

We believe that our facilities, which are of varying ages and types of construction, are in good condition, are suitable for our operations and generally provide sufficient capacity to meet our requirements for the foreseeable future.

Legal Proceedings

The information required by Item 3 is set forth in Note 16, “Contingencies” of the Notes to Consolidated Financial Statements and is incorporated herein by reference.

BUSINESS OF SEADRIFT

Introduction

Seadrift is one of the world’s largest manufacturers of petroleum-based needle coke and owns the world’s only known stand-alone petroleum-based needle coke plant, located in Port Lavaca, Texas. The plant is considered “state of the art” due to Seadrift’s three drum, three-step process. The plant’s capacity in 2009 was approximately 160,000 MT per year. The Seadrift plant is almost entirely self-sufficient, requiring only supplies of feedstock and fresh water to run continuously. In addition to calcined needle coke, the operation produces naphtha, gas oil and electricity as by-products.

In the late 1970s, Airco Carbon, a division of the BOC Group, decided to construct a needle coke plant to support graphite electrode production. Construction began in the summer of 1982 and was completed in the fall of 1983. In 1988, Airco Carbon became part of the Carbide/Graphite Group, Inc. in a management-led leveraged buyout. In 1994, the needle coke plant was restructured as a limited partnership, Seadrift Coke L.P. In July, 2003, the plant was purchased by the Union Oil Company of California (Unocal) to meet increasing demand for their premium quality needle coke. The name was changed to 76 Seadrift Coke, LLC. In 2005, the plant was purchased by a private investor group led by Nathan Milikowsky and became Seadrift Coke L.P.

Needle Coke

We believe that Seadrift supplies approximately 17% of the world’s needle coke supply. Needle coke is the key raw material used to make graphite electrodes, including premium UHP graphite electrodes, which are critical consumables in EAF steel production. UHP electrodes require very precise formulations of UHP-grade needle coke. We believe that needle coke production capacity is the supply constraint in the value chain between decant oil and EAF steel. Roughly one metric ton of raw needle coke is required per metric ton of finished electrode.

There are three main categories of needle coke quality – regular grade, normal grade and high grade. Regular grade needle coke is typically UHP for foundries, some lades and for small, old EAFs. Normal grade needle coke is the type of coke that is used for UHP electrodes and high grade coke is used for pins and larger diameter electrodes.

Seadrift sells its needle coke primarily through annual-based fixed price contracts, subject to price changes based on its raw material costs.

Petroleum-Based Needle Coke vs. Coal-Based Needle Coke

Petroleum-based coke is made with decant oil, a by-product of gasoline production. Petroleum-based coke is used for modern LWG furnaces, is manufactured in the U.S., U.K. and Japan, and is sold worldwide. Coal-based needle coke is made with coal tar pitch, which is a by-product of metallurgical coke production. Coal-based coke is used mostly in less modern Acheson furnaces, is manufactured in Japan, China and South Africa and is sold in China, India, Russia, Europe and Japan.

Naphtha, Gas Oil and Electricity By-products

Although needle coke is Seadrift’s main product, the production process creates as by-products these products, which Seadrift also sells.

Seadrift’s sales of needle coke were $177.9 million in 2007, $238.9 million in 2008 and $62.7 million in 2009. Needle coke sales represented approximately 74%, 72% and 84% of Seadrift’s consolidated net sales for 2007, 2008 and 2009, respectively.

Seadrift’s sales of gas oil were $50.9 million in 2007, $78.1 million in 2008 and $10.0 million in 2009. Gas oil sales represented approximately 21%, 24% and 13% of Seadrift’s consolidated net sales for 2007, 2008 and 2009, respectively.

Seadrift’s sales of naphtha were $10.4 million in 2007, $12.6 million in 2008 and $2.0 million in 2009. Naphtha sales represented approximately 4%, 4% and 3% of Seadrift’s consolidated net sales for 2007, 2008 and 2009, respectively.

Sales of electricity were not material in any of the years 2007 through 2009.

Market Overview

From 2001 through the first half of 2008, the worldwide graphite electrode market and thus the needle coke market had grown in line with increased global EAF steel production. The global economic slowdown beginning in the second half of 2008 through 2009 saw a downturn in EAF steel and graphite electrode production, which resulted in a decrease in the needle coke market.

Electric arc furnace steel production was approximately 340 million MT in 2009, representing approximately 28% of the world’s steel production, which was three percentage points lower than that in 2008. It is expected due to the financial crisis and global economic slowdown that much of the previously announced 45 million MT of new EAF capacity projected to be started in the 2010 – 2012 timeframe will be postponed.

Seadrift shipped approximately 144,000 MT and 148,000 MT of needle coke in 2007 and 2008, respectively. In 2009, shipments declined dramatically in light of the global economic crisis to 39,000 MT.

Competition

According to Seadrift’s estimates, it would cost approximately $500 million to develop a greenfield facility to enter the global needle coke industry. Manufacturing needle coke is a costly, low-yield process requiring a protracted learning curve. Refineries must choose to produce needle coke or other products and their decisions are generally dependent on the costs to produce the various alternatives. They often choose to sell any residual oil as fuel coke, a high-throughput product requiring little additional manufacturing expertise or capital investment.

There are currently 11 firms in the world producing UHP-grade needle coke. The current producers of high quality needle coke are Seadrift, Conoco Phillips, Petrocokes, Mitsubishi Chemical Company, Baosteel, C-Chem, Indian Oil, Hongte Chemical, Nippon Oil, Jingzhou and Sinosteel.

Competition in the needle coke industry is intense and is based primarily on service, price, reliability and efficiency of products. Seadrift competes primarily on the quality and price of its needle coke.

Business Strategies

The principal elements of Seadrift’s business strategy are to maintain its leading presence in the needle coke market and to increase operating margins through improved pricing and cost reduction programs. Seadrift is also focusing on providing the highest quality needle coke in the world.

We believe that Seadrift’s products are among the highest quality products available in its industry. Using its technological capabilities, Seadrift continually seeks to improve the consistent overall quality of its products.

We believe that improvements in overall quality create significant efficiencies and market opportunities for Seadrift, provide it the opportunity to increase sales volumes and market share, and create production efficiencies for its customers.

Manufacturing

The main steps in the coking process are feedstock selection, pretreatment and distillation, coking in the drum, drying in the drum, cutting the coke from the drum, dewatering green coke, calcining green coke, product property analysis and final product testing and shipping.

In the production process, the feedstock is pumped from storage tanks through a series of heaters and then fed into a distillation unit, where the oil is separated into light and heavy fractions. The light fractions are then reheated and fed into one of the three coke drums, where the heavy liquid is converted into a highly crystalline form of carbon, needle coke. Passing a super-heated vapor through the coke cures the coke. The solid coke is then removed from the coke drum with a high-pressure hydrocutter.

After passing through a crushing system and dewatering stage, the needle coke is conveyed to a calcining unit, which raises the temperature of the needle coke to over 2,500°F, burning off volatile matter and increasing the density of the coke. A waste heat boiler and power generator integrated with the calcining unit allows Seadrift to generate all its internal power needs, with excess power sold to the local power authority. After calcining, the needle coke is conveyed to storage silos where it awaits shipment, either by ship, by railcar, by truck or by barge to needle coke customers.

The key to producing high quality coke is to use a feedstock which is low in sulfur and high in aromatics. Seadrift tests the oil before purchase, utilizing state-of-the-art testing equipment and processes to verify the suitability of the oil for coke production.

The manufacturing facility is located on approximately 450 acres of land. The plant occupies about 80 acres.

Quality Standards

Seadrift’s plant is certified and registered to ISO 9001-2008 international quality standards. Seadrift’s plant enjoys a number of advantages due to its location on the mid-Texas coast. Among these are the availability of water transportation for feedstock, liquid by-products and coke; an abundant well-educated workforce; and proximity to many Gulf Coast refineries for feedstock supply. Of equal importance is the fact that Seadrift’s design was specifically geared to the production of premium needle coke. Seadrift’s equipment and process technology permits adaptation to a wide variety of feedstocks and the process variables necessary to ensure consistent, high quality material. Seadrift has also won several OSHA safety awards.

Raw Materials and Suppliers

The primary raw material used to make needle coke is decant oil a by-product of the gasoline refining process. We believe that there is an abundant supply of decant oil in the U.S.

Approximately 70% of the cost of production of needle coke is for feedstock. The prices paid by Seadrift for such feedstocks are governed by the market for heavy fuel oils, which prices can fluctuate widely for various reasons including, among other things, worldwide shortages and cold winter weather.

Seadrift is not dependent on any single refinery for decant oil. Decant oil is sourced by Seadrift from four regions in the U.S., based on a number of factors, including sulfur content, transportation costs and underlying price. These regions are the gulf coast, the west coast, the east coast and the mid-west. The gulf coast is preferred from a cost standpoint, but can only supply about 40% of Seadrift’s requirements. In recent years Seadrift has purchased the remaining 60% of its requirements from refineries in the midwest. The east coast and west coast refineries are available should Seadrift’s requirements increase in the future.

Seadrift purchased approximately 75% of its raw material inventory through two suppliers in 2009 and 80% through three suppliers in 2008. We believe that there are alternative sources that could provide these raw materials on similar terms without any interruption in business operations.

Natural Gas and Electricity

Normally, Seadrift produces the vast majority of electricity and fuel gas it needs to operate its facility. However, during periods where plant production is inadequate to sustain operation, Seadrift purchases electricity and natural gas from local suppliers pursuant to annual contracts with pricing based on market indices.

Distribution

For Seadrift’s domestic sales, which make up approximately 45% of sales, product is shipped by barge, railcar or truck. For Seadrift’s export sales, which make up approximately 55% of sales, product is transported by ship.

Seadrift deploys various demand management and inventory management techniques to seek to ensure that it can meet its customers’ delivery requirements while still maximizing the utilization of its production capacity. Seadrift can experience significant variation in its customers’ delivery requirements as their specific needs vary and change through the year. Seadrift generally seeks to maintain appropriate inventory levels, taking into account these factors as well as the significant differences in manufacturing cycle times for its customers’ products.

Customer Service and Sales

Sales and Marketing

Seadrift’s sales and marketing strategy is based on Seadrift’s overall goal to be the premium needle coke supplier of choice to its customers. Seadrift chooses to compete for orders based not just on price, instead relying on its brand recognition, consistent quality and highly regarded technical service to win mandates.

Pricing

Needle coke sales to third parties are typically made at prices that are fixed for an entire contract year, subject to adjustment for material changes in feedstock prices. Seadrift attempts to mitigate the impact of increased decant oil prices by holding in inventory a substantial quantity of feedstocks (up to 60 days).

Customers

Four customers accounted for approximately 82% of Seadrift’s net sales in the first nine months of 2010, four customers accounted for approximately 80% of Seadrift’s net sales in 2009 and six customers accounted for approximately 80% of its sales in 2008. Accounts receivable relating to these customers represented approximately 80% of total accounts receivable at September 30, 2010, 98% of total accounts receivable at December 31, 2009 and 65% at December 31, 2008. Four customers accounted for approximately 64% of Seadrift’s net sales in 2007 and accounts receivable relating to such customers represented approximately 77% of total accounts receivable at December 31, 2007.

Seadrift is a global company and sells its products in most major geographic areas. Sales of these products to buyers outside the U.S. accounted for about 32% of net sales in the first nine months of 2010, 52% of net sales in 2009, 36% of net sales in 2008 and 42% of net sales in 2007.

Seasonality

Sales of Seadrift’s products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns including those in response to the announcement of price increases or price adjustments. Seadrift has experienced, and expects to continue to experience, volatility with respect to demand for and prices of needle coke, both globally and regionally. Seadrift has also experienced volatility with respect to prices of raw materials and energy, and it expects to experience volatility in such prices in the future. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

Research and Development

Research and development is not a material part of Seadrift’s business.

Intellectual Property

Seadrift believes that its intellectual property, consisting of proprietary know-how, provides it with competitive advantages and is important to its growth opportunities.

Seadrift seeks to protect its proprietary know-how and information, through the requirement that employees, consultants, strategic partners and others, who have access to such proprietary information and know-how, enter into confidentiality or restricted use agreements with Seadrift.

Environmental Matters

Seadrift is subject to a wide variety of federal and Texas laws and regulations relating to the presence, storage, handling, generation, treatment, emission, release, discharge and disposal of wastes and other substances that are defined as hazardous or toxic, or that otherwise are believed to have potential to harm the environment or human health. These laws and regulations which govern Seadrift’s current property and operations are periodically changed and may become increasingly stringent. In addition, enforcement of these laws and regulations may become more aggressive. Seadrift has experienced some level of regulatory scrutiny, and has been required to take corrective or remedial actions and incur related costs in the past. Seadrift may experience further regulatory scrutiny, and may be required to take further corrective or remedial actions and incur additional costs, in the future. Although it has not been the case in the past, these costs could have a material adverse effect on Seadrift in the future.

The principal U.S. laws and regulations to which Seadrift is subject include:

•

the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act and similar state and local laws which regulate air emissions, water discharges and hazardous waste generation, treatment, storage, handling, transportation and disposal;

•

the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Small Business Liability Relief and Brownfields Revitalization Act of 2002, and similar state laws that provide for the reporting of, responses to and liability for releases of hazardous substances into the environment; and

•

the Toxic Substances Control Act and related laws that are designed to track and control chemicals that are produced or imported into the United States and assess the risk to health and to the environment of new products at early developmental stages.

We believe that Seadrift is currently in material compliance with the federal, state, local and foreign environmental laws and regulations to which it is subject.

As a result of amendments to the Clean Air Act enacted in 1990, Seadrift’s facility has been required to comply with new reporting requirements and standards for air emissions that have been or may be adopted by the U.S. EPA and state environmental protection agencies over the next several years pursuant to regulations that have been or could be promulgated. The regulations that have been promulgated to date have necessitated use of additional administrative and engineered controls in order for Seadrift to achieve compliance with these regulations. Based on information currently available to us, we believe that continued compliance with these regulations will not have a material adverse effect on Seadrift.

International accords, foreign laws and regulations, and U.S. federal, state and local laws and regulations are increasingly being enacted to address concerns about the effects that carbon dioxide emissions and other identified GHGs may have on the environment and climate worldwide. These effects are widely referred to as Climate Change. Some members of the international community have taken actions in the past to address Climate Change issues on a global basis. The Kyoto Protocol, which was ratified in 1997, set binding GHG emission reduction targets for the participating industrialized countries. Members of the international community have been having on-going meetings since 2007, including the United Nations Climate Change Conference in Copenhagen held in December 2009, in the interest of negotiating a future treaty to replace the Kyoto Protocol, which will expire in 2012.

In the U.S., Climate Change legislation is currently pending in Congress and, if enacted, would limit GHG emissions from covered entities through a “cap and trade” system to reduce the quantity of national GHG emissions in accordance with established goals and time lines. Seadrift’s facility could be covered by such new legislation and it may be required to purchase emission allowances at some point in time, depending on the final promulgated GHG emission thresholds, availability of government-granted free emission allowances to energy- intensive or trade vulnerable industries, and other variables. On October 30, 2009, the U.S. EPA published the Mandatory Reporting of Greenhouse Gases Final Rule, which as of the January 1, 2010 effective date, requires facilities with specified GHG sources that emit over the annual threshold quantities to monitor and report their GHG emissions annually. Large suppliers of petroleum products (including, by definition, importers and exporters) must also submit an annual activity report to the U.S. EPA. Seadrift is covered under certain provisions of this Rule and believes that it will have the necessary administrative systems in place to comply with the requirements.

Under various U.S. state regulations, Seadrift is currently required to report certain GHG emissions to the pertinent authorities. Furthermore, in December 2009, the U.S. EPA issued an “endangerment and cause or contribute finding” for GHGs under Section 202(a) of the Clean Air Act, which will allow it to issue new rules that directly regulate GHG emissions under the existing federal air permit programs. On May 13, 2010, EPA finalized the “Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule”, which will go into effect on a phased-basis in January and July 2011. The rule would subject GHG emissions at certain facilities, including Seadrift’s facility to Clean Air Act Title V permitting requirements, and, in the case of a facility modification resulting in GHG emissions exceeding certain thresholds, PSD pre-construction permitting requirements for GHGs, including, BACT requirements. The extent to which having to comply with these requirements with respect to GHGs would materially increase the cost of modifying the Seadrift facility or Seadrift’s costs of compliance is not clear at this time.

Seadrift may be required to modify its air permits, implement additional administrative and engineered controls, and/or make changes in certain manufacturing processes at some point in the future in order for it to achieve compliance with these regulations and/or other GHG regulations promulgated by EPA. Based on information currently available we don’t have information to suggest that compliance with these regulations will have a material adverse effect on Seadrift.

Estimates of future costs for compliance with U.S. and foreign environmental protection laws and regulations, and for environmental liabilities, are necessarily imprecise due to numerous uncertainties, including the impact of potential new laws and regulations, the availability and application of new and diverse technologies, the extent of insurance coverage, the discovery of new contamination or new facts or circumstances related to existing contamination, or the identification of new hazardous substance disposal sites at which Seadrift may be a PRP and material changes in operations. Subject to the inherent imprecision in estimating such future costs, but taking into consideration Seadrift’s experience to date regarding environmental matters of a similar nature and facts currently known, Seadrift estimates that its costs and capital expenditures (in each case, before adjustment for inflation) for environmental protection regulatory compliance programs and for remedial response actions will not increase materially over the next several years.

Furthermore, Seadrift establishes accruals for environmental liabilities when it is probable that a liability has been or will be incurred, and the amount of the liability can be reasonably estimated. Seadrift adjusts these accruals as new remedial actions or other commitments are made, and when new information becomes available that changes the estimates previously made.

During 2007, Seadrift identified petroleum contamination in soil and ground water within its facility. Seadrift is developing a remediation plan for the affected locations.

Insurance

Seadrift maintains insurance against civil liabilities relating to personal injuries to third parties, for loss of or damage to property, for business interruptions and for environmental matters, that provides coverage, subject to the applicable coverage limits, deductibles and retentions, and exclusions, that it believes are appropriate, upon terms and conditions and for premiums that Seadrift considers fair and reasonable in the circumstances. Seadrift cannot assure you, however, that Seadrift will not incur losses beyond the limits of or outside the coverage of its insurance.

Property

Seadrift currently owns and operates the Port Lavaca, Texas facility as a corporate headquarters, technology center, testing facility, advanced needle coke manufacturing facility and sales office. Seadrift believes that the facility is in good condition, is suitable for its operations and generally provides sufficient capacity to meet its requirements for the foreseeable future.

Employees

As of December 31, 2009, Seadrift employed approximately 150 employees. Seadrift operates the plant continuously through the use of rotating twelve-hour shifts. Many current Seadrift employees were part of the original commissioning of the Seadrift plant. Seadrift has non-competition agreements in place with the key technical team employees. Seadrift’s employees are not covered by any collective bargaining agreements and it has not had any material work stoppages or strikes in the past five years.

Legal Proceedings

Seadrift may from time to time be subject to various investigations, lawsuits, claims, demands, and other legal proceedings arising out of or incidental to the conduct of its business. There are currently no proceedings that Seadrift believes would have a material adverse effect on its financial position, results of operations or cash flows.

BUSINESS OF C/G

Introduction

Located in St. Marys, Pennsylvania, C/G is a U.S. owned and operated manufacturer of large diameter premium UHP graphite electrodes used in the EAF steel making process. UHP graphite electrodes are highly engineered products uniquely capable of withstanding the intense environment inside an EAF, and are continuously consumed at a rate directly proportional to the amount of steel produced.

From its manufacturing facility and headquarters in St. Marys, Pennsylvania, C/G ships electrodes to more than 55 EAF steel mills worldwide.

The principal products produced by C/G are UHP graphite electrodes ranging in diameter from 18 to 30 inches, in length from 72 to 120 inches and in weight from 1,200 to over 5,000 pounds. EAF steel mills, also referred to as “minimills,” recycle scrap steel by using electrical energy to melt scrap metal in large refractory-lined furnaces. Graphite electrodes conduct this electrical current into the extremely harsh operating environment of the steel melting furnace, and they are the only known material suitable for this application. There are no presently known possible substitutes for graphite electrodes in the EAF steelmaking process.

With over 100 years of operating history, C/G has refined its engineering and production processes for UHP graphite electrodes, resulting in a premium product known throughout the industry for its consistent quality.

Founded in 1899 as the Speer Carbon Company, the company now known as C/G went through a number of organizational and ownership changes until 1995, when an investor group took it public as an independent company, The Carbide/Graphite Group, Inc. (“CGGI”). CGGI operated until September 2001, when a combination of several events, including external macroeconomic and industry factors exacerbated by an over-leveraged balance sheet, forced CGGI to file for protection under Chapter 11 of the United States Bankruptcy Code. When the current C/G owners purchased CGGI’s St. Marys facility in May 2003, the facility had been shut down for six months. In August 2003, the new owners shipped the first truckload of C/G electrodes.

While graphite electrodes comprise 95% of C/G’s net revenues, C/G also sells various other graphite-related products, including specialty graphite blocks, granular graphite and partially processed electrodes.

Graphite Electrode Products

Graphite electrodes are consumed primarily in EAF steel production, the steel making technology used by all “mini-mills.” Graphite electrodes are essential to the EAF steelmaking process. Graphite electrodes are also consumed in the refining of steel in ladle furnaces and in other smelting processes such as production of titanium dioxide.

Electrodes act as conductors of electricity in the furnace, generating sufficient heat to melt scrap metal, iron ore or other raw materials used to produce steel or other metals. The electrodes are consumed in the course of that production.

EAFs operate using either alternating electric current or direct electric current. The vast majority of EAFs use alternating current. Each of these alternating current furnaces typically uses nine electrodes (in three columns of three electrodes each) at one time. The other EAFs, which use direct current, typically use one column of three electrodes. The size of the electrodes varies depending on the size of the furnace, the size of the furnace’s electric transformer and the planned productivity of the furnace. In a typical furnace using alternating current and operating at a typical number of production cycles per day, one of the nine electrodes is fully consumed (requiring the addition of a new electrode), on average, every eight to ten operating hours. The actual rate of consumption and addition of electrodes for a particular furnace depends primarily on the efficiency and productivity of the furnace. Therefore, demand for graphite electrodes is directly related to the amount and efficiency of electric arc furnace steel production.

EAF steel production requires significant heat (as high as 5,000° F) to melt the raw materials in the furnace, primarily scrap metal. Heat is generated as electricity (as much as 150,000 amps) passes through the electrodes and creates an electric arc between the electrodes and the raw materials.

Graphite electrodes are currently the only known commercially available products that have the high levels of electrical conductivity necessary for and the capability of sustaining the high levels of heat generated in an EAF producing steel. Therefore, graphite electrodes are essential to the production of steel in EAFs. C/G believes there is currently no commercially viable substitute for graphite electrodes in EAF steel making.

We believe that EAF steel production was approximately 340 million MT in 2009, representing approximately 28% of the world’s steel production, which was three percentage points lower than that in 2008. It is expected due to the financial crisis and global economic slowdown that much of the previously announced 45 million MT of new EAF capacity projected to be started in the 2010 – 2012 timeframe will be postponed.

Graphite electrodes are segmented into two quality categories: normal power electrodes and ultra-high power electrodes. Normal power electrodes include the product classification “RP” for regular power electrodes and “HP” for high power electrodes. Normal power electrodes which usually blend in lower quality coke and are typically smaller in diameter, are used in older or less demanding melting applications. UHP electrodes, on the other hand, are required in nearly all modern EAF melting operations, due to the high amounts of electrical energy used, and must be produced using unblended premium needle coke. UHP graphite electrodes are also distinguished from lower quality electrodes by differences in the content and rigor of their production processes, their material and machining tolerances and other critical physical parameters. These critical characteristics include the following:

Density

Measure of weight per unit volume of the electrode, measured in grams per cubic centimeter. Higher density electrodes exhibit improved electrical, thermal and mechanical properties.

Resistivity

The degree to which electrical current flow is impeded by the electrode material. A lower degree of resistivity means that the electrode is a more efficient conductor of electricity, and therefore, can conduct a greater amount of electrical power into the furnace with minimal energy loss.

Flexural Strength

The amount of stress which the electrode can withstand without physical failure, as measured in pounds per square inch. A stronger electrode will generally result in lower electrode breakage frequency.

UHP Graphite Electrodes

As EAF steelmaking technology has improved over the past decades, furnace operators have migrated to larger furnaces requiring larger diameter graphite electrodes capable of handling the increased electrical currents and stresses of today’s EAF steelmaking process. Modern EAF steelmaking operations encompass both alternating current (AC) and direct current (DC) electrical system designs, and each furnace is designed to utilize a specific graphite electrode size. AC furnace designs typically employ UHP electrodes in sizes ranging from 20 to 28 inches in diameter, with the preponderance being in the 24 inch diameter size. DC furnaces typically employ larger electrodes in sizes ranging from 28 to 32 inches, with most being 28 or 30 inch diameter designs. Although there has been a trend towards larger diameter electrodes, this trend is expected to slow somewhat due to the trade-off between greater power capacity in larger diameter electrodes and the geometric increase in surface area (and therefore, in sidewall oxidation) characteristic of those electrodes. DC furnaces use larger diameter electrodes because their designs employ a single electrode column to conduct power into the furnace whereas AC furnaces use three electrode columns.

UHP-grade needle coke manufactured from decant oil or coal tar-pitch is the primary raw material used in the production of UHP electrodes. Today’s UHP electrodes require very precise formulations of UHP-grade needle coke and highly controlled production processes in order to be manufactured to the specifications and performance tolerances required by minimills.

Normal Power Graphite Electrodes

Normal power, smaller-sized graphite electrodes (generally 16 inches and smaller in diameter) are primarily used in smaller arc furnaces with less rigorous application demands. While normal power electrodes are still made by certain larger graphite electrode manufacturers operating in developed countries, companies in China, Eastern Europe and the Commonwealth of Independent States produce the majority of these electrodes. The vast majority of the estimated 356,000 MT of production capacity in those regions consist of normal power electrodes that are primarily used by EAF steel mills within those regions. Although normal power electrodes can physically be used in modern steel mills, most minimills will not use them, as their use results in excessive consumption rates, including increased breakage and severe productivity penalties.

Other Products

C/G also sells other graphite-related products, including specialty graphite blocks, granular graphite and partially processed electrodes:

Specialty Graphite Products. Comprised mainly of graphite blocks, this product is extruded in several round, square and rectangular sizes and is sold un-machined. The un-machined graphite blocks are used in graphite machine shops to produce a wide variety of industrial graphite products.

Granular Graphite. Graphite particles are generated during the machining of the final diameter and threaded tapered sockets of C/G’s core UHP electrode product. These products are sold in granular form to a single distributor. Approximately 18% of the weight of a graphite electrode is machined off during the finishing process. These granular products are used for applications requiring the abrasive, conductive or lubricating properties of graphite in a granular form.

Partially Processed—Green and Baked Electrodes. These are electrodes that have gone through the initial stages of the production process: milling, mixing and extrusion and, in the case of baked electrodes, the initial baking phase. Sales of these products are typically non-recurring transactions with other graphite electrode manufacturers.

Production Capacity and Market Share

As a result of repositioning its global manufacturing network and other actions, as well as its proprietary process and technological improvements, we believe C/G has the capability, depending on product demand and mix, to manufacture approximately 26,500 MT of graphite electrodes annually from its existing assets.

C/G estimates that it supplied approximately 1% of all graphite electrodes purchased worldwide in 2009.

Product Quality and Reputation

Electrode quality and performance are of paramount importance to C/G’s customers and are the primary metrics upon which a minimill’s purchase decision is made. With more than 100 years of experience, C/G believes that it has earned a reputation with its customers for excellence in terms of product quality, consistency and innovation, as evidenced by the following:

•	Only 4% of C/G’s total throughput is rejected throughout the manufacturing process.

•	C/G receives few claims from its customers of faulty electrode performance. Since its acquisition in 2003, C/G has achieved two years with zero customer claims for product failure.

•

EAF steel mills manage electrode consumption by requiring qualification trials before approving a new supplier. C/G has performed over 50 pre-qualification trials since reopening with a 100% success rate.

Prudent Capital Investment

C/G has supplemented its accumulated knowledge of a complex and precise manufacturing process by investing in a state-of-the-art manufacturing facility. Over $100 million has been spent in the last twelve years to upgrade equipment and realign the facility to achieve maximum capacity utilization while simultaneously improving product quality and consistency. C/G has achieved ISO 9001-2008 certification for the uniform quality of its manufacturing and quality-control processes.

Production Growth Objective

To capitalize on the substantial growth expected in EAF steelmaking, C/G has been operating under a multi-year expansion campaign, which has been slowed by the recent economic uncertainties but which is now expected to add 15,000 MT of incremental shippable capacity to its St. Marys facility by the 2013 – 2014 timeframe, to bring total production capacity to 40,000 MT annually.

Manufacturing

Manufacturing Process

C/G manufactures UHP graphite electrodes at its production facility in St. Marys, Pennsylvania. Comprising 150 acres and 20 buildings, the St. Marys facility has a current shipment capacity of 26,500 MT of electrodes.

Since production resumed in May 2003, the St. Marys plant operated at 100% of capacity on an annual basis until late 2008, when output significantly decreased as a result of the economic downturn and the plant operated at approximately 40% of capacity for the remainder of that year and for the full year 2009.

Graphite Electrodes

The manufacture of a graphite electrode takes C/G, on average, about three months. The manufacture of graphite electrodes from needle coke to a finished electrode includes seven main processes: milling and mixing, extrusion, baking the electrode, impregnating the electrode, rebaking the electrode, graphitizing the electrode using electric resistance furnaces, and finishing.

Other Products

C/G also manufacturers other graphite-related products as discussed earlier in this prospectus.

Quality Standards and Maintenance

C/G’s St. Marys facility is certified and registered to ISO 9001-2008 international quality standards. C/G has a quality assurance system designed to meet the stringent requirements of its customers. Maintenance at the St. Marys facility is conducted on an ongoing basis. In all, less than 4% of product is rejected throughout the process.

Raw Materials and Suppliers

The largest single component of C/G’s total cost of goods sold is the cost of UHP-grade needle coke, the principal raw material used in the production of UHP graphite electrodes. Natural gas, electricity, manufacturing expenses and other raw materials, including coal tar pitch and metallurgical coke, comprise the remaining components of cost of goods sold.

Roughly one metric ton of raw needle coke is required per metric ton of finished electrode. C/G obtains its needle coke from two suppliers, both located in the southern United States. In 2008, C/G sourced approximately 40% of its needle coke requirements from ConocoPhillips’ facility in Lake Charles, Louisiana. The balance of needle coke required was purchased from Seadrift. Due to the reduced demand for graphite electrodes from EAF steel producers, during 2009 C/G purchased little needle coke and worked off its inventories. C/G’s principal owners are also the principal owners of Seadrift. C/G believes that either of these two suppliers are adequate for C/G’s production requirements.

C/G has fixed price contracts for its 2010 needle coke requirements.

Natural Gas and Electricity

Natural gas is another primary cost component in the manufacturing process for UHP graphite electrodes. Natural gas used in the manufacturing processes is purchased from local suppliers primarily under annual contracts with pricing based on various natural gas price indices.

The manufacturing process also requires significant electricity usage. C/G purchases its power from Allegheny Power. Electric costs can vary depending on rates and usages.

Distribution

C/G deploys various demand management and inventory management techniques to seek to meet its customers’ delivery requirements while still maximizing the utilization of its production capacity. C/G can experience significant variation in its customers’ delivery requirements as their specific needs vary and change through the year. C/G generally seeks to maintain appropriate inventory levels, taking into account these factors as well as the significant differences in manufacturing cycle times for graphite electrode products and its customers’ products.

Finished products are usually stored at the St. Marys facility. Limited quantities of some finished products are also stored at local warehouses around the world to meet customer needs.

Technical and Customer Service and Sales

Sales and Marketing

C/G’s sales and marketing strategy is based on C/G’s overall goal to be the premium UHP graphite electrode manufacturer of choice to its customers. C/G chooses to compete for orders based not just on price, instead relying on its brand recognition, consistent quality and highly regarded technical service to win mandates. C/G’s sales and marketing strategy focuses on two key components:

High-Quality Customer Base. C/G maintains approximately 55 active selling relationships with various minimills around the world, representing a customer base (by company) of approximately 35 customers. C/G focuses its selling efforts on minimills that require a premium electrode capable of handling the most demanding applications. Melt shops that purchase C/G’s electrodes typically run their furnaces efficiently, meaning that the electrodes used must be able to perform under extreme operating conditions. We believe that the most demanding minimills typically prefer to source their electrode requirements from only a few providers in order to ensure undisrupted supply and to maintain continuity of electrode performance across melting cycles.

Technical / Customer Service. C/G offers its customers a high level of on-site technical service and support, a factor that we believe to be critical in securing supply contracts. With an industry-leading ratio of eight melt-shops per technical service specialist, C/G partners with its customers to improve furnace performance and reduce overall costs. C/G’s proprietary furnace optimization tool, the ArchiTechTM system, enables EAF operators to monitor the electrodes while they are on the furnace. By trending more than 75 furnace parameters, EAF operators can make necessary adjustments in “real time.”

Customers

C/G’s customers are comprised of approximately 55 EAF steel mills (representing 35 different companies) worldwide. Approximately 25% of C/G’s customers sales are to customers located outside the U.S. and approximately 75% of C/G’s sales are to customers in the U.S. Outside the U.S., C/G’s greatest amount of sales are to Canada, which represents approximately 8% of total sales. C/G consciously focuses its selling efforts on customers with the most demanding applications where C/G can leverage its superior product quality and technical service advantage to maximize selling prices. In the first nine months of 2010, C/G’s top ten customers accounted for approximately 53% of C/G’s sales. In the first nine months of 2010, two customers each accounted for more than 10% of C/G’s sales. Five customers accounted for approximately 52% of sales in 2009 and four customers accounted for approximately 27% of sales in 2008. In 2009, two customers each accounted for more than 10% of C/G’s sales. Five customers accounted for approximately 45% of accounts receivable at December 31, 2009 and 71% at December 31, 2008.

Seasonality

Sales of C/G’s products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns including those in response to the announcement of price increases or price adjustments. C/G has experienced, and expects to continue to experience, volatility with respect to demand for and prices of its products, specifically graphite electrodes, both globally and regionally. C/G has also experienced volatility with respect to prices of raw materials and energy, and it expects to experience volatility in such prices in the future. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

Technology

We believe that C/G is an industry leader in graphite and carbon materials science and high temperature processing know-how. C/G has over 100 years of experience in the development of graphite and carbon technologies. Over the past several years, C/G has analyzed its intellectual property portfolio to identify new product opportunities in areas with high growth potential and redirected efforts to enhance the appeal of its product portfolio.

Research and Development

Research and development expenses were immaterial in 2007, 2008 and 2009.

Intellectual Property

We believe that C/G’s intellectual property, consisting primarily of proprietary know-how, provides it with competitive advantages and is important to C/G’s growth opportunities.

C/G relies on trademark, copyright and trade secret laws as well as appropriate agreements to protect its intellectual property. Among other things, C/G seeks to protect its proprietary know-how and information, through the requirement that employees, consultants, strategic partners and others, who have access to such proprietary information and know-how, enter into confidentiality or restricted use agreements with C/G.

State-of-the-Art Manufacturing Facility

Over $100 million has been spent in the last 12 years on upgrading equipment and realigning the St. Marys facility to achieve maximum capacity utilization and increased throughput. C/G benefited from approximately $73 million that was spent by the previous owners from 1997 – 2002 as part of a multi-year capital expansion plan. $45 million of this investment includes C/G’s highly sophisticated milling and mixing facility. According to C/G’s management, this is the newest and most sophisticated milling mixing operation of any graphite electrode manufacturer, yielding a distinct technological advantage to C/G in the most critical phase of the manufacturing process. The fully automated plant (controlled by a single operator) sizes and classifies the raw UHP quality needle coke into various tightly controlled size fractions. The mix is then precisely calibrated using exact quantities of each size of needle coke and other necessary additives, in accordance with a specified formula. C/G’s predecessor company also spent $10 million on new electrode machining equipment for its Niagara Falls, New York facility. When operations resumed in May 2003, C/G’s employees disassembled, transported and rebuilt the modern machining equipment in St. Marys. An additional $18 million was spent by the previous owners to modernize and improve C/G’s buildings and other critical infrastructure.

Since May 2003, the current owners of C/G have invested an additional $49 million on new capital projects, including six new, fully-operational carbottom baking furnaces.

Environmental Matters

C/G is subject to a wide variety of federal and Pennsylvania laws and regulations relating to the presence, storage, handling, generation, treatment, emission, release, discharge and disposal of wastes and other substances that are defined as hazardous or toxic, or that otherwise are believed to have potential to harm the environment or human health. These laws and regulations which govern its property and its current operations are periodically changed and may become increasingly stringent. In addition, enforcement of these laws and regulations may become more aggressive. C/G has experienced some level of regulatory scrutiny at its facilities, and has been required to take corrective or remedial actions and incur related costs in the past. C/G may experience further regulatory scrutiny, and may be required to take further corrective or remedial actions and incur additional costs, in the future. Although it has not been the case in the past, these costs could have a material adverse effect on C/G in the future.

The principal U.S. laws and regulations to which C/G is subject include:

•

the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act and similar state and local laws which regulate air emissions, water discharges and hazardous waste generation, treatment, storage, handling, transportation and disposal;

•

the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Small Business Liability Relief and Brownfields Revitalization Act of 2002, and similar state laws that provide for the reporting of, responses to and liability for releases of hazardous substances into the environment; and

•

the Toxic Substances Control Act and related laws that are designed to track and control chemicals that are produced or imported into the United States and assess the risk to health and to the environment of new products at early developmental stages.

Further, laws adopted or proposed in various states impose or may impose, as the case may be, reporting or remediation requirements if operations cease or property is transferred or sold.

We believe that C/G is currently in material compliance with the federal, state, local and foreign environmental laws and regulations to which it is subject.

As a result of amendments to the Clean Air Act enacted in 1990, C/G’s facility has been required to comply with new reporting requirements and standards for air emissions that have been or may be adopted by the U.S. EPA and state environmental protection agencies over the next several years pursuant to regulations that have been or could be promulgated. The regulations that have been promulgated to date have necessitated use of additional administrative and engineered controls, and changes in certain manufacturing processes, in order for C/G to achieve compliance with these regulations. Based on information currently available to it, C/G believes that continued compliance with these regulations will not have a material adverse effect on C/G.

International accords and U.S. federal, state and local laws and regulations are increasingly being enacted to address concerns about the effects that carbon dioxide emissions and other identified GHGs may have on the environment and climate worldwide. These effects are widely referred to as Climate Change. Some members of the international community have taken actions in the past to address Climate Change issues on a global basis. The Kyoto Protocol, which was ratified in 1997, set binding GHG emission reduction targets for the participating industrialized countries. Members of the international community have been having on-going meetings since 2007, including the United Nations Climate Change Conference in Copenhagen held in December 2009, in the interest of negotiating a future treaty to replace the Kyoto Protocol, which will expire in 2012.

In the U.S., Climate Change legislation is currently pending in Congress and, if enacted, would limit GHG emissions from covered entities through a “cap and trade” system to reduce the quantity of national GHG emissions in accordance with established goals and time lines. C/G’s St. Marys facility could be covered by such new legislation and C/G may be required to purchase emission allowances at some point in time, depending on the final promulgated GHG emission thresholds, availability of government-granted free emission allowances to energy-intensive or trade vulnerable industries, and other variables. On October 30, 2009, the U.S. EPA published the Mandatory Reporting of Greenhouse Gases Final Rule, which as of the January 1, 2010 effective date, required facilities with specified GHG sources that emit over the annual threshold quantities to monitor and report their GHG emissions annually. Large suppliers of petroleum products (including, by definition, importers and exporters) must also submit an annual activity report to the U.S. EPA. C/G is currently not subject to the requirements of this Rule, but could be in the future. In the event that C/G becomes subject to these requirements in the future, we believe C/G will have the necessary administrative systems in place to comply with the requirements.

Furthermore, in December 2009, the U.S. EPA issued an “endangerment and cause or contribute finding” for GHGs under Section 202(a) of the Clean Air Act, which will allow it to issue new rules that directly regulate GHG emissions under the existing federal air permit programs. EPA has already finalized a rule that would subject GHG emissions at certain facilities, facilities with greater GHG emissions than C/G, to Clean Air Act Title V and PSD pre-construction permitting requirements.

It is also possible that some form of additional regulation of GHG emissions will be forthcoming in the U.S. and other countries. EPA has already announced that it will continue to consider regulation of sources of GHGs other than those addressed in the above discussed permitting rule. C/G’s St. Marys facility could be covered by such new regulations. Depending on the final promulgated GHG emission threshold and other criteria, C/G may be required to modify its air permits, implement additional administrative and engineered controls, and/or make changes in certain manufacturing processes at some point in the future in order for it to achieve compliance with these regulations. Based on information currently available to it, C/G believes that compliance with these regulations will not have a material adverse effect on C/G.

Estimates of future costs for compliance with U.S. environmental protection laws and regulations, and for environmental liabilities, are necessarily imprecise due to numerous uncertainties. These include the impact of potential new laws and regulations, the availability and application of new and diverse technologies, the extent of insurance coverage, the discovery of contaminated properties or new facts or circumstances relating to existing contamination, the identification of new hazardous substance disposal sites at which C/G may be a PRP, material changes in facility operations. Subject to the inherent imprecision in estimating such future costs, but taking into consideration its experience to date regarding environmental matters of a similar nature and facts currently known, we believe that C/G’s costs and capital expenditures (in each case, before adjustment for inflation) for environmental protection regulatory compliance programs and for remedial response actions will not increase materially over the next several years.

Furthermore, C/G establishes accruals for environmental liabilities when it is probable that a liability has been or will be incurred, and the amount of the liability can be reasonably estimated. C/G adjusts these accruals as new remedial actions or other commitments are made, and when new information becomes available that changes the estimates previously made.

Insurance

C/G maintains insurance against civil liabilities relating to personal injuries to third parties, for loss of or damage to property, for business interruptions and for environmental matters, that provides coverage, subject to the applicable coverage limits, deductibles and retentions, and exclusions, that C/G believes are appropriate upon terms and conditions and for premiums that C/G considers fair and reasonable in the circumstances. We cannot assure you, however, that it will not incur losses beyond the limits of or outside the coverage of its insurance.

Property

C/G currently owns and operate the St. Marys, Pennsylvania facility as a corporate headquarters, testing facility, graphite electrode manufacturing facility and sales office. C/G believes that the facility is in good condition, is suitable for its operations and generally provides sufficient capacity to meet its requirements for the foreseeable future.

Employees

At December 31, 2009, C/G had 155 employees, of whom 106 were hourly employees.

C/G believes that it enjoys very good labor relations, and there have not been any work stoppages at St. Marys since production resumed in May 2003. C/G’s workforce is entirely non-unionized.

Legal Proceedings

C/G may from time to time be subject to various investigations, lawsuits, claims, demands, and other legal proceedings arising out of or incidental to the conduct of its business. C/G believes there are currently no proceedings that would have a material adverse effect on its financial position, results of operations or cash flows.

GRAFTECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRAFTECH

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide information that is supplemental to, and should be read together with, our consolidated financial statements and the accompanying notes. Information in this Item is intended to assist the reader in obtaining an understanding of our consolidated financial statements, the changes in certain key items in those financial statements from year-to-year, the primary factors that accounted for those changes, any known trends or uncertainties that we are aware of that may have a material effect on our future performance, as well as how certain accounting principles affect our consolidated financial statements. In addition, this Item provides information about our business segments and how the results of those segments impact our financial condition and results of operation as a whole.

Executive Summary

We have four major product categories: graphite electrodes, refractory products, advanced graphite materials, and natural graphite products.

Reportable Segments

Our businesses are reported in the following categories:

•	Industrial Materials, which consists of graphite electrodes and refractory products.

•	Engineered Solutions, which includes advanced graphite materials and natural graphite products.

Reference is made to the information under “Business of GrafTech” for background information on our businesses, industry and related matters.

Global Economic Conditions and Outlook

We are impacted in varying degrees, both positively and negatively, as global, regional or country conditions fluctuate. Our discussions about market data and global economic conditions below are based on or derived from published industry accounts and statistics.

Based on current International Monetary Fund (“IMF”) projections and other global economic forecasts, world output is projected to rise in 2010 in both advanced and emerging economies. Although the recovery remains fragile, the IMF projects that world output will grow by 3.7% in 2010, a modest increase of 0.1 percentage points since its last estimates published in July 2010.

The IMF further stated in its most recent report that global indicators of real economic activity strengthened during the first half of 2010. However, during the second quarter of 2010, concerns over the stability of the recovery emerged as a result of the sovereign debt market turmoil (particularly in the euro area). As of October 2010 financial conditions are fragile, but have begun to normalize. There are downside risks, but the IMF believes that the probability for a sharp global slowdown remains low.

The pace of economic recovery continues to vary among advanced and emerging countries. Output in emerging countries is projected to expand by 7.1% in 2010, driven largely by continued fixed asset investment and strong consumer spending. By contrast, the recovery remains sluggish in most advanced countries, with output expected to grow by 2.7% in 2010.

After peaking in the second quarter, global steel operating rates fell by the end of the third quarter of 2010. Steel mills continued to cautiously adjust operating levels in response to economic uncertainty and weaker demand from key steel end markets (automotive, construction, and appliances).

According to published reports, estimated global steel capacity utilization was approximately 78% for the nine month period ending September 30, 2010, compared to 69% utilization for the same period last year. The United States steel industry operated at an estimated 71% utilization rate for the nine month period ending September 30, 2010 compared to 47% utilization for the comparable period in 2009. For the United States, this is an increase of 24 percentage points.

Demand for our Industrial Materials segment’s products is primarily linked with the global production of steel in an EAF and, to a lesser extent, with the total production of steel and certain other metals. During the nine months ended September 30, 2010, global steel production, excluding China, increased by an estimated 26% compared to the same period last year. China’s steel production increased by 13% during the nine month period ending September 30, 2010, contributing to an estimated global steel production increase of 19% compared to 2009 levels. Based on industry projections, total steel production for the fourth quarter of 2010 is expected to be approximately 330 million MT, which is relatively flat with the fourth quarter of 2009 and a reduction of approximately 3% compared to the third quarter of 2010. For the second half of 2010, total steel production is expected to be approximately 5% lower than production in the first half of 2010.

EAF steel production has followed a similar trend as overall steel production. During the nine months ended September 30, 2010, estimated global EAF steel production, excluding China, increased by 16% compared to the same period last year. China’s estimated EAF steel production increased by 15% during the nine month period ended September 30, 2010. Global EAF steel production increased by an estimated 16% during the nine months ended September 30, 2010, compared to the same period last year. EAF steel production for the fourth quarter of 2010 is expected to be approximately 94 million MT, an estimated increase of 3% compared to the fourth quarter of 2009 and a reduction of approximately 3% compared to the third quarter of 2010. Generally, changes in graphite electrode demand have tracked changes in EAF steel production.

Based on IMF projections and other economic reports, global economies continue to recover to varying degrees, however downside risks remain high. The fragility of the global economic recovery remains a concern in both advanced and emerging economies. According to the World Steel Association and other industry sources, global steel operating rates have fallen steadily since the second quarter of 2010 and are not anticipated to improve significantly in the near term. As a result, electric arc furnace steel end market demand is expected to ease in the fourth quarter of 2010.

Our third quarter 2010 results came in stronger than anticipated as a result of favorable currency movement, the timing of shipments in our refractories business and a lower tax rate. For the fourth quarter of 2010, we expect graphite electrode sales volumes to be flat to down with the third quarter in response to subdued operating rates at our customers. Sales in our Engineered Solutions segment are anticipated to remain solid as demand in key end markets such as solar, oil and gas exploration and electronics continues to improve. In aggregate, as a result of softening steel operating rates, our expectation is that operating income in the fourth quarter of 2010 will decline slightly as compared to the third quarter.

Based on IMF projections and other economic forecasts described above, we would expect the following targeted results in 2010, excluding any impact from the acquisitions of Seadrift and C/G and related customary transaction costs:

•	Operating income in the range of $175 million to $180 million (previous guidance was $170 million to $180 million);

•	Overhead expense (selling and administrative and research and development expenses) in the range of $110 million to $112 million (previous guidance was $105 million to $110 million);

•	Capital expenditures of approximately $75 million to $80 million;

•	Depreciation expense of approximately $40 million (previous guidance was $38 million);

•	Effective tax rate in the range of 21 percent to 23 percent (previous guidance was 23 percent to 25 percent);

•	Cash flow from operations in the range of $100 million to $110 million.

Our outlook could be significantly impacted by, among other things, factors described under “Forward Looking Statements” and “Risk Factors” in this prospectus.

Financing Transactions

On April 28, 2010, we successfully completed the refinancing of our principal revolving credit facility that was due to expire on July 15, 2010. Borrowers under the facility are GrafTech Finance Inc. (“GrafTech Finance”) and GrafTech Switzerland S.A. (“Swissco”), both wholly owned subsidiaries. We refer to our principal revolving credit facility in effect at the relevant time as our “Revolving Facility.”

As amended and restated, the credit agreement provides for, among other things, an extension until April 29, 2013 of the maturity of our Revolving Facility in the initial amount of $260 million, additional flexibility for investments and acquisitions and, subject to certain conditions, an “accordion feature” that permits GrafTech Finance and Swissco to establish additional credit facilities thereunder in an aggregate amount, together with our Revolving Facility, of up to $390 million.

The Revolving Facility provides for revolving loans (and for swingline loans in aggregate principal amount at any time not to exceed $25 million) to GrafTech Finance and Swissco in an aggregate principal and stated amount not to exceed $260 million at any time. The Revolving Facility also provides capacity for issuance of letters of credit for the accounts of GrafTech Finance, Swissco and other designated subsidiaries for an amount not exceeding $35 million. Revolving and swingline loans and letters of credit may be denominated in dollars, euros and certain other currencies and are available for working capital and other general corporate purposes.

The Revolving Facility provides for the lenders to terminate their commitments in the event of a default (as defined in the Credit Agreement) or if there has been a material adverse change in our consolidated assets, liabilities (including contingent liabilities), business, properties, financial condition, or results of operations.

The interest rate applicable to our Revolving Facility is, at our option, either the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 2.50% to 3.50% (depending on our total net leverage ratio and/or senior unsecured rating) or, in the case of dollar denominated loans, the alternate base rate plus a margin ranging from 1.50% to 2.50% (depending upon such ratio or rating). The alternate base rate is the highest of (i) the prime rate announced by JPMorgan Chase Bank, N.A., (ii) the federal fund effective rate plus 0.50% and (iii) LIBOR (as adjusted) for a one-month interest period plus 1.00%. GrafTech Finance pays a per annum fee ranging from 0.375% to 0.750% (depending on such ratio or rating) on the undrawn portion of the commitments under our Revolving Facility.

The financial covenants require us to maintain a minimum interest coverage ratio of 1.75 to 1.00 and a maximum net senior secured leverage ratio of 2.25 to 1.00, subject to adjustment for certain events. The Revolving Facility also contains a number of covenants that restrict certain corporate activities including annual capital expenditures, the payment of dividends, repurchases of our common stock and certain intercompany loans.

We can have outstanding letters of credit of up to $35 million under our Revolving Facility. At December 31, 2009, we had no borrowings and outstanding letters of credit of $5.8 million under our Revolving Facility. We have a $10 million letter of credit facility with another commercial bank under which we had outstanding letters of credit of $5.3 million at December 31, 2009. At December 31, 2009, we also had approximately $75 million of working capital liquidity available to use through our factoring and supply chain arrangements currently in place.

During 2008, we redeemed $180.0 million of the outstanding principal amount of our 10 1/4% Senior Notes due 2012 (which we call our “Senior Notes”), at 103.417% of the principal amount, plus accrued interest. We also converted to equity the $225.0 million principal amount of our 1 5 /8% Convertible Senior Debentures (which we call our “Convertible Debentures”) for 13,559,629 shares of our common stock and $9.2 million in cash, $9.0 million of which represented the present value of all remaining scheduled interest payments from the date of derecognition until January 15, 2011. A $4.1 million gain was recognized at conversion.

On September 30, 2009, we redeemed all of our remaining outstanding Senior Notes, in the aggregate principal amount of approximately $19.9 million, at 101.708% plus accrued interest. Total cash paid to redeem such Senior Notes approximated $20.2 million.

During 2008, we entered into a supply chain financing arrangement, as discussed in more detail under “Liquidity and Capital Resources,” below. Our purchases of inventory under this arrangement were $60.4 million in 2008 and $37.1 million in 2009.

We sell accounts receivable without recourse. We sold $150.0 million and $32.1 million of receivables in 2008 and 2009, respectively. See “Liquidity and Capital Resources” below for further discussion.

Proceedings Against Us

We are involved in various investigations, lawsuits, claims, demands, environmental compliance programs, and other legal proceedings arising out of or incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of these matters and proceedings, we do not believe that their ultimate disposition will have a material adverse effect on our financial position, results of operations or cash flows.

Realizability of Net Deferred Tax Assets and Valuation Allowances

At December 31, 2009 we had $165.7 million of gross deferred income tax assets, of which $106.8 million required a valuation allowance. In addition, we had $69.3 million of gross deferred income tax liabilities. Our valuation allowance means that we do not believe that these assets are more likely than not to be realized. Until we determine that it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets, income tax benefits in each current period will be fully reserved.

Our valuation allowance, which is predominately in the U.S. tax jurisdiction, does not affect our ability and intent to utilize the deferred income tax assets as we generate sufficient future profitability. We are executing current strategies and developing future strategies, to improve sales, reduce costs and improve our capital structure in order to improve U.S. taxable income of the appropriate character to a level sufficient to fully realize these benefits in future years.

Customer Base

We are a global company and sell our products in every major geographic market. Sales of these products to buyers outside the U.S. accounted for about 82% of net sales in 2007 and 2009, and 83% in 2008. In 2009, six of our ten largest customers were based in Europe, one in India, one in South America, one in the Middle East and one in the U.S.

In 2009, nine of our ten largest customers were purchasers of our Industrial Materials products. No single customer or group of affiliated customers accounted for more than 10% of our net sales in 2009.

Results of Operations and Segment Review Fiscal Years 2009, 2008 and 2007

For most of 2009 companies across the world experienced the deepest global downturn in recent history. We weathered the 2009 economic recession despite declines in shipments in both our Industrial Materials and Engineered Solutions segments. We remained profitable by adjusting our production to meet customer orders and aggressively controlling costs. We used existing supplies of raw materials which allowed us to conserve cash and reduce our debt.

In September 2009 signs of a slow recovery in the steel industry began to emerge. Government stimulus programs around the world resulted in modest growth in several economies resulting in our customers replenishing inventories in order to meet slightly higher utilization rates for steel production. In the fourth quarter of 2009 customers restocked their depleted inventories of graphite electrodes in order to meet increasing demand.

The World Steel Association estimates that worldwide steel production was about 1.2 billion MT in 2009, an 8.1% decrease compared to 2008. China, which accounted for 47% of the total, decreased 21.5% compared to 2008. Non-Chinese steel production rose from an average of about 45 million tons per month in the first few months of 2009 to about 60 million tons per month by the end of 2009. While production levels rose in the last half of 2009 compared to the first half, they did not reach the levels of the first half of 2008.

We believe that the worldwide total graphite electrode manufacturing capacity for 2009 was 1.57 million MT and that the graphite electrode industry manufacturing capacity utilization rate worldwide was approximately 50 % for 2009.

Demand for our engineered solutions products decreased in 2009 as a result of the global recession. We experienced lower sales volume across multiple product lines. We expect our Engineered Solutions segment to begin to recover in the second half of 2010.

Global and regional economic conditions remained relatively stable in the first half of 2008. In September 2008 it became apparent that the global economy was entering into difficult times due to the financial industry crisis. Credit markets became frozen, liquidity diminished, business activity slowed at an extreme pace leading the global economy into its worst crisis in 60 years.

Due to the negative global economic situation and falling steel demand from key steel end markets (automotive, construction, and appliances), a significant number of global steel producers reduced their operating rates in the fourth quarter. We believe that in the graphite electrode markets in which we compete, the capacity utilization rate was over 95% for the first nine months of 2008. Due to the financial crisis and the global economic slowdown, however, operating rates fell dramatically in the fourth quarter of 2008 to an average of 70% and were estimated to be approximately 45% at year end 2008.

The World Steel Association estimated that worldwide steel production was about 1.30 billion MT in 2008, about a 1.6% decrease as compared to 2007. China’s steel production grew at a much lower rate than in recent years due to a slowdown in economic growth and falling steel demand. In 2008, China’s steel production grew by about 1.5%, a significant decline compared to China’s recent double-digit annual growth rates. Steel production in the rest of the world declined by 3.5% in 2008.

The percent of EAF to total steel production remained at approximately 31% in 2008. EAF steel production was estimated to have been 405 million MT in 2008, about a 2% decrease compared to 2007. For the first nine months of the year, EAF production grew by over 3%, but EAF experienced a decline of 18% in the fourth quarter. China’s EAF steel production increased 2% compared to the prior year. The rest of the world’s EAF production declined by 3%, as a result of lower operating rates in the fourth quarter.

Demand for our engineered solutions segment increased in 2008 as compared to 2007. The increases were mainly in the energy related markets, including solar, oil and gas exploration, transportation industries, and ETM markets.

Overall, global and regional economic conditions remained relatively stable in 2007. We estimate that worldwide steel production was about 1.33 billion MT in 2007, about a 7% increase over 2006. In 2007, China’s production grew almost 16% and represented the single largest contributor to the growth in global steel demand. Chinese steel production was 87% basic oxygen furnace related in 2007. China remained the growth leader for new EAF steel production. Overall, EAF steel production capacity continued to grow in 2007, primarily driven by new EAF furnaces in China, and to a lesser extent, in Russia, the Middle East and North America. This contributed to a more favorable global pricing environment in 2007.

We experienced a significant increase in demand for our engineered solutions products in 2007. The increases were mainly in the energy related markets, including solar, oil and gas exploration, transportation industries and markets for our natural graphite products.

The tables presented in our year-over-year comparisons summarize our consolidated statements of operations and illustrate key financial indicators used to assess the consolidated financial results. Financial information is presented for the years ended December 31, 2007, 2008, and 2009. Throughout our MD&A, percentage changes that are deemed to be not meaningful are designated as “NM.”

Results of Operations for 2009 as Compared to 2008

	2008	2009	Increase (Decrease)	% Change
	(in thousands, except per share data and % change)
Net sales	$1,190,238	$659,044	$(531,194)	(45)
Cost of sales	756,802	467,939	(288,863)	(38)

Gross profit	433,436	191,105	(242,331)	(56)
Research and development	8,986	10,168	1,182	13
Selling and administrative expenses	95,757	82,325	(13,432)	(14)

Operating income	328,693	98,612	(230,081)	(70)
Equity in losses of and write-down of investment in non-consolidated affiliate	36,256	55,488	19,232	53
Other (income) expense	11,578	1,868	(9,710)	(84)
Interest expense	19,350	5,609	(13,741)	(71)
Interest income	(1,137)	(1,047)	(90)	NM

Income from continuing operations before income provision for income tax	262,646	36,694	(225,952)	(86)
Provision for income taxes	62,131	24,144	(37,987)	(61)

Net income	$200,515	$12,550	$(187,965)	(94)

Basic earnings per share from continuing operations	$1.80	$0.10	$(1.70)
Diluted earnings per share from continuing operations	$1.74	$0.10	$(1.64)

Net Sales

Net sales by operating segment for the years ended December 31, 2008 and 2009 were:

	2008	2009	Increase (Decrease)	% Change
	(in thousands, except % change)
Industrial Materials	$1,008,778	$538,126	$(470,652)	47
Engineered Solutions	181,460	120,918	(60,542)	33

Total net sales	$1,190,238	$659,044	$(531,194)	45

The global recession resulted in significantly reduced sales for both operating segments. We experienced reduced demand across all of our product lines as our customers, especially those in the Industrial Materials segment, used existing inventory in response to their decreased orders and production. In the fourth quarter demand and shipments began to increase as customers began restocking their inventories in response to increasing orders and production.

Our analysis of the percentage change in net sales for Industrial Materials and Engineered Solutions is set forth in the following table:

	Volume	Price/Mix	Currency	Net Change
Industrial Materials	(55)%	8%	—	(47)%
Engineered Solutions	(36)%	4%	(1)%	(33)%

The sales decline was partially offset by year-over-year price realization.

Cost of Sales

The primary driver of the reduction in cost of sales was reduced shipments of our products. The global recession led to a dramatic decline in the demand for, and corresponding production of, graphite electrodes. Our customers aggressively managed their working capital by “destocking” their graphite electrode inventory supply which exacerbated the reduced demand for electrodes. Cost of sales was also negatively impacted due to the unfavorable fixed cost absorption associated with lower sales volume.

Needle coke is the primary raw material in the manufacture of graphite electrodes. We usually purchase 70% to 80% of our needle coke requirements from one supplier under contracts with one-year fixed price per metric ton schedules. Our purchases of needle coke in 2009 were limited and abnormally low due to the lower production level of graphite electrodes. Due to the historically low 2009 production volumes, and proactive inventory management, essentially all of our 2009 production was produced with needle coke that was in inventory at December 31, 2008, and carried the 2008 purchase price per metric ton.

During the fourth quarter of 2009 we began to replenish our needle coke raw material inventory at the 2009 purchase price per metric ton, which was approximately 50% higher than the 2008 purchase price per metric ton. As of December 31, 2009 essentially all of this higher cost material was still in inventory and, therefore, our 2009 cost of goods sold does not reflect the impact of the increased needle coke per metric ton cost.

For 2010 needle coke purchases, we have completed the negotiations with our largest supplier and the 2010 cost per metric ton is essentially flat with the 2009 cost per metric ton. As we start our production in 2010 we will begin to use the higher cost needle coke purchased in the fourth quarter of 2009 and will have to replenish the needle coke raw material inventory at the 2010 purchase price per metric ton. The inventory flow through of the higher cost raw material will significantly increase our cost of goods sold in 2010 when compared to 2009. Our ability to pass this increased cost to customers depends to a large extent on the strength of the global economic recovery and our customers’ ability to increase prices for their products.

Selling and Administrative Expenses

Lower sales commissions as a result of decreased sales and aggressive cost control contributed to the decrease in selling and administrative expenses. The derecognition of our liability for Brazilian excise taxes on manufactured goods resulted in a benefit of $4.3 million and our stock-based compensation expense decreased $1.5 million.

Equity in losses and write-down of investment in non-consolidated affiliate (Seadrift). We acquired our investment in the non-consolidated affiliate on June 30, 2008. Our equity in losses for the year were $(2.6) million compared to $(1.7) million in 2008. The increased losses were due in part to our recognizing our share of the investee losses for a full year as well as the effect of the recession on its operations. In June 2009, we performed an assessment of our investment for impairment and determined that the fair value of the investment was less than our carrying value and that the loss in value was other than temporary. We recorded a $52.8 million noncash impairment to recognize this other than temporary loss in value. In December 2008, we had recorded a $34.5 million noncash impairment to recognize the other than temporary loss in value determined at that time.

Given the current economic environment and the uncertainties surrounding the impact on steel producers and their suppliers, including our investee, there can be no assurances that our estimates and assumptions regarding the fair value of the investment will prove to be accurate. If the assumptions regarding forecasted revenue, growth rates, and expected profitability are not achieved, we may be required to record additional impairment charges in future periods.

Other (Income) Expense

Other expense decreased in 2009 due in large part to the expenses that were recognized in 2008 for the derecognition of our Convertible Debentures and the loss on extinguishment of debt. In 2009 we had other expense related to currency compared to income related to currency in 2008.

Interest Expense

Interest expense decreased in 2009 as a result of the derecognition of our Convertible Debentures in 2008 and the redemption of all of our remaining outstanding Senior Notes in the third quarter of 2008.

Segment Operating Income

Corporate expenses are allocated to segments based on each segment’s percentage of consolidated sales. The following table represents our operating income by segment for the years ended December 31, 2008 and 2009:

	For the Year Ended December 31,
	2008	2009
	(Dollars in thousands)
Industrial Materials	$287,466	$88,818
Engineered Solutions	41,227	9,794

Total segment operating income	$328,693	$98,612

The percentage relationship of operating expenses, including restructuring and impairment charges, to sales for Industrial Materials and Engineered Solutions is set forth in the following table:

	Operating Expenses
	(Percentage of sales)
	2008	2009	Change
Industrial Materials	72%	83%	11%
Engineered Solutions	77%	92%	15%

Provision for Income Taxes

The provision for income taxes in 2009 was negatively impacted by an increase in the valuation allowance of $22.8 and the establishment of accruals for uncertain tax positions of $6.1 million. This increase was offset in part by a $14.1 million worthless stock deduction and by $5.1 million for tax exemptions, holidays and credits in various non-U.S. jurisdictions.

Results of Operations for 2008 as Compared to 2007

	2007	2008	Increase (Decrease)	% Change
	(in thousands, except per share data and % change)
Net sales	$1,004,818	$1,190,238	$185,420	18
Cost of sales	678,876	756,802	77,926	11

Gross profit	325,942	433,436	107,494	33
Research and development	8,550	8,986	436	NM
Selling and administrative expenses	92,133	95,757	3,624	NM

Operating income	225,259	328,693	103,434	46
Equity in losses and write-down of investment in non-consolidated affiliate	—	36,256	36,256	NM
Other (income) expense	(13,470)	11,578	25,048	(186)
Interest expense	43,409	19,350	(24,059)	(55)
Interest income	(1,680)	(1,137)	(543)	NM
Income from continuing operations before income provision for income taxes	197,000	262,646	65,646	33
Provision for income taxes	48,327	62,131	13,804	29

Income from continuing operations	148,673	200,515	51,842	35
(Loss) from discontinued operations	(2,432)	–	(2,432)	NM

Net income	$146,241	$200,515	$54,274	37

Basic earnings per share from continuing operations	$1.48	$1.80	$0.32
Diluted earnings per share from continuing operations	$1.39	$1.74	$0.35

Net Sales

Net sales by operating segment for the years ended December 31, 2007 and 2008 were:

	2007	2008	Increase (Decrease)	% Change
	(in thousands, except % change)
Industrial Materials	$861,192	$1,008,778	$147,586	17
Engineered Solutions	143,626	181,460	37,834	26

Total net sales	$1,004,818	$1,190,238	$185,420	18

Net sales for our Industrial Materials segment increased 17%, primarily due to favorable price/mix increases in 2008 compared to 2007. Steel producers are our primary customers for our products in the industrial products segment. The economic crisis caused decreases in worldwide steel production in both the third and fourth quarters of 2008. This decreased demand in the second half of 2008, which was exacerbated by our customers using inventory on hand for their production requirements, offset the favorable demand we experienced in the first half of the year. As a result, volumes for our industrial products segment decreased slightly in 2008 compared to 2007. Net sales for our engineered solutions increased 26%, due to price/mix increases, favorable volumes, and favorable currency impacts in 2008 compared to 2007. Sales for our ETM products and sales to the solar industry were particularly strong in 2008 compared to 2007.

Our analysis of the percentage change in net sales for the Industrial Materials and Engineered Solutions segments follows:

	Volume	Price/Mix	Currency	Net Change
Industrial Materials	(1)%	15%	3%	17%
Engineered Solutions	8%	16%	2%	26%

Cost of sales increased primarily due to higher raw materials costs in our Industrial Materials segment, and increased production costs related to higher sales volumes in our Engineered Solutions segment. These increases were offset by a decrease due to reduced period costs associated with the exit of the carbon electrode business and a decrease in volumes for our graphite electrode products.

Research and development expenses increased due primarily to increased employee compensation costs.

Selling and administrative expenses increased due to an increase in bad debt expense of $2.5 million during the year and $1.9 million of increased severance costs. Stock-based compensation expense increased $0.5 million. These increases were somewhat offset by savings realized from our global cost savings initiatives.

Equity in losses and write-down of investment in non-consolidated affiliate (Seadrift) increased due to our recognizing a $36.2 million write down, net of our equity in losses, related to our investment in a non-consolidated affiliate.

Interest expense decreased as a result of debt and interest rate reductions.

Other expense was $11.6 million in 2008, compared to income of $13.4 million in 2007. Excluding gains from the sales of assets in 2007, which primarily related to the sale of our Caserta, Italy facility, other expense in 2007 was $12.5 million. During 2008, we had a $9.0 million expense for the make-whole payment and a gain of $4.1 million in connection with the derecognition of our Convertible Debentures. As a result of factoring a higher number of receivables in 2008, the loss on the sale of accounts receivable increased by $0.5 million in 2008 compared to 2007. During 2007, we sold certain litigation rights and investments which resulted in income of $1.2 million which did not recur in 2008. These items were offset slightly by a $6.3 million decrease in the loss on extinguishment of debt in 2008, and a $1.9 million favorable currency impact year over year.

In 2007, we recorded a net restructuring charge of $1.4 million, comprised primarily of a $0.7 million charge associated with the phase out of our graphite electrode machining and warehousing operations in Clarksville, Tennessee and a $0.5 million associated with changes in estimates related to the timing and amounts of severance and related payments to certain employees in Caserta, Italy.

In 2008, we recorded a net restructuring charge of $0.4 million related to severance and related costs associated with our Switzerland facility.

Segment Operating Income

Corporate expenses are allocated to segments based on each segment’s percentage of consolidated sales. The following table represents our operating income by segment for the years ended December 31, 2007 and 2008:

	For the Year Ended December 31,
	2007	2008
	(Dollars in thousands)
Industrial Materials	$212,363	$287,466
Engineered Solutions	12,896	41,227

Total segment operating income	$225,259	$328,693

Our analysis of the percentage change in segment operating expenses, including restructuring and impairment charges for Industrial Materials and Engineered Solutions is set forth in the following table:

	Operating Expenses
	2007	2008	Change
	(Percentage of sales)
Industrial Materials	75%	72%	(3)%
Engineered Solutions	91%	77%	(14)%

Segment operating expenses as a percentage of sales for Industrial Materials decreased 3% points to 72% in 2008. However, total operating expenses on an absolute basis increased $72.5 million compared to 2007. This increase was the result of higher raw material costs of $90.0 million, related to our graphite electrode products, offset by volume decreases which had a favorable impact on operating income of $17.7 million. $6.9 million of this volume decrease was related to our carbon electrodes business, which we completely exited during 2007. Other operating expenses for the segment increased by $0.2 million in 2008 compared to 2007, due to increases in selling and allocated corporate expenses, which were offset by lower employee incentive plan costs and lower restructuring charges in 2008.

Segment operating expenses as a percentage of sales for Engineered Solutions decreased 14% points to 77% in 2008. However, total operating costs of $140.2 million in 2008 increased $9.5 million from operating costs of $130.7 million in 2007. This increase was due to a $2.1 million unfavorable currency impact, caused by the strengthening U.S. dollar year over year, a $1.6 million increase related to sales volumes, $6.9 million of higher production costs as a result of increased raw material costs. Selling, general, and administrative cost, including corporate expenses, and other production costs decreased $1.1 million in 2008 compared to 2007 due to the continued application of our global cost-cutting initiative.

Nine Months Ended September 30, 2009 as Compared to Nine Months Ended September 30, 2010.

The tables presented in our period-over-period comparisons summarize our consolidated statements of operations and illustrate key financial indicators used to assess the consolidated financial results. Financial information is presented for the nine months ended September 30, 2009 and 2010. Throughout our MD&A, changes that are both less than 5% and less than $1.0 million, are deemed to be not meaningful and are designated as “NM”.

	For the Nine Months Ended September 30,
	2009	2010	Increase (Decrease)	% Change
	(in thousands, except per share data and % change)
Net sales	$456,679	$725,754	$269,075	59
Cost of sales	332,332	507,892	175,560	53

Gross profit	124,347	217,862	93,515	75
Research and development	8,048	9,261	1,213	15
Selling and administrative expenses	63,319	85,412	22,093	35

Operating income	52,980	123,189	70,209	133
Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	54,343	(2,326)	(56,669)	(104)
Other expense (income), net	8,446	(1,744)	10,190	121
Interest expense	4,236	3,063	(1,173)	(28)
Interest income	(552)	(1,228)	676	NM

(Loss) income before provision for income taxes	(13,493)	125,424	138,917	(1,030)
Provision for income taxes	8,265	27,962	19,697	238

Net (loss) income	$(21,758)	$97,462	$119,220	(548)

Basic (loss) income per common share:	$(0.18)	$0.81	$0.99
Diluted (loss) income per common share:	$(0.18)	$0.80	$0.98

Net sales. Net sales by operating segment for the nine months ended September 30, 2009 and 2010 were:

	For the Nine Months Ended September 30,
	2009	2010	Increase (Decrease)	% Change
	(in thousands, except per share data and % change)
Industrial Materials	$371,076	$599,394	$228,318	62
Engineered Solutions	85,603	126,360	40,757	48

Total net sales	$456,679	$725,754	$269,075	59

We experienced higher sales for both of our operating segments led by a significant increase in our Industrial Materials operating segment due to the slow economic recovery that began in the third quarter of 2009 and has continued through the first nine months of 2010 because of the completion of inventory destocking by our customers. We experienced increased demand across most of our product lines, in both of our operating segments, as our customers, especially those in the Industrial Materials segment, started the reordering process and shipments continued to increase in response to increasing orders and production.

Our analysis of the percentage change in net sales for Industrial Materials and Engineered Solutions is set forth in the following table:

	Volume	Price/Mix	Currency	Net Change
Industrial materials	72%	(6%)	(4%)	62%
Engineered solutions	52%	(3%)	(1%)	48%

Net sales. Sales for the Industrial Materials segment increased significantly in the nine months ended September 30, 2010 when compared to the nine months ended September 30, 2009 due to higher graphite electrode sales volume. Partially offsetting this increased demand, we saw the weighted average selling price of our melter and non-melter graphite electrodes decrease by approximately 6%, exclusive of currency impacts, from the nine months ended September 30, 2009 to the nine months ended September 30, 2010. Looking forward, we expect graphite electrode prices to remain relatively flat in the fourth quarter when compared to current pricing levels. Higher period over period electrode sales volumes are expected to continue to mitigate, in part, the lower electrode pricing.

Cost of sales. The primary drivers of the increase in cost of sales were increases in shipments of our products of $125.4 million, production costs of $34.3 million and unfavorable foreign currency impact of $9.9 million, across both of our segments in the nine months ended September 30, 2010 when compared to the nine months ended September 30, 2009. The global recession led to a dramatic decline in the demand for, and corresponding production of, graphite electrodes during the nine months ended September 30, 2009. Our production volume began increasing in the second half of 2009 and has continued to increase through the first nine months of 2010 as our customers ramped up production from the low levels experienced during the first half of 2009.

Needle coke is the primary raw material in the manufacture of graphite electrodes. We usually purchase 70% to 80% of our needle coke requirements from one supplier under contracts with one-year fixed price per metric ton schedules. Our production in 2010 began to use higher cost needle coke purchased in the fourth quarter of 2009, at prices which were approximately 45% higher than the cost of needle coke used in production during the first nine months of 2009. The inventory flow through of the higher cost raw material has increased our cost of goods sold in the nine months ended September 30, 2010 when compared to the same period in 2009. Our ability to pass this increased cost to customers depends to a large extent on the strength of the global economic recovery. Higher volumes increased our fixed costs absorption in the nine months ended September 30, 2010, partially offsetting the higher coke cost.

We currently purchase a majority of our requirements for petroleum coke, our principal raw material, from two plants of ConocoPhillips under supply agreements containing customary terms and conditions, including price renegotiation, dispute resolution and termination provisions. The termination provisions permitted either party to terminate the agreements at the end of a calendar year by giving the other party notice of termination by September 30 of that calendar year. During the course of recent discussions with ConocoPhilips regarding our future needle coke requirements, including potential changes in such needs as a result of our pending acquisition of Seadrift, as well as other provisions of the agreements which had become inapplicable due to changes in circumstances over the decade since the agreements were first established, the consensus of the parties was that the agreements should be terminated and that the parties enter into negotiations concerning future supply of needle coke. Accordingly, we received notice of termination of the supply agreements effective as of December 31, 2010 and we have entered into negotiations with them for a new supply agreement to enable us to cover our future needle coke requirements. Under the termination provisions, in the event of such a termination, the parties are required to enter into replacement agreements providing for the supply and purchase of needle coke for a term of three years beginning immediately after the effective termination date, with decreasing quantities in each of those years and with pricing based on market prices. We believe the estimated quantities under the replacement agreements will be sufficient for our forecast raw material requirements based on our expectations of closing the proposed Seadrift acquisition in the fourth quarter of 2010, as described in Note 17, “Acquisitions” of the Notes to Consolidated Financial Statements.

Selling and administrative expenses. Acquisition costs (i.e., advisory, legal, valuation, other professional fees, etc.) associated with our announced agreements to acquire Seadrift and C/G represented $12.3 million of the increase for the nine months ended September 30, 2010 as compared to the same period of the prior year. We also experienced higher overhead expense due to increases in sales and marketing coverage to support internal growth initiatives and higher commission expense related to increased sales during the nine months ended September 30, 2010 when compared to the nine months ended September 30, 2009.

Equity in losses (earnings) and write-down of investment in non-consolidated affiliate. Our equity in the earnings of Seadrift, on a one-month lag, were $1.6 million and $3.8 million during the nine month periods ended September 30, 2009 and 2010, respectively. The increase in earnings period over period is due in large part to an increase in production volumes at Seadrift. Additionally, in the nine months ended September 30, 2009 we recorded an impairment charge for the write-down to fair value of our investment of $52.8 million.

Other expense (income), net. Other expense (income), net went from an expense of $8.4 million in the nine months ended September 30, 2009 to income of $1.7 million in the nine months ended September 30, 2010, due in large part to currency gains from the weakening of the euro in the nine months ending September 30, 2010 which led to favorable gains on remeasurement of intercompany loans and activities denominated in the euro, as compared to a strengthening of the euro in the nine months ending September 30, 2009. During the nine months ended September 30, 2009 we recorded currency losses of $6.5 million as compared to currency gains of $3.0 million during the nine months ended September 30, 2010.

Segment operating income. Corporate expenses are allocated to segments based on each segment’s percentage of consolidated sales. The following table represents our operating income by segment:

	For the Nine Months Ended September 30,
	2009	2010
	(Dollars in thousands)
Industrial Materials	$46,986	$110,835
Engineered Solutions	5,994	12,354

Total segment operating income	$52,980	$123,189

The percentage relationship of operating expenses to sales for Industrial Materials and Engineered Solutions is set forth in the following table:

	For the Nine Months Ended September 30,
	(Percentage of sales)
	2009	2010	Change
Industrial Materials	87%	82%	(5%)
Engineered Solutions	93%	90%	(3%)

Segment operating costs and expenses as a percentage of sales for Industrial Materials decreased five percentage points to 82% in the nine months ended September 30, 2010. However total operating costs and expenses increased $164.5 million from the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2010. The increase was primarily a result of volume increases of $95.7 million, increases in production costs and variances of $38.3 million, unfavorable foreign currency impact of $10.8 million and acquisition costs incurred of $12.3 million.

Segment operating costs and expenses as a percentage of sales for Engineered Solutions decreased three percentage points to 90% in the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. However, total operating costs and expenses increased $34.4 million from the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2010. The increase was primarily a result of higher volumes of $29.7 million, depreciation expense $2.6 million and incentive compensation accruals for $2.0 million.

Provision for income taxes. The provision for income taxes for the nine months ended September 30, 2009 was a tax expense of $8.3 million on pretax loss of $13.5 million as compared to tax expense of $28.0 million on pretax income of $125.4 million for the nine months ended September 30, 2010. The effective tax rates were 61.5% and 22.3% for the nine months ended September 30, 2009 and 2010, respectively. The effective tax rate for the nine months ended September 30, 2009 results from not fully realizing the benefit of the $52.8 million Seadrift impairment charge in the prior year, due to the reestablishment of valuation allowances against tax attributes in the U.S. The current year effective tax rate differs from the U.S statutory rate of 35% primarily due to jurisdictional mix of income and changes in the utilization of attributes and related valuation allowances.

Effects of Inflation

We incur costs in the U.S. and each of the six non-U.S. countries in which we have a manufacturing facility. In general, our results of operations, cash flows and financial condition are affected by the effects of inflation on our costs incurred in each of these countries. See “Currency Translation and Transactions” for a further discussion of highly inflationary countries.

We have in the past entered into, and may in the future enter into, natural gas derivative contracts and short duration fixed rate purchase contracts to effectively fix some or all of our natural gas cost exposure.

Currency Translation and Transactions

We translate the assets and liabilities of our non-U.S. subsidiaries into U.S. dollars for consolidation and reporting purposes in accordance with FASB ASC 830, Foreign Currency Matters. Foreign currency translation adjustments are generally recorded as part of stockholders’ equity and identified as part of accumulated other comprehensive loss on the Consolidated Balance Sheets until such time as their operations are sold or substantially or completely liquidated.

We account for our Russian and Mexican subsidiaries using the dollar as the functional currency, as sales and purchases are predominantly dollar- denominated. Our remaining subsidiaries use their local currency as their functional currency.

We also record foreign currency transaction gains and losses, including those from non-permanent intercompany loans, as part of other (income) expense, net.

Significant changes in currency exchange rates impacting us are described under “Effects of Changes in Currency Exchange Rates” and “Results of Operations.”

Effects of Changes in Currency Exchange Rates

When the currencies of non-U.S. countries in which we have a manufacturing facility decline (or increase) in value relative to the U.S. dollar, this has the effect of reducing (or increasing) the U.S. dollar equivalent cost of sales and other expenses with respect to those facilities. In certain countries where we have manufacturing facilities, and in certain instances where we price our products for sale in export markets, we sell in currencies other than the dollar. Accordingly, when these currencies increase (or decline) in value relative to the dollar, this has the effect of increasing (or reducing) net sales. The result of these effects is to increase (or decrease) operating profit and net income.

Many of the non-U.S. countries in which we have a manufacturing facility have been subject to significant economic and political changes, which have significantly impacted currency exchange rates. We cannot predict changes in currency exchange rates in the future or whether those changes will have net positive or negative impacts on our net sales, cost of sales or net income.

During 2008, the average exchange rate for the Brazilian Real and the Euro increased about 8% and 7%, respectively, when compared to the average exchange rate for 2007. During 2008, the South African rand decreased about 14%, and the Mexican peso decreased about 1% compared to the 2007 rates. During 2009, the average rate of the South African rand did not fluctuate materially, while the Mexican peso, the Brazilian real, and the Euro average rates decreased about 18%, 9%, and 5% respectively as compared to 2008 rates.

For net sales of industrial materials, the impact of these events was an increase of about $25.6 million in 2007, an increase of $22.6 million in 2008, and a decrease of $1.4 million in 2009. For the cost of industrial materials, the impact of these events was an increase of about $22.5 million in 2007, an increase of $9.7 million in 2008, and an increase of $3.1 million in 2009.

As part of our cash management, we also have intercompany loans between our subsidiaries. These loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency gains / losses in other income (expense), net, on the Consolidated Statements of Operations. We have had intercompany term loans between GrafTech Finance and some of our foreign subsidiaries. We had no such term loans at December 31, 2009. At December 31, 2008, the aggregate principal amount of these term loans was $558.4 million. These loans were subject to remeasurement gains and losses due to changes in currency exchange rates. Certain of these loans had been deemed to be essentially permanent prior to settlement and, as a result, remeasurement gains and losses on these loans were recorded as a component of accumulated other comprehensive loss in the stockholders’ equity section of the Consolidated Balance Sheets. The remaining balance of these loans was deemed to be temporary and, as a result, remeasurement gains and losses on these loans were recorded as currency gains / losses in other income (expense), net, on the Consolidated Statements of Operations.

During the nine months ended September 30, 2010, the average exchange rate for the Brazilian real and the South African rand increased significantly, about 16.1% and 15.8%, respectively, when compared to their respective average exchange rates for the nine months ended September 30, 2009. During the nine months ended September 30, 2010 the Mexican peso and Japanese yen increased roughly 7.3% and 6.0%, respectively, while the euro decreased 3.6%, when compared to their average exchange rates for the nine months ended September 30, 2009. The average exchange rate of the British pound decreased less than 1.0% during the nine months ended September 30, 2010 when compared to its average exchange rate for the nine months ended September 30, 2009.

For net sales of Industrial Materials, the impact of changes in the average exchange rates for the period was a decrease of $13.2 million in the nine months ended September 30, 2010. For the cost of Industrial Materials, the impact of these events was an increase of $10.8 million in the nine months ended September 30, 2010.

As part of our cash management, we also have intercompany loans between our subsidiaries. These loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency gains / losses in other income (expense), net, on the Consolidated Statements of Operations.

We had a net total currency gain of $6.5 million in the nine months ended September 30, 2009 as compared to a net total currency gain of $3.0 million in the nine months ended September 30, 2010, mainly due to the remeasurement of intercompany loans and the effect of transaction gains and losses on intercompany activities.

We had net total currency gains of $0.3 million in 2007 and $2.2 million in 2008, while we had a net total currency loss of $0.5 million in 2009, mainly due to the remeasurement of intercompany loans and the effect of transaction gains and losses on intercompany activities.

We have in the past and may in the future use various financial instruments to manage certain exposures to specific financial market risks caused by changes in currency exchange rates, as described under “Quantitative and Qualitative Disclosures about Market Risks.”

Liquidity and Capital Resources

Global capital markets have been, and continue to be, disrupted and volatile. The cost and availability of funding has been and may continue to be adversely affected by illiquid credit markets. We believe that we have adequate liquidity, including availability under our Revolving Facility, to meet all of our present operating needs. Continued turbulence in the U.S. and international financial markets, however, could adversely affect the cost and availability of financing to us in the future.

Our financing obligations are as follows:

	At December 31, 2009	At September 30, 2010
	(Dollars in thousands)
Short-term debt	$1,113	$9
Supply chain financing liability	14,404	25,460

Total current financing liabilities	15,517	25,469

Long-term debt	1,467	1,383

Total financing liabilities	$16,984	$26,852

At September 30, 2010, we had cash and cash equivalents of $66.5 million, long-term debt of $1.4 million and stockholders’ equity of $684.4 million. We also have $257.5 million available through our Revolving Facility. As part of our cash management activities, we manage accounts receivable credit risk, collections, and accounts payable vendor terms to maximize our free cash at any given time and minimize accounts receivable losses.

Our sources of funds have consisted principally of cash flow from operations, debt including our Revolving Facility, equity financings, and supply chain financings. Our uses of those funds (other than for operations) have consisted principally of capital expenditures, our existing 18.9% equity investment in Seadrift, payment of pension and post-retirement contributions, debt reductions, purchases of treasury shares and other obligations. As of September 30, 2010, we have several future obligations accrued that will utilize a significant amount of such funds. These obligations include our acquisition related expenses of $3.8 million which will be paid during the fourth quarter.

At December 31, 2009, we had cash and cash equivalents of $50.2 million, long-term debt of $1.5 million and stockholders’ equity of $577.1 million. We also have approximately $75 million of working capital liquidity available to us through our factoring and supply chain financing arrangements and $209.2 million available through our Revolving Facility currently in place as described below. As part of our cash management activities, we manage accounts receivable credit risk, collections, and accounts payable vendor terms to maximize our free cash at any given time and minimize accounts receivable losses.

We expend capital to support our operating and strategic plans. Such expenditures include investments to meet regulatory and environmental requirements, maintain capital assets, develop new products or improve existing products, and to enhance capacity or productivity. Many of the associated projects have long lead-times and require commitments in advance of actual spending. We are targeting capital expenditures to be in the $75 million to $80 million range for 2010.

Our sources of funds have consisted principally of cash flow from operations and debt, including our Revolving Facility, and equity financings. Our uses of those funds (other than for operations) have consisted principally of capital expenditures, our equity investment in a non-consolidated affiliate, payment of pension and post-retirement contributions, debt reduction payments and other obligations. As of December 31, 2009, we have several future obligations accrued that will utilize a significant amount of such funds. These obligations include our employee incentive compensation payout of approximately $21.1 million, which will be paid during the second quarter of 2010. We also plan to contribute $0.7 million to our pension plans during 2010.

We have an accounts receivable factoring arrangement in place that provides additional working capital liquidity of up to $25.0 million. During the nine month period ending September 30, 2009 certain subsidiaries sold receivables totaling $32.1 million. All such receivables were sold without recourse, and no amount of accounts receivable sold are recorded in the Consolidated Balance Sheet. Proceeds of the sale of receivables were used to reduce debt and to fund operations. If we had not sold receivables, our accounts receivable and our debt would each have been about $9.4 million higher at September 30, 2009. We did not sell any receivables under this arrangement during the nine month period ending September 30, 2010. During 2008 and 2009, certain subsidiaries sold receivables totaling $150.0 million and $32.1 million, respectively. Proceeds of the sale of receivables were used to reduce debt and fund operations. If we had not sold such receivables, our accounts receivable would have been about $25.4 million higher at December 31, 2008 and $1.1 million higher at December 31, 2009. All such receivables sold during 2008 and 2009 were sold without recourse, and no amount of accounts receivable sold are recorded in the Consolidated Balance Sheet.

Lower sales volumes for our products and reduced credit quality of our customers may limit the amount of receivables that we sell in the future. Our current receivable sales facility provides for the sale of certain customer accounts receivable and has a limit of $25 million. The facility automatically renewed for a one year period on June 30, 2010, and it automatically renews each year thereafter for one year periods unless a termination notice is sent by either party 30 days prior to the applicable June 30th.

During 2008, we entered into a supply chain financing arrangement with a financing party that provides additional working capital liquidity of up to $50 million. Under this arrangement, we essentially assigned our rights to purchase needle coke from our supplier to the financing party. The financing party purchases the product from our supplier under the standard payment terms and then immediately resells it to us under longer payment terms. The financing party pays the supplier the purchase price for the product and then we pay the financing party. Our payment for this needle coke will include a mark up (the “Mark-Up”). The Mark-Up is subject to quarterly reviews. For the first nine months of 2010, the Mark-Up was based on 3 month LIBOR plus a margin of 2.90%. In effect, we have a longer period of time to pay the financing party than by purchasing directly from the supplier which helps us maintain a balanced cash conversion cycle between inventory payments and the collection of receivables. During the nine month period ending September 30, 2010, the financing party invoiced us $153.8 million and we had net borrowings of $11.1 million for purchases of inventory under this arrangement, including a Mark-Up of $1.3 million. We purchased approximately $60.4 million and $37.1 million of inventory under this arrangement in 2008 and 2009, respectively. In connection with these purchases, we incurred a Mark-Up of approximately $0.4 million and $0.5 million in 2008 and 2009, respectively. This agreement is subject to termination 90 days after notice is sent by either party.

In the event that operating cash flow, the sales of receivables and the financing of needle coke purchases fail to provide sufficient liquidity to meet our business needs, including capital expenditures, any such shortfall would be made up by increased borrowings under our Revolving Facility.

We use cash and cash equivalents, cash flow from operations, funds from receivable and payable factoring arrangements, supply chain financing and funds available under our Revolving Facility (subject to continued compliance with the financial covenants and representations under our Revolving Facility) as our primary sources of liquidity. The Revolving Facility is secured, and provides for maximum borrowings of up to $260.0 million, including a letter of credit sub-facility of up to $35 million, and, subject to certain conditions (including a maximum senior secured leverage ratio test), an accordion feature that permits GrafTech Finance to establish additional credit facilities thereunder in an aggregate amount, together with our Revolving Facility, of up to $390 million.

The Revolving Facility matures in April 2013. At September 30, 2010, there were no borrowings drawn from our Revolving Facility, and $257.5 million was available (after consideration of outstanding letters of credit of $2.5 million). At December 31, 2009, there were no borrowings drawn from our Revolving Facility, and $209.2 million was available (after consideration of outstanding letters of credit of $5.8 million). It is possible that our future ability to borrow under our Revolving Facility will be less because of the impact of additional borrowings upon our compliance with the maximum net senior secured debt leverage ratio permitted or minimum interest coverage ratio required under our Revolving Facility.

The interest rate applicable to the Revolving Facility is, at our option, either LIBOR plus a margin ranging from 2.50% to 3.50% (depending on our total net leverage ratio and/or senior unsecured rating) or, in the case of dollar denominated loans, the alternate base rate plus a margin ranging from 1.50% to 2.50% (depending upon such ratio or rating). The alternate base rate is the highest of (i) the prime commercial rate announced by JPMorgan Chase Bank, N.A., (ii) the federal fund effective rate plus 0.50% and (iii) the London interbank offering rate (as adjusted) for a one-month period plus 1.00%. GrafTech Finance and Swissco pay a per annum fee ranging from 0.375% to 0.750% (depending on such ratio or rating) on the undrawn potion of the commitments under the Revolving Facility.

At September 30, 2010 and December 31, 2009, we were in compliance with all financial and other covenants contained in our Revolving Facility, as applicable. These covenants include maintaining an interest coverage ratio of at least 1.75 to 1.00 and a maximum net senior secured leverage ratio of 2.25 to 1.00, subject to adjustment based on a rolling average of the prior four quarters. Those ratios were modified in connection with the refinancing of our Revolving Facility. Based on expected operating results and expected cash flows, we expect to be in compliance with these covenants through maturity of our Revolving Facility. If we were to believe that we would not continue to comply with these covenants, we would seek an appropriate waiver or amendment from the lenders thereunder. We cannot assure you that we would be able to obtain such waiver or amendment on acceptable terms or at all.

Eleven banks are participants in our Revolving Facility. All eleven banks currently have Standard & Poor’s (“S&P”) ratings of A- or better and Moody’s ratings of Ba3 or better. Based on these ratings and the remaining term of our Revolving Facility, we do not anticipate that our availability under our Revolving Facility would be reduced prior to its maturity.

At September 30, 2010, we had outstanding letters of credit of $7.0 million under a $10 million letter of credit facility with another commercial bank.

At September 30, 2010 and December 31, 2009, approximately 88% and 83%, respectively, of our debt consists of fixed rate obligations compared to 40% at December 31, 2008.

As of December 31, 2009, we had a corporate S&P rating of BB- and a Moody’s rating of Ba2.

On January 14, 2010, S&P upgraded our corporate rating by two notches to BB+ and our senior unsecured debt rating to BBB. On April 14, 2010, Moody’s Investors Services moved our rating outlook to positive from stable, assigned a Ba1 rating to our Revolving Facility, and affirmed our Ba2 corporate rating. These ratings reflect the current views of these rating agencies at the time they are issued, and no assurance can be given that these ratings will continue for any given period of time. However, we monitor our financial condition as well as market conditions that could ultimately affect our credit ratings.

Long-Term Contractual, Commercial and Other Obligations and Commitments

The following tables summarize our long-term contractual obligations and other commercial commitments at December 31, 2009.

	Payments Due by Year Ending December 31,
	Total	2010	2011- 2012	2013- 2014	2015+
	(Dollars in thousands)
Contractual and Other Obligations
Long-term debt	$2,182	$133	$119	$127	$1,803
Operating leases	7,059	2,434	3,284	1,318	23
Purchase obligations (a)	40,124	32,832	7,292	—	—

Total contractual obligations	49,365	35,399	10,695	1,445	1,826
Postretirement, pension and related benefits (b)	79,746	3,804	7,494	7,394	61,054
Other long-term obligations	25,689	4,212	7,758	4,002	9,717
Uncertain income tax provisions	20,656	2,993	11,955	48	5,660

Total contractual and other obligations (a)(b)	$175,456	$46,408	$37,902	$12,889	$78,257

Other Commercial Commitments
Letters of credit (c)	$11,105	$11,105	$—	$—	$—
Guarantees	2,229	2,229	—	—	—

Total other commercial commitments	$13,334	$13,334	$—	$—	$—

(a)	Based on the estimated timing of deliveries under a supply contract.
(b)	Represents estimated postretirement, pension and related benefits obligations based on actuarial calculations.
(c)	Issued under our Revolving Facility and the letter of credit facility.

Our foreign subsidiaries have local lines of credit for working capital purposes. The total amount available under these lines of credit approximated $24.0 million at December 31, 2009.

Cash Flow and Plans to Manage Liquidity.

Our business strategies include efforts to enhance our capital structure by further reducing our gross obligations. Our efforts include leveraging our global manufacturing network by driving higher utilization rates and more productivity from our existing assets, accelerating commercialization initiatives across all of our businesses and realizing other global efficiencies.

Typically, our cash flow from operations fluctuates significantly between quarters due to various factors. These factors include customer order patterns, fluctuations in working capital requirements, and other factors.

In 2007, 2008 and 2009, we had positive cash flow from operations primarily from improved operating results in 2007 and 2008 and aggressive working capital management in 2009.

Certain of our obligations could have a material impact on our liquidity. Cash flow from operations are used to service payments of our obligations, including our incentive compensation program payout in the second quarter of 2010, thereby reducing funds available to us for other purposes. Although we currently have no borrowings under the Revolving Facility, and no plans to draw thereunder other than in connection with the Mergers as described herein when consummated, another downturn in the global economy, or additional acquisitions, may require borrowings under our Revolving Facility, particularly if our accounts receivable and supply chain financing arrangements are terminated. If the economy continues to improve, we should experience improved results of operations and cash flows, yet could require significant cash requirements to purchase inventories and pay other obligations as accounts receivable increase. A downturn could significantly negatively impact our results of operations and cash flows, which, coupled with increased borrowings, could negatively impact our credit ratings, our ability to comply with debt covenants, our ability to secure additional financing and the cost of such financing, if available.

Based on expected operating results and expected cash flows, we expect to be in compliance with our existing financial covenants in 2010.

In order to seek to minimize our credit risks, we reduce our sales of, or refuse to sell (except for cash on delivery or under letters of credit), our products to some customers and potential customers. In the current economic environment, our customers may experience liquidity shortages or difficulties in obtaining credit, including letters of credit. Our unrecovered trade receivables worldwide have not been material during the last 3 years individually or in the aggregate. We cannot assure you that we will not be materially adversely affected by accounts receivable losses in the future. In addition, we have historically factored a portion of our accounts receivable and used the proceeds to reduce debt. Our ability to factor accounts receivable in the future may be limited by reduced credit ratings of customers or by a reduction in the amount permitted to be financed under the arrangement.

In December 2007, our Board of Directors approved a share repurchase program authorizing the purchase of up to 3 million shares of our common stock. Share repurchases may take place from time to time in the open market, or through privately negotiated transactions, as market conditions warrant. We intend to fund any such share repurchases from available cash and cash flows. These share repurchases may be suspended or discontinued at any time.

Related Party Transactions

In addition to the Seadrift Merger Agreement and the confidentiality agreements described above, on June 30, 2008, GrafTech acquired 100% of the outstanding capital stock of Falcon-Seadrift Holding Corp, which was renamed GrafTech Seadrift Holding Corp. (“GSHC”). GSHC’s only material assets are limited partnership units constituting approximately 18.9% of the equity in Seadrift. GSHC has certain contractual rights related to Seadrift. These include the right to one of five seats on the Board of Directors of Seadrift Coke (or, at GSHC’s election, Board observation rights in lieu thereof), a right of approval with respect to certain mergers and other transactions involving Seadrift, the right to veto Seadrift’s repurchase of its own equity (other than from former employees), the right to receive certain information concerning Seadrift, certain registration rights, and customary tag along rights permitting GSHC to participate in any proposed sale of the majority owners’ interests on the same terms and conditions. GSHC is subject to customary drag along obligations requiring GHSC, if the majority owners sell their interests, to sell our interests on the same terms and conditions. GSHC has the right to require Seadrift to buy its equity interests in Seadrift (a “put” to Seadrift) at then fair market value beginning May 1, 2011. Upon exercise of the put, the fair market value would be determined assuming a sale of Seadrift as a going concern and without applying a discount for lack of liquidity, marketability, or lack of control. As described above, in late June and early July 2009, Seadrift entered into agreements to borrow up to $17.0 million from certain of its shareholders, which include GrafTech. We agreed to loan up to $8.5 million and on July 2, 2009, we loaned Seadrift $6.0 million as did the other shareholders in the aggregate.

Borrowings under these agreements were evidenced by Demand Notes that were subordinated to Seadrift’s revolving credit agreement. The Demand Notes could not be repaid until all indebtedness under Seadrift’s revolving credit agreement had been paid in full and the obligation to make any further loans or advances had ceased and terminated. The Demand Notes bore interest at 10%, payable quarterly in arrears commencing September 30, 2009. Seadrift also paid a 1% servicing fee to each lender at the time of a borrowing.

The Demand Notes were repaid in full with interest on March 31, 2010 and the obligation to make any further loans or advances has ceased and terminated.

Except for the pending Seadrift Merger, we have not engaged in or been a party to any other material transactions with affiliates or related parties other than transactions with our current or former subsidiaries and compensatory transactions with directors and officers (including employee benefits, stock option and restricted stock grants, compensation deferral, executive employee loans and stock purchases).

Off-Balance Sheet Arrangements and Commitments

We have not undertaken or been a party to any material off-balance-sheet financing arrangements or other commitments (including non-exchange traded contracts), other than:

•	Natural gas and foreign exchange contracts.

•

Commitments under non-cancelable operating leases that, at December 31, 2008, totaled no more than $2.4 million in each year and about $7.2 million in the aggregate, and at December 31, 2009, totaled no more than $2.4 million in each year and about $7.1 million in the aggregate.

•	Letters of credit outstanding under our Revolving Facility of $5.8 million and $5.3 million under our $10 million letter of credit facility with another commercial bank.

We are not affiliated with or related to any special purpose entity other than GrafTech Finance, our wholly-owned and consolidated finance subsidiary.

Annual Cash Flows

The following table shows our annual cash flow activities:

	Years Ended December 31,
	2007	2008	2009
	(Dollars in millions)
Cash flow provided by (used in):
Operating activities	$130.8	$248.6	$170.3
Investing activities	(26.5)	(209.9)	(60.1)
Financing activities	(199.9)	(80.2)	(72.9)

Annual Operating Activities

Cash flow from operating activities represents cash receipts and cash disbursements related to all our activities other than to investing and financing activities. Operating cash flow is derived by adjusting net income for:

•

Non-cash items such as depreciation and amortization; write-down of our investment in our non-consolidated affiliate; stock-based compensation charges; equity in losses of our non-consolidated affiliate.

•	Gains and losses attributed to investing and financing activities such as gains and losses on the sale of assets and currency (gains) and losses.

•	Changes in operating assets and liabilities which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations.

While our operating cash flow increased significantly in 2008, it decreased by over $70 million in 2009 mainly due to the decrease in net income which was a direct impact of the severe economic recession and other reasons noted throughout this MD&A. This is evident as the net income adjusted for non-cash operating items amounted to $184.8 million in 2007, $282.3 million in 2008, and $113.6 million in 2009. These amounts exclude the loss from discontinued operations in 2007 and the changes in operating assets and liabilities discussed below.

The net impact of the changes in working capital (operating assets and liabilities), which are discussed in more detail below, include the impact of changes in: receivables, inventories, prepaid expenses, accounts payable, accrued liabilities, interest payable, and payments of other current liabilities. We continue to maximize our operating cash flows by continuing to improve those working capital items that are most directly affected by changes in sales volume, such as accounts receivable, inventories and accounts payable.

In 2009, changes in working capital resulted in a net source of funds of $67.6 million which was impacted by:

•

cash inflows from a $33.9 million decrease in accounts receivable, net of factoring of $(24.3) million, which are primarily attributable to decreased sales, credit risk policies, and cash collection efforts;

•	cash inflows of $69.6 million from the reduction of inventories which are primarily due to decreased purchases of raw materials as a result of decreased sales; and

•	cash outflows of $21.2 million for accounts payable due to the decrease in inventory purchases and the timing of payments.

Other items that affected our cash balance included:

•	cash inflows from Federal income tax refunds of $3.7 million;

•	cash outflows of $3.9 million to settle our liability for Brazil excise tax;

•	cash outflows of $6.1 million for our contributions to pension and post-retirement plans;

•	cash outflows of $1.7 million to restore wage reductions instituted in 2009; and

•	cash outflows of $1.4 million to terminate an information technology outsourcing services contract.

Our reduction of debt levels resulted in a cash interest savings of $13.3 million.

In 2008, changes in working capital resulted in a net use of funds of $19.9 million which was impacted by:

•	cash outflows of $1.2 million from the increase in accounts receivable, net of the cash inflows of factoring of $24.3 million,, which are due primarily to increased sales; and

•	cash outflows for inventories of $29.3 million primarily due to the inventory build for increased sales volume.

Other items that affected our cash balance included cash interest savings of $22.6 million resulting from reduced debt levels which was offset in part by cash outflows of $9.0 million for the make-whole payment related to the redemption of our Convertible Debentures and cash outflows of $10.7 million for our contributions to pension and post-retirement plans.

In 2007, changes in working capital resulted in a net use of funds of $36.7 million which was impacted by:

•	cash outflows for inventories of $27.3 million which are primarily due to the inventory build for increased sales volume;

•	cash outflows for our final installment of $5.4 million which was due to costs accrued in prior years for antitrust investigation and related lawsuits and claims; and

•	cash outflows of $6.9 million which are primarily related to severance and other costs accrued in prior years for our restructuring.

We also had cash outflows of $15.4 million for our contributions to pension and post-retirement plans.

Annual Investing Activities

Net cash used in investing activities was $60.1 million in 2009 and included:

•	capital expenditures of $56.2 million;

•	loan of $6.0 million to Seadrift;

•	proceeds of $1.0 million from derivative contracts settlements; and

•	proceeds from the release of escrowed funds ($1.0) related to the sale of our Caserta, Italy facility.

Net cash used in investing activities was $209.9 million in 2008 and included:

•	capital expenditures of $72.0 million;

•	payment of $136.5 million to purchase our equity investment in our non-consolidated affiliate, Seadrift; and

•	payment of $1.7 million to settle certain natural gas derivative contracts.

Net cash used in investing activities was $26.5 million in 2007 and included:

•	capital expenditures of $50.8 million;

•	payments for the redemption of a minority interest ($1.3 million) and for the dissolution of joint ventures ($0.2 million);

•	proceeds of $29.7 million from the sale of assets (primarily our Caserta, Italy facility) net of $1.5 million placed in escrow; and

•	proceeds of $1.2 million from the sale of investments.

Annual Financing Activities

Net cash flow used in financing activities was $72.9 million in 2009 and included:

•	repayment our Senior Notes ($20.0 million);

•	net repayments of borrowings under our Revolving Facility ($30.0 million), our supply chain financing arrangement ($15.7 million), and other short-term debt arrangements ($8.1 million);

•	proceeds from the a Spanish government incentive loan ($1.8 million); and

•	payments on the financing arrangement related to the sale-leaseback of a portion of our Vyazma, Russia facility ($1.0 million).

Net cash flow used in financing activities was $80.2 million in 2008 and included:

•	net borrowings of $69.8 million under our Revolving Facility ($30 million), our supply chain financing arrangement ($30.1 million), and other short-term debt arrangements ($9.7 million);

•	redemption of our Senior Notes ($180.0 million);

•	proceeds from the exercise of stock options ($37.2 million) and income tax benefits from stock-based compensation programs ($14.3 million); and

•	shares purchased under our share repurchase program ($21.2 million).

Net cash used in financing activities was $199.9 million during 2007 and included:

•	repayment of our Senior Notes ($234.3 million);

•	financing obligation related to the sale-leaseback of a portion of our Vyazma, Russia facility ($2.9 million); and

•	proceeds from the exercise of stock options ($23.0 million) and income tax benefits from stock-based compensation programs ($8.4 million).

Interim Cash Flows

The following table shows our cash flow activities for the nine month periods ending September 30, 2009 and 2010:

	For the Nine Months Ended September 30,
	2009	2010
	(Dollars in millions)
Cash flow provided by (used in):
Operating activities	$121.7	$54.0
Investing activities	(47.0)	(44.7)
Financing activities	(78.8)	5.7

Interim Operating Activities

Cash flow from operating activities represents cash receipts and cash disbursements related to all our activities other than to investing and financing activities. Operating cash flow is derived by adjusting net income for:

•

Non-cash items such as depreciation and amortization; post retirement obligations, severance and pension plan changes; stock-based compensation charges; equity in losses (earnings) of our non-consolidated affiliate.

•	Gains and losses attributed to investing and financing activities such as gains and losses on the sale of assets and unrealized currency transaction gains.

•	Changes in operating assets and liabilities which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations.

The net impact of the changes in working capital (operating assets and liabilities), which are discussed in more detail below, include the impact of changes in: receivables, inventories, prepaid expenses, accounts payable, accrued liabilities, interest payable, and payments of other current liabilities.

We continue to maximize our operating cash flows by continuing to improve those working capital items that are most directly affected by changes in sales volume, such as accounts receivable, inventories and accounts payable.

During the nine month period ending September 30, 2009, changes in working capital resulted in a net source of funds of $47.7 million which was impacted by:

•

sources of funds of $64.2 million from a decrease in accounts receivable, net of factoring of $(16.0) million, which are primarily attributable to decreased sales, credit risk policies, and cash collection efforts;

•	sources of funds of $62.8 million from a decrease in inventory on hand; and

•	use of funds of $61.8 million for accounts payable and accruals due to the decrease in inventory purchases and the timing of payments.

During the nine month period ending September 30, 2010, changes in working capital resulted in a net use of funds of $79.2 million which was impacted by:

•

use of funds of $42.3 million from the increase in accounts receivable, including the effect of factoring for $1.1 million, which are due primarily to increased sales for the period and the limited use of factoring;

•	use of funds for inventories of $39.0 million primarily due to the increased sales volume; and

•	sources of funds of $6.7 million from an increase in accounts payable and accruals through normal operations and inventory purchases.

Other items that affected our cash balance during the nine months ended September 30, 2010 included payment of incentive compensation of $19.6 million, payments of acquisition costs of $8.5 million, Federal income tax payments in the United States of $4.1 million, and income tax payments in Mexico, South Africa and Switzerland of $2.6 million, $2.7 million, and $9.5 million, respectively.

Interim Investing Activities

Net cash used in investing activities was $47.0 million during the nine months ended September 30, 2009 which was mainly attributable to capital expenditures of $40.5 million and a $6.0 million loan to our non-consolidated affiliate.

Net cash used in investing activities was $44.7 million during the nine months ended September 30, 2010 and included capital expenditures of $51.5 million, which was partially offset by proceeds received on the repayment of our loan to our non-consolidated affiliate of $6.0 million.

Interim Financing Activities

Net cash flow used in financing activities was $78.8 million during the nine months ended September 30, 2009, mainly driven by net repayments of $30.5 million under our Revolving Facility, net repayments under our supply chain financing arrangement of $30.1 million, payments on long-term debt totaling $20.0 million which included the redemption of the remaining outstanding balance of our Senior Notes of $19.9 million. Those uses of cash were partially offset by proceeds of $1.8 million from a zero interest loan from the Spanish government for capital expenditures.

Net cash flow provided by financing activities was $5.7 million during the nine month period ending September 30, 2010 and included net borrowings under our supply chain financing arrangement of $11.1 million, partially offset by bank fees and charges to amend and restate our credit agreement of $4.5 million and purchases of treasury shares of $1.2 million.

Costs Relating to Protection of the Environment

We have been and are subject to increasingly stringent environmental protection laws and regulations. In addition, we have an on-going commitment to rigorous internal environmental protection standards. Environmental considerations are part of all significant capital expenditure decisions. The following table sets forth certain information regarding environmental expenses and capital expenditures.

	For the Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
Expenses relating to environmental protection	$17,233	$17,333	$9,196
Capital expenditures related to environmental protection	10,003	22,865	10,901

Critical Accounting Policies

Critical accounting policies are those that require difficult, subjective or complex judgments by management, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in Note 2 to the Consolidated Financial Statements. The following accounting policies are deemed to be critical.

Reliance on Estimates

In preparing the Consolidated Financial Statements, we use and rely on estimates in determining the economic useful lives of our assets, obligations under our employee benefit plans, provisions for doubtful accounts, provisions for restructuring charges and contingencies, tax valuation allowances, evaluation of goodwill, our investment in a non-consolidated affiliate and other intangible assets, pension and postretirement benefit obligations and various other recorded or disclosed amounts, including inventory valuations. Estimates require us to use our judgment. While we believe that our estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, our assets, liabilities or results of operations may be overstated or understated.

Employee Benefit Plans

We sponsor various retirement and pension plans, including defined benefit and defined contribution plans and postretirement benefit plans that cover most employees worldwide. Excluding the defined contribution plans, accounting for these plans requires assumptions as to the discount rate, expected return on plan assets, expected salary increases and health care cost trend rate. See Note 13 “Retirement Plans and Postretirement Benefits” to the Consolidated Financial Statements for further details.

Contingencies

We account for contingencies by recording an estimated loss when information available prior to issuance of the Consolidated Financial Statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the Consolidated Financial Statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as those relating to environmental, legal and income tax matters requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss is significantly different from the estimated loss, our results of operations may be overstated or understated. Legal costs expected to be incurred in connection with a loss contingency are expensed as incurred.

Investments in Non-Consolidated Affiliates

We use the equity method to account for investments in entities that we do not control, but where we have the ability to exercise significant influence. We assess the potential impairment of our equity method investments when indicators such as a history of operating losses, negative earnings and cash flow outlook, and the financial condition and prospects for the investee’s business segment might indicate a loss in value. We determine fair value based on valuation methodologies, as appropriate, including the present value of our estimated future cash flows. If the fair value is less than our carrying amount, the investment is determined to be impaired. If the decline in value is other than temporary, we record an appropriate write-down.

Impairments of Long-Lived Assets

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the future undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future undiscounted net cash flows to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed are reported at the lower of the carrying amount or fair value less estimated costs to sell. Estimates of the future cash flows are subject to significant uncertainties and assumptions. If the actual value is significantly less than the estimated fair value, our assets may be overstated. Future events and circumstances, some of which are described below, may result in an impairment charge:

•	new technological developments that provide significantly enhanced benefits over our current technology;

•	significant negative economic or industry trends;

•	changes in our business strategy that alter the expected usage of the related assets; and

•	future economic results that are below our expectations used in the current assessments.

Accounting for Income Taxes

When we prepare the Consolidated Financial Statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process requires us to make the following assessments:

•	estimate our actual current tax liability in each jurisdiction;

•

estimate our temporary differences resulting from differing treatment of items for tax and accounting purposes (which result in deferred tax assets and liabilities that we include within the Consolidated Balance Sheets); and

•	assess the likelihood that our deferred tax assets will be recovered from future taxable income and, if we believe that recovery is not more likely than not, a valuation allowance is established.

If our estimates are incorrect, our deferred tax assets or liabilities may be overstated or understated.

Revenue Recognition

Revenue from sales of our products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, title has passed, the amount is determinable and collection is reasonably assured. Sales are recognized when both title and the risks and rewards of ownership are transferred to the customer or services have been rendered and fees have been earned in accordance with the contract. Volume discounts and rebates are recorded as a reduction of revenue in conjunction with the sale of the related products. Changes to estimates are recorded when they become probable. Shipping and handling revenues relating to products sold are included as an increase to revenue. Shipping and handling costs related to products sold are included as an increase to cost of sales.

Stock-Based Compensation Plans

Stock-based compensation expense is measured at the grant date, based on the fair market value of the award and recognized over the requisite service period. The fair value of restricted stock is based on the trading price of our common stock on the date of grant, less required adjustments to reflect dividends paid and expected forfeitures or cancellations of awards throughout the vesting period, which ranges between one and three years. Our stock option compensation expense calculated under the fair value method, using a Black Scholes model, is recognized over the weighted average remaining vesting period.

Recent Accounting Pronouncements

We discuss recently adopted and issued accounting standards in Note 3, “New Accounting Standards” of Notes to the Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks primarily from changes in interest rates, currency exchange rates and commercial energy rates. We, from time to time, routinely enter into various transactions that have been authorized according to documented policies and procedures to manage these well-defined risks. These transactions relate primarily to financial instruments described below. Since the counterparties, if any, to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counterparty credit risk, despite the current worldwide economic situation. We do not use financial instruments for trading purposes.

Our exposure to changes in interest rates results primarily from floating rate long-term debt tied to LIBOR or Euro LIBOR. Our exposure to changes in currency exchange rates results primarily from:

•	sales made by our subsidiaries in currencies other than local currencies;

•	raw material purchases made by our foreign subsidiaries in currencies other than local currencies; and

•	investments in and intercompany loans to our foreign subsidiaries and our share of the earnings of those subsidiaries, to the extent denominated in currencies other than the dollar.

Our exposure to changes in energy costs results primarily from the purchase of natural gas and electricity for use in our manufacturing operations.

Interest Rate Risk Management

We periodically implement interest rate management initiatives to seek to minimize our interest expense and the risk in our portfolio of fixed and variable interest rate obligations. We currently do not have any such contracts outstanding.

We periodically enter into agreements with financial institutions that are intended to limit, or cap, our exposure to incurrence of additional interest expense due to increases in variable interest rates. These instruments effectively cap our interest rate exposure.

Currency Rate Management

We enter into foreign currency instruments from time to time to attempt to manage exposure to changes in currency exchange rates. These foreign currency instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures, net, relating to non-dollar denominated debt and identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. Forward exchange contracts and purchased currency options are carried at market value.

The outstanding contracts at September 30, 2010 represented a net unrealized loss of $1.9 million. The outstanding contracts at December 31, 2008 and 2009 represented an unrealized gain of $0.2 million and an unrealized loss of $0.1 million, respectively.

Commercial Energy Rate Management

We periodically enter into natural gas derivative contracts and short duration fixed rate purchase contracts to effectively fix some or all of our natural gas cost exposure. The outstanding contracts at September 30, 2010 represented a net unrealized gain of $0.1 million. The outstanding contracts at December 31, 2008 and 2009 represented unrealized losses of $1.5 million and an unrealized gain of $0.1 million, respectively.

Sensitivity Analysis

We used a sensitivity analysis to assess the potential effect of changes in currency exchange rates on gross margin and changes in interest rates on interest expense. Based on this analysis, a hypothetical 10% weakening or strengthening in the dollar across all other currencies would have changed our reported gross margin for the nine months ended September 30, 2010 by about $2.2 million including the effect of our foreign currency hedging contracts. Due to our reduced levels of outstanding debt, a hypothetical increase in interest rates of 1,000 basis points (10%) would have a nominal impact of less than $0.1 million on our interest expense for the nine months ended September 30, 2010. Based on this analysis, a hypothetical 10% weakening or strengthening in the dollar across all other currencies would have changed our reported gross margin for 2009 by approximately $11.5 million. Based on this analysis, a hypothetical increase in interest rates of 100 basis points would not have increased our interest expense significantly for the year ended December 31, 2009.

SEADRIFT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF SEADRIFT

General

Seadrift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations (“Seadrift MD&A”) is designed to provide information that is supplemental to, and should be read together with, Seadrift’s consolidated financial statements and the accompanying notes contained elsewhere in this prospectus. The information provided in this Seadrift MD&A is intended to assist the reader in obtaining an understanding of Seadrift’s consolidated financial statements, the changes in certain key items in those financial statements from year-to-year, the primary factors that accounted for those changes, any known trends or uncertainties that Seadrift is aware of that may have a material effect on its future performance, as well as how certain accounting principles affect its consolidated financial statements.

Reference is made to the information under “Description of the Business of Seadrift” for background information on Seadrift’s businesses, industry and related matters.

Global Economic Outlook and Conditions

Seadrift is impacted in varying degrees, both positively and negatively, as global, regional or country conditions fluctuate. Our discussions about market data and global economic conditions below are based on or derived from published industry accounts and statistics.

2010 Outlook

Based on current International Monetary Fund (IMF) projections and other global economic forecasts, world output is projected to rise in 2010 in both advanced and emerging economies. Although the recovery remains fragile, the IMF projects that world output will grow by 3.7% in 2010, a modest increase of 0.1 percentage points since its last estimates published in July 2010.

The IMF further stated in its most recent report that global indicators of real economic activity strengthened during the first half of 2010. However, during the second quarter of 2010, concerns over the stability of the recovery emerged as a result of the sovereign debt market turmoil (particularly in the euro area). As of October 2010 financial conditions are fragile, but have begun to normalize. There are downside risks, but the IMF believes that the probability for a sharp global slowdown remains low.

The pace of economic recovery continues to vary among advanced and emerging countries. Output in emerging countries is projected to expand by 7.1% in 2010, driven largely by continued fixed asset investment and strong consumer spending. By contrast, the recovery remains sluggish in most advanced countries, with output expected to grow by 2.7% in 2010.

After peaking in the second quarter, global steel operating rates fell by the end of the third quarter of 2010. Steel mills continued to cautiously adjust operating levels in response to economic uncertainty and weaker demand from key steel end markets (automotive, construction, and appliances).

As a result, graphite electrode industry recovery is anticipated to be slow as operating rates remain subdued as compared to historical standards. As a result, needle coke production recovery will be slow as well. Seadrift expects 2010 results to benefit from improved volumes in its needle coke business. However this favorable impact from increased volumes will be partially offset by significantly higher raw material costs.

Seadrift expects that the first quarter is likely to be its weakest quarter of the year. A marginal improvement to earnings is anticipated in subsequent quarters, driven by a slight increase in product volumes.

Seadrift’s outlook could be significantly impacted by, among other things, factors described under “Risk Factors” and “Forward Looking Statements” in this prospectus.

Financing Transactions

Seadrift has a credit agreement (as amended, the “Credit Agreement”) with a bank which provides for a working capital revolving line of credit and a term loan. The Credit Agreement grants the bank a first lien security interest in substantially all of Seadrift’s assets.

The Credit Agreement originally provided for a maximum borrowings on the line of credit of $25,000,000. On February 1, 2008, the Credit Agreement was amended to refinance the line of credit and term loan. As of February 1, 2008, the term loan had an outstanding balance of $24,750,000, which was paid off with proceeds from the line of credit. The Credit Agreement, as amended, provided for maximum borrowings on the line of credit of $60,000,000 and a term loan in the amount of $15,000,000. The term loan was paid off on December 31, 2008.

On July 10, 2009, the Credit Agreement was amended in connection with Seadrift’s issuance of subordinated notes. The Credit Agreement, as amended, provides for maximum borrowings of $20,000,000 under a line of credit through June 30, 2010. Borrowings under the line of credit cannot exceed 85% of eligible accounts receivable and 65% of eligible inventory, less reserves.

Seadrift has the option of selecting a base interest rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin for the line of credit. Seadrift elected LIBOR which is 1/4% at December 31, 2009, plus the applicable margin of 4%.

The Credit Agreement provides for the issuance of letters of credit, which are not to exceed certain amounts as defined in the agreement. There are no letters of credit outstanding at December 31, 2009. Seadrift had $2,000,000 of letters of credit outstanding at December 31, 2008.

Seadrift must pay an unused line fee on each payment date at an annual rate of 1/8% on the daily average unused amount. The Credit Agreement contains various covenants which, among other things, require Seadrift to maintain minimum financial ratios including a fixed coverage ratio, debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and tangible net worth.

On July 2, 2009, Seadrift issued $12,000,000 of notes to three partners of Seadrift. The notes were subordinated to the line of credit. The proceeds from the notes were used to pay down the line of credit. The notes bore interest, which was payable quarterly, at 10% and were due upon demand subject to approval of the senior debt holder.

On March 31, 2010, the Credit Agreement was amended to permit prepayment of the $12 million subordinated notes to the three partners. The subordinated notes were paid in full concurrently with the entry into the amendment.

During April 2010, the Credit Agreement was amended to provide an extension on the line of credit through March 15, 2011.

Proceedings Against Seadrift

Seadrift may from time to time be subject to various investigations, lawsuits, claims, demands, and other legal proceedings arising out of or incidental to the conduct of its business. There are currently no such proceedings that Seadrift believes would have a material adverse effect on its financial position, results of operations or cash flows.

Customer Base

Seadrift is a global company and sells its products in most major geographic areas. Sales of these products to buyers outside the U.S. accounted for about 32% of net sales in the first nine months of 2010, 52% of net sales in 2009, 36% of net sales in 2008 and 42% in 2007.

Four customers accounted for approximately 82% of Seadrift’s net sales in the first nine months of 2010, four customers accounted for approximately 80% of Seadrift’s net sales in 2009 and six customers accounted for approximately 80% of its net sales in 2008. Accounts receivable relating to these customers represented approximately 80% of total accounts receivable at September 30, 2010, 98% of total accounts receivable at December 31, 2009 and 65% at December 31, 2008. Four customers accounted for approximately 64% of Seadrift’s net sales in 2007 and accounts receivable relating to such customers represented approximately 77% of total accounts receivable at December 31, 2007.

Overview of Results of Operations

2009

For most of 2009 companies across the world experienced the deepest global downturn in recent history. The global recession resulted in significantly reduced sales for Seadrift’s products. Seadrift experienced decreased demand across all product lines as its customers elected to draw down their existing inventories in response to decreased order and reduced production levels.

In September 2009 signs of a slow recovery in the steel industry began to emerge. Government stimulus programs around the world resulted in modest growth in several economies resulting in Seadrift’s customers replenishing inventories in order to meet slightly higher utilization rates for steel production. In the fourth quarter of 2009 steel producers began to restock their depleted inventories of graphite electrodes in order to meet increasing demand.

The World Steel Association estimates that worldwide steel production was about 1.2 billion MT in 2009, an 8.1% decrease compared to 2008. China, which accounted for 47% of the total, decreased 21.5% compared to 2008. Non Chinese steel production rose from an average of about 45 million tons per month in the first few months of 2009 to about 60 million tons per month by the end of 2009. While production levels rose in the last half of 2009 compared to the first half, they did not reach the levels of the first half of 2008.

2008

Global and regional economic conditions remained relatively stable in the first half of 2008. In September 2008 it became apparent that the global economy was entering into difficult times due to the financial industry crisis. Credit markets became frozen, liquidity diminished, business activity slowed at an extreme pace leading the global economy into its worst crisis in 60 years.

Due to the negative global economic situation and falling steel demand from key steel end markets (automotive, construction, and appliances), a significant number of global steel producers reduced their operating rates in the fourth quarter. Seadrift believes that in the graphite electrode markets to which it sells its needle coke, the capacity utilization rate was over 95% for the first nine months of 2008. Due to the financial crisis and the global economic slowdown, however, operating rates fell dramatically in the fourth quarter of 2008 to an average of 70% and were estimated to be approximately 45% at year end 2008.

The World Steel Association estimated that worldwide steel production was about 1.30 billion MT in 2008, about a 1.6% decrease as compared to 2007. China’s steel production grew at a much lower rate than in recent years due to a slowdown in economic growth and falling steel demand. In 2008, China’s steel production grew by about 1.5%, a significant decline compared to China’s recent double-digit annual growth rates. Steel production in the rest of the world declined by 3.5% in 2008.

The percent of EAF to total steel production remained at approximately 31% in 2008. EAF steel production was estimated to have been 405 million MT in 2008, about a 2% decrease compared to 2007. For the first nine months of the year, EAF production grew by over 3%, but EAF experienced a decline of 18% in the fourth quarter. China’s EAF steel production increased 2% compared to the prior year. The rest of the world’s EAF production declined by 3%, as a result of lower operating rates in the fourth quarter.

2007

Overall, global and regional economic conditions remained relatively stable in 2007. Seadrift estimates that worldwide steel production was about 1.33 billion MT in 2007, about a 7% increase over 2006. In 2007, China’s production grew almost 16% and represented the single largest contributor to the growth in global steel demand. Chinese steel production was 87% basic oxygen furnace related in 2007. China remained the growth leader for new EAF steel production. Overall, EAF steel production capacity continued to grow in 2007, primarily driven by new EAF furnaces in China, and to a lesser extent, in Russia, the Middle East and North America. This contributed to a more favorable global pricing environment for needle coke in 2007.

The tables presented in Seadrift’s year-over-year and nine-month comparisons summarize its consolidated statements of operations and illustrate key financial indicators used to assess the consolidated financial results. Financial information is presented for the years ended December 31, 2009, 2008, and 2007 and for the nine month periods ended September 30, 2010 and 2009. Throughout Seadrift’s MD&A, percentage changes that are deemed to be not meaningful are designated as “NM.”

Results of Operations for 2009 as Compared to 2008

	2009	2008	Increase (Decrease)	% Change
	(in Dollars, except for % change)
Net sales	$74,309,395	$329,681,560	$(255,372,165)	(77)
Cost of sales	55,631,682	269,061,424	(213,429,742)	(79)

Gross profit	18,677,713	60,620,136	(41,942,423)	(69)
Operating expenses	7,044,743	13,171,965	(6,127,222)	(47)

Income from operations	11,632,970	47,448,171	(35,815,201)	(75)
Other (income) expenses
Loss on abandonment of machinery under construction	11,640,190	—	11,640,190	100
Interest expense—net	1,955,591	1,198,983	756,608	NM
Fair value adjustment—interest rate swap	(601,536)	1,288,483	(1,890,019)	(147)

Total other expenses	12,994,245	2,487,466	10,506,779	422

Net income (loss)	$(1,361,275)	$44,960,705	(46,321,980)	(103)

Net Sales

Net sales by product for the years ended December 31, 2009 and 2008 were:

	2009	2008	Increase (Decrease)	% Change
	(in millions, except % change)
Needle Coke	$62.7	$238.9	$(176.2)	(73.8)%
Gas Oil	10.0	78.1	(68.1)	(87.2)%
Naphtha	2.0	12.6	(10.6)	(84.1)%
Other	(0.4)	0.1	(0.5)	(500)%

Total net sales	$74.3	$329.7	$(255.4)	(77.5)%

The global recession resulted in significantly reduced sales for all products. Seadrift experienced reduced demand across all of Seadrift’s product lines as Seadrift’s customers used existing inventory in response to their decreased orders and production. In the fourth quarter demand and shipments began to increase as customers began restocking their inventories in response to increasing orders and production.

Net sales decreased 77% from approximately $329.7 million in 2008 to approximately $74.3 million in 2009 primarily due to decreased sales volumes attributable to the global recession’s impact on the overall economy and the graphite electrode industry in particular. The global recession led to a dramatic decline in the demand for, and corresponding production of, needle coke. Seadrift’s customers aggressively managed their working capital by “destocking” their needle coke inventories which exacerbated the reduced demand for needle coke.

Cost of Sales

Cost of sales decreased 79% from approximately $269.1 million in 2008 to approximately $55.6 million in 2009 primarily due to reduced purchases of raw materials and the presence in 2008 of certain planned major maintenance expenses in connection with the facility which did not recur in 2009, and to a lesser extent, temporary wage reductions and limited layoffs. Cost of sales was also negatively impacted due to the unfavorable fixed cost absorption associated with lower sales volume.

Operating Expenses

Operating Expenses decreased 47% from approximately $13.2 million in 2008 to approximately $7.1 million in 2009 primarily due to Seadrift’s decision to abandon certain projects, as well as reductions in legal and consulting fees and wage and benefit reductions.

Other (Income) Expense

Other expense increased 422% from approximately $2.5 million in 2008 to approximately $13.0 million in 2009 due primarily to losses of approximately $11.6 million associated with management’s decision to abandon two projects under construction.

Results of Operations for 2008 as Compared to 2007

	2008	2007	Increase (Decrease)	% Change
	(in Dollars, except for % change)
Net sales	$329,681,560	$239,203,121	$90,478,439	38
Cost of sales	269,061,424	163,033,978	106,027,446	65

Gross profit	60,620,136	76,169,143	(15,549,007)	(20)
Operating expenses	13,171,965	11,839,778	1,332,187	11

Income from operations	47,448,171	64,329,365	(16,881,194)	(26)
Other expenses
Interest expense—net	1,198,983	3,621,246	(2,422,263)	(67)
Fair value adjustment—interest rate swap	1,288,483	—	1,288,483	100
Loss on extinguishment of debt	—	1,543,318	(1,543,318)	(100)

Total other expenses	2,487,466	5,164,564	(2,677,098)	(52)

Net income	$44,960,705	$59,164,801	$(14,204,096)	(24)

Net Sales

Net sales increased 38% from approximately $239.2 million in 2007 to approximately $329.7 million in 2008 primarily due to increases in the price of Seadrift’s products and, to a lesser extent, increases in the volume of products sold. The price increases were principally attributable to increased surcharges related to increases in the cost of Seadrift’s raw materials, including oil, and, to a lesser extent, increased base prices.

Cost of Sales

Cost of sales increased 65% from approximately $163.0 million in 2007 to approximately $269.1 million in 2008 primarily due to increased commodity prices for Seadrift’s raw materials, as well as the incurrence of certain planned major maintenance expenses in 2008 associated with Seadrift’s facility.

Operating Expenses

Operating Expenses increased 11% from approximately $11.8 million in 2007 to approximately $13.2 million in 2008 primarily due to increased consulting and legal fees.

Other Expenses

Other expenses decreased 52% from approximately $5.2 million in 2007 to approximately $2.5 million in 2008 primarily due to a decrease in interest of approximately $2.4 million attributable to a reduced level of debt and lower interest rates as well as an increase in capitalized interest of approximately $1.0 million due to increased capital projects in process.

Results of Operations for the Nine Months Ended September 30, 2010 as Compared to Nine

Months Ended September 30, 2009

	For the Nine Months Ended September 30,
	2010	2009	Increase (Decrease)	% Change
	(in Dollars, except % change)
Net sales	$118,958,200	$46,339,002	$72,619,198	157
Cost of sales	80,749,816	38,616,090	42,133,726	109

Gross profit	38,208,384	7,722,912	30,485,472	395
Operating expenses	8,110,045	5,385,430	2,724,615	51

Income from operations	30,098,339	2,337,482	27,760,857	1,188
Other (income) expenses
Loss on disposal of assets	433,381	—	433,381	NM
Interest (income) expense net	700,192	757,052	(56,860)	(8)

Total other (income) expenses	1,133,573	757,052	376,521	50

Net income	$28,964,766	$1,580,430	$27,384,336	1,733

Net Sales

Net sales increased 157% from approximately $46.3 million in the nine months ended September 30, 2009 to approximately $119.0 million in the nine months ended September 30, 2010 primarily due to increased sales volumes.

Net sales by product for the nine months ended September 30, 2010 were: needle coke - $99.7 million, gas oil -$15.1 million and naphtha - $4.2 million.

Cost of Sales

Cost of sales increased 109% from approximately $38.6 million in the nine months ended September 30, 2009 to approximately $80.7 million in the nine months ended September 30, 2010 primarily due to the increased volume of sales in the 2010 period and, to lesser extents, increased raw material costs in the 2010 period and the fact that the facility operated at higher levels in the nine months ended September 30, 2010 compared to the comparable period in 2009 when there was significant downtime at the facility.

Operating Expenses

Acquisition related legal, accounting, regulatory and other professional costs of approximately $1.5 million are included in Operating expenses.

Interest Expense

Interest expense decreased slightly in the nine months ended September 30, 2010 from the comparable period of 2009 due primarily to the lower level of debt in the 2010 period.

Liquidity and Capital Resources

Global capital markets have been, and continue to be, disrupted and volatile. The cost and availability of funding has been and may continue to be adversely affected by illiquid credit markets. Seadrift believes that it has adequate liquidity to meet all of its present needs. Continued turbulence in the U.S. and international financial markets, however, could adversely affect the cost and availability of financing to Seadrift in the future.

At December 31, 2009, Seadrift had cash and cash equivalents of $3,329, long-term debt of $172,464 and partners’ equity of approximately $81.3 million. Seadrift also had approximately $17 million of working capital liquidity available to it through the Credit Agreement. At September 30, 2010, Seadrift had cash and cash equivalents of $5.4 million, long-term debt of $0.1 million, partners’ equity of approximately $110.3 million and approximately $20.0 million of working capital liquidity available through the Credit Agreement. As part of Seadrift’s cash management activities, Seadrift manages accounts receivable credit risk, collections, and accounts payable vendor terms to maximize Seadrift’s free cash at any given time and minimize accounts receivable losses.

Seadrift expends capital to support its operating and strategic plans. Such expenditures include investments to meet regulatory and environmental requirements, maintain capital assets, develop new products or improve existing products, and to enhance capacity or productivity. Many of the associated projects have long lead-times and require commitments in advance of actual spending. Seadrift is targeting capital expenditures to be in the $8.0 to $10.0 million range for 2010.

Seadrift’s sources of funds have consisted principally of cash flow from operations and debt, including its Credit Agreement, and equity financings. Seadrift’s uses of those funds (other than for operations) have consisted principally of capital expenditures, debt reduction payments and other obligations.

Cash Flow and Plans to Manage Liquidity

Typically, Seadrift’s cash flow from operations fluctuates significantly between quarters due to various factors. These factors include customer order patterns, fluctuations in working capital requirements, and other factors.

In 2007, 2008 and 2009, Seadrift had positive cash flow from operations primarily from improved operating results in 2007 and 2008 and aggressive working capital management in 2009.

Certain of Seadrift’s obligations could have a material impact on its liquidity. Cash flow from operations services payment of Seadrift’s obligations, thereby reducing funds available to Seadrift for other purposes. If the economy continues to improve, Seadrift should experience improved results of operations and cash flows, yet could require significant cash requirements to purchase inventories and pay other obligations as accounts receivable increase. A downturn could significantly negatively impact Seadrift’s results of operations and cash flows, which, coupled with increased borrowings, could negatively impact Seadrift’s credit ratings, Seadrift’s ability to comply with debt covenants, its ability to secure additional financing and the cost of such financing, if available.

Based on expected operating results and expected cash flows, Seadrift expects to be in compliance with its existing financial covenants in 2010.

In order to seek to minimize Seadrift’s credit risks, Seadrift reduced its sales of, or refuses to sell (except for cash on delivery or under letters of credit), its products to some customers and potential customers. In the current economic environment, Seadrift’s customers may experience liquidity shortages or difficulties in obtaining credit, including letters of credit. Seadrift’s unrecovered trade receivables worldwide have not been material during the last 3 years individually or in the aggregate. Seadrift cannot assure you that it will not be materially adversely affected by accounts receivable losses in the future.

Related Party Transactions

Seadrift has sales to C/G, a related party through common ownership and control. Sales to C/G, excluding freight revenue, were approximately $24.2 million in the nine months ended September 30, 2010, $7.0 million in 2009, $37.9 million in 2008 and $23.4 million in 2007. Accounts receivable from C/G amounted to approximately $0.8 million and $3.7 million at September 30, 2010 and December 31, 2009, respectively. There were no outstanding receivables from C/G at December 31, 2008. Accounts receivable from C/G were approximately $2.0 million at December 31, 2007. Seadrift sales to GrafTech, excluding freight revenue, were approximately $2.5 million in the nine months ended September 30, 2010. Accounts receivable from GrafTech were approximately $0.5 million at September 30, 2010.

Off-Balance Sheet Arrangements and Commitments

Seadrift has not undertaken or been a party to any material off-balance-sheet financing arrangements or other commitments (including non-exchange traded contracts).

Annual Cash Flows

The following is a discussion of Seadrift’s cash flow activities:

	Years Ended December 31,
	2007	2008	2009
	(Dollars)
Cash flow provided by (used in):
Operating activities	$61,182,248	$44,822,255	$27,161,784
Investing activities	(10,355,669)	(38,370,975)	(10,049,500)
Financing activities	(43,557,809)	(13,405,431)	(17,462,955)

Costs Relating to Protection of The Environment

Seadrift has been and is subject to increasingly stringent environmental protection laws and regulations. In addition, Seadrift has an on-going commitment to rigorous internal environmental protection standards. Environmental considerations are part of all significant capital expenditure decisions. The following table sets forth certain information regarding environmental expenses and capital expenditures.

	For the Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
Expenses relating to environmental protection	$664.1	$1,790.6	$462.5
Capital expenditures related to environmental protection	188.1	596.9	2.3

Critical Accounting Policies

Critical accounting policies are those that require difficult, subjective or complex judgments by management, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Seadrift’s significant accounting policies are described in Note 1 to the Seadrift Consolidated Financial Statements. The following accounting policies are deemed to be critical.

Reliance on Estimates

In preparing the Consolidated Financial Statements, Seadrift uses and relies on estimates in determining the economic useful lives of its assets, provisions for doubtful accounts, its investment in intangible assets, and various other recorded or disclosed amounts, including inventory valuations. Estimates require Seadrift to use its judgment. While Seadrift believes that its estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, its assets, liabilities or results of operations may be overstated or understated.

Contingencies

We account for contingencies by recording an estimated loss when information available prior to issuance of the Consolidated Financial Statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the Consolidated Financial Statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as those relating to environmental and legal matters requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss is significantly different from the estimated loss, our results of operations may be overstated or understated. Legal costs expected to be incurred in connection with a loss contingency are expensed as incurred.

Revenue Recognition

Sales and related cost of sales are generally recorded when goods are shipped and title, ownership and risk of loss have passed to the customer, all of which occurs upon shipment or delivery of the product based on applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales.

Recent Accounting Pronouncements

Seadrift discusses recently adopted and issued accounting standards in Note 1 “Summary of Significant Accounting Policies—Recently Issued Accounting Standards” of the Notes to the Seadrift Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk for Seadrift

Seadrift is exposed to market risks primarily from changes in interest rates, currency exchange rates and commercial energy rates. Seadrift, from time to time, routinely enters into various transactions that have been authorized according to documented policies and procedures to manage these well-defined risks. These transactions relate primarily to financial instruments described below. Since the counterparties, if any, to these financial instruments are large commercial banks and similar financial institutions, Seadrift does not believe that Seadrift is exposed to material counterparty credit risk, despite the current worldwide economic situation. Seadrift does not use financial instruments for trading purposes.

Seadrift’s exposure to changes in interest rates results primarily from floating rate long-term debt tied to LIBOR or Euro LIBOR.

Seadrift’s exposure to changes in energy costs results primarily from the purchase of natural gas and electricity for use in its manufacturing operations.

Interest Rate Risk Management

Seadrift periodically implements interest rate management initiatives to seek to minimize its interest expense and the risk in its portfolio of fixed and variable interest rate obligations.

Seadrift periodically enters into agreements with financial institutions that are intended to limit, or cap, its exposure to incurrence of additional interest expense due to increases in variable interest rates. These instruments effectively cap Seadrift’s interest rate exposure.

C/G’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF C/G

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations of C/G (“C/G MD&A”) is designed to provide information that is supplemental to, and should be read together with, C/G’s consolidated financial statements and the accompanying notes. The information provided in this C/G MD&A is intended to assist the reader in obtaining an understanding of C/G’s consolidated financial statements, the changes in certain key items in those financial statements from year-to-year, the primary factors that accounted for those changes, any known trends or uncertainties that C/G is aware of that may have a material effect on its future performance, as well as how certain accounting principles affect its consolidated financial statements.

Reference is made to the information under “Business of C/G” for background information on C/G’s businesses, industry and related matters.

Global Economic Conditions and Outlook

C/G is impacted in varying degrees, both positively and negatively, as global, regional or country conditions fluctuate. C/G’s discussions about market data and global economic conditions below are based on or derived from published industry accounts and statistics.

2010 Outlook. Based on current International Monetary Fund (IMF) projections and other global economic forecasts, world output is projected to rise in 2010 in both advanced and emerging economies. Although the recovery remains fragile, the IMF projects that world output will grow by 3.7% in 2010, a modest increase of 0.1 percentage points since its last estimates published in July 2010.

The IMF further stated in its most recent report that global indicators of real economic activity strengthened during the first half of 2010. However, during the second quarter of 2010, concerns over the stability of the recovery emerged as a result of the sovereign debt market turmoil (particularly in the euro area). As of October 2010 financial conditions are fragile, but have begun to normalize. There are downside risks, but the IMF believes that the probability for a sharp global slowdown remains low.

The pace of economic recovery continues to vary among advanced and emerging countries. Output in emerging countries is projected to expand by 7.1% in 2010, driven largely by continued fixed asset investment and strong consumer spending. By contrast, the recovery remains sluggish in most advanced countries, with output expected to grow by 2.7% in 2010.

After peaking in the second quarter, global steel operating rates fell by the end of the third quarter of 2010. Steel mills continued to cautiously adjust operating levels in response to economic uncertainty and weaker demand from key steel end markets (automotive, construction, and appliances).

As a result, graphite electrode industry recovery is anticipated to be slow as operating rates remain subdued as compared to historical standards. C/G expects 2010 results to benefit from improved volumes in its graphite electrode business. However this favorable impact from increased volumes will be partially offset by significantly higher raw material costs and lower average selling prices.

C/G expects that the first quarter is likely to be C/G’s weakest quarter of the year. A marginal improvement to earnings is anticipated in subsequent quarters, driven by a slight increase in product volumes.

C/G’s outlook could be significantly impacted by, among other things, factors described under “Risk Factors” and “Forward Looking Statements” in this prospectus.

Financing Transactions

C/G has a credit agreement (as amended, the “Credit Agreement”) with various financial institutions. The Credit Agreement provides for a revolving line of credit (the “Line”) with maximum borrowings of $100.0 million through September 30, 2010, and includes a swingline facility of $10.0 million and $1.0 million for standby letters of credit. Maximum permitted borrowings under the Line decreased to $80.0 million on September 30, 2010 and will further decrease to $60.0 million on September 30, 2011.

Borrowings under the Line bear interest at a base rate. The base rate is the greater of the lender’s Prime Rate (3 1/4% at December 31, 2009) plus a margin or the Federal funds rate (0.5% at December 31, 2009) plus  1/2%. C/G has the option to lock in a fixed rate three-month LIBOR (.31% at December 31, 2009) plus a margin on a qualifying portion of the borrowings, as defined in the Credit Agreement. At December 31, 2009, approximately $75.0 million of the outstanding borrowings were locked in and bear interest at 4.31%, with the remaining outstanding borrowings bearing interest at 6 1/4%.

The Line expires in September 2012 and is collateralized by substantially all of C/G’s assets along with certain of C/G’s outstanding equity. C/G’s wholly owned subsidiary, C/G Electrodes Export, Inc., is a guarantor of the Credit Agreement. In addition, the Credit Agreement contains certain restrictive covenants which, among other things, require C/G to maintain certain minimum ratios.

Proceedings Against C/G

C/G may from time to time be subject to investigations, lawsuits, claims, demands and other legal proceedings arising out of or incidental to the conduct of its business. There are currently no such proceedings that C/G believes would have a material adverse effect on its financial position, results of operations or cash flows.

Customer Base

C/G is a global company and sells its products in most major geographic areas. In 2009, approximately 17% of C/G’s sales were to customers located outside the U.S. and approximately 83% of C/G’s sales were to customers in the U.S.

In the first nine months of 2010, C/G’s top ten customers accounted for approximately 53% of C/G’s sales. Five customers accounted for approximately 52% of sales in 2009 and four customers accounted for approximately 27% of sales in 2008 and 28% of sales in 2007. Five customers accounted for approximately 45% of accounts receivable at December 31, 2009, 71% at December 31, 2008 and 54% at December 31, 2007.

Overview of Results of Operations

2009

For most of 2009 companies across the world experienced the deepest global downturn in recent history. C/G weathered the 2009 economic recession despite significant declines in shipments. C/G remained profitable by adjusting its production to meet customer orders and aggressively controlling costs. C/G used existing supplies of raw materials which allowed it to conserve cash and reduce its debt.

In September 2009 signs of a slow recovery in the steel industry began to emerge. Government stimulus programs around the world resulted in modest growth in several economies resulting in C/G’s customers replenishing inventories in order to meet slightly higher utilization rates for steel production. Beginning in the fourth quarter of 2009 customers began to restock their depleted inventories of graphite electrodes in order to meet increasing demand.

The World Steel Association estimates that worldwide steel production was about 1.2 billion MT in 2009, an 8.1% decrease compared to 2008. Production in China, which accounted for 47% of the total, decreased 21.5% compared to 2008. Non-Chinese steel production rose from an average of about 45 million tons per month in the first few months of 2009 to about 60 million tons per month by the end of 2009. While production levels rose in the last half of 2009 compared to the first half, they are not yet at the levels of the first half of 2008.

2008

Global and regional economic conditions remained relatively stable in the first half of 2008. In September 2008 it became apparent that the global economy was entering into difficult times due to the financial industry crisis. Credit markets became frozen, liquidity diminished, business activity slowed at an extreme pace leading the global economy into its worst crisis in 60 years.

Due to the negative global economic situation and falling steel demand from key steel end markets (automotive, construction, and appliances), a significant number of global steel producers reduced their operating rates in the fourth quarter.

The World Steel Association estimated that worldwide steel production was about 1.30 billion MT in 2008, about a 1.6% decrease as compared to 2007. China’s steel production grew at a much lower rate than in recent years due to a slowdown in economic growth and falling steel demand. In 2008, China’s steel production grew by about 1.5%, a significant decline compared to China’s recent double-digit annual growth rates. Steel production in the rest of the world declined by 3.5% in 2008.

The percent of EAF to total steel production remained at approximately 31% in 2008. EAF steel production was estimated to have been 405 million MT in 2008, about a 2% decrease compared to 2007. For the first nine months of the year, EAF production grew by over 3%, but EAF experienced a decline of 18% in the fourth quarter. China’s EAF steel production increased 2% compared to the prior year. The rest of the world’s EAF production declined by 3%, as a result of lower operating rates in the fourth quarter.

2007

Overall, global and regional economic conditions remained relatively stable in 2007. In 2007, China’s production grew almost 16% and represented the single largest contributor to the growth in global steel demand. Chinese steel production was 87% basic oxygen furnace related in 2007. China remained the growth leader for new EAF steel production. Overall, EAF steel production capacity continued to grow in 2007, primarily driven by new EAF furnaces in China, and to a lesser extent, in Russia, the Middle East and North America. This contributed to a more favorable global pricing environment in 2007.

The tables presented in C/G’s year-over-year and nine-month to nine-month comparisons summarize its consolidated statements of operations and illustrate key financial indicators used to assess the consolidated financial results. Financial information is presented for the years ended December 31, 2007, 2008, and 2009 and for the nine-month periods ended September 30, 2009 and 2010. Throughout C/G’s MD&A, percentage changes that are deemed to be not meaningful are designated as “NM.”

Results of Operations for 2009 as Compared to 2008

	2009	2008	Increase (Decrease)	% Change
	(in Dollars, except for % change)
Net sales	$76,420,082	$142,782,801	$(66,362,719)	(46)
Cost of sales	47,859,564	97,665,641	(49,806,077)	(51)

Gross profit	28,560,518	45,117,160	(16,556,642)	(37)
Operating expenses	5,830,515	8,704,832	(2,874,317)	(33)

Income from operations	22,730,003	36,412,328	(13,682,325)	(38)
Other income (expense)
Interest expense	(5,989,605)	(4,898,810)	1,090,795	22
Scrap sales	13,825	689,974	(676,149)	NM
Gain on euro currency hedge settlement	—	651,439	(651,439)	NM
Other	517,241	565,124	(47,883)	NM

Total other expense	(5,458,539)	(2,992,273)	2,466,266	82

Net income	$17,271,464	$33,420,055	(16,148,591)	(48)

Net Sales

The global recession that began in 2008 resulted in significantly reduced sales for C/G’s products. C/G experienced reduced demand across all of its products lines as its customers, used existing inventory in response to their decreased orders and production. In the fourth quarter of 2009 demand and shipments began to increase as customers began restocking their inventories in response to increasing orders and production.

Net sales decreased 46% from approximately $142.8 million in 2008 to approximately $76.4 million in 2009 primarily as a result of a loss of volume, which was partially offset by increased product prices.

Cost of Sales

The primary driver of the 51% reduction in cost of sales from $97.7 million in 2008 to $47.9 million in 2009 was reduced shipments of C/G’s products. The global recession led to a dramatic decline in the demand for, and corresponding production of, graphite electrodes. C/G’s customers aggressively managed their working capital by “destocking” their graphite electrode inventory supply which exacerbated the reduced demand for electrodes. Cost of sales was also negatively impacted due to the unfavorable fixed cost absorption associated with lower sales volume.

Needle coke is the primary raw material in the manufacture of graphite electrodes. C/G usually purchases 100% of its needle coke requirements from two suppliers. C/G’s purchases of needle coke in 2009 were limited and abnormally low due to the lower production level of graphite electrodes. Due to the historically low 2009 production volumes, and proactive inventory management, essentially all of C/G’s 2009 production was produced with needle coke that was in inventory at December 31, 2008, and carried the 2008 purchase price per metric ton.

Operating Expenses

Operating expenses decreased by 33% from approximately $8.7 million in 2008 to approximately $5.8 million in 2009 primarily as a result of a decrease in selling, general and administrative expenses, which expenses constitute a significant portion of operating expenses. C/G’s employee profit-sharing program was the main component impacting the decrease in selling, general and administrative expenses, because as the profits of C/G decreased, profit-sharing decreased as well. To a lesser extent, a decrease in consulting fees also impacted operating expenses.

Other Expense (Income)

Total other expenses increased by 82% from approximately $3.0 million in 2008 to approximately $5.5 million in 2009 due in large part to an increase in interest expense. The increase in interest expense was primarily attributable to C/G’s recapitalization and related $70 million debt increase in late 2008. These increased borrowings affected interest expense for the full year 2009.

Results of Operations for 2008 as Compared to 2007

	2008	2007	Increase (Decrease)	% Change
	(in Dollars, except for % change)
Net sales	$142,782,801	$114,283,029	$28,499,772	25
Cost of sales	97,665,641	79,632,163	18,033,478	23

Gross profit	45,117,160	34,650,866	10,466,294	30
Operating expenses	8,704,832	6,644,688	2,060,144	31

Income from operations	36,412,328	28,006,178	8,406,150	30
Other income (expense)
Interest expense	(4,898,810)	(2,362,317)	2,536,493	107
Scrap sales	689,974	432,642	257,332	NM
Gain on euro currency hedge settlement	651,439	—	651,439	NM
Other	565,124	249,722	315,402	NM

Total other expense	(2,992,273)	(1,679,953)	1,312,320	78

Net income	$33,420,055	$26,326,225	7,093,830	27

Net Sales

Net sales of C/G’s products increased by 25% primarily due to an increase in average selling price, and to a lesser extent, due to an increase in volume in 2008 compared to 2007. Steel producers are C/G’s primary customers for its products. The economic crisis caused decreases in worldwide steel production in both the third and fourth quarters of 2008. This decreased demand in the second half of 2008, which was exacerbated by C/G’s customers using inventory on hand for their production requirements, partially offset the favorable demand C/G experienced in the first half of the year.

Cost of Sales

Cost of sales increased by 23% from approximately $79.6 million in 2007 to approximately $97.7 million in 2008, primarily due to higher raw materials costs. Raw material prices increased 21% in 2008 compared to 2007.

Operating Expenses

Operating expenses increased by 31% from approximately $6.6 million in 2007 to $8.7 million in 2009 primarily as a result of an increase in selling, general and administrative expenses, which expenses constitute a significant portion of operating expenses. C/G’s employee profit-sharing program was the main component impacting the increase in selling, general and administrative expenses, because as the profits of C/G increased, profit-sharing increased as well. To a lesser extent, consulting fees also caused an increase in operating expenses.

Other Expense (Income)

Total other expenses increased by 78% from approximately $1.7 million in 2007 to $3.0 million in 2008 due primarily to an increase in interest expense, which increased by 107% in 2008 to approximately $4.9 million from $2.4 million in 2007 as a result of swap mark-to-market adjustments in 2008.

Also, in 2008, C/G had an approximate $0.7 million gain on a Euro currency hedge settlement and had no gains or losses on currency hedge settlements in 2007.

Results of Operations for the Nine Months Ended September 30, 2010 as Compared to Nine Months Ended

September 30, 2009

	For the Nine Months Ended September 30,
	2010	2009	Increase (Decrease)	% Change
	(in Dollars, except % change)
Net sales	$95,115,556	$59,107,310	$36,008,246	61
Cost of sales	66,924,411	35,835,589	31,088,822	87

Gross profit	28,191,145	23,271,721	4,919,424	21
Operating expenses	6,673,078	4,230,972	2,442,106	58

Income from operations	21,518,067	19,040,749	2,477,318	13
Other (income) expenses
Interest expense	(4,223,694)	(4,763,604)	(539,910)	(11)
Other income	658,171	586,691	71,480	(12)

Total other (income) expenses	(3,565,523)	(4,176,913)	(468,430)	(11)

Net income	$17,952,544	$14,863,836	$3,088,708	21

Net Sales

The increase in Net sales of 61% from approximately $59.1 million for the nine months ended September 30, 2009 to approximately $95.1 million for the nine months ended September 30, 2010 is primarily due to an approximately 130% increase in volume which more than offset an approximately 30% decrease in the average price of products sold.

Cost of Sales

The increase of approximately 87% in Cost of sales in the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 is primarily due to the increase in volume of goods sold, as well as the fact that Cost of sales for the 2009 period was lower than normal as a result of the plant shutdown which occurred in May and June of 2009.

Operating Expenses

The increase in Operating expenses in the nine months ended September 30, 2010, compared to the same period in 2009, is primarily due to increases in selling, general and administrative expenses and consulting expenses in the 2010 period.

Acquisition related legal, accounting, regulatory and other professional costs of approximately $1.6 million are included in Operating expenses.

Effects of Inflation

C/G incurs costs in the U.S. In general, C/G’s results of operations, cash flows and financial condition are affected by the effects of inflation on its costs incurred in the U.S.

Liquidity and Capital Resources

Global capital markets have been, and continue to be, disrupted and volatile. The cost and availability of funding has been and may continue to be adversely affected by illiquid credit markets. C/G believes that it has adequate liquidity to meet all of its present needs. Continued turbulence in the U.S. and international financial markets, however, could adversely affect the cost and availability of financing to C/G in the future.

At December 31, 2009, C/G had cash and cash equivalents of approximately $175,000, long-term debt net of the current portion of approximately $86.4 million and a members’ equity deficit of approximately $26.5 million. C/G also had approximately $15.0 million of working capital liquidity available to it through its Line. At September 30, 2010, C/G had cash and cash equivalents of approximately $774,000, long-term debt net of the current portion of approximately $76.0 million and a members’ equity deficit of approximately $16.8 million. C/G also had approximately $4.0 million of working capital liquidity available to it through its Line. Maximum permitted borrowings under the Line decreased from $100.0 million at December 31, 2009 to $80.0 million on September 30, 2010 and will further decrease to $60.0 million on September 30, 2011 which will impact the amount of working capital liquidity available under the Line. As part of C/G’s cash management activities, it manages accounts receivable credit risk, collections, and accounts payable vendor terms to maximize its free cash at any given time and minimize accounts receivable losses.

C/G expends capital to support its operating and strategic plans. Such expenditures include investments to meet regulatory and environmental requirements, maintain capital assets, develop new products or improve existing products, and to enhance capacity or productivity. Many of the associated projects have long lead-times and require commitments in advance of actual spending. C/G is targeting capital expenditures to be in the $4.0 million to $5.0 million range for 2010.

C/G’s sources of funds have consisted principally of cash flow from operations and debt, including its Credit Agreement. C/G’s uses of those funds (other than for operations) have consisted principally of capital expenditures.

C/G uses cash and cash equivalents, cash flow from operations, and funds available under the Line (subject to continued compliance with the financial covenants and representations under the Credit Agreement) as well as cash on hand as its primary sources of liquidity.

Long-Term Debt Obligations and Commitments.

The following tables summarizes C/G’s long-term debt obligations at December 31, 2009.

	Payments Due by Year Ending December 31,
	Total	2010	2011	2012	2013	2014	Thereafter
	(Dollars)
Contractual and Other Obligations
Long-term debt	$86,506,000	$113,000	$116,000	$85,502,000	$123,000	$127,000	$525,000

Cash Flow and Plans to Manage Liquidity.

C/G’s business strategies include efforts to enhance its capital structure by further reducing its gross obligations. C/G’s efforts include leveraging its existing manufacturing system by driving higher utilization rates and more productivity from our existing assets.

Typically, C/G’s cash flow from operations fluctuates significantly between quarters due to various factors. These factors include customer order patterns, fluctuations in working capital requirements, and other factors.

In 2007, 2008 and 2009, C/G had positive cash flow from operations primarily from improved operating results in 2007 and 2008 and aggressive working capital management in 2009.

Certain of C/G’s obligations could have a material impact on its liquidity. Cash flow from operations services payment of C/G’s obligations, thereby reducing funds available to it for other purposes. If the economy continues to improve, we should experience improved results of operations and cash flows, yet could require significant cash requirements to purchase inventories and pay other obligations as accounts receivable increase.

A downturn could significantly negatively impact C/G’s results of operations and cash flows, which, coupled with increased borrowings, could negatively impact its credit ratings, its ability to comply with debt covenants, its ability to secure additional financing and the cost of such financing, if available.

Based on expected operating results and expected cash flows, C/G expects to be in compliance with its existing financial covenants in 2010.

In order to seek to minimize C/G’s credit risks, C/G reduces its sales of, or refuses to sell (except for cash on delivery or under letters of credit), its products to some customers and potential customers. In the current economic environment, C/G’s customers may experience liquidity shortages or difficulties in obtaining credit, including letters of credit. C/G’s unrecovered trade receivables worldwide have not been material during the last 3 years individually or in the aggregate. C/G cannot assure you that it will not be materially adversely affected by accounts receivable losses in the future.

Related Party Transactions

C/G purchases a major portion of its raw materials from Seadrift, which is related to C/G through common ownership and control. Total purchases from Seadrift were approximately $24.2 million in the nine months ended September 30, 2010, $7.0 million in 2009, $37.9 million in 2008 and $23.4 million in 2007.

Off-Balance Sheet Arrangements and Commitments

C/G has not undertaken or been a party to any material off-balance-sheet financing arrangements or other commitments (including non-exchange traded contracts).

Cash Flows

The following is a discussion of C/G’s cash flow activities:

	Years Ended December 31,
	2007	2008	2009
	(Dollars)
Cash flow provided by (used in):
Operating activities	$27,404,920	$25,672,774	$38,849,700
Investing activities	(9,900,658)	(13,343,228)	(3,572,256)
Financing activities	(21,414,501)	(12,241,971)	(36,195,401)

Operating Activities

Cash flow from operating activities represents cash receipts and cash disbursements related to all C/G’s activities other than to investing and financing activities. Operating cash flow is derived by adjusting net income for:

•	Non-cash items such as depreciation and amortization, stock-based compensation charges, LIFO inventory reserves and interest rate swaps;

•	Changes in operating assets and liabilities which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations

While C/G’s operating cash flow decreased slightly in 2008, it increased by over $13.0 million in 2009 primarily due to increases in cash flow from accounts and notes receivable, inventories and accounts payable.

Investing Activities

Net cash used in investing activities was approximately $3.6 million in 2009 and related primarily to capital expenditures.

Net cash used in investing activities was approximately $13.3 million in 2008 and related primarily to capital expenditures.

Financing Activities

Net cash flow used in financing activities was approximately $36.2 million in 2009 and related to net payments on debt and loan acquisition fees of approximately $27.2 million coupled with member distributions of approximately $9.0 million.

Net cash flow used in financing activities was approximately $12.2 million in 2008 and related primarily to a reduction of net debt. In addition, C/G borrowed approximately $70 million in 2008 and distributed it to its members, resulting in a net effect of zero.

Costs Relating to Protection of the Environment

C/G has been and is subject to increasingly stringent environmental protection laws and regulations. In addition, C/G has an on-going commitment to rigorous internal environmental protection standards. Environmental considerations are part of all significant capital expenditure decisions. The following table sets forth certain information regarding environmental expenses and capital expenditures.

	For the Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
Expenses relating to environmental protection	$47.5	$170.5	$84.9
Capital expenditures related to environmental protection	368.9	29.0	206.2

Critical Accounting Policies

Critical accounting policies are those that require difficult, subjective or complex judgments by C/G management, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. C/G’s significant accounting policies are described in Note 1 to C/G’s Consolidated Financial Statements. The following accounting policies are deemed to be critical.

Reliance on Estimates

In preparing the Consolidated Financial Statements, C/G uses and relies on estimates in determining the economic useful lives of its assets provisions for doubtful accounts, intangible assets and various other recorded or disclosed amounts, including LIFO Reserves. Estimates require C/G to use its judgment. While C/G believes that its estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, its assets, liabilities or results of operations may be overstated or understated.

Employee Stock-Based Compensation Plans

C/G has employee unit award plans. C/G measures compensation expense for its member unit awards at the grant date based on the fair value of the awards and recognizes the compensation expense over the employee’s requisite service period, which is generally the vesting period. C/G estimates the fair value of the units granted using a discounted cash flow valuation model.

Impairments of Long-Lived Asset

C/G records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the future undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future undiscounted net cash flows to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed are reported at the lower of the carrying amount or fair value less estimated costs to sell. Estimates of the future cash flows are subject to significant uncertainties and assumptions. If the actual value is significantly less than the estimated fair value, C/G’s assets may be overstated. Future events and circumstances, some of which are described below, may result in an impairment charge:

•	new technological developments that provide significantly enhanced benefits over C/G’s current technology;

•	significant negative economic or industry trends;

•	changes in C/G’s business strategy that alter the expected usage of the related assets; and

•	future economic results that are below C/G’s expectations used in the current assessments.

Revenue Recognition

Sales and related costs of sales are generally recorded when goods are shipped and title, ownership and risk of loss have passed to the customer, all of which occurs upon shipment or delivery of the product based on applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales.

Recent Accounting Pronouncements

C/G discusses recently adopted and issued accounting standards in Note 1 “Summary of Significant Accounting Policies—Recent Accounting Pronouncements” of the Notes to the C/G Consolidated Financial Statements.

NO REQUIREMENT FOR APPROVAL OF MERGERS BY GRAFTECH STOCKHOLDERS

We are not asking you for a proxy and you are requested not to send us a proxy.

GrafTech stockholder approval is not required to consummate the Mergers, and therefore GrafTech stockholders will not vote on or otherwise consent to the transactions described herein. Neither GrafTech stockholders nor the equity holders of Seadrift or C/G will have dissenters’ or appraisal rights with respect to any matter in connection with the Mergers.

GRAFTECH SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, at October 28, 2010 (except as provided in footnote (b), below), the number and percentage of issued and outstanding shares of our common stock owned, both actually and beneficially, as determined pursuant to the rules promulgated by the SEC, by:

•	each stockholder known by us to own more than 5% of the issued and outstanding shares of our common stock;

•	each director;

•	each of our named executive officers; and

•	all of the directors and executive officers as a group.

The number of shares of our common stock issued and outstanding as of October 28, 2010 was 120,075,270 shares.

Beneficial Owner	Total Number of Shares Beneficially Owned, Including Shares Actually Owned (b)(c)	Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned) (d)(e)
Royce & Associates LLC	13,288,926	11.04
Black Rock Inc.	8,118,404	6.74
GAMCO Investors and certain related persons (a)	7,767,127	6.52
Craig S. Shular	1,061,654	[*]
Mark R. Widmar	161,714	[*]
Petrus J. Barnard	352,222	[*]
Hermanus L. Pretorius	91,241	[*]
John D. Moran	62,807	[*]
Randy W. Carson	21,051	[*]
Mary B. Cranston (f)	92,792	[*]
Harold E. Layman	75,520	[*]
Ferrell P. McClean (g)	94,667	[*]
Michael C. Nahl	91,150	[*]
Steven R. Shawley	4,526	[*]
Directors and executive officers as a group (11 persons)	2,109,344	1.74

*	Represents holdings of less than 1%.
(a)

The information set forth is based solely on a joint filing on Schedule 13D/A made on March 12, 2009 by Mario J. Gabelli (“MJG”), Gabelli Funds, LLC (“Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton”), Gabelli Securities, Inc. (“Securities”), MJG Associates, Inc. (“Associates”),

GGCP, Inc. (“GGCP”) and GAMCO Investors, Inc. (“Investors”). According to the filing, (i) Funds beneficially owns 1,480,000 of the subject shares (or 1.24% of the class), (ii) GAMCO beneficially owns 6,229,127 of the subject shares (or 5.23% of the class), (iii) Teton beneficially owns 5,000 of the subject shares (or 0.00% of the class), (iv) Securities beneficially owns 15,000 of the subject shares (or 0.01% of the class), (v) Associates owns 25,000 of the subject shares (or 0.03% of the class) and MJG beneficially owns 13,000 of the subject shares (or 0.01% of the class). The filing indicates that the entities listed are directly or indirectly controlled by MJG or are entities for which he acts as chief investment officer. The entities are described as engaged in various aspects of the securities business, primarily as investment adviser to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. According to the filing, certain of the entities may also make investments for their own accounts. According to the Schedule 13D/A (i) the address of each of Funds, GAMCO, Teton, Securities and Investors is One Corporate Center, Rye, NY 10580 and (ii) the address of each of GGCP and Associates is 140 Greenwich Avenue, Greenwich, CT 06830. We have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(b)	Under the Savings Plan and the Compensation Deferral Plan, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including for each plan a fund that invests entirely in our common stock. Each unit in our common stock fund approximates one share of our common stock. The preceding table includes, for each named executive officer, as of August 6, 2010, the following number of units/shares held in all such funds as follows: Mr. Shular, 72,906; for Mr. Widmar, 7,592; for Mr. Barnard, 9,474; for Mr. Pretorius 8,776; and for Mr. Moran, 28,859.
(c)	Includes shares issuable upon exercise of options that are exercisable as of October 28, 2010 or become exercisable within 60 days thereafter, as follows (based on the October 28, 2010 closing price of our common stock of $16.46 per share on the NYSE all of such options are “in the money”):

Total of such Options
Craig S. Shular	487,000
Petrus J. Barnard	185,000
Hermanus L. Pretorius	12,500
Randy W. Carson	5,000
Mary B. Cranston	32,610
Harold E. Layman	18,635
Ferrell P. McClean	26,621
Michael C. Nahl	43,830
Total directors and executive officers	811,196

(d)	Percentage assumes conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of outstanding shares, but does not assume exercise or conversion of securities held by third parties.
(e)	The information set forth is based solely on the filings on Schedule 13G and 13G/A made on January 29, 2010 and February 4, 2010 respectively by BlackRock Inc., 40 East 52nd, New York, NY 10022 and by Royce and Associates LLC, 745 Fifth Avenue, New York, NY 10151. We have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.
(f)	Includes 2,000 shares owned by the Mary & Harold Cranston Family Trust, of which Ms. Cranston is Trustee.
(g)	Includes 12,000 shares owned by Ms. McClean’s spouse and 3,400 shares held by Ms. McClean’s individual retirement account, as to all of which Ms. McClean disclaims beneficial ownership.

EXECUTIVE OFFICERS AND DIRECTORS OF GRAFTECH

Executive Officers

Craig S. Shular, age 57, was elected Chairman of the Board in February 2007. He became Chief Executive Officer and a director in January 2003 and has served as President since May 2002. From May 2002 through December 2002, he also served as Chief Operating Officer. From August 2001 to May 2002, he served as Executive Vice President of our former Graphite Power Systems Division. He served as Vice President and Chief Financial Officer from January 1999, with the additional duties of Executive Vice President, Electrode Sales and Marketing from February 2000, to August 2001. From 1976 through 1998, he held various financial, production and business management positions at Union Carbide, including the Carbon Products Division, from 1976 to 1979. We are the successor to the Carbon Products Division of Union Carbide. Mr. Shular serves on the Board of Directors of Junior Achievement of Greater Cleveland and is a director of Brush Engineered Materials Inc. (NYSE-BW).

Mark R. Widmar, age 45, became Chief Financial Officer in May 2006. Prior to joining GrafTech, he served as Corporate Controller of NCR Inc. from 2005 to 2006, and was a Business Unit Chief Financial Officer for NCR from November 2002 to his appointment as Controller. He also served as a Division Controller at Dell, Inc. from August 2000 to November 2002 prior to joining NCR, and held various financial and managerial positions with Lucent Technologies Inc. from June 1998 to August 2000, Allied Signal, Inc., and Bristol Myers/Squibb, Inc. He received his MBA from Indiana University in 1992, and is a Certified Public Accountant.

Petrus J. Barnard, age 61, became President of Industrial Materials in February 2008, and became a Vice President in April 2005. He was the President of Graphite Electrodes from April 2005 until January 2008. From April 2003 to March 2005 he served as President, Advanced Carbon Materials. He served as Executive Vice President, Graphite Power Systems, from March 2000 to March 2003. He began his career with us in 1972 when he joined our South Africa subsidiary where he served as Managing Director from 1991 to 1994. From November 1994 to September 1997, he was the Director of Operations for Europe and South Africa, based in France. In 1997 through 2000, he was the Director of Operations for the Americas. He is a graduate of University of Potchefstroom—South Africa with a B.S. Sciences degree and an MBA. He also holds a PhD from Rand Afrikaans University.

Hermanus L. Pretorius, age 59, became Vice President and President, Engineered Solutions in February 2008. He was the President of Advanced Graphite and Carbon from December 2006 until January 2008. Previously, he was General Manager, Cathodes, starting in September 2005. He served as Director Worldwide Operations and Engineering, Graphite Electrodes, from January 2003 to September 2005. From August 2001 to January 2003, he held various operations and supply chain positions for Europe, Asia and Africa. He began his career with us in Meyerton, South Africa in August 1977 before transferring to UCAR S.A. in Switzerland in March 1998. He is a graduate of University of Potchefstroom – South Africa with a B.S. Sciences degree and an MBA.

John D. Moran, age 52, became Vice President and General Counsel, Secretary in April 2009. He joined GrafTech in May 2006 as Deputy General Counsel. From December 1996 to April 2006, he was employed by Corrpro Companies, Inc. serving as General Counsel, Senior Vice President & Secretary. He was in-house Counsel and Corporate Secretary for Sealy Corporation between January 1987 and December 1996. From 1984 through 1987 he was a tax accountant with Grant Thornton and became a certified public accountant. He received a Bachelor of Business Administration in 1980 and Juris Doctorate in 1983 from Cleveland State University.

Directors

Randy W. Carson, age 60, was elected a director in 2009. From 2000 to February 2009, Mr. Carson served as Chief Executive Officer-Electrical Group of Eaton Corporation. Mr. Carson retired from Eaton Corporation in May 2009 following 10 years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International. Mr. Carson is currently a director of Fairchild Semiconductor International, Inc. and Nordson Corporation.

Mary B. Cranston, age 62, has been a director since 2000. Ms. Cranston is the senior partner and from 1999 until December 2006 served as Chair of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. Ms. Cranston is based in San Francisco, California. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Winthrop Shaw Pittman LLP since 1975. She is currently a Director of Visa, Inc., Juniper Networks Inc., International Rectifier Corporation and Exponent Inc. She is a trustee of the Lucille Packard Children’s Hospital Board and the San Francisco Ballet and a director of the Commonwealth Club of California and the San Francisco Museum of Women.

Harold E. Layman, age 63, has been a director since 2003. From 2001 until his retirement in 2002, Mr. Layman was President and Chief Executive Officer of Blount International, Inc. Prior thereto, Mr. Layman served in other capacities with Blount International, including President and Chief Operating Officer from 1999 to 2001, Executive Vice President and Chief Financial Officer from 1997 to 2000, and Senior Vice President and Chief Financial Officer from 1993 to 1997. From 1981 through 1992, he held various financial management positions with VME Group/Volvo AB. From 1970 to 1980, Mr. Layman held various operations and financial management positions with Ford Motor Company. He is currently a director of Blount International and Infinity Property and Casualty Corporation.

Ferrell P. McClean, age 64, has been a director since 2002 and is a member of the Audit and Finance Committee and the Nominating and Governance Committee. Ms. McClean was a Managing Director and Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was a Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. Ms. McClean is currently a director of El Paso Corporation. She retired as a director of Unocal Corporation in 2005.

Michael C. Nahl, age 68, has been a director since 1999 and is the current Chairman of the Audit and Finance Committee. Mr. Nahl was Executive Vice President and Chief Financial Officer of Albany International Corp., a manufacturer of paper machine clothing, which is the belts of fabric that carry paper stock through the paper production process, from April 2005 until his retirement in August 2009. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, and, prior to appointment to his most recent position, he was Senior Vice President and Chief Financial Officer. Mr. Nahl is currently a director of Lindsay Corporation and a member of JPMorgan Chase & Company’s Regional Advisory Board, and Managing Director of MCN Asset Management, LLC.

Steven R. Shawley, age 57, became a director in May 2010 and is currently Senior Vice President and Chief Financial Officer of Ingersoll Rand plc, a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Mr. Shawley was named Chief Financial Officer of Ingersoll Rand in June 2008. Previously, he was Senior Vice President and President of the Climate Control Technologies Sector (2005 – 2008). In August of 2002, Mr. Shawley was named President of Thermo King North America, and became President, Climate Control Americas (2003-2005). In 1998, Mr. Shawley became Vice President and Corporate Controller of Ingersoll Rand and has served as an elected officer of IR since 1999. Mr. Shawley joined Ingersoll Rand in 1997 through the acquisition of Thermo King, a business of Westinghouse Electric Corporation, where he was Vice President and Controller. Mr. Shawley has an exceptional depth and breadth of operational and financial experience related to global diversified industrial products. During his 23 year career with Westinghouse, he held numerous financial positions and has extensive experience in information technology, mergers and acquisitions, and all key financial functions. In his combined career with Westinghouse and Ingersoll Rand, Mr. Shawley has had broad financial and commercial responsibilities for operations throughout Europe, Asia and Latin America, as well as North America.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF GRAFTECH

GrafTech Compensation Discussion and Analysis

We have designed a compensation program for our named executive officers that is driven by our strategic goals and the primary principle of pay for performance. This section describes the executive compensation program, and explains the compensation policies and decisions of the Organization, Compensation and Pension Committee of our Board, which we refer to as the “Compensation Committee,” with respect to our named executive officers. The compensation program for this group primarily consists of a base salary, cash incentive awards and equity awards.

During 2009, our named executive officers were: Craig S. Shular, Chairman, President and Chief Executive Officer; Mark R. Widmar, Vice President and Chief Financial Officer; Petrus J. Barnard, Vice President, President Industrial Materials; Hermanus L. Pretorius, Vice President, President Engineered Solutions; and John D. Moran, Vice President, General Counsel and Secretary.

Executive Summary

We provide an executive compensation program that is focused on promoting performance and stockholder value. The design and operation of the program reflect the following objectives:

•	driving long-term financial and operational performance that will deliver value to our stockholders;

•	attracting and retaining talented executive leadership;

•	providing competitive pay opportunities relative to the executive’s position in the relevant market and within our company;

•	motivating executives to achieve or exceed company and individual performance goals that are established at a high standard; and

•	aligning the interests of our executives with those of our stockholders by encouraging equity ownership.

Our executive compensation program emphasizes pay for performance through annual cash incentive and long-term incentive programs, which collectively are the majority of our named executive officers’ targeted annual compensation. The annual incentive plan and a substantial portion of our long-term incentive plan only provide value if specific financial and strategic goals are achieved. In addition, our executives also receive base salaries set on competitive market data, individual performance and other factors as well as retirement savings and limited other benefits.

The following highlights the Compensation Committee’s key compensation decisions and factors for 2009:

•	shift in performance measures to reflect our strategic transition from repayment of debt to growth for annual incentives;

•	evolution of our long-term performance measurement cycle from one to three years;

•	further adjustment from individual and company performance targets to benchmarking against the peer group companies for long-term incentives;

•

implementation of salary reduction program in response to the economic downturn of late 2008 and early 2009, resulting in decreased salaries for a significant portion of the year and no upward adjustment of salaries overall for our named executive officers;

•	refinement of the compensation peer group, in consultation with Mercer (US) Inc., or “Mercer,” for 2010 compensation comparisons; and

•	engagement by the Compensation Committee of Mercer as its third-party consultant on executive compensation matters.

Executive Compensation Philosophy and Approach

Our stated philosophy is to provide market competitive pay for achieving targeted results. We target named executive officer total direct compensation packages that are competitive against the median compensation for equivalent positions with other global corporations of comparable size and complexity. We believe that a median target provides a sufficiently competitive compensation opportunity to attract, retain and motivate our executives in a manner that enhances stockholder value. We also emphasize a pay-for-performance approach and structure our compensation program so that a significant proportion of total compensation is variable in the form of annual and long-term performance-based incentive compensation. The majority of the annual compensation opportunity is “at risk.”

The percentage of performance-based compensation increases as the levels of executive responsibility increase. Our performance measures are set at target levels that are expected to be achieved, but represent a level of difficulty that requires diligent management focus and attention and does not ensure value if our stretch performance objectives are not attained. Our named executive officers are required to devote significant effort and produce significant results to attain payment for performance at, or above, our goals. Annual incentives include business unit objectives for positions that require the management of business units and corporate objectives for other positions. We also evaluate individual performance based on pre-established criteria, which we use in establishing base salary levels and for making negative adjustments to annual incentive awards. A portion of our long-term incentive opportunities are equity awards that realize value based on performance over a designated period. We believe that these criteria align the interests of our named executive officers with the interests our company and its stockholders and that achievement of the criteria will enhance stockholder value.

We encourage retention and long-term value creation by offering long-term incentives that can be earned or vested over several years as well as a competitive package of benefits. In order to align our key executives’ interests with those of our stockholders, we grant equity interests and encourage ongoing stock retention by our named executive officers, all of whom are subject to minimum ownership guidelines.

Each year, the Compensation Committee reviews the following compensation elements for each named executive officer: base salary; annual and long-term incentive compensation levels; retirement; health, life, and disability insurance; and vacation. The Compensation Committee considers the individual named executive officer’s level and complexity of responsibility, experience and skills, and performance in his or her position over time in considering changes to each named executive officer’s total compensation opportunity. Our Chief Executive Officer and our Director, Corporate Human Resources, provide the Compensation Committee with tally sheets that include an analysis of the total compensation and other information of the other named executive officers and information concerning the performance of the other named executive officers. The tally sheets are used to benchmark the named executives’ compensation. Together with evaluations of the executives’ performance, the tally sheets are also used to develop recommended compensation actions for changes in base salaries and alignment of annual and long-term incentive grant levels. In determining each named executive officer’s compensation package, the Compensation Committee reviews management’s recommendations, considers how each element of compensation as well as the total compensation package compare with the market median for the named executive officer, the named executive officer’s performance and the Company’s internal pay equities. Chief Executive Officer compensation is determined by the Compensation Committee in consultation with Mercer.

Compensation Consultant

As a result of a careful selection process, the Compensation Committee engaged Mercer as its third-party consultant on executive compensation matters to serve at the sole pleasure of the Compensation Committee and work with management to understand organization strategy, structure and executive positions and current remuneration programs. During 2009, our Compensation Committee sought requests for proposals from several compensation consultants. Each candidate firm was asked to submit a proposal to the Compensation Committee, after firm representatives had an opportunity to review current executive compensation plans with our Director, Corporate Human Resources, analyze compensation data, and conduct interviews with our named executive officers and members of the Compensation Committee. The candidates were asked to provide a pay-for-performance analysis of our compensation program and to give us their recommendations with respect to the overall design of the executive compensation program, including annual and long-term incentive plans and benefits programs.

The Compensation Committee retained Mercer in 2009 as its compensation consultant. Mercer assisted the Compensation Committee in its process of reviewing the peer group of companies used to benchmark market pay practices, reviewing the compensation programs of members of the peer group and making recommendations and providing advice with respect to the compensation of our named executive officers and the overall effectiveness of our executive compensation program.

Peer Group

When determining an executive’s overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at comparable companies, which we refer to as our compensation peer group, as well as the role the executive is expected, and should be able, to play in achieving our short- and long-term goals. The compensation peer group has been constructed to include organizations of comparable size, revenue, assets, employees, market capitalization, complexity, business focus and geographical scope.

Compensation Peer Group

In 2009, the Compensation Committee, in consultation with Mercer, refined the compensation peer group for 2010 compensation comparisons by replacing Cliffs Natural Resources Inc., USEC Inc., Albany International Corp., Headwaters Incorporated, and Littlefuse, Inc. with AMETEK, Inc., Ferro Corporation, Nordson Corporation, Franklin Electric Co., Inc., and GT Solar International, Inc. These changes decreased variances in size, revenue, market capitalization, and geographic scope. The resulting compensation peer group consists of 15 publicly-traded companies in similar or related industries with comparable revenues. The median group revenues for 2008 are $1.3 billion, comparable to our 2008 revenues of $1.2 billion. The compensation peer group and their 2008 revenues in billions consisted of the following, with revenues reported in each company’s annual report on Form 10-K:

Company	Revenue	Company	Revenue
Hubbell Incorporated	$2.7	Woodward Governor Company	$1.3
AMETEK, Inc.	2.5	Nordson Corporation	1.1
Roper Industries, Inc.	2.3	Brush Engineered Materials Inc.	0.9
Ferro Corporation	2.2	Varian Semiconductor Equipment Associates Inc.	0.8
Valmont Industries, Inc.	1.9	Franklin Electric Co, Inc.	0.7
IDEX Corporation	1.5	MKS Instruments, Inc.	0.6
Carpenter Technology Corporation	1.4	GT Solar International, Inc.	0.5
Hexcel Corporation	1.3

Additional Peer Group for Long-Term Incentives

With respect to our long-term incentive program (described below), Mercer recommended a portfolio approach to equity that is consistent with most of our peers. This approach includes a mix of time-based options, time-based restricted stock units and performance shares. Mercer further recommended selecting an “expanded peer group” against which to measure performance under the long-term incentive program. In addition to the 15 peers reported above, the expanded peer group includes 16 companies in the electrical equipment industry with annual revenues ranging from $500 million to $2.5 billion. We believe a larger peer group eliminates some of the outliers in terms of extreme positive or negative performance. The additional companies in the expanded peer group and their 2008 revenues in billions consisted of:

Company	Revenue	Company	Revenue
Thomas & Betts Corporation	$2.5	First Solar Inc.	$1.2
A. O. Smith Corporation	2.3	Brady Corporation	1.0
Acuity Brands, Inc.	2.0	Coleman Cable, Inc.	1.0
Belden Inc.	2.0	International Wire Group, Inc.	0.7
EnerSys Inc.	2.0	Powell Industries, Inc.	0.6
Baldor Electric Company	2.0	Polypore International, Inc.	0.6
SunPower Corporation	1.4	Power-One, Inc.	0.5

Components of Executive Compensation Program

We believe that our executive compensation program, each element and in total, effectively achieves our objectives. The majority of each named executive officer’s compensation opportunity is based on the achievement of financial and strategic goals established at the beginning of each performance period. We seek to implement our compensation philosophy through a combination of base salaries, annual and long-term incentives, and other benefits, such as retirement savings and health and welfare benefit plans. The primary elements of our executive compensation program, which are key to the attraction, retention and motivation of our named executive officers, are shown in the following table.

Element	Objective	Key Features
Base Salary

•     Values the competencies, skills, experience and performance of individual executives.

•     Attracts and retains executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

• Targeted at the 40th to 50th percentile of our compensation peer group, since we strive to have the majority of executive officer pay “at risk” and tied to our performance.

Incentive Compensation Plan

•     Provides competitive incentives to executive officers by having a portion of their annual compensation dependent upon annual performance and “at risk.”

•     Motivates and rewards executives for the achievement of targeted financial and strategic operational goals.

•     Annual awards targeted above market median which may be paid in cash, our common stock, or a combination of cash and stock based upon the attainment and certification of certain performance measures established by the Compensation Committee over the applicable performance period.

•     Amount earned will vary, based on actual results achieved.

Element	Objective	Key Features
2005 Equity Incentive Plan

•     To retain executive officers and align their interests with those of stockholders.

•     Motivate and reward executives for the achievement of long-term financial goals and creation of stockholder value.

•     Awards targeted at market median award levels. Grants in 2009 included a mix of time-based options, time-based restricted stock units and performance shares.

•     Our performance measured against an expanded peer group. Future payouts of 2009 performance shares are based 40% on revenue growth and 60% on EBIT growth (operating income) over a three-year period relative to an expanded peer group.

Savings Plan	• Encourage and reward long-term service by providing competitive market-based retirement savings benefits in a tax-efficient manner.

•     Broad-based plan under which we make matching and profit sharing contributions that vary, based on the employee’s compensation and contribution, on eligible earnings up to the Code limit of $245,000.

Compensation Deferral Plan	• Provides savings in a tax-efficient manner.	• Matching and profit sharing contributions that are comparable to the Savings Plan on eligible earnings in excess of the Code limit of $245,000.

Health, Welfare, and Other Benefits	• Attract and retain key executives by providing competitive health, welfare and other benefits.	• Generally, benefits are made available to executive officers on same basis as benefits are made available to eligible employees.

Base Salaries

We provide base salaries to our named executive officers that we believe are competitive to attract and retain key executive talent and to provide a compensation component that is financially stable. Base salaries for named executive officers have historically been targeted between the 40th and 50th percentiles of the compensation peer group, with individual variations based on job scope, tenure, retention risks, and performance. Base salaries also form the basis for calculating other compensation opportunities for our named executive officers. For example, an executive’s base salary is used to determine each executive officer’s annual and long-term incentive opportunity levels and is included in the formula for calculating severance benefits in the event of termination of the executive’s employment in connection with a change in control.

In response to the economic downturn, no merit increases or upward adjustments were made to the base salaries of our named executive officers in 2009. Additionally, at the recommendation of management in response to the economic downturn in late 2008 and early 2009, we implemented a salary reduction program. Under this program, the base salaries of our named executive officers were reduced by 10% (8% for Mr. Moran), effective April 1, 2009 through December 31, 2009. The salary reduction program also applied to certain management and other employees. Because he was not an executive officer at the time the salary reduction program was adopted, Mr. Moran was eligible for, and received, repayment of the aggregate amount of his salary reductions. His salary was not however adjusted on his promotion to serve as our General Counsel. Salaries for all named executive officers were restored to their prior levels, effective January 1, 2010. The following table reflects the year-to-year salary changes for our named executive officers and reflects both the Compensation Committee’s decision to make no upward adjustments to base salaries as well as the effects of the Salary Reduction Program, which was in effect for a substantial portion of the year.

Year-to-Year Base Rate Annualized Salary Changes

Named Executive Officer	2008($)	2009($)	% Reduction (10% decrease effective April 1)
Craig S. Shular	630,360	583,083	(7.5)
Mark R. Widmar	341,400	315,795	(7.5)
Petrus J. Barnard	384,400	355,570	(7.5)
Hermanus L. Pretorius	236,100	218,393	(7.5)
John D. Moran	216,000	216,000	—

In 2009, the Compensation Committee, with assistance from Mercer, assessed the competitiveness of the base salaries of our named executive officers. Mercer provided the Compensation Committee with a benchmarking study based on two sources of information. This executive compensation benchmarking study showed that, in aggregate, our named executive officers’ base salaries were below the 25th percentile, placing us in the bottom quartile of competitive levels. Because it is the Compensation Committee’s stated philosophy to target our named executive officers’ base salaries between the 40th and 50th percentiles of the market, we anticipate that the Compensation Committee will contemplate adjustments to salaries in 2010 based on this data and other factors such as those described above.

Short-Term Incentives through the Executive Incentive Compensation Plan

In 2009, our stockholders approved the GrafTech International Ltd. Executive Incentive Compensation Plan, which we refer to as the “ICP”. The purpose of the ICP is to provide competitive incentives to executive officers by having a portion of their annual compensation dependent upon annual performance and to motivate and reward executives for the achievement of targeted financial and strategic operational goals that create stockholder value.

The ICP is substantially similar to the existing employee short-term incentive compensation plan in its administration and operation, except that, under the ICP, the Compensation Committee may decrease, but not increase, the aggregate amount awarded to any participant for any performance period. Our named executive officers do not participate in both plans. We intend that our executives are required to devote significant effort and produce meaningful results to attain payment for performance. Payments may be made in shares of our common stock or a combination of cash and stock, assuming applicable performance measures are achieved and individual criteria satisfied.

Target Opportunities

Annual incentive award targets for our named executive officers are established to drive achievement of stockholder return objectives. The Compensation Committee aims for total cash compensation to be at market median levels. In 2009, we targeted annual incentive payments at 50% to 75% of the mid-point of a named executive officer’s salary grade. The 2009 executive compensation benchmarking study showed that in the aggregate our named executive officer target total cash compensation levels were below the 25th percentile, placing us in the bottom quartile of competitive levels. In order to foster our strong pay-for-performance philosophy, the Committee has adjusted the target opportunities for 2010 to align them with the market median levels. The annual incentive payment for 2010 is targeted between 60% and 100% of a named executive officer’s actual base salary, which at target is better aligned with market competitive levels.

Performance Measures for 2009

Under the ICP, our named executive officers are eligible to receive annual awards based upon the attainment and certification of certain performance measures established by the Compensation Committee. The performance measures, including the threshold, target and maximum levels attainable, are established within 90 days after the beginning of the applicable performance period so that attainment is not assured. The maximum amount payable is based on 240% of the named executive officer’s targeted bonus. The Compensation Committee may make downward adjustments from 240% to 0% of the named executive officer’s targeted incentive, based on the achievement or performance measures, individual performance, and other factors that the Compensation Committee deems relevant in determining the amount payable. As seen on the chart below, the performance measures for 2009 were free cash flow before special items and certain strategic milestones.

Performance Measures	Weight	Threshold	Target	Maximum	Actual
	(%)	($) in millions	($) in millions	($) in millions	($) in millions
Free Cash Flow before Special Items (1)	80	90	110	150	147
Strategic Milestones	20	(described below)
Total	100

(1)	These performance measures are reflective of corporate objectives, applicable to Messrs. Moran, Shular and Widmar. Based on the nature of their positions, the performance measures applicable to Messrs. Barnard and Pretorius were based on certain business unit objectives.

The primary driver the ICP in 2009 was free cash flow before special items. We believe that growth in free cash flow before special items was a key element in our business plan to reduce debt and improve capital structure. The actual threshold, target and maximum for 2009 were originally established as $10 million, $20 million, and $40 million based on uncertainty in the global economies, lack of visibility to our end markets, and potential impact of the severe global recession on our business. When it became evident that we would benefit from unanticipated nonrecurring working capital benefits associated with lower sales volumes, for purposes of measuring the executives’ performance, we adjusted the threshold, target and maximum amounts upward to account for such nonrecurring items. We took these nonrecurring items into account in determining amounts payable to our other employees by adjusting our cash flow calculations rather than by adjusting the threshold, target, maximum amounts, so that for such employees the threshold target, and maximum remained $10 million, $20 million, and $40 million. For 2009, our company-as-a-whole threshold, target and maximum performance measures were, respectively, $90 million, $110 million, and $150 million in free cash flow before special items.

Twenty percent of each named executive officer’s short-term incentive opportunity for 2009 was based on the attainment of our strategic milestones. Strategic objectives for Mr. Barnard included measures based on capital and operational productivity initiatives, implementation of LEAN process improvement techniques, and certain profitability improvements. Strategic objectives for Mr. Pretorius included measures based on increased sales volumes of certain product lines, implementation of LEAN process improvement techniques, and achievement of supply chain objectives. For Messrs. Shular, Widmar and Moran, strategic objectives included certain corporate measures including cost reduction initiatives, implementation of LEAN process improvement techniques, and attainment of select objectives within their areas of responsibility.

In addition, in 2009, we subjectively considered certain attributes on an individual basis to determine whether any awards should be adjusted downward, which adjustment would be permissible and still allow the awards to not be subject to the limitation on deductibility under Section 162(m) of the Code.

Payments earned by our named executive officers for actual 2009 performance ranged from 0% to 218% of target performance level.

Named Executive Officer	Threshold($)	Target($)	Maximum($)	Actual($)	Actual as % of Target
Craig S. Shular	246,750	493,500	1,184,400	1,049,921	213
Mark R. Widmar	91,575	183,150	439,560	389,652	213
Petrus J. Barnard	99,825	199,650	479,160	436,235	218
Hermanus L. Pretorius	63,750	127,500	306,000	—	—
John D. Moran	83,325	166,650	399,960	354,548	213

Performance Measures for 2010

For 2010, Mercer recommended, and the Compensation Committee approved, performance measures that correlate with our focus on growth, rather than debt reduction. Accordingly, the ICP performance measures for the 2010 performance period will be based on earnings before interest and taxes (EBIT)—weighted at 50%, inventory turns—weighted at 25% and cash flow—weighted at 25%. Unless the total company EBIT threshold is met, no annual incentive compensation payments will be made for the 2010 performance period. We believe that these measures are key elements in our business plan to drive profitable growth in order to create additional shareholder value in the coming years.

Based on the nature of their positions with our company, the 2010 targets for Messrs. Barnard and Pretorius will be based 40% on total company results and 60% on their respective segment results.

Long-Term Incentives through Management Stock Ownership

We believe that we can maximize stockholder value by incentivizing both short- and long-term performance. We believe that compensation in the form of stock-based awards helps create a culture focused on long-term stockholder value. Our stockholders, after approval and recommendation by our Board, re-approved the performance measures of the GrafTech International Ltd. 2005 Equity Incentive Plan, as amended, which we refer to as the “2005 Plan.”

The purpose of the 2005 Plan is to promote the interests of our company and its stockholders by strengthening our ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of our business largely depend, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in our company through stock ownership and other rights. The 2005 Plan is an important component of the total compensation package offered to employees and directors, reflecting the importance that we place on motivating and rewarding superior results with long-term, performance-based incentives.

The 2005 Plan is designed to:

•	Reward for the achievement of financial and strategic goals and stockholder value;

•	Encourage retention of our top performers;

•	Reward our top leaders—those who have the ability to make a material difference in our company; and

•	Align management’s interests with those of our stockholders by aligning rewards with growth in stockholder value.

The 2005 Plan permits awards of stock options, restricted stock, performance shares and other equity-based incentives. Awards granted to our named executive officers are determined based on their levels of responsibility, ability to make a positive impact on our company, current or new positions, current base salaries, and salaries and other compensation offered by other similarly situated companies for individuals in equivalent positions. These awards are consistent with our pay-for-performance principles because they are designed to focus the attention of executives on strategic goals spanning more than the current year, and to align the interest of executives with our goal of creating long-term stockholder value.

Equity Awards from 2005 to 2007

Between August of 2005 and April 2007, the long-term stock-based equity incentives awarded to our named executive officers consisted solely of restricted stock grants. Restricted stock was selected to enable executives to build ownership and to aid in retention. The equity incentives made during this period are described in greater detail in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End December 31, 2009” table below. Awards granted to our named executive officers in October 2006 vested in February 2010 (cliff vesting). Vesting was subject to acceleration if certain performance goals were met. Based on free cash flow generated in 2007 and 2008, one-third of the outstanding restricted shares granted in October 2006 were accelerated and vested in each of February 2008 and February 2009. The remaining one-third of the restricted shares granted in October 2006 vested in February 2010.

Performance Share Grants in 2007

In October 2007, to enhance our pay-for-performance philosophy, the Compensation Committee granted additional awards of performance shares. One-third of the October 2007 restricted stock awards are conditioned to vest each February, but only if the applicable annual performance target for the immediately preceding year has been achieved. The applicable performance target for each particular performance year is established in writing by the Compensation Committee not later than 90 days after the commencement of the performance period and attainment of the performance target is subject to certification by the Compensation Committee. If the annual performance target for a particular year is not achieved, then the entire one-third of the October 2007 restricted stock grant will be forfeited. There is no service vesting component to these awards although the awards are forfeited if the executive’s employment terminates before vesting occurs. Participants whose restricted stock vests will be encouraged, but not required, to hold at least 50% of the vested shares for at least one year. Based on free cash flow generated in 2008 and 2009, one-third of the outstanding performance shares granted in October 2007 vested in each of February 2009 and 2010. The vesting performance goal for 2008 and 2009 was the same cash flow target as the 2008 and 2009 short-term incentive performance measures, described above. For the 2010 measurement period, the performance target is based on free cash flow that is generated in 2010.

Performance Share Grants in 2008

In December 2008, the Compensation Committee granted additional awards of performance shares conditioned to vest on the attainment of free cash flow (or other performance targets to be established by the Compensation Committee or our Board. The awards also have a service vesting component, as the awards are forfeited if the executive’s employment terminates before vesting occurs.

For the 2010 measurement periods, 70% of the performance target is based on free cash flow that is generated for 2010 and 30% is based on the degree to which our cash flow return on investment exceeds the comparable measure of certain other companies in our industry. The target award is subject to upward or downward adjustment as follows: by February 28 of each of 2010, 2011, and 2012, one-third of the target award will be multiplied by a percentage reflecting the degree to which the performance criteria established by the Compensation Committee for such performance year have been achieved. The resulting number of performance shares, or “Earned Shares,” will be set aside as unvested Earned Shares for the participant as of the date of such determination; provided, that the individual is still employed on such date.

Subject to applicable terms of the award agreements, the December 2008 performance shares do not vest until February 2012. The applicable performance target for each particular performance year is established in writing by the Compensation Committee not later than 90 days after the commencement of the performance period and attainment of the performance target is subject to certification by the Compensation Committee. If the annual performance target for a particular year is not achieved, then the entire one-third of the December 2008 performance share award applicable to that year will be forfeited.

For each performance year, if the threshold performance measures are obtained, 50% of the target performance shares applicable to that year will become Earned Shares. If the target performance measures are attained, 100% of the target performance shares applicable to that year will become Earned Shares. If the maximum performance measures are attained, 150% of the target performance shares applicable to that year will become Earned Shares. Our Board or the Compensation Committee has the right to accelerate the vesting of any or all unvested awards at any time.

Long-Term Incentive Awards in 2009

The results of the 2009 executive benchmarking study showed that historical long-term incentive grants were significantly below market median levels. As such, the Compensation Committee made adjustments to the types of grants, in both form and value, as reflected in the awards made in December 2009. The objective was to bring target total direct compensation from below the 25th percentile closer to market median levels for 2010.

In December 2009, the Compensation Committee granted awards to our named executive officers that include a mix of time-based options (30%), time-based restricted stock units (30%) and performance shares (40%). Awards were designed to provide, at target, market median award levels. The primary difference between units versus shares is that units represent a promise to pay, provide tax efficiencies for international employees, and do not carry the right to vote or receive dividends.

In selecting performance measures for the performance share plan, the Compensation Committee determined, in consultation with Mercer, that the long-term incentive plan should provide rewards for successful, profitable growth over a three-year time horizon and that the best way to measure our success is through relative performance versus an expanded peer group of similarly situated organizations. The payouts are based 40% on revenue growth and 60% on EBIT growth (operating income). All growth numbers will reflect a percentage change from the start of the performance period until the end of the performance period. All performance will be measured using published financial information in each peer company’s annual report. The restricted stock units and options will vest ratably on each of the first three anniversaries of grant. The performance shares will be measured and earned on three years of performance, cliff vest after the end of the performance period, and be payable in unrestricted stock after completion of the performance period.

Performance share awards are leveraged with payouts of 50%, 100%, and 200% at threshold, target, and maximum, respectively. Threshold payouts will be earned for 35th percentile performance, target at 50th percentile performance, and maximum at 75th percentile performance, which is consistent with most U.S. performance share plans that use relative measures. Further, if EBIT growth does not achieve at least 35th percentile performance, no awards will be earned for the revenue growth component.

The expanded peer group against which to measure relative revenue growth and EBIT growth performance includes the 15 peers used in the compensation benchmarking for named executive officers, as well as an additional 16 companies in the electrical equipment industry with annual revenue ranging from $500 million to $2.5 billion. See “Additional Peer Group for Long-Term Incentives “ for the resulting peer group.

	Revenue Growth Performance Measure	Percentages in this column Apply to 40% of the Target Award*	EBIT Growth Performance Measure	Percentages in this column Apply to 60% of the Target Award*
Level of Performance Achieved During Performance Period	Rank in Peer Group for Revenue Growth for Performance Period	Resulting Performance Shares Earned	Rank in Peer Group for EBIT Growth for Performance Period	Resulting Performance Shares Earned
Threshold	35th Percentile	50	35th Percentile	50
Target	50th Percentile	100	50th Percentile	100
Maximum	75th Percentile	200	75th Percentile	200

*	Meaning 40% or 60%, respectively, of the number of performance shares granted under the target award.

Pension Plan

We previously froze our defined benefit plans, including the UCAR Carbon Retirement Plan, or the “Retirement Plan,” and no additional benefits are accruing under the plans, although benefits previously accrued under the Retirement Plan will still be payable from the Plan when due. See “Pension Benefits at Fiscal Year End December 31, 2009” below for a description of the Retirement Plan and benefit formulas.

Retirement Savings Plan

We provide retirement savings opportunities through our defined contribution plans. We maintain the GrafTech International Savings Plan, or the “Savings Plan,” which is intended to be qualified under Section 401(a) of the Code. The Savings Plan permits employees to contribute up to 50% of their compensation on a pre-tax or after-tax basis, up to IRS maximums. We provide a match, in our common stock, equal to 100% of the first 3% of compensation deferred and 50% of the next 2% of compensation deferred. We also make employer contributions to the Savings Plan equal to 1% of compensation (up to statutory limits). See “Other Compensation Arrangements” below for additional information regarding the Savings Plan.

Compensation Deferral Plan

We maintain a deferred compensation plan, or the “Compensation Deferral Plan,” to provide savings in a tax-efficient manner for the benefit of eligible management employees who participate in our performance-based compensation programs and employees whose benefits under the Savings Plan are limited by the benefit restrictions of Section 415 of the Code. Participants are able to defer up to 85% of their ICP compensation, up to 50% of their base salary and up to 50% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2009, such amount was $245,000) (deferrals on compensation in excess of the Code limit are referred to as participants’ “Excess Deferrals”). We make quarterly matching allocations in shares of our common stock equal to 100% of the first 3% and 50% of the next 2% of the participant’s Excess Deferrals. In addition, participants are credited with nonqualified defined contribution retirement plan employer allocations equal to 1% of their compensation in excess of the amount that may be considered under the Savings Plan. Participants are immediately vested in the matching allocation. Generally, participants vest in the other company allocations when they have completed five years of service.

The compensation deferral plan is intended to comply with Section 409A of the Code concerning deferred compensation arrangements. See “Nonqualified Deferred Compensation at Fiscal Year End December 31, 2009” below for additional information regarding the Compensation Deferral Plan.

Benefit Security

Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the Retirement Plan and the Savings Plan and except for payments out of grantor trusts (called “rabbi trusts”) or funded by the purchase of annuities.

Health, Welfare and Other Personal Benefits

In addition to the principal compensation components described above, our named executive officers are entitled to participate in all health, welfare, fringe benefit, relocation assistance and other arrangements generally available to other salaried employees. Generally, benefits are made available to our named executive officers on the same basis as benefits are made available to eligible employees under the terms of applicable plans.

During 2009, our named executive officers received the relocation benefits included in the Summary Compensation Table. Our named executive officers were required to relocate their residences in connection with the relocation of our corporate headquarters and reassignments within our company. We determined it was in our best interest for retaining or attracting our named executive officers to make them whole for the expenses, disruption, and complexities involved with relocating. Accordingly, we provided a gross-up to cover additional income taxes payable by such executives as a result of having to include reimbursements in their taxable income and certain ongoing temporary mortgage subsidies.

The Compensation Committee also may, as considered reasonable and appropriate on a case by case basis, provide our officers, including our named executive officers, with limited additional perquisites and other personal benefits. In 2009, we did not provide perquisites to our named executive officers.

The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of public companies in the United States. The Compensation Committee also believes that these benefits assist us in attracting and retaining key executives.

Change in Control Agreements

We do not have employment agreements with any of our executive officers. The Compensation Committee believes that the absence of employment agreements provides us with more flexibility in adjusting the compensation levels of our executive officers.

Our Board did, however, between 2000 and 2006, approve execution of change in control severance compensation agreements for certain members of senior management, including our named executive officers other than Mr. Moran. These agreements are based on a “double trigger” scenario in which there must be both a change in control and a termination of the named executive officer’s employment prior to the expiration of the agreement. Accordingly, the severance benefits under these agreements are payable only in the event the named executive officer’s employment with us is terminated under certain circumstances following a change in control. Our Board recognizes that the possibility of a change in control exists, as is the case with many publicly held corporations, and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of our company and its stockholders.

Our Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of our management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible change in control. Our Board has also determined that it is in the best interests of our company and its stockholders to ensure continued availability of our named executive officers in the event of a potential change in control.

In the case of our eligible named executive officers who remain our employees, the agreements provide for the payment, in the event of a change in control and, if the employment of the executive is terminated under certain circumstances, of severance compensation equal to 2.99 times the sum of the officer’s base salary and ICP targeted bonus opportunity, and, except as to Mr. Pretorius, extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement), a “gross-up.” The amount of severance compensation was established, at the time the agreements were entered into, taking into account the maximum amount that we expect to be able to pay without triggering an excise tax to the executive or a loss of deduction to us under the golden parachute rules. It is possible, however, that the aggregate amounts paid to a named executive officer who is a U.S. employee will exceed the IRS limitations and the severance payments to the executive, including any gross-up payments, will not be deductible by us. The officers are entitled to the compensation if their employment is terminated by us (other than for cause) or if they resign for good reason within three years after a change in control.

In addition, under the terms of applicable equity agreements, all unvested equity awards become vested (at target in the case of performance share awards) upon the occurrence of a change in control. Further, we have the right to cancel substantially all outstanding options in the event of a change in control, in which event we are required to pay option holders an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. See “Potential Payments on Termination or Change in Control” below for a description of the agreements and aggregate amounts payable.

We review the change in control agreements periodically, but not necessarily as part of the annual compensation review. This is because we generally consider the change in control agreements as compensation elements separate and apart from the other elements of our compensation arrangements. More specifically, the payments or benefits available under the change in control agreements do not have any significant impact on annual compensation decisions relating to salary and incentive payments. Instead, our Compensation Committee considers that the change in control agreements are in place to cover a specific circumstance, a change in control where the executives lose their jobs. Accordingly, payments and benefits available under the change in control agreements are not viewed by the Compensation Committee as amounts that should impact the compensation amounts awarded on a year-to-year basis to our named executive officers for their ongoing management of our company.

Section 162(m) of the Code

Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m); however consistent with our pay for performance philosophy, most of our equity awards granted since 2007 have been performance based and intended to qualify as deductible. Because we believe deductibility and performance based awards are important, in 2009 we sought and obtained stockholder approval of the ICP, which means awards thereunder, including payouts above target based on measurable, quantifiable criteria, will qualify as performance-based compensation that is excluded from the limitation on deductibility. Similarly, in light of the recent stockholder approval of the performance measures under the 2005 Plan, certain types of awards thereunder will continue to qualify as performance-based compensation that is excluded from the limitation on deductibility.

Amounts paid under certain compensation programs, including salaries and grants of time-vested restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Our awards under the ICP, performance share awards, and stock option awards with exercise prices equal to the fair market value of a share on the date of grant are intended to qualify as deductible under Section 162(m). No other component of compensation for a “covered employee” (within the meaning of Code section 162(m)) qualifies as performance-based compensation under Section 162(m), and compensation may not be deductible by us to the extent that the applicable executive recognizes more than $1 million in compensation that is not performance-based in any taxable year.

Stock Ownership Guidelines

Our Board has adopted guidelines for ownership of shares of our common stock by directors and members of senior management to promote alignment with stockholders’ interests. We also have a policy discouraging officers and directors from pledging our shares as collateral for margin loans.

In 2009, our Board reviewed and benchmarked these guidelines and made adjustments to increase the targeted stock ownership for our directors and executive officers.

Compliance with the guidelines is voluntary in that there is no formal enforcement mechanism, but all persons subject to the guidelines are expected to comply. Under the current guidelines, each non-employee director should, within a reasonable period of time after election as a director, own shares of our common stock with a market value equal to at least three times his or her annual retainer. Certain members of senior management should, within five years after appointment as a member of senior management, own a number of shares of our common stock equal to two years of annual base salary or, in the case of the Chief Executive Officer, four times annual base salary. Unvested performance shares and restricted stock (performance-based) and unexercised stock options are not included in the calculation.

Executive	Position	Multiple of Salary
Craig S. Shular	Chairman, Chief Executive Officer & President	4x
Mark R. Widmar	Chief Financial Officer and Vice President	2x
Petrus J. Barnard	Vice President and President, Industrial Materials	2x
Hermanus L. Pretorius	Vice President and President, Engineered Solutions	2x
John D. Moran	General Counsel, Vice President and Secretary	2x

In addition, until these guidelines are achieved, executive officers are expected to hold 50% of the stock previously subject to vested performance shares or restricted stock awards and 50% of the stock previously subject to exercised stock options. Executive officers and other employees are encouraged to hold at least 50% of the stock previously subject to vested performance shares or restricted stock awards for at least one year after vesting. Calculation of the 50% is made after sale of any stock in the minimum amount sufficient to pay withholding taxes and exercise prices thereon. All of our directors and named executive officers are in compliance with our stock ownership guidelines.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with the management of GrafTech in accordance with the SEC’s disclosure requirements for executive compensation and, based on such review and discussion, the Compensation Committee recommended to the GrafTech Board that this Compensation Discussion and Analysis be included in this prospectus, GrafTech’s Proxy Statement for the 2010 Annual Meeting of Stockholders and incorporated in GrafTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

ORGANIZATION, COMPENSATION

AND PENSION COMMITTEE OF GRAFTECH

Harold E. Layman, Chairman

Randy W. Carson

Mary B. Cranston

Michael C. Nahl

Frank A. Riddick, III

Summary Compensation Table

The following table sets forth certain information concerning compensation received by our Chief Executive Officer, Chief Financial Officer and the three other executive officers who were the most highly compensated for the year ended December 31, 2009, to whom we refer as our Named Executive Officers.

Name and Principal Position	Year	Salary ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (2)(4)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Craig S. Shular	2009	583,083	1,115,880	585,200	1,049,921	18,256	94,056	3,446,396
Chairman, Chief Executive & President	2008	619,650	807,040		900,000	3,078	85,336	2,415,104
	2007	597,575	399,630	1,752,000	1,250,000	86	104,236	4,103,527

Mark R. Widmar	2009	315,795	361,020	188,100	389,652		33,290	1,287,857
Chief Financial Officer and Vice President	2008	335,625	208,000		350,000		26,966	920,591
	2007	327,708	108,900		430,000		27,277	893,885

Petrus J. Barnard	2009	355,570	361,020	188,100	436,235	44,870	52,532	1,438,327
Vice President and President, Industrial Metals	2008	378,829	249,600		350,000		42,584	1,021,013
	2007	370,563	124,560		500,000		58,133	1,053,256

Hermanus L. Pretorius	2009	218,393	152,613	80,465			25,620	477,091
Vice President and President, Engineered Solutions	2008	231,323	124,800		275,000		83,206	714,329
	2007	253,752	62,280		250,000		190,537	756,569

John D. Moran (1)	2009	216,532	152,613	80,465	354,548		15,920	820,078
General Counsel, Vice President and Secretary

(1)	Mr. Moran joined us as Deputy General Counsel in May 2006 and became an executive officer when he was named Vice President, General Counsel and Secretary in April 2009. Because Mr. Moran is being included as a named executive officer for the first time, the SEC does not require disclosure of his compensation prior to 2009.
(2)	Includes compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions.

(3)	The amounts shown in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 14 of the Consolidated Financial Statements of GrafTech for the year ended December 31, 2009 for an explanation of the assumptions made in the valuation of these awards. The actual value realized under these awards is dependent upon our stock price, our achievement of applicable performance targets, and the continued employment of our named executive officers.
(4)	This column shows the annual incentive award earned by our named executive officers under the short-term incentives through the ICP for the applicable performance period. For additional information about the 2009 annual incentive opportunities under the ICP, please refer to “Compensation, Discussion and Analysis.”
(5)	This column shows the increase in the present value of the accumulated benefits under the Retirement Plan, which was frozen in 2003. The increase in the present value of the accumulated benefits was measured from (i) December 31, 2008 to December 31, 2009 (the measurement date used for reporting purposes in GrafTech’s Annual Report on Form 10-K for the year ended December 31, 2009), for the Retirement Plan. No portion of the earnings credited during 2009 was “above market” or “preferential.” Consequently, our named executive officers did not accrue any above-market earnings under the deferred compensation plan during 2009, and therefore we have not reported any earnings credited under that plan in this column. See “Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2009” below for a discussion of how earnings are calculated under the Compensation Deferral Plan.
(6)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Year	Relocation Expenses ($) (a)	Tax Gross-Up Related to Relocation Expenses ($)	Employer Matching Contribution to Savings Plan ($)	Additional Employer Contribution to Savings Plan ($)	Employer Matching Contribution on Excess Deferrals ($)	Additional Employer Contribution to Compensation Deferral Plan ($) (b)	Other ($) (c)	Total ($)
Craig S. Shular	2009	18,201	1,701	9,800	2,450	49,523	12,381	—	94,056
Mark R. Widmar	2009	—	—	9,800	2,450	16,832	4,208	—	33,290
Petrus J. Barnard	2009	7,332	2,233	9,800	2,450	18,719	4,606	7,392	52,532
Hermanus L. Pretorius	2009	547	403	9,800	2,450	9,936	2,484	—	25,620
John D. Moran	2009	—	—	10,384	2,450	1,870	1,216	—	15,920

(a)	“Relocation Expenses” includes moving, storage, temporary living, temporary ongoing mortgage subsidies and other relocation expenditures
(b)	The amounts reported in the table include employer contributions made in April 2009 with respect to ICP payments earned for 2008 but do not include employer contributions with respect to ICP payments earned for 2009 but payable in April 2010.
(c)	Represents payout of “banked” or carryover vacation under a program available generally under which eligible employees may in 2008, 2009 and 2010 be paid up to one week of accumulated unused carryover vacation until all carryover amounts are exhausted.

Grants of Plan Based Awards in Fiscal Year Ended December 31, 2009

The following table provides information about equity and non-equity awards granted to our named executive officers in 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Threshold (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)		Target (#)
Craig S. Shular		246,750	493,500	1,184,400
	12/10/2009							56,000	16.41	585,200
	12/10/2009					29,000				475,890
	12/10/2009				19,500	39,000	78,000			639,990
Mark R. Widmar		91,575	183,150	439,560
	12/10/2009							18,000	16.41	188,100
	12/10/2009					9,200				150,972
	12/10/2009				6,400	12,800	25,600			210,048
Petrus J. Barnard		99,825	199,650	479,160
	12/10/2009							18,000	16.41	188,100
	12/10/2009					9,200				150,972
	12/10/2009				6,400	12,800	25,600			210,048
Hermanus L. Pretorius		63,750	127,500	306,000
	12/10/2009							7,700	16.41	80,465
	12/10/2009					3,900				63,999
	12/10/2009				2,700	5,400	10,800			88,614
John D. Moran		83,325	166,650	399,960
	12/10/2009							7,700	16.41	80,465
	12/10/2009					3,900				63,999
	12/10/2009				2,700	5,400	10,800			88,614

(1)	Amounts represent cash incentive bonus opportunities under the ICP for 2009. Target awards for 2009 are expressed as a specified percentage of the midpoint of an individual’s salary grade. Awards under the ICP for 2009 were paid in April 2010, and the amounts paid are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The threshold, target and maximum amounts set forth above represent guidelines based on corporate and individual performance measures, or criteria, that the Compensation Committee takes into account in determining the final amount awarded based on performance. Under the ICP for named executive officers, the maximum amount permitted under the plan and which is used for measurement, is based on 240% of the executive’s targeted bonus opportunity. The Compensation Committee may make downward adjustments from 240% to 0% of the named executive officer’s targeted incentive, based on the individual’s performance and other factors that the Compensation Committee deems relevant in determining the amount payable. Such adjustments, if made, are based on an evaluation of each individual’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in discharging the responsibilities of his position description. In addition, the Compensation Committee can make discretionary downward adjustments based on developments during the performance year and other factors. Please refer to “Compensation Discussion and Analysis—Short-Term Incentives through the Incentive Compensation Plan” above for a general description of the criteria applied in determining the amounts payable under the ICP.
(2)

Represents target award number of stock options, restricted stock units, and target award number of performance shares granted during December 2009 pursuant to the 2005 Plan. The number of performance shares earned and vesting thereof is conditioned on the attainment of performance targets established by the Compensation Committee. The performance measures are based 40% on revenue growth and 60% on EBIT growth (operating income). The performance shares will be measured and earned on three years of performance, cliff vest after the end of the performance period, and be payable in unrestricted stock after completion of the performance period. All growth numbers will reflect a percentage change from the start of the performance period until the end of the performance period. The resulting number of performance shares, or earned shares will be set aside as unvested earned shares for the participant as of the date of such determination; provided, that the individual is still employed on such date. Subject to applicable terms of the award agreements, the earned shares do not vest until March 2013. Our Board or the Compensation Committee has the right to accelerate the vesting of any or all unvested awards at any time. On December 10, 2009, the performance measure was established for a three-year performance period. If the minimum threshold performance measure is attained, 50% of the target performance shares will become earned shares; if the targeted performance measure is attained, 100% of the target performance shares will become earned shares; if the maximum performance measure is attained, 200% of the target performance shares will become earned shares. Threshold payouts will be earned for 35th percentile performance, target at 50th percentile performance, and maximum at 75th percentile performance against the expanded peer group. If EBIT growth does not achieve at least 35th percentile performance, no awards will be earned for the revenue growth component. The expanded peer group against which to measure relative revenue growth and EBIT growth performance includes the 15 peers used in the compensation benchmarking for named executive officers, as well as an additional 16 companies in the electrical equipment industry with annual revenue ranging from $500 million to $2.5 billion.

(3)	The amounts in this column represent the grant date fair value of 2009 equity awards of targeted performance shares approved on December 10, 2009, determined in accordance with FASB ASC Topic 718. See Note 14 of GrafTech’s Consolidated Financial Statements for the year ended December 31, 2009, and footnote (2) above for an explanation of the assumptions made in the valuation of these awards. Subject to the attainment of performance measures and adjustments made as a result thereof, unvested performance shares which become Earned Shares (as described in footnote (2) of this section above) are scheduled to vest in March 2013. The fair value of these awards was computed based on $16.41 per share, the closing market price of GrafTech’s common stock on that date. The closing price on December 31, 2009 was $15.55 per share. The value of the December 2009 performance share awards at the grant date assuming that the highest level of performance conditions will be achieved was $1,279,980; $420,096; $420,096; $177,228, and $177,228, respectively, as to grants made to Messrs. Shular, Widmar, Barnard, Pretorius, and Moran.

Outstanding Equity Awards At Fiscal Year-End December 31, 2009

The following table shows the number of shares covered by stock options, unvested restricted stock, and, at target, unvested performance shares as of December 31, 2009.

Name	Grant Date/ (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#) (2)	Market Value of Shares That Have Not Vested ($) (3)	Equity Incentive Plan Awards; Number of Unearned Units That Have Not Vested (#) (4)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Units That Have Not Vested ($) (3)
Craig S. Shular	12/15/2000	100,000		8.56	12/15/2010
	9/25/2001	87,000		8.85	9/25/2011
	04/02/2007	200,000	100,000	9.05	4/2/2017
	12/10/2009		56,000	16.41	12/10/2019	29,000	450,950
	10/23/2006					43,333	673,828
	12/10/2009							39,000	606,450
	12/15/2008							97,000	1,508,350
	10/04/2007							51,333	798,228

Mark R. Widmar	12/10/2009		18,000	16.41	12/10/2019	9,200	143,060	51,800	805,490
	10/23/2006					25,000	388,750
	12/10/2009							12,800	199,040
	12/15/2008							25,000	388,750
	10/04/2007							14,000	217,700

Petrus J. Barnard	12/15/2000	60,000		8.56	12/15/2010
	09/25/2001	45,000		8.85	9/25/2011
	04/01/2005	100,000		5.46	4/1/2015
	12/10/2009		18,000	16.41	12/10/2019	9,200	143,060
	10/23/2006					16,667	259172
	12/10/2009							12,800	199,040
	12/15/2008							30,000	465,500
	10/04/2007							16,000	248,800

Hermanus L. Pretorius	12/15/2000	2,500		14.00	2/28/2010
	09/25/2001	10,000		8.56	12/15/2010
	12/10/2009		7,700	16.41	12/10/2019	3,900	60,645
	10/23/2006					6,667	103,671
	12/10/2009							5,400	88,970
	12/15/2008							15,000	233,250
	10/04/2007							8,000	124,400

John D. Moran	12/10/2009		7,700	16.41	12/10/2019	3,900	60,645
	10/23/2006					3,000	46,650
	12/10/2009							5,400	83,970
	12/15/2008							7,600	118,180
	10/04/2007							2,867	44,582

(1)	For a better understanding of this table, we have included an additional column showing the grant dates of stock options, restricted stock and performance shares.
(2)

Awards granted on October 23, 2006 to our named executive officers generally vest on February 26, 2010; however, because GrafTech met its 2007 and 2008 free cash flow targets for GrafTech as a whole under the ICP, the vesting of one-third of the October 23, 2006 awards accelerated and vested on each of February 29, 2008 and February 27, 2009. The remaining one-third of these awards time vested February 26, 2010. Further, because GrafTech met its 2008 and 2009 free cash flow targets for GrafTech as a whole under the ICP, one-third of the October 4, 2007 awards vested on each of February 27, 2009 and February 26, 2010.

(3)	The market value of restricted shares or performance shares of stock that have not vested (as shown above) was computed based on $15.55 per share, the closing price on the NYSE of GrafTech’s stock as of December 31, 2009.
(4)	The shares in this column include shares of performance share restricted stock granted on October 4, 2007. One-third of these shares vest on an annual basis each February beginning February 2009 but only if the applicable annual performance target for the immediately preceding year has been achieved. If the annual performance target for a particular year is not achieved, then the entire one-third of the October 4, 2007 restricted stock grant shall be forfeited. Because GrafTech achieved the applicable performance targets for 2008 and 2009, one-third of these shares vested on each of February 27, 2009 and February 26, 2010.

The shares in this column also include the target award number of performance share units granted in December 2008 and December 2009 pursuant to the 2005 Plan. These performance shares vest solely on the attainment of free cash flow or other performance targets established by the Compensation Committee or our Board. The December 2008 target award is subject to upward or downward adjustment as follows: By February 28 of each of 2010, 2011, and 2012, one-third of the target award will be multiplied by a percentage reflecting the degree to which the performance criteria established by the Compensation Committee for such performance year have been achieved. The resulting number of performance shares will be set aside as unvested Earned Shares for the participant as of the date of such determination; provided, that the individual is still employed on such date. Subject to applicable terms of the award agreements, the December 2008 performance shares do not vest until February 2012. If the annual performance target for a particular year is not achieved, then the entire one-third of the December 2008 performance share award applicable to that year will be forfeited. The December 2009 target award is subject to upward or downward adjustment as described in footnote 2 under “Grants of Plan Based Awards in Fiscal Year Ended December 31, 2009” above.

On December 10, 2009, our named executive officers were granted options to purchase the number of shares of our common stock set forth above with an exercise price at fair market value as of the date of grant. All such options have a 10 year term and become exercisable as to one-third of the respective option on each of the first three anniversaries of the date of grant (i.e. December 10, 2010, 2011, and 2012).

Option Exercises and Stock Vested At Fiscal Year-End December 31, 2009

The following table shows the number of shares acquired upon exercise of options and shares of restricted stock that vested, in each case, in the fiscal year ending December 31, 2009 and the value of the stock realized on the date of exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig S. Shular	30,000	60,387	68,999	389,844
Mark R. Widmar	—	n/a	47,000	397,050
Petrus J. Barnard	—	n/a	24,666	139,363
Hermanus L. Pretorius	—	n/a	10,666	60,263
John D. Moran	—	n/a	7,767	61,420

(1)

As to all named executive officers, the shares vested and value realized included one-third of the restricted stock awards granted to them in October 2006, which time vested in February 2009, and one-third of the performance share awards granted in October 2007 which were earned and became vested based on achievement of 2009 performance objectives. As to Messrs. Widmar and Moran, the shares vested and value realized also include one-third of the restricted stock awards granted to them in May 2006, which vested in May 2009. The value realized is based on the per share closing price of a share of GrafTech stock on the NYSE as of the applicable date of vesting.

Pension Benefits At Fiscal Year-End December 31, 2009

The following table shows the number of years of service credited to our named executive officers under the Retirement Plan, which has been frozen, including the number of such years credited for service with Union Carbide and its affiliates, as well as the present value of the executives’ benefits and payments made to the executives in the last fiscal year. The terms of the Retirement Plan are described below the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
Craig S. Shular	UCAR Carbon Retirement Plan	8	(2)	137,794	(3)	None
Mark R. Widmar	n/a
Petrus J. Barnard	UCAR Carbon Retirement Plan	31	(4)	1,098,128	(5)	None
Hermanus L. Pretorius	n/a
John D. Moran	n/a

(1)	The present values have been computed using an interest rate of 5.69% using a RP2000 table with mortality improvement projected to 2009 as of December 31, 2009, which is the same pension plan measurement dated used for our financial reporting purposes.
(2)	Includes for Mr. Shular 3.5 years of prior service with Union Carbide or its affiliates and 4 years of service with GrafTech through the Second Benefit Freeze Date, as defined below.
(3)	Mr. Shular’s benefit has been valued assuming retirement at age 62, the earliest time at which Mr. Shular may retire without any benefit reduction due to age.
(4)	For purposes of computing the accumulated benefit used to determine the present value above, Mr. Barnard was credited with three additional years of service and age in connection with a voluntary and selective severance program in which Mr. Barnard participated in 2003
(5)	For Mr. Barnard, who was not an employee from April 2003 through April 2005, the benefit has been valued based on a suspended retirement benefit payable as an annuity.

For further information concerning our pension plan, including assumptions and estimates used in projecting pension costs and projected benefit obligations, see Note 13-Retirement Plans and Post-Retirement Benefits contained in GrafTech’s 2009 Consolidated Financial Statements for the period ended December 31, 2009.

Nonqualified Deferred Compensation At Fiscal Year-End December 31, 2009

The following table shows the executive contributions, our contributions, earnings, and year-end account balances for our named executive officers in the Compensation Deferral Plan, which is an unfunded, unsecured deferred compensation plan. The terms of the Compensation Deferral Plan are described below the table.

Name	Executive Contributions $ (1)	Company Contributions $ (2)	Earnings $ (3)	Balance 12/31/2009 $ (4)(5)
Craig S. Shular	61,904	61,904	946,575	4,808,110
Mark R. Widmar	21,040	21,040	32,844	141,452
Petrus J. Barnard	23,398	23,325	33,026	184,705
Hermanus L. Pretorius	12,420	12,420	43,158	507,056
John D. Moran	66,866	3,086	111,007	268,949

(1)	The amounts listed in this column include amounts that were also reported as “Salary” in the Summary Compensation Table above. For Mr. Moran $49,200 of the amount listed in this column represents a portion of his 2008 ICP payout which was received in 2009 and was deferred by Mr. Moran under the Compensation Deferral Plan.
(2)	The amounts listed in this column were also reported in the “All Other Compensation” column of the Summary Compensation Table above and consist of “Employer Matching Contribution on Excess Deferrals” and “Employer Contribution to Compensation Deferral Plan” reported in the “All Other Compensation” table under those columns. The amounts in this column do not include company contributions made in 2010 with respect to 2009 salary or ICP amounts paid in 2010. Contributions attributable to 2009 salary that were made in 2010 were: for Mr. Shular, $1,418; for Mr. Widmar, $768; for Mr. Barnard, $865; for Mr. Pretorius, $531; and for Mr. Moran $632.
(3)	The amounts listed in this column were not included in the Summary Compensation Table above because none of the earnings were “above market” or “preferential.” Earnings are based on the performance of investments available under the Compensation Deferral Plan, which are “notional” investments, including any interest and dividends paid on the investments.
(4)	Effective in 2001 and 2003, our three nonqualified defined benefit retirement plans, which were designed to provide benefits that could not be paid under the qualified Retirement Plan because of IRS limits, were frozen. With certain exceptions, amounts equal to the lump sum actuarial values of the benefits accrued by the participants in those nonqualified plans were added to the respective participants’ accounts in the Compensation Deferral Plan (these allocations are referred to as the “Frozen Lump Sums”). As to Mr. Shular, $2,993,141 was previously transferred to his deferred compensation account which represented the lump sum actuarial value of his accrued benefit based on 26 years of service, which included credit for 22.5 years of prior service with Union Carbide, offset by the amount of benefits receivable under the Union Carbide Retirement Program (See “Pension Benefits” above). During a period of time when Mr. Pretorius was working as a foreign employee at one of our international locations, he participated in a non-qualified non-funded foreign retirement program which provided for the equivalent benefits of the pension plan in place in the local jurisdiction of his employment. Subsequent to his relocation to the United States in 2009, an amount equal to the benefit that he had earned, or $331,307, was credited to his account in our deferred compensation plan. This amount is not funded.
(5)	The amounts listed in this column include amounts previously reported in prior years’ summary compensation tables for the following executives: for Mr. Shular, $543,027, for Mr. Widmar, $78,717, for Mr. Barnard, $111,758, and for Mr. Pretorius, $66,468.

Our named executive officers all participate in our non-qualified Compensation Deferral Plan. Under the Compensation Deferral Plan, participants are able to defer up to 85.0% of their ICP compensation, up to 50.0% of their base salary, and up to 50.0% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2009, such amount was $245,000) (i.e., their “Excess Deferrals”). In addition, each calendar quarter, we make a matching contribution in shares of our common stock equal to 100.0% of the first 3.0% and 50.0% of the next 2.0% of participants’ Excess Deferrals. Participants were also credited with additional company allocations equal to 1.0% of their compensation in excess of the amount that may be considered under the Savings Plan. Participants are immediately vested in the matching allocation, but are not vested in the other company allocation until they have completed five years of service.

Deferrals and contributions to the Compensation Deferral Plan are credited with a rate of return based on the performance of various funds selected by the participants from indices which are designated by the plan administrator. These funds include a fund that tracks the value of our common stock. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants are credited with both their deferrals and our additions, as well as the rate of return on the funds selected by the participants for those amounts. Frozen Lump Sums and their earnings are held in notional investment accounts selected by the employee.

Distributions of account balances from the Compensation Deferral Plan are generally made in January following retirement or other termination of employment or, if elected by the participant, upon a future date specified by the participant, except that Frozen Lump Sums and company allocations may not be distributed prior to age 50. Participants may also elect to have their account balances distributed upon a change in control. For purposes of the Compensation Deferral Plan, a change in control is generally defined in accordance with requirements of the American Jobs Creation Act of 2004 for amounts deferred as noted after December 31, 2004. For amounts accrued and vested as of December 31, 2004, the definition of a change in control is described in “Potential Payments on Termination or Change in Control.” The Compensation Deferral Plan is intended to comply with Section 409A of the Code governing deferred compensation arrangements except that amounts that were contributed to the Compensation Deferral Plan and fully vested by December 31, 2004, including all of the Frozen Lump Sums, are not subject to the restrictions of Section 409A. Amounts under the Compensation Deferral Plan are generally payable in a lump sum payment although participants may elect to have their accounts payable in annual installments instead.

Benefit Security

Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the Retirement Plan and the Savings Plan and except for payments out of grantor trusts or funded by the purchase of annuities.

Potential Payments on Termination or Change in Control

Payments on Termination Regardless of Change in Control-Double Trigger Agreements

Each named executive officer, other than Mr. Moran, entered into a severance compensation agreement with us that applies only when there is (i) a change in control of our company and (ii) the executive’s employment is terminated in connection with or following such change in control. Both a change in control and corresponding executive termination must occur to trigger payment of the benefits under the agreement.

Under each of the agreements, if a named executive officer’s employment is terminated due to a Termination for Cause or by the named executive officer other than with Good Reason for Resignation (each, as defined in the agreement), he or she will be paid his or her full base salary and accrued vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid, and all unvested shares of restricted stock will be forfeited.

If the named executive officer’s employment is terminated due to Retirement (as defined in the agreement) or death, the executive’s benefits will be determined in accordance with our retirement and insurance programs then in effect. In addition, unvested shares of restricted stock will be forfeited upon Retirement or death.

Payments on Terminations following a Change in Control

Under each of the agreements, upon termination or while disabled following a change in control (as defined below), the named executive officer is entitled to certain benefits. If the named executive officer’s employment is terminated subsequent to a change in control (a) by us other than for Retirement, death, Disability (as defined in the agreement) or Termination for Cause or (b) by the executive for Good Reason for Resignation, then the executive is entitled to the benefits described below:

•	accrued salary and vacation pay through the date of termination;

•	accrued ICP compensation at target for the prior year if not previously paid plus a prorated portion of the targeted ICP compensation for the year of termination;

•	a severance payment equal to 2.99 multiplied by the sum of the following amounts:

•	the greater of the named executive officer’s annual base salary immediately prior to the date of termination or immediately prior to the change in control; plus

•

the greater of the amount of the named executive officer’s target ICP (or comparable compensation payment) for the year in which the date of termination occurs or for the year in which the change in control occurs;

•	with respect to our named executive officers other than Mr. Pretorius:

•	extended health, life and disability insurance coverage; and

•

reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance exceeds three times the executive’s “base amount” (as determined pursuant to section 280G of the Code) by more than $50,000; and

•	accelerated vesting of unvested options and shares of restricted stock.

During any period prior to the date of termination that the named executive officer is Disabled, the executive will continue to receive his or her base salary at the rate in effect at the commencement of the Disability period, together with all other compensation and benefits that are payable or provided under our benefit plans, including our disability plans. After the date of termination for Disability, the executive’s benefits shall be determined in accordance with any retirement plan, insurance and other applicable programs. The compensation and benefits, other than salary, payable or provided under the agreement by reason of a Disability will be the greater of (x) the amounts computed under any retirement plan, disability benefit plans, insurance and other applicable programs in effect immediately prior to a change in control and (y) the amounts computed under any retirement plan, disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid.

Under the terms of applicable agreements, all unvested equity awards will become vested upon the occurrence of a change in control. Further, we have the right to cancel substantially all outstanding options in the event of a change in control, in which case we are required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares.

For purposes of the agreements with our named executive officers, a change in control generally occurs on:

•

the date on which any person or group becomes the beneficial owner of 15% or more of our then issued and outstanding common stock or voting securities (not including securities held by our employee benefit plans or related trusts);

•

the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 15% or more of our then issued and outstanding common stock or voting securities (not including securities held by our employee benefit plans or related trusts);

•

the date, at the end of any two-year period, on which individuals, who at the beginning of such period were our directors, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of our Board;

•	the date on which our stockholders approve a complete liquidation or dissolution of our company; or

•	the date on which we consummate certain reorganizations, mergers, asset sales or similar transactions.

Prior to signing the Seadrift Merger Agreement and the C/G Merger Agreement, the 2005 Plan was amended to provide that awards granted under the 2005 Plan that are deferred compensation subject to

Section 409A of the Code would not be distributable upon a change in control other than a change in control that also qualified as a “change in the ownership or effective control” of GrafTech within the meaning of Section 409A of the Code. Nevertheless, the awards will vest upon a “change of control” as defined above.

The consummation of the transactions contemplated by the Seadrift Merger Agreement and the C/G Merger Agreement will not constitute a change in control for purposes of any of the agreements or any of our equity incentive, deferred compensation or other plans.

Amounts deferred under the Compensation Deferral Plan become immediately payable upon a change in control if the participant elected to receive payment of deferred amounts upon a change in control. All other payments under the Compensation Deferral Plan will be distributed in accordance with the elections of the executive, which may include payments of all or some of the deferred amounts upon termination of employment. Change in control for purposes of amounts deferred or vested under the Compensation Deferral Plan after December 31, 2004 must constitute a change in ownership or effective control within the meaning of Section 409A of the Code.

“Good Reason for Resignation” includes certain changes in the named executive officer’s status or position, reductions in the level of reporting responsibility, diminution of duties or responsibilities, reductions in compensation or benefits, relocation, failure of a successor to assume the severance agreement, and failure to pay certain earned compensation.

Assuming a change in control occurred in 2009 and the employment of each of our named executive officers had either terminated due to the named executive officer’s having Good Reason for Resignation or had been terminated by GrafTech or its successor on December 31, 2009, other than for Retirement, death, Disability or a Termination for Cause, they would have been entitled to the payments and benefits listed in the table below. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions, are rounded to the nearest thousand and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

Name	Severance Payment Based on Salary ($)	Severance Payment Based on Incentive Compensation ($)	Payment on Stock Option Cancellation ($) (1)	Restricted Stock Vesting ($) (1)	Performance Share Vesting ($) (1)	Value of Health, Life and Disability Insurance Benefits ($) (2)	Payout of Non-qualified Deferred Compensation (3)	Total ($)
Craig S. Shular	1,885,000	1,476,000	3,232,000	1,125,000	4,038,000	51,000	4,150,000	15,957,000
Mark R. Widmar	1,021,000	548,000	—	532,000	1,337,000	45,000	74,000	3,557,000
Petrus J. Barnard	1,149,000	597,000	1,730,000	402,000	1,317,000	46,000	185,000	5,426,000
Hermanus L. Pretorius	706,000	381,000	100,000	164,000	606,000	—	507,000	2,464,000
John D. Moran	—	—	—	107,000	354,000	—	269,000	730,000

(1)	The value in the “Payment on Stock Option Cancellation,” “Restricted Stock Vesting” and “Performance Share Vesting” columns assumes a fair market value of $15.55 on December 31, 2009.
(2)	The value of the medical benefits was determined applying the maximum monthly premiums we charge former employees for continuation coverage of medical benefits under COBRA (presently $1,029 per month). In calculating disability insurance benefits, the value of the short-term disability benefits (which is a self-insured plan) were assumed to be the same as the premiums for long-term disability (which is provided by a third party insurance provider), increased to reflect administrative costs.
(3)	Amounts in this column include all amounts payable on a termination and/or change in control pursuant to executives’ elections, which are made on an annual basis with respect to the next year’s deferral election.

We concluded that there would be no tax gross-up on the hypothetical termination payments upon change in control presented above based on the facts and circumstances and taking the following into account:

•	the sum of base salary rate in effect on December 31, 2009 (not reduced by reason of the Salary Reduction Program) and target incentive compensation multiplied by 2.99;

•	the value of the 4 month acceleration of the incentive payment payable for 2009;

•	health and dental insurance assuming family coverage (without reduction to present value);

•	other insurance coverage such as life and disability coverage assuming certain insurance rates described in footnote (2) to the table above (without reduction to present value);

•	the value of the accelerated vesting of the options and the restricted stock (which value may be lower than the actual value of the options and the restricted stock listed in the table above);

•	a 41% income tax rate assumed; and

•	a 5% interest rate for purposes of calculating present value rates for accelerated payments.

Payments on Termination Prior to a Change in Control

The Severance Compensation Agreements do not give our named executive officers any specific rights following a termination prior to a change in control (a) by GrafTech other than for Retirement, death, Disability or Termination for Cause or (b) by the executive for Good Reason or for Resignation. Each named executive officer is, however, entitled to receive his or her accrued base salary and vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid if his or her employment is terminated prior to a change in control. All unvested shares of restricted stock will be forfeited upon a termination of employment by GrafTech or the executive for any reason.

Other Compensation Arrangements

All of our regular, full-time U.S. employees, including eligible named executive officers, are eligible to participate in the Savings Plan. Assets in the Savings Plan are held in four types of accounts: an after-tax account to which participants may make contributions on an after-tax basis; a before-tax account to which participants may make contributions on a pre-tax basis; a company contribution account to which matching contributions are allocated; and an employer contribution account to which certain additional company contributions are allocated. The maximum employee contribution (pre-tax and after-tax combined) for any year for any participant is 50.0% of such participant’s compensation (subject to statutory limits).

We make a matching contribution to the Savings Plan, in the form of shares of our common stock, for each participant who elects to contribute to the Savings Plan. The matching contribution is 100.0% of the first 3.0% of compensation and 50.0% of the next 2.0% of compensation that a participant contributes. Matching contributions under the Savings Plan are fully vested at all times. In addition to matching contributions, we make employer contributions to the Savings Plan each year equal to 1% of a participant’s eligible compensation. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service.

Contributions to the Savings Plan are invested, as the employee directs, in various funds offered under the Savings Plan from time to time, including a fund that invests entirely in our common stock. Amounts invested under the Savings Plan, including amounts in our common stock fund, may be switched into another investment option at any time subject to applicable insider trading policies. The account balances of participants reflect both their contributions and our contributions as well as the investment performance of the investments in which those amounts are invested. Distributions of account balances from the Savings Plan are generally made upon retirement or other termination of employment, unless deferred by the participant.

Director Compensation for 2009

The following table summarizes the annual cash and equity compensation payable to our directors (other than employee directors) during 2009. Employee directors do not receive compensation for rendering services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Randy W. Carson	—	82,734	29,888	112,622
Mary B. Cranston	77,500	80,000	—	157,500
Harold E. Layman	—	135,000	—	135,000
Ferrell P. McClean	30,000	103,500	—	133,500
Michael C. Nahl	72,500	80,000	—	152,500
Frank A. Riddick III (2)	57,500	80,000	—	137,500

(1)	The grant date fair value of stock award and option awards was determined in accordance with FASB ASC Topic 718. See Note 14 of the Consolidated Financial Statements of GrafTech for the year ended December 31, 2009, for an explanation of the assumptions made in the valuation of these awards.
(2)	Mr. Riddick elected not to stand for re-election as a director at the 2010 Annual Meeting of Stockholders.

At December 31, 2009 outstanding stock awards, comprised of unvested restricted stock and deferred stock units, and option awards, were:

Name	Outstanding Stock Awards (# of shares)	Outstanding Option Awards (# of shares)
Randy W. Carson	7.063	5,000
Mary B. Cranston	10,257	49,531
Harold E. Layman	28,852	18,635
Ferrell P. McClean	12,245	26,621
Michael C. Nahl	10,257	47,030
Frank A. Riddick III (1)	10,257	5,921

(1)	Mr. Riddick elected not to stand for re-election as a director at the 2010 Annual Meeting of Stockholders.

Holdings at December 31, 2009 do not include stock awards issued in January 2010, as payment in lieu of cash, for 2009 meeting fees.

The philosophy of our Board is to compensate non-employee directors in a manner and an amount that enables us to:

•	attract and retain qualified and experienced individuals;

•	motivate them to devote time and effort to GrafTech; and

•	align the interests of our Board members with the interests of stockholders.

Our Board seeks to implement this philosophy through a combination of cash payments and stock-based incentives that achieves an appropriate total compensation level. Competition for and retention of qualified and experienced directors is particularly intense in the current corporate governance environment.

Annual Fees

Each director who is not an employee of GrafTech is compensated for services as a director by:

•	an annual retainer of $30,000;

•	a meeting fee of $1,500 for each Board meeting attended; and

•	$1,000 for each committee meeting attended, including attendance by telephone.

In addition, the Chairpersons (other than employees of GrafTech) of the Board, the Audit and Finance Committee, the other standing committees, and the Lead or Presiding Director of the Board are compensated for their services by an additional annual retainer of $25,000, $15,000, $5,000, and $20,000, respectively.

Equity Grants

The Compensation Committee has adopted a policy of granting to current non-employee directors, awards with respect to a specified number of shares of our common stock determined annually by the Committee (the “Annual Grant”). For 2005, 2006 and 2007, the Annual Grant consisted of awards of 5,000 restricted shares of our common stock. Beginning in 2008, the Annual Grant is that number of restricted shares with a market value of $80,000 measured by the price of the last trade at closing of the NYSE as close as practical before the date of such grant. Prior to 2005, stock options were granted to non-employee directors in accordance with then applicable policies. All of the restricted shares and options granted to non-employee directors generally vest one year after the date of grant, so long as the director is then serving as a director. The exercise price per share of any options granted has been the fair market value on the date of grant (as defined under the relevant stock-based incentive plan). Vested options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the date the director ceases to be a director. Other terms relating to these options are the same as those relating to options granted to management employees as described in “Grants of Plan Based Awards—Equity Plans.”

Non-employee directors may elect to receive deferred stock units in lieu of some or all of their retainers, accrued meeting fees for services, and annual restricted stock grants. Each deferred stock unit represents a share of our common stock, which has been awarded to a recipient for delivery at a later date, and which, once vested, is not subject to forfeiture. It is intended that the value (based on fair market values described above) and vesting of the deferred stock awarded approximate the amount and timing of retainers and fees that would otherwise be paid. Vesting accelerates upon the occurrence of a change in control (as defined in “Potential Payments on Termination or Change in Control”), upon death or at the election of our Board or the Compensation Committee. Delivery of our common stock represented by the deferred stock units will be made on the earliest of a date specified by the recipient (that is in a year after the year during which the election is made), the date on which a change in control (as defined in the Compensation Deferral Plan) occurs, the recipient’s death, or the fifth anniversary of the date on which the recipient ceases to be a director. The value for 2009 of the deferred stock units granted to directors in 2009 was reported in the “Stock Awards” column of the “Directors Compensation” table above.

Other Compensation

In addition to the amounts described above, all directors are entitled to reimbursement for expenses (including for first class travel) incurred in rendering services as directors. Our Board has in the past awarded, and the Compensation Committee may in the future award, additional cash-or stock-based compensation to one or more directors for special services rendered to us. No additional compensation was awarded in the year ending December 31, 2009.

Currently, our Board has adopted guidelines for ownership of common stock by its directors. Compliance with the guidelines is voluntary. Under the guidelines, each non-employee director should, within a reasonable period of time after election as a director, own shares of our common stock with a market value equal to at least three times his or her annual retainer.

Equity Compensation Plan Information

The following table sets forth certain information relating to the shares of common stock that may be issued under our stock-based incentive plans at December 31, 2009.

Plan Category	A	B	C
	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders (1)	2,609,115	10.14	4,892,919
Equity compensation plans not approved by stockholders (2)	451,800	8.85	—

Total	3,060,915	9.75	4,892,919

(1)	Includes outstanding awards under the Management Stock Incentive Plan (Original Version), a portion of the reserved shares under the Management Stock Incentive Plan (Senior Version), and all shares reserved for issuance under the 2005 Plan. For a description of the material terms of these plans, see “Equity Plans” above. New awards may only be made under the 2005 Plan; shares under other plans are reserved for the exercise of outstanding options only.
(2)	Includes outstanding awards under prior equity plans. For a description of the material terms of these plans, see “Equity Plans” above.
(3)	The weighted average term to expiration is approximately 4.24 years.

Related Party Transactions

Other than the Seadrift Merger Agreement, confidentiality agreements between GrafTech and Seadrift, and the agreements which grant to us certain rights in relation to our 18.9% equity in Seadrift which we obtained in connection with the purchase thereof in June 2008 and the agreements relating to the loan to Seadrift of $6.0 million in July 2009, all as described elsewhere in this prospectus, we have not engaged in or been a party to any other material transactions with affiliates or related parties except for transactions with our current or former subsidiaries and compensatory transactions with directors and officers (including severance compensation agreements, director indemnification agreements, employee benefits, equity awards and compensation deferral).

DESCRIPTION OF NEW GRAFTECH CAPITAL STOCK

The following description is only a summary of the material provisions of New GrafTech’s Amended and Restated Certificate of Incorporation (as will be filed in connection with, and in effect upon consummation of, the GTI Merger) and New GrafTech’s Amended and Restated By-Laws (as will be in effect upon consummation of the GTI Merger) and specified provisions of Delaware law, in each case to the extent that they relate to New GrafTech common stock and preferred stock. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each of these documents. These documents may be amended from time to time. Each of these documents (other than such provisions of Delaware law) has been filed as an exhibit to this registration statement. You should read each of these documents because they, not this description, define your rights as stockholders.

General

Our authorized capital stock consists of 225,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

The holders of shares of our common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to the holders of shares of preferred stock, the holders of more than 50% of the shares of common stock voting for the election of directors are able to elect all of the directors and the holders of the remaining shares of common stock will not be able to elect any director.

Subject to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of our common stock are entitled to receive ratably all of our assets (including cash, securities and other property) distributed upon a liquidation, dissolution or winding up of us.

The holders of shares of our common stock do not have any preemptive, subscription, redemption or sinking fund rights (other than the preferred share purchase rights).

The outstanding shares of our common stock will be duly authorized, validly issued, fully paid and nonassessable. This means that you will have paid the full purchase price for your shares and you will not be assessed any additional amount for your shares.

The outstanding shares of our common stock will be, upon official notice of issuance, listed on the NYSE under the symbol “GTI.” The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

Preferred Stock

Our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix all rights, preferences, privileges and powers thereof, and all qualifications, limitations and restrictions thereon, without approval of stockholders, including:

•	the designation of each series;

•	number of shares in each series;

•	the optional and mandatory repurchase and redemption rights of each series (including sinking fund and share retirement provisions), if any;

•	the liquidation preference of each series (including liquidation premiums and treatment of a merger, asset sale and other business combination as a liquidation), if any;

•	mandatory and optional conversion and exchange rights of each series (including anti-dilution protection), if any;

•	the restrictions on authorization or issuance of shares in the same series or any other series;

•	the relative ranking (as to dividends, distributions, redemption, repurchase, liquidation preferences and other rights) of each series in respect of each other series and the common stock, if any;

•	the preemptive and subscription rights of each series, if any; and

•

the voting rights of each series (including class voting rights, director nomination and election rights, cumulative voting rights and disproportionate voting rights as relative to the common stock or each other series), if any.

Such rights, privileges, preferences, powers, qualifications, limitations and restrictions will be set forth in a certificate of designations adopted by our Board of Directors and filed with the Secretary of State of the State of Delaware, whereupon it will become part of our Amended and Restated Certificate of Incorporation.

To the extent that applicable law or the applicable certificate of designations provides that holders of shares of a series of preferred stock are entitled to voting rights, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.

Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon a liquidation, dissolution or winding up.

Certain Effects of Authorized and Unissued Stock

The unissued shares of authorized capital stock may be issued for a variety of proper corporate purposes, including acquisitions, compensation and incentive plans, and future public or private offerings to raise additional capital. One of the effects of the existence of such unissued shares may be to enable our Board of Directors to discourage or prevent a potential acquisition or takeover (by means of a tender or exchange offer, proxy contest or otherwise) and thereby to protect the continuity of our management. The issuance of shares of preferred stock, whether or not related to any acquisition or takeover attempt, may adversely affect the rights of the holders of shares of our common stock.

Certain Charter and Statutory Provisions

Certain provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and Delaware law may:

•	limit the ultimate liability of our directors and executive officers for breaches of certain of their duties to us and our stockholders; and

•

discourage or prevent a potential acquisition or takeover (by means of a proxy contest, tender or exchange offer, or otherwise) and consideration of stockholder proposals (such as proposals regarding reorganization, restructuring, liquidation or sale of all or a substantial part of our assets).

Elimination of Director Liability

Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, our Amended and Restated Certificate of Incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to us and our stockholders. This provision does not, however, eliminate liability for:

•	breaches of the duty of loyalty to us and our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	transactions from which improper personal benefit is derived; and

•	unlawful declaration of dividends or repurchases or redemptions of shares of capital stock.

This provision applies to officers only if they are directors and are acting in their capacity as directors. Although the issue has not been determined by any court, this provision may have no effect on claims arising under federal securities laws. This provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, this provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.

Statutory Provisions Regarding Business Combinations

We are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits an “interested stockholder” from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

•

prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•

on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Section 203 defines a “business combination” to generally include:

•	any merger or consolidation involving the corporation and an interested stockholder;

•	any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

•

any transaction involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or

•	the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 generally defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification of Directors and Officers

Our Amended and Restated By-Laws provide that we shall:

•

indemnify each person who is or was involved in any legal proceeding because he is or was a director or officer (or is or was serving at our request as a director, officer, partner, member, manager, employee, agent or trustee of another entity) against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by him or her in connection therewith; and

•	pay the expenses incurred in defending such proceeding in advance of its final disposition,

•	in each case, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent that the provisions of Delaware law so authorizing are broadened, as it may be amended).

Our Amended and Restated By-Laws further provide that:

•	persons entitled to indemnification may bring suit against us to recover indemnification or payments claimed to be due thereunder;

•	if the suit is successful, the expense of bringing the suit will be paid by us;

•

while it is a defense to the suit that the claimant has not met the standards of conduct making indemnification or payment permissible under Delaware law, the burden of proving the defense will be on us; and

•

that neither the failure of our Board of Directors to have made a determination that indemnification is proper nor its affirmative determination that indemnification is improper will be a defense to the suit or create a presumption that the claimant has not met such standards of conduct.

In addition, our Amended and Restated By-Laws provide that:

•	the rights to indemnification and payment of expenses so provided are not exclusive of any other similar right that any person may have or acquire under any statute or otherwise;

•	We have the right to enter into indemnification contracts or otherwise arrange for indemnification of directors and officers that may be broader than the indemnification so provided; and

•

We may maintain, at our expense, insurance to protect us and our directors and officers against any expense, liability or loss, whether or not we would have the power to indemnify such directors and officers, against such expense, liability or loss under our Amended and Restated By-Laws or Delaware law.

We currently maintains a policy providing up to $75 million of insurance to our directors and officers against certain losses and expenses arising out of certain claims, including claims arising in connection with this offering.

Other Provisions

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that:

•	the number of members of our Board of Directors shall consist of that number (not less than three or more than fifteen) as may be fixed from time to time by our Board of Directors;

•

except as otherwise required by Delaware law, directors (other than those elected by the holders of shares of preferred stock, if any) can be removed only for cause and only by the affirmative vote of holders of at least 67% of the voting power of all then outstanding shares of our capital stock entitled to vote generally for the election of directors (the “Voting Stock”); and

•

except as otherwise required by Delaware law, a vacancy on our Board of Directors, including a vacancy created by an increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office (and not by the stockholders unless no directors are then in office).

In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that:

•	stockholders are not permitted to call a special meeting of stockholders or to require our Board of Directors or officers to call such a special meeting;

•

only our Board of Directors acting upon (but only upon) the affirmative vote of that number of directors who would constitute at least a majority of the members of our Board of Directors if there were no vacancies, certain committees of our Board of Directors or the President or the Chief Executive Officer are permitted to call such a special meeting; and

•	stockholder action may be taken only at an annual or special meeting of stockholders and may not be taken by written consent.

These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our Board of Directors, except at an annual meeting.

Our Amended and Restated By-Laws provide that notice of nominations for the election of directors to be made at, and business to be brought before, an annual or special meeting of stockholders by a stockholder must be received by our Secretary not later than 105 or more than 135 days before the meeting (except that, if notice or public disclosure of the meeting is given or made less than 105 days before the meeting, the notice need only be received within 10 days following such notice or public disclosure). A notice regarding any nomination must contain detailed information regarding the stockholder making the nomination and each nominee. A notice regarding any business to be brought before the meeting must contain detailed information regarding the business to be so brought, the reasons for conducting such business at the meeting, the stockholder proposing such business and any material interest of such stockholder in such business. Although such provisions do not give our Board of Directors any power to approve or disapprove stockholder nominations or proposals, they have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by our Amended and Restated By-Laws are not complied with and may have the effect of discouraging a stockholder from conducting a contest or making a proposal.

Our Amended and Restated Certificate of Incorporation authorizes our Board of Directors, in connection with taking any action, to consider factors other than the economic benefit of such action to the stockholders. Such factors include the long-term and short-term interests of our employees, suppliers, creditors and customers and of the communities in which we engage in business.

Amendments

Our Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of 67% of the Voting Stock will be required to amend, modify or repeal any provision of our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws discussed above. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors acting upon (but only upon) the affirmative vote of that number of directors who would constitute at least a majority of the members of our Board of Directors if there were no vacancies, will be able to amend, modify or repeal our Amended and Restated By-Laws.

EXPERTS

The financial statements of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 (including schedules appearing therein) and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as at December 31, 2009 included in this Registration Statement on Form S-4 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Seadrift at December 31, 2009 and 2008, and for the years then ended, and at December 31, 2008 and 2007, and for the years then ended, have been included herein in reliance upon the reports of Alpern Rosenthal, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of C/G at December 31, 2009 and 2008, and for the years then ended, and at December 31, 2008 and 2007, and for the years then ended, have been included herein in reliance upon the reports of Alpern Rosenthal, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

GrafTech files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, or at the SEC’s public reference rooms in New York, New York or Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like GrafTech that make electronic filings with the SEC. The address of that site is www.sec.gov.

New GrafTech filed a registration statement on Form S-4 to register with the SEC the New GrafTech Common Stock to be issued to GrafTech stockholders in exchange for their GrafTech Common Stock. This prospectus is a part of that registration statement and constitutes a prospectus of New GrafTech. In addition, certain filings made by GrafTech with the SEC are exhibits to this prospectus.

You may also find more information by visiting the GrafTech, Seadrift and C/G websites at www.graftech.com, www.seadtriftcoke.com and www.cgelectrodes.com, respectively. No information provided on any of these websites is incorporated into this prospectus or registration statement.

LEGAL MATTERS

Kelley Drye & Warren LLP, special counsel to GrafTech, will pass on the validity of the New GrafTech Common Stock to be issued to GrafTech stockholders in exchange for their GrafTech Common Stock.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act as a process, designed by, or under the supervision of, the chief executive officer and chief financial officer and effected by the board of directors, management and other personnel of a company, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of the company;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and the board of directors; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the company that could have a material effect on its financial statements.

Internal control over financial reporting has inherent limitations which may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or because the level of compliance with related policies or procedures may deteriorate.

Management has conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2009 using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on that assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2009. The effectiveness of the Company’s internal control over financial reporting has been audited by PricewaterhouseCoopers, LLP, our independent registered public accounting firm, as stated in their report which is presented in this Annual Report on Form 10-K.

Date: February 23, 2010

/s/ CRAIG S. SHULAR
Craig S. Shular,
Chief Executive Officer, President and Chairman of the Board

/s/ MARK R. WIDMAR
Mark R. Widmar,
Chief Financial Officer and Vice President

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of GrafTech International Ltd.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ (deficit) equity and cash flows present fairly, in all material respects, the financial position of GrafTech International Ltd. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for convertible debt instruments as of January 1, 2009 (Note 7).

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio

February 23, 2010

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	At December 31, 2008	At December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$11,664	$50,181
Accounts and notes receivable, net of allowance for doubtful accounts of $4,110 at December 31, 2008 and $4,545 at December 31, 2009	146,986	117,620
Inventories	290,397	245,511
Loan to non-consolidated affiliate	—	6,000
Prepaid expenses and other current assets	14,376	9,586

Total current assets	463,423	428,898

Property, plant and equipment	873,932	982,173
Less: accumulated depreciation	536,562	610,182

Net property, plant and equipment	337,370	371,991
Deferred income taxes	1,907	11,437
Goodwill	7,166	9,037
Other assets	12,887	7,298
Investment in non-consolidated affiliate	118,925	63,315
Restricted cash	1,451	632

Total assets	$943,129	$892,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,132	$33,928
Short-term debt	9,347	1,113
Accrued income and other taxes	34,861	38,977
Other accrued liabilities	141,283	106,311

Total current liabilities	240,623	180,329

Long-term debt
Principal	50,328	1,467
Fair value adjustments for hedge instruments	191	—
Unamortized premium (discount)	38	—

Total long term debt	50,557	1,467

Other long-term obligations	118,272	108,267
Deferred income taxes	29,087	25,486
Contingencies—Note 15
Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized at December 31, 2008 and 225,000,000 shares authorized at December 31, 2009, 122,634,854 shares issued at December 31, 2008 and 124,027,399 shares issued at December 31, 2009	1,226	1,240
Additional paid-in capital	1,290,381	1,300,051
Accumulated other comprehensive loss	(355,960)	(305,644)
Accumulated deficit	(317,752)	(305,202)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2008 and December 31, 2009	(112,511)	(112,511)
Less: common stock held in employee benefit and compensation trusts, 55,728 shares at December 31, 2008 and 71,493 shares at December 31, 2009.	(794)	(875)

Total stockholders’ equity	504,590	577,059

Total liabilities and stockholders’ equity	$943,129	$892,608

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	For the year ended, December 31,
	2007	2008	2009
Net sales	$1,004,818	$1,190,238	$659,044
Cost of sales	678,876	756,802	467,939

Gross profit	325,942	433,436	191,105
Research and development	8,550	8,986	10,168
Selling and administrative expenses	92,133	95,757	82,325

Operating income	225,259	328,693	98,612

Equity in losses of and write-down of investment in non-consolidated affiliate	—	36,256	55,488
Other (income) expense, net	(13,470)	11,578	1,868
Interest expense	43,409	19,350	5,609
Interest income	(1,680)	(1,137)	(1,047)

Income from continuing operations before provision for income taxes	197,000	262,646	36,694
Provision for income taxes	48,327	62,131	24,144

Income from continuing operations	148,673	200,515	12,550
(Loss) from discontinued operations, net of tax	(2,432)	—	—

Net income	$146,241	$200,515	$12,550

Basic income per common share:
Income per share from continuing operations	$1.48	$1.80	$0.10
Income (loss) per share from discontinued operations	(0.02)	—	—

Net income per share	$1.46	$1.80	$0.10

Diluted income per common share:
Income per share from continuing operations	$1.39	$1.74	$0.10
Income (loss) per share from discontinued operations	(0.02)	—	—

Net income per share	$1.37	$1.74	$0.10

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the year ended December 31,
	2007	2008	2009
Cash flow from operating activities:
Net income	$146,241	$200,515	$12,550

Adjustments to reconcile net income to cash provided by operations:
(Income) loss from discontinued operations, net of tax	2,432	—	—
Depreciation and amortization	39,005	35,427	32,737
Deferred income taxes	4,213	3,049	(8,846)
Equity in losses of and write down of investment in non-consolidated affiliate	—	36,256	55,489
Post retirement and pension plan changes	(5,637)	7,034	6,395
Gain on redemption of Debentures	—	(4,060)	—
Currency losses (gains)	3,605	(7,681)	629
Stock based compensation, including incentive compensation paid in company stock	4,507	4,903	6,845
Interest expense	10,852	7,776	1,366
Gain on sale of assets	(29,861)	(52)	(1,143)
Other charges (credits), net	9,444	(831)	7,606
Dividends from non-consolidated affiliate	—	553	122
(Increase) decrease in working capital (see * on next page)	(36,676)	(19,919)	67,608
(Increase) in long-term assets and liabilities	(17,353)	(14,334)	(11,029)

Net cash provided by operating activities	130,772	248,636	170,329

Cash flow from investing activities:
Capital expenditures	(50,817)	(71,954)	(56,220)
Investment in and loan to non-consolidated affiliate	—	(136,467)	(6,000)
Patent capitalization	(659)	—	—
(Payments) proceeds from derivative instruments	(144)	(1,731)	984
Proceeds from sale of assets	29,745	198	164
Proceeds from sale of discontinued operations net of purchase price adjustments	(2,794)	—	—
Net change in restricted cash	(1,547)	96	819
Other	(309)	—	143

Net cash provided by (used in) investing activities	(26,525)	(209,858)	(60,110)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	414	9,699	(8,128)
Revolving Facility borrowings	241,625	180,000	124,715
Revolving Facility reductions	(241,922)	(150,000)	(155,231)
Proceeds from long-term debt	—	—	1,837
Principal payments on long-term debt	(234,310)	(179,674)	(20,041)
Supply chain financing	—	30,115	(15,711)
Proceeds from exercise of stock options	22,994	37,162	651
Purchase of treasury shares	—	(21,216)	—
Excess tax benefit from stock-based compensation	8,372	14,327	124
Long-term financing obligation	2,940	(628)	(1,091)

Net cash used in financing activities	(199,887)	(80,215)	(72,875)

Net increase (decrease) in cash and cash equivalents	(95,640)	(41,437)	37,344

Effect of exchange rate changes on cash and cash equivalents	864	(1,640)	1,173

Cash and cash equivalents at beginning of period	149,517	54,741	11,664

Cash and cash equivalents at end of period	$54,741	$11,664	$50,181

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

	For the year ended December 31,
	2007	2008	2009
Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest	$41,322	$18,693	$5,413
Income taxes	51,262	39,880	32,707
Non-cash operating, investing and financing activities:
Common stock issued to savings and pension plan trusts	2,784	2,680	2,474

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$16,309	$(25,530)	$58,210
Effect of factoring of accounts receivable	276	24,299	(24,268)
Inventories	(27,277)	(29,278)	69,630
Prepaid expenses and other current assets	422	252	904
Payment for antitrust investigations and related lawsuits and claims	(5,380)	—	—
Restructuring payments	(6,884)	(922)	(35)
(Decrease) increase in accounts payables and accruals	(4,903)	19,940	(35,908)
(Decrease) in interest payable	(9,239)	(8,680)	(925)

(Increase) decrease in working capital	$(36,676)	$(19,919)	$67,608

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY

(Dollars in thousands, except share data)

	Issued Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Common Stock Held in Employee Benefit & Compensation Trust	Total Stockholders’ (Deficit) Equity	Total Comprehensive Income (Loss)
Balance at January 1, 2007	101,433,949	$1,026	$987,326	$(312,763)	$(664,294)	$(85,197)	$(6,856)	$(80,758)

Comprehensive income (loss):
Net income	—	—	—	—	146,241	—	—	146,241	$146,241
Adjustment to initially adopt FIN 48	—	—	—	—	(214)	—	—	(214)	(214)
Other comprehensive income:
Pension and post-retirement adjustments, net of tax of $2,187	—	—	—	2,879	—	—	—	2,879	2,879
Unrealized losses on securities	—	—	—	(80)	—	—	—	(80)	(80)
Foreign currency translation adjustments	—	—	—	31,648	—	—	—	31,648	31,648
Total comprehensive income									$180,474
Stock-based compensation	695,407	—	4,506	—	—	—	—	4,506
Stock held in employee benefit and compensation trusts	—	—	—	—	—	—	21	21
Common stock issued to savings and pension plan trusts	235,510	17	2,767	—	—	—	—	2,784
Sale of common stock under stock options	2,804,641	9	31,366	—	—	—	—	31,375
Balance at December 31, 2007	105,169,507	$1,052	$1,025,965	$(278,316)	$(518,267)	$(85,197)	$(6,835)	$138,402

Comprehensive income (loss):
Net income	—	—	—	—	200,515	—	—	200,515	$200,515
Other comprehensive income:
Pension and post-retirement adjustments, net of tax of $929	—	—	—	(20,216)	—	—	—	(20,216)	(20,216)
Unrealized losses on securities	—	—	—	(1,908)	—	—	—	(1,908)	(1,908)
Foreign currency translation adjustments	—	—	—	(55,520)	—	—	—	(55,520)	(55,520)
Total comprehensive income									$122,871
Treasury stock	—				—	(27,263)		(27,263)
Derecognition of Debentures	13,559,604	136	205,851					205,987
Stock-based compensation	522,623	5	4,903	—	—	(51)	—	4,857
Stock held in employee benefit and compensation trusts	—	—	—	—	—	—	6,041	6,041
Common stock issued to savings and pension plan trusts	202,291	2	2,678	—	—	—	—	2,680
Sale of common stock under stock options	3,180,829	31	50,984	—	—	—	—	51,015
Balance at December 31, 2008	122,634,854	$1,226	$1,290,381	$(355,960)	$(317,752)	$(112,511)	$(794)	$504,590

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY—(Continued)

(Dollars in thousands, except share data)

	Issued Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Common Stock Held in Employee Benefit & Compensation Trust	Total Stockholders’ (Deficit) Equity	Total Comprehensive Income (Loss)
Comprehensive income (loss):
Net income	—	—	—	—	12,550	—	—	12,550	$12,550
Other comprehensive income:
Pension and post-retirement adjustments, net of tax of $80				1,922				1,922	1,922
Unrealized losses on securities, net of tax of $319				1,116				1,116	1,116
Foreign currency translation adjustments				47,278				47,278	47,278
Total comprehensive income									$62,866
Treasury stock								—
Stock-based compensation	464,205	4	2,904					2,908
Shares issued in lieu of cash for incentive compensation	592,536	6	3,644					3,650
Common stock issued to savings and pension plan trusts	275,804	3	2,471				(81)	2,393
Sale of common stock under stock options	60,000	1	651					652
Balance at December 31, 2009	124,027,399	$1,240	$1,300,051	$(305,644)	$(305,202)	$(112,511)	$(875)	$577,059

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except as otherwise noted)

(1) DISCUSSION OF BUSINESS AND STRUCTURE

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products. References herein to “GTI,” “we,” “our,” or “us” refer collectively to GrafTech International Ltd. and its subsidiaries. We have four major product categories: graphite electrodes, refractory products, advanced graphite materials and natural graphite, which are reported in the following segments:

•	Industrial Materials includes graphite electrodes and refractory products and related services, and primarily serves the steel industry.

•

Engineered Solutions includes advanced graphite materials and natural graphite products, and provides primary and specialty products for transportation, solar, oil and gas exploration, and other markets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Consolidated Financial Statements include the financial statements of GrafTech International Ltd. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Cash Equivalents

We consider all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of overnight repurchase agreements, certificates of deposit, money market funds and commercial paper. Restricted cash includes the balance of the escrow account to be returned upon completion of certain environmental remediation activities related to the sale of our Caserta, Italy facility in 2007 and unspent funds from a Spanish government-sponsored capital expenditure incentive program.

Revenue Recognition

Revenue from sales of our products is recognized when they meet four basic criteria (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the amount is determinable and (4) collection is reasonably assured. Sales are recognized when both title and the risks and rewards of ownership are transferred to the customer or services have been rendered and fees have been earned in accordance with the contract.

Volume discounts and rebates are recorded as a reduction of revenue in conjunction with the sale of the related products. Changes to estimates are recorded when they become probable. Shipping and handling revenues billed to our customers are included in net sales and the related shipping and handling costs are included as an increase to cost of sales.

Earnings (Loss) per Share

The calculation of basic earnings per share is based on the weighted-average number of our common shares outstanding during the applicable period. We use the two-class method of computing earnings per share for our instruments granted in share-based payment transactions that are determined to be participating securities prior to vesting.

Diluted earnings per share recognizes the dilution that would occur if outstanding stock options, restricted stock awards, and until their redemption, convertible debentures were exercised or converted into common shares. We use the treasury stock method to compute the dilutive effect of our stock options and restricted stock awards (using the average market price for the period) and the if-converted method to calculate the dilutive effect of our previously outstanding convertible debt.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Inventories

Inventories are stated at the lower of cost or market. Cost is principally determined using the “first-in first-out” (“FIFO”) and average cost, which approximates FIFO, methods. Elements of cost in inventory include raw materials, direct labor and manufacturing overhead.

Property, Plant and Equipment

Expenditures for property, plant and equipment are recorded at cost. Maintenance and repairs of property and equipment are expensed as incurred. Expenditures for replacements and betterments are capitalized and the replaced assets are retired. Gains and losses from the sale of property are included in cost of goods sold or other (income) expense, net. We depreciate our assets using the straight-line method over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings	25-40
Land improvements	20
Machinery and equipment	5-20
Furniture and fixtures	5-10

The carrying value of fixed assets is assessed when events and circumstances indicating impairment are present. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

We test for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset or asset group (hereinafter referred to as an “asset group”) may not be recoverable by comparing the sum of the estimated undiscounted future cash flows expected to result from the operation of the asset group and its eventual disposition to the carrying value. If the sum of the undiscounted future cash flows is less than the carrying value, the fair value of the asset group is determined. The amount of impairment is calculated by subtracting the fair value of the asset group form the carrying value of the asset group.

Accounts and Notes Receivable

Trade accounts receivable primarily arise from sales of goods to customers and distributors in the normal course of business.

Sales of trade accounts receivable

We sell certain trade accounts receivable to a bank under a factoring arrangement. The receivables are sold at a discount on a nonrecourse basis and we do not retain interests in the receivables sold. We also act as a servicer of the sold receivables for a fee. The servicing duties include collecting payments on receivables and remitting them to the bank. While servicing the receivables, we apply the same servicing policies and procedures that are applied to our owned accounts receivable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Allowance for Doubtful Accounts

Considerable judgment is required in assessing the realizability of receivables, including the current creditworthiness of each customer, related aging of the past due balances and the facts and circumstances surrounding any non-payment. We evaluate specific accounts when we become aware of a situation where a customer may not be able to meet its financial obligations. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received. Receivables are charged off when amounts are determined to be uncollectible.

Capitalized Bank Fees

We capitalize bank fees upon the incurrence of debt. At December 31, 2008 and December 31, 2009, capitalized bank fees amounted to $2.4 million and $1.0 million, respectively. We amortize such amounts over the life of the respective debt instrument using the effective interest method. The estimated life may be adjusted upon the occurrence of a triggering event. Amortization of capitalized bank fees amounted to $8.3 million in 2007, $7.9 million in 2008, and $1.6 million in 2009, respectively and is included in interest expense. Interest expense for 2007, 2008 and 2009 includes accelerated amortization of capitalized bank fees related to the Senior Notes redeemed in each of those years.

Derivative Financial Instruments

We do not use derivative financial instruments for trading purposes. They are used to manage well-defined commercial risks associated with energy contracts and currency exchange rate risks.

We enter into foreign currency instruments from time to time to manage exposure to changes in currency exchange rates. These instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures, relating to non-dollar denominated debt and identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. The result is the creation of a range in which a best and worst price is defined, while minimizing option cost. Forward exchange contracts and purchased currency options are carried at fair value. These contracts are treated as hedges to the extent they are effective. Changes in fair values related to these contracts are recognized in other comprehensive income in the Consolidated Balance Sheets until settlement. At the time of settlement, realized gains and losses are recognized as part of cost of goods sold on the Consolidated Statements of Operations.

We enter into short duration fixed rate natural gas purchase contracts with certain of our natural gas suppliers in order to mitigate commodity price risk. In addition, we may enter into natural gas derivative contracts to effectively fix a portion of our natural gas cost exposure. Natural gas derivative contracts are carried at fair value. These contracts are treated as hedges to the extent they are effective. Changes in their fair values are included in other comprehensive income in the Consolidated Balance Sheets until settlement. At the time of settlement, realized gains and losses are recognized as part of cost of goods sold on the Consolidated Statements of Operations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Investments in Non-Consolidated Affiliates

We use the equity method to account for investments in entities that we do not control, but where we have the ability to exercise significant influence. Equity method investments are recorded at original cost and adjusted periodically to recognize (1) our proportionate share of the investees’ net income or losses after the date of investment, (2) additional contributions made and dividends or distributions received, and (3) impairment losses resulting from adjustments to net realizable value.

We assess the potential impairment of our equity method investments when indicators such as a history of operating losses, a negative earnings and cash flow outlook, and the financial condition and prospects for the investee’s business segment might indicate a loss in value. We determine fair value based on valuation methodologies, as appropriate, including the present value of our estimated future cash flows. If the fair value is less than our carrying amount, the investment is determined to be impaired. If the decline in value is other than temporary, we record an appropriate write-down.

Research and Development

Expenditures relating to the development of new products and processes, including significant improvements to existing products, are expensed as incurred.

Income Taxes

We file a consolidated United States (“U.S.”) federal income tax return for GTI and its eligible domestic subsidiaries. Our non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax benefit carry forwards. Deferred tax assets and liabilities at the end of each period are determined using enacted tax rates. A valuation allowance is established or maintained, when, based on currently available information and other factors, it is more likely than not that all or a potion of a deferred tax asset will not be realized.

On January 1, 2007, we adopted accounting standards on accounting for uncertainty in income taxes, which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under the guidance on accounting for uncertainty in income taxes, we recognize the benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods.

Stock-Based Compensation Plans

We have various plans that provide for the granting of stock-based compensation to employees and, in certain instances, to non-employee directors, which are described more fully in Note 15, “Management Compensation and Incentive Plans.” Shares are issued upon option exercise from authorized, unissued shares.

We account for those plans under the applicable standards on accounting for share-based payment. For transactions in which we obtain employee services in exchange for an award of equity instruments, we measure

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

the cost of the services based on the grant date fair value of the award. We recognize the cost over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). Costs related to plans with graded vesting are generally recognized using a straight-line method. Cash flows resulting from tax benefits for deductions in excess of compensation cost recognized are included in financing cash flows.

Retirement Plans

We use actuarial methods and assumptions to account for our defined benefit pension plan and our post retirement benefits. Pension and postretirement benefits expense includes actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market values, the straight-line amortization of net actuarial gains and losses, and adjustments due to plan settlements and curtailments. Contributions to the qualified U.S. retirement plan are made in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

Postretirement Benefits

Postretirement benefits and benefits under the non-qualified retirement plan have been accrued, but not funded. The estimated cost of future postretirement life insurance benefits is determined by the Company with assistance from independent actuarial firms using the “projected unit credit” actuarial cost method. Such costs are recognized as employees render the service necessary to earn the postretirement benefits. Benefits have been accrued, but not funded. We record our balance sheet position based on the funded status of the plan. Additional information with respect to benefits plans is set forth in Note 13, “Retirement Plans and Postretirement Benefits.”

Environmental, Health and Safety Matters

Our operations are governed by laws addressing protection of the environment and worker safety and health. These laws provide for civil and criminal penalties and fines, as well as injunctive and remedial relief, for noncompliance and require remediation at sites where hazardous substances have been released into the environment.

We have been in the past, and may become in the future, the subject of formal or informal enforcement actions or proceedings regarding noncompliance with these laws or the remediation of company-related substances released into the environment. Historically, such matters have been resolved by negotiation with regulatory authorities resulting in commitments to compliance, abatement or remediation programs and in some cases payment of penalties. Historically, neither the commitments undertaken nor the penalties imposed on us have been material.

Environmental considerations are part of all significant capital expenditure decisions. Environmental remediation, compliance and management expenses were approximately $17.2 million in 2007, $17.3 million in 2008, and $9.2 million in 2009. The accrued liability relating to environmental remediation was $7.9 million at December 31, 2008 and $9.1 million at December 31, 2009. A charge to income is recorded when it is probable that a liability has been incurred and the cost can be reasonably estimated. When payments are fixed or determinable, the liability is discounted using a rate at which the payments could be effectively settled.

Our environmental liabilities do not take into consideration possible recoveries of insurance proceeds. Because of the uncertainties associated with environmental remediation activities at sites where we may be potentially liable, future expenses to remediate sites could be considerably higher than the accrued liability.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Foreign Currency Translation

We translate the financial statements of foreign subsidiaries, whose local currency is their functional currency, to U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates for each period for revenues, expenses, gains and losses. Differences arising from exchange rate changes are included in accumulated other comprehensive loss on the Consolidated Balance Sheets until such time as the operations of such non-U.S. subsidiaries are sold or substantially or completely liquidated.

For our Mexican and Russian subsidiaries whose functional currency is the U.S. dollar, we remeasure non-monetary balance sheet accounts and the related income statement accounts at historical exchange rates. Resulting gains and losses arising from the fluctuations in currency for monetary accounts are recognized in other (income) expense, net, in the Consolidated Statements of Operations. Gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred.

We have non-dollar denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. These loans are subject to remeasurement gains and losses due to changes in currency exchange rates. Certain of these loans had been deemed to be essentially permanent prior to settlement and, as a result, remeasurement gains and losses on these loans were recorded as a component of accumulated other comprehensive loss in the stockholders’ equity section of the Consolidated Balance Sheets. The remaining loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency (gains/losses) in other (income) expense, net, on the Consolidated Statements of Operations.

Software Development Costs

In connection with our development and implementation of global enterprise resource planning systems with advanced manufacturing, planning and scheduling software, we capitalize certain computer software costs after technological feasibility is established. These capitalized costs are amortized utilizing the straight-line method over the economic lives of the related products. Total costs capitalized as of December 31, 2008 and 2009 amounted to $11.3 million and $14.7 million, respectively. Amortization expense was $1.4 million for 2007, $1.6 million for 2008, and $1.6 million for 2009.

Restructuring

We recognize an accrual for costs associated with exit or disposal activities when the liability is incurred.

Goodwill and Other Intangible Assets

Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. We do not recognize deferred income taxes for the difference between the assigned value and the tax basis related to nondeductible goodwill. Goodwill is not amortized; however, impairment testing is performed annually or more frequently if or circumstances indicate that impairment may have occurred. We perform the goodwill impairment test annually in the fourth quarter. The impairment test for goodwill uses a two-step approach, which is performed at the reporting unit level. We have determined that in our case, the reporting units are at our operating segments since that is the lowest level at which discrete, reliable financial and cash flow information is available. Step one compares the fair value of the reporting unit (using a discounted cash flow method) to its carrying value. If the carrying value exceeds the fair value, there is potential impairment and step two must be performed. Step two compares the carrying value of the reporting unit’s goodwill to implied fair

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

value (i.e., fair value of reporting unit less the fair value of the unit’s assets and liabilities, including identifiable intangible assets). If the fair value of goodwill is less than the carrying amount of goodwill, an impairment is recognized.

Goodwill amounted to $7.2 million at December 31, 2008 and $9.0 million at December 31, 2009. We determined that our goodwill was not impaired in either 2008 or 2009. The change in goodwill is caused by changes in foreign currency rates. Goodwill is related to our Industrial Materials segment.

Intangible assets with finite useful lives are amortized over such finite lives, and reviewed for impairment. In 2008 and 2009, we did not have any material impairments. Patents, net of accumulated amortization, amounted to $2.9 million at December 31, 2008 and $2.6 million at December 31, 2009.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses. Significant estimates and assumptions are used for, but are not limited to, pension and other post retirement benefits, allowance for doubtful accounts, accruals and valuation allowances, asset impairment, and environmental-related accruals. Actual results could differ from our estimates.

Subsequent Events

We evaluate events that occur after the balance sheet date but before financial statements are issued to determine if a material event requires our amending the financial statements or disclosing the event.

We have evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through February 23, 2010, the day that the consolidated financial statements were issued.

Reclassification

Certain amounts previously reported have been reclassified to conform to the current year presentation.

(3) NEW ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

Earnings Per Share

Beginning in 2009 we began to use the two-class method of computing earnings per share for our instruments granted in share-based payment transactions that are determined to be participating securities prior to vesting. There was no material impact on our consolidated financial statements and we were not required to adjust our prior period earnings per share calculations a result of using the two-class method.

Business Combinations

Effective January 2009, we adopted the new guidance for accounting for and reporting of business combinations. This guidance substantially changes prior accounting for and reporting of business combinations by (i) expanding the definition of a business and a business combination; (ii) requiring all assets and liabilities of

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

the acquired business, including goodwill, contingent assets and liabilities, and contingent consideration be recorded at fair value on the acquisition date; (iii) requiring acquisition-related transaction and restructuring costs be expensed rather than accounted for as acquisition costs; and (iv) requiring reversal of valuation allowances related to deferred tax assets and changes to acquired income tax uncertainties be recognized in earnings.

We will apply this guidance for all future business combinations.

Fair Value Measurements and Disclosure

In August 2009, the FASB issued guidance to provide clarification on measuring the fair value of liabilities. In circumstances in which a quoted price in an active market for the identical liability is not available we are required to measure fair value using one or more of the following techniques:

1.	A valuation that uses:

a.	The quoted price of the identical liability when traded as an asset.

b.	Quoted market prices for similar liabilities or similar liabilities when traded as assets.

2.	Another valuation technique that is consistent with the principles of ASC 820.

We were required to adopt the guidance on October 1, 2009. Adoption of this guidance did not have a material impact on our financial statements.

Recently Issued Accounting Standards

Accounting pronouncements issued by various standard setting and governmental authorities that have not yet become effective with respect to our consolidated financial statements are described below, together with our assessment of the potential impact they may have on our results of operation and financial position.

Consolidation

In June 2009, the FASB issued new guidance regarding the consolidation of variable interest entities (“VIEs”). We are now required to qualitatively assess the determination of our being the primary beneficiary (“consolidator”) of a VIE on whether we (1) have the power to direct matters that most significantly impact the activities of the VIE, and (2) have the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. It also requires an ongoing reconsideration of the primary beneficiary and amends events that trigger a reassessment of whether an entity is a VIE. The guidance also enhances disclosures about an enterprise’s involvement with a VIE. The new model is applicable to all new and existing VIE’s. We are required to adopt this guidance beginning January 2010 and are currently assessing its impact on our consolidated financial statements.

Transfers of Financial Assets

In June 2009 the FASB issued new guidance on accounting for transfers of financial assets. The new guidance clarifies the determination of whether a transfer of a financial asset qualifies for sale accounting. It also provides four broad disclosure objectives designed to provide users of the financial statements with an understanding of:

1.	The transferor’s continuing involvement with the transferred assets.

2.	The nature of any restrictions on the transferor’s assets that relate to a transferred financial asset, including the carrying amount of those assets.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

3.	How servicing assets and servicing liabilities are reported by the transferor.

4.	How a transfer of financial assets affects the company’s balance sheet, earnings, and cash flows.

We are required to adopt this guidance prospectively to new transfers of financial assets beginning January 2010 and are currently assessing its impact on our consolidated financial statements.

Revenue Recognition

In October 2009 the FASB issued new guidance regarding revenue arrangements with multiple deliverables. This new guidance requires companies to allocate revenue in arrangements involving multiple deliverables based on the estimated selling price of each deliverable, even though such deliverables are not sold separately by the company or by other vendors. This new guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010; however, early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of the fiscal year. Retrospective application to prior years is permitted, but not required. We are evaluating the potential impact on our consolidated financial statements.

(4) SEGMENT REPORTING

We operate in two reportable segments: Industrial Materials and Engineered Solutions.

Industrial Materials. Our industrial materials segment manufactures and delivers high quality graphite electrodes and refractory products. Electrodes are key components of the conductive power systems used to produce steel and other non-ferrous metals. Refractory products are used in blast furnaces and submerged arc furnaces due to their high thermal conductivity and the ease with which they can be machined to large or complex shapes.

Engineered Solutions. Engineered solutions include advanced graphite materials products for the transportation, solar, and oil and gas exploration industries, as well as natural graphite products.

We continue to evaluate the performance of our segments based on segment operating income. Intersegment sales and transfers are not material and the accounting policies of the reportable segments are the same as those for our Consolidated Financial Statements as a whole. Corporate expenses are allocated to segments based on each segment’s percentage of consolidated sales.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The following tables summarize financial information concerning our reportable segments:

	For the year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
Net sales to external customers:
Industrial Materials	$861,192	$1,008,778	$538,126
Engineered Solutions	143,626	181,460	120,918

Total net sales	$1,004,818	$1,190,238	$659,044

Segment operating income:
Industrial Materials	$212,363	$287,466	$88,818
Engineered Solutions	12,896	41,227	9,794

Total segment operating income	225,259	328,693	98,612

Reconciliation of segment operating income to income from continuing operations before provision for income taxes
Equity in losses of and write-down in non-consolidated affiliate	—	36,256	55,488
Other (income) expense, net	(13,470)	11,578	1,868
Interest expense	43,409	19,350	5,609
Interest income	(1,680)	(1,137)	(1,047)

Income from continuing operations before provision for income taxes	$197,000	$262,646	$36,694

Assets are managed based on geographic location because certain reportable segments share certain facilities. Assets by reportable segment are estimated based on the value of long-lived assets at each location and the sales mix to third party customers at that location.

	At December 31,
	2008	2009
	(Dollars in thousands)
Long-lived assets (a):
Industrial Materials.	$283,098	$305,408
Engineered Solutions	54,272	66,583

Total long-lived assets	$337,370	$371,991

The following tables summarize information as to our operations in different geographic areas.

	For the Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
Net sales:
U.S.	$178,188	$203,409	$118,883
Americas	180,583	205,744	113,380
Asia Pacific	143,141	205,236	126,012
Europe, Middle East, Africa	502,906	575,849	300,769

Total	$1,004,818	$1,190,238	$659,044

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

	At December 31,
	2008	2009
	(Dollars in thousands)
Long-lived assets (a):
U.S and Canada	$84,179	$85,949
Mexico	69,667	69,513
Brazil	36,806	50,064
France	53,072	55,595
Spain	64,313	74,122
South Africa	22,601	29,328
Switzerland	655	526
Other countries	6,077	6,894

Total	$337,370	$371,991

(a)	Long-lived assets represent fixed assets, net of accumulated depreciation.

(5) INVESTMENT IN AND LOAN TO NON-CONSOLIDATED AFFILIATE

Acquisition

On June 30, 2008, we acquired 100% of the common stock of Falcon-Seadrift Holding Corp., now named GrafTech Seadrift Holding Corp. (“GTSD”). The principal asset of GTSD is limited partnership units constituting approximately 18.9% of the equity interests of Seadrift Coke L.P. (“Seadrift”), a privately-held producer of needle coke, the primary raw material used in the manufacture of graphite electrodes. Seadrift is one of the four main producers of needle coke. Needle coke is a critical raw material, without substitutes, required to produce a graphite electrode and represents approximately 40% of our total cost to produce. At the time of the acquisition, industry sales of graphite electrodes were at an all-time high and needle coke production was at or near full capacity. The availability and rising cost of needle coke was creating a compelling threat to the profitability and growth of our business model. In order to partially hedge the impact of rising needle coke cost and, more importantly, to potentially position ourselves to gain a controlling interest, we purchased our 18.9% ownership interest in Seadrift.

The substance of the transaction was the acquisition of an asset, the limited partnership units. The cost of our acquisition was $136.5 million (net of $0.4 million cash received) of which $135.0 million cash was paid to the prior sole shareholder of GTSD.

In addition to the limited partnership units of Seadrift, we obtained certain rights associated with these interests. These include: the right to one of five seats on Seadrift’s board of directors (or, at our election, board observation rights in lieu thereof); the right of approval with respect to certain mergers and other transactions; and the right to veto Seadrift’s repurchase of its own equity (other than from former employees). There are also customary rights permitting or requiring us to sell our interests on the same terms and conditions if the majority owners sell their interests. Beginning May 1, 2011, we have the right to require Seadrift to purchase our interests (a “put” to Seadrift) at the then fair market value (determined by a third-party assuming a sale of Seadrift as a going concern and without applying a discount for lack of liquidity, marketability, or lack of control).

Seadrift is a pass-through entity. We account for our investment in Seadrift using the equity method of accounting.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Accounting for the Acquisition

The difference between our cost of the investment in Seadrift and our equity in the net assets (book value) of Seadrift was $122.5 million We identified the principal factors causing the difference and assigned the excess to such assets with the remainder to goodwill. The following table summarizes the assignment of the difference which was completed in the fourth quarter of 2008 (dollars in thousands):

Inventory.	$2,280
Property and equipment	36,197
Intangible assets	61,425
Goodwill	22,578

Total	$122,480

We accounted for the acquisition of GTSD as the acquisition of an asset—limited partnership units in Seadrift—rather than as a business combination. Because the amount we paid for the limited partnerships units exceeded their tax basis accounting required us to recognize a deferred tax liability for this difference. We increased the purchase price by $41.8 million to recognize the deferred tax liability applicable to the difference between the amount we paid and the tax basis of the Seadrift limited partnership units.

At the time of the acquisition we had a deferred tax asset valuation allowance. The accounting for the acquisition of Seadrift resulted in a taxable temporary difference that is expected to reverse during the same period that our deferred tax assets are expected to reverse. Accounting guidance required us to reduce our preexisting valuation allowance and decrease the purchase price of Seadrift by $22.4 million.

The net result was an increase in the initial carrying amount for the investment in Seadrift of $19.4 million.

Equity in Losses and Summarized Financial Information

Our equity in losses is based on Seadrift’s results of operations with a one-month lag because its accounting close and financial statement preparation cycle occurs subsequent to our reporting deadline for our corresponding cycle. We include an estimate for the effect of Seadrift’s LIFO inventory accounting on interim periods. The equity in losses reflected in our statements of operation for 2008 and 2009 are comprised of the following (dollars in millions):

	2008	2009
Equity in losses	$(1.7)	$(2.6)
Impairment	(34.5)	(52.8)

Equity in losses of non-consolidated affiliate	$(36.2)	$(55.4)

Equity in losses includes an estimate of our share for the effect of LIFO ($1.0 expense in 2008 and $0.4 expense in 2009) and the write-off of construction in process for abandoned projects ($2.2 million expense in 2009), and the amortization of the difference between our cost of the investment and the net assets of Seadrift assigned to the long-lived assets ($2.8 million expense in 2008 and $3.6 million expense in 2009).

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The following table shows summarized financial information for Seadrift, including adjustments to comply with generally accepted accounting principles, for the five months ended and as November 30, 2008, and for the twelve months ended and as of November 30, 2009:

	As of and for the five months ended November 30, 2008	As of and for the twelve months ended November 30, 2009
	(Dollars in thousands)	(Dollars in thousands)
Current assets	$39,744	$35,619
Noncurrent assets	75,336	71,499
Current liabilities	39,166	27,155
Noncurrent liabilities	—	176
Net sales	141,677	92,884
Gross profit	12,451	31,014
Net income	5,851	5,180

Write-down of Investment to Its Fair Value

We perform an assessment of our investment in Seadrift for impairment whenever changes in the facts and circumstances indicate that a loss in value has occurred, which is other than temporary. Because Seadrift is privately-held, we determine the fair value using an income approach (based upon the present value of expected future cash flows, using discount rates commensurate with the risks of the investment), a “Level 3” value in accordance with the definition in ASC 820, Fair Value Measurements and Disclosures. Our valuation method uses a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon are discounted to their present value using an appropriate rate of return. We used the constant growth method to determine the terminal value.

The key drivers of the forecasts are metric tons shipped and price per ton. Using these forecasts we applied our assumptions of current and longer term growth for the industry and electric arc furnace utilization rates to forecast future cash flows; applying the half-year convention to the year 2009 forecast. We discounted the projected cash flows using a weighted average cost of capital of 14.5% and a long-term growth rate of 2.5%. Principal factors that could negatively affect the significant assumptions are a longer than forecast or deeper recession or other business interruption, an increase in the price of decant oil, and new market entrants which would increase current capacity; any of which could result fewer metric tons shipped than forecast and/or price degradation.

At December 31, 2008, we determined that the fair value of the investment was less than our carrying value and that the loss in value is other than temporary. We recorded a $34.5 million noncash impairment to recognize this other than temporary loss in value. The fair value of Seadrift reflected reductions in the estimated future cash flows based on a lower expectation of tons shipped and reduced growth and profitability resulting primarily from the downturn in the economy. Because the impairment reduced the difference between the cost of our investment and its tax basis, we reduced the deferred tax liability recognized at the acquisition by $12.1 million. The reduction of the valuation allowance at the acquisition was not affected by the impairment.

At June 30, 2009, we determined that Seadrift’s reported and projected operating losses were triggering events requiring us to assess if there was a loss in value that is other than temporary. The fair value of Seadrift reflected reductions in the estimated future cash flows based on a lower expectation of volume and reduced growth and profitability resulting primarily from the continued downturn in the economy. We determined that the fair value was less than our carrying value and that the loss in value was other than temporary. We recorded a

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

$52.8 million noncash impairment to recognize this other than temporary loss in value. Because the impairment reduced the difference between the carrying amount of our investment and its tax basis, we recorded a net tax benefit of $7.4 million representing the net change of the deferred tax liability and the restoration of the valuation allowance recognized at the acquisition. We determined that for each one percentage point decrease in revenues for each of the years 2010, 2011, and 2012, the fair value of our investment would be reduced by approximately $3.1 million. We also determined that for each one percentage point change in the discount rate the fair value of our investment would be changed by approximately $2.8 million and that for each 0.25% percentage point decrease in the long-term growth rate the fair value the fair value of our investment would be changed by approximately $1.6 million.

Given the current economic environment and the uncertainties regarding the impact on steel producers and their suppliers, including Seadrift, there can be no assurances that our estimates and assumptions regarding the fair value of Seadrift will prove to be accurate. If the assumptions regarding forecasted revenue, growth rates, and expected profitability are not achieved, we may be required to record additional impairment charges in future periods.

Loan to Seadrift

In late June and early July 2009, Seadrift entered into agreements to borrow up to $17.0 million from certain of its shareholders, which includes GrafTech. We agreed to loan up to $8.5 million and on July 2, 2009, we loaned Seadrift $6.0 million. We recorded the loan at its face amount, which reasonably approximated the present value of the note. Seadrift has also borrowed an aggregate of $6.0 million from the other shareholders.

Borrowings under these agreements are evidenced by Senior Subordinated Non-Negotiable Demand Notes that are subordinate to Seadrift’s revolving credit agreement. The Demand Notes cannot be repaid until all indebtedness under Seadrift’s revolving credit agreement have been paid in full and the obligation to make any further loans or advances have ceased and terminated. The Demand Notes bear interest at 10%, payable quarterly in arrears commencing September 30, 2009. Seadrift also pays a 1% servicing fee to the lender at the time of a borrowing.

(6) SUPPLY CHAIN FINANCING

During the third quarter of 2008, we entered into a supply chain financing arrangement with a financing party. Under this arrangement, we essentially assign our rights to purchase needle coke from our supplier to the financing party. The financing party purchases the product from our supplier under the standard payment terms and then immediately resells it to us under longer payment terms. The financing party pays the supplier the purchase price for the product and then we pay the financing party. Our payment to the financing party for this needle coke includes a mark up (the “Mark-Up”). The Mark Up is a premium expressed as a percentage of the purchase price. The Mark-Up is subject to quarterly reviews. This arrangement helps us to maintain a balanced cash conversion cycle between inventory payments and the collection of receivables. Based on the terms of the arrangement, the total amount that we owe to the financing party may not exceed $49.3 million at any point in time.

We record the inventory once title and risk of loss transfers from the supplier to the financing party. We record our liability to the financing party as an accrued liability. Our purchases of inventory under this arrangement were $60.4 million in 2008 and $37.1 million in 2009. We recognized Mark-Up of $0.4 million in 2008 and $0.5 million in 2009 as interest expense.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

(7) LONG-TERM DEBT AND LIQUIDITY

The following table presents our long-term debt:

	At December 31,
	2008	2009
	(Dollars in thousands)
Revolving Facility	$30,000	$—
Senior Notes:
Senior Notes due 2012	19,906	—
Fair value adjustments for terminated hedge instruments	191	—
Unamortized bond premium	38	—

Total Senior Notes	20,135	—
Other European debt	422	1,467

Total	$50,557	$1,467

Revolving Facility

On February 8, 2005, we entered into an amended and restated Credit Agreement relating to the Revolving Facility. JPMorgan Chase Bank, N.A. is the administrative agent thereunder. The amended Credit Agreement expires on July 15, 2010. We are currently negotiating a new facility. Based on our credit ratings and current financial condition, we have no reason to believe that we will not be able to obtain a replacement working capital facility.

The amended Credit Agreement provides for a Revolving Facility of $215 million, subject to provisions described below regarding the base credit limit. We can have outstanding letters of credit of up to $35 million under the Revolving Facility. The Revolving Facility also provides, subject to certain conditions (including a maximum senior secured leverage ratio test), an accordion feature that permits GrafTech Finance to establish additional credit facilities thereunder in an aggregate amount, together with the Revolving Facility, of up to $425 million. At December 31, 2009, we had no borrowings drawn from the facility, and $209.2 million was available (after consideration of outstanding letters of credit of $5.8 million).

The interest rate applicable to the Revolving Facility is, at our option, either LIBOR plus a margin ranging from 1.25% to 2.25% or, in the case of dollar denominated loans, the alternate base rate plus a margin ranging from 0.25% to 1.25%. The alternate base rate is the higher of (i) the prime rate announced by JP Morgan Chase Bank, N.A. or (ii) the federal fund effective rate plus 0.50%. GrafTech Finance pays a per annum fee ranging from 0.250% to 0.500% (depending on such ratio or rating) on the undrawn portion of the commitments under the Revolving Facility.

The Revolving Facility permits voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty.

The obligations under the Revolving Facility are secured (with certain exceptions) by all of the assets of GrafTech Finance. The obligations under the Revolving Facility are guaranteed (with certain exceptions) by GTI, each of our other domestic subsidiaries and our Swiss subsidiary, our French holding company, our French operating company, and our United Kingdom subsidiary. These guarantees and any intercompany loans of proceeds of borrowings under the Revolving Facility are secured (with certain exceptions) by all of the assets of the respective guarantors and subsidiary borrowers.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Repayment of intercompany loans made to our foreign subsidiaries is restricted unless the relevant subsidiary borrower has no business use for the funds being repaid. The intent of this restriction is to seek to maximize the secured claims of the lenders against the assets of our foreign operating subsidiaries.

The guarantee of the Revolving Facility by our Swiss subsidiary is subject to the limitation under Swiss law that the amount guaranteed cannot exceed the amount that our Swiss subsidiary can distribute to its shareholders, after payment of any Swiss withholding tax. If such amount is or would become less than $100.0 million, our Swiss subsidiary will become subject to certain restrictions, including restrictions on distributions, investments and indebtedness.

The amount outstanding under the Credit Agreement (including any debt incurred under the accordion feature) at any time may not exceed a specified base credit limit. The intent of this provision is to seek to reduce credit availability under the Credit Agreement to the extent that there is a net diminution in the value of domestic or Swiss collateral.

The Revolving Facility contains a number of covenants that restrict corporate activities. These covenants include financial covenants relating to specified minimum interest coverage ratios and maximum net senior secured debt leverage ratios (which is the ratio of our net senior secured debt to our EBITDA (as defined in the Revolving Facility)). The interest coverage ratio becomes more restrictive if our financial performance were to significantly deteriorate.

In addition to the failure to pay principal, interest and fees when due, events of default under the Revolving Facility include: failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million or certain cash management arrangements or interest rate, exchange rate or commodity price derivatives; judgment defaults in excess of $7.5 million to the extent not covered by insurance; and certain changes in control. At December 31, 2008 and 2009, we were in compliance with all financial and other covenants contained in the Revolving Facility.

Senior Notes

On February 15, 2002, GrafTech Finance issued $400.0 million aggregate principal amount of Senior Notes. Interest on the Senior Notes was payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2002, at the rate of 10.25% per annum.

On May 6, 2002, GrafTech Finance issued $150.0 million aggregate principal amount of additional Senior Notes at a purchase price of 104.5% of principal amount, plus accrued interest from February 15, 2002, under the Senior Note Indenture. All of the Senior Notes constituted one class of debt securities under the Senior Note Indenture. The additional Senior Notes paid interest at the same rate and were scheduled to mature on the same date as the Senior Notes issued in February 2002. The $7.0 million premium received upon issuance of the additional Senior Notes was added to the principal amount of the Senior Notes and amortized as a reduction of interest expense over the term of the additional Senior Notes. As a result of our receipt of such premium, the effective annual interest rate on the additional Senior Notes approximated 9.5%.

All of the Senior Notes were scheduled to mature on February 15, 2012.

The Senior Notes could be redeemed, in whole or in part, at specified redemption prices beginning at 105.125% of the principal amount redeemed for the year commencing February 15, 2007 and reducing to 100.00% of the principal amount redeemed for the years commencing February 15, 2010 and thereafter, in each case plus accrued and unpaid interest to the redemption date.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

We would periodically implement interest rate management initiatives to minimize our interest expense and optimize the risk in our portfolio of fixed and variable interest rate obligations. Additional information regarding interest rate swaps is set forth in Note 8, “Fair Value Measurements and Derivative Instruments.”

During 2003 and 2004, we purchased $115.0 million of the outstanding principal of the Senior Notes through a series of exchanges for equity and cash repurchases.

During 2007, we redeemed $235.0 million of the outstanding principal of the Senior Notes. In connection with the redemptions, we incurred a $13.0 million loss on the extinguishment of debt, which included $12.1 million related to the call premium and $0.9 million of charges for accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Senior Notes.

During 2008, we redeemed $180.0 million of the outstanding principal of the Senior Notes. In connection with the redemptions, we incurred a $6.8 million loss on the extinguishment of debt, which included $6.2 million related to the call premium and $0.6 million of charges for accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Senior Notes.

On September 28, 2009, we redeemed all of the remaining outstanding balance of the Senior Notes, $19.9 million, at 101.708% plus accrued interest. Total cash to redeem the remaining outstanding balance of the Senior Notes approximated $20.2 million. We incurred a $0.4 million loss on the extinguishment of the debt, which included $0.3 million related to the call premium and $0.1 million of charges for the accelerated amortization of the debt issuance fees, terminated interest rate swaps, and premium related to the Senior Notes.

Debentures

On January 22, 2004, we issued $225.0 million aggregate principal amount of Debentures which were scheduled to mature on January 15, 2024, unless earlier converted, redeemed or repurchased. Interest on the Debentures was payable semi-annually on January 15 and July 15 of each year at the rate of 1.625% per annum.

Initial Measurement Accounting

Because the Debentures could be settled in cash (or other assets) upon conversion, including partial settlement of the conversion option, accounting guidance required us to separate the proceeds from the Debentures into two accounting components at issuance:

1.	a debt component, representing the fair value of the Debentures as if they had no conversion rights, and

2.	an equity component, representing the difference between the proceeds from the issuance of the Debentures and the fair value of the debt component.

We used an interest rate of 6.3531% to determine the fair value of the Debentures as if they had no conversion rights, which resulted in a fair value of $165.6 million. The remaining $59.4 million was recorded as additional paid-in capital and debt discount in our balance sheet. We also allocated the transaction costs to the liability and equity components in proportion to the allocation of proceeds and accounted for them as debt issuance costs and equity issuance costs, respectively.

The debt discount and debt issuance costs not allocated to equity were amortized over the period to the first conversion date (7 years) using the interest method and recorded as interest expense. Because the amounts allocated to equity were not deductible for income tax purposes, we recorded the tax effects as adjustments to additional paid-in capital.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Redemption Accounting

On May 30, 2008, we called for the redemption of the $225.0 million outstanding principal amount of the Debentures. On June 13, 2008, the redemption date, the Debenture holders who exercised their conversion rights received 60.3136 shares of our common stock for each $1,000 principal amount of Debentures on conversion, together with a make-whole payment totaling $9.0 million, which represented the present value of all remaining scheduled payments of interest on the Debentures from the date of conversion and redemption through January 15, 2011.

We also made payment of $0.2 million to the Debenture holders who did not exercise their conversion rights and opted to receive a redemption price in cash equal to 100% of the principal plus accrued but unpaid interest until the redemption date. These Debenture holders received the make-whole value in shares.

Accounting guidance required that we allocate the fair value (determined using an interest rate of 7.5178%) of the consideration transferred (13.6 million shares of common stock with an aggregate value of $366.4 million) to the fair values of the debt component ($194.7 million) and the equity component ($171.7 million) immediately prior to the redemption. A $4.1 million gain was recognized for the difference between the amount allocated to the debt component and the sum of the carrying amount of the debt, unamortized debt discount, and issuance costs at conversion. At redemption, we recorded additional valuation allowance of $9.9 million as a result of the reduction of the deferred tax liability for the difference in debt discount and debt issuance costs expense recognized for financial and tax reporting.

Other European Debt

On September 30, 2009, our Spanish subsidiary received a $1.8 million economic stimulus loan from the Ministry of Industry, Government of Spain. The loan is non-interest bearing and matures in October 2024. Repayment in 10 annual installments commences in October 2015. The loan is to be used for costs associated with a capital project. We must return a proportionate amount of the loan if we do not spend the amount budgeted for the capital project prior to June 10, 2010. Since we have spent approximately 90% of the required amount as of December 31, 2009, the remaining 10% of the cash received is reported as restricted cash in our consolidated balance sheet. Because the loan is non-interest bearing, we are required to record the loan at its present value of $1.1 million (determined using an interest rate of 4.33%). The difference between the proceeds received and the present value of the debt is recorded as debt discount and deferred expense. The discount will be amortized to income using the interest method; the deferred charge will be amortized to income using the same basis and over the same period as the capital project assets are depreciated. The loan balance, net of the unamortized discount, was $1.2 million at December 31, 2009.

(8) FAIR VALUE MEASUREMENTS AND DERIVATIVE INSTRUMENTS

Fair Market Value Measurements

On January 1, 2008, we adopted guidance on accounting for fair value measurements, for assets and liabilities measured at fair value on a recurring basis and on January 1, 2009, for assets and liabilities measured at fair value on a nonrecurring basis. The guidance:

•

defines fair values the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value,

•	establishes a hierarchy of fair value measurements based upon the observability of inputs used to value assets and liabilities.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

•	requires consideration of nonperformance risk, and

•	expands disclosures about the methods used to measure fair value.

The guidance establishes a three-level hierarchy of measurements based upon the reliability of observable and unobservable inputs used to arrive at fair value. Observable inputs are independent market data, while unobservable inputs reflect our assumptions about valuation. Depending on the inputs, we classify each fair value measurement as follows:

•	Level 1—based upon quoted prices for identical instruments in active markets,

•

Level 2—based upon quoted prices for similar instruments, prices for identical or similar instruments in markets that are not active, or model-derived valuations of all of whose significant inputs are observable, and

•	Level 3—based upon one or more significant unobservable inputs.

The following section describes key inputs and assumptions used in valuation methodologies of our assets and liabilities measured at fair value on a recurring basis:

Cash and cash equivalents, short-term notes and accounts receivable, accounts payable and other current payables—The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt—Fair value of long-term debt was $49.7 million at December 31, 2008 and $1.4 million at December 31, 2009, which was determined using Level 2 inputs.

Foreign currency contracts—Foreign currency contracts are carried at market value using Level 2 inputs. The outstanding contracts at December 31, 2008 and 2009 represented an unrealized gain of $0.2 million and an unrealized loss of $0.1 million, respectively.

Natural gas contracts—Natural gas contracts are carried at fair value. We determine the fair value using observable, quoted natural gas rates that are determined by active markets and therefore classify the natural gas contracts as Level 2. The outstanding contracts at December 31, 2008 and 2009 represented an unrealized loss of $1.5 million and an unrealized gain of $0.1 million, respectively.

Derivative Instruments

We use forward exchange contracts, call options, and collar options as part of our overall foreign currency risk management strategies to manage the risk of exchange rate movements that would reduce the value of our foreign cash flows. Foreign currency exchange rate movements create a degree of risk by affecting the value of sales made and costs incurred in currencies other than the U.S. dollar. We also enter into, in the normal course of business, float-to-fixed commodity swaps, call options, and collar options, for quantities commensurate to a portion of our production process requirements, to manage the risk of adverse movements in the price of the natural gas that would negatively affect our cost of goods sold.

Our derivative contracts contain provisions that may require us to provide collateral and derivative contracts that we may enter into in the future may contain such provisions. No collateral was provided at December 31, 2009. Based on our financial performance and credit ratings, we do not expect that we will be required to provide collateral. Since the counter-parties to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counter-party credit risk, despite the current worldwide economic situation. We do not anticipate nonperformance by any of the counter-parties to our instruments. to manage well-defined commercial energy contract, currency exchange rate and interest rate risks.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The fair value of all derivatives is recorded as assets or liabilities on a gross basis in our Consolidated Balance Sheets. At December 31, 2008 and 2009 the fair values of our derivatives and their respective balance sheet locations are presented in the following table:

	Asset Derivatives		Liability Derivatives
	Location	Fair Value	Location	Fair Value
	(Dollars in Thousands)
As of December 31, 2008
Derivatives designated as cash flow hedges:
Foreign currency contracts	Other current assets	$203
Commodity forward contracts			Other current liabilities	$1,511

Total fair value		$203		$1,511

As of December 31, 2009
Derivatives designated as cash flow hedges:
Foreign currency contracts	Other current assets	$59	Other current liabilities	$124
Commodity forward contracts	Other current assets	125

Total fair value		$184		$124

The location and amount of realized (gains) and losses recognized in the Statement of Operations for derivatives for the years ended December 31, 2008 and 2009 are presented in the following table:

	Location of (Gain)/Loss Reclassified from Other Comprehensive Income	Amount of (Gain)/Loss Recognized
		2008	2009

		(Dollars in Thousands)
Derivatives designated as cash flow hedges:
Foreign currency contracts	Cost of goods sold/Other (income) expense	$—	$(3,480)
Commodity forward contracts	Cost of goods sold	1,731	2,460

In 2008 and 2009, we entered into foreign exchange contracts as economic hedges of anticipated cash flows denominated in the Euro, Mexican peso and Brazilian real. These contracts were entered into to protect the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates between the US Dollar and either the Mexican peso or Brazilian real. As of December 31, 2009, we had outstanding Mexican peso and Brazilian real forward exchange contracts and Mexican peso option contracts, with aggregate notional amounts of $10.1 million and $5.7 million respectively. The forward exchange contracts and options outstanding as of December 31, 2009 have several maturity dates ranging from March to December 2010.

Certain of our foreign currency contracts and all of our commodity contracts are treated as hedges under ASC 815, Derivatives and Hedging and are required to be measured at fair value on a recurring basis. With respect to the inputs used to determine the fair value, we use observable, quoted rates that are determined by active markets and, therefore, classify the contracts as “Level 2” in accordance with the definition in ASC 820, Fair Value Measurements and Disclosures.

At December 31, 2009, we had no Euro denominated contracts outstanding.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

(9) INTEREST EXPENSE

The following table presents an analysis of interest expense:

	For the year ended, December 31,
	2007	2008	2009
	(Dollars in thousands)
Interest incurred on debt	$32,394	$12,502	$3,571
Amortization of fair value adjustments for terminated hedge instruments	(605)	(156)	(39)
Amortization of debt issuance costs	2,939	1,902	1,363
Amortization of premium on Senior Notes	(116)	(32)	(9)
Amortization of discount on Debentures	8,413	4,410	—
Interest incurred on other items	384	724	723

Total interest expense	$43,409	$19,350	$5,609

Interest rates

At December 31, 2008, the Revolving Facility had an effective interest rate of 2.9% and the $19.9 million principal amount of Senior Notes had a fixed rate of 10.25%.

(10) OTHER (INCOME) EXPENSE, NET

The following table presents an analysis of other (income) expense, net:

	For the year ended, December 31,
	2007	2008	2009
	(Dollars in thousands)
Loss on extinguishment of debt	$13,046	$6,785	$390
Gain on derecognition of Debentures	—	(4,060)	—
Debenture make-whole payment	—	9,034	—
Currency (gains)/losses	(332)	(2,240)	466
Bank and other financing fees	2,327	1,918	1,949
Discount on sale of accounts receivable	572	1,102	209
Gain on sale of assets	(25,963)	(52)	(1,159)
Sale of litigation rights	(1,151)	—	—
Sale of investments	(570)	—	—
Other	(1,399)	(909)	13

Total other (income) expense, net	$(13,470)	$11,578	$1,868

We have had intercompany term loans between GrafTech Finance and some of our foreign subsidiaries. We had no such term loans at December 31, 2009. At December 31, 2008, the aggregate principal amount of these term loans was $558.4 million. These loans were subject to remeasurement gains and losses due to changes in currency exchange rates. Certain of these loans had been deemed to be essentially permanent prior to settlement and, as a result, remeasurement gains and losses on these loans were recorded as a component of accumulated other comprehensive loss in the stockholders’ equity section of the Consolidated Balance Sheets. The remaining balance of these loans was deemed to be temporary and, as a result, remeasurement gains and losses on these loans were recorded as currency gains / losses in other income (expense), net, on the Consolidated Statements of Operations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

As part of our cash management, we also have intercompany loans between our subsidiaries. These loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency gains / losses in other income (expense), net, on the Consolidated Statements of Operations.

We had net total of currency gains of $0.3 million in 2007 and $2.2 million in 2008, while we had a net total currency loss of $0.5 million in 2009, due to the remeasurement of intercompany loans and the effect of transaction gains and losses on intercompany activities.

During 2007, we redeemed a total of $235.0 million of the outstanding principal amount of the Senior Notes. In connection with these redemptions, we incurred a $13.0 million loss on the extinguishment of debt, which includes $12.1 million related to the call premium and $0.9 million of charges for the accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Senior Notes.

During the second quarter of 2007, we sold land and certain assets related to our former graphite electrode manufacturing facility in Caserta, Italy. The gain recognized on this sale was $23.7 million. Approximately $1.5 million of the purchase price was placed in escrow as security for the completion of certain activities related to remediation and landfill closure at this facility, which is included in restricted cash in the Consolidated Balance Sheets as of December 31, 2008 and 2009. The sale agreement provides that, upon completion of certain milestones in the remediation and landfill closure activities, portions of the escrowed amounts shall be paid to us. We recognize returns of funds held in escrow as other income when received. In the fourth quarter 2009, approximately $1.0 million of the funds held in escrow were released to us and we recognized income and reduced restricted cash.

During the third quarter of 2007, we completed the sale of our subsidiary located in Vyazma, Russia for approximately $8.0 million. The gain on this sale is $1.3 million. As part of the transaction, we entered into a lease for a portion of the facility. This lease did not meet the criteria for sales-leaseback accounting and we therefore recorded a $3.0 million financing obligation for the portion of the sales price received related to the leased area. As of December 31, 2009, $1.4 million of this balance was outstanding.

During 2008, we redeemed a total of $180 million of the outstanding principal amount of the Senior Notes. In connection with these redemptions, we incurred a $6.8 million loss on the extinguishment of debt, which includes $6.2 million related to the call premium and $0.6 million of charges for the accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Senior Notes.

During 2008, we also called for redemption the $225 million principal amount of our Debentures. All of the Debentures were either redeemed or converted into shares of our common stock. In connection with this derecognition of the Debentures, we recognized a $4.1 million gain and incurred a $9.0 million charge related to the make-whole provision. This payment represented the present value of all remaining scheduled interest payments from the date of derecognition through January 15, 2011.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

(11) SUPPLEMENTARY BALANCE SHEET DETAIL

The following tables present supplementary balance sheet details:

	At December 31,
	2008	2009
	(Dollars in thousands)
Accounts and notes receivable, net:
Trade	$130,071	$105,130
Other	21,025	17,035

	151,096	122,165
Allowance for doubtful accounts	(4,110)	(4,545)

	$146,986	$117,620

Inventories:
Raw materials and supplies	$130,615	$89,855
Work in process	111,995	106,606
Finished goods	49,895	51,568

	292,505	248,029
Reserves	(2,108)	(2,518)

	$290,397	$245,511

Property, plant and equipment:
Land and improvements	$23,599	$26,316
Buildings	113,163	137,399
Machinery and equipment and other	686,450	785,191
Construction in progress	50,720	33,267

	$873,932	$982,173

Other accrued liabilities:
Accrued vendors payable	$43,157	$31,475
Supply chain financing	30,447	14,557
Payrolls (including incentive programs)	24,141	23,298
Customer prepayments	16,614	14,766
Employee compensation and benefits	10,430	10,907
Other	16,494	11,308

	$141,283	$106,311

Other long term obligations:
Postretirement benefits	$29,773	$29,845
Pension and related benefits	55,085	51,678
Other	33,414	26,744

	$118,272	$108,267

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The following table presents an analysis of the allowance for doubtful accounts:

	At December 31,
	2007	2008	2009
	(Dollars in thousands)
Balance at beginning of year	$3,186	$2,971	$4,110
Additions	338	2,748	4,436
Deductions	(553)	(1,609)	(4,001)

Balance at end of year	$2,971	$4,110	$4,545

Inventories

Accounting guidance requires that we allocate fixed production overheads to the costs of conversion based on normal capacity of the production facilities. It also requires that we recognize abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) as current period charges. We recognized $4.3 million of costs in excess of normal absorption in 2009. These unabsorbed costs were attributable to adjustments of fixed production overheads to the costs of conversion based on normal capacity versus actual levels, due to production levels being below normal capacity in 2009.

The following table presents an analysis of our inventory reserves:

	At December 31,
	2007	2008	2009
	(Dollars in thousands)
Balance at beginning of year	$4,349	$1,468	$2,108
Additions	1,778	2,675	3,286
Deductions	(4,659)	(2,035)	(2,876)

Balance at end of year	$1,468	$2,108	$2,518

Other long term obligations

Brazil has a federal excise tax (Imposto sobre Productos Industrializados – “IPI”) that applies for manufactured goods. The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw material used in production (“IPI tax credit”). Based on legal precedent, in prior years we recognized IPI tax credits in the aggregate amount of $3.1 million. The Brazilian tax authority challenged the recording of IPI tax credits based on this legal precedent, litigated the issue, and the Federal Superior Court of Justice decided in their favor. Based on this decision, we recognized a liability for the tax due, penalty, interest and legal costs which at December 31, 2008, approximated $6.0 million.

In 2009, the Brazilian government announced special programs providing for reductions in the tax due, penalty, interest, and legal costs if we agreed to pay the reduced amount. In November we paid $3.9 million to settle the liability. Our Consolidated Statement of Operations includes a credit of $4.3 million for the derecognition of this liability.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

(12) COMMITMENTS

Lease commitments under non-cancelable operating leases extending for one year or more will require the following future payments:

(Dollars in thousands)
2010	$2,434
2011	1,729
2012	1,555
2013	1,283
2014	34
After 2014	23

Total lease and rental expenses under non-cancelable operating leases extending one year or more approximated $1.3 million in 2007, $2.1 million in 2008 and $2.5 million in 2009.

We have a supply agreement that requires us to purchase $40.1 million of calcined needle coke from February 2010 to March 2011.

In 2001 we outsourced the management of the data services, networks, desktops and laptops of our information technology function to CGI Group Inc. (“CGI”). CGI agreed to purchase our existing information technology fixed assets and fund the initial implementation of our global enterprise resource planning systems with advanced manufacturing, planning and scheduling software. These expenditures were included in the aggregate commitment for which we recorded a liability that was to be repaid over the 10-year term of the agreement, with an expiration date of April 30, 2011. On December 1, 2009, we informed CGI of our intention to terminate the agreement on June 30, 2010. The agreement required us to pay the remaining aggregate commitment and an early termination penalty.

We paid CGI $1.4 million on December 29, 2009, which included: a $0.8 million payment for the aggregate commitment fee from the contract termination date through the contract expiration date; a $0.5 million early termination penalty; and $0.1 million for sales tax and cancelled projects net of an early payment discount. At December 31, 2009, the remaining aggregate commitment fee is $0.4 million which is included in other accrued liabilities current and will be repaid in six equal, monthly installments.

At December 31, 2009, we had outstanding letters of credit of $5.8 million under the Revolving Facility and $5.3 million under a $10 million Letter of Credit facility with another commercial bank.

(13) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS

Retirement Plans

On February 26, 1991, we formed our own retirement plan covering substantially all our U.S. employees. Under our plan, covered employees earned benefit payments based primarily on their service credits and wages subsequent to February 26, 1991.

Prior to that date, substantially all our U.S. employees were participants in the U.S. retirement plan of Union Carbide Corporation (“Union Carbide”). While service credit was frozen, covered employees continued to earn benefits under the Union Carbide plan based on their final average wages through February 26, 1991, adjusted for salary increases (not to exceed six percent per annum) through January 26, 1995, the date Union Carbide ceased to own a minimum 50% of the equity of GTI. The Union Carbide plan is responsible for paying retirement and death benefits earned as of February 26, 1991.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Effective January 1, 2002, we established a defined contribution plan for U.S employees. Certain employees had the option to remain in our defined benefit plan for an additional period of up to five years. Employees not covered by this option had their benefits under our defined benefit plan frozen as of December 31, 2001, and began participating in the defined contribution plan.

Effective March 31, 2003, we curtailed our qualified benefit plan and the benefits were frozen as of that date for the U.S. employees who had the option to remain in our defined benefit plan. We also closed our non-qualified U.S. defined benefit plan for the participating salaried workforce. The employees began participating in the defined contribution plan as of April 1, 2003.

We make quarterly contributions equal to 1% of each employee’s total eligible pay. We recorded expense of $0.8 million, $0.6 million and $0.5 million for contributions to this plan in 2007, 2008 and 2009, respectively. All such contributions were made using company stock.

Pension coverage for employees of foreign subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves.

During 2007, we liquidated our South Africa pension fund and recognized a $4.4 million settlement loss.

The components of our consolidated net pension costs are set forth in the following table.

	For the Year Ended December 31,
	2007		2008		2009
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Service cost	$740	$243	$371	$255	$372	$230
Interest cost	7,424	4,136	7,474	3,003	7,374	2,571
Expected return on assets	(8,466)	(4,551)	(8,713)	(2,924)	(8,112)	(2,381)
Amortization	1,434	604	930	396	1,555	817
Settlement (gain) loss	—	4,428	—	167	—	(10)
Curtailment (gain) loss	—	534	—	—	—	(49)

	$1,132	$5,394	$62	$897	$1,189	$1,178

Amounts recognized in other comprehensive income:

	For the Year Ended December 31,
	2007		2008		2009
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Net (gain) loss	$(6,289)	$1,553	$39,273	$5,486	$(3,813)	$6,055
Prior service cost	—	—	—	—	—	361
Amortization of initial net asset	—	86	—	(6)	—	—
Amortization of prior service cost	—	(669)	—	(43)	—	(40)
Amortization of net loss	(1,434)	(4,983)	(930)	(347)	(1,554)	(777)
Effect of exchange rates	—	(277)	—	1,152	—	1,097

Total recognized in other comprehensive loss	$(7,723)	$(4,290)	$38,343	$6,242	$(5,367)	$6,696

Total recognized in pension costs and other comprehensive loss	$(6,591)	$1,104	$38,405	$7,139	$(4,178)	$7,874

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

We estimate that our 2010 pension cost will include amortization of $0.1 million of prior service cost and $5.1 million of net actuarial losses from stockholders’ equity.

The reconciliation of the beginning and ending balances of our pension plans’ benefit obligations, fair value of assets, and funded status at December 31, 2008 and 2009 are:

	At December 31,
	2008		2009
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Changes in Benefit Obligation:
Net benefit obligation at beginning of year	$127,950	$57,594	$123,285	$39,974
Service cost	371	255	372	230
Interest cost	7,474	3,003	7,374	2,571
Participant contributions	—	77	—	92
Plan amendments / curtailments	—	—	—	312
Foreign currency exchange changes	—	(14,223)	—	4,712
Actuarial (gain) loss	(2,689)	(2,734)	5,818	6,200
Settlement	—	(552)	—	(113)
Benefits paid	(9,821)	(3,446)	(9,539)	(3,166)

Net benefit obligation at end of year	$123,285	$39,974	$127,310	$50,812

Changes in Plan Assets:
Fair value of plan assets at beginning of year	$108,745	$60,045	$74,860	$40,994
Actual return on plan assets	(28,361)	(2,308)	17,743	2,526
Foreign currency exchange rate changes	—	(15,543)	—	4,927
Employer contributions	4,297	2,721	570	2,575
Participant contributions	—	77	—	92
Settlement	—	(552)	—	(113)
Benefits paid	(9,821)	(3,446)	(9,539)	(3,166)

Fair value of plan assets at end of year	$74,860	$40,994	$83,634	$47,835

Funded status overfunded (underfunded):	$(48,425)	$1,020	$(43,676)	$(2,977)

Amounts recognized in accumulated other comprehensive loss:
Initial net asset (obligation)	$—	$—	$—	$—
Prior service credit	—	(69)	—	(402)
Net gain (loss)	(58,481)	(7,592)	(53,114)	(13,955)

Accumulated other comprehensive income (loss)	$(58,481)	$(7,661)	$(53,114)	$(14,357)
Amounts recognized in the statement of financial position:
Non-current assets	$—	$3,477	$—	$309
Current liabilities	(561)	(25)	(560)	(33)
Non-current liabilities	(47,864)	(2,432)	(43,116)	(3,253)

Net amount recognized	$(48,425)	$1,020	$(43,676)	$(2,977)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The accumulated benefit obligation for all defined benefit pension plans was $161.8 million and $177.3 million at December 31, 2008 and 2009, respectively.

At December 31, 2008 and 2009, U.S. plan assets were comprised of cash and shares of diversified funds held with registered investment companies (Level 1), the fair value of which we determine using quoted prices in active markets.

At December 31, 2008, the assets of our UK pension plan were comprised of shares of diversified funds with registered investment companies. During 2009, we sold all of these shares and began the process of purchasing a bulk annuity policy in order to more closely align the plan assets with our obligations, with the ultimate goal to settle the U.K. liability as soon as possible. As of December 31, 2009, we have purchased approximately 91% of the total annuity policy that will be required to fully annuitize this liability. Premiums paid towards the annuity contract as of December 31, 2009, are revocable until we obtain full annuitization.

Following is a description of the valuation methodologies used for assets measured at fair value:

Diversified funds: Valued at the net asset value of the shares held at year end.

Debt securities issued by foreign governments: Valued at the net value of the debt instruments held at year end.

Fixed insurance contracts: Valued as the present value of guaranteed payment streams.

Investment contracts: Valued as the total cost of annuity contracts purchased, adjusted for timing differences between the date of purchase and December 31, 2009.

The preceding methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although we believe the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the assets at fair value as of December 31, 2008 and 2009 for international plans (dollars in thousands):

Levels 1 and 2

		At December 31,
Asset Type:	Category	2008	2009
Cash and cash equivalents	Level 1	$1,076	$2,285
Diversified funds	Level 1	37,583	—
Debt securities issued by foreign governments	Level 2	1,065	1,077

Level 3

Asset Type:	December 31, 2008	Purchases	Other	December 31, 2009
Investment contracts	$—	$44,730	$(1,776)	$42,954
Fixed insurance contracts	1,270	—	249	1,519

	$1,270	$44,730	$(1,527)	$44,473

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Distributions to participants of $1,776 and translation of $249 are the components of Other.

We annually re-evaluate assumptions and estimates used in projecting pension assets, liabilities and expenses. These assumptions and estimates may affect the carrying value of pension assets, liabilities and expenses in our Consolidated Financial Statements. Assumptions used to determine net pension costs and projected benefit obligations are:

	Pension Benefit Obligations at December 31,
	2008	2009
Weighted average assumptions to determine benefit obligations:
Discount rate	6.23%	5.67%
Rate of compensation increase	2.74%	3.62%

	Pension Benefit Costs at December 31,
	2008	2009
Weighted average assumptions to determine net cost:
Discount rate	5.92%	6.23%
Expected return on plan assets	7.04%	7.12%
Rate of compensation increase	3.06%	2.74%

We adjust our discount rate annually in relation to the rate at which the benefits could be effectively settled. Discount rates are set for each plan in reference to the yields available on AA-rated corporate bonds of appropriate currency and duration. The appropriate discount rate is derived by developing an AA-rated corporate bond yield curve in each currency. The discount rate for a given plan is the rate implied by the yield curve for the duration of that plan’s liabilities. In certain countries, where little public information is available on which to base discount rate assumptions, the discount rate is based on government bond yields or other indices and approximate adjustments to allow for the differences in weighted durations for the specific plans and/or allowance for assumed credit spreads between government and AA rated corporate bonds.

The expected return on assets assumption represents our best estimate of the long-term return on plan assets and generally was estimated by computing a weighted average return of the underlying long-term expected returns on the different asset classes, based on the target asset allocations. The expected return on assets assumption is a long-term assumption that is expected to remain the same from one year to the next unless there is a significant change in the target asset allocation, the fees and expenses paid by the plan or market conditions. However, we have adjusted this estimate downward as a result of the recent decline in global market conditions.

The rate of compensation increase assumption is generally based on salary increases.

Plan Assets. The following table presents our retirement plan weighted average asset allocations at December 31, 2009, by asset category:

	Percentage of Plan Assets at December 31, 2009
	U.S.	Foreign
Equity securities	70%	—%
Fixed Income	30%	100%

Total	100%	100%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Investment Policy and Strategy. The investment policy and strategy of the U.S. plan is to invest approximately 75% (60% large cap, 25% small- and mid-cap, 15% international) in equities and approximately 25% in short duration fixed income securities. The trust allows the plan to be invested up to 80% in equities, including shares of our common stock. Rebalancing is undertaken monthly. The investment policy of the U.K. plan is to invest 0% to 40% in equities and 60% to 100% in debt securities. The goal of both plans is to fully fund the plans as soon as possible while investing plan assets prudently. To the extent we maintain plans in other countries, asset diversification ranges are between 5%-30% for equity investments and between 7%-95% for fixed income investments. For each plan, the investment policy is set within both asset return and local statutory requirements.

The following table presents our retirement plan weighted average target asset allocations at December 31, 2009, by asset category:

	Percentage of Plan Assets at December 31, 2009
	U.S.	Foreign
Equity securities	75%	—%
Fixed Income	25%	100%

Total	100%	100%

Information for our pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2008 and 2009 follows:

	2008		2009
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Accumulated benefit obligation	$123,285	$2,457	$127,310	$2,621
Fair value of plan assets	74,860	—	83,634	—

Information for our pension plans with a projected benefit obligation in excess of plan assets at December 31, 2008 and 2009 follows:

	2008		2009
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Projected benefit obligation	$123,285	$1,947	$127,310	$3,286
Fair value of plan assets	74,860	—	83,634	—

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Following is our projected future pension plan cash flow by year:

	U.S.	Foreign
	(Dollars in thousands)
Expected contributions in 2010:
Expected employer contributions	$560	$166
Expected employee contributions	—	—
Estimated future benefit payments reflecting expected future service for the years ending December 31:
2010	8,963	3,037
2011	8,967	3,123
2012	9,001	3,708
2013	9,123	3,660
2014	9,069	4,566
2015-2019	46,193	20,827

Postretirement Benefit Plans

We provide life insurance benefits for eligible retired employees. These benefits are provided through various insurance companies and health care providers. We accrue the estimated net postretirement benefit costs during the employees’ credited service periods.

In July 2002, we amended our U.S. postretirement medical coverage. In 2003 and 2004, we discontinued the Medicare Supplement Plan (for retirees 65 years or older or those eligible for Medicare benefits). This change applied to all U.S. active employees and retirees. In June 2003, we announced the termination of the existing early retiree medical plan for retirees under age 65, effective December 31, 2005. In addition, we limited the amount of retiree’s life insurance after December 31, 2004. These modifications are accounted for prospectively. The impact of these changes is being amortized over the average remaining period to full eligibility of the related postretirement benefits. These amortizations, along with other benefit costs, resulted in a $5.6 million net benefit in 2007, a $5.2 million net cost in 2008 and a $4.9 million net cost in 2009, reflected in the Consolidated Statements of Operations.

During 2007, we eliminated our retiree medical and life insurance plan in Brazil. As a result, we recorded a $1.3 million curtailment gain in 2007. During 2009, we amended our US non-pooled plan to eliminate the life insurance benefit for certain non-pooled participants. As a result, we recorded a $0.6 million curtailment gain in 2009.

The components of our consolidated net postretirement cost (benefit) for each of the three years ended December 31, 2009 follows:

	For the Year Ended December 31,
	2007		2008		2009
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Service cost	$26	$465	$26	$345	$10	$179
Interest cost	1,052	1,225	1,080	1,134	1,033	981
Amortization	(7,037)	(31)	2,581	14	3,474	(139)
Curtailment gain	—	(1,337)	—	—	(644)	—

	$(5,959)	$322	$3,687	$1,493	$3,873	$1,021

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Amounts recognized in other comprehensive income are:

	For the Year Ended December 31,
	2007		2008		2009
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Net loss (gain)	1,942	(1,565)	(1,827)	(3,191)	926	127
Amortization of prior service cost (credit)	10,982	237	1,090	187	—	175
Amortization of initial net asset	—	77	—	—	—	—
Amortization of net (loss) gain	(3,945)	1,054	(3,671)	(201)	(2,831)	(36)
Effect of exchange rates	—	10	—	(4,020)	—	(2,465)

Total recognized in other comprehensive income	8,979	(187)	(4,408)	(7,225)	(1,905)	(2,199)
Total recognized in net post retirement cost (benefit) and other comprehensive income	$3,020	$135	$(721)	$(5,732)	$1,968	$(1,178)

We estimate that in 2010 our postretirement costs will include amortization of $0.2 million of prior service credit and $2.2 million of actuarial losses from stockholders’ equity.

The reconciliation of beginning and ending balances of benefit obligations under, fair value of assets of, and the funded status of, our postretirement plans is set forth in the following table:

	Postretirement Benefits at December 31,
	2008		2009
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Changes in Benefit Obligation:
Net benefit obligation at beginning of year	$19,642	$19,689	$17,470	$12,415
Service cost	26	345	10	179
Interest cost	1,080	1,134	1,033	981
Foreign currency exchange rates	—	(4,020)	—	2,616
Actuarial (gain) loss	(711)	(3,653)	1,676	127
Curtailment	—	—	(751)	—
Gross benefits paid	(2,567)	(1,080)	(1,945)	(1,027)

Net benefit obligation at end of year	$17,470	$12,415	$17,493	$15,291

Changes in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Employer contributions	2,567	1,080	1,945	1,027
Gross benefits paid	(2,567)	(1,080)	(1,945)	(1,027)

Fair value of plan assets at end of year	$—	$—	$—	$—

Funded status:	$(17,470)	$(12,415)	$(17,493)	$(15,291)

Amounts recognized in accumulated other comprehensive loss:
Initial net asset (obligations)	—	—	—	—
Prior service credit	—	(2,427)	—	2,666
Net gain (loss)	(32,000)	4,141	(30,095)	(867)

Accumulated other comprehensive income (loss)	(32,000)	1,714	(30,095)	1,799

Amounts recognized in the statement of financial position:
Current liabilities	(1,968)	(892)	(2,013)	(1,065)
Non-current liabilities	(15,502)	(11,522)	(15,480)	(14,226)

Net amount recognized	$(17,470)	$(12,414)	$(17,493)	$(15,291)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

We annually re-evaluate assumptions and estimates used in projecting the postretirement liabilities and expenses. These assumptions and estimates may affect the carrying value of postretirement plan liabilities and expenses in our Consolidated Financial Statements. Assumptions used to determine net postretirement benefit costs and postretirement projected benefit obligation are set forth in the following table:

	Postretirement Benefit Obligations At December 31,
	2008	2009
Weighted average assumptions to determine benefit obligations:
Discount rate	6.76%	5.96%
Health care cost trend on covered charges:
Initial	5.78%	6.68%
Ultimate	4.80%	5.61%
Years to ultimate	8	7

	Postretirement Benefit Costs At December 31,
	2008	2009
Weighted average assumptions to determine net cost:
Discount rate	6.31%	6.76%
Health care cost trend on covered charges:
Initial	5.81%	6.74%
Ultimate	4.94%	5.59%
Years to ultimate	6	8

As a result of certain amendments to our U.S. postretirement benefits, health care cost trend rates have no material effect on the amounts reported for net postretirement benefits for each of the three years, ended December 31, 2009.

Discount rates are set for each plan in reference to the yields available on AA-rated corporate bonds of appropriate currency and duration. The appropriate discount rate is derived by developing an AA-rated corporate bond yield curve in each currency. The discount rate for a given plan is the rate implied by the yield curve for the duration of that plan’s liabilities. In certain countries, where little public information is available on which to base discount rate assumptions, the discount rate is based on government bond yields or other indices and approximate adjustments to allow for the differences in weighted durations for the specific plans and/or allowance for assumed credit spreads between government and AA-rated corporate bonds.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The following table represents projected future postretirement cash flow by year:

	U.S.	Foreign
	(Dollars in thousands)
Expected contributions in 2010:
Expected employer contributions	$2,013	$1,065
Expected employee contributions	—	—
Estimated future benefit payments reflecting expected future service for the fiscal years ending December 31:
2010	2,013	1,065
2011	1,974	1,083
2012	1,918	1,097
2013	1,854	1,104
2014	1,768	1,114
2015-2019	7,629	5,738

Other Non-Qualified Benefit Plans

Since January 1, 1995, we have established various unfunded, non-qualified supplemental retirement and deferred compensation plans for certain eligible employees. We established benefits protection trusts (collectively, the “Trust”) to partially provide for the benefits of employees participating in these plans. At December 31, 2008 and December 31, 2009, the Trust had assets of approximately $1.8 million and $3.1 million, respectively, which are included in other assets on the Consolidated Balance Sheets. These assets include 71,493 shares of common stock that we contributed to the Trust. These shares, if later sold, could be used for partial funding of our future obligations under certain of our compensation and benefit plans. The shares held in Trust are not considered outstanding for purposes of calculating earnings per share until they are committed to be sold or otherwise used for funding purposes.

Savings Plan

Our employee savings plan provides eligible employees the opportunity for long-term savings and investment. The plan allows employees to contribute up to 5% of pay as a basic contribution and an additional 45% of pay as supplemental contribution. For 2007, 2008 and 2009, we contributed on behalf of each participating employee, in units of a fund that invests entirely in our common stock, 100% on the first 3% contributed by the employee and 50% on the next 2% contributed by the employee. We contributed 201,052 shares in 2007, resulting in an expense of $2.5 million; 188,527 shares in 2008, resulting in an expense of $2.7 million; and 258,436 shares in 2009, resulting in an expense of $2.5 million.

(14) MANAGEMENT COMPENSATION AND INCENTIVE PLANS

Stock-Based Compensation

We have historically maintained several stock incentive plans. The plans permitted the granting of options, restricted stock and other awards. At December 31, 2009, the aggregate number of shares authorized under the plans since their initial adoption was 23,300,000, which includes the 4 million share increase approved by our stockholders on May 19, 2009.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Stock-Based Compensation

For the twelve months ended December 31, 2008 and 2009, we recognized $4.8 million and $3.2 million, respectively, in stock-based compensation expense. A majority of the expense, $4.6 million and $3.1 million, respectively, was recorded as selling and administrative in the Consolidated Statements of Operations, with the remainder recorded as cost of sales and research and development. We expect our stock-based compensation expense to approximate $4.8 million in 2010.

As of December 31, 2009, the total compensation expense related to non-vested restricted stock and stock options not yet recognized was $12.8 million which will be recognized over the weighted average life of 1.36 years. This significant increase in unrecognized compensation cost compared to December 31, 2008, is driven primarily by awards granted in December 2009 under our long-term incentive plan, as well as the establishment of performance targets for 2010, which resulted in grants for prior year’s long-term incentive plan awards that were dependent on these performance targets.

In December 2009, the 2009 Long-Term Incentive Plan (“2009 LTIP”) under our 2005 Equity Incentive Plan was approved. Under 2009 LTIP we granted 222,300 stock options with an exercise price of $16.41; 115,900 restricted share units; and up to 308,400 performance shares, which represent the right to receive shares contingent upon the achievement of one or more performance measures. The options vest as to one-third of the grant on each of the next three grant date anniversaries and expire ten years from the grant date. The restricted share units vest as to one-third of the grant on each of the next three grant date anniversaries. Performance shares are earned based on our ranking of revenue and EBIT (earnings before interest and taxes) growth compared to a target peer group for a three year period beginning January 1, 2010. Compensation for performance shares can fluctuate based on our relative performance to the peer groups as well as how we perform to the targets. Performance shares earned will vest on March 30, 2013, provided the participant is still be employed by us on that date.

Accounting for Stock-Based Compensation

Restricted Stock and Performance Shares. Compensation expense for restricted stock and performance share awards is based on the closing price of our common stock on the date of grant, less our assumptions of dividend yield and expected forfeitures or cancellations of awards throughout the vesting period, which generally range between one and three years. The weighted average grant date fair value of restricted stock and performance shares was approximately $9.05 and $12.07 per share at December 31, 2008 and 2009, respectively.

Restricted stock and performance share awards activity under the plans for the year ended December 31, 2009, was:

	Number of Shares	Weighted-Average Grant Date Fair Value
Outstanding unvested at January 1, 2009	640,152	$9.05
Granted	921,426	$12.91
Vested	(393,619)	$9.15
Forfeited/canceled/expired	(21,703)	$11.70

Outstanding unvested at December 31, 2009	1,146,256	$12.07

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

During the year ended December 31, 2009, we granted 921,426 shares of restricted stock performance share awards to certain directors, officers and employees at prices ranging from $6.01 to $16.41. Of the total shares granted, 115,900 will vest over a three year period, with one-third of the shares vesting on the anniversary date of the grant in each of the next three years. Assuming company-wide performance targets and service conditions are met, 97,267 will vest in February 2010, 97,267 will vest in February 2011, 331,197 will vest in February 2012, and 154,200 will vest in March 2013. The remaining shares vest over periods ranging from six months to three years. Unvested shares granted to each employee also vest upon the occurrence of a change in control, as defined. Unvested shares are forfeited based on the terms of the award.

Stock Options. Compensation expense for stock options is based on the estimated fair value of the option on the date of the grant. We calculate the estimated fair value of the option using the Black-Scholes option-pricing model. During 2009, we granted 227,300 options to certain of our directors, officers and employee. The weighted-average fair value of the options granted in 2009 was $10.35. We did not issue any stock options in 2008. The weighted average assumptions used in our Black-Scholes option-pricing model for options granted in 2009 are:

For the Year Ended December 31, 2009
Dividend yield	0%
Expected volatility	69.72% - 70.61%
Risk-free interest rate	2.57% - 3.25%
Expected term in years	5.5 - 6 years

Dividend Yield. A dividend assumption of 0% is used for all grants based on our history of not paying dividends.

Expected Volatility. We estimate the volatility of our common stock at the date of grant based on the historical volatility of our common stock. The volatility factor we use is based on our historical stock prices over the most recent period commensurate with the estimated expected life of the award.

Risk-Free Interest Rate. We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Expected Term In Years. The expected life of awards granted represents the time period that the awards are expected to be outstanding. We determined the expected term of the 2009 grant using the “simplified” method as described by the SEC, since we do not have a history of stock option awards to provide a reliable basis for estimating such.

Stock option activity under the plans for the year ended December 31, 2009 was:

	Number of Shares	Weighted-Average Exercises Prices
Outstanding at January 1, 2009	1,359,238	$5.63
Granted	227,300	$16.26
Vested	—	—
Forfeited/canceled/expired	(14,000)	$15.80
Exercised	(60,000)	$10.86

Outstanding at December 31, 2009	1,512,538	$9.80

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Options outstanding at December 31, 2009, have a weighted average remaining contractual life of 4.13 years, a weighted average remaining vesting period of 1.82 years, and an aggregate intrinsic value of $8.9 million. The intrinsic value of options exercised for the year ended December 31, 2009 was $0.2 million.

Stock options outstanding and exercisable under our plans at December 31, 2009 are:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Prices	Number Exercisable	Weighted- Average Exercise Prices
$2.83 to $11.10	1,231,366	3.22	$8.38	1,126,366	$8.32
11.60 to $19.06	281,172	8.21	16.06	58,872	14.72

	1,512,538			1,185,238

At December 31, 2009, we have 1,364,338 options vested and expected to vest. Options exercisable at December 31, 2009, have a weighted-average contractual life of 2.77 years and an aggregate intrinsic value of $8.9 million.

Incentive Compensation Plans

We have a global incentive program for our worldwide salaried and hourly employees, the Incentive Compensation Program (the “ICP”). The ICP is based primarily on achieving cash flow targets and, to a lesser extent, strategic targets. The balance of our accrued liability for ICP was $22.1 million and $21.2 million at December 31, 2008 and 2009, respectively.

(15) CONTINGENCIES

Legal Proceedings

We are involved in various investigations, lawsuits, claims, demands, environmental compliance programs and other legal proceedings arising out of or incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of these matters, we do not believe that their ultimate disposition will have a material adverse effect on our financial position, results of operations or cash flows.

Product Warranties

We generally sell products with a limited warranty. We accrue for known warranty claims if a loss is probable and can be reasonably estimated. We also accrue for estimated warranty claims incurred based on a historical claims charge analysis. Claims accrued but not yet paid amounted to $0.9 million at December 31, 2008, and $1.2 million at December 31, 2009. The following table presents the activity in this accrual for the year ended December 31, 2009:

(Dollars in Thousands)
Balance at December 31, 2008	$913
Product warranty charges	1,517
Payments and settlements	(1,191)

Balance at December 31, 2009	$1,239

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

(16) INCOME TAXES

The following table summarizes the U.S. and non-U.S. components of income from continuing operations before provision for income taxes.

	For the Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
U.S.	$(35,211)	$(8,898)	$(58,053)
Non-U.S.	232,161	271,544	94,747

	$196,950	$262,646	$36,694

Income tax expense (benefit) attributable to income from continuing operations consists of the items set forth in the following table.

	For the Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)
U.S income taxes:
Current	$10,902	$19,462	$18,373
Deferred	1,506	5,883	(9,894)

	12,408	25,345	8,479

Non-U.S. income taxes:
Current	33,211	39,573	14,617
Deferred	2,708	(2,787)	1,048

	35,919	36,786	15,665

Total income tax expense	$48,327	$62,131	$24,144

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as set forth in the following table.

	For the Year Ended December 31
	2007	2008	2009
	(Dollars in thousands)
Tax at statutory U.S. federal rate	$68,934	$91,926	$12,844
Valuation allowance, net	(22,904)	(2,186)	22,848
State tax expense (benefit), net of federal tax benefit	(3,159)	2,802	53
Tax return adjustments to estimated tax expense		(277)	(2,598)
Establishment (Resolution) of uncertain tax positions	(560)	1,117	6,141
U.S. tax impact of foreign earnings, net of foreign tax credits	8,167	(34,902)	4,693
Non-U.S. tax exemptions, holidays and credits	(1,912)	(3,763)	(5,147)
Worthless stock deduction	—	—	(14,067)
Tax effect of permanent differences	613	7,464	(24)
Other	(852)	(50)	(599)

Total tax expense (benefit) from continuing operations	$48,327	$62,131	$24,144

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and December 31, 2009 are set forth in the following table.

	At December 31,
	2008	2009
	(Dollars in thousands)
Deferred tax assets:
Fixed assets	$1,968	$1,869
Postretirement and other employee benefits	44,749	45,381
Foreign tax credit and other carryforwards	71,761	91,122
Capitalized research and experimental costs	5,333	3,955
Inventory Adjustments	7,149	6,182
Capital Loss	8,384	3,249
Other	7,070	13,950

Total gross deferred tax assets	146,414	165,708
Less: valuation allowance	(42,854)	(106,831)

Total deferred tax assets	$103,560	$58,877

Deferred tax liabilities:
Fixed assets	$31,724	$36,969
Inventory	6,088	4,952
Undistributed foreign earnings	26,689	16,959
Unrealized foreign currency exchange gain	28,564	648
Investment in non-consolidated affiliate	28,767	9,245
Other	1,554	517

Total deferred tax liabilities	123,386	69,290

Net deferred tax asset/(liability)	$(19,826)	$(10,413)

Deferred income tax assets and liabilities are classified on a net current and non-current basis within each tax jurisdiction. Net current deferred income tax assets are included in prepaid expenses and other current assets in the amount of $11.7 million at December 31, 2008 and $6.8 million at December 31, 2009. Net non-current deferred tax assets are separately stated as deferred income taxes in the amount of $1.9 million at December 31, 2008 and $11.4 million at December 31, 2009. Net current deferred tax liabilities are included in accrued income and other taxes in the amount of $4.4 million at December 31, 2008 and $3.2 million at December 31, 2009. Net non-current deferred tax liabilities are separately stated as deferred income taxes in the amount of $29.0 million at December 31, 2008 and $25.4 million at December 31, 2009.

We have assessed the need to establish valuation allowances for deferred tax assets based on determinations of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Appropriate consideration is given to all available evidence, both positive and negative, in assessing the need for a valuation allowance. The increase in total valuation allowance for 2009 was $63.9 million, due to the significant decrease in the deferred tax liability for foreign currency gains resulting from the repayment of intercompany notes and the significant decrease in the deferred tax liability for our investment in Seadrift resulting from the June 30, 2009 write-down of this investment. Refer to Note 5, “Investment in and Loan to Non-Consolidated Affiliate” for further information regarding our investment in Seadrift. Until we determine that is more likely than not that we will generate sufficient jurisdictional taxable income to realize our deferred income tax assets, these assets will be fully reserved.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

Valuation allowance activity for the years ended December 31, 2008 and 2009 follows:

	2008	2009
	(Dollars in millions)
Balance at January 1	$124.5	$42.9
(Credited) / charged to income	(2.2)	22.8
Acquisition accounting	(22.4)	—
Translation adjustment	(2.1)	1.7
Changes attributable to movement in underlying assets	(55.5)	39.4
Other	0.6	—

Balance at December 31	$42.9	$106.8

We have total excess foreign tax credit carryforwards of $60.0 million at December 31, 2009. Of these tax credit carry forwards, $27.3 million expires in 2012, $1.5 million expires in 2013, $1.2 million expires in 2014, $4.2 million expires in 2015, and $25.8 million expires in 2016.

In addition, we have state carryforwards on a gross tax effected basis of $15.7 million, which can be carried forward from 5 to 20 years. Based upon the level of historical taxable income and projections of future taxable income over the periods during which these credits are utilizable, we do not believe it is more likely than not that we will realize the tax benefits of these deferred tax assets. The amount of state net operating loss carryforwards reflected in the table above has been reduced by $1.4 million as a result of unrealized stock option deductions.

The Company has foreign loss carryforwards on a gross tax effected basis of $14.2 million, which can be carried forward from 5 years to indefinitely.

As of December 31, 2009, we had unrecognized tax benefits of $20.7 million, of which $20.7 million would have a favorable impact on our effective tax rate. However, for the majority of the unrecognized tax benefits, there would be no rate impact since they relate to items for which a valuation allowance is currently recorded. We have elected to report interest and penalties related to uncertain tax positions as income tax expense. Accrued interest and penalties were $1.3 million at December 31, 2007, $0.5 million as of December 31, 2008 and $0.3 million as of December 31, 2009. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2007	2008	2009
	(Dollars in millions)
Balance at January 1	$5.2	$5.1	$10.8
Additions based on tax positions related to the current year	—	0.5	0.2
Additions for tax positions of prior years	—	8.4	13.9
Reductions for tax positions of prior years	—	(0.1)	(3.7)
Lapse of statute of limitations	(0.8)	(2.7)	(0.6)
Foreign currency impact	0.7	(0.4)	0.1

Balance at December 31	$5.1	$10.8	$20.7

It is anticipated that the amount of unrecognized tax benefits will change by up to $3.0 million due to statute of limitations expiration in 2010.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. We are currently under federal audit in the U.S. for tax year 2007. All U.S. tax years prior to 2006 are closed by statute or have been audited and settled with the domestic tax authorities. We are also under federal audit in France for 2006-2008, and in Italy for 2006. Generally, tax years beginning after 2003 are still open to examination by foreign taxing authorities.

Subsequent to December 31, 2007, the 2004 “check the box” election that was made for our Swiss subsidiary was determined to be invalid. Our South Africa, U.K. and French subsidiaries remain “check the box” entities. However, the current earnings of all of these subsidiaries from 2004-2007 were not considered to be permanently reinvested. We established a deferred tax liability of $41.7 million in 2007 associated with this repatriation. Foreign tax credit carryforwards and related valuation allowances were adjusted by a corresponding net amount, resulting in no overall federal impact. As of December 31, 2007, net U.S. deferred tax assets decreased by a cumulative $1.5 million as a result of this event and are not significant to our overall financial position. The $1.5 million relates to a deferred tax asset for our state tax net operating loss carryforward which decreased as a result of our post-event assessment of the likelihood that such deferred tax asset would be realized.

We have not provided for U.S. income taxes or foreign withholding taxes on the December 31, 2009, undistributed earnings of our foreign subsidiaries which are considered to be permanently reinvested. These earnings would be taxable upon the sale or liquidation of these foreign subsidiaries, or upon the remittance of dividends. While the measurement of the unrecognized U.S. income taxes with respect to these earnings is not practicable, foreign tax credits would be available to offset some or all of any portion of such earnings that are remitted as dividends.

(17) EARNINGS PER SHARE

The following table shows the information used in the calculation of our basic and diluted earnings per share as of December 31:

	At December 31,
	2007	2008	2009
	(Dollars in thousands)
Net income, as reported	$146,241	$200,515	$12,550
Add: Interest on previously held Debentures, net of tax benefit	12,075	6,125	—
Add: Amortization of previously held Debentures issuance costs, net of tax benefit	789	370	—

Net income, as adjusted	$159,105	$207,010	$12,550

Weighted average common shares outstanding for basic calculation	100,467,604	111,447,172	119,706,641
Add: Effect of stock options and restricted stock	2,304,351	1,333,789	1,026,217
Add: Effect of previously held Debentures	13,570,560	6,258,337	—

Weighted average common shares outstanding for diluted calculation	116,342,515	119,039,298	120,732,858

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands, except as otherwise noted)

The weighted average common shares outstanding for the diluted calculation excludes consideration of stock options covering 2,446,276 shares in 2007, 19,451 shares in 2008 and 281,172 shares in 2009 because the exercise of these options would not have been dilutive due to their exercise prices being in excess of the weighted average market price of our common stock for each of the applicable periods.

(18) DISCONTINUED OPERATIONS

On December 5, 2006, we completed the sale of our 70% equity interest in Carbone Savoie S.A.S and other assets used in and liabilities related to our former cathode business to Alcan France, for approximately $135.0 million less certain price adjustments and the purchaser’s assumption of liabilities. In 2007, we recorded a $2.4 million, net of tax, charge related to the finalization of purchase price adjustments stated in the contract and other transaction related items.

(19) ACCUMULATED OTHER COMPREHENSIVE LOSS

The balance in our accumulated other comprehensive loss is set forth in the following table:

	For year ended December 31,
	2008	2009
	(Dollars in thousands)
Foreign currency translation adjustments	$280,484	$233,206
Unrealized losses (gains) on securities	908	(208)
Amortization of prior service costs and unrecognized gains and losses	74,568	72,646

	$355,960	$305,644

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

(Unaudited)

	At December 31, 2009	At September 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$50,181	$66,503
Accounts and notes receivable, net of allowance for doubtful accounts of $4,545 at December 31, 2009 and $3,986 at September 30, 2010	117,620	158,687
Inventories	245,511	283,337
Loan to non-consolidated affiliate	6,000	0
Prepaid expenses and other current assets	9,586	13,371

Total current assets	428,898	521,898

Property, plant and equipment	982,173	1,028,208
Less: accumulated depreciation	610,182	635,309

Net property, plant and equipment	371,991	392,899
Deferred income taxes	11,437	11,125
Goodwill	9,037	9,524
Other assets	7,298	11,998
Investment in non-consolidated affiliate	63,315	65,641
Restricted cash	632	1,161

Total assets	$892,608	$1,014,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,928	$41,941
Short-term debt	1,113	9
Accrued income and other taxes	38,977	34,484
Supply chain financing liability	14,404	25,460
Other accrued liabilities	91,907	92,965

Total current liabilities	180,329	194,859

Long-term debt	1,467	1,383
Other long-term obligations	108,267	104,492
Deferred income taxes	25,486	29,097
Contingencies—Note 14
Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	0	0
Common stock, par value $.01, 225,000,000 shares authorized, 124,027,399 shares issued at December 31, 2009 and 124,664,565 shares issued at September 30, 2010	1,240	1,247
Additional paid-in capital	1,300,051	1,309,170
Accumulated other comprehensive loss	(305,644)	(303,597)
Accumulated deficit	(305,202)	(207,740)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2009 and 4,068,412 at September 30, 2010	(112,511)	(113,693)
Less: common stock held in employee benefit and compensation trusts, 71,493 shares at December 31, 2009 and 75,721 shares at September 30, 2010	(875)	(972)

Total stockholders’ equity	577,059	684,415

Total liabilities and stockholders’ equity	$892,608	$1,014,246

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	For the Nine Months Ended September 30,
	2009	2010
Net sales	$456,679	$725,754
Cost of sales	332,332	507,892

Gross profit	124,347	217,862
Research and development	8,048	9,261
Selling and administrative expenses	63,319	85,412

Operating income	52,980	123,189

Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	54,343	(2,326)
Other expense (income), net	8,446	(1,744)
Interest expense	4,236	3,063
Interest income	(552)	(1,228)

Income (loss) before provision for income taxes	(13,493)	125,424
Provision for income taxes	8,265	27,962

Net income (loss)	$(21,758)	$97,462

Basic income (loss) per common share:
Net income (loss) per share	$(0.18)	$0.81

Weighted average common shares outstanding	119,596	120,484

Diluted income (loss) per common share:
Net income (loss) per share	$(0.18)	$0.80

Weighted average common shares outstanding	119,596	121,242

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2009	2010
Cash flow from operating activities:
Net (loss) income	$(21,758)	$97,462
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	23,905	29,175
Deferred income tax (benefit) provision	(10,829)	2,526
Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	54,343	(2,326)
Post-retirement and pension plan changes	6,688	7,640
Currency losses (gains)	5,135	(4,286)
Stock-based compensation, including incentive compensation paid in company stock	5,957	4,953
Interest expense	1,040	1,420
Other charges, net	14,666	1,065
Dividends from non-consolidated affiliate	122	0
Decrease (increase) in working capital*	47,693	(79,167)
(Increase) in long-term assets and liabilities	(5,259)	(4,435)

Net cash provided by operating activities	121,703	54,027

Cash flow from investing activities:
Capital expenditures	(40,544)	(51,455)
Loan to non-consolidated affiliate	(6,000)	6,000
Proceeds from derivative instruments	433	978
Net change in restricted cash	(999)	(529)
Other	112	275

Net cash used in investing activities	(46,998)	(44,731)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	773	(868)
Revolving Facility borrowings	124,715	0
Revolving Facility reductions	(155,231)	0
Proceeds from long-term debt	1,837	0
Principal payments on long-term debt	(20,035)	(56)
Supply chain financing	(30,115)	11,056
Proceeds from exercise of stock options	89	1,134
Purchase of treasury shares	0	(1,182)
Excess tax benefit from stock-based compensation	10	959
Long-term financing obligations	(815)	(857)
Revolver facility refinancing cost	0	(4,510)

Net cash (used in) provided by financing activities	(78,772)	5,676

Net (decrease) increase in cash and cash equivalents	(4,067)	14,972
Effect of exchange rate changes on cash and cash equivalents	1,068	1,350
Cash and cash equivalents at beginning of period	11,664	50,181

Cash and cash equivalents at end of period	$8,665	$66,503

* Net change in working capital due to the following components:
Decrease (increase) in current assets:
Accounts and notes receivable, net	$64,187	$(42,309)
Effect of factoring of accounts receivable	(15,993)	(1,115)
Inventories	62,819	(38,974)
Prepaid expenses and other current assets	(596)	(2,854)
Restructuring payments	(12)	(624)
(Decrease) increase in accounts payables and accruals	(61,766)	6,737
(Decrease) in interest payable	(946)	(28)

Decrease (increase) in working capital	$47,693	$(79,167)

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	Interim Financial Presentation

These interim Consolidated Financial Statements are unaudited; however, in the opinion of management, they have been prepared in accordance with Rule 10-01 of Regulation S-X and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted or condensed. These interim Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements, including the accompanying Notes, contained in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”).

The unaudited consolidated financial statements reflect all adjustments (all of which are of a normal, recurring nature) which management considers necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

Certain amounts previously reported have been reclassified to conform to the current year presentation.

(2)	New Accounting Standards

Recently Adopted Accounting Standards

Consolidation

In June 2009, the FASB amended the consolidation accounting guidance. We are required to qualitatively assess the determination of our being the primary beneficiary (“consolidator”) of a variable interest entity (“VIE”) on whether we (1) have the power to direct matters that most significantly impact the activities of the VIE, and (2) have the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. It also requires an ongoing reconsideration of the primary beneficiary and amends events that trigger a reassessment of whether an entity is a VIE. The new model is applicable to all new and existing VIE’s. The adoption of this new guidance on January 1, 2010 had no impact on our consolidated financial position or results of operation.

Transfers of Financial Assets

In June 2009, the FASB amended the accounting guidance for determining whether a transfer of a financial asset qualifies for sale accounting. The adoption of this guidance to our accounts receivable factoring arrangement beginning January 1, 2010 had no impact on our consolidated financial position or results of operations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(3)	Stock-Based Compensation

In the nine months ended September 30, 2009 and 2010, we recognized $2.3 million and $4.9 million, respectively, in stock-based compensation expense. A majority of the expense, $2.2 million and $4.5 million, respectively, was recorded as selling and administrative expenses in the Consolidated Statement of Operations, with the remaining expenses incurred as cost of sales and research and development.

As of September 30, 2010, the total compensation cost related to non-vested restricted stock and stock options not yet recognized was $9.5 million, which will be recognized over the weighted average life of 1.44 years.

Restricted Stock and Performance Shares

Restricted stock activity under the plans for the nine months ended September 30, 2010 was as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding unvested at January 1, 2010	1,146,256	$12.07
Granted	134,263	13.83
Vested	(362,566)	7.44
Forfeited	(32,668)	10.53

Outstanding at September 30, 2010	885,285	$14.29

Stock Options

Stock option activity under the plans for the nine months ended September 30, 2010 was as follows:

	Number of Shares	Weighted- Average Exercise Price
Outstanding at January 1, 2010	1,512,538	$9.80
Granted	24,500	14.73
Exercised	(125,520)	9.03
Forfeited	(29,151)	15.85

Outstanding at September 30, 2010	1,382,367	$9.83

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(4)	Earnings Per Share

The following table shows the information used in the calculation of our share counts for basic and diluted earnings per share:

	For the Nine Months Ended September 30,
	2009	2010
Weighted average common shares outstanding for basic calculation	119,595,663	120,483,832
Add: Effect of stock options and restricted stock	0	758,241

Weighted average common shares outstanding for diluted calculation	119,595,663	121,242,073

Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing net income by the sum of the weighted average number of common shares outstanding plus the additional common shares that would have been outstanding if potentially dilutive securities had been issued.

The weighted average common shares outstanding for the diluted calculation excludes consideration of stock options covering 232,000 shares in the nine months ended September 30, 2010 because the exercise prices were greater than the weighted average market price of our common stock for each of those periods.

There is no dilution for the nine months ended September 30, 2009 as we were in a net loss position for that period.

(5)	Segment Reporting

Our businesses are reported in the following reportable segments:

Industrial Materials. Our Industrial Materials segment manufactures and delivers high quality graphite electrodes and refractory products. Electrodes are key components of the conductive power systems used to produce steel and other non-ferrous metals. Refractory products are used in blast furnaces and submerged arc furnaces due to their high thermal conductivity and the ease with which they can be machined to large or complex shapes.

Engineered Solutions. Engineered Solutions include advanced graphite materials products for the transportation, solar, and oil and gas exploration industries, as well as natural graphite products for electronic thermal management applications.

We continue to evaluate the performance of our segments based on segment operating income. Intersegment sales and transfers are not material and the accounting policies of the reportable segments are the same as those for our Consolidated Financial Statements as a whole. Corporate expenses are allocated to segments based on each segment’s percentage of consolidated net sales.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes financial information concerning our reportable segments:

	For the Nine Months Ended September 30,
	2009	2010
	(Dollars in thousands)
Net sales to external customers:
Industrial Materials	$371,076	$599,394
Engineered Solutions	85,603	126,360

Total net sales	$456,679	$725,754

Segment operating income:
Industrial Materials	$46,986	$110,835
Engineered Solutions	5,994	12,354

Total segment operating income	52,980	123,189

Reconciliation of segment operating income to income (loss) before provision for income taxes

Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	54,343	(2,326)
Other expense (income), net	8,446	(1,744)
Interest expense	4,236	3,063
Interest income	(552)	(1,228)

Income (loss) before provision for income taxes	$(13,493)	$125,424

(6)	Investment in and Loan to Non-Consolidated Affiliate

Acquisition

On June 30, 2008, we acquired 100% of the common stock of Falcon-Seadrift Holding Corp., now named GrafTech Seadrift Holding Corp. (“GTSD”). The principal asset of GTSD is limited partnership units constituting approximately 18.9% of the equity interests of Seadrift Coke L.P. (“Seadrift”), a privately-held producer of needle coke, the primary raw material used in the manufacture of graphite electrodes. Needle coke is a critical raw material required to produce a graphite electrode and represents approximately 45% of our total cost to produce graphite electrodes. At the time of the acquisition, industry sales of graphite electrodes were at an all-time high and needle coke production was at or near full capacity. The risk availability and rising cost of needle coke was creating a potentially compelling threat to the profitability and growth of our business model. In order to partially hedge the impact of rising needle coke cost and, more importantly, to potentially position ourselves to gain a controlling interest, we purchased our 18.9% ownership interest in Seadrift.

The substance of the transaction was the acquisition of an asset, the limited partnership units. The cost of our acquisition was $136.5 million (net of $0.4 million cash received) of which $135.0 million cash was paid to the prior sole shareholder of GTSD.

In addition to the limited partnership units of Seadrift, we obtained certain rights associated with these interests. These include: the right to one of five seats on Seadrift’s board of directors (or, at our election, board observation rights in lieu thereof); the right of approval with respect to certain mergers and other transactions;

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

and the right to veto Seadrift’s repurchase of its own equity (other than from former employees). There are also customary rights permitting or requiring us to sell our interests on the same terms and conditions if the majority owners sell their interests. Beginning May 1, 2011, we have the right to require Seadrift to purchase our interests (a “put” to Seadrift) at the then fair market value (determined by a third-party assuming a sale of Seadrift as a going concern and without applying a discount for lack of liquidity, marketability, or lack of control).

We accounted for the acquisition of GTSD as the acquisition of an asset – limited partnership units in Seadrift – rather than as a business combination. Because the amount we paid for the limited partnerships units exceeded their tax basis we were required to recognize a deferred tax liability for this difference. We increased the carrying value of our investment by $41.8 million to recognize the deferred tax liability applicable to the difference between the amount we paid and the tax basis of the Seadrift limited partnership units. At the time of the acquisition we had a deferred tax asset valuation allowance. The accounting for the acquisition of Seadrift resulted in a taxable temporary difference that is expected to reverse during the same period that our deferred tax assets are expected to reverse. Accounting guidance required us to reduce our preexisting valuation allowance and decrease the carrying value of our investment in Seadrift by $22.4 million. The net result was an increase in the initial carrying amount for the investment in Seadrift of $19.4 million.

Equity in Losses (Earnings) and Summarized Financial Information

Seadrift is a pass-through entity. We account for our investment in Seadrift using the equity method of accounting. Our equity in losses (earnings) is based on Seadrift’s results of operations with a one-month lag because its accounting close and financial statement preparation cycle occurs subsequent to our reporting deadline for our corresponding cycle. We include material intervening events and an estimate for the effect of Seadrift’s LIFO inventory accounting on interim periods.

Our statement of operations for the nine months ended September 30, 2009 and September 30, 2010 includes our equity in the earnings of Seadrift, on a one-month lag, of $1.6 million and of $3.8 million, respectively, as well as the amortization of the difference between our cost of the investment and the net assets of Seadrift assigned to the long-lived assets of $3.2 million and $1.5 million for the nine months ended September 30, 2009 and 2010, respectively.

The following table shows summarized financial information for Seadrift on a one-month lag, including adjustments for material intervening events, for the nine months ended September 30, 2009 and 2010:

	For the
	Nine Months Ended
	September 30,
	2009	2010
	(Dollars in thousands)
Net sales	$65,454	$116,787
Gross profit	19,873	31,229
Net (loss) income	8,666	20,121

Write-down of Investment to Its Fair Value

We perform an assessment of our investment in Seadrift for impairment whenever changes in the facts and circumstances indicate that a loss in value has occurred, which is other than temporary. Because Seadrift is privately-held, we determine the fair value using an income approach (based upon the present value of expected future cash flows, using discount rates commensurate with the risks of the investment), a “Level 3” value in

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

accordance with the definition in ASC 820, Fair Value Measurements and Disclosures. Our valuation method uses a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon are discounted to their present value using an appropriate rate of return. We used the constant growth method to determine the terminal value.

At June 30, 2009, we determined that Seadrift’s reported and projected operating losses were triggering events requiring us to assess if there was a loss in value that is other than temporary. The fair value of Seadrift reflected reductions in the estimated future cash flows based on a lower expectation of volume and reduced growth and profitability resulting primarily from the continued downturn in the economy. At June 30, 2009, we determined that the fair value of the investment was less than our carrying value and that the loss in value was other than temporary. We recorded a $52.8 million noncash impairment to recognize this other than temporary loss in value. Because the impairment reduced the difference between the carrying amount of our investment and its tax basis, we recorded a net tax benefit of $7.4 million representing the net change of the deferred tax liability and the restoration of the valuation allowance recognized at the acquisition. We also determined that for each one percentage point change in the discount rate the fair value of our investment would be changed by approximately $2.8 million and that for each 0.25% percentage point decrease in the long-term growth rate the fair value of our investment would be changed by approximately $1.6 million.

The key drivers of the forecasts are metric tons shipped and price per ton. Using these forecasts we applied our assumptions of current and longer term growth for the industry and electric arc furnace utilization rates to forecast future cash flows; applying the half-year convention to the year 2009 forecast. We discounted the projected cash flows using a weighted average cost of capital of 14.5% and a long-term growth rate of 2.5%. Principal factors that could negatively affect the significant assumptions are a longer than forecast or deeper recession or other business interruption, an increase in the price of raw materials, and new market entrants which would increase current capacity; any of which could result in fewer metric tons being shipped than forecast and/or price degradation.

Given the current economic environment and the uncertainties regarding the impact on steel producers and their suppliers, including Seadrift, there can be no assurances that our estimates and assumptions regarding the fair value of Seadrift will prove to be accurate. If the assumptions regarding forecasted revenue, growth rates, and expected profitability are not achieved, we may be required to record additional impairment charges in future periods.

Loan to Seadrift

In late June and early July 2009, Seadrift entered into agreements to borrow up to $17.0 million from certain of its shareholders, which includes GrafTech. We agreed to loan up to $8.5 million and on July 2, 2009, we loaned Seadrift $6.0 million. We recorded the loan at its face amount, which reasonably approximated the present value of the note.

On March 31, 2010 Seadrift fully repaid the $6.0 million loan to us and the obligation to make any further loans or advances ceased and terminated.

On April 28, 2010, we, and certain of our subsidiaries, entered into an agreement and plan of merger with Seadrift, and certain of its partners, to acquire all of the equity interests of Seadrift that we do not already own. For further discussion see Footnote 17, “Acquisitions”.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(7)	Other Expense (Income), Net

The following table presents an analysis of other expense (income), net:

	For the
	Nine Months Ended
	September 30,
	2009	2010
	(Dollars in thousands)
Currency losses (gains)	$6,509	$(3,027)
Loss on extinguishment of debt	390	0
Bank and other financing fees	1,381	1,558
Discount on sale of accounts receivable	209	2
Other	(43)	(277)

Total other expense (income), net	$8,446	$(1,744)

(8)	Benefit Plans

The components of our consolidated net pension cost are set forth in the following table:

	For the
	Nine Months Ended
	September 30,
	2009	2010
	(Dollars in thousands)
Service cost	$470	$473
Interest cost	7,858	7,264
Expected return on plan assets	(8,728)	(7,443)
Amortization of transition obligation	5	0
Amortization of prior service cost	32	43
Amortization of unrecognized loss	957	4,163
Settlements/curtailments	0	(44)

Net Cost	$594	$4,456

The components of our consolidated net postretirement cost are set forth in the following table:

	For the
	Nine Months Ended
	September 30,
	2009	2010
	(Dollars in thousands)
Service cost	$272	$142
Interest cost	1,644	1,511
Amortization of prior service (benefit)	(686)	(143)
Amortization of unrecognized loss	2,538	1,685
Curtailment gain	(644)	0

Net Cost	$3,124	$3,195

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(9)	Long-Term Debt and Liquidity

The following table presents our long-term debt:

	At December 31,	At September 30,
	2009	2010
	(Dollars in thousands)
Other European debt	$1,467	$1,383

On April 28, 2010, we successfully completed the refinancing of our principal revolving credit facility (“Revolving Facility”) that was due to expire on July 15, 2010. Borrowers under the Revolving Facility are GrafTech Finance Inc. (“GrafTech Finance”) and GrafTech Switzerland S.A. (“Swissco”), both wholly-owned subsidiaries.

As amended and restated, the credit agreement provides for, among other things, an extension until April 29, 2013 of the maturity of our Revolving Facility in the initial amount of $260 million, additional flexibility for investments and acquisitions and, subject to certain conditions, an “accordion feature” that permits GrafTech Finance and Swissco to establish additional credit facilities thereunder in an aggregate amount, together with our Revolving Facility, of up to $390 million.

The interest rate applicable to the Revolving Facility is, at GrafTech’s option, either LIBOR plus a margin ranging from 2.50% to 3.50% (depending on our total net leverage ratio and/or senior unsecured rating) or, in the case of dollar denominated loans, the alternate base rate plus a margin ranging from 1.50% to 2.50% (depending upon such ratio or rating). The alternate base rate is the highest of (i) the prime rate announced by JP Morgan Chase Bank, N.A., (ii) the federal fund effective rate plus 0.50% and (iii) the London interbank offering rate (as adjusted) for a one-month interest period plus 1.00%. GrafTech Finance and Swissco pay a per annum fee ranging from 0.375% to 0.750% (depending on such ratio or rating) on the undrawn portion of the commitments under the Revolving Facility.

The financial covenants require us to maintain a minimum interest coverage ratio of 1.75 to 1.00 and a maximum net senior secured leverage ratio of 2.25 to 1.00, subject to adjustment for certain events. The Revolving Facility also contains a number of covenants that restrict certain corporate activities including annual capital expenditures and the payment of dividends and repurchases of our common stock.

On September 30, 2009, our Spanish subsidiary received a $1.8 million economic stimulus loan from the Ministry of Industry, Government of Spain. The loan is non-interest bearing and matures in October 2024. Repayment in 10 annual installments commences in October 2015. The loan is to be used for costs associated with a capital project. Under the terms of the loan we were required to return a proportionate amount of the loan if we did not spend the amount budgeted for the capital project prior to June 10, 2010. We successfully spent the entire budgeted amount prior to June 10, 2010; therefore, no amounts are classified as restricted cash at September 30, 2010. Because the loan is non-interest bearing, we were required to record the loan at its present value (determined using an interest rate of 4.33%). The difference between the proceeds received and the present value of debt is recorded as debt discount and deferred expense. The discount is amortized to income using the interest method; the deferred charge is amortized to income using the same basis and over the same period as the capital projects are depreciated. The loan balance, net of unamortized discount, was $1.2 million at September 30, 2010.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(10)	Inventories

Inventories are comprised of the following:

	At December 31,	At September 30,
	2009	2010
	(Dollars in thousands)
Inventories:
Raw materials and supplies	$89,855	$104,699
Work in process	106,606	130,472
Finished goods	51,568	51,649

	248,029	286,820
Reserves	(2,518)	(3,483)

	$245,511	$283,337

We recognize abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) as current period charges. We are required to allocate fixed production overheads to the costs of conversion based on normal capacity of the production facilities. The unabsorbed costs were attributable to adjustments of fixed production overheads to the costs of conversion based on normal capacity versus actual levels, due to production levels at certain facilities being below normal capacity for the periods ended September 30, 2009 and 2010. Costs in excess of normal absorption at September 30, 2009 and 2010 were $7.1 million and $1.2 million, respectively.

(11)	Interest Expense

The following table presents an analysis of interest expense:

	For the
	Nine Months Ended
	September 30,
	2009	2010
	(Dollars in thousands)
Interest incurred on debt	$2,712	$388
Amortization of debt issuance costs	1,037	1,377
Interest incurred on supply chain financing and other items	487	1,298

Total interest expense	$4,236	$3,063

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(12)	Other Comprehensive (Loss) Income

Other comprehensive (loss) income consisted of the following:

	For the Nine Months Ended September 30,
	2009	2010
	(Dollars in thousands)
Net (loss) income	$(21,758)	$97,462
Other comprehensive (loss) income:
Foreign currency translation adjustments	52,008	(2,726)
Amortization of prior service costs and unrecognized gains and losses, net of tax of $(1,598) and $(754), respectively	3,105	7,010
Natural gas and foreign currency derivatives, net of tax of $(565) and $303, respectively	1,290	(2,237)

Total comprehensive (loss) income	$34,645	$99,509

(13)	Supply Chain Financing

During the third quarter of 2008, we entered into a supply chain financing arrangement with a financing party. Under this arrangement, we essentially assign our rights to purchase needle coke from our supplier to the financing party. The financing party purchases the product from our supplier under the standard payment terms and then immediately resells it to us under longer payment terms. The financing party pays the supplier the purchase price for the product and then we pay the financing party. Our payment to the financing party for this needle coke includes a mark up (the “Mark-Up”). The Mark-Up is a premium expressed as a percentage of the purchase price. For the first nine months of 2010 the Mark-Up was based on 3 month LIBOR plus a margin of 2.90%. The Mark-Up is subject to quarterly reviews. This arrangement helps us to maintain a balanced cash conversion cycle between inventory payments and the collection of receivables. Based on the terms of the arrangement, the total amount that we owe to the financing party may not exceed $49.3 million at any point in time.

We record the inventory once title and risk of loss transfers from the supplier to the financing party. The amount recorded as a liability to the financing party was $14.4 million and $25.5 million at December 31, 2009 and September 30, 2010, respectively.

For the nine months ended September 30, 2009 and 2010, the financing party invoiced us $25.4 million and $153.8 million, respectively, for purchases of inventory under this arrangement. For the nine months ended September 30, 2009 and 2010, we recognized a Mark-Up of $0.3 million and $1.3, respectively, as interest expense.

(14)	Contingencies

We are involved in various investigations, lawsuits, claims, demands, environmental compliance programs and other legal proceedings arising out of or incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of these matters, we do not believe that their ultimate disposition will have a material adverse effect on our financial position, results of operations or cash flows.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Product Warranties

We generally sell products with a limited warranty. We accrue for known warranty claims if a loss is probable and can be reasonably estimated. We also accrue for estimated warranty claims incurred based on a historical claims charge analysis. Claims accrued but not yet paid amounted to $1.2 million at December 31, 2009 and $2.5 million at September 30, 2010. The following table presents the activity in this accrual for the nine months ended September 30, 2010 (dollars in thousands):

Balance at January 1, 2010	$1,239
Product warranty charges	1,556
Payments and settlements	(311)

Balance at September 30, 2010	$2,484

(15)	Income Taxes

We compute an estimated annual effective tax rate on a quarterly basis, considering ordinary income and related income tax expense. Ordinary income refers to income (loss) before income tax expense excluding significant, unusual, or infrequently occurring items. The tax effect of an unusual or infrequently occurring item is recorded in the interim period in which it occurs. These items may include the cumulative effect of changes in tax laws or rates, impairment charges, adjustments to prior period uncertain tax positions, or adjustments to our valuation allowance due to changes in judgment of the realizability of deferred tax assets.

The provision for income taxes for the nine months ended September 30, 2009 and 2010 was a tax expense of $8.3 million on pretax loss of $13.5 million, and a tax expense of $28.0 million on pretax income of $125.4 million, respectively. The effective tax rates were 61.5% and 22.3% for the nine months ended September 30, 2009 and 2010, respectively. The effective tax rate for the nine months ended September 30, 2009 results from not fully realizing the benefit of the $52.8 million Seadrift impairment charge in the prior year, due to the reestablishment of valuation allowances against tax attributes in the U.S. The current year effective tax rate differs from the U.S statutory rate of 35% primarily due to jurisdictional mix of income and changes in the utilization of attributes and related valuation allowances.

Our cumulative year-to-date unrecognized tax benefits have decreased by $0.8 million, primarily as a result of tax positions taken in a prior period. This has a favorable impact on our effective tax rate. As of September 30, 2010, we had unrecognized tax benefits of $19.9 million, which would have a favorable impact on our effective tax rate. It is reasonably possible that a reduction in a range of $0.5 million to $1.5 million of unrecognized tax benefits may occur within 12 months as a result of the expiration of statutes of limitation.

We file income tax returns in the U.S. federal and state jurisdictions and various non-U.S. jurisdictions. We are currently under federal audit by the Internal Revenue Service for the 2007 tax year. All U.S. tax years prior to 2006 are closed by statute or have been audited and settled with the U.S. tax authorities. We are also under audit in Italy for our 2006 tax year. All other jurisdictions are still open to examination beginning after 2004.

Our tax provision for the nine months ended September 30, 2009 and 2010 was primarily for taxes on our international income. We continue to adjust the tax provision rate through the establishment, or release, of non-cash valuation allowances attributable to the U.S. and certain non-U.S. taxing jurisdictions, including U.S. foreign tax credit utilization. We weigh both positive and negative evidence in determining whether a valuation allowance is required. Examples of positive evidence would include a strong earnings history, an event or events that would increase our taxable income through a continued reduction of expenses, and tax planning strategies that would indicate an ability to realize deferred tax assets. The balance of significant positive evidence does not yet outweigh the negative evidence in regards to whether or not a valuation allowance is required.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On April 28, 2010, we, and certain of our subsidiaries, entered into an agreement and plan of merger with Seadrift and certain of its partners, to acquire all of the equity interests of Seadrift that we do not already own. We currently own limited partnership units constituting approximately 18.9% of the equity interests in Seadrift. As part of accounting for the acquisition, we would record deferred income tax liabilities for the fair value adjustments made to certain assets acquired and liabilities assumed. Certain of these deferred tax liabilities are expected to reverse during the same period that certain of our deferred tax assets are expected to reverse. As a result, we would reduce our preexisting valuation allowance related to such deferred tax assets which would have a favorable impact on our effective tax rate. For further discussion see Footnote 17, “Acquisitions”.

(16)	Derivative Instruments

We use derivative instruments as part of our overall foreign currency and commodity risk management strategies to manage the risk of exchange rate movements that would reduce the value of our foreign cash flows and to minimize commodity price volatility. Foreign currency exchange rate movements create a degree of risk by affecting the value of sales made and costs incurred in currencies other than the US Dollar.

Foreign currency contracts

We enter into foreign currency contracts from time to time to attempt to manage exposure to changes in currency exchange rates. These foreign currency instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures such as foreign currency denominated debt, sales, receivables, payables, and purchases. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. There was no ineffectiveness on these contracts during the nine months ended September 30, 2010.

In 2009 and 2010, we entered into foreign forward currency contracts as hedges of anticipated cash flows denominated in the Mexican peso, Brazilian real, euro and Japanese yen. These contracts were entered into to protect the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates between the US dollar and the Mexican peso, Brazilian real, euro and Japanese yen. As of September 30, 2010, we had outstanding Mexican peso, Brazilian real, euro, and Japanese yen currency contracts, with aggregate notional amounts of $48.1 million. The currency contracts outstanding as of September 30, 2010 have several maturity dates ranging from December 2010 to December 2011.

Commodity forward contracts

We periodically enter into commodity forward contracts to purchase natural gas and short duration fixed rate purchase contracts to effectively fix some or all of our natural gas cost exposure. These contracts were entered into to protect against the risk that eventual cash flows related to purchases of natural gas will be adversely affected by future changes in prices. There was no ineffectiveness on these contracts during the nine months ended September 30, 2010.

In 2009 and 2010, we entered into commodity forward contracts as economic hedges of exposure to variability of commodity prices for natural gas. These contracts were entered into to protect against the risk that the eventual cash flows related to purchases of natural gas will be adversely affected by future changes in prices. As of September 30, 2010, we had outstanding natural gas commodity forward contracts with an aggregate notional amount of $3.1 million. The commodity forward contracts outstanding as of September 30, 2010 have several maturity dates ranging from October 2010 to December 2011.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Certain of our derivative contracts contain provisions that require us to provide collateral. Since the counterparties to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counterparty credit risk, despite the current worldwide economic situation. We do not anticipate nonperformance by any of the counter-parties to our instruments.

The fair value of all derivatives is recorded as assets or liabilities on a gross basis in our Consolidated Balance Sheets. At December 31, 2009 and September 30, 2010, the fair values of our derivatives and their respective balance sheet locations are presented in the following table:

	Asset Derivatives		Liability Derivatives
	Location	Fair Value	Location	Fair Value
	(Dollars in Thousands)
As of December 31, 2009
Derivatives designated as cash flow hedges:
Foreign currency contracts	Other current assets	$59	Other current liabilities	$124
Commodity forward contracts	Other current assets	125

Total fair value		$184		$124

As of September 30, 2010
Derivatives designated as cash flow hedges:
Foreign currency contracts		$—	Other current liabilities	1,946
Commodity forward contracts			Other current liabilities	$536

Total fair value		$—		$2,482

The location and amount of realized (gains) losses on derivatives are recognized in the Statement of Operations when the hedged item impacts earnings and are as follows for the nine months ended September 30, 2009 and 2010:

		Amount of (Gain)/ Loss Recognized (Effective Portion)
Nine Months ended September 30,	Location of (Gain)/Loss Reclassified from Other Comprehensive Income (Effective Portion)	2009	2010
		(Dollars in Thousands)
Derivatives designated as cash flow hedges:
Foreign currency contracts	Cost of goods sold/Other (income) expense	$(2,951)	$(891)
Commodity forward contracts	Cost of goods sold	2,471	296
Our foreign currency and commodity contracts are treated as hedges under ASC 815, Derivatives and Hedging and are required to be measured at fair value on a recurring basis. With respect to the inputs used to

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

determine the fair value, we use observable, quoted rates that are determined by active markets and, therefore, classify the contracts as “Level 2” in accordance with the definition in ASC 820, Fair Value Measurements and Disclosures.

(17) Acquisitions

Acquisitions and Reorganization

On April 28, 2010, we, and certain of our subsidiaries, entered into an agreement and plan of merger with Seadrift and certain of its partners, to acquire all of the equity interests of Seadrift that we do not already own. We currently own limited partnership units constituting approximately 18.9% of the equity interests in Seadrift. Seadrift is the world’s second largest producer of petroleum-based needle coke, the primary raw material used to manufacture graphite electrodes. At the same time, we, and certain of our subsidiaries, entered into an agreement and plan of merger with C/G Electrodes, LLC, a Delaware limited liability company (“C/G”), and certain of its members. C/G is a U.S. manufacturer of large diameter UHP graphite electrodes used in the electric arc furnace steel making process.

The consideration to be paid for Seadrift will consist of $78.5 million in cash less debt (subject to working capital adjustments), 12 million New GTI Shares, as defined below (subject to adjustments for stock splits, reverse stock splits or similar transactions) and non-interest bearing, senior subordinated promissory notes in an aggregate face amount of $100 million due in 2015. The consideration to be paid for C/G will consist of $152.5 million in cash less debt (subject to working capital adjustments), 12 million New GTI Shares (subject to adjustments for stock splits, reverse stock splits, or similar adjustments) and non-interest bearing, senior subordinated promissory notes in an aggregate face amount of $100 million due in 2015. Approximately $185 million of the cash consideration to be paid in connection with the transactions will be funded through borrowings under our Revolving Facility. The balance of the cash portion of the purchase price will be paid from cash on hand. The New GTI Shares delivered to the former owners of Seadrift and C/G will not be registered under the Securities Act. The New GTI Shares will be delivered on the respective dates that the acquisitions of Seadrift and C/G are completed.

In connection with the acquisitions, GrafTech will reorganize into a new holding company structure (the “Reorganization”) pursuant to agreements and plans of merger and Section 251(g) of the General Corporation Law of the State of Delaware. The new holding company will be identical to our existing holding company, GrafTech, in all material respects, including its Board of Directors, management and capital structure. At the closing of the mergers, all outstanding shares of our common stock will automatically be converted into identical common stock representing the same percentage ownership of and voting rights in the new holding company, which will also be a Delaware corporation.

To effect the Reorganizations GrafTech formed the new Delaware holding company as a wholly owned subsidiary, which in turn formed a wholly owned subsidiary, GrafTech Delaware I Inc., (“Acquisition Sub”), and two other wholly owned subsidiaries which will merge with and into C/G and Seadrift, respectively. Pursuant to the agreements and plans of merger, GrafTech will then merge with and into Acquisition Sub (the “Merger”), with GrafTech being the surviving entity. In the Merger, each share of the common stock of Acquisition Sub issued and outstanding immediately prior to the Merger and held by the new Delaware holding company will be converted into and exchanged for a share of GrafTech’s common stock (each, an “Old GTI Share”), Acquisition Sub’s corporate existence will cease and GrafTech will become a wholly-owned subsidiary of the new holding company. Each Old GTI Share issued and outstanding immediately prior to the Reorganization will convert into and be exchanged for one share, par value $0.01 per share, of common stock of the new Delaware holding company (each, a “New GTI Share”), having the same rights, powers, preferences, qualifications, limitations and

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

restrictions as the Old GTI Shares. Immediately after the Merger, the new Delaware holding company will be renamed GrafTech International Ltd. and the name of GrafTech will be changed to GrafTech Holdings Inc.

The certificate of incorporation and bylaws of the new Delaware holding company will be identical to those of GrafTech, and the directors and officers of the new holding company will be identical to the directors and officers of GrafTech immediately prior to consummation of the Merger. GrafTech’s stockholders will not recognize gain or loss for United States federal income tax purposes upon the Reorganization. Stockholder approval is not required to effect the Reorganization. Stockholders do not and will not have dissenters’ rights or appraisal rights in connection with the Reorganization. The New GTI Shares to be issued to GrafTech’s stockholders in connection with the Reorganization will be registered pursuant to a registration statement on Form S-4.

The agreements and plans of merger contain customary representations and warranties, most of which will not survive the effective time of the relevant mergers.

The acquisitions are subject to customary conditions, including expiration of the waiting period under the Hart-Scot-Rodino Antitrust Improvements Act of 1976 (“HSR Act”). The C/G acquisition is also subject to the consummation of the Seadrift acquisition. The owners of Seadrift and C/G receiving New GTI Shares will enter into a registration rights and stockholder agreement (the “Stockholder Agreement”) as a condition of the closing that will subject them to customary standstill provisions and certain restrictions on the sale of their New GTI Shares in addition to the limitations provided by applicable securities laws. Following the consummation of both the Seadrift and C/G acquisitions, the current controlling owners of Seadrift and C/G will have the right to nominate a director for the Board of Directors of the new Delaware holding company so long as such stockholders continue to own 12 million or more New GTI Shares.

Acquisition costs (i.e., advisory, legal, valuation, other professional fees, etc.) are accounted for as expenses in the periods in which the costs are incurred. Total acquisition costs incurred of $12.3 million in the nine months ended September 30, 2010 are included in Selling and administrative expenses on the Consolidated Statement of Operations.

On June 9, 2010 we announced that we had received a request for additional information and documentary material from the Antitrust Division of the U.S. Department of Justice (“DOJ”) regarding our proposed acquisitions of Seadrift and C/G. The request for additional information and material, commonly referred to as a “Second Request”, is part of a customary antitrust regulatory review process, and extends the waiting period under the HSR Act (during which a merger may not be consummated) until the merging firms have substantially complied with the request. Completion of the acquisitions is subject to expiration of applicable waiting periods under the HSR Act as well as other customary closing conditions. We have responded and continue to expect the two acquisitions to close in 2010.

Independent Auditors’ Report

To the Partners

Seadrift Coke, L.P.

Port Lavaca, Texas

We have audited the accompanying consolidated balance sheets of Seadrift Coke, L.P. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in partners’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seadrift Coke, L.P. and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 17, 2009

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2008	2007
ASSETS

Current Assets
Cash and cash equivalents	$354,000	$7,308,151
Accounts receivable (includes related party accounts receivable of $2,027,157 in 2007—Note 9)	26,838,531	16,297,200
Inventories—Note 2	21,626,725	28,100,063
Prepaid inventory	—	3,122,902
Prepaid expenses and other current assets	541,249	591,392

Total Current Assets	49,360,505	55,419,708

Property, Plant and Equipment—Net of accumulated depreciation—Note 3	76,174,301	41,044,482

Other Assets—Note 4	362,958	594,345

Total Assets	$125,897,764	$97,058,535

LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities
Current portion of long-term debt—Note 5	$22,216	$6,036,861
Line of credit—Note 5	—	—
Accounts payable	5,402,371	6,673,038
Accrued maintenance costs	—	3,600,000
Accrued manufacturing costs	557,019	603,818
Accrued property taxes	1,093,805	945,928
Accrued vacation	619,670	425,809
Accrued expenses and other current liabilities	1,048,196	978,555

Total Current Liabilities	8,743,277	19,264,009

Long-term Liabilities
Line of credit—Note 5	31,343,470	210,529
Long-term debt—net of current portion—Note 5	—	20,272,216
Interest rate swap liability—Note 10	1,288,483	662,100
Commitments and contingent liabilities—Note 12	800,000	800,000
Other long-term liabilities	242,204	—

Total Liabilities	42,417,434	41,208,854

Partners’ Equity—Note 6
Partners’ capital	9,781,100	9,780,100
Retained earnings	73,699,230	46,731,681
Accumulated other comprehensive loss	—	(662,100)

Total Partners’ Equity	83,480,330	55,849,681

Total Liabilities and Partners’ Equity	$125,897,764	$97,058,535

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31	2008	2007
Net Sales
Net sales (Includes related party net sales of $37,936,198 in 2008 and $23,419,750 in 2007—Note 9)	$329,681,560	$239,203,121

Cost of Sales (Includes related party cost of sales of $26,614,198 in 2008 and $15,962,229 in 2007—Note 9)	269,061,424	163,033,978

Gross Profit	60,620,136	76,169,143

Operating Expenses	13,171,965	11,839,778

Income From Operations	47,448,171	64,329,365

Other Expenses
Interest expense—net	1,198,983	3,621,246
Fair value adjustment—interest rate swap—Note 10	1,288,483	—
Loss on extinguishment of debt—Note 5	—	1,543,318

Total Other Expenses	2,487,466	5,164,564

Net Income	$44,960,705	$59,164,801

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Changes in Partners’ Equity

For the Years Ended December 31, 2008 and 2007

	Partners’ Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
Balance—January 1, 2007	$9,889,200	$4,332,572	$—		$14,221,772
Partner distributions	—	(15,642,692)	—		(15,642,692)
Partner units issued for services—Note 6	16,000	160,000	—		176,000
Purchase of partnership units—Note 6	(125,100)	(1,283,000)	—		(1,408,100)

Comprehensive income
Change in fair value of interest rate swap—Note 10	—	—	(662,100)	$(662,100)	(662,100)
Net income	—	59,164,801	—	59,164,801	59,164,801

Comprehensive income	—	—	—	$58,502,701

Balance—December 31, 2007	9,780,100	46,731,681	(662,100)		55,849,681
Partner distributions	—	(18,065,156)	—		(18,065,156)
Partner units issued for services—Note 6	1,000	72,000	—		73,000

Comprehensive income
Amount reclassified to income—unrealized loss on interest rate swap—Note 10			662,100	$662,100	662,100
Net income	—	44,960,705	—	44,960,705	44,960,705

Comprehensive income	—	—	—	$45,622,805

Balance—December 31, 2008	$9,781,100	$73,699,230	$—		$83,480,330

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2008	2007
Cash Provided by (Used for) Operating Activities
Net income	$44,960,705	$59,164,801
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,522,274	3,641,972
LIFO inventory reserves	5,327,796	7,385,682
Loss on extinguishment of debt	—	1,543,318
Unrealized losses on interest rate swap	1,288,483	—
Noncash line-of-credit fees	96,664	239,399
Partnership units issued for services	73,000	176,000
Accretion of debt discount	—	95,240
Changes in
Accounts receivable	(10,541,331)	(4,661,686)
Inventories	1,145,542	(14,051,386)
Accounts payable and accrued liabilities	(4,263,883)	8,955,183
Other assets	3,213,005	(1,306,275)

Net Cash Provided by Operating Activities	44,822,255	61,182,248

Cash Used for Investing Activities
Purchases of property, plant and equipment	(37,263,536)	(10,228,790)
Capitalized interest on machinery under construction	(1,107,439)	(126,879)

Net Cash Used for Investing Activities	(38,370,975)	(10,355,669)

Cash Provided by (Used for) Financing Activities
Net proceeds (payments) on line of credit	6,382,941	(19,952,941)
Proceeds from long-term debt	14,903,336	—
Payments on long-term debt	(16,536,861)	(6,504,601)
Loan acquisition fees	(89,691)	(49,475)
Purchase of partnership units	—	(1,408,100)
Partner distributions	(18,065,156)	(15,642,692)

Net Cash Used for Financing Activities	(13,405,431)	(43,557,809)

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2008	2007
Increase (Decrease) in Cash and Cash Equivalents	(6,954,151)	7,268,770
Cash and Cash Equivalents—Beginning of year	7,308,151	39,381

Cash and Cash Equivalents—End of year	$354,000	$7,308,151

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$2,132,676	$3,399,870

Supplemental Disclosures of Noncash Investing and Financing Activities

Proceeds from note payable—line of credit	$24,750,000	$1,333,889

Proceeds from note payable—bank	$—	$19,500,000

Payment of note payable—bank	$24,750,000	$—

Payment of subordinated note payable	$—	$19,071,440

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

Seadrift Coke, L.P. and its wholly owned subsidiary, Seadrift Coke Export, Inc., a Delaware limited partnership (collectively the Partnership) is primarily engaged in the manufacturing and distribution of needle coke for sale to customers in the steel and aluminum manufacturing industries. The Partnership’s principal operating location is in Port Lavaca, Texas. The Partnership sells to customers primarily in North America, Europe and Asia.

The accompanying consolidated financial statements include the accounts of Seadrift Coke, L.P and its wholly owned subsidiary, Seadrift Coke Export Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Partnership considers all highly liquid investments with original maturities of less than three months as cash equivalents. All of the Partnership’s cash is maintained in one financial institution located in Texas.

D. Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances at year end. Based on management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it believes that realization losses on balances outstanding at year end will be immaterial. Accordingly, no allowance for doubtful accounts is deemed necessary.

Six customers accounted for approximately 83% of gross sales in 2008 and four customers accounted for approximately 64% of gross sales in 2007. Accounts receivable relating to these customers represented approximately 64% of total accounts receivable at December 31, 2008 and 77% at December 31, 2007.

Total sales to customers located in foreign countries were approximately 36% of 2008 sales and 42% of 2007 sales. Needle coke sales to customers in foreign countries were approximately 49% of 2008 needle coke sales and 57% of 2007 needle coke sales.

E. Revenue Recognition

Sales and related costs of sales are generally recorded when goods are shipped and title, ownership and risk of loss has passed to the customer, all of which occurs upon shipment or delivery of the product based upon the applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales as sales occur.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Inventories

Inventories are stated at the lower of cost or market. For all of the Partnership’s inventory, except certain by-products and its supplies inventory, costs have been determined by the last-in, first-out (LIFO) method. The remainder of the Partnership’s inventory cost is determined using the first-in, first-out (FIFO) method.

G. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other (income) expenses for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings and leasehold improvements	5 - 25
Machinery and equipment	5 - 20
Computer software	5 - 10

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Partnership has determined there is no impairment at December 31, 2008 and 2007.

H. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt (Note 4).

Non-compete and licensing agreements are being amortized on a straight-line basis over the term of the related agreements (Note 4).

I. Financial Instruments

The Partnership accounts for its derivative activity in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, as amended, which establishes accounting and financial reporting standards for certain derivative instruments and certain hedging activities. The Partnership’s derivative instrument, an interest rate swap, is recognized as an asset or liability in the consolidated balance sheets at its fair value with subsequent changes in fair value reported in net income or other comprehensive income based on the effectiveness of the hedged transaction. Changes in fair value are also reflected as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

During 2007, the Partnership elected hedge accounting for its derivative financial instrument and, therefore, changes in fair value were recorded in other comprehensive income (loss).

During 2008, substantive amendments were made to the Partnership’s credit agreement (Note 5) and, as a result of the amendments, hedge accounting was not elected for the derivative financial instrument and changes

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

in fair value were recorded in the consolidated statements of income. Amounts previously accounted for in other comprehensive income (loss) during 2007 related to the prior credit agreement have been reclassified to the consolidated statements of income as a component of other expense.

J. Income Taxes

As a limited partnership, the Partnership is not subject to income taxes. The taxable income or loss of the Partnership is includible in the individual income tax returns of its partners based upon their percentage of ownership. The IC-DISC is not subject to Federal or state income taxes. Consequently, no provision for income taxes is provided in the accompanying consolidated financial statements.

K. Stock-based Compensation

The Partnership has a unit award plan and has accounted for the award plan in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), Share-based Payment. SFAS 123(R) requires companies to measure the cost of employee services rendered in exchange for unit awards based on a fair value calculation at the grant date. Stock-based compensation represents the cost related to stock-based awards granted to employees. The Partnership measures compensation expense at the grant date based on the fair value of the award and recognizes the cost as expense on a straight-line basis over the employee requisite service period, which is generally the vesting period, as required by SFAS 123(R). The Partnership estimates the fair value of its unit awards using a market approach for transactions involving identical unit awards.

L. Planned Major Maintenance Expenses

The Partnership accounts for their planned major maintenance expenses using the direct expensing method where actual costs incurred are expensed directly when maintenance is performed. The Partnership recognized planned major maintenance expenses, which are included in cost of sales, of approximately $14,500,000 during 2008 and $3,100,000 during 2007.

M. Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Certain provisions of SFAS 157 were effective for the Partnership in 2008 and the remaining provisions are effective in 2009. The Partnership does not expect that the provisions of SFAS 157 will have a significant impact on its financial position, results of operations and cash flows.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The three levels of the fair value hierarchy under SFAS 157 are described below:

•	Level 1—Observable inputs such as quoted prices in active markets.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

•	Level 2—Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3—Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Partnership’s financial instruments within the fair value hierarchy as prescribed by SFAS 157 are more fully disclosed in Note 10 of the consolidated financial statements.

N. Recent Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Interpretation was originally effective for nonpublic entities for fiscal years beginning after December 15, 2006. FASB Staff Position No. FIN 48-3 permits nonpublic entities to defer the effective date of FIN 48 until fiscal years beginning after December 15, 2008. The Partnership has elected to defer the application of FIN 48 and is evaluating the impact of the provisions of FIN 48 on the Partnership’s consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (SFAS 161), Disclosure About Derivative Instruments and Hedging Activities. SFAS 161 requires enhanced disclosures regarding an entity’s derivative and hedging activities. SFAS 161 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2008. The Partnership is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

O. Reclassifications

Certain reclassifications have been made to the 2007 financial statements to conform with the 2008 presentation.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2008	2007
Raw materials	$18,632,045	$18,950,415
Work-in-process	10,586,412	3,310,637
Finished goods	7,076,231	15,458,752
Supplies	2,721,873	2,442,299

	39,016,561	40,162,103
Less: Amount to reduce certain inventories to LIFO value	17,389,836	12,062,040

Total inventories	$21,626,725	$28,100,063

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The use of LIFO decreased net income by approximately $5,328,000 in 2008 and $7,386,000 in 2007.

Approximately 91% and 81% of the Partnership’s inventories at December 31, 2008 and 2007 are costed at the lower of LIFO cost or market.

Note 3—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2008	2007
Land	$207,388	$207,388
Buildings and leasehold improvements	1,679,491	1,183,487
Machinery and equipment	43,750,904	36,539,740
Computer software	1,513,559	127,750
Machinery under construction	39,432,640	10,154,642

	86,583,982	48,213,007
Less: Accumulated depreciation	10,409,681	7,168,525

	$76,174,301	$41,044,482

Depreciation expense, included in cost of sales and operating expenses, amounted to approximately $3,241,000 for 2008 and $2,894,000 for 2007. Capitalized interest on machinery under construction amounted to approximately $1,107,000 in 2008 and $127,000 in 2007.

Note 4—Other Assets

Other assets consisted of the following at December 31:

	2008	2007
Intangible assets	$129,617	$129,617
Deferred loan origination costs	947,847	858,156
Other—non-amortizable	53,280	93,240

	1,130,744	1,081,013
Less: Accumulated amortization	767,786	486,668

	$362,958	$594,345

Intangible assets consist of non-compete, licensing agreements and other intangibles. Amortization expense of intangibles, included in operating expenses, amounted to approximately $26,000 in 2008 and 2007.

Amortization of debt-related costs, included in interest expense, amounted to approximately $255,000 in 2008 and $722,000 in 2007. Included in the amortization of debt-related costs in 2007 is approximately $497,000 relating to the write off of deferred loan origination costs in connection with the payoff of the subordinated notes payable (Note 5) and the write off of capitalized costs related to an interest rate cap (Note 10).

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The estimated amortization expense for intangible assets and deferred loan origination costs subsequent to December 31, 2008 is as follows:

Year Ending	Amount
2009	$238,000
2010	72,000

Total	$310,000

Note 5—Line of Credit and Long-term Debt

The Partnership has a credit agreement (the agreement) with a bank which provides for a working capital revolving line of credit and provided for a term loan. The agreement grants the bank a first lien security interest in substantially all of the Partnership’s assets.

Line of Credit

Prior to February 1, 2008, the agreement provided for maximum borrowings on the line of credit of $25,000,000.

On February 1, 2008, the existing agreement was amended and restated to refinance the previously existing line of credit and term loan (see below). The amended and restated agreement (the new agreement) provides for maximum borrowings of $60,000,000 on a line of credit through January 15, 2011. Borrowings under the line cannot exceed $30,000,000 plus 85% of eligible accounts receivable and 65% of the eligible inventory less reserves. The maximum borrowing commitment has been reduced by $7,500,000 at December 31, 2008 and will be reduced by an additional $7,500,000 at December 31, 2009.

The Partnership has the option of selecting a base interest rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin for the revolving line of credit. The Partnership elected LIBOR, which is 1.423% at December 31, 2008, plus the applicable margin of 1.375%. For 2007, the Partnership elected the base rate which is prime, 7 1/4% at December 31, 2007 minus 1 3/4%.

The new agreement provides for the issuance of letters of credit, which are not to exceed certain amounts as defined in the agreement. At December 31, 2008, the Partnership has $2,000,000 of letters of credit outstanding.

The Partnership must pay an unused line fee on each payment date at a rate of  1/8% per annum on the daily average unused amount. The new agreement contains various covenants which, among other things, require the Partnership to maintain minimum financial ratios including a fixed coverage ratio, debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and tangible net worth.

Long-term Debt

Long-term debt consisted of the following at December 31:

	2008	2007
Term loan	$—	$26,250,000
Capital lease payable	22,216	59,077

	22,216	26,309,077
Less: Current portion	22,216	6,036,861

	$—	$20,272,216

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Term Loan

The Partnership had a term loan which required a quarterly payment of $750,000 on April 1, 2007. The term loan agreement required payments of $1,500,000, plus interest, commencing on July 1, 2007. The remaining principal balance was due on April 1, 2010. On February 1, 2008, the term loan was paid off as part of the new agreement (see above).

On July 2, 2008, the new agreement was further amended and restated to provide for a new term loan in the amount of $15,000,000. The new term loan required three equal installments of $5,000,000, commencing on August 31, 2008. The final unpaid principal balance, including accrued and unpaid interest, was due and paid on December 31, 2008. The new term loan incurred interest at 2%.

Subordinated Note Payable

The Partnership had a subordinated note payable that was prepaid in full, including a prepayment fee of $600,000, on May 1, 2007 with proceeds from an increase in the Partnership’s term loan of $19,500,000 and an additional draw on the Partnership’s line of credit of $1,333,889.

The subordinated note was issued with 15,000 units representing limited partnership interests in the Partnership. The units were valued at $1,500,000 at the date of issuance. The subordinated note, in the face amount of $20,000,000, was discounted for the fair value of these units. The note was being accreted to its face value over its term. The subordinated note was accreted to its face value at the date of prepayment of the note. The loss on extinguishment of the debt includes approximately $929,000 related to the accretion, $600,000 related to prepayment fees and other costs of approximately $14,000.

In addition, 3,500 units were purchased by the issuer of the subordinated debt as an equity interest in the Partnership interest in 2005. The Partnership entered into a put option, which was exercisable by the subordinated debt issuer beginning May 1, 2011. The put option provided for purchase of each unit based on fair value at the date of the put notice; however, in July 2008, the subordinated debt issuer sold their ownership interest in the Partnership to a third party at a price of $7,300 per unit.

Note 6—Partners’ Equity

Partners’ equity consisted of the following at December 31, 2008 and 2007:

	Partners’ Capital	Retained Earnings
At December 31, 2008
General Partner	$92,700	$698,439
Limited Partners	9,688,400	73,000,791

Total	$9,781,100	$73,699,230

At December 31, 2007
General Partner	$92,700	$451,705
Limited Partners	9,687,400	45,617,876

Total	$9,780,100	$46,069,581

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Employee Unit Purchase Plan

During January 2006, the Partnership established an employee unit purchase plan (the Employee Plan) for certain employees, selected at the discretion of the Board of Directors of the Partnership. Under the terms of the Employee Plan, employees had options to purchase up to 3,000 limited partnership units at a price of $100 per unit, the estimated fair value of a unit at the grant date. The employees exercised options to purchase 1,392 units before the Employee Plan and the unexercised partnership units expired on January 31, 2006.

The Employee Plan has a call option which provides for the Partnership to acquire the units upon the employees’ termination. The Employee Plan also contains a put option that provides, at the discretion of the employee, at termination of employment for other than cause as defined, to require the Partnership to purchase all of the units held by the employee. The call option and the put option provide for the purchase of each unit based on fair value as determined by the Partnership at the date of the put notice.

Employee Equity Award Plan

During January 2007, the Partnership established an employee equity award plan (the Equity Plan). The Equity Plan awarded 160 partnership units to selected employees as compensation for service. The employees were immediately vested in the award. As a condition for receiving the awards, the employees entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $1,100 per unit using a market approach for transactions involving identical unit awards.

During July 2008, the Partnership issued an additional 10 units to an employee under the Equity Plan. The employee was immediately vested in the award. As a condition for receiving the award, the employee entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $7,300 per unit using a market approach for transactions involving identical unit awards.

The Equity Plan has a call option which provides for the Partnership to acquire the units upon the employees’ termination. The Equity Plan also contains a put option that provides, at the discretion of the employee, at termination of employment for other than cause as defined, to require the Partnership to purchase all of the units held by the employee. The call option and the put option provide for the purchase of each unit based on a fair value as determined by the Partnership at the date of the put notice.

Other

The Partnership purchased 931 partnership units at a price of $1,100 per unit from the majority partner in January 2007 and 320 partnership units at a price of $1,200 per unit from a partner in June 2007.

Note 7—Retirement Plan

The Partnership maintains a defined contribution profit sharing plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. The plan provides for employee elective contributions and Partnership matching contributions. Partnership matching contributions were approximately $708,000 for 2008 and $659,000 for 2007.

Note 8—Profit Sharing Plan

On January 1, 2007, the Partnership established a bonus profit sharing plan. The Partnership is required to contribute to the profit sharing plan if various pre-established goals are achieved. Partnership contributions relating to the bonus profit sharing plan were approximately $861,000 for 2008 and $825,000 for 2007.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 9—Related Party Transactions

The Partnership has sales to C/G Electrodes LLC (C/G), a related party through common ownership and control. Sales to C/G were approximately $37,936,000, excluding freight revenue of approximately $3,857,000, in 2008 and $23,420,000 in 2007. There were no outstanding receivables from C/G at December 31, 2008. Accounts receivable from C/G amounted to approximately $2,027,000 at December 31, 2007.

Note 10—Fair Value of Financial Instruments

In management’s opinion, the carrying value of the Partnership’s financial instruments, primarily accounts receivable, accounts payable and bank debt, approximates fair value. The carrying values of the Partnership’s variable rate credit facilities approximate fair value given that the interest rates of the debt reset periodically based on market interest rates.

On May 1, 2007, the Partnership entered into an interest rate swap (the swap) with the intent of managing its exposure to fluctuations in the Partnership’s variable rate debt instrument. The swap fixed the interest rate on a portion of the Partnership’s variable rate debt from LIBOR to a fixed rate of 5.125%. The swap expires on May 1, 2012.

The swap is measured at fair value as determined on a discounted cash flow method using the applicable inputs from forward interest rate yield curves (Level 2—significant other observable inputs) with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the swap contract to December 31, 2008. The fair value of the swap is a liability at December 31, 2008 and 2007. The fair value of the swap resulted in unrealized losses of approximately $626,000 in 2008 and $662,100 in 2007. During 2007, unrealized losses related to the fair value of the swap were recorded in other comprehensive income (loss).

During 2008, as a result of substantive amendments to the Partnership’s credit agreement (Note 5), hedge accounting was not elected for the derivative financial instrument and changes in fair value were recorded in the consolidated statements of income. Amounts previously accounted for in other comprehensive income (loss) during 2007 have been reclassified as a component of interest expense in the consolidated statements of income.

Note 11—Major Suppliers

The Partnership purchased approximately $127,380,000 in 2008 and $104,137,000 in 2007 of its raw material inventory through two brokers. Management believes that there are alternative sources that could provide these raw materials on similar terms without any interruption in business operations.

Note 12—Product Supply Agreement

In October 2006, the Partnership and one of its customers entered into a product supply agreement to provide 17,000 metric tons of needle coke during 2008 and 19,000 metric tons of needle coke during 2009 for a fixed-base price plus annual adjustment. In addition, the supply agreement contains a calculation for oil surcharges based on changes in commodity prices underlying the Partnership’s raw materials.

Note 13—Commitments and Contingencies

The operations of the Partnership generate both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposals of these materials are subject to various local, state and Federal laws relating to the protection of the environment.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The Partnership accounts for its environmental remediation expenses in accordance with Statement of Position 96-1, Environmental Remediation Liabilities. Environmental remediation expenses are accrued as period costs and included in results from operations when the Partnership’s liability is probable and costs are reasonably estimable.

During 2007, the Partnership identified contaminated soil within their production facility. The Partnership is currently in the process of investigating the impact of this contamination and is developing a remediation plan for the affected locations at the Partnership’s production facility. The Partnership has incurred costs of approximately $408,000 in 2008 and $177,000 in 2007, which are included in operating expenses, related to the investigation of the oil contamination. At this stage, the Partnership estimates the total loss that will result from remediation to be approximately $1,000,000 to be incurred over a period of up to 10 years. The Partnership has discounted the estimated liability at 6 1/2% over the estimated period. The discounted amount of $800,000 is recorded in accrued expenses and other current liabilities.

Independent Auditors’ Report

To the Partners

Seadrift Coke, L.P. and Subsidiary

Port Lavaca, Texas

We have audited the accompanying consolidated balance sheets of Seadrift Coke, L.P. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in partners’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seadrift Coke, L.P. and Subsidiary as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 15, 2010, except for Note 13, as to which the date is May 21, 2010

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2009	2008
ASSETS

Current Assets
Cash and cash equivalents	$3,329	$354,000
Accounts receivable (includes related party accounts receivable of $3,686,063 in 2009—Note 9)	14,253,160	26,838,531
Inventories—Note 2	15,970,063	21,626,725
Prepaid expenses and other current assets	470,554	541,249

Total Current Assets	30,697,106	49,360,505

Property, Plant and Equipment—Net of accumulated depreciation—Note 3	70,999,630	76,174,301

Other Assets—Note 4	217,387	362,958

Total Assets	$101,914,123	$125,897,764

LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities
Current portion of long-term debt—Note 5	$12,039,578	$22,216
Line of credit—Note 5	2,985,928	—
Accounts payable	778,580	5,402,371
Accrued property taxes	1,180,580	1,093,805
Accrued vacation	466,833	619,670
Accrued expenses and other current liabilities	774,479	1,605,215

Total Current Liabilities	18,225,978	8,743,277

Long-term Liabilities
Line of credit—Note 5	—	31,343,470
Long-term debt—net of current portion—Note 5	172,464	—
Interest rate swap liability—Note 10	686,947	1,288,483
Commitments and contingent liabilities—Note 12	800,000	800,000
Other long-term liabilities	726,613	242,204

Total Liabilities	20,612,002	42,417,434

Partners’ Equity—Note 6
Partners' capital	9,781,100	9,781,100
Retained earnings	71,521,021	73,699,230

Total Partners’ Equity	81,302,121	83,480,330

Total Liabilities and Partners’ Equity	$101,914,123	$125,897,764

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Operations

For the Years Ended December 31	2009	2008
Net Sales
Net sales (Includes related party net sales of $7,003,489 in 2009 and $37,936,198 in 2008—Note 9)	$74,309,395	$329,681,560

Cost of Sales (Includes related party cost of sales of $5,208,831 in 2009 and $26,614,198 in 2008—Note 9)	55,631,682	269,061,424

Gross Profit	18,677,713	60,620,136

Operating Expenses	7,044,743	13,171,965

Income From Operations	11,632,970	47,448,171

Other (Income) Expenses
Loss on abandonment of machinery under construction—Note 3	11,640,190	—
Interest expense—net	1,955,591	1,198,983
Fair value adjustment—interest rate swap—Note 10	(601,536)	1,288,483

Total Other Expenses	12,994,245	2,487,466

Net Income (Loss)	$(1,361,275)	$44,960,705

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Changes in Partners’ Equity

For the Years Ended December 31, 2009 and 2008

	Partners’ Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
Balance—January 1, 2008	$9,780,100	$46,731,681	$(662,100)		$55,849,681
Partner distributions	—	(18,065,156)	—		(18,065,156)
Partner units issued for services—Note 6	1,000	72,000	—		73,000

Comprehensive income
Amount reclassified to income—unrealized loss on interest rate swap—Note 10	—	—	662,100	$662,100	662,100
Net income	—	44,960,705	—	44,960,705	44,960,705

Comprehensive income	—	—	—	$45,622,805

Balance—December 31, 2008	9,781,100	73,699,230	—		83,480,330
Partner distributions	—	(816,934)	—		(816,934)
Comprehensive loss
Net loss	—	(1,361,275)	—	$(1,361,275)	(1,361,275)

Comprehensive loss	—	—	—	$(1,361,275)

Balance—December 31, 2009	$9,781,100	$71,521,021	$—		$81,302,121

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2009	2008
Cash Provided by (Used for) Operating Activities
Net income (loss)	$(1,361,275)	$44,960,705
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Loss on abandonment of machinery under construction	11,640,190	—
Depreciation and amortization	4,167,896	3,522,274
LIFO inventory reserves	2,330,919	5,327,796
(Gains) losses on interest rate swap	(601,536)	1,288,483
Noncash line-of-credit fees	—	96,664
Partnership units issued for services	—	73,000
Changes in
Accounts receivable	12,585,371	(10,541,331)
Inventories	3,325,743	1,145,542
Accounts payable and accrued liabilities	(5,036,180)	(4,263,883)
Other assets	110,656	3,213,005

Net Cash Provided by Operating Activities	27,161,784	44,822,255

Cash Used for Investing Activities
Purchases of property, plant and equipment	(9,744,359)	(37,263,536)
Capitalized interest on machinery under construction	(305,141)	(1,107,439)

Net Cash Used for Investing Activities	(10,049,500)	(38,370,975)

Cash Provided by (Used for) Financing Activities
Net proceeds (payments) on line of credit	(28,357,542)	6,382,941
Proceeds from long-term debt	12,000,000	14,903,336
Payments on long-term debt	(31,731)	(16,536,861)
Loan acquisition fees	(256,748)	(89,691)
Partner distributions	(816,934)	(18,065,156)

Net Cash Used for Financing Activities	(17,462,955)	(13,405,431)

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2009	2008
Decrease in Cash and Cash Equivalents	(350,671)	(6,954,151)
Cash and Cash Equivalents—Beginning of year	354,000	7,308,151

Cash and Cash Equivalents—End of year	$3,329	$354,000

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$1,878,410	$2,132,676

Supplemental Disclosures of Noncash Investing and Financing Activities

Capital lease obligation incurred for the acquisition of equipment	$221,557	$—

Proceeds from note payable—line of credit	$—	$24,750,000

Payment of note payable—bank	$—	$24,750,000

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

Seadrift Coke, L.P. and its wholly owned subsidiary, Seadrift Coke Export, Inc., a Delaware limited partnership (collectively, the Partnership), is primarily engaged in the manufacture and distribution of needle coke for sale to customers in the graphite electrode manufacturing industry. The Partnership’s principal operating location is in Port Lavaca, Texas. The Partnership sells to customers in North America, Europe and Asia.

The accompanying consolidated financial statements include the accounts of Seadrift Coke, L.P and its wholly owned subsidiary, Seadrift Coke Export, Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Partnership considers all highly liquid investments with original maturities of less than three months as cash equivalents. All of the Partnership’s cash is maintained in one financial institution located in Texas.

D. Accounts Receivable

Trade accounts receivable are stated at the amount expected to be collected from outstanding customer balances at year end. Based on management’s assessment of the credit history with the Partnership’s customers, it believes that realization losses on balances outstanding at year end will not be material. Accordingly, no allowance for doubtful accounts is deemed necessary.

Four customers accounted for approximately 80% of gross sales in 2009 and six customers accounted for approximately 80% of gross sales in 2008. Accounts receivable relating to these customers represented approximately 98% of total accounts receivable at December 31, 2009 and 65% at December 31, 2008.

Sales to customers located in foreign countries were approximately 52% of 2009 total sales and 36% of 2008 total sales.

E. Revenue Recognition

Sales and related costs of sales are generally recorded when goods are shipped and title, ownership and risk of loss have passed to the customer, all of which occurs upon shipment or delivery of the product based on applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Taxes on Revenue Producing Transactions

Taxes assessed by governmental authorities on revenue producing transactions, including sales, excise and use taxes, are recorded on a net basis (excluded from revenue) in the consolidated statements of operations.

G. Inventories

Inventories are stated at the lower of cost or market. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. For all of the Partnership’s inventory, except certain by-products and its supplies inventory, costs have been determined by the last-in, first-out (LIFO) method. The remainder of the Partnership’s inventory cost is determined using the first-in, first-out (FIFO) method.

H. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other (income) expenses for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings and leasehold improvements	5 - 25
Machinery and equipment	5 - 20
Computer software	5 - 10

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Partnership has determined there is no impairment at December 31, 2009 and 2008.

I. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt (Note 4).

Non-compete and licensing agreements are being amortized on a straight-line basis over the term of the related agreements (Note 4).

J. Derivative Financial Instruments

During 2009, the Partnership adopted new accounting standards which require additional disclosures about the Partnership’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedged item affect the consolidated financial statements.

The Partnership holds an interest rate swap for the purpose of managing risks related to the variability of future earnings and cash flows caused by changes in interest rates.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The Partnership accounts for its interest rate swap as either an asset or a liability in the consolidated balance sheets and carries it at fair value. Derivatives that are not defined as hedges are adjusted to fair value through earnings. For derivative instruments that hedge the exposure to variability in expected future cash flows, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss) in partners’ equity and reclassified into earnings in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in current earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions.

Prior to 2008, the Partnership elected hedge accounting for its interest rate swap with the effective portion of the interest rate swap accounted for and reported as a component of accumulated other comprehensive income (loss).

During 2008, substantive amendments were made to the Partnership’s credit agreement and, as a result of the amendments, management did not redesignate hedge accounting for the related interest rate swap. Changes in fair value of the interest rate swap were recorded in the consolidated statements of operations in 2009 and 2008 as a component of other (income) expense and as an adjustment to reconcile net income (loss) to net cash provided by operating activities in the consolidated statements of cash flows. Amounts previously accounted for in accumulated other comprehensive income (loss) prior to 2008 were reclassified to the 2008 statement of operations.

K. Income Taxes

As a limited partnership, the Partnership is not subject to income taxes. The taxable income or loss of the Partnership is includible in the individual income tax returns of its partners based upon their percentage of ownership. The IC-DISC is not subject to Federal or state income taxes. Consequently, no provision for income taxes is provided in the accompanying consolidated financial statements.

The Partnership adopted the accounting standard for uncertain tax positions as of January 1, 2009. The standard requires a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority. The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. The adoption of this accounting standard did not have an effect on the Partnership’s consolidated financial statements.

L. Stock-based Compensation

The Partnership has established employee unit award plans for certain employees of the Partnership. Under the plans, employees are either awarded units at the discretion of the Board of Directors or are granted options to purchase partnership units. The fair value of the units is determined using a market approach for transactions involving similar unit awards at the grant date. The Partnership recognizes the fair value of the unit award’s compensation expense on a straight-line basis over the employee’s requisite service period which is generally the vesting period.

M. Planned Major Maintenance Expenses

The Partnership accounts for planned major maintenance activities by recognizing costs as incurred. The Partnership recognized approximately $14,500,000 in its consolidated statement of operations as a component of cost of sales in 2008. There were no planned major maintenance activities during 2009.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

N. Fair Value Measurements

The Partnership applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The Partnership defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Partnership considers the principal or most advantageous market in which the Partnership would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Partnership applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

O. Recently Issued Accounting Standards

On September 15, 2009, the Financial Accounting Standards Board Accounting Standards Codification (Codification) became the single source of authoritative generally accepted accounting principles in the United States of America. The Codification changed the referencing of financial standards but did not change or alter existing generally accepted accounting principles in the United States of America. The Codification became effective for the Partnership at that date.

P. Subsequent Events

Management evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through May 21, 2010, the day the consolidated financial statements were approved and authorized for issue.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2009	2008
Raw materials	$8,267,306	$18,632,045
Work-in-process	14,566,573	10,586,412
Finished goods	9,561,921	7,076,231
Supplies	3,295,018	2,721,873

	35,690,818	39,016,561
Less: Amount to reduce certain inventories to LIFO value	19,720,755	17,389,836

Total inventories	$15,970,063	$21,626,725

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The use of LIFO increased net loss by approximately $2,331,000 in 2009 and decreased net income by approximately $5,328,000 in 2008.

Approximately 88% and 91% of the Partnership’s inventories at December 31, 2009 and 2008 are costed at the lower of LIFO cost or market.

Note 3—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2009	2008
Land	$207,388	$207,388
Buildings and leasehold improvements	1,679,491	1,679,491
Machinery and equipment	57,186,408	43,750,904
Computer software	1,535,896	1,513,559
Machinery under construction	24,605,666	39,432,640

	85,214,849	86,583,982
Less: Accumulated depreciation	14,215,219	10,409,681

	$70,999,630	$76,174,301

During 2009, management chose to abandon two projects that were being constructed and classified as machinery under construction in 2008. The abandonment of machinery under construction resulted in a loss of approximately $11,640,000, included in other expenses.

Depreciation expense, included in cost of sales and operating expenses, amounted to approximately $3,806,000 for 2009 and $3,241,000 for 2008. Capitalized interest on machinery under construction amounted to approximately $305,000 in 2009 and $1,107,000 in 2008.

Note 4—Other Assets

Other assets consisted of the following at December 31:

	2009	2008
Intangible assets	$129,617	$129,617
Loan acquisition fees	1,204,595	947,847
Other—non-amortizable	13,319	53,280

	1,347,531	1,130,744
Less: Accumulated amortization	1,130,144	767,786

	$217,387	$362,958

Intangible assets consist of non-compete, licensing agreements and other intangibles. Amortization expense of intangibles, included in operating expenses, amounted to approximately $26,000 in 2009 and 2008.

During 2009, the Partnership incurred approximately $137,000 of loan acquisition fees related to amending its credit agreement and $120,000 of fees related to the issuance of subordinated notes (Note 5). Amortization of loan acquisition fees, included in interest expense, amounted to approximately $336,000 in 2009 and $255,000 in 2008.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The estimated remaining amortization expense for intangible assets and loan acquisition fees subsequent to December 31, 2009 is approximately $204,000 for the year ending December 31, 2010.

Note 5—Line of Credit and Long-term Debt

Line of Credit and Term Loan

The Partnership has a credit agreement (the agreement) with a bank which provides for a working capital revolving line of credit and a term loan. The agreement grants the bank a first lien security interest in substantially all of the Partnership’s assets.

The agreement provided for maximum borrowings on the line of credit of $25,000,000. On February 1, 2008, the agreement was amended to refinance the line of credit and term loan. As of February 1, 2008, the term loan had an outstanding balance of $24,750,000, which was paid off with proceeds from the line of credit. The amended agreement provided for maximum borrowings on the line of credit of $60,000,000 and a term loan in the amount of $15,000,000. The term loan was paid off on December 31, 2008.

On July 10, 2009, the agreement was amended in connection with the Partnership’s issuance of subordinated notes (see below). The amended agreement provides for maximum borrowings of $20,000,000 on a line of credit through June 30, 2010. Borrowings under the line of credit cannot exceed 85% of eligible accounts receivable and 65% of eligible inventory less reserves.

The Partnership has the option of selecting a base interest rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin for the line of credit. The Partnership elected LIBOR which is  1/4% at December 31, 2009, plus the applicable margin of 4%. For 2008, the Partnership elected LIBOR, which was 1.423% at December 31, 2008, plus the applicable margin of 1.375%.

The agreement provides for the issuance of letters of credit, which are not to exceed certain amounts as defined in the agreement. There are no letters of credit outstanding at December 31, 2009. The Partnership had $2,000,000 of letters of credit outstanding at December 31, 2008.

The Partnership must pay an unused line fee on each payment date at an annual rate of  1/8% on the daily average unused amount. The agreement contains various covenants which, among other things, require the Partnership to maintain minimum financial ratios including a fixed coverage ratio, debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and tangible net worth.

Long-term debt consisted of the following at December 31:

	2009	2008
Subordinated notes	$12,000,000	$—
Capital lease payable	212,042	22,216

	12,212,042	22,216
Less: Current portion	12,039,578	22,216

	$172,464	$—

Subordinated Notes

On July 2, 2009, the Partnership issued $12,000,000 of notes to three partners of the Partnership. The notes are subordinate to the line of credit. The proceeds from the notes were used to pay down the line of credit. The notes bear interest, which is payable quarterly, at 10% and are due upon demand subject to approval of the senior debt holder.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Capital Lease Payable

During 2009, the Partnership entered into an equipment lease agreement which is payable in monthly installments, including interest at 6 1/4%, through July 2014 and is collateralized by equipment with a net book value of approximately $218,000.

Approximate future maturities of long-term debt are as follows:

Year Ending December 31	Amount
2010	$40,000
2011	43,000
2012	45,000
2013	48,000
2014	36,000

$212,000

Note 6—Partners’ Equity

Partners’ equity consisted of the following at December 31, 2009 and 2008:

	Partners’ Capital	Retained Earnings
At December 31, 2009
General Partner	$92,700	$677,319
Limited Partners	9,688,400	70,843,702

Total	$9,781,100	$71,521,021

At December 31, 2008
General Partner	$92,700	$698,439
Limited Partners	9,688,400	73,000,791

Total	$9,781,100	$73,699,230

Employee Unit Purchase Plan

During January 2006, the Partnership established an employee unit purchase plan (the Employee Plan) for certain employees, selected at the discretion of the Board of Directors. Under the terms of the Employee Plan, employees were granted options to purchase up to 3,000 limited partnership units at a price of $100 per unit, the estimated fair value of a unit at the grant date. The employees exercised their options and purchased 1,392 units before the partnership units expired on January 31, 2006.

The Employee Plan has a call option providing for the Partnership to acquire the outstanding units upon an employee’s termination. The Employee Plan also contains a put option that requires, at the discretion of the employee, at termination of employment for other than cause, the Partnership to purchase the units held by the employee. The call option and the put option provide for the purchase of each outstanding unit based on the unit’s fair value as determined by the Partnership.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Employee Equity Award Plan

During January 2007, the Partnership established an employee equity award plan (the Equity Plan). The Equity Plan awarded 160 partnership units to selected employees as compensation for services rendered. The employees were immediately vested in their awards. As a condition for receiving the awards, the employees entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $1,100 per unit using a market approach for transactions involving similar unit awards.

During July 2008, the Partnership issued an additional 10 units to an employee under the Equity Plan. The employee was immediately vested in the award. As a condition for receiving the award, the employee entered into a non-compete agreement with the Partnership. The partnership units were valued by the Partnership at the grant date at $7,300 per unit using a market approach for transactions involving similar unit awards.

The Equity Plan has a call option providing for the Partnership to acquire the outstanding units upon an employee’s termination. The Equity Plan also contains a put option that requires, at the discretion of the employee, at termination of employment for other than cause, the Partnership to purchase the units held by the employee. The call option and the put option provide for the purchase of each outstanding unit based on the unit’s fair value as determined by the Partnership.

There were no units issued during 2009.

Other

The Partnership has issued 18,500 units that provide for a put option that is exercisable beginning May 1, 2011. The put option provides for the purchase of each outstanding unit based on the unit’s fair value at the date of the put notice.

Note 7—Retirement Plan

The Partnership maintains a defined contribution profit sharing plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. The plan provides for employee elective contributions and Partnership matching contributions. On May 1, 2009, the plan was amended to allow the Partnership’s matching contribution to be a discretionary percentage, determined by the Partnership, of the participant’s elective deferrals. As of the amendment date, the Partnership suspended its matching contribution until further notice. Partnership matching contributions were approximately $247,000 for 2009 and $708,000 for 2008.

Note 8—Profit Sharing Plan

On January 1, 2007, the Partnership established a bonus profit sharing plan. The Partnership is required to contribute to the profit sharing plan if various pre-established goals are achieved. There were no Partnership contributions relating to the bonus profit sharing plan for 2009. Partnership contributions relating to the bonus profit sharing plan were approximately $861,000 for 2008.

Note 9—Related Party Transactions

The Partnership has sales to C/G Electrodes LLC (C/G), a related party through common ownership and control. Sales to C/G, excluding freight revenue, were approximately $7,003,000 in 2009 and $37,936,000 in 2008. Accounts receivable from C/G amounted to approximately $3,686,000 at December 31, 2009. There were no outstanding receivables from C/G at December 31, 2008.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 10—Fair Value of Financial Instruments

The Partnership’s liability for its interest rate swap is measured at fair value on a recurring basis using Level 2 inputs at December 31, 2009 and 2008.

On May 1, 2007, the Partnership entered into an interest rate swap (the swap) with the intent of managing its cash flow exposure to fluctuations in the Partnership’s variable rate line of credit. The notional amount of the swap was $30,000,000 which is reduced by $1,500,000 at the end of each fiscal quarter. The swap provides for the Partnership to receive interest based on a variable LIBOR interest rate and pay interest at a fixed rate of 5.125%. The swap expires on May 1, 2012.

The fair value of the swap is determined on a recurring basis by using a discounted cash flow method using the applicable inputs from forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the swap contract to December 31, 2009 and 2008. The fair value of the swap liability amounted to approximately $687,000 as of December 31, 2009 and $1,288,000 as of December 31, 2008, and resulted in a gain of approximately $601,000 in 2009 and loss of approximately $626,000 in 2008. Changes in fair value of the swap previously accounted for in other comprehensive income (loss) prior to 2008 were reclassified in the 2008 consolidated statement of operations in other (income) expenses.

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Partnership’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Partnership for debt of the same remaining maturities. The carrying value of the Partnership’s debt approximates fair value.

Note 11—Major Suppliers

The Partnership purchased approximately 75% of its raw material inventory through two suppliers in 2009 and 80% through three suppliers in 2008. Management believes that there are alternative sources that could provide these raw materials on similar terms without any interruption in business operations.

Note 12—Commitments and Contingent Liabilities

The operations of the Partnership generate both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposals of these materials are subject to various local, state and Federal laws relating to the protection of the environment.

Environmental remediation expenses are accrued as period costs and included in results from operations when the Partnership’s liability is probable and costs are reasonably estimable.

During 2007, the Partnership identified contaminated soil within its production facility. The Partnership is currently in the process of investigating the impact of this contamination and is developing a remediation plan for the affected locations at the Partnership’s production facility. The Partnership has incurred costs of approximately $273,000 in 2009 and $408,000 in 2008, which are included in operating expenses, related to the investigation of the oil contamination. At this stage, the Partnership estimates the total costs of remediation to be approximately $1,000,000 to be incurred over a period of 10 years. The Partnership has discounted the estimated liability at 6 1/2% over the estimated period. The estimated liability is included in long-term liabilities in the consolidated balance sheets since management has estimated no substantial costs will be incurred during 2010.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 13—Subsequent Events

On March 31, 2010, the Partnership’s credit agreement was amended to provide for prepayment of its subordinated notes. Concurrent with the amendment, the subordinated notes were paid in full.

During April, 2010, the Partnership’s credit agreement was amended to provide for an extension on the line of credit through March 15, 2011 along with certain other provisions adjusting the borrowing base for the Partnership’s trade accounts receivable and inventory.

On April 28, 2010, the Partnership entered into an agreement and plan of merger with GrafTech International, Ltd. and certain of its subsidiaries (GTI) that currently holds a 18.9% ownership interest in the Partnership, to sell its remaining equity interests to GTI.

The consideration expected to be received by Seadrift will consist of $78.5 million in cash less debt (subject to working capital adjustments), 12 million new GTI shares, and non-interest, senior subordinated promissory notes for $100 million.

The acquisition is subject to certain anti-trust regulatory provisions which are currently pending. The financial statements have not been adjusted to reflect this transaction.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Balance Sheets

	September 30, 2010 (Unaudited)	December 31, 2009 (Derived From Audited Statements)
ASSETS

Current Assets
Cash and cash equivalents	$5,408,250	$3,329
Accounts receivable (includes related party accounts receivable of $1,301,170 in 2010 and $3,686,063 in 2009)	22,252,136	14,253,160
Inventories	22,598,941	15,970,063
Prepaid expenses and other current assets	416,486	470,554

Total Current Assets	50,675,813	30,697,106

Property, Plant and Equipment—Net of accumulated depreciation of $17,163,452 in 2010 and $14,215,219 in 2009	72,547,839	70,999,630

Other Assets	135,676	217,387

Total Assets	$123,359,328	$101,914,123

LIABILITIES AND PARTNERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$41,472	$12,039,578
Line of credit	—	2,985,928
Accounts payable	1,189,115	778,580
Accrued manufacturing costs	6,226,306	337,094
Accrued acquisition costs	1,258,226	—
Accrued property taxes	1,091,985	1,180,580
Accrued vacation	628,168	466,833
Accrued expenses and other current liabilities	612,082	437,385

Total Current Liabilities	11,047,354	18,225,978

Long-term Liabilities
Long-term debt—net of current portion	141,119	172,464
Interest rate swap liability	—	686,947
Commitments and contingent liabilities	800,000	800,000
Accrued bonuses	1,103,968	726,613

Total Liabilities	13,092,441	20,612,002

Partners’ Equity	110,266,887	81,302,121

Total Liabilities and Partners’ Equity	$123,359,328	$101,914,123

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Income

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Net Sales (Includes related party net sales of $26,675,386 in 2010 and none in 2009)	$118,958,200	$46,339,002

Cost of Sales (Includes related party cost of sales of $19,455,810 in 2010 and none in 2009)	80,749,816	38,616,090

Gross Profit	38,208,384	7,722,912

Operating Expenses	8,110,045	5,385,430

Income From Operations	30,098,339	2,337,482

Other Expenses
Loss on disposal of assets—net	433,381	—
Interest expense—net	700,192	757,052

Total Other Expenses	1,133,573	757,052

Net Income	$28,964,766	$1,580,430

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Cash Provided by (Used for) Operating Activities
Net income	$28,964,766	$1,580,430
Adjustments to reconcile net income to net cash provided by operating activities
Loss on disposal of assets	205,023	—
Depreciation and amortization	3,295,810	2,769,110
LIFO inventory reserves	(4,437,522)	2,613,936
Gains on interest rate swap	(686,947)	(452,463)
Changes in
Accounts receivable	(7,750,023)	15,911,483
Inventories	(2,391,377)	(790,680)
Accounts payable and accrued liabilities	8,182,765	(2,785,602)
Other assets	127,127	259,184

Net Cash Provided by Operating Activities	25,509,622	19,105,398

Cash Provided by (Used for) Investing Activities
Purchases of property, plant and equipment	(5,134,315)	(10,078,013)
Proceeds from the sale of assets	44,993	—

Net Cash Used for Investing Activities	(5,089,322)	(10,078,013)

Cash Provided by (Used for) Financing Activities
Net payments on line of credit	(2,985,928)	(20,538,971)
Proceeds from subordinated debt	—	12,000,000
Payments on subordinated debt	(12,000,000)	—
Payments on long-term debt	(29,451)	(22,216)
Partner distributions	—	(816,932)

Net Cash Used for Financing Activities	(15,015,379)	(9,378,119)

Increase (Decrease) in Cash and Cash Equivalents	5,404,921	(350,734)

Cash and Cash Equivalents—Beginning of period	3,329	354,000

Cash and Cash Equivalents—End of period	$5,408,250	$3,266

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for interest	$984,588	$1,129,016

The accompanying notes are an integral part of these consolidated financial statements.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Interim Financial Presentation

These interim consolidated financial statements of Seadrift Coke, L.P. and Subsidiary (the Partnership) are unaudited; however, in the opinion of management, they have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted or condensed. These interim consolidated financial statements should be read in conjunction with the Partnership’s audited consolidated financial statements, including the accompanying notes for the year ended December 31, 2009.

The unaudited consolidated financial statements reflect all adjustments (all of which are of a normal, recurring nature) which management considers necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

B. Reclassifications

Certain reclassifications have been made to the December 31, 2009 financial statements to conform with the September 30, 2010 presentation.

Note 2—Inventories

Inventories consisted of the following at:

	September 30, 2010	December 31, 2009
Raw materials	$17,864,260	$8,267,306
Work-in-process	7,767,549	14,566,573
Finished goods	9,049,753	9,561,921
Supplies	3,200,612	3,295,018

	37,882,174	35,690,818
Less: Amount to reduce certain inventories to LIFO value	15,283,233	19,720,755

Total inventories	$22,598,941	$15,970,063

Note 3—Property, Plant and Equipment

During February 2010, the Partnership experienced a fire in part of its production facilities. As a result of this fire, the Partnership sustained losses in certain machinery and equipment which had a net book value of approximately $249,000. The Partnership has completed the process of repairing the damage and replacing equipment. The Partnership has expensed approximately $500,000 related to its retention amounts under its insurance policies for repair and restoration activities which is included in loss on disposal of assets in the consolidated statements of income. The Partnership has currently negotiated a settlement claim with its insurance providers for approximately $521,000, which includes amounts in excess of the net book value of the sustained losses in certain machinery and equipment. At September 30, 2010, the Partnership had collected substantially all of the proceeds.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 4—Line of Credit and Long-term Debt

During April 2010, the Partnership’s credit agreement was amended to provide for an extension on the line of credit through March 15, 2011. The Partnership has the option of selecting a base interest rate plus an applicable margin or the London Interbank Offered Rate (LIBOR) plus an applicable margin for the line of credit. The Partnership elected LIBOR which is  1/4% at September 30, 2010, plus the applicable margin of 3 1/2%.

On March 31, 2010, the Partnership’s credit agreement was amended to provide for prepayment of its subordinated notes. Concurrent with the amendment, the subordinated notes were paid in full.

Note 5—Partners’ Equity

Partners’ equity consisted of the following at September 30, 2010 and December 31, 2009:

	Partners’ Capital	Retained Earnings	Partners’ Equity
September 30, 2010
General Partner	$92,700	$952,426	$1,045,126
Limited Partners	9,688,400	99,533,361	109,221,761

Total	9,781,100	$100,485,787	$110,266,887

December 31, 2009
General Partner	$92,700	$677,319	$770,019
Limited Partners	9,688,400	70,843,702	80,532,102

Total	$9,781,100	$71,521,021	$81,302,121

Note 6—Related Party Transactions

The Partnership has sales to C/G Electrodes LLC (C/G), a related party through common ownership and control. Sales to C/G, excluding freight revenue, were approximately $24,187,000 and the related cost of sales were approximately $17,575,000 for the nine months ended September 30, 2010. There were no sales and related cost of sales to C/G for the nine months ended September 30, 2009. Accounts receivable from C/G amounted to approximately $831,000 at September 30, 2010 and $3,686,000 at December 31, 2009.

The Partnership has sales to GrafTech International, Ltd. (GrafTech), a related party due to a partnership interest, of approximately $2,489,000 and related cost of sales of approximately $1,881,000 for the nine months ended September 30, 2010. There were no sales and related cost of sales to GrafTech for the nine months ended September 30, 2009. Accounts receivable from GrafTech amounted to approximately $470,000 at September 30, 2010. There were no outstanding receivables from GrafTech at December 31, 2009.

Note 7—Fair Value of Derivative Financial Instruments

The Partnership’s liability for its interest rate swap is measured at fair value on a recurring basis using Level 2 (significant other observable inputs) at December 31, 2009. The interest rate swap expired in May 2010.

The Partnership held an interest rate swap for the purpose of managing its cash flow exposure to fluctuations in the Partnership’s variable rate line of credit. The notional amount of the swap was $30,000,000 at the effective date of May 1, 2007. The notional amount was reduced by $1,500,000 at the end of each fiscal quarter. The swap provided for the Partnership to receive interest based on a variable LIBOR interest rate and pay interest at a fixed rate of 5 1/8%.

SEADRIFT COKE, L.P. AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The fair value of the swap was determined on a recurring basis by using a discounted cash flow method using the applicable inputs from forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the swap contract to December 31, 2009. The fair value of the swap liability amounted to approximately $687,000 as of December 31, 2009. The expiration of the swap and fair value adjustment resulted in a gain of approximately $687,000 for the nine months ended September 30, 2010 and $452,000 for the nine months ended September 30, 2009 which are included in interest expense in the consolidated statements of income and as adjustments to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Partnership’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Partnership for debt of the same remaining maturities. The carrying value of the Partnership’s debt approximates fair value.

Note 8—Commitments and Contingencies

The operations of the Partnership generate both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposals of these materials are subject to various local, state and Federal laws relating to the protection of the environment.

Environmental remediation expenses are accrued as period costs and included in results from operations when the Partnership’s liability is probable and costs are reasonably estimable.

During 2007, the Partnership had identified contaminated soil within its production facility and has developed a remediation plan and submitted its plan to the Texas Commission on Environmental Quality (TCEQ) for approval. As of September 30, 2010, the Partnership has not received a response from the TCEQ indicating TCEQ’s acceptance and approval of management’s remediation plan. At this stage, based on current information available to management, management estimates total costs of remediation to be approximately $1,000,000 which will be incurred over a period of 10 years. The Partnership has discounted the estimated liability at 6 1/2% over this estimated period which is reflected in the consolidated balance sheets in the amount of $800,000 at September 30, 2010 and December 31, 2009.

Note 9—Pending Sale

On April 28, 2010, the Partnership entered into an agreement and plan of merger with GrafTech and certain of its subsidiaries (GTI) that currently holds an 18.9% ownership interest in the Partnership, to sell its remaining equity interests to GTI.

The consideration expected to be received by the Partnership will consist of $78.5 million in cash subject to working capital and debt adjustments, 12 million new GTI shares, and non-interest, senior subordinated promissory notes for $100 million.

Acquisition costs are accounted for as expenses in the periods in which the costs are incurred. Total legal, accounting, regulatory and other professional costs incurred for the nine months ended September 30, 2010 were approximately $1,461,000 and are included in operating expenses in the consolidated statements of income. Approximately $1,258,000 of these costs are included in accrued acquisition costs in the consolidated balance sheet as of September 30, 2010.

The acquisition is subject to certain anti-trust regulatory provisions which are currently pending. The consolidated financial statements have not been adjusted to reflect this transaction.

Independent Auditors’ Report

To the Members

C/G Electrodes LLC

St. Marys, Pennsylvania

We have audited the accompanying consolidated balance sheets of C/G Electrodes LLC (a Limited Liability Company) and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, members’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of C/G Electrodes LLC and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 20, 2009

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2008	2007
ASSETS

Current Assets
Cash and cash equivalents	$1,092,987	$1,005,412
Accounts receivable	15,147,689	13,698,077
Inventories—Note 2	30,629,959	19,719,520
Other current assets—Note 3	1,202,569	513,910

Total Current Assets	48,073,204	34,936,919

Property, Plant and Equipment—Net of accumulated depreciation—Note 4	39,203,951	30,314,001

Other Assets—Note 5	1,917,816	772,604

Total Assets	$89,194,971	$66,023,524

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current Liabilities
Current portion of long-term debt—Note 7	$176,110	$4,646,590
Accounts payable (includes related party accounts payable of $2,027,157 in 2007)—Note 10	3,383,690	6,560,737
Accrued expenses and other current liabilities	7,258,693	4,549,452
Note payable—line of credit	—	8,393,500

Total Current Liabilities	10,818,493	24,150,279
Long-term Debt—Net of current portion—Note 7	113,124,116	16,802,079

Total Liabilities	123,942,609	40,952,358
Members’ Equity (Deficit)—Note 8	(34,747,638)	25,071,166

Total Liabilities and Members’ Equity (Deficit)	$89,194,971	$66,023,524

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31	2008	2007
Net Sales	$142,782,801	$114,283,029
Cost of Sales (Includes related party cost of sales of $37,936,198 in 2008 and $23,419,750 in 2007)—Note 10	97,665,641	79,632,163

Gross Profit	45,117,160	34,650,866
Operating Expenses	8,704,832	6,644,688

Income From Operations	36,412,328	28,006,178

Other Income (Expense)
Interest expense	(4,898,810)	(2,362,317)
Scrap sales	689,974	432,642
Gain on EURO currency hedge settlement	651,439	—
Other	565,124	249,722

Total Other Expense	(2,992,273)	(1,679,953)

Net Income	$33,420,055	$26,326,225

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Members’ Equity (Deficit)

For the Years Ended December 31, 2008 and 2007

Balance—January 1, 2007	$18,741,155
Unit awards	102,794
Purchase of member units	(1,744,700)
Member distributions	(18,354,308)
Net income	26,326,225

Balance—December 31, 2007	25,071,166
Unit awards	940,692
Purchase of member units	(19,950,000)
Member distributions	(74,229,551)
Net income	33,420,055

Balance—December 31, 2008	$(34,747,638)

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2008	2007
Cash Provided by (Used for) Operating Activities
Net income	$33,420,055	$26,326,225
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,828,543	3,460,889
Compensation expense—unit awards	940,692	102,794
LIFO inventory reserves	5,257,906	7,029,237
Interest rate swap	2,852,651	421,446
EURO hedge fair value	(204,587)	—
Changes in
Accounts receivable	(1,449,612)	(5,994,205)
Inventories	(16,168,345)	(8,067,123)
Accounts payable	(3,177,047)	2,807,814
Other	(627,482)	1,317,843

Net Cash Provided by Operating Activities	25,672,774	27,404,920

Cash Used for Investing Activities
Purchases of property, plant and equipment	(13,343,228)	(9,900,658)

Cash Provided by (Used for) Financing Activities
Net borrowings on line of credit	86,999,327	6,093,500
Proceeds from long-term debt	—	1,150,000
Payments on long-term debt	(3,541,270)	(8,558,993)
Loan acquisition fees	(1,520,477)	—
Purchase of units	(19,950,000)	(1,744,700)
Member distributions	(74,229,551)	(18,354,308)

Net Cash Used for Financing Activities	(12,241,971)	(21,414,501)

Net Increase (Decrease) in Cash and Cash Equivalents	87,575	(3,910,239)
Cash and Cash Equivalents—Beginning of year	1,005,412	4,915,651

Cash and Cash Equivalents—End of year	$1,092,987	$1,005,412

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2008	2007
Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$2,184,030	$2,386,413

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., a Delaware Limited Liability Company (collectively, the Company), whose members have limited direct liability for Company operations, is engaged primarily in the manufacture, distribution and sale of electrodes for the steel industry. The Company sells to customers throughout America, Europe, Russia, the Middle East and the Peoples Republic of China.

The accompanying consolidated financial statements include the accounts of C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). The IC-DISC commenced business on June 6, 2008. All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Substantially all of the Company’s cash is with a financial institution located in Cleveland, Ohio.

D. Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. Based on management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it believes that realization losses on balances outstanding at year end will be immaterial. Accordingly, no allowance for doubtful accounts is deemed necessary.

Four customers accounted for approximately 27% of sales in 2008 and 28% of sales in 2007. Five customers accounted for approximately 71% of accounts receivable at December 31, 2008 and 54% at December 31, 2007.

The Company does not believe it has significant exposure to the effects of the risk of fluctuations in foreign currency on receivables denominated in other than U.S. dollars.

E. Inventories

Inventories are stated at the lower of cost or market. The raw material component of inventory costs has been determined by the last-in, first-out (LIFO) method. The remainder of the Company’s inventory cost is determined using the first-in, first-out (FIFO) method.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in income from operations for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings	20 - 40
Machinery and equipment	3 - 20

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company has determined there is no impairment at December 31, 2008.

G. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt.

Non-compete and licensing agreements are being amortized on a straight-line basis over 10 years.

H. Financial Instruments

The Company accounts for its derivative activity in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, as amended, which establishes accounting and financial reporting standards for certain derivative instruments and certain hedging activities. The Company’s derivative instruments are recognized as assets or liabilities at their fair value with subsequent changes in fair value reported in net income or other comprehensive income based on the effectiveness of the hedged transaction.

The Company has not elected hedge accounting treatment for its derivative financial instruments and, therefore, changes in fair value are marked to market in the statements of income.

I. Income Taxes

As a limited liability company, the Company is treated as a partnership for income tax purposes and is not subject to income taxes. The taxable income or loss of the Company is included in the individual income tax returns of its members based upon their percentage of ownership. Consequently, no provision for income taxes is required in the accompanying financial statements.

J. Foreign Currency

The Company sells to European customers. These sales are invoiced in EUROs. Foreign currency exchange gains and losses, including the effect of the translation of year-end accounts receivable balances from EUROs to dollars, are included in net income. As a result of foreign currency fluctuations of the Company’s trade accounts

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

receivables, the Company recognized a net foreign currency translation loss in net income of approximately $152,000 in 2008 and a net foreign currency translation gain in net income of approximately $157,000 in 2007.

K. Revenue Recognition

The Company recognizes revenue when title, ownership, and risk of loss pass to the customer, all of which occurs upon shipment or delivery of the product based on the applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used.

L. Stock-based Compensation

The Company has employee unit award plans and has accounted for the award plans in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), Share-based Payment. Stock-based compensation represents the cost related to stock-based awards granted to employees. The Company measures compensation expense for its member unit awards at the grant date based on the fair value of the awards and recognizes the compensation expense over the employee’s requisite service period, which is generally the vesting period, as required by SFAS 123(R). The Company estimates the fair value of the units granted using a discounted cash flow valuation model.

M. Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Certain provisions of SFAS No. 157 were effective for the Company in 2008 and the remaining provisions are effective in 2009. The Company does not expect that the provisions of SFAS No. 157 will have a significant impact on its financial position, results of operations and cash flows.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The three levels of the fair value hierarchy under SFAS 157 are described below:

•	Level 1—Observable inputs such as quoted prices in active markets.

•	Level 2—Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments within the fair value hierarchy as prescribed by SFAS No. 157 are more fully disclosed in Note 11 of the consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

N. Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Interpretation was originally effective for nonpublic entities for fiscal years beginning after December 15, 2006. FASB Staff Position No. FIN 48-3 permits nonpublic entities to defer the effective date of FIN 48 until fiscal years beginning after December 15, 2008. The Company has elected to defer the application of FIN 48 and is evaluating the impact of the provisions of FIN 48 on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosure About Derivative Instruments and Hedging Activities. SFAS 161 requires enhanced disclosures regarding an entity’s derivative and hedging activities. SFAS 161 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2008. The Company is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2008	2007
Raw materials	$11,337,775	$6,653,501
Work in process	24,332,132	17,639,001
Finished goods	6,447,813	2,123,894
Supplies	4,556,774	4,239,753
Inventory valuation allowance	—	(150,000)

	46,674,494	30,506,149
Less amount to reduce certain inventories to LIFO value	16,044,535	10,786,629

Total inventories	$30,629,959	$19,719,520

The use of LIFO decreased net income by approximately $5,258,000 in 2008 and $7,029,000 in 2007.

Approximately 73% and 69% of the Company’s inventories at December 31, 2008 and 2007 are costed at the lower of LIFO cost or market.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 3—Other Current Assets

Other current assets consisted of the following at December 31:

	2008	2007
Value-added tax receivable	$568,020	$291,810
EURO hedge fair value (Note 12)	204,587	—
Prepaid expenses	318,904	214,470
Other	111,058	7,630

	$1,202,569	$513,910

Note 4—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2008	2007
Land	$206,801	$53,030
Buildings	6,052,187	2,993,278
Machinery and equipment	36,983,002	29,600,822
Construction in progress	7,297,933	4,549,566

	50,539,923	37,196,696
Accumulated depreciation	(11,335,972)	(6,882,695)

Net property, plant and equipment	$39,203,951	$30,314,001

Depreciation expense, included in cost of goods sold and operating expenses, amounted to approximately $4,453,000 for 2008 and $3,160,000 for 2007.

Note 5—Other Assets

Other assets consisted of the following at December 31:

	2008	2007
Loan acquisition fees	$1,610,795	$922,036
Non-compete agreements—Note 8	500,000	500,000
Licensing agreement	39,032	39,032
Other—nonamortizable	41,424	41,424

	2,191,251	1,502,492
Accumulated amortization	(273,435)	(729,888)

Net other assets	$1,917,816	$772,604

Amortization expense, included in operating expenses, amounted to approximately $375,000 for 2008 and $300,000 for 2007.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The approximate amortization expense for other assets subject to amortization for the five years subsequent to December 31, 2008 is as follows:

Year Ending December 31	Amount
2009	$364,000
2010	364,000
2011	364,000
2012	364,000
2013	288,000
Thereafter	132,000

$1,876,000

Note 6—Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31:

	2008	2007
Accrued interest rate swap (Note 12)	$3,176,978	$324,327
Accrued compensation	2,485,621	1,934,249
Accrued utilities	777,998	1,163,485
Other	818,096	1,127,391

	$7,258,693	$4,549,452

Note 7—Long-term Debt

Long-term debt consists of the following at December 31:

	2008	2007
Revolving line of credit	$112,000,000	$—

Notes payable—Key Bank (see below)
Note payable	—	12,345,260
Capital expenditure loan A	—	4,083,333
Capital expenditure loan B	—	3,500,000

Mortgage note payable—Pennsylvania Industrial Development Authority—due in monthly payments of $12,085, including interest at 3%, matures in November 2018, collateralized by the Company’s property	1,233,627	1,339,906

Capital lease obligations—due in monthly installments including interest of 6.51% through 7%, maturing through October 2009	66,599	180,170

	113,300,226	21,448,669
Less: Current portion	176,110	4,646,590

	$113,124,116	$16,802,079

In September 2008, the Company entered into a credit agreement (the Agreement) with various financial institutions. The Agreement provides for a revolving line of credit (the line) with maximum borrowings of $130 million, inclusive of a swingline facility of $15 million. The line includes $1 million for standby letters of credit. Borrowings under the line bear interest at a base rate. The base rate is the greater of lender’s Prime Rate

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

(3 1/4% at December 31, 2008) or the Federal funds rate (.06% at December 31, 2008) plus  1/2%. The Company has the option to lock in a fixed rate one month LIBOR (.63 at December 31, 2008) plus a margin on a qualifying portion of the borrowings at 3-month intervals, as defined in the Agreement. At December 31, 2008, $75 million of the outstanding borrowings were locked in and bear interest at 3.88%, with the remaining outstanding borrowings of $37 million bearing interest at 5.00%.

The line expires in September 2013 and is collateralized by substantially all of the Company’s assets along with certain of the Company’s member units. The Company’s wholly owned subsidiary, C/G Electrodes Export, Inc., is a guarantor of the Agreement. In addition, the Agreement contains certain restrictive covenants which, among other things, require the Company to maintain minimum financial ratios.

The notes payable - Key Bank were paid in full in September 2008 as part of the new refinancing. Noncash activities of the refinancing included payment of approximately $13.5 million on a revolving line of credit and approximately $16.6 million on term notes.

Approximate future maturities of long-term debt are as follows:

Year Ending December 31	Amount
2009	$176,000
2010	113,000
2011	116,000
2012	120,000
2013	112,123,000
Thereafter	652,000

$113,300,000

Note 8—Members’ Equity

The following is the number of units outstanding at December 31:

	2008	2007
Series A	37,680	5,834
Series B	11,991	1,713
Series D	6,581	868

In October 2008, the Company split all outstanding member units 7 for 1. During 2008, the Company repurchased 3,305 Series A management units and 195 Series D units at $5,700 per unit.

Series A Units

The Series A units have full voting rights. The units contain various restrictions as to transfers and dilution.

On October 1, 2008, the Company established an employee unit award plan. The plan authorized 175 Series A units and awarded 1 unit to 147 non-management employees. The awarded units vested immediately. The fair value of the vested units at the grant date was approximately $838,000 based on the Company’s estimated fair value determined by a discounted cash flow valuation model. The Company recorded compensation expense of approximately $747,000 in cost of sales and $91,000 in operating expenses. The plan terminates December 31, 2011. There were no outstanding rights to purchase the member units under this plan.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Series B Units

Series B units have the same rights and privileges as Series A—management units.

Series D Units

On January 1, 2006, the Company established an employee unit award plan. The plan awarded 1,000 Series D units to 11 members of the Company’s management. The units were valued at the grant date based on the underlying discounted cash flow of the Company’s enterprise fair value. As of December 31, 2008, all units were awarded. The final forfeiture restrictions, as defined in the plan, were released in 2008 and 2007 and the Company recorded compensation expense of approximately $103,000 in 2008 and 2007 which is included in operating expenses in the statements of income.

In addition, as required by the Series D unit agreement, each employee was required to sign a non-compete agreement. The non-compete agreements were valued at $500,000 based on the Company’s estimated fair value determined by a discounted cash flow valuation model and are being amortized on a straight-line basis over 10 years. The non-compete agreements are included in other assets on the balance sheet (Note 5).

The Series A and Series D unit agreements include a call option that allows the Company to acquire the units upon the employees’ termination. The agreements also contain a put option which provides the employee or the estate of the employee the option at the employee’s death, permanent disability, or the retirement of the employee after the age of 60, to require the Company to purchase all of the outstanding Series A - non-management and Series D units held by the employees. The put option provides for the purchase of the units based on the fair value of the units as determined by the Company’s Board of Directors at the date of the put notice.

The Limited Liability Agreement provides for the allocation of income and distributions to the members, including distributions for the members’ income taxes. In January 2009, the Company declared and paid a distribution of approximately $3,972,000.

Note 9—Employee Benefit Plan

The Company has a 401(k) plan. The Plan generally covers al employees meeting certain age and service requirements and provides for employee and elective contributions and company contributions. The Company’s contributions to the 401(k) plan were approximately $398,000 in 2008 and $326,000 in 2007.

Note 10—Related Party Transactions

The Company purchases a major portion of its raw materials from Seadrift Coke L.P (Seadrift). Seadrift is related through common ownership and control. Total purchases from Seadrift were approximately $37,936,000 in 2008 and $23,420,000 in 2007. There were no accounts payable to Seadrift at December 31, 2008. Accounts payable to Seadrift amounted to approximately $2,027,000 at December 31, 2007.

Note 11—Major Suppliers

The Company purchases all of its premium and super premium coke from two suppliers. The management of the Company believes that these two suppliers are adequate for the Company’s requirements. The management of the Company confirms that the loss of these suppliers would interrupt business operations. One of the suppliers is a related party (Note 10).

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 12—Fair Value of Financial Instruments

In management’s opinion, the carrying value of the Company’s financial instruments, primarily accounts receivable, accounts payable and bank debt, approximates fair value. The carrying values of the Company’s variable rate credit facilities approximate fair value given that the interest rates of the debt reset periodically based on market interest rates.

From time to time, the Company enters into interest rate swaps that exchange floating interest rates for fixed rates with the intent of managing its exposure to interest rate risk. At December 31, 2008, the Company had the following interest rate swaps, which fixed the interest rates in the collateralized credit agreement to the extent of the notional amounts of the swap, as noted in the table below:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$ 5,000,000	4.37%	LIBOR	December 1, 2004	December 1, 2009
$ 2,500,000	4.68%	LIBOR	June 1, 2006	June 1, 2011
$50,000,000	3.54%	LIBOR	October 1, 2008	October 1, 2011
$ 4,375,000	5.47%	LIBOR	January 1, 2006	January 1, 2013

The Company’s interest rate swaps are measured at fair value as determined on a discounted cash flow method using the applicable inputs from the forward interest rate yield curves (Level 2 - significant other observable inputs) with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the contract to December 31, 2008. The fair value of the interest rate swaps is a liability. The mark to market of the fair values of the interest rate swaps resulted in unrealized losses of approximately $2,529,000 for 2008 and $421,000 for 2007 and are included in interest expense in the consolidated statements of income and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statement of cash flows.

In January 2009, the Company entered into an additional interest rate swap as follows:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$40,000,000	1.98%	LIBOR	February 1, 2009	February 1, 2012

The Company has EURO currency hedge contracts that exchange floating currency rates for fixed rates with the intent of managing its exposure to EURO exchange rate risk. At December 31, 2008, the Company had the following EURO currency hedge contracts:

Face Amount	Contract Rate	Mark Price	Effective Date	Termination Date
$2,953,309	1.392	1.432	December 18, 2008	April 30, 2009
$2,316,955	1.392	1.433	December 18, 2008	March 31, 2009
$ 624,830	1.392	1.433	December 18, 2008	February 27, 2009
$1,268,992	1.392	1.434	December 18, 2008	January 30, 2009

The Company’s EURO currency hedge contracts are measured at fair value as determined by quoted market prices. The valuation of the Company’s EURO currency hedge contracts are based on quoted prices of the forward exchange rates for foreign currency contracts in effect at the time the contracts are valued (Level 1 input - quoted price in an active market). The fair value of the EURO currency hedges were approximately $205,000 at December 31, 2008 (Note 3) and is included in other income in the consolidated statement of income

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statement of cash flows. The fair value of the hedges was not material to the financial statements at December 31, 2007.

Note 13—Contingency and Commitment

The Company is, from time to time, involved in lawsuits arising in the ordinary course of its business. In the opinion of management, resolution of these lawsuits will not have a material effect on the Company’s financial position or results of operations.

Independent Auditors’ Report

To the Members

C/G Electrodes LLC

St. Marys, Pennsylvania

We have audited the accompanying consolidated balance sheets of C/G Electrodes LLC (a Limited Liability Company) and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, members’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of C/G Electrodes LLC and Subsidiary as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 2, 2010, except for Note 14, as to

    which the date is May 21, 2010

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Balance Sheets

December 31	2009	2008
ASSETS

Current Assets
Cash and cash equivalents	$175,030	$1,092,987
Accounts receivable—trade	9,281,658	15,147,689
Notes receivable—trade	1,152,480	—
Inventories—Note 2	20,574,193	30,629,959
Other current assets	232,787	1,202,569

Total Current Assets	31,416,148	48,073,204

Property, Plant and Equipment—Net of accumulated depreciation—Note 3	37,776,624	39,203,951

Other Assets—Note 4	1,863,201	1,917,816

Total Assets	$71,055,973	$89,194,971

LIABILITIES AND MEMBERS’ DEFICIT

Current Liabilities
Current portion of long-term debt—Note 6	$112,842	$176,110
Accounts payable (includes related party accounts payable of $3,686,063 in 2009)—Note 9	4,996,491	3,383,690
Accrued expenses and other current liabilities—Note 5	6,066,850	7,258,693

Total Current Liabilities	11,176,183	10,818,493
Long-term Debt—Net of current portion—Note 6	86,393,284	113,124,116

Total Liabilities	97,569,467	123,942,609
Members’ Deficit—Note 7	(26,513,494)	(34,747,638)

Total Liabilities and Members’ Deficit	$71,055,973	$89,194,971

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31	2009	2008
Net Sales	$76,420,082	$142,782,801
Cost of Sales (Includes related party cost of sales of $7,003,489 in 2009 and $37,936,198 in 2008)—Note 9	47,859,564	97,665,641

Gross Profit	28,560,518	45,117,160
Operating Expenses	5,830,515	8,704,832

Income From Operations	22,730,003	36,412,328

Other Income (Expense)
Interest expense	(5,989,605)	(4,898,810)
Scrap sales	13,825	689,974
Gain on EURO currency hedge settlement	—	651,439
Other	517,241	565,124

Total Other Expense	(5,458,539)	(2,992,273)

Net Income	$17,271,464	$33,420,055

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Members’ Deficit

For the Years Ended December 31, 2009 and 2008

Balance—January 1, 2008	$25,071,166
Unit awards	940,692
Purchase of member units	(19,950,000)
Member distributions	(74,229,551)
Net income	33,420,055

Balance—December 31, 2008	(34,747,638)
Unit awards	5,400
Purchase of member units	(5,600)
Member distributions	(9,037,120)
Net income	17,271,464

Balance—December 31, 2009	$(26,513,494)

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31	2009	2008
Cash Provided by (Used for) Operating Activities
Net income	$17,271,464	$33,420,055
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,412,779	4,828,543
Compensation expense—unit awards	5,400	940,692
LIFO inventory reserves	(428,035)	5,257,906
Interest rate swap	(275,540)	2,852,651
EURO hedge fair value	204,587	(204,587)
Changes in
Accounts and notes receivable	4,713,551	(1,449,612)
Inventories	10,483,801	(16,168,345)
Accounts payable	1,612,801	(3,177,047)
Other	(151,108)	(627,482)

Net Cash Provided by Operating Activities	38,849,700	25,672,774

Cash Used for Investing Activities
Purchases of property, plant and equipment	(3,572,256)	(13,343,228)

Cash Provided by (Used for) Financing Activities
Line of credit—net	(26,617,990)	86,999,327
Payments on long-term debt	(176,110)	(3,541,270)
Loan acquisition fees	(358,581)	(1,520,477)
Purchase of units	(5,600)	(19,950,000)
Member distributions	(9,037,120)	(74,229,551)

Net Cash Used for Financing Activities	(36,195,401)	(12,241,971)

Net Increase (Decrease) in Cash and Cash Equivalents	(917,957)	87,575
Cash and Cash Equivalents—Beginning of year	1,092,987	1,005,412

Cash and Cash Equivalents—End of year	$175,030	$1,092,987

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31	2009	2008
Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$4,873,607	$2,184,030

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Organization and Basis of Consolidation

C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., a Delaware Limited Liability Company (collectively, the Company), whose members have limited direct liability for Company operations, is engaged primarily in the manufacture, distribution and sale of graphite electrodes for the steel industry. The Company sells to customers throughout America, Europe, Russia, the Middle East and the Peoples Republic of China.

The accompanying consolidated financial statements include the accounts of C/G Electrodes LLC and its wholly owned subsidiary, C/G Electrodes Export, Inc., an Interest Charge Domestic International Sales Corporation (IC-DISC). All material intercompany balances and transactions have been eliminated in consolidation.

B. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Substantially all of the Company’s cash is with a financial institution located in Cleveland, Ohio.

D. Accounts and Note Receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. Based on management’s assessment of the credit history with the Company’s customers it believes that realization losses on balances outstanding at year end will not be material. Accordingly, no allowance for doubtful accounts is deemed necessary.

Five customers accounted for approximately 52% of sales in 2009 and four customers accounted for approximately 27% of sales in 2008. Five customers accounted for approximately 45% of accounts receivable at December 31, 2009 and 71% at December 31, 2008.

Included in accounts receivable at December 31, 2009 is a note receivable due from a customer totaling approximately $1,152,000. The note bears interest at 12% with payments to be received monthly through December 31, 2010.

E. Revenue Recognition

Sales and related costs of sales are generally recorded when goods are shipped and title, ownership and risk of loss have passed to the customer, all of which occurs upon shipment or delivery of the product based on applicable shipping terms. The shipping terms may vary depending on the nature of the customer, domestic or foreign, and the type of transportation used. Shipping and handling costs are recognized as a component of cost of sales.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

F. Taxes on Revenue Producing Transactions

Taxes assessed by governmental authorities on revenue producing transactions, including sales, value added, excise and use taxes, are recorded on a net basis (excluded from revenue) in the income statement.

G. Inventories

The Company’s inventories are stated at the lower of cost or market. The raw material component of inventory costs has been determined by the last-in, first-out (LIFO) method. The remainder of the Company’s inventory costs are determined using the first-in, first-out (FIFO) method.

H. Property, Plant and Equipment

Property, plant and equipment are recorded at cost including expenditures for additions and major improvements. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in income from operations for the year.

For financial reporting, depreciation of property, plant and equipment is computed using the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings	20 - 40
Machinery and equipment	5 - 15

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

I. Other Assets

Loan acquisition fees are capitalized and are being amortized on a straight-line basis over the term of the related debt.

Non-compete and licensing agreements are being amortized on a straight-line basis over 10 years.

J. Derivative Financial Instruments

During 2009, the Company adopted new accounting standards which require additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedged items affect the consolidated financial statements.

The Company accounts for its derivative instruments as either assets or liabilities and carries them at fair value. Derivatives that are not defined as hedges are adjusted to fair value through earnings. For derivative instruments that hedge the exposure to variability in expected future cash flows, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income in stockholders’ equity and reclassified into earnings in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in current

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions. The Company has determined that its interest rate swaps do not qualify for hedge accounting.

K. Income Taxes

As a limited liability company, the Company is treated as a partnership for income tax purposes and is not subject to income taxes. The taxable income or loss of the Company is included in the individual income tax returns of its members based upon their percentage of ownership. The IC-DISC is not subject to Federal or state income taxes. Consequently, no provision for income taxes is required in the accompanying consolidated financial statements.

The Company adopted the accounting standard for uncertain tax positions as of January 1, 2009. The standard requires a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority. The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. The adoption of this accounting standard did not have an effect on the Company’s consolidated financial statements.

L. Foreign Currency

The Company sells to European customers. These sales are invoiced in EUROs. Foreign currency exchange gains and losses, including the effect of the translation of the year-end accounts receivable balances from EUROs to U.S. dollars, are included in net income. As a result of foreign currency fluctuations of the Company’s trade accounts receivable, the Company recognized a net foreign currency translation loss in net income of approximately $36,000 in 2009 and $152,000 in 2008.

The Company does not believe it has significant exposure to the effects of the risk of fluctuations in foreign currency on receivables denominated in other than U.S. dollars.

M. Stock-based Compensation

The Company has employee unit award plans. The Company measures compensation expense for its member unit awards at the grant date based on the fair value of the awards and recognizes the compensation expense over the employee’s requisite service period, which is generally the vesting period. The Company estimates the fair value of the units granted using a discounted cash flow valuation model.

N. Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

O. Recent Accounting Pronouncements

On September 15, 2009, the Financial Accounting Standards Board Accounting Standards Codification (Codification) became the single source of authoritative generally accepted accounting principles in the United States of America. The Codification changed the referencing of financial standards but did not change or alter existing generally accepted accounting principles in the United States of America. The Codification became effective for the Company at that date.

P. Subsequent Events

Management evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through May 21, 2010, the day the consolidated financial statements were approved and authorized for issue.

Note 2—Inventories

Inventories consisted of the following at December 31:

	2009	2008
Raw materials	$7,808,250	$11,337,775
Work in process	20,955,393	24,332,132
Finished goods	2,750,089	6,447,813
Supplies	4,676,961	4,556,774

	36,190,693	46,674,494
Less amount to reduce certain inventories to LIFO value	15,616,500	16,044,535

Total inventories	$20,574,193	$30,629,959

The use of LIFO increased net income by approximately $428,000 in 2009 and decreased net income by approximately $5,258,000 in 2008.

Approximately 65% and 73% of the Company’s inventories at December 31, 2009 and 2008 are costed at the lower of LIFO cost or market.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 3—Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2009	2008
Land	$206,801	$206,801
Buildings	7,344,600	6,052,187
Machinery and equipment	40,042,257	36,983,002
Construction in progress	6,518,521	7,297,933

	54,112,179	50,539,923
Accumulated depreciation	(16,335,555)	(11,335,972)

Net property, plant and equipment	$37,776,624	$39,203,951

Depreciation expense, included in cost of goods sold and operating expenses, amounted to approximately $5,000,000 for 2009 and $4,453,000 for 2008.

Note 4—Other Assets

Other assets consisted of the following at December 31:

	2009	2008
Loan acquisition fees	$1,969,377	$1,610,795
Non-compete agreements	500,000	500,000
Licensing agreement	39,032	39,032
Other—nonamortizable	41,424	41,424

	2,549,833	2,191,251
Accumulated amortization	(686,632)	(273,435)

Net other assets	$1,863,201	$1,917,816

Amortization expense, included in operating expenses, amounted to approximately $413,000 for 2009 and $375,000 for 2008.

The approximate amortization expense for other assets subject to amortization for the five years subsequent to December 31, 2009 is as follows:

Year Ending December 31	Amount
2010	$448,000
2011	448,000
2012	448,000
2013	346,000
2014	59,000
Thereafter	73,000

$1,822,000

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Note 5—Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31:

	2009	2008
Interest rate swap	$2,901,438	$3,176,978
Accrued interest	1,102,303	—
Accrued compensation	745,610	2,485,621
Accrued utilities	581,695	777,998
Other accrued expenses	735,804	818,096

	$6,066,850	$7,258,693

Note 6—Long-term Debt

Long-term debt consists of the following at December 31:

	2009	2008
Revolving line of credit	$85,382,010	$112,000,000
Mortgage note payable—Pennsylvania Industrial Development Authority—due in monthly payments of $12,085, including interest at 3%, matures in November 2018, collateralized by the Company’s property	1,124,116	1,233,627
Capital lease obligations—paid in full in 2009	—	66,599

	86,506,126	113,300,226
Less: Current portion	112,842	176,110

	$86,393,284	$113,124,116

The Company has a credit agreement (the Agreement) with various financial institutions. The Agreement provides for a revolving line of credit (the line) with maximum borrowings of $100 million, and includes a swingline facility of $10 million and $1 million for standby letters of credit.

Borrowings under the line bear interest at a base rate. The base rate is the greater of lender’s Prime Rate (3 1/4% at December 31, 2009) plus a margin or the Federal funds rate (.05% at December 31, 2009) plus  1/2%. The Company has the option to lock in a fixed rate three-month LIBOR (.31% at December 31, 2009) plus a margin on a qualifying portion of the borrowings, as defined in the Agreement. At December 31, 2009, $75 million of the outstanding borrowings were locked in and bear interest at 4.31%, with the remaining outstanding borrowings bearing interest at 6 1/4%.

The line expires in September 2012 and is collateralized by substantially all of the Company’s assets along with certain of the Company’s member units. The Company’s wholly owned subsidiary, C/G Electrodes Export, Inc., is a guarantor of the Agreement. In addition, the Agreement contains certain restrictive covenants which, among other things, require the Company to maintain minimum financial ratios.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Approximate future maturities of long-term debt are as follows:

Year Ending December 31	Amount
2010	$113,000
2011	116,000
2012	85,502,000
2013	123,000
2014	127,000
Thereafter	525,000

$86,506,000

Note 7—Members’ Deficit

The Company’s amended and restated limited liability agreement provides for the allocation of income and distributions to the members, including distributions for the members’ income taxes. In January 2010, the Company declared and paid a distribution of approximately $934,000.

Series A Units

On October 1, 2008, the Company established the Series A employee unit award plan. The plan authorized 175 Series A units to be issued to non-management employees. The awarded units vested immediately. The units were valued at the grant date based on the underlying discounted cash flow of the Company’s enterprise fair value. The plan terminates December 31, 2011. There were no outstanding rights to purchase the member units under this plan.

The Series A units have full voting rights. The units contain various restrictions as to transfers and dilution.

Series B Units

Series B units have the same rights and privileges as Series A.

Series D Units

The Company has a Series D employee unit award plan. The units were valued at the grant date based on the underlying discounted cash flow of the Company’s enterprise fair value. As of December 31, 2009, all units were awarded. The final forfeiture restrictions, as defined in the plan, were released in 2008 and the Company recorded compensation expense of approximately $103,000 which is included in operating expenses in the statements of income.

In addition, as required by the Series D unit agreement, each employee was required to sign a non-compete agreement. The non-compete agreements were valued at $500,000 based on the Company’s estimated fair value determined by a discounted cash flow valuation model and are being amortized on a straight-line basis over 10 years. The non-compete agreements are included in other assets on the balance sheet.

The Series A and Series D unit agreements include a call option that allows the Company to acquire the units upon the employees’ termination. The agreements also contain a put option which provides the employee or the estate of the employee the option at the employee’s death, permanent disability, or the retirement of the

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

employee after the age of 60, to require the Company to purchase all of the outstanding Series A—non-management and Series D units held by the employees. The put option provides for the purchase of the units based on the fair value of the units as determined by the Company’s Board of Directors at the date of the put notice.

In August 2009, the Company entered into agreements to purchase 1,190 of Series D units from four former members. Payments for the units will be made starting June 30, 2010 for five consecutive years.

Note 8—Retirement Plan

The Company has a 401(k) plan. The plan generally covers all employees meeting certain age and service requirements and provides for employee elective contributions and Company contributions. The Company’s contributions to the 401(k) plan were approximately $265,000 in 2009 and $398,000 in 2008.

Note 9—Related Party Transactions

The Company purchases a major portion of its raw materials from Seadrift Coke L.P (Seadrift). Seadrift is related through common ownership and control. Total purchases from Seadrift were approximately $7,003,000 in 2009 and $37,936,000 in 2008. Accounts payable to Seadrift amounted to approximately $3,686,000 at December 31, 2009. There were no accounts payable to Seadrift at December 31, 2008.

Note 10—Major Suppliers

The Company purchases all of its premium and super premium coke from two suppliers. Management of the Company believes these two suppliers are adequate for the Company’s production requirements; however, the loss of either supplier would interrupt business operations in the short term. One of the suppliers is Seadrift.

Note 11—Derivative Financial Instruments

The Company holds derivative financial instruments for the purpose of managing risks related to the variability of future earnings and cash flows caused by changes in interest rates. The Company enters into interest rate swap agreements to manage interest rate risk associated with the Company’s variable-rate borrowings. The Company’s interest rate swap agreements involve agreements to pay a fixed rate and receive a variable rate, at specified intervals, calculated on an agreed-upon notional amount. At December 31, 2009 and 2008, all derivative instruments are designated as hedges of underlying exposures. The Company does not use any of these instruments for trading or speculative purposes.

At December 31, 2009, the Company had the following interest rate swaps, which fixed the interest rates in the collateralized credit agreement to the extent of the notional amounts of the swap, as noted in the table below:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$ 1,500,000	4.68%	LIBOR	June 1, 2006	June 1, 2011
$ 3,303,572	5.47%	LIBOR	January 1, 2006	January 1, 2013
$50,000,000	3.54%	LIBOR	October 1, 2008	October 1, 2011
$40,000,000	2.19%	LIBOR	January 1, 2009	February 1, 2012

The fair value of the swap liability included in accrued expenses and other current liabilities amounted to approximately $2,901,000 as of December 31, 2009 and $3,177,000 as of December 31, 2008. This resulted in a

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

gain of approximately $276,000 in 2009 and a loss of approximately $3,177,000 in 2008 which is included in interest expense in the consolidated statements of income and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

Note 12—Fair Value of Financial Instruments

The fair value of the interest rate swap contracts is determined on a recurring basis by using a discounted cash flow method using the applicable inputs from the forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the contract to December 31, 2009 within the fair value hierarchy (Level 2 - significant other observable inputs).

The carrying value of cash and cash equivalents, accounts receivable and note receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Company’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying value of debt approximates fair value.

Note 13—Contingency and Commitment

The Company is, from time to time, involved in lawsuits arising in the ordinary course of its business. In the opinion of management, resolution of these lawsuits will not have a material effect on the Company’s financial position or results of operations.

Note 14—Subsequent Event

On April 28, 2010, the Company entered into an agreement and plan of merger with GrafTech International, Ltd. and certain of its subsidiaries (GTI) to sell all of the Members’ interests of the Company. GTI also entered into a similar agreement to purchase Seadrift.

Members of the Company will receive $152.5 million in cash less debt (subject to working capital adjustments), 12 million new GTI Shares and non-interest bearing, senior subordinated promissory notes of $100 million. The acquisition by GTI is also subject to the consummation of the Seadrift acquisition and certain anti-trust regulatory provisions which are currently pending. The financial statements have not been adjusted to reflect this transition.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Balance Sheets

	September 30, 2010 (Unaudited)	December 31, 2009 (Derived From Audited Statements)
ASSETS

Current Assets
Cash and cash equivalents	$773,968	$175,030
Accounts receivable—trade	12,032,785	9,281,658
Note receivable—trade	235,136	1,152,480
Inventories	19,687,191	20,574,193
Other current assets	288,074	232,787

Total Current Assets	33,017,154	31,416,148
Property, Plant and Equipment—Net of accumulated depreciation of $20,029,576 in 2010 and $16,335,555 in 2009	36,421,709	37,776,624
Other Assets	1,526,910	1,863,201

Total Assets	$70,965,773	$71,055,973

LIABILITIES AND MEMBERS' DEFICIT

Current Liabilities
Current portion of long-term debt	$115,406	$112,842
Accounts payable (includes related party accounts payable of $831,468 in 2010 and $3,686,063 in 2009)	5,372,159	4,996,491
Interest rate swap liabilities	2,681,386	2,901,438
Accrued payroll	1,414,467	845,265
Accrued utilities	1,078,604	581,695
Accrued interest	712,138	1,102,303
Accrued expenses and other current liabilities	373,489	636,149

Total Current Liabilities	11,747,649	11,176,183
Long-term Debt—Net of current portion	75,978,675	86,393,284

Total Liabilities	87,726,324	97,569,467
Members' Deficit	(16,760,551)	(26,513,494)

Total Liabilities and Members' Deficit	$70,965,773	$71,055,973

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Income

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Net Sales	$95,115,556	$59,107,310
Cost of Sales (Includes related party cost of sales of $24,187,036 in 2010 and none in 2009)	66,924,411	35,835,589

Gross Profit	28,191,145	23,271,721
Operating Expenses	6,673,078	4,230,972

Income From Operations	21,518,067	19,040,749

Other Income (Expense)
Interest expense	(4,223,694)	(4,763,604)
Other income	658,171	586,691

Total Other Expense	(3,565,523)	(4,176,913)

Net Income	$17,952,544	$14,863,836

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30	2010 (Unaudited)	2009 (Unaudited)
Cash Provided by (Used for) Operating Activities
Net income	$17,952,544	$14,863,836
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,030,312	4,040,813
LIFO inventory reserves	(285,510)	(428,035)
Interest rate swap	(220,052)	(84,784)
EURO hedge fair value	—	204,587
Changes in
Accounts and note receivable	(1,833,783)	8,225,147
Inventories	1,172,512	13,532,702
Accounts payable	375,668	(2,711,068)
Accrued expense and other current liabilities	413,286	(749,293)
Other	(55,287)	826,746

Net Cash Provided by Operating Activities	21,549,690	37,720,651

Cash Used for Investing Activities
Purchases of property, plant and equipment	(2,339,106)	(3,400,413)

Cash Used for Financing Activities
Line of credit—net	(10,327,732)	(25,728,256)
Payments on long-term debt	(84,313)	(139,470)
Loan acquisition fees	—	(358,582)
Purchase of units	(1,800)	(3,600)
Member distributions	(8,197,801)	(9,034,310)

Net Cash Used for Financing Activities	(18,611,646)	(35,264,218)

Net Increase (Decrease) in Cash and Cash Equivalents	598,938	(943,980)

Cash and Cash Equivalents—Beginning of period	175,030	1,092,987

Cash and Cash Equivalents—End of period	$773,968	$149,007

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$4,223,694	$4,763,604

The accompanying notes are an integral part of these consolidated financial statements.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

A. Interim Financial Presentation

These interim consolidated financial statements of C/G Electrodes LLC and Subsidiary (the Company) are unaudited; however, in the opinion of management, they have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted or condensed. These interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements, including the accompanying notes, for the year ended December 31, 2009.

The unaudited consolidated financial statements reflect all adjustments (all of which are of a normal, recurring nature) which management considers necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented. The results for the interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

B. Foreign Currency

The Company sells to European customers. These sales are invoiced in EUROs. Foreign currency exchange gains and losses, including the effect of the translation of the September 30, 2010 and December 31, 2009 year-end accounts receivable balances from EUROs to U.S. dollars, are included in net income as a component of sales. As a result of foreign currency fluctuations on the Company’s trade accounts receivable, the Company recognized a net foreign currency translation loss in net income of approximately $221,000 for the nine-month period ended September 30, 2010 and a net foreign currency translation gain in net income of approximately $6,000 for the nine-month period ended September 30, 2009.

The Company does not believe it has significant exposure to the effects of the risk of fluctuations in foreign currency on receivables denominated in other than U.S. dollars.

C. Reclassifications

Certain reclassifications have been made to the December 31, 2009 financial statements to conform with the September 30, 2010 presentation.

Note 2—Inventories

Inventories consisted of the following at:

	September 30, 2010	December 31, 2009
Raw materials	$5,995,111	$7,808,250
Work-in-process	21,727,589	20,955,393
Finished goods	2,531,249	2,750,089
Supplies	4,764,232	4,676,961

	35,018,181	36,190,693
Less: Amount to reduce certain inventories to LIFO value	15,330,990	15,616,500

Total inventories	$19,687,191	$20,574,193

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Cost of sales was decreased by approximately $286,000 for the nine-month period ended September 30, 2010 and $428,000 for the nine-month period ended September 30, 2009 as a result of LIFO liquidations.

Interim LIFO liquidations expected to be replaced at year end have been reflected in the cost of sales as the difference between the LIFO cost and replacement cost for the periods ended September 30, 2010 and 2009.

Note 3—Long-term Debt

Long-term debt at September 30, 2010 and December 31, 2009 primarily consists of a line of credit. Borrowings under the line bear interest at a base rate. The base rate is the greater of lender’s Prime Rate (3 1/4% at September 30, 2010) plus a margin or the Federal funds rate (.09% at September 30, 2010) plus  1/2%. The Company has the option to lock in a fixed rate at LIBOR rate plus a margin (4.0% at September 30, 2010) on a qualifying portion of the borrowings, as defined in the agreement. At September 30, 2010, the Company has the following outstanding borrowings interest rate locked:

Outstanding Borrowings	LIBOR	Rate Locked Through
$70,000,000.31%		October 6, 2010

The remaining outstanding borrowings on the line bear interest at 6 1/4%.

Note 4—Members’ Deficit

The Company has declared and paid distributions of approximately $8,198,000 during the nine-month period ended September 30, 2010.

Note 5—Related Party Transactions

The Company purchases a major portion of its raw materials from Seadrift Coke, L.P. (Seadrift). Seadrift is related through common ownership and control. Total purchases from Seadrift were approximately $24,187,000 for the nine-month period ended September 30, 2010. There were no purchases for the nine-month period ended September 30, 2009. Accounts payable to Seadrift amounted to approximately $831,000 at September 30, 2010 and $3,686,000 at December 31, 2009.

Note 6—Derivative Financial Instruments

The Company holds derivative financial instruments for the purpose of managing risks related to the variability of future earnings and cash flows caused by changes in interest rates. The Company enters into interest rate swap agreements to manage interest rate risk associated with the Company’s variable-rate borrowings. The Company’s interest rate swap agreements involve agreements to pay a fixed rate and receive a variable rate, at specified intervals, calculated on an agreed-upon notional amount. At September 30, 2010 and December 31, 2009, all derivative instruments are designated as hedges of underlying exposures. The Company does not use any of these instruments for trading or speculative purposes.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

At September 30, 2010, the Company had the following interest rate swaps, which fixed the interest rates in the collateralized credit agreement to the extent of the notional amounts of the swap, as noted in the table below:

Notional Amount	Swap Rate	Exchanged For	Effective Date	Termination Date
$ 1,000,000	4.68%	LIBOR	June 1, 2006	June 1, 2011
$ 2,500,000	5.47%	LIBOR	January 1, 2006	January 1, 2013
$50,000,000	3.54%	LIBOR	October 1, 2008	October 1, 2011
$40,000,000	2.19%	LIBOR	January 1, 2009	February 1, 2012

The fair value of the swap liability included in interest rate swap liabilities amounted to approximately $2,681,000 as of September 30, 2010 and $2,901,000 as of December 31, 2009. The fair value adjustments for the interest rate swaps resulted in gains of approximately $220,000 for the nine-month period ended September 30, 2010 and losses of approximately $85,000 for the nine-month period ended September 30, 2009. These adjustments offset interest expense in the consolidated statements of income and as an adjustment to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows.

Note 7—Fair Value of Financial Instruments

The fair value of the interest rate swap contracts is determined on a recurring basis by using a discounted cash flow method using the applicable inputs from the forward interest rate yield curves with the differential between the forward rate and the original stated interest rate of the swap discounted back from the settlement date of the contract to September 30, 2010 and December 31, 2009 within the fair value hierarchy (Level 2 - significant other observable inputs).

The carrying value of cash and cash equivalents, accounts receivable, note receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

The fair value of the Company’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying value of debt approximates fair value.

Note 8—Contingency and Commitment

The Company is, from time to time, involved in lawsuits arising in the ordinary course of its business. In the opinion of management, resolution of these lawsuits will not have a material effect on the Company’s financial position or results of operations.

Note 9—Potential Sale

On April 28, 2010, the Company entered into an agreement and plan of merger with GrafTech International, Ltd. and certain of its subsidiaries (GTI) to sell all of the members’ interests of the Company. GTI also entered into a similar agreement to purchase Seadrift Coke, L.P.

Members of the Company will receive $152.5 million in cash less debt (subject to working capital adjustments), 12 million new GTI shares and non-interest bearing, senior subordinated promissory notes of $100 million. The acquisition by GTI is also subject to the consummation of the Seadrift Coke, L.P. acquisition and certain anti-trust regulatory provisions which are currently pending. The consolidated financial statements have not been adjusted to reflect this transition.

C/G ELECTRODES LLC AND SUBSIDIARY

Notes to the Consolidated Financial Statements—(Continued)

Acquisition costs are accounted for as expense in the periods in which the costs are incurred. Total legal, accounting, regulatory and other professional costs incurred for the nine months ended September 30, 2010 were approximately $1,583,000 and are included in operating expense in the consolidated statements of income. Approximately $1,258,000 of these costs are included in accounts payable in the consolidated balance sheet as of September 30, 2010.

ANNEX A—SEADRIFT MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

Dated as of April 28, 2010

Among

GRAFTECH INTERNATIONAL LTD.,

GRAFTECH HOLDINGS INC.,

GRAFTECH DELAWARE I INC.,

GRAFTECH DELAWARE II INC.,

SEADRIFT COKE L.P.

and

CERTAIN PARTNERS OF SEADRIFT COKE L.P.

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

EXHIBITS AND SCHEDULES

Exhibit A	Key Partners
Exhibit B	Form of Working Capital Worksheet
Exhibit C	Form of Promissory Note
Exhibit D	Form of Registration Rights and Stockholders’ Agreement
Exhibit E	Form of Long Term Supply Agreement

Schedule 2.02(a)(i)	Form A Unit Holders of Record of Partnership Units
Schedule 2.02(a)(ii)	Form B Unit Holders of Record of Partnership Units

AGREEMENT AND PLAN OF MERGER dated as of April 28, 2010 (this “Agreement”), is entered into by and among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“GrafTech”), GRAFTECH HOLDINGS INC., a Delaware corporation and a wholly owned subsidiary of GrafTech (“Parent”), GRAFTECH DELAWARE I INC., a Delaware corporation and a wholly owned subsidiary of Parent (“GrafTech Merger Sub”), and GRAFTECH DELAWARE II INC., a Delaware corporation and a wholly owned subsidiary of Parent (“GrafTech SD Merger Sub,” together with GrafTech Merger Sub, the “Merger Subs”), SEADRIFT COKE L.P., a Delaware limited partnership (the “Partnership”), those partners of the Partnership named on Exhibit A hereto (each a “Key Partner,” and collectively, the “Key Partners”), and, solely for purposes of Sections 7.14, 7.16, 7.18, 7.19, 7.20 and 7.21 hereof, Article X (and Articles XI and XII in respect thereof), Nathan Milikowsky and Daniel Milikowsky.

WHEREAS, the Boards of Directors of each of GrafTech, Parent, GrafTech Merger Sub, GrafTech SD Merger Sub, the Partnership and Seadrift Coke LLC, a Delaware limited liability company and the General Partner of the Partnership (the “General Partner”), have approved this Agreement and deem it advisable and in the best interests of their respective stockholders, partners or members, as applicable, to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, it is intended that, for United States federal income tax purposes, the Mergers (as defined below) shall qualify as exchanges described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

SECTION 1.01. The GrafTech Merger.

(a) At the Initial Effective Time (as defined below), GrafTech Merger Sub shall be merged with and into GrafTech (the “GrafTech Merger”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of GrafTech Merger Sub shall cease and GrafTech shall be the surviving corporation (the “GrafTech Surviving Entity”).

(b) As soon as practicable (but at the next month end) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in Article VIII other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, subject to Section 2.07(g), or such other time, date and place as shall be fixed by mutual agreement of GrafTech and the Partnership, GrafTech shall file a certificate of merger, certified by the Secretary of GrafTech in accordance with Section 251(g) of the DGCL (the “GrafTech Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the GrafTech Merger. The GrafTech Merger shall become effective at the Initial Effective Time. As used herein, the term “Initial Effective Time” means the time at which the certificate of merger is filed (or at any other time indicated therein and mutually agreed to by GrafTech and the Partnership).

(c) From and after the Initial Effective Time, the GrafTech Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of GrafTech and GrafTech Merger Sub, all as provided under the DGCL.

SECTION 1.02. The Partnership Merger.

(a) At the Effective Time, GrafTech SD Merger Sub shall be merged with and into the Partnership (the “Partnership Merger” and, together with the GrafTech Merger, the “Mergers”) in accordance with the DGCL and the LP Act, and upon the terms set forth in this Agreement, whereupon the separate existence of GrafTech SD Merger Sub shall cease and the Partnership shall be the surviving entity (the “Seadrift Surviving Entity” and, together with the GrafTech Surviving Entity, the “Surviving Entities”).

(b) Immediately following the Initial Effective Time, the Partnership and GrafTech SD Merger Sub shall file a certificate of merger (the “Partnership Certificate of Merger” and, together with the GrafTech Merger Filing, the “Merger Filings”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and LP Act in connection with the Partnership Merger. The Partnership Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time one minute following the Initial Effective Time.

(c) From and after the Effective Time, the Seadrift Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Partnership and GrafTech SD Merger Sub, all as provided under the DGCL and the LP Act.

SECTION 1.03. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) shall take place on the date on which the Initial Effective Time and the Effective Time occur, unless this Agreement has been terminated pursuant to its terms. The Closing shall be held at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, unless another place is agreed in writing by GrafTech and the Partnership. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.04. Governing Documents.

(a) At the Initial Effective Time, (i) the certificate of incorporation of GrafTech shall be the certificate of incorporation of the GrafTech Surviving Entity, until thereafter changed or amended as provided therein or by applicable Law and (ii) the bylaws of GrafTech shall be the bylaws of the GrafTech Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the certificate of limited partnership of the Partnership shall be the certificate of limited partnership of the Seadrift Surviving Entity, until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Effective Time, the limited partnership agreement of the Partnership shall be amended and restated in its entirety as determined by Parent, subject to Section 7.09 hereof.

(d) The certificate of incorporation and bylaws of Parent in effect immediately after the Initial Effective Time will contain provisions identical to the certificate of incorporation and bylaws of GrafTech in effect immediately before the Initial Effective Time, in each case other than as required or permitted by Section 251(g) of the DGCL, and the name of Parent immediately after the Initial Effective Time shall be changed by the terms of the certificate of merger or accompanying filings to GrafTech International Ltd. and the name of GrafTech shall be changed to GrafTech Holdings Inc.

SECTION 1.05. Directors and Officers of the Surviving Entities.

(a) From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the bylaws of GrafTech Surviving Entity, (i) the directors of GrafTech Merger Sub at the Initial Effective Time shall be the directors of the GrafTech Surviving Entity and (ii) the officers of GrafTech Merger Sub at the Initial Effective Time shall be the officers of the GrafTech Surviving Entity.

(b) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, GSHC shall be the general partner of the Seadrift Surviving Entity.

(c) Until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the officers of GrafTech immediately before the Initial Effective Time shall be the officers of Parent immediately after the Effective Time and (ii) the directors of GrafTech immediately before the Initial Effective Time shall, subject to the provisions of the Registration Rights and Stockholders’ Agreement, be the directors of Parent immediately after the Effective Time.

ARTICLE II

EFFECT ON THE CAPITAL OF THE

CONSTITUENT COMPANIES

SECTION 2.01. GrafTech and GrafTech Merger Sub. At the Initial Effective Time, by virtue of the GrafTech Merger and without any action on the part of GrafTech, Parent, GrafTech Merger Sub or any holder of any shares of GrafTech Stock:

(a) All shares of GrafTech Stock that are held by GrafTech as treasury stock or that are owned by GrafTech, GrafTech Merger Sub or any other Subsidiary of GrafTech immediately prior to the Initial Effective Time, other than 600,000 shares of GrafTech Stock held by GrafTech as treasury stock, shall cease to be outstanding and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.05, each outstanding share of GrafTech Stock issued and outstanding immediately prior to the Initial Effective Time, including the 600,000 shares of GrafTech Stock held by GrafTech as treasury stock not cancelled pursuant to Section 2.01(a), shall be converted into the right to receive from Parent one fully paid and nonassessable share of Parent Stock (the “GrafTech Merger Consideration”). All shares of Parent Stock issued pursuant to this Section 2.01(a) shall be duly authorized, validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Each share of GrafTech Merger Sub common stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of common stock of the GrafTech Surviving Entity.

SECTION 2.02. Partnership and GrafTech SD Merger Sub.

(a) Conversion of Units. At the Effective Time, by virtue of the Partnership Merger and without any action on the part of the Partnership, Parent, GrafTech SD Merger Sub or any holder of any equity interests in the Partnership, each Unit other than the GSHC Units issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Partnership Merger Consideration at such time as follows:

(i) Each Unit that is held by the holders of record set forth on Schedule 2.02(a)(i) (the “Form A Units”) shall be converted into the right to receive the Form A Per Unit Consideration, and

(ii) Each Unit that is held by the holders of record set forth on Schedule 2.02(a)(ii) (the “Form B Units”) shall be converted into the right to receive the Form B Per Unit Consideration.

In all such cases, all Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Unit shall cease to have any rights with respect thereto, except the right to receive the Partnership Merger Consideration pursuant to this Section 2.02(a).

(b) Certain Additional Defined Terms. For purposes of this Agreement:

(i) “GSHC Units” means those Units owned by GSHC.

(ii) “Stated Seadrift Amount” means an amount equal to the sum of (a) the Total Share Amount, (b) the Total Note Amount, and (c) the Total Cash Amount.

(iii) “Total Share Amount” means an amount equal to the product of (A) the Parent Shares Consideration, multiplied by (B) $13.7608.

(iv) “Parent Shares Consideration” means 12,000,000 shares of Parent Stock (as adjusted pursuant to Section 2.03 to reflect any stock split, reverse stock split or similar transaction affecting the GrafTech Stock occurring after the date hereof and prior to the Effective Time).

(v) “Total Note Amount” means an amount equal to $100,000,000 in face value of non-interest bearing, 5-year senior subordinated promissory notes, in substantially the form attached hereto as Exhibit C (a “Promissory Note”).

(vi) “Form B Per Unit Consideration” shall mean (A) an amount of cash equal to the Cash Per Form B Unit Consideration, (B) the Stock Per Form B Unit Consideration, and (C) the Promissory Note Per Form B Unit Consideration.

(vii) “Cash Per Form B Unit Consideration” shall be an amount equal to the quotient of (A) the difference of (1) the Total Cash Amount, minus (2) the Total Cash to Form A Amount, divided by (B) the number of Form B Units.

(viii) “Stock Per Form B Unit Consideration” shall mean a number of shares of Parent Stock equal to the quotient of (A) the Parent Shares Consideration, divided by (B) the number of Form B Units.

(ix) “Promissory Note Per Form B Unit Consideration” shall mean a Promissory Note with a face amount equal to the quotient of (A) $100,000,000, divided by (B) the number of Form B Units.

(x) “Total Cash to Form A Amount” shall mean the product of (A) the number of Form A Units multiplied by (B) the Form A Per Unit Consideration.

(xi) “Form A Per Unit Consideration” shall mean an amount in cash equal to the quotient of (A) Stated Seadrift Amount, divided by (B) the Total Units.

(xii) “Total Units” shall mean the Form A Units and the Form B Units.

(xiii) “Total Cash Amount” shall mean $78,500,000, as such amount is adjusted as follows:

(a) Minus $10,000,000; and

(b) Either,

(i) Minus 81.086% of any excess of Partnership Indebtedness as of the Closing over $10,000,000; or

(ii) Plus 81.086% of any reduction of Partnership Indebtedness as of the Closing from $10,000,000; and

(c) Either,

(i) Minus 81.086% of any shortfall of Final Working Capital under $40,000,000; or

(ii) Plus 81.086% of any excess of the Final Working Capital over $40,000,000; and

(d) Either,

(i) Minus any excess of the Seadrift Transaction Expenses over 50% of the Combined Transaction Expenses incurred as of the Closing Date; or

(ii) Plus any shortfall of the Seadrift Transaction Expenses under 50% of the Combined Transaction Expenses incurred as of the Closing Date.

Prior to Closing, the Partnership shall deliver an addendum to each of Schedule 2.02(a)(i) and 2.02(a)(ii) setting forth final calculations of the cash components of the Form A Per Unit Consideration and Form B Per Unit Consideration, as applicable.

As used herein, “Partnership Merger Consideration” means the Form A Per Unit Consideration or the Form B Per Unit Consideration, as applicable, payable by GrafTech to a holder of record of Units.

(c) Each share of GrafTech SD Merger Sub common stock issued and outstanding prior to the Effective Time shall be converted into a unit of limited partnership interest in the Seadrift Surviving Entity.

(d) Each GSHC Unit shall remain as an outstanding unit of limited partnership interest in the Seadrift Surviving Entity as the general partner of the Seadrift Surviving Entity.

SECTION 2.03. Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, GrafTech Stock or the Units, the Partnership Merger Consideration shall be adjusted accordingly to provide to the holders of record of the Units the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.04. Effect on Parent Stock. Immediately following the Effective Time, shares of the capital stock of Parent owned by the GrafTech Surviving Entity, other than the 600,000 shares resulting from the conversion under Section 2.01(b) of GrafTech Stock held as treasury stock, shall be cancelled by Parent without payment therefor.

SECTION 2.05. GrafTech Stock Options and Restricted Stock Awards. As of the Initial Effective Time, (a) each stock option outstanding under any compensation or benefit agreement, plan or arrangement of GrafTech, including the GrafTech 2005 Equity Incentive Plan or any previously adopted plan (each, a “GrafTech Option”), immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire GrafTech Stock and shall be converted automatically into a right to acquire the same number of shares of Parent Stock, on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such GrafTech Option immediately prior to the Initial Effective Time and (b) each share of GrafTech restricted stock, each restricted stock unit of GrafTech and each other form of equity benefit or compensation that is outstanding on or prior to the Initial Effective Time or issuable thereafter under any compensation or benefit agreement, plan or arrangement of GrafTech, including all awards under the GrafTech 2005 Equity Incentive Plan or any previously adopted plan, whether or not then vested or exercisable, shall cease to represent or relate to a share of GrafTech Stock and shall be converted automatically to represent or relate to a share of Parent Stock, on substantially the same terms and conditions (including vesting schedule) as applied to such GrafTech restricted stock, restricted stock unit or other form of equity immediately prior to the Initial Effective Time.

SECTION 2.06. Payment of Merger Consideration.

(a) Paying Agent. Prior to the Closing, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging the applicable Partnership Merger Consideration for the Units. At or prior to the Initial Effective Time, Parent shall deposit with the Paying Agent, (i) cash, (ii) certificates representing shares of Parent Stock (the “Parent Certificates”) or evidence of such shares in book entry form, in denominations as the Paying Agent may reasonably specify, and (iii) Promissory Notes, in each case in such amounts as are issuable or payable, respectively, pursuant to Section 2.02 hereof. Such cash, Parent Certificates (or evidence of book-entry form, as the case may be) for shares of Parent Stock and Promissory Notes so deposited are hereinafter referred to as the “Merger Consideration Fund.”

(b) Investment. The Paying Agent shall invest any cash deposited with the Paying Agent by Parent as directed by Parent, provided that no such investment or losses thereon shall affect the cash consideration payable to the holders of Units entitled to receive such cash consideration, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of such holders in the amount of any losses.

(c) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall send to each Person who was, at the Effective Time, a holder of record of Units entitled to receive the Partnership Merger

Consideration a letter of transmittal (the “Letter of Transmittal”) which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon the transfer of the Units to the Paying Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of certificates representing the Units or uncertificated Units for payment of the Partnership Merger Consideration therefor. The Letter of Transmittal shall be in such form and have such other provisions as Parent and the Partnership may specify and shall include investment representations to be made by each holder of Units which are substantially similar to those being made by the Key Partners pursuant to Section 4.02(a), 4.02(b), 4.02(c), 4.02(d), and, if applicable, 4.02(f); and release of any claims or rights to receive incentive or bonus compensation in respect of this Agreement or the transactions contemplated hereby, if any. Each holder of record of Units shall be entitled to receive, upon surrender to the Paying Agent of a properly completed Letter of Transmittal and (i) with respect to certificated Units, delivery of such certificates, or (ii) with respect to uncertificated Units, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the Partnership Merger Consideration in respect of such Units; provided, that such holder’s right to receive Parent Shares and Promissory Notes as part of their Partnership Merger Consideration shall be converted into the right to receive the equivalent amount of Form A Per Unit Consideration after giving effect to Section 2.09. Until so surrendered or transferred, as the case may be, each such Unit shall represent after the Effective Time for all purposes only the right to receive such Partnership Merger Consideration.

(d) Transferred Units. If any portion of the Partnership Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered or transferred Unit is registered, it shall be a condition to such payment that (i) such Unit shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Unit or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) No Further Transfers of Units. After the Effective Time, there shall be no further registration of transfers of Units. If after the Effective Time, certificated Units or uncertificated Units are presented to the Seadrift Surviving Entity, they shall be cancelled and exchanged for the applicable Partnership Merger Consideration, in accordance with the procedures set forth in this Section 2.06.

(f) No Further Ownership Rights in Units. The Partnership Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Units shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units.

(g) Termination of Merger Consideration Fund. Any portion of the Merger Consideration Fund that remains undistributed to the holders of the Units eighteen (18) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Units who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Partnership Merger Consideration. Any portion of the Merger Consideration Fund remaining unclaimed by holders of the Units as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Parent shall not be liable to any holder of Units for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. No interest will accrue on unclaimed payments of Partnership Merger Consideration or dividends or other distributions.

(h) No Dividends or Distributions. No dividends or other distributions with respect to Parent Stock constituting part of the Partnership Merger Consideration and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holders of any certificated Units not surrendered or any uncertificated Units not transferred until such certificated Units or uncertificated Units are surrendered or transferred, as the case may be, as provided in this Section 2.06. Following such surrender or transfer, the same shall be paid, without interest, to the Person in whose name the Parent Stock has been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07, and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such Parent Stock.

(i) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent. Without limiting the foregoing, each general or limited partner of the Partnership shall, to the extent such partner is permitted under applicable Law, provide to Parent on or before the Closing Date a certificate in a form reasonably satisfactory to Parent certifying that such partner is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (all as determined for U.S. federal income Tax purposes); provided that if such partner is not permitted to make such certification under applicable Law or otherwise does not deliver such certificate to Parent on or before the Closing Date, Parent shall withhold from the consideration otherwise payable with respect to such partner pursuant to this Agreement such Tax as is required under Section 1445 of the Code and the Treasury Regulations thereunder (and any corresponding provisions of state, local or foreign Tax Law).

SECTION 2.07. Determination of Net Working Capital Adjustment.

(a) The Partnership shall use commercially reasonable efforts to prepare and deliver to GrafTech, promptly (and, to the extent reasonably practicable, within 30 days) after the end of each calendar month prior to the Closing, a consolidated balance sheet of the Partnership as of such month-end and a consolidated statement of results of operations of the Partnership for the year-to-date through such month-end (the “Monthly Financial Statements”), in each case prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments and as set forth on Schedule 2.07), accompanied by a written statement signed by the chief financial officer of the Partnership in such capacity confirming that the statement of results of operations were so prepared.

In addition to the requirements set forth in paragraph (a) above, the Partnership shall deliver to GrafTech:

(b) no later than 10 Business Days prior to the Closing Date then anticipated in good faith by the Partnership and GrafTech, a written statement signed by the chief financial officer of the Partnership in such capacity setting forth a statement of the estimate of each component of the amount of the Final Working Capital and confirming that, to the Knowledge of the Partnership, the Partnership has performed and complied in all material respects with the covenants and agreements set forth in Section 6.01 to be performed and complied with by the Partnership prior to the date of such delivery, together with reasonably detailed supporting documents, information and calculations for each component of the Final Working Capital (the “Closing Adjustment Estimate”).

(c) In connection with preparing the Closing Adjustment Estimate, the Partnership shall obtain from counsel and advisers to and accountants for the Partnership and the Subsidiaries who provide services in connection with the negotiation, execution, delivery and performance by the Partnership and the Subsidiaries of this Agreement and the Transaction Agreements and the process leading up thereto binding estimates of their unbilled fees and expenses through consummation of the Closing. Such estimates, together with the then billed and unpaid fees and expenses of such counsel, advisers and accountants in connection with such services, shall be included in the Seadrift Transaction Expenses.

(d) Promptly after the Monthly Financial Statements and the Closing Adjustment Estimate shall have been delivered to GrafTech, GrafTech shall review them. GrafTech shall have the right to engage, at its expense, independent accountants to assist it in connection with such review. Promptly upon reasonable request by GrafTech or such accountants, the Partnership shall deliver, or shall cause to be delivered, to GrafTech and such accountants such copies of the Partnership’s business records and access to its employees or independent contractors as reasonably necessary or appropriate in connection with such review.

(e) Subject to the next sentence, GrafTech may object to any amount or calculation set forth in the Closing Adjustment Estimate by giving written notice to that effect to the Partnership no later than 3 Business Days after the delivery of such Closing Adjustment Estimate to GrafTech (an “Objection Notice”) which shall describe in reasonable detail the objection and the basis therefor and shall be accompanied by reasonably detailed supporting documents, information and calculations. GrafTech may object to any amount or calculation set forth in the Closing Adjustment Estimate only:

(i) on the basis that the Closing Adjustment Estimate was not prepared in accordance with this Agreement, that relevant assets, liabilities, expenses or other line items were misstated, incorrectly included or incorrectly omitted, or that a mathematical error was made; and

(ii) if the aggregate amount by which the Closing Adjustment Estimate would change if the objections described in the Objection Notice were given effect, would exceed $25,000.

(f) If GrafTech agrees with the amounts and calculations set forth in the Closing Adjustment Estimate and gives written notice to that effect to the Partnership (which GrafTech shall have the right to do at any time), or fails to duly give an Objection Notice to the Partnership within 3 Business Days after delivery of the Closing Adjustment Estimate, the amounts and calculations set forth in the Closing Adjustment Estimate shall be final and binding. If GrafTech duly gives an Objection Notice, any amounts and calculations not specifically objected to therein in accordance with this Section 2.07(f) shall be final and binding.

(g) If GrafTech duly gives an Objection Notice with respect to the Closing Adjustment Estimate, GrafTech and the Partnership shall promptly negotiate in good faith to agree on revised amounts and calculations covered by such Objection Notice. If GrafTech and the Partnership so agree (which they shall have the right to do at any time), the revised amounts and calculations shall be set forth in a written document signed by both of them, which shall be final and binding. If GrafTech and the Partnership fail to so agree within 2 Business Days after receipt of such Objection Notice (or such later date as may be mutually agreed by GrafTech and the Partnership), then GrafTech and the Partnership shall promptly engage the Selected Accountants to resolve such objections as promptly as possible (and, in any event, with a view toward resolving such objections within 5 Business Days after becoming so engaged). The fees and expenses of the Selected Accountants in connection with such determination shall be borne by the Party whose claims differ to a greater extent from the determination of the Selected Accountants (and any such fees and expenses to be borne by the Partnership shall be included in the Combined Transaction Expenses). The engagement of the Selected Accountants shall be subject to such terms and conditions as the Selected Accountants shall reasonably request. Promptly upon reasonable request by the Selected Accountants, the Partnership shall deliver, or shall cause to be delivered, to the Selected Accountants such copies of Partnership business records and access to employees as the Selected Accountants may determine to be reasonably necessary or appropriate in connection with such determination. In connection with such determination by the Selected Accountants:

(i) each of GrafTech and the Partnership shall have the right to (A) provide written documents and information to the Selected Accountants so long as copies thereof are concurrently provided to the other of them and (B) provide (by telephone or in person) oral information (so long as a Representative of the Partnership and a Representative of GrafTech are present at the time such information is provided) to the Selected Accountants (except that this clause shall not restrict either of them from providing administrative, ministerial or procedural information);

(ii) the Selected Accountants shall be bound by amounts and calculations that shall have previously become final and binding as described in this Section 2.07, shall act as experts (and not as arbitrators) and shall set forth their determination in a written document (which shall include reasonably detailed supporting analysis and shall be delivered simultaneously to GrafTech and the Partnership); and the determination of the Selected Accountants shall be final and binding (absent manifest error), and such determination shall be non-appealable and incontestable and not subject to collateral attack for any reason.

GrafTech and the Partnership shall have the right at any time to agree in writing to terminate the engagement of the Selected Accountants. If the Selected Accountants are so engaged, the Closing Date, if necessary, shall be postponed until the third Business Day following the later of receipt by the Partnership and GrafTech of such determination by the Selected Accountants and the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than conditions with respect to actions contemplated to be taken at the Closing itself) or such other date as the Partnership and GrafTech may mutually agree (which postponement, if it extends the Closing Date past the End Date, shall not give rise to a right of either the Partnership or GrafTech to terminate pursuant to Section 9.01(c)).

SECTION 2.08. No Fractional Shares of Parent Stock. No fractional shares of Parent Stock shall be issued in the Partnership Merger. All fractional shares of Parent Stock that a holder of Units would otherwise be entitled to receive as a result of the Partnership Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of GrafTech Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Units in lieu of any fractional interests, the Paying Agent shall notify Parent, and Parent shall ensure that there is deposited with the Paying Agent and shall cause the Paying Agent to make available in accordance with this Agreement such amounts to such former holders of Units.

SECTION 2.09. Accredited Investors. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to issue Parent Stock or Promissory Notes to more than an aggregate of thirty-five (35) Persons that are not “accredited investors” within the meaning of Regulation D (“Regulation D”) promulgated by the SEC under the Securities Act (“Accredited Investors”) pursuant to Section 2.02(a) of this Agreement and Section 2.02(a) of the C/G Merger Agreement. In the event that Schedule 2.02(a)(ii) (together with Schedule 2.02(a)(ii) to the C/G Merger Agreement) lists more than thirty-five (35) Persons that are not Accredited Investors, immediately prior to the Initial Effective Time the Partnership shall amend Schedule 2.02(a)(ii) to limit the number of Persons that are not Accredited Investors to no more than thirty-five (35) and to list any removed Persons on Schedule 2.02(a)(i), whose Units will instead, by virtue of the Partnership Merger and without any action on the part of the holder thereof, be converted into the right to receive the Form A Per Unit Consideration.

SECTION 2.10. Lost Certificates. If any certificate representing a Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificated Unit, Parent will issue in exchange for such lost, stolen or destroyed certificate, the Partnership Merger Consideration with respect to the Units formerly represented by such lost, stolen or destroyed certificate, and unpaid dividends and distributions on shares of Parent Stock deliverable in respect thereto pursuant to this Agreement.

SECTION  2.11. [RESERVED].

SECTION 2.12. Further Assurances. At and after the Effective Time, the officers and directors of Parent, the GrafTech Surviving Entity or the Seadrift Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the GrafTech Surviving Entity, GrafTech Merger Sub or GrafTech, or the Seadrift Surviving Entity, GrafTech SD Merger Sub or Seadrift, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the GrafTech Surviving Entity, GrafTech Merger Sub or GrafTech, or the Seadrift Surviving Entity, GrafTech SD Merger Sub or the

Partnership, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, the GrafTech Surviving Entity or the Seadrift Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent, the GrafTech Surviving Entity or the Seadrift Surviving Entity, as applicable, as a result of, or in connection with, the Mergers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the disclosure schedule (or the applicable section or sections thereof noted below) delivered by the Partnership to GrafTech prior to the execution of this Agreement (the “Partnership Disclosure Schedule”), the Partnership represents and warrants to GrafTech, as of the date hereof, as follows:

SECTION 3.01. Organization. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware, and the Partnership has all requisite limited partnership power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. The Partnership is duly qualified or registered as a foreign limited partnership to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership. True and complete copies of the Certificate of Limited Partnership, the Partnership Agreement and the minute books of the Partnership Board have been made available to GrafTech, each as amended to date. The Partnership is not in violation of the Certificate of Limited Partnership or the Partnership Agreement.

SECTION 3.02. Partnership Subsidiaries; Equity Interests.

(a) Section 3.02(a) of the Partnership Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Partnership, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests, the current ownership of such shares, partnership interests or similar ownership interests and its current officers and directors. Each Subsidiary of the Partnership is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of the Partnership is duly qualified or registered as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

(b) All of the outstanding capital stock or other voting securities of, or similar ownership interests in, each Subsidiary of the Partnership is owned by the Partnership, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, other voting securities or other ownership interests). There are no (i) outstanding securities of the Partnership or any Subsidiary of the Partnership convertible into or exchangeable for shares of capital stock, other voting securities or other ownership interests in any Subsidiary of the Partnership, or (ii) options or warrants or other rights or arrangements to acquire from the Partnership or any of its Subsidiaries, or other obligations or commitments of the Partnership or any of its Subsidiaries to issue, any capital stock, other voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, other voting securities of, or ownership interests in, any Subsidiary of the Partnership. There are no outstanding obligations of the Partnership or any Subsidiary of the Partnership to repurchase, redeem or otherwise acquire any securities of any Subsidiary of the Partnership.

SECTION 3.03. Capital Structure.

(a) All of the issued and outstanding Units and the holders of record thereof are set forth on Section 3.03(a) of the Partnership Disclosure Schedule. All of such issued and outstanding Units have been validly issued in accordance with the Partnership Agreement.

(b) Except as set forth on Section 3.03(a) or 3.03(b) of the Partnership Disclosure Schedule, (i) there are no issued or outstanding Units, (ii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Units or obligating the Partnership to issue or sell any equity interests of the Partnership, and (iii) there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any Units or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

SECTION 3.04. Authority; Execution and Delivery, Enforceability. The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Partnership of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership action on the part of the Partnership. The Partnership has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Partnership) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

SECTION 3.05. No Conflicts; Consents. Except as set forth on Section 3.05 of the Partnership Disclosure Schedule, the execution and delivery by the Partnership of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Partnership of the transactions contemplated hereby will not (a) contravene, conflict with or result in any violation or breach of any provision of the Certificate of Limited Partnership or the Partnership Agreement, (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which the Partnership or any of its assets or properties is bound, (c) require any permit, consent or approval of, or the giving of any notice to, or filing with any Governmental Authority on or before the Closing Date except as set forth in Article VI hereof or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of the Partnership under, any of the terms, conditions or provisions of, or require the consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, permit, Contract, agreement, lease, franchise agreement or any other instrument or obligation to which the Partnership is a party, or by which the Partnership or any of its properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those permits, consents, approvals and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Partnership.

SECTION 3.06. Financial Statements.

(a) Annual Financial Statements. The Partnership has delivered to GrafTech true and complete copies of the audited consolidated balance sheet of the Partnership for each of the three (3) fiscal years ended December 31, 2007, 2008 and 2009 and the related audited consolidated statements of income, retained earnings, members equity and changes in financial position of the Partnership, together with all related notes and schedules thereto, accompanied by the reports thereon of the Partnership’s accountants (collectively referred to herein as the “Seadrift Annual Financial Statements”). The Seadrift Annual Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Partnership, (ii) fairly present in all material respects the consolidated financial condition and results of operations of the Partnership and its Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Partnership (except as may be otherwise indicated in such Seadrift Annual Financial Statements or the notes thereto).

(b) Interim Financial Statements. The Partnership has delivered to GrafTech true and complete copies of the unaudited consolidated balance sheet of the Partnership as of March 31, 2009 and 2010, respectively, and the related unaudited consolidated statements of income, retained earnings, members equity and changes in financial position of the Partnership, together with all related notes and schedules thereto for the respective three month periods ended March 31, 2009 and 2010 (collectively, the “Seadrift Interim Financial Statements”). The Seadrift Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Partnership, (ii) fairly present in all material respects the consolidated financial condition and results of operation of the Partnership and its Subsidiaries as of the date thereof and for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Partnership (except as may be otherwise indicated in such Seadrift Interim Financial Statements or the notes thereto and subject to normal year-end adjustments and accruals).

SECTION 3.07. Absence of Undisclosed Liabilities. Except for (a) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of the Partnership for the fiscal year ended December 31, 2009, (b) liabilities incurred since December 31, 2009 in the ordinary course of business consistent with past practice (including with respect to the amounts thereof), (c) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement and the other Transaction Agreements, and (d) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, the Partnership and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Partnership.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the Partnership Disclosure Schedule, since December 31, 2009, (a) the Partnership and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Partnership, (c) there has not been any action or event, nor any authorization, commitment or agreement by the Partnership or any of its Subsidiaries with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.01, including any affiliate or related party transactions, and (d) no dividends or distributions have been made by the Partnership or any of its Subsidiaries other than as set forth in Section 3.08 of the Partnership Disclosure Schedule or as necessary to make tax distributions with respect to taxable income of the Partnership consistent with past practice of the Partnership (“Permitted Tax Distributions”).

SECTION 3.09. Real Property.

(a) Section 3.09(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of the Owned Real Property. Except as set forth on Section 3.09(a) of the Partnership Disclosure Schedule, the

Partnership has good and marketable title to all of the Owned Real Property free and clear of any Liens other than Permitted Liens. The Partnership has not leased any of the Owned Real Property to any Person, except as shown in Section 3.09(a) of the Partnership Schedule.

(b) Section 3.09(b) of the Partnership Disclosure Schedule sets forth a complete and accurate list of the Leased Real Property. The Partnership has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens. The Partnership and its Subsidiaries enjoy peaceful and undisturbed possession under all material real property leases to which they are parties. The Partnership has not assigned or sublet any of the Leased Property, except as shown in Section 3.09(b) of the Partnership Schedule.

(c) Except in the ordinary course or as set forth on Section 3.09(c) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Partnership Real Property or the improvements thereon.

(d) All applicable permits, licenses and other evidences of compliance that are required for the occupancy, operation and use of the Owned Real Property have been obtained and complied with, except where the failure to so obtain or comply would not reasonably be expected to have a Material Adverse Effect on the Partnership.

(e) The Owned Real Property and the Leased Real Property constitute all of the real property necessary for the conduct of the Partnership’s business as presently conducted.

(f) Other than with respect to Environmental Insurance, which matters are set forth in Section 3.18 hereof and Section 3.18 of the Partnership Disclosure Schedule, the Partnership has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in any of the Owned Real Property that would have a material adverse effect on the insurability of the Owned Real Property or cause a material increase in the insurance premiums for such Owned Real Property.

(g) No Person has any conditional or unconditional right to purchase any of the Owned Real Property or any right of first refusal or right of first offer with respect thereto.

SECTION 3.10. Intellectual Property.

(a) Section 3.10(a) of the Partnership Disclosure Schedule contains a list of all Partnership Registered Intellectual Property and the jurisdictions where each is registered (if any) and written licenses (other than “shrink wrap” licenses relating to software purchases “off the shelf”) and all of the rights under Contracts granted to the Partnership by third parties pertaining to trademarks, service marks, trade names and registered copyrights which are used in the business as currently conducted by the Partnership (each a “Software License”).

(b) The Partnership or its Subsidiaries have good and valid title to or possess the rights to use the material Partnership Intellectual Property, free and clear of all Liens other than Permitted Liens, and have paid all material maintenance fees, renewals or expenses related to such material Partnership Intellectual Property.

(c) Except as otherwise would not have a Material Adverse Effect on the Partnership, the Partnership or its Subsidiaries have the rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer the Partnership Intellectual Property and have not granted any options or licenses relating to the Partnership Intellectual Property.

(d) To the Knowledge of the Partnership, neither the use of the material Partnership Intellectual Property nor the conduct of the business in the ordinary course, misappropriates, infringes upon or conflicts with any material Intellectual Property rights of any third party in any material respect. No Party has filed a written claim (or, to the Knowledge of the Partnership, threatened to file a claim) during the 12-month period prior to the date hereof against the Partnership or its Subsidiaries alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property rights of such Party.

SECTION 3.11. Material Contracts.

(a) Section 3.11(a) of the Partnership Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which either the Partnership or any of its Subsidiaries is a party, to which either the Partnership, any of its Subsidiaries or any of their respective properties is subject, or by which the Partnership or any of its Subsidiaries is otherwise bound (the “Material Contracts”) (other than the Partnership Benefit Plans set forth on Section 3.14(a) of the Partnership Disclosure Schedule):

(i) all Contracts (including purchase orders submitted in the ordinary course) with suppliers under which the Partnership or any of its Subsidiaries makes payments in excess of $250,000 on an annual basis;

(ii) all Contracts (including purchase orders) that individually involve payments to the Partnership or any of its Subsidiaries in excess of $250,000 on an annual basis;

(iii) any agreement for the employment of any employee or with respect to the equity compensation of any employee employed by the Partnership or any of its Subsidiaries that is not terminable at-will;

(iv) any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(v) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) and any sublease or assignments with respect to any of the foregoing, involving an annual commitment or payment of more than $250,000 individually by the Partnership and all leases relating to Owned Real Property;

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated by this Agreement and the other Transaction Agreements;

(vii) all Contracts pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument;

(viii) all Contracts prohibiting the Partnership or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world, including, without limitation, any material nondisclosure or confidentiality agreements;

(ix) all partnership agreements and all other Contracts providing for the sharing of any profits of the Partnership;

(x) any power of attorney or other similar agreement or grant of agency; and

(xi) all Contracts that individually involve annual payments to or from the Partnership or any of its Subsidiaries in excess of $250,000.

(b) All Material Contracts are legal, binding and in full force and, to the Knowledge of the Partnership, assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable against the Partnership and its Subsidiaries, as applicable, and, to the Knowledge of the Partnership, as of the Closing will be, if not previously terminated or expired in accordance with their respective terms, enforceable in all material respects against the other party or parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except for such failures that would not, or would not reasonably be expected to, have a Material Adverse Effect on the Partnership. To the Knowledge of the Partnership, there does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Partnership or any of its Subsidiaries, except for such violations, breaches, defaults, events or conditions that would not have a Material Adverse Effect on the Partnership. No party has given written notice that it intends to terminate, cancel or fail to renew or extend any Material Contract or to otherwise cease or materially reduce its business with the Partnership.

(c) Except for such Material Contracts that have been redacted or not provided due to competitive reasons, GrafTech has been supplied with a true and correct copy of each written Material Contract or a written summary thereof.

SECTION 3.12. Taxes. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Partnership, the Partnership and each of its Subsidiaries (a) have duly and timely filed, or have caused to be duly and timely filed, all Tax Returns required to be filed by them (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects and were prepared in compliance with all applicable Laws; (b) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return) or that the Partnership or any of its Subsidiaries are obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith through appropriate proceedings or for which adequate reserves have been established; and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Partnership, there are no audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes or Tax matters pending or, to the Knowledge of the Partnership, threatened in writing, except with respect to matters contested in good faith through appropriate proceedings. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Partnership, the Partnership has not received notice in writing of any claim made by any Governmental Authority in a jurisdiction where the Partnership does not file Tax Returns that the Partnership is or may be subject to taxation by that jurisdiction. Neither the Partnership nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Partnership, the Partnership has not participated, and is not currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). All copies of Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Partnership that the Partnership has made available to GrafTech are true and complete copies. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Partnership, the Partnership (i) has no liability for Taxes of any Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise and (ii) is not a party to, bound by, or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement. Less than fifty percent (50%) of the Partnership’s gross assets consist of “U.S. real property interests” (“USRPIs”) and less than ninety percent (90%) of the Partnership’s gross assets consist of USRPIs plus cash plus “cash equivalents,” all within the meaning of Section  897 of the Code.

SECTION 3.13. Tax Qualification. Neither the Partnership nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would be reasonably likely to prevent the exchanges of GrafTech Stock and Units for Parent Stock pursuant to the Mergers and, if consummated, the exchange of units in C/G for Parent Stock pursuant to the C/G Merger Agreement, from qualifying as exchanges described in Section 351 of the Code.

SECTION 3.14. Partnership Benefit Plans.

(a) Section 3.14(a) of the Partnership Disclosure Schedule sets forth a true, correct and complete list of each material Partnership Benefit Plan, a true and complete copy of each of which (or a summary thereof) has been made available to GrafTech.

(b) No Partnership Benefit Plan is or was, within the last five (5) years, a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA, and, neither the Partnership nor any of its Subsidiaries has, within the last five (5) years, contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with any such “multiemployer plan,” “multiple employer plan” or “multiple employer welfare arrangement.”

(c) The Partnership, its Subsidiaries and any of its ERISA Affiliates have never maintained or contributed to, withdrawn from, terminated or incurred any material liability in respect of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(d) Each Partnership Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code and, to the Knowledge of the Partnership, with respect to each Partnership Benefit Plan, all reports, returns, notices, and other documentation required under applicable Laws to have been filed with or furnished to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority or to the participants or beneficiaries of any such Partnership Benefit Plan have been filed or furnished on a timely basis. Neither the Partnership nor any of its Subsidiaries nor any fiduciary with respect to any Partnership Benefit Plan has incurred any liability with respect to any Partnership Benefit Plan, including any liability, tax, penalty or fee under ERISA or the Code (other than to pay premiums, contributions or benefits in the ordinary course), except where any such liability would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership. All liabilities or expenses of the Partnership in respect of any Partnership Benefit Plan (including workers compensation) or any similar plan previously maintained by the Partnership which have not been paid, have been properly accrued on the Partnership’s most recent financial statements in compliance with GAAP.

(e) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any Partnership Benefit Plan that is a qualified “pre-approved” plan, as described in IRS Revenue Procedure 2005-16, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS) or other letter indicating that it is (or, in the case of any such pre-approved plan adopted by the Partnership, that the Partnership may rely upon such opinion letter or advisory letter as evidence that such plan is) so qualified or is in the process of seeking such a letter. To the Knowledge of the Partnership, nothing has occurred prior to or since the issuance of such letters for any Partnership Benefit Plan to cause the loss of qualification under the Code of any such plans.

(f) There is no pending or, to the Knowledge of the Partnership, threatened claim (other than a routine claim for benefits), Proceeding, examination, audit, investigation or other proceeding with respect to any Partnership Benefit Plan, except where any such claim, investigation, examination, audit or other proceeding would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership.

(g) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the other Transaction Agreements will not (i) entitle any Person to any additional benefits, including severance pay, unemployment compensation or any other payment, (ii) result in any payment becoming due, or increase the amount of any compensation due, to any Person; (iii) accelerate the time of payment or vesting of any benefits under any Partnership Benefit Plan, or increase the amount of compensation due any such individual; (iv) result in payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” under Section 280G(b)(1) of the Code; or (v) result in triggering or imposition of any restriction or imposition on the rights of the Partnership to amend or terminate any Partnership Benefit Plan. Except as set forth on Section 3.14 of the Partnership Disclosure Schedule, the Partnership has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the employee or former employee.

SECTION 3.15. Labor Relationships.

(a) Section 3.15(a) of the Partnership Disclosure Schedule sets forth a true, correct and complete list of the names of all individuals employed by the Partnership and any of its Subsidiaries. Except as set forth on Section 3.15(a) of the Partnership Disclosure Schedule, no Person listed thereon has received any bonus or increase in compensation, nor has there been any “general increase” in the compensation or rate of compensation payable to any such employees, since December 31, 2009.

(b) Neither the Partnership nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries, (ii) to the Knowledge of the Partnership, activity or Proceeding by a labor union or representative thereof to organize any employees of the Partnership or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Partnership or any of its Subsidiaries, and neither the Partnership nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

(d) To the Knowledge of the Partnership, the Partnership has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than an employee, or with respect to any employee leased from another employer.

(e) There are no charges, appeals or Proceedings against the Partnership or any of its Subsidiaries pending or, to the Knowledge of the Partnership, threatened in writing, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Authority. Neither the Partnership nor any of its Subsidiaries have received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Partnership or any of its Subsidiaries and, to the Knowledge of the Partnership, no such investigation is in progress. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Partnership or any of its Subsidiaries pursuant to any workplace safety and insurance Laws; neither the Partnership nor any of its Subsidiaries has been reassessed in any material respect under such Laws during the past three years; there are no claims or, to the Knowledge of the Partnership, potential claims which may affect the accident cost experience of the Partnership or any of its Subsidiaries.

SECTION 3.16. Litigation. There is no Proceeding pending or, to the Knowledge of the Partnership, threatened, against the Partnership or any of its Subsidiaries for which the maximum amount claimed or in controversy exceeds $250,000 or that otherwise, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Partnership, nor is there any judgment outstanding against the Partnership or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the Partnership. To the Knowledge of the Partnership, there is no Basis on which any such Proceeding may be brought or threatened against the Partnership or any of its Subsidiaries.

SECTION 3.17. Compliance with Applicable Laws. To the Knowledge of the Partnership, the Partnership and each of its Subsidiaries is, and has during the past two (2) years been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Partnership. The Partnership

has not received any written communication during the past two (2) years from a Governmental Authority that alleges that the Partnership or any of its Subsidiaries is not in compliance in any material respect with any applicable Law and there are no open Proceedings with respect to any such notices received more than two (2) years prior to the date hereof. This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.12, or Environmental Matters, which are the subject of Section 3.18.

SECTION 3.18. Environmental Matters. Except as described in Section 3.18 of the Partnership Disclosure Schedule:

(a) To the Knowledge of the Partnership, the Partnership holds and has complied in all material respects at all times with all Environmental Permits, and otherwise has complied in all material respects with all Environmental Laws;

(b) To the Knowledge of the Partnership, the Partnership has conducted its business and has used the Owned Real Property at all times in compliance in all material respects with all applicable Environmental Laws;

(c) The Partnership has not received any written Environmental Claim and, to the Partnership’s Knowledge, there is no threatened Environmental Claim (i) against the Partnership, (ii) against any Person whose liability for Environmental Claims the Partnership may have assumed contractually or by operation of law with respect to the Owned Real Property or the Partnership or its business, or (iii) relating to its business or the operation or use of its real property or other assets;

(d) To the Partnership’s Knowledge, there is no Environmental Condition at, under, in the vicinity of or emanating from, the Owned Real Property;

(e) To the Partnership’s Knowledge, (i) the Partnership has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Materials, or owned or operated the Owned Real Property in such manner as have given or would reasonably be expected to give rise to any Liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws and (ii) no Environmental Lien has attached to the Owned Real Property;

(f) The Partnership has not entered into any consent order or other similar agreement with any Governmental Authority, other than the Environmental Permits, that imposes obligations under Environmental Laws on the Partnership;

(g) The Partnership has not, either expressly or by operation of Law, assumed or undertaken any liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws;

(h) To the Partnership’s Knowledge, the Owned Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and no condition at such properties exists that, if known to a Governmental Authority, would reasonably be expected to qualify such property for inclusion on any such list;

(i)(i) The Partnership has made available to GrafTech all environmental investigation reports, including any Phase I or Phase II assessment reports, concerning the Owned Real Property that concern any material environmental condition on, under or in the Owned Real Property that are in the possession of the Partnership or its respective environmental consultants and attorneys, which condition is not otherwise disclosed in another environmental investigation report made available to GrafTech;

(j) Section 3.18(j) of the Partnership Disclosure Schedule sets forth the material environmental insurance policies of the Partnership and, to the Knowledge of the Partnership, all such Environmental Insurance is in full force and effect;

(k) The Partnership has made available to GrafTech all of the following documents that are in the Partnership’s possession, custody or control (i) the Environmental Insurance, including without limitation all related schedules, endorsements, declarations and amendments, and (ii) all material correspondence with Chubb Custom Insurance Company, and/or its affiliates and servicers concerning the Environmental Insurance since the effective date of the Environmental Insurance;

(l) To the Knowledge of the Partnership, it has provided to the Chubb Custom Insurance Company all material documentation, or the material substance of that documentation, in its possession, custody or control regarding Environmental Conditions Known to the Partnership at the Owned Real Property for which coverage may be available under the Environmental Insurance; and

(m) The Partnership has made available to GrafTech all of the correspondence that it has sent to, or received from, Unocal or any successor to Unocal Known to the Partnership with respect to Environmental Conditions discovered at the Owned Real Property since April 29, 2005.

SECTION 3.19. Licenses and Permits. The Partnership and each of its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Authorities that are material to the operation of its business, taken as a whole (the “Partnership Permits”), all of which are listed on Section 3.19 of the Partnership Disclosure Schedule, and the Partnership and each of its Subsidiaries are and have been in compliance with the terms of the Partnership Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Partnership. The Partnership has received no written notice that any Partnership Permit set forth on Section 3.19 of the Partnership Disclosure Schedule has been, will or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to its Knowledge, threatened against it with respect to any Partnership Permit set forth in Section 3.19 of the Partnership Disclosure Schedule.

SECTION 3.20. Brokers and Other Fees.

(a) Except for Barclays Capital, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Partnership or its partners (other than GSHC) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

(b) Except for McDermott Will & Emery LLP and Alpern Rosenthal, there are no counsel, accountants, consultants or advisors that have been retained by or are authorized to act on behalf of the Partnership or its partners (other than GSHC) who might be entitled to any fee or expense in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

(c) Except as set forth in Section 3.20 of the Partnership Disclosure Schedule, there are no contracts, commitments, understandings or arrangements of any kind for payment of any incentive fees, bonuses, success fees, change in control payments and other similar compensation of any kind in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

SECTION 3.21. Assets. (a) The Partnership and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are in the aggregate, material to the business or financial condition of the Partnership. All such assets and properties, other than assets and properties in which the Partnership or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens.

(b) All of the assets are in good operating condition, except for normal wear and tear and are suitable for the uses in the business for which they are currently used by the Partnership.

(c) The assets are sufficient in all material respects to enable GrafTech and its Affiliates to conduct the business as currently conducted by the Partnership.

SECTION 3.22. Certain Business Practices. Neither the Partnership nor any of its Subsidiaries nor (to the Knowledge of the Partnership) any director, officer, agent or employee of the Partnership or any of its Subsidiaries at the direction of or on behalf of the Partnership or any of its Subsidiaries has directly or indirectly (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Partnership or any of its Subsidiaries, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) otherwise participated in illegal activities in each case, that has had or could reasonably be expected to have a Material Adverse Effect on the Partnership.

SECTION 3.23. Insurance. Section 3.23 of the Partnership Disclosure Schedule sets forth the material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) held by the Partnership and all material claims made thereunder, or in respect thereof, since January 1, 2007, all material retroactive premium adjustments or other material loss-sharing arrangements and any material self-insurance arrangements. All material assets, properties and risks of the Partnership are, and for the past three (3) years have been, covered by valid and, except for insurance policies that have expired pursuant to their terms in the ordinary course of business consistent with past practice, currently effective insurance policies or binders of insurance issued in favor of the Partnership, in each case, with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Partnership.

SECTION 3.24. No Dissenters’ Rights. As of the Effective Time and at all times thereafter, no holder of any Unit shall have dissenters’ rights, appraisal rights or any other similar rights under the LP Act, Partnership Agreement or the Certificate of Limited Partnership, or otherwise, in connection with the Partnership Merger.

SECTION 3.25. Interested Party Transactions. Except as set forth on Section 3.25 of the Disclosure Schedule and for transactions or agreements with C/G or as contemplated by any Transaction Agreement, neither the Partnership nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, holder of 5% or more of any outstanding Units, director or executive officer of the Partnership (or any Person who is a 5% owner, director or executive officer of any of the foregoing).

SECTION 3.26. No Additional Representations. Except for the representations and warranties made by the Partnership in this Article III and the Key Partners in Article IV, GrafTech acknowledges that neither the Partnership nor any other Person makes any express or implied representation or warranty with respect to the Partnership or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Partnership hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Partnership nor any other Person makes or has made any representation or warranty to GrafTech or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership or its business or (ii) except for the representations and warranties made by the Partnership in this Article III and the Key Partners in Article IV, any oral or written information presented to GrafTech or any of its Affiliates or representatives in the course of their due diligence investigation of the Partnership, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE KEY PARTNERS

SECTION 4.01. Fundamental Representations. Each Key Partner jointly and severally represents and warrants to GrafTech as follows:

(a) Authority; Execution and Delivery; Enforceability. The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Partnership of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership action on the part of the Partnership. The Partnership has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Partnership) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) No Conflicts; Consents. The execution and delivery by the Partnership of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Partnership of the transactions contemplated hereby will not contravene, conflict with or result in any violation or breach of any provision of the Certificate of Limited Partnership, the Partnership Agreement or the LP Act.

(c) Capital Structure. (i) All of the issued and outstanding Units and the holders of record thereof are set forth on Section 3.03(a) of the Partnership Disclosure Schedule. All of such issued and outstanding Units have been validly issued in accordance with the Partnership Agreement and (ii) except as set forth on Section 3.03(a) of the Partnership Disclosure Schedule, (A) there are no issued or outstanding Units, (B) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Partnership to issue or sell any equity interests of the Partnership, and (C) there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any Units or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d) Assets. The Partnership and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are, individually or in the aggregate, material to the business or financial condition of the Partnership.

(e) No Dissenters’ Rights. As of the Effective Time and at all times thereafter, no holder of any Unit shall have dissenters’ rights, appraisal rights or any other similar rights under the LP Act, the Partnership Agreement, or the Certificate of Limited Partnership, or otherwise, in connection with the Partnership Merger.

(f) Brokers and Other Fees. Except for Barclays Capital, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Partnership or its partners (other than GSHC) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.02. Additional Representations and Warranties. Each Key Partner (solely with respect to itself) represents and warrants to GrafTech as follows:

(a) Ownership of/Title to Securities. Such Key Partner holds of record and owns beneficially and holds good and marketable title to, and rightful possession of, the Units set forth opposite such Key Partner’s name on

Schedule 2.02(a)(i) or 2.02(a)(ii), as the case may be, free and clear of any Liens. Such Key Partner is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Key Partner to sell, transfer, or otherwise dispose of any of such Units (other than this Agreement). Such Key Partner is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Units owned by such Key Partner.

(b) Authority; Execution and Delivery, Enforceability. Such Key Partner has all requisite power and authority or capacity, as applicable, to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Key Partner of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of such Key Partner if required. Such Key Partner has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than such Key Partner) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(c) No Conflicts; Consents. The execution and delivery by such Key Partner of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by such Key Partner of the transactions contemplated hereby will not (i) contravene, conflict with or result in any violation or breach of any provision of such Key Partner’s constituent documents, (ii) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which such Key Partner is or may be bound or (iii) require any permit, consent or approval of, or the giving of any notice to, or filing with any Governmental Authority on or before the Closing Date.

(d) Brokers and Other Fees. Neither such Key Partner nor any of its Affiliates has retained any broker, finder, investment banker or other intermediary or any counsel, consultant, accountant or advisor in connection with the transactions contemplated hereby so as to give rise to any claim against the Partnership, GrafTech or their respective Affiliates for any commission, fee, expense or other compensation.

(e) Rights Against Partnership. Except for rights specifically provided for in this Agreement and the other Transaction Agreements, such Key Partner has no claim, rights or causes of action against the Partnership.

(f) Investment Representations. Such Key Partner:

(i) agrees that it shall acquire any shares of Parent Stock or Promissory Notes issued to it pursuant to this Agreement (collectively, the “Securities”) for investment and for such Key Partner’s own account and not as a nominee or agent for any other Person and with no present intention of distributing or reselling such Securities or any part thereof in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” Laws;

(ii) understands (A) that the Securities have not been registered for sale under the Securities Act or any state securities or “blue-sky” Laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of such Key Partner as expressed herein, (B) that the Securities must be held indefinitely and not sold until such Securities are registered under the Securities Act and any applicable state securities or “blue-sky” Laws, unless an exemption from such registration is available, (C) that, except as provided in the Registration Rights and Stockholders’

Agreement, Parent is under no obligation to so register the Securities and (D) that the certificates evidencing any Securities not so registered will be imprinted with a legend in the form set forth in the Registration Rights and Stockholders’ Agreement;

(iii) has had the opportunity to read and review the GrafTech SEC Reports and has received prior to the date hereof a summary of GrafTech’s financial results for the first calendar quarter of 2010;

(iv) has had an opportunity to ask questions of and has received satisfactory answers from the officers of GrafTech or Parent or Persons acting on behalf of GrafTech or Parent concerning Parent and GrafTech and the terms and conditions of an investment in Parent Stock;

(v) is aware of GrafTech’s and Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Securities to be issued to such Key Partner;

(vi) understands that an investment in the Securities involves a substantial degree of risk and acknowledges that no representation has been made regarding the future performance of Parent or GrafTech or the future market value of the Securities;

(vii) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally, is capable of evaluating the merits and risks of acquiring and holding the Securities, is able to bear the economic risk of an investment therein in the amount contemplated and can afford to suffer a complete loss of its investment in the Securities acquired by such Key Partner; and

(viii) is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(g) Certain Business Practices. Such Key Partner has not, and to the actual knowledge with no requirement of due inquiry of such Key Partner, no other Key Partner, Affiliate, partner, director, officer, agent or employee of the Partnership or any of its Subsidiaries at the direction of or on behalf of the Partnership or any of its Subsidiaries has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Partnership or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) otherwise participated in any activity that such Key Partner had actual knowledge with no requirement of due inquiry of being an illegal activity at such time, in each case, that has had or would reasonably be expected to have a Material Adverse Effect on the Partnership.

(h) GrafTech Stock. Except as set forth on Section 4.02(h) of the Partnership Disclosure Schedule, none of the Principal Holders, Nathan Milikowsky or Daniel Milikowsky, or any of their Affiliates or Related Parties Beneficially Own (each such term, as defined in the Registration Rights and Stockholders’ Agreement) any GrafTech Stock.

(i) No Fraud or Misconduct. Such Key Partner has not, and to the actual knowledge with no requirement of due inquiry of such Key Partner, no other Key Partner, Affiliate, partner, director, officer, agent or employee of the Partnership or any of its Subsidiaries at the direction of or on behalf of the Partnership or any of its Subsidiaries has, directly or indirectly, engaged in any conduct that such Key Partner actually knew at such time to be fraudulent conduct or willful misconduct in connection with the operation of the business of the Partnership or in connection with the transactions contemplated in this Agreement or the other Transaction Agreements.

(j) No Additional Representations. Except for the representations and warranties made by such Key Partner in this Article IV and by the Partnership in Article III, GrafTech acknowledges that neither such Key Partner nor any other Person makes any express or implied representation or warranty with respect to itself, the Partnership or the Partnership’s business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Key Partner hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither such Key Partner nor any other Person makes or has made any representation or warranty to GrafTech or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership or its business or (ii) except for the representations and warranties made by such Key Partner in this Article IV and by the Partnership in Article III, any oral or written information presented to GrafTech or any of its Affiliates or representatives in the course of their due diligence investigation of the Partnership, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GRAFTECH

Except as set forth in the disclosure schedule (or the applicable section or sections thereof noted below) delivered by GrafTech to the Partnership prior to the execution of this Agreement (the “GrafTech Disclosure Schedule”), GrafTech represents and warrants to the Partnership as of the date hereof as follows:

SECTION 5.01. Organization. Each of GrafTech, Parent and each Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of state of Delaware and has all power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each of GrafTech, Parent and each Merger Sub is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on GrafTech.

SECTION 5.02. Parent and Merger Subs.

(a) Since their respective dates of incorporation, none of Parent or either Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) At the Effective Time, the authorized capital stock of Parent will consist of 225,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, $0.01, par value, per share, of which the same numbers of each will be issued, outstanding, held in treasury and reserved for issuance as there were shares of GrafTech Stock and GrafTech preferred stock as set forth in Section 5.04(a). All of the outstanding shares of Parent Stock are and when shares of Parent Stock are issued in connection with the Partnership Merger such shares will be duly authorized, validly issued, fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Parent Stock, and the issuance thereof is not subject to any preemptive or other similar right. The authorized capital stock of GrafTech Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. The authorized capital stock of GrafTech SD Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. Assuming the accuracy of the representations made by the Partnership in Article III, the Key Partners in Article IV and the other partners in the Transmittal Letters delivered by such other partners to the Paying Agent, the offer and issuance by Parent of the Parent Stock to be issued as part of Partnership Merger Consideration will be exempt from registration under the Securities Act.

(c) None of GrafTech, Parent, any of their Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Parent Stock to be issued as part of Partnership Merger Consideration under the Securities Act or cause the offering of such Parent Stock to be integrated with prior offerings by Parent or GrafTech for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of GrafTech, Parent or any of their Subsidiaries are listed or designated. None of GrafTech, Parent, any of their Subsidiaries, their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Parent Stock to be issued as part of the Partnership Merger Consideration under the Securities Act or cause the offering of such Parent Stock to be issued as part of the Partnership Merger Consideration to be integrated with other offerings.

SECTION 5.03. Subsidiaries. Exhibit 21 to GrafTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC prior to the date hereof includes all of the Subsidiaries of GrafTech that are Significant Subsidiaries. All of the shares of capital stock of each of the Significant Subsidiaries held by GrafTech or another Subsidiary of GrafTech are fully paid and nonassessable and are owned by GrafTech or a Subsidiary of GrafTech. Each Subsidiary of GrafTech is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of GrafTech is duly qualified or registered as a foreign limited partnership to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on GrafTech.

SECTION 5.04. Capital Structure.

(a) The authorized capital stock of GrafTech consists of 225,000,000 shares of GrafTech Stock and 10,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2010, (i) 120,361,161 shares of GrafTech Stock were issued and outstanding, 7,619,512 shares of GrafTech Stock were reserved for issuance upon the exercise or payment of outstanding options, stock units or other awards or pursuant to plans of GrafTech under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, GrafTech Stock has been conferred on any Person, and 4,065,473 shares of GrafTech Stock are held by GrafTech in its treasury and (ii) no shares of preferred stock were issued and outstanding or reserved for issuance. All outstanding shares of GrafTech Stock have been, and all reserved shares that may be issued will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Except for this Agreement and agreements entered into and securities and other instruments issued after the date hereof or pursuant to any of GrafTech’s Employee Benefit Plans or other similar arrangements entered in the ordinary course, (i) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating GrafTech to issue or sell any GrafTech Stock or, to the Knowledge of GrafTech, relating to GrafTech Stock and (ii) there are no outstanding contractual obligations of GrafTech to repurchase, redeem or otherwise acquire any GrafTech Stock (other than GrafTech’s publicly disclosed stock repurchase program) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person which is not a Subsidiary.

SECTION 5.05. Authority; Execution and Delivery, Enforceability. Each of GrafTech, Parent and each Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of GrafTech, Parent and each Merger Sub of this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by GrafTech, Parent and each Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of

GrafTech, Parent and each Merger Sub. Each of GrafTech, Parent and each Merger Sub has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the parties other than GrafTech, Parent and each Merger Sub) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of GrafTech, Parent and each Merger Sub, as applicable, enforceable against each of GrafTech, Parent and each Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

SECTION 5.06. No Conflicts; Consents. The execution and delivery by GrafTech, Parent and each Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by GrafTech, Parent and each Merger Sub of the transactions contemplated hereby and thereby will not: (a) contravene, conflict with or result in any violation or breach of any provision of the charter or organizational documents of GrafTech, Parent or either Merger Sub; (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which any of GrafTech, Parent or any Merger Sub or any of its respective assets or properties is bound; (c) require any permit, consent or approval of, or the giving of any notice to, or filing with, any Governmental Authority on or before the Closing Date except as set forth on Section 5.06 of the GrafTech Disclosure Schedule or in Article VI hereof; or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of GrafTech, Parent or either Merger Sub under, any of the terms, conditions or provisions of, or require the consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which GrafTech, Parent or Merger Sub is a party, or by which it or any of its respective properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those permits, consents, approvals and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which, would not, individually or in the aggregate, be expected to have a Material Adverse Effect on GrafTech and excluding from the foregoing clause (d) encumbrances arising under the Existing Facility or any successor thereto.

SECTION 5.07. Litigation. There is no Proceeding (or, to the Knowledge of GrafTech, investigation) pending or, to the Knowledge of GrafTech, threatened against GrafTech or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on GrafTech, nor is there any judgment outstanding against GrafTech that has had or could reasonably be expected to have a Material Adverse Effect on GrafTech. To the Knowledge of GrafTech, there is no Basis on which any such Proceeding may be brought or threatened against GrafTech or any of its Subsidiaries.

SECTION 5.08. SEC Filings. Since December 31, 2007, GrafTech has timely filed or furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the SEC including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of GrafTech and its subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of GrafTech and its subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such GrafTech SEC Reports, including any financial statements or schedules included or incorporated by reference therein (other than the Seadrift Annual or Interim Financial Statements as to which no representation is made by

GrafTech), at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of GrafTech has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any GrafTech SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the Knowledge of GrafTech, none of the GrafTech SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. As of the date hereof, none of GrafTech’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

SECTION 5.09. Absence of Certain Changes or Events. Except as disclosed in the GrafTech SEC Documents filed prior to the date hereof (or in the case of actions taken after the date hereof, except as permitted by Section 6.02 hereof), since December 31, 2009, (a) GrafTech and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on GrafTech and (c) there has not been any action or event, nor any authorization, commitment or agreement by GrafTech with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.02.

SECTION 5.10. Advisors. Except for JPMorgan Securities, Inc., all fees and disbursements of which shall be paid by GrafTech, there is no financial advisor that has been retained by or is authorized to act on behalf of GrafTech or any of its Affiliates who might be entitled to any fee in connection with the transactions contemplated by this Agreement.

SECTION 5.11. Financing. At the Effective Time, GrafTech will have, and will make available to Parent, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to deliver the aggregate cash component of the Partnership Merger Consideration payable by virtue of the Partnership Merger in accordance with this Agreement.

SECTION 5.12. Tax Qualification. To its Knowledge, neither GrafTech nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance related to GrafTech or any of its Subsidiaries that would be reasonably likely to prevent the exchanges of GrafTech Stock and Units for Parent Stock pursuant to the Mergers from qualifying as exchanges described in Section 351 of the Code.

SECTION 5.13. Certain Agreements.

(a) Except for this Agreement, the other Transaction Agreements and as set forth as an exhibit to the GrafTech SEC Documents, neither GrafTech nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $2.0 million or more per annum or (ii) that limits the ability of GrafTech or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to GrafTech and its Subsidiaries taken as a whole, or that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement and the other Transaction Agreements.

(b) All Contracts that are material to GrafTech and its Subsidiaries taken as a whole (the “GrafTech Contracts”) are in full force and, to the Knowledge of GrafTech, assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable against GrafTech and its Subsidiaries, and, to the Knowledge of GrafTech, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other party thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except for such failures that would not have a

Material Adverse Effect on GrafTech. To the Knowledge of GrafTech, there does not exist under any GrafTech Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of GrafTech, except for such violations, breaches, defaults, events or conditions that would not have a Material Adverse Effect on GrafTech.

SECTION 5.14. No Additional Representations. Except for the representations and warranties made by GrafTech in this Article V, neither GrafTech nor any other Person makes any express or implied representation or warranty with respect to GrafTech, its Subsidiaries, Parent or either Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GrafTech hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GrafTech nor any other Person makes or has made any representation or warranty to the Partnership or any of its Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to GrafTech, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by GrafTech in this Article V, any oral or written information presented to the Partnership or any of its Affiliates or representatives in the course of their due diligence investigation of GrafTech, the negotiation of this Agreement, the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS

SECTION 6.01. Conduct of the Business of the Partnership. Except for matters permitted by this Agreement and the other Transaction Agreements, set forth on Section 6.01 of the Partnership Disclosure Schedule or as required by applicable Law, unless GrafTech otherwise agrees in writing, from the date of this Agreement to the Effective Time the Partnership shall conduct, and shall cause each of its Subsidiaries to conduct, its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters permitted by this Agreement and the other Transaction Agreements, set forth on Section 6.01 of the Partnership Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, the Partnership shall not (directly or indirectly), and shall cause its Subsidiaries not to, do any of the following without the prior written consent of GrafTech (which consent shall not be unreasonably withheld):

(a) authorize any amendments to its organizational documents or the Partnership Agreement;

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any of its equity interests or enter into any agreement with respect to the voting of its Units or any equity interests of its Subsidiaries (other than dividends paid by a direct or indirect wholly owned Subsidiary of the Partnership to its parent and as necessary to make Permitted Tax Distributions); (ii) split, combine or reclassify any of its equity interests; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or (iv) purchase, redeem or otherwise acquire or issue or sell any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Partnership, except purchases of inventory in the ordinary course of business consistent with past practice;

(d)(i) grant to any executive officer, director or employee of the Partnership any increase in compensation, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements set forth on Section 6.01(d) of the Partnership Disclosure Schedule, (ii) grant to any executive officer, director or employee of the Partnership any increase in severance or termination pay, except to the extent required under any agreement set forth on Section 6.01(d) of the Partnership Disclosure Schedule, (iii) enter into any employment, consulting, indemnification, severance or termination agreement, or a waiver of any terms thereof, with any such executive officer, director or employee, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Partnership Benefit Plan or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Partnership Benefit Plan;

(e) make any material Tax elections or make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Partnership or any of its Subsidiaries, except insofar as may have been required by a change in GAAP;

(f)(i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice, or enter in any sublease or assignment thereof;

(g)(i) incur, assume or guarantee any debt or obligation of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Partnership in the ordinary course of business consistent with past practice;

(h) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned with any Affiliate or related or interested party, or could reasonably be expected to (i) impair the ability of the Partnership to perform its obligations under this Agreement or the other Transaction Agreements in any material respect, (ii) prevent or materially delay the consummation of the Mergers, (iii) take any action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement or the other Transaction Agreements or (iv) exceed a value of $250,000 other than in the ordinary course of business consistent with past practice;

(i)(i) pay, discharge or satisfy any material debt, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Partnership or incurred in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting the Partnership or any of its Subsidiaries;

(j) allow any material Partnership Permit that was issued to the Partnership or otherwise relates to the business as conducted by the Partnership to lapse or terminate;

(k) make any material change in the practices, operations and policies of the Partnership with respect to (i) the method for, manufacturing, marketing and selling products or services, (ii) the standard terms and conditions of the sale of products or services, including standard prices and standard terms regarding returns and discounts other than in the ordinary course of business, (iii) the maintenance of inventory levels, (iv) the conduct of accounts receivable collection and accounts payable payment activities (or similar cash management or working capital activities and practices) or (v) the method and level of sourcing products;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(m) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(n) agree to any exclusivity, confidentiality, standstill or non-competition provision or covenant binding on the Partnership or any of its Subsidiaries;

(o) grant, permit or allow a Lien (other than a Permitted Lien) on any of its assets other than in connection with any renewals, amendments, or restatements of the Partnership’s existing Indebtedness and to repay and reborrow with respect to such Indebtedness in the ordinary course or in connection with any Indebtedness permitted under subsection (q);

(p) make (or fail to make) capital expenditures other than in the ordinary course of business;

(q) incur any additional Indebtedness other than in the ordinary course of business; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

Any of the foregoing provisions of this Section 6.01 to the contrary notwithstanding, the Partnership and C/G shall be entitled to enter into the Long Term Supply Agreement in the form attached hereto as Exhibit E.

SECTION 6.02. Conduct of the Business of GrafTech. Except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the GrafTech Disclosure Schedule, as required by applicable Law, or as would not otherwise reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on GrafTech, unless the Partnership otherwise agrees in writing, from the date of this Agreement to the Effective Time, GrafTech shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the GrafTech Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, GrafTech shall not, and shall cause each of its Subsidiaries not to (directly or indirectly) do any of the following without the prior written consent of the Partnership (which consent shall not be unreasonably withheld):

(a) authorize any amendments to its organizational documents that would be reasonably expected to prevent or delay or impede the consummation of the Mergers;

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of its equity interests (other than dividends paid by a direct or indirect wholly owned Subsidiary of GrafTech to its parent); (ii) split, combine or reclassify any of its equity interests; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or (iv) purchase, redeem or otherwise acquire any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities, unless appropriate corresponding adjustments are made to the Partnership Merger Consideration to the reasonable satisfaction of the Partnership;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other GrafTech voting securities or any securities convertible into GrafTech capital stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units thereon, including pursuant to Contracts as in effect on the date hereof (other than (i) the issuance of shares of GrafTech Stock upon the exercise of GrafTech Options in accordance with its terms on the date hereof, (ii) grants or deferrals under any plans, arrangements or Contracts existing on the date hereof between GrafTech or any of its Subsidiaries and any director or employee of GrafTech or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to the Partnership) and (iii) issuances and sales of equity securities which would not require stockholder approval under NYSE rules);

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate to GrafTech or its Subsidiary, as applicable, except purchases of inventory or capital expenditures in each case in the ordinary course of business consistent with past practice, other than acquisitions that would not constitute acquisition of a “significant subsidiary” within the meaning of Regulation S-X;

(e)(i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice and those that are not material to GrafTech and its Subsidiaries taken as a whole;

(f) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of GrafTech to perform its obligations under this Agreement or the other Transaction Agreements in any material respect, (ii) prevent or materially delay the consummation of the Mergers, or (iii) take any other action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement or the other Transaction Agreements; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

Any of the foregoing provisions of this Section 6.02 to the contrary notwithstanding, nothing shall prevent GrafTech or any of its Subsidiaries from taking any of the following actions:

(i) undertaking purchases of its equity interests under any previously publicly announced stock repurchase program;

(ii) reinstating GrafTech’s stockholder rights plan or adopting an equivalent new plan;

(iii) granting any Lien, or taking any other action, as may be required under its Existing Facility;

(iv) undertaking any action previously authorized under any of GrafTech’s Employee Benefit Plans;

(v) undertaking any action previously authorized under any equity incentive plan, including any 401(k) matching or similar benefit plan;

(vi) reorganizing or recapitalizing any Subsidiary as deemed necessary or appropriate by GrafTech;

(vii) performance of any obligation under any Contract to which GrafTech or any of its Subsidiaries is a party;

(viii) canceling or retiring any treasury shares held by GrafTech or transferring any or all of such treasury shares to Parent; or

(ix) undertaking any acquisition or divestiture not involving individually or in the aggregate in excess of $200 million.

SECTION 6.03. No Control of the Other’s Business. Nothing contained in this Agreement or the other Transaction Agreements shall give GrafTech, directly or indirectly, the right to control or direct the Partnership’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement or the other Transaction Agreements shall give the Partnership, directly or indirectly, the right to control or direct GrafTech’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of GrafTech and the Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Certain Notices. From and after the date of this Agreement until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 9.01, each of GrafTech and the Partnership shall promptly notify the other Party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other Party to effect the Mergers and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of GrafTech or the Partnership, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other Party to effect the Mergers and the other transactions contemplated by this Agreement not to be satisfied, (iii) any material inaccuracy or incompleteness or any representation or warranty made by such Party in this Agreement, and (iv) the occurrence of any development that has had or would reasonably be expected to have a Material Adverse Effect on the Party providing such notice; provided, however, that the delivery of any notice pursuant to this Section 7.01 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

SECTION 7.02. Access to Information; Confidentiality. From the date hereof until the Effective Time and subject to applicable Law and the NDA, the Partnership and GrafTech shall (a) give to the other Party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such Party, (b) furnish to the other Party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other Party in its investigation; provided, however, that either Party may restrict the foregoing access to the extent that (i) any Law applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advice of such Party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, (iii) such disclosure relates to pricing or other matters that are highly sensitive if the exchange of documents (or portions thereof) or information, as determined by such Party’s counsel, might reasonably result in antitrust difficulties for such Party or (iv) the disclosure of such information to the other Party would violate confidentiality obligations owed to a third Party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The Parties shall hold any information obtained pursuant to this Section 7.02 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the NDA, which shall continue in full force and effect. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by any Party hereunder.

SECTION 7.03. Reasonable Best Efforts to Consummate.

(a) Except for approvals or requirements under the applicable Antitrust Laws, which are specified in Sections 7.03(b)-(e) below, each of the Parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable after the date hereof including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VIII to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, Orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and take all steps as may be necessary to avoid, or have terminated if begun, any Proceedings by any Governmental Authority, (iii) obtain all necessary waivers, consents, approvals, permits, Orders or authorizations from third parties, (iv) defend any investigations or Proceedings, whether judicial or administrative, challenging this Agreement, any other Transaction Agreement, or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or Order entered into by any Governmental Authority which could prevent or delay the Mergers or the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements and (v) execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

(b) Notwithstanding the foregoing, subject to the requirements of applicable Antitrust Laws, GrafTech and the Partnership agree to cooperate and to use their reasonable best efforts to obtain, as promptly as practicable following the date hereof, any Requisite Regulatory Approvals required for the Closing under the HSR Act, EC Merger Regulation and any other applicable Antitrust Laws and to respond to any government requests for information thereunder, to contest and resist in good faith any action thereunder, and use reasonable best efforts to have lifted or overturned any governmental Order that restricts, prevents, or prohibits the consummation of the transaction contemplated by this Agreement (an “Antitrust Order”). As of the date hereof, to each of the Partnership’s and GrafTech’s respective knowledge, the Requisite Regulatory Approvals required for the Closing under applicable Antitrust Laws are under the HSR Act and competition laws of Ukraine, Russia, Greece and Turkey. Each of GrafTech and the Partnership will use their reasonable best efforts to make any filings required under the HSR Act within 10 Business Days from the date hereof and all other notifications, filings, or registrations required under applicable antitrust and competition Laws as soon as reasonably practicable from the date hereof.

(c) Notwithstanding the foregoing, in the event any such litigation, negotiation or other action is not reasonably capable of being resolved by the End Date, GrafTech shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of GrafTech, the Partnership or their respective Subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of GrafTech, the Partnership or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would have the effect of preventing or delaying the Effective Time beyond the End Date, other than such actions that could reasonably be expected to have a Material Adverse Effect on GrafTech.

(d) Each of GrafTech and the Partnership shall use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sec 18(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”). Each of GrafTech and the Partnership will certify to substantial compliance with respect thereto as promptly as practicable, but in no event more than two (2) months after the date of the Second Request plus any additional time as agreed by the Parties. Each of GrafTech and the Partnership agrees to take all reasonable steps to assert, defend, and support certification of substantial compliance with any Second Request, and notwithstanding anything to the contrary in this Agreement, GrafTech and the Partnership each shall pay and be responsible for 50% of the fees and expenses of McDermott Will & Emery LLP, counsel to the Partnership in connection with a Second Request (which shall be included in the Combined Transaction Expenses to the extent paid by the Partnership). Neither Party shall take any action to extend or toll the waiting period requirements of the HSR Act or provide the Department of Justice any additional time to consider, investigate, or review the transactions contemplated by this Agreement, in each case to a date beyond the End Date, without the consent of the other Party (not to be unreasonably withheld). Each of GrafTech and the Partnership agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated closing date), and to otherwise reasonably cooperate to give effect to the rights of the other set forth in this Section 7.03.

(e) Each of GrafTech and the Partnership shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required approvals or consents of any Governmental Authority and (ii) all other communications with any Governmental Authority with respect to the Mergers. In that regard, each Party shall without limitation: (A) promptly notify the other of, and if in writing, furnish the other with copies of (or in the case of oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Mergers, (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any proposed oral) communications with any such Governmental Authority with respect to the Mergers, (C) not participate in any meeting or oral communication with any such Governmental Authority with respect to the Mergers unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, including summaries of any meetings or communications the other is not permitted to participate in pursuant to clause (C) above unless prohibited by such Governmental Authority) between it and any such Governmental Authority with respect to the Mergers, and (E) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each of GrafTech and the Partnership, may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. In addition, GrafTech shall state in all written material communications with its customers and suppliers and shall post on its website that (i) it has agreed to acquire the Partnership subject to regulatory review and approval, (ii) neither GrafTech nor any of its subsidiaries is operating the Partnership’s business prior to the Closing Date and that during such time the Partnership will continue to operate independently, and (iii) all customer contracts of the Partnership whether entered into prior to the date hereof or thereafter will be honored by GrafTech and Parent following the Closing.

SECTION 7.04. Prior Knowledge.

(a) If GrafTech shall have Knowledge on or prior to the Closing Date of the existence or occurrence of any fact or event which has caused, or is reasonably expected to cause, any material inaccuracy or breach by the Partnership of any representation, warranty, covenant or other obligation hereunder, then GrafTech shall promptly (within 20 days) notify the Partnership of such matter in writing. If GrafTech fails to so inform the Partnership of such fact or event as provided herein, such failure will constitute a waiver and release by GrafTech of any rights it may have hereunder to delay the Closing or terminate this Agreement as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such fact or event.

(b) If the Partnership shall have Knowledge on or prior to the Closing Date of the existence or occurrence of any fact or event which has caused, or is reasonably expected to cause, any material inaccuracy or breach by GrafTech of any representation, warranty, covenant or other obligation hereunder, then the Partnership shall promptly (within 20 days) notify GrafTech of such matter in writing. If the Partnership fails to so inform GrafTech of such fact or event as provided herein, such failure will constitute a waiver and release by the Partnership of any rights it may have hereunder to delay the Closing or terminate this Agreement as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such fact or event.

SECTION 7.05. Voting. Each Key Partner hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, such Key Partner shall cause the Units which are eligible to vote or consent with respect to the Mergers and the other transactions contemplated hereby, and which are held of record by such Key Partner, to vote or consent in favor of the Mergers and other actions contemplated hereby and shall undertake any actions required in furtherance thereof.

SECTION 7.06. Benefit Plans.

(a) For a period of one year after the Effective Time, Parent shall either (i) maintain or cause the Seadrift Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Seadrift Surviving Entity, its successors and assigns) to maintain the Partnership Benefit Plans at the benefit levels in effect on the date of this Agreement or (ii) provide or cause the Seadrift Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Seadrift Surviving Entity, its successors and assigns) to provide benefits to its employees that, when taken as a whole, are reasonably comparable to the benefits provided to similarly situated employees under GrafTech’s Employee Benefit Plans. Notwithstanding the foregoing and Section 7.06(b), the Partnership Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, shall be terminated effective as of no later than the day prior to Closing and the Partnership shall provide reasonable evidence of such termination to the Parent prior to Closing.

(b) From and after the Effective Time, Parent shall, and shall cause the Seadrift Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Seadrift Surviving Entity, its successors and assigns) to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Partnership’s employment, severance and termination agreements, plans and policies as set forth on Schedule 7.06(b) of the Partnership Disclosure Schedule, without duplication of any obligation under Section 7.06(a).

(c) With respect to any Employee Benefit Plan maintained by Parent or any of its Subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Partnership shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) To the extent permitted by applicable Law, Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Partnership) in which employees of the Partnership (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Partnership welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Partnership employee (and his or her eligible dependents) during the calendar year in which the Effective

Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

SECTION 7.07. [RESERVED]

SECTION 7.08. Preparation of Registration Statement. As promptly as practicable following the date hereof, Parent and GrafTech shall prepare and will file with the SEC a registration statement on Form S-4 (or other appropriate form) registering the shares of Parent Stock issuable in the GrafTech Merger (the “Registration Statement”). Parent and GrafTech shall provide the Partnership and its counsel a reasonable opportunity to review and comment on the Registration Statement (and any amendments or supplements thereto) prior to the filing thereof with the SEC. Parent and GrafTech shall respond to any comments of the SEC and shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act by the SEC as promptly as practicable after such filing, including making such deliveries as may be required by the SEC, including delivering such opinions or other related documentation as necessary and to mail the Prospectus to be included therein to GrafTech stockholders. Parent and GrafTech shall use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the GrafTech Merger. As promptly as practicable following the date hereof, each of Parent and GrafTech shall make all other filings required to be made by it with respect to the Mergers and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable state “blue sky” Laws and the rules and regulations thereunder. The Registration Statement and such filings shall comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Each of Parent and GrafTech shall, as promptly as practicable after receipt thereof, provide the Partnership and its counsel with copies of any written comments and all other correspondence with the SEC or any other governmental officials, and advise the Partnership and its counsel of any oral comments, with respect to the Registration Statement (or any amendment or supplement thereto) received from the SEC or other Governmental Authority. Each of Parent and GrafTech will advise the Partnership and its counsel, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of such Parent Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Registration Statement. Each of Parent, GrafTech and the Partnership shall ensure that information supplied by it for inclusion or incorporation in such Registration Statement does not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent, GrafTech or the Partnership, or any of their respective Affiliates, officers or directors, is discovered by Parent, GrafTech or the Partnership that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by Law, Parent and GrafTech shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law disseminated to the GrafTech stockholders. No amendment or supplement to the information supplied by the Partnership for inclusion in the Registration Statement shall be made without the approval of the Partnership.

SECTION 7.09. Partnership Director and Officer Liability.

(a)(i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of those Persons who are present or former directors and officers of the Partnership or the General Partner (solely as related to acting in its capacity as General Partner for the Partnership) as of the date of this Agreement and any other Person who becomes an officer or director of the Partnership or the General Partner prior to the Closing (such Persons collectively, the “Partnership Indemnified Persons”) for their acts and omissions as directors and officers of the Partnership and/or the General Partner (solely as related to acting in its capacity as General Partner for the Partnership) occurring prior to the Effective Time, as provided in the Certificate of Limited Partnership, the Partnership Agreement and the limited liability company agreement of the General Partner (the “GP Operating Agreement”) (each as in effect as of the date of this Agreement) and as provided in any existing indemnification agreements between the Partnership and/or the General Partner and said Partnership Indemnified Persons (as in effect as of the date of this Agreement and identified on Section 7.09(a) of the Partnership Disclosure Schedule), shall survive the Mergers and Parent shall cause all such indemnification obligations to be observed by the Seadrift Surviving Entity to the fullest extent permitted by the LP Act.

(ii) Without limiting the generality or the effect of the foregoing, from and after the Effective Time, Parent shall cause the Seadrift Surviving Entity and its Subsidiaries to, and the Seadrift Surviving Entity shall, fulfill and honor in all respects the obligations of the Partnership and/or the General Partner to the Partnership Indemnified Persons pursuant to (x) any indemnification agreement as in effect on the date hereof, and (y) any indemnification, expense advancement and exculpation provisions set forth in the organizational documents of the Partnership as in effect on the date of this Agreement.

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Seadrift Surviving Entity to maintain in effect, for the benefit of the Partnership Indemnified Persons with respect to their acts and omissions as directors and officers of the Partnership occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Partnership and/or the General Partner (solely as related to acting in its capacity as General Partner for the Partnership) as of the date of this Agreement in the form delivered by the Partnership to GrafTech prior to the date of this Agreement (the “Existing D&O Policy”), if directors’ and officers’ liability insurance coverage is available for Parent’s directors and officers; provided, however, that: (i) Parent or the Seadrift Surviving Entity may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) Parent or the Seadrift Surviving Entity shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 200% of the annual premium paid by the Partnership with respect to the Existing D&O Policy (the “Maximum Premium”), which amount the Partnership has disclosed to GrafTech prior to the date hereof. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, Parent or the Seadrift Surviving Entity shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the greatest amount of coverage reasonably procurable for a premium equal to the Maximum Premium.

(c) If Parent, the Seadrift Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Seadrift Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.09.

(d) The rights of each Partnership Indemnified Person under this Section 7.09 shall be in addition to any rights such Person may have under the Certificate of Limited Partnership and the Partnership Agreement, or under the LP Act or the GP Operating Agreement or any other applicable Laws or under any agreement of any Partnership Indemnified Person with the Partnership and/or the General Partner. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Partnership Indemnified Person.

(e) Nothing in this Section 7.09 shall serve to vitiate or otherwise limit or offset any liability of any Partnership Indemnified Person arising under this Agreement or the other Transaction Agreements.

SECTION 7.10. Public Announcements.

(a) GrafTech shall consult with the Partnership before issuing any press release or other public statement with respect to the Mergers, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(b) The Partnership shall obtain the approval of GrafTech (such approval not to be unreasonably withheld or delayed) before issuing any press release or other public statement with respect to the Mergers, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such approval, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.11. Tax Matters.

(a) Each of GrafTech, Parent and the Partnership shall report, and shall cause its Affiliates to report, the exchanges of GrafTech Stock and Units for Parent Stock pursuant to the Mergers, and, if consummated, the exchange of units in C/G for Parent Stock pursuant to the C/G Merger Agreement, as exchanges described in Section 351 of the Code for all income Tax purposes shall otherwise use its reasonable best efforts to, and to cause its Affiliates to, cause such exchanges to qualify as exchanges described in Section 351 of the Code and shall not take any action reasonably likely to cause the exchanges not to so qualify. Without limitation of the foregoing, Parent will not, in connection with the transactions provided for herein, cause the Partnership to be a subsidiary of GrafTech or cause GrafTech not to be recognized as an entity whose separate existence from Parent is regarded for federal income Tax purposes.

(b) The General Partner shall prepare and file, or cause to be prepared and filed, all income Tax Returns for the Partnership and its Subsidiaries for all Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date. Parent acknowledges that such Tax Returns shall include the Seadrift Transaction Expenses and the Seadrift Transaction Incentives and Bonuses as deductions (to the extent that such Seadrift Transaction Expenses and Seadrift Transaction Incentives and Bonuses are otherwise deductible under applicable Law) and not on any income Tax Return filed for Parent and its subsidiaries for Tax periods ending after the Closing Date. The General Partner shall submit such income Tax Returns to Parent for its review and comment at least thirty (30) days prior to filing. The federal income Tax Return for the Partnership for the period ending on the Closing Date shall include an election under Section 754 of the Code unless the Partnership has such election in effect. The General Partner shall remain the “tax matters partner” as defined in Section 6231 of the Code of the Partnership with respect to periods ending on or before the Closing Date (“Pre-Closing Periods”) and shall control any audit by Government Authorities of the Partnership’s income Tax Returns for Pre-Closing Periods, provided that Parent shall have a right to participate, at its own expense, in any such audit or proceeding. The General Partner and Parent will cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of the Partnership’s Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Partnership or its partners in respect thereof. Such cooperation shall include the retention and (upon the other’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 7.12. Regulation D. Within a reasonable period prior to the Closing, Parent shall deliver to each Person listed on Schedule 2.02(a)(ii) who to Parent’s Knowledge is not an Accredited Investor the information that is required to be provided to such Person under Regulation D so that the issuance of shares of Parent Stock in the Partnership Merger will qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act under Regulation D. Any and all information provided by Parent pursuant to this Section 7.12 (other than any information provided by the Partnership expressly for inclusion therein) will comply in all material respects with Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 7.13. Parent Stock Listing. Parent and GrafTech shall use their respective best efforts to cause the shares of Parent Stock to be issued in connection with the Mergers to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 7.14. Registration Rights and Stockholders’ Agreement. Parent shall and the Key Partners shall cause the other parties thereto (who are partners of the Partnership) to enter into a Registration Rights and Stockholders’ Agreement to be effective as of Closing substantially in the form of Exhibit D hereto (the “Registration Rights and Stockholders’ Agreement”).

SECTION 7.15. Legend on Share Certificates. The certificates representing the shares of Parent Stock issuable in the Partnership Merger hereunder shall include an endorsement typed conspicuously thereon of the legends provided pursuant to the terms of the Registration Rights and Stockholders’ Agreement which legends shall be removed in accordance with the terms thereof.

SECTION 7.16. No Solicitation; Other Offers. The Partnership and the Key Partners shall not, and shall not authorize or permit any of their respective Affiliates, including any Subsidiaries, or any of its or their respective Officers, representatives or agents, to, directly or indirectly, (a) solicit, initiate, consider, facilitate or encourage the submission of a proposal to acquire the Partnership, or any of its equity or any material portion of its assets, by a third party, (b) engage or participate in discussions or negotiations with, furnish material non-public information relating to the Partnership to, or provide access to the material business records of the Partnership to any third party that has submitted, or is seeking to submit, such a proposal or (c) enter into a Contract with any third party that has submitted, or is seeking to submit, such a proposal. For purposes of the preceding sentence, such a proposal includes any proposal includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The Partnership shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Officers to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, such a proposal. GrafTech shall have the right and remedy to have the provisions of this Section 7.16 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to GrafTech and that money damages may not provide an adequate remedy to GrafTech, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under law or in equity.

SECTION 7.17. [RESERVED]

SECTION 7.18. Non-competition.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of Nathan Milikowsky and Daniel Milikowsky (the “Restricted Persons”) shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier, vendor, licensee or licensor of the Partnership (including any existing or former such Person and any Person that becomes such after the Closing), or any other Person who has an active or prospective material business relationship with the Partnership to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Restricted Person, together with any Affiliates thereof, may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person, together with any Affiliates thereof, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, no Restricted Person shall, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee, or consultant to, the Partnership who is offered employment or engagement by Parent or its Subsidiaries or is or was employed or engaged by Parent or its Subsidiaries during the Restricted Period, or encourage any such employee or consultant to leave such employment or engagement or hire any such employee or consultant who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants; provided, that nothing in this Section 7.18(b) shall prevent a Restricted Person or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Parent or its Subsidiaries or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) If a Restricted Person breaches, or threatens to commit a breach of, any of the provisions of this Section 7.18, Parent shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under Law or in equity.

(d) Each Restricted Person acknowledges that the restrictions contained in this Section 7.18 are reasonable and necessary to protect the legitimate interests of GrafTech, Parent and their Affiliates and constitute a material inducement to GrafTech to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.18 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction, to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.18 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

SECTION 7.19. Guarantee.

(a) Each of Nathan Milikowsky and Daniel Milikowsky (each, a “Guarantor”) jointly and severally guarantees, as a primary obligor and not merely as a surety, the performance and full and punctual payment when due of all obligations of each Key Partner, whether for payment, damages for any breach of any representation, warranty of covenant, expenses, indemnification obligations or other liabilities under this Agreement or otherwise (the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that such Guarantor shall remain bound under the Agreement notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of, payment from and protest to any Key Partner of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under this Agreement or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of GrafTech to assert any claim or demand or to enforce any right or remedy against any Key Partner, under this Agreement or any other agreement, or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms of this Agreement, or (iv) the failure of GrafTech to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

(c) Each Guarantor further agrees that its guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

(d) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged, impaired or otherwise affected by the failure of GrafTech to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(e) This Agreement and each and every part hereof are binding upon each Guarantor and upon each Guarantor’s respective heirs, representatives, successors and assigns.

SECTION 7.20. Closing Deliveries. At the Closing, the Partnership and the Key Partners shall deliver or cause to be delivered to GrafTech and Parent:

(a) Evidence of due authorization by all necessary and each partnership thereof action of this Agreement and the transactions contemplated hereby by the Partnership;

(b) Certificates of the senior executive and senior financial officers of the Partnership in their capacities thereof attesting to the satisfaction of the conditions set forth in Sections 8.02(a)(i) and (ii), 8.02(b)(i), 8.02(c) (to their actual knowledge, in the case of threatened proceedings) and 8.02(d);

(c) Certificates of the Key Partners attesting to the satisfaction of the condition set forth in Section 8.02(a)(iii) and 8.02(b)(ii) as to it;

(d) the addendums to Schedules 2.02(a)(i) and 2.02(a)(ii) described in Section 2.02(b);

(e) one certificate of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Partnership;

(f) five counterpart signature pages to each Transaction Agreement duly executed by the Partnership, to the extent that it is a party thereto;

(g) a certification from the Partnership, in a form reasonably acceptable to GrafTech, that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(h) evidence, in form reasonably satisfactory to GrafTech, that (i) each of Barclays Capital and McDermott, Will & Emery LLP, and any other advisor or counsel to the Partnership or any Key Partner, shall have been paid in full prior to the Closing for services rendered in connection with the Mergers and any concurrent or similar transaction (and that all such amounts are included in the calculation of the Seadrift Transaction Expenses) which evidence may include delivery of final invoices marked as paid in full; and (ii) all Seadrift Transaction Incentives and Bonuses have been paid in full (and that such amounts are properly included in the calculation of Seadrift Transaction Incentives and Bonuses);

(i) duly executed resignations of Nathan Milikowsky and Daniel Milikowsky from all employment and officer and director positions at the Partnership with an acknowledgement of no rights to any payment by the Partnership in connection with any such employment or position, including any severance or termination payment; and

(j) such other certificates, instruments and documents, in form and substance reasonably satisfactory to GrafTech, as GrafTech may reasonably request.

SECTION 7.21. Standstill. From the execution of this Agreement through the time the Registration Rights and Stockholders’ Agreement becomes effective, the Key Partners, Nathan Milikowsky and Daniel Milikowsky shall and shall cause each of the Principal Holders, and its and their Affiliates and Related Parties (each, as defined in the Registration Rights and Stockholders Agreement) to observe, be bound by and comply with Section 2.3 thereof as if it was currently in effect and without regard to any provision therein that might be construed to limit or terminate the restrictions and obligations set forth therein.

ARTICLE VIII

CONDITIONS PRECEDENT

SECTION 8.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each Party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Antitrust and Securities Laws.

(i) Requisite Regulatory Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority under applicable Antitrust Laws shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(ii) No Antitrust Injunctions or Restraints. No provision of any applicable Antitrust Laws and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall prohibit the consummation of the Mergers under applicable Antitrust Laws.

(iii) Registration Statement Effectiveness. The Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC.

(b) No Other Injunctions or Restraints. No provision of any applicable Law (other than Antitrust Laws) and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall prohibit the consummation of the Mergers.

SECTION 8.02. Conditions to Obligations of GrafTech. The obligations of GrafTech to effect the Mergers are further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the Partnership Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date and except for (A) the last sentence of 3.01 and (B) Section 3.03, each of which shall be true and correct in all material respects), (ii) each of the Other Partnership Representations shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty and without regard to the words “the LP Act,” in Section 3.24) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on the Partnership, (iii) each of the representations and warranties of the Key Partners set forth in Sections 4.01(a), 4.01(b), 4.02(a), 4.02(b) and 4.02(c) of this

Agreement (the “Key Partner Fundamental Representations”) shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date), (iv) each of the representations and warranties of the Key Partners set forth in Section 4.01(c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), and (v) each of the representations and warranties of the Key Partners set forth in Article IV of this Agreement other than (A) the Key Partner Fundamental Representations and (B) Section 4.01(c), shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty and without regard to the words “the LP Act,” in Section 4.01(e)) as of the date hereof and as of the Closing Date), as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on the Partnership.

(b) Performance of Obligations of the Partnership.

(i) The Partnership shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) The Key Partners shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by the Key Partners at or prior to the Closing Date.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any Proceeding, other than in connection with any Antitrust Law or Antitrust Order (which are the subject of Section 8.01(a)(i) and (ii)), challenging or seeking to restrain or prohibit the Mergers or any other transaction contemplated by this Agreement or the Transaction Agreements or seeking to obtain from GrafTech or any of its Subsidiaries or the Partnership in connection with the Mergers any damages that are material in relation to GrafTech and its Subsidiaries or the Partnership taken as whole.

(d) Absence of Material Adverse Effect on the Partnership. Except as disclosed in the Partnership Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on the Partnership.

(e) Registration Rights and Stockholders’ Agreement. Each of the parties thereto (other than Parent) shall have entered into the Registration Rights and Stockholders’ Agreement.

(f) Other Closing Deliveries. The Partnership and the Key Partners shall have delivered or caused to be delivered the documentation required to be delivered by them pursuant to Section 7.20.

SECTION 8.03. Conditions to Obligations of the Partnership. The obligations of the Partnership to effect the Mergers are further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the GrafTech Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date), and (ii) each of the Other GrafTech Representations shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on GrafTech.

(b) Performance of Obligations of GrafTech. GrafTech shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any Proceeding, other than in connection with any Antitrust Law or Antitrust Order (which are the subject of Section 8.01(a)(i) and (ii)), challenging or seeking to restrain or prohibit the Mergers or any other transaction contemplated by this Agreement or the Transaction Agreements or seeking to obtain from the Partnership and its Subsidiaries in connection with the Mergers any damages that are material in relation to Partnership and its Subsidiaries taken as whole.

(d) Absence of GrafTech Material Adverse Effect. Except as disclosed in the GrafTech Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on GrafTech.

(e) Parent Stock Listing. The shares of Parent Stock to be issued in the Mergers shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) Registration Rights and Stockholders’ Agreement. Parent shall have executed and delivered the Registration Rights and Stockholders’ Agreement.

(g) Supply Agreement. There shall be no coke supply contract, commitment understanding or arrangement between the Partnership and C/G other than the Long Term Supply Agreement in the form attached hereto as Exhibit E.

SECTION 8.04. C/G Closing. The Closing under this Agreement shall not be contingent on the prior or concurrent occurrence of the closing under the C/G Merger Agreement.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Mergers and other transactions contemplated herein may be abandoned at any time before the Closing:

(a) by the mutual written agreement of GrafTech and the Partnership;

(b) [RESERVED];

(c) by the Partnership or GrafTech if the conditions set forth in Section 8.01(a)(i) and 8.01(a)(ii) have not been satisfied by December 31, 2010 (the “End Date”), unless the failure of such condition is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

(d) by the Partnership or GrafTech if the conditions set forth in Section 8.01(a)(iii) have not been satisfied by the End Date, unless the failure of such condition is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

(e) by GrafTech if: (i) any of the conditions set forth in Section 8.02 shall not to be satisfied by the End Date; (ii) GrafTech shall have delivered to the Partnership written notice of such breach or failure; and (iii) at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to the Partnership and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is the result of a violation of this Agreement by GrafTech; or

(f) by the Partnership if: (i) any of the conditions set forth in Section 8.03 shall not to be satisfied; (ii) the Partnership shall have delivered to GrafTech written notice of such non-solicitation; and (iii) at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to GrafTech and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is caused by a breach of this Agreement by the Partnership or the Key Partners.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other Party. If there is less than 15 Business Days between the date of delivery of any notice under Section 9.01(e) or 9.01(f) and December 31, 2010, the End Date shall be extended so that it is 15 Business Days after such date of delivery.

SECTION 9.02. Effect of Termination.

(a) Except as set forth in Section 9.02(b), if this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided, that, the termination of this Agreement shall not relieve any Party from any Liability for a breach of a covenant, representation or warranty contained in this Agreement occurring prior to such termination, or limit the rights or remedies of any Party, hereunder or otherwise, in respect of such breach. The provisions of Article XI, this Section 9.02, Section 7.19 (and Articles X, XI, XII in respect thereto) and the NDA, shall survive any termination hereof.

(b) In the event this Agreement is terminated pursuant to Section 9.01(c), then GrafTech shall pay to the Partnership within ten (10) Business Days following delivery of the notice of termination by the Partnership or GrafTech as applicable, an amount equal to $15.0 million dollars; provided, however, that no fee shall be payable by GrafTech pursuant to this Section 9.02(b) if, on the date of delivery of such notice of termination, (i) the Partnership has not complied with its obligations under Section 7.03(b) through 7.03(e) or (ii) GrafTech would not otherwise be required to close due to the non-satisfaction of any condition to its obligations to close set forth in Section 8.02.

SECTION 9.03. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.04. Remedies. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at

Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

SECTION 10.01. Survival of Representations and Warranties. None of the representations and warranties made by the Parties in this Agreement or in any certificate, schedule, statements, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Effective Time; provided, however, that the representations and warranties made by each of the Key Partners in Article IV hereof or the certificate delivered at the Closing in respect thereof shall survive the Effective Time indefinitely subject to applicable statute of limitations.

SECTION 10.02. Indemnification. The Key Partners shall severally indemnify, defend and hold harmless the Indemnified Persons from and against any and all Losses arising out of any inaccuracy or breach of any representation or warranty of the Key Partners set forth in Section 4.02 of this Agreement or the certificate delivered at the Closing in respect thereof. For purposes of this Section 10.02, the term “severally” means that the indemnification obligations of each Key Partner with respect thereto shall be limited to the product of (a) such Key Partner’s Pro-rata Percentage of the Units of all Key Partners on the Closing Date and (b) the amount of any Losses.

SECTION 10.03. Limitations. No Key Partner shall have any liability or any indemnification obligation hereunder with respect to any Losses in excess of the product of (a) such Key Partner’s Pro-rata Percentage of the Units on the Closing Date, and (b) the Partnership Merger Consideration.

SECTION 10.04. Indemnification Procedure.

(a) Upon obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the “Indemnitee”) shall promptly give the Key Partner or Key Partners who may be obligated to provide such indemnification (each, an “Indemnitor”) written notice of any Indemnified Loss (as defined below) which the Indemnitee has determined has given, or could reasonably be expected to give, rise to a claim for indemnification hereunder (a “Notice of Claim”). A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to such Indemnified Loss. The Indemnitor shall perform its indemnification obligations in respect of a Loss described in a Notice of Claim within 30 days after the Indemnitor shall have received such Notice of Claim; provided, however, that the obligation to make an indemnification payment in respect of such Indemnified Loss shall be suspended so long as the Indemnitor is in good faith performing its obligations under Sections 10.04(c) through 10.04(g) with respect to such Indemnified Loss, except to the extent the Indemnitee shall have actually paid or incurred such Loss.

(b) The term “Indemnified Loss” shall mean any Loss for which any Indemnitee may be entitled to indemnification under this Agreement.

(c) Subject to Sections 10.04(e) through 10.04(g), the Indemnitor shall have the right, in good faith and at its expense, to defend, cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to an Indemnified Loss in respect of which a Notice of Claim has been given. Such right and obligation shall include (i) the right to investigate any such event or circumstance, (ii) the right and obligation to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may reasonably determine, and (iii) the right to defend, contest or otherwise oppose any third party Proceeding related to such event or circumstance with legal counsel selected by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel at the reasonable expense of the Indemnitor. The exercise of such right and performance of such obligation shall not constitute an admission or agreement by the Indemnitor that it has an indemnification obligation hereunder in respect of such Indemnified Loss.

(d) The Indemnitor shall (i) promptly inform the Indemnitee of all material developments related to any such event or circumstance and (ii) promptly inform the Indemnitee in writing after the Indemnitor has made a good faith determination (which it shall use commercially reasonable efforts to make promptly), based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor has or does not have an indemnification obligation hereunder in respect of such Indemnified Loss.

(e) Notwithstanding anything to the contrary contained herein, the Indemnitee shall have the right, but not the obligation, to participate, at its expense, in the defense, contest or other opposition of any such third party Proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under Section 10.04(c), the Indemnitee shall and shall cause its Affiliates (i) at all times, subject to reimbursement by the Indemnitor for their reasonable out-of-pocket expenses, to cooperate in all reasonable ways with, make its and their relevant files and records available for inspection and copying by, make its and their employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request, (ii) to provide reasonable access during normal business hours to any of its or their properties as necessary or appropriate to enable performance of any activity permitted in Section 10.04(c), (iii) to execute, deliver, acknowledge, publish and file any instrument or any document as necessary or appropriate to effectuate any remediation or mitigation plan that the Indemnitor determines to implement in accordance with its rights and obligations pursuant to Section 10.04(c) and (iv) not to compromise or settle any such Proceeding without the prior written consent of the Indemnitor.

(f) If the Indemnitor fails to perform its obligations under Section 10.04(c) or if the Indemnitor shall have informed the Indemnitee in writing in accordance with Section 10.04(d) that the Indemnitor does not have an indemnification obligation hereunder in respect of such Indemnified Loss, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for such Indemnified Loss, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith.

(g) The Indemnitor shall not settle or compromise any such third party Proceeding without the written consent of the Indemnitee unless such settlement or compromise fully and unconditionally releases the Indemnitee from any and all Liability with respect to such third party Proceeding. If the Indemnitor proposes to settle or compromise any such third party Proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. Notwithstanding anything contained herein, the Indemnitee shall have the right to:

(i) object to the settlement or compromise of any such third party Proceeding that would have fully and unconditionally released the Indemnitee from any and all Liability with respect to such third party Proceeding, whereupon (A) the Indemnitee will assume the defense, contest or other opposition of any such third party Proceeding for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all Liability with respect to any such third party Proceeding to the extent that such Liability exceeds the Liability which the Indemnitor would have had in respect of such a settlement or compromise; or

(ii) assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of any such third party Proceeding for its own account, whereupon the Indemnitor shall be released from any and all Liability with respect to such event or circumstance and such third party Proceeding.

(h) The determination of the Indemnified Loss shall take into account any insurance proceeds received and any Tax benefit actually realized attributable to the circumstances that gave rise to the Loss.

SECTION 10.05. Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable Law, as adjustments to the Partnership Merger Consideration for all purposes related to Taxes.

SECTION 10.06. No Duplicative Adjustments. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Partnership Merger Consideration or any other payments hereunder in respect of any matter hereunder, such matter shall, to the extent of such adjustment or other payment, not constitute a breach of any representation, warranty, covenant or agreement contained herein.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise provided elsewhere in the Agreement, including Article II, Section 7.03(d) and Article X, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	GrafTech, to:

GrafTech International Ltd.
12900 Snow Road
Parma, OH 44130
Attention: General Counsel Facsimile: (216) 676-2462

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
400 Atlantic Street
Stamford, Connecticut 06901
Attention: M. Ridgway Barker
Facsimile: (203) 327-2669

(b)	if to the Partnership, to

Seadrift Coke L.P.
8618 State Highway 185 North
P.O. Box 192
Port Lavaca, TX 77979
Attention: Nathan Milikowsky
Facsimile: (361) 552-8327

with a copy (which shall not constitute notice) to:

McDermott, Will & Emery LLP
340 Madison Avenue
New York, New York 10173
Attention: C. David Goldman, Esq.
Facsimile: (212) 547-5444

SECTION 11.03. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive.

SECTION 11.04. Disclosure Schedules.

(a) The Partnership has set forth certain information in the Partnership Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Partnership Disclosure Schedule need not be set forth in any other section of the Partnership Disclosure Schedule so long as its relevance to such other section of the Partnership Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Partnership Disclosure Schedule.

(b) GrafTech has set forth certain information in the GrafTech Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the GrafTech Disclosure Schedule need not be set forth in any other section of the GrafTech Disclosure Schedule so long as its relevance to such other section of the GrafTech Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such GrafTech Disclosure Schedule.

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 11.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the documents and instruments referred to herein and therein, including the Partnership Disclosure Schedules) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, other than the NDA which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Sections 7.09 and 7.11(b) and Article X (which are intended for the benefit of only the Persons specifically named therein) is not intended to confer upon any Person other than the Parties any rights or remedies. Nothing in this Agreement shall in any way change, impact, limit, terminate or otherwise affect the GrafTech - Seadrift Rights (as defined in the NDA).

SECTION 11.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 11.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, other than a pledge of this Agreement in connection with the Existing Facility or any successor thereto. Any purported assignment without such required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.10. Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

SECTION 11.11. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.11.

SECTION 11.12. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

ARTICLE XII

DEFINITIONS

SECTION 12.01. Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means The Sherman Antitrust Act, as amended, The Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, the Canadian Investment Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the Secretary of State of the State of Delaware on April 18, 2005, as amended.

“C/G” means C/G Electrodes LLC, a Delaware limited liability company.

“C/G Merger Agreement” means that certain merger agreement entered into on the date hereof by and among C/G and GrafTech, together with certain of its Affiliates.

“Chemical Substance” means any chemical substance, including, but not limited to, any sort of pollutant, contaminants, chemicals, raw materials, intermediates, products, industrial, solid, toxic, or Hazardous Materials or any component thereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Contracts” means all written agreements, contracts, leases, subleases, purchase orders, arrangements and legally enforceable commitments.

“Combined Transaction Expenses” means the Seadrift Transaction Expenses and the C/G Transaction Expenses (as defined in the C/G Merger Agreement), in each case other than expenses which clearly relate exclusively to either Seadrift or C/G, as applicable.

“DGCL” means the General Corporation Law of the State of Delaware.

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any liability providing for employee benefits or for the remuneration of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, profit sharing, 401(k), stock purchase, stock option and other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance plan or agreement, and (e) each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, vision, dental, hospitalization, prescription drug, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance, legal and other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Environmental Claim” means any claim, action, complaint, cause of action, citation, order, investigation or notice by any Person or entity alleging potential liability and/or responsibility (including, without limitation, potential liability and/or responsibility for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other circumstance forming the basis of any violation, or alleged violation, of any Environmental Law, and including, without limitations any claim, cause of action, citation, order, investigation or notice alleging Environmental Exposure Claim Liability.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or Liabilities of the Partnership, GrafTech or in respect of either of their businesses, the Owned Real Property or any real property owned or operated by any of them as applicable.

“Environmental Exposure Claim Liability” means liabilities in respect of any claim made, asserted or prosecuted in writing by any third party (whether an entity or a natural person) alleging exposure (whether onside or offsite) of any natural person (including but not limited to employees) to any Chemical Substance and resulting damages and arising from or relating to products or operations of the respective businesses of the Partnership and GrafTech.

“Environmental Insurance” means (a) the Environmental Site Liability Insurance policy issued by Chubb Custom Insurance Company on April 29, 2005, policy no. 3731-0109, and the related declarations and endorsements and (b) the Environmental Site Liability Policy issued by Chubb Custom Insurance Company on April 29, 2005, policy no. 3731-0110, and the related declarations and endorsements.

“Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any Governmental Authority regulating or imposing standards of liability or of conduct (including common law) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, inland wetlands and watercourses, health protection or other environmental, health, safety, building, and land use concerns as may now or at any time hereafter be in effect.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means permits, licenses, registrations and other authorizations issued by any Governmental Authority that are required under Environmental Laws to conduct its business and its related operations as they are presently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Partnership would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Existing Facility” means the Amended and Restated Credit Agreement dated as of April 28, 2010, by and among GrafTech, various of GrafTech’s Subsidiaries, JPMorgan Chase Bank, N.A. (as Administrative Agent, Collateral Agent and Issuing Bank) and other lenders from time to time party thereto.

“Final Working Capital” shall mean the final amount of Working Capital as of Closing (a) as set forth in the Closing Adjustment Estimate delivered pursuant to Section 2.07(b), (b) if GrafTech shall have properly and timely delivered an Objection Notice as described in Section 2.07(e) and the Partnership and GrafTech shall have agreed on revisions as described in Section 2.07(f), as set forth in the Closing Adjustment Estimate, or (c) if the Partnership and GrafTech shall not have so agreed, as set forth in the Closing Adjustment Estimate after giving effect to the determination of the Selected Accountants pursuant to Section 2.07(g).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any domestic (including federal, state or local) or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“GrafTech 2005 Equity Incentive Plan” means the GrafTech International Ltd. 2005 Equity Incentive Plan.

“GrafTech Fundamental Representations” means the representations and warranties contained in Sections 5.01, 5.02, 5.04, 5.05 and 5.06(a) and 5.06(c).

“GrafTech SEC Reports” shall mean all documents and other materials filed or furnished by GrafTech with the SEC since December 31, 2006, including those that GrafTech may file or furnish after the date of this Agreement until the Closing Date.

“GrafTech Stock” means the common stock, $0.01 par value per share, of GrafTech.

“GSHC” means GrafTech-Seadrift Holding Corp. (f/k/a Falcon-Seadrift Holding Corp.), a Delaware corporation and an indirect wholly owned Subsidiary of GrafTech.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, including without limitation, any material regulated by or subject to regulation or standards of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), and (b) all obligations evidenced by notes, bonds or debentures.

“Indemnified Persons” means Parent and GrafTech, their respective Affiliates, their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, Software, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all industrial designs and any registrations and applications therefor, and (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor.

“IRS” means the U.S. Internal Revenue Service.

“Key Partners” means each Person listed on Exhibit A.

“Knowledge” means (a) with respect to the Partnership, the actual knowledge of Nathan Milikowsky, Daniel Milikowsky, John Bassett, Arnold Wasser, Eric Skach, Allen Dohmann, Kevin LaPierre, Gregory Norgard, Bruce Gertner, Emmanuel A. Oladoyin and Jasper Cuellar; and (b) with respect to GrafTech, the actual knowledge of Craig Shular, John Moran, Peter Barnard, Erick Asmussen and Mark Widmar.

“Law” or “Laws” means any statutes, rules, codes, regulations, ordinances or orders, of, or issued by, Governmental Authorities.

“Leased Real Property” means the premises and the parcels of real property currently leased by the Partnership and its Subsidiaries, together with all fixtures and improvements thereon.

“Liability” means any liability, duty, responsibility, obligation, assessment, cost, expense, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Loss” means any Liability, shortage, damage, diminution in value, deficiency or loss of any kind.

“LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Material Adverse Effect” means with respect to any Person, a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on any Person: (a) the effect of the outbreak or escalation of hostilities, acts of terrorism, military action or any escalation or worsening thereof, (b) the effect of any changes in the condition of the industry in which the Partnership operates (including without limitation any change or proposed change in Law generally affecting such industry), (c) the effect of any change in general economic conditions, including the capital markets in the United States or elsewhere, (d) the effect of any changes in GAAP, (e) the effect of any changes in applicable Law, (f) the taking of any action contemplated by this Agreement or the agreements contemplated hereby or otherwise consented to by the relevant Party, (g) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) resulting from or arising out of the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Mergers, or (h) the failure to meet internal or third party projections or forecasts or any revenue or earnings projections for any period.

“NDA” means the Non-Disclosure Agreement dated as of February 19, 2010 between the Partnership and GrafTech.

“Officer” of a Person means controlling persons, partners, directors, officers, managers, trustees, employees, agents, representatives, consultants, affiliates, advisors, counsel or nominees of such Person.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, consent of or by a Governmental Authority.

“Other GrafTech Representations” means the representations and warranties of GrafTech other than the GrafTech Fundamental Representations.

“Other Partnership Representations” means the representations and warranties of the Partnership other than the Partnership Fundamental Representations.

“Owned Real Property” means the parcels of real property owned in fee simple by the Partnership and its Subsidiaries (together with all fixtures and improvements thereon).

“Parent Board” means the Board of Directors of Parent.

“Parent Stock” means the common stock, $0.01 par value per share, of Parent.

“Parties” means GrafTech, the Partnership, Parent, GrafTech Merger Sub and GrafTech SD Merger Sub and “Party” means any one of them.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of April 29, 2005.

“Partnership Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Partnership and its Subsidiaries or any ERISA Affiliate or to which the Partnership, its Subsidiaries or ERISA Affiliates make, or have any obligation to make, any contributions or payments with respect to which the Partnership and its Subsidiaries have any other liabilities (actual or contingent).

“Partnership Board” means the Board of Directors of the Partnership or any committee thereof.

“Partnership Fundamental Representations” means the representations and warranties contained in Sections 3.01, 3.03, 3.04, 3.05(a) and 3.05(c).

“Partnership Intellectual Property” means any Intellectual Property that is owned by the Partnership and its Subsidiaries, including the any Software owned by the Partnership and its Subsidiaries.

“Partnership Real Property” means the Leased Real Property and the Owned Real Property.

“Partnership Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Partnership.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being properly contested, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Law or contract incurred in the ordinary course that are not overdue by more than thirty (30) days or that are being properly contested, (c) pledges and deposits made in the ordinary course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course, (e) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business at any real property subject to such Liens, (f) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (g) Liens on goods held by suppliers arising in the ordinary course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (h) with respect to any real property in which the Partnership owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located and (i) the effect of any moratorium, eminent domain or condemnation proceedings.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Proceedings” means any claim, action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Authority or any other Person.

“Pro-rata Percentage” means as of any date of determination, and with respect to each partner, the percentage of the Units (or a specified subset of such Units) held by such partner as of that date.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, and trade dress, applications to register trademarks and service marks and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress, (c) registered copyrights and applications for copyright registration, and (d) domain name registrations.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Restricted Business” means the development, production, distribution, marketing or sale of needle coke or its by-products.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“Seadrift Transaction Incentives and Bonuses” means all bonuses, incentive fees, change of control payments, success fees or other similar arrangements giving rise, or which may give rise, to amounts due to any director, officer, employee, contractor or contractor or consultant of, or to, the Partnership, or any other person or entity by reason of or in connection with the Mergers.

“Seadrift Transaction Expenses” means (x) all fees and expenses of counsel and advisors to and accountants for the Partnership (and its partners) and its Subsidiaries incurred or paid by the Partnership or its Subsidiaries in connection with their negotiation, execution, delivery and performance of this Agreement and the Transaction Agreements and the process leading up thereto, and in connection with any other concurrent or similar transaction process, including all fees and expenses of Barclays Capital, as financial advisor to the Partnership, and (y) all fees and expenses, without qualification or limitation, of McDermott Will & Emery LLP incurred or paid by the Partnership since December 31, 2009, except as shown to the satisfactory of GrafTech to not be related in any way to this transaction or any concurrent or similar transaction process.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Selected Accountants” means Ernst & Young LLP.

“Significant Subsidiary” means any Subsidiary of GrafTech that constitutes a Significant Subsidiary of GrafTech within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Taxes” means all federal, state, local or non-U.S. taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Authority with respect to any taxes.

“Tax Return” means any original or amended report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Authority in connection with Taxes, including estimated returns and reports with respect to Taxes.

“Territory” means anywhere in North America, South America, Australia, Europe, Africa, the Middle East or Asia.

“Transaction Agreements” means this Agreement, the Registration Rights and Stockholders’ Agreement, the Promissory Notes and any other consent, certificate or other instrument executed or delivered in connection herewith.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unit” means each unit of ownership interest in the Partnership held by a general partner or a limited partner.

“Unocal” means Union Oil Company of California, a California corporation.

“Working Capital” means (a) the sum of current assets (including cash and cash equivalents) of the Partnership and the Subsidiaries minus (b) the sum of the current liabilities, but excluding current debt, of the Partnership and its Subsidiaries; in the case of each clause above, determined on a consolidated basis in accordance with GAAP consistently applied (with all calculations with respect to inventory determined on a FIFO basis), and presented in the format attached hereto as Exhibit B.

SECTION 12.02. Index of Defined Terms. The following is an index of all defined terms utilized in this Agreement other than the terms defined in Section 12.01:

Defined Term	Section
Accredited Investors	2.09
Agreement	Preamble
Antitrust Order	7.03(b)
Cash Per Form B Unit Consideration	2.02(b)(vii)
Closing	1.03
Closing Adjustment Estimate	2.07(b)
Closing Date	1.03
Effective Time	1.02(b)
End Date	9.01(c)
Existing D&O Policy	7.09(b)
Form A Per Unit Consideration	2.02(b)(xi)
Form A Unit	2.02(a)(i)
Form B Per Unit Consideration	2.02(b)(vi)
Form B Unit	2.02(a)(ii)
General Partner	Preamble
GP Operating Agreement	7.09(a)
GrafTech	Preamble
GrafTech Contracts	5.13(b)
GrafTech Disclosure Schedule	Article V
GrafTech Merger	1.01(a)
GrafTech Merger Consideration	2.01(b)
GrafTech Merger Filing	1.01(b)
GrafTech Merger Sub	Preamble
GrafTech Option	2.05
GrafTech SD Merger Sub	Preamble
GrafTech Surviving Entity	1.01(a)
GSHC Units	2.02(b)(i)
Guaranteed Obligations	7.19(a)
Guarantor	7.19(a)
Indemnified Loss	10.04(b)
Indemnitee	10.04(a)
Indemnitor	10.04(a)

Defined Term	Section
Initial Effective Time	1.01(b)
Key Partner Fundamental Representations	8.02(a)(iii)
Letter of Transmittal	2.06(c)
Material Contracts	3.11(a)
Maximum Premium	7.09(b)
Merger Consideration Fund	2.06(a)
Merger Filings	1.02(b)
Merger Subs	Preamble
Mergers	1.02(a)
Monthly Financial Statements	2.07(a)
Notice of Claim	10.04(a)
Objection Notice	2.07(e)
Parent	Preamble
Parent Certificates	2.06(a)
Parent Shares Consideration	2.02(b)(iv)
Partnership	Preamble
Partnership Certificate of Merger	1.02(b)
Partnership Disclosure Schedule	Article III
Partnership Indemnified Persons	7.09(a)(i)
Partnership Merger	1.02(a)
Partnership Merger Consideration	2.02(b)
Partnership Permits	3.19
Paying Agent	2.06(a)
Permitted Tax Distributions	3.08
Pre-Closing Periods	7.11(b)
Promissory Note	2.02(b)(iv)
Promissory Note Per Form B Unit Consideration	2.02(b)(ix)
Registration Rights and Stockholders’ Agreement	7.14
Registration Statement	7.08
Regulation D	2.09
Requisite Regulatory Approvals	8.01(a)(i)
Restricted Period	7.18(a)
Restricted Persons	7.18(a)
Seadrift Annual Financial Statements	3.06(a)
Seadrift Interim Financial Statements	3.06(b)
Seadrift Surviving Entity	1.02(a)
Second Request	7.03(d)
Securities Software License	4.02(f)(i) 3.10(a)
Stated Seadrift Amount	2.02(b)(ii)
Stock Per Form B Unit Consideration	2.02(b)(viii)
Surviving Entities	1.02(a)
Total Cash Amount	2.02(b)(xiii)
Total Cash to Form A Amount	2.02(b)(x)
Total Note Amount	2.02(b)(v)
Total Share Amount	2.02(b)(iii)
Total Units	2.02(b)(xii)
USRPIs	3.12
WARN Act	3.15(c)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

GRAFTECH HOLDINGS INC.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

GRAFTECH DELAWARE I INC.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

GRAFTECH DELAWARE II INC.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

SEADRIFT COKE L.P.

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	President

KEY PARTNERS:

NMSD LLC

By:	Jordanmill Ventures LLC, its Manager

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	Member

By:	/s/ Daniel Milikowsky
Name:	Daniel Milikowsky
Title:	Member

SEADRIFT COKE LLC

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	President

SOLELY FOR PURPOSES SET FORTH IN THE PREAMBLE HERETO:

/s/ Nathan Milikowsky
Nathan Milikowsky

/s/ Daniel Milikowsky
Daniel Milikowsky

ANNEX B—C/G MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

Dated as of April 28, 2010

Among

GRAFTECH INTERNATIONAL LTD.,

GRAFTECH HOLDINGS INC.,

GRAFTECH DELAWARE III INC.,

C/G ELECTRODES, LLC

and

CERTAIN MEMBERS OF C/G ELECTRODES, LLC

B-i

(Continued)

B-ii

(Continued)

B-iii

(Continued)

B-iv

EXHIBITS AND SCHEDULES

Exhibit A	Key Members
Exhibit B	Form of Working Capital Worksheet
Exhibit C	Form of Promissory Note
Exhibit D	Form of Registration Rights and Stockholders’ Agreement
Exhibit E	Form of Long Term Supply Agreement

Schedule 2.02(a)(i)	Form A Unit Holders of Record
Schedule 2.02(a)(ii)	Form B Unit Holders of Record

AGREEMENT AND PLAN OF MERGER dated as of April 28, 2010 (this “Agreement”), is entered into by and among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“GrafTech”), GRAFTECH HOLDINGS INC., a Delaware corporation and a wholly owned subsidiary of GrafTech (“Parent”), GRAFTECH DELAWARE III INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), C/G ELECTRODES, LLC, a Delaware limited liability company (the “Company”), those members of the Company named on Exhibit A hereto (each a “Key Member,” and collectively, the “Key Members”), and, solely for purposes of Sections 7.14, 7.16, 7.18, 7.19, 7.20 and 7.21 hereof, and Article X (and Articles XI and XII in respect thereof) Nathan Milikowsky and Daniel Milikowsky.

WHEREAS, the Boards of Directors of each of GrafTech, Parent, Merger Sub, and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders or members, as applicable, to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, it is intended that, for United States federal income tax purposes, the Merger (as defined below), together with the mergers contemplated by the Seadrift Merger Agreement, shall qualify as exchanges described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger.

(a) At the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the DGCL and the LLC Act, and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving entity (the “Surviving Entity”).

(b) As soon as practicable (but at the next month end) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, subject to Section 2.07(g), or such other time, date and place as shall be fixed by mutual agreement of GrafTech and the Company, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the LLC Act in connection with the Merger. The Merger shall become effective at the Effective Time (the date and time of such filing, or such later date and time as may be specified in such filing by mutual agreement of Parent, Merger Sub and the Company, being the “Effective Time”).

(c) From and after the Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL and LLC Act.

SECTION 1.02. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place on the date on which the Effective Time occurs, unless this Agreement has been terminated pursuant to its terms. The Closing shall be held at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, unless another place is agreed in writing by GrafTech and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Governing Documents.

(a) At the Effective Time, the certificate of formation of the Company shall be the certificate of formation of the Surviving Entity, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the limited liability company operating agreement of the Company shall be amended and restated in its entirety as determined by Parent, subject to Section 7.09 hereof.

SECTION 1.04. Directors and Officers of the Surviving Entity. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Entity and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity.

ARTICLE II

EFFECT ON THE CAPITAL OF THE

CONSTITUENT COMPANIES

SECTION 2.01. [RESERVED]

SECTION 2.02. Company and Merger Sub.

(a) Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, each Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration at such time as follows:

(i) Each Unit that is held by the holders of record set forth on Schedule 2.02(a)(i) (the “Form A Units”) shall be converted into the right to receive the Form A Per Unit Consideration, and

(ii) Each Unit that is held by the holders of record set forth on Schedule 2.02(a)(ii) (the “Form B Units”) shall be converted into the right to receive the Form B Per Unit Consideration.

In all such cases, all Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.02(a).

(b) Certain Additional Defined Terms. For purposes of this Agreement:

(i) “Stated C/G Amount” means an amount equal to the sum of (a) the Total Share Amount, (b) the Total Note Amount, and (c) the Total Cash Amount.

(ii) “Total Share Amount” means an amount equal to the product of (A) the Parent Shares Consideration, multiplied by (B) $13.7608.

(iii) “Parent Shares Consideration” means 12,000,000 shares of Parent Stock (as adjusted pursuant to Section 2.03 to reflect any stock split, reverse stock split or similar transaction affecting the GrafTech Stock occurring after the date hereof and prior to the Effective Time).

(iv) “Total Note Amount” means an amount equal to $100,000,000 in face value of non-interest bearing, 5-year senior subordinated promissory notes, in substantially the form attached hereto as Exhibit C (a “Promissory Note”).

(v) “Form B Per Unit Consideration” shall mean (A) an amount of cash equal to the Cash Per Form B Unit Consideration, (B) the Stock Per Form B Unit Consideration, and (C) the Promissory Note Per Form B Unit Consideration.

(vi) “Cash Per Form B Unit Consideration” shall be an amount equal to the quotient of (A) the difference of (1) the Total Cash Amount, minus (2) the Total Cash to Form A Amount, divided by (B) the number of Form B Units.

(vii) “Stock Per Form B Unit Consideration” shall mean a number of shares of Parent Stock equal to the quotient of (A) the Parent Shares Consideration, divided by (B) the number of Form B Units.

(viii) “Promissory Note Per Form B Unit Consideration” shall mean a Promissory Note with a face amount equal to the quotient of (A) $100,000,000, divided by (B) the number of Form B Units.

(ix) “Total Cash to Form A Amount” shall mean the product of (A) the number of Form A Units multiplied by (B) the Form A Per Unit Consideration.

(x) “Form A Per Unit Consideration” shall mean an amount in cash equal to the quotient of (A) Stated C/G Amount, divided by (B) the Total Units.

(xi) “Total Units” shall mean the Form A Units and the Form B Units.

(xii) “Total Cash Amount” shall mean $152,500,000, as such amount is adjusted as follows:

(a) Minus $85,000,000; and

(b) Either,

(i) Minus any excess of the Indebtedness of the Company as of the Closing over $85,000,000; or

(ii) Plus any reduction of the Indebtedness of the Company as of the Closing from $85,000,000; and

(c) Either,

(i) Minus any shortfall of Final Working Capital under $35,000,000; or

(ii) Plus any excess of the Final Working Capital over $35,000,000.

Prior to Closing, the Company shall deliver an addendum to each of Schedule 2.02(a)(i) and 2.02(a)(ii) setting forth final calculations of the cash components of the Form A Per Unit Consideration and Form B Per Unit Consideration, as applicable.

As used herein, “Merger Consideration” means the Form A Per Unit Consideration or the Form B Per Unit Consideration, as applicable, payable by GrafTech to a holder of record of Units.

(c) Each share of Merger Sub common stock issued and outstanding prior to the Effective Time shall be converted into a unit of limited liability company interest in the Surviving Entity.

SECTION 2.03. Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, GrafTech Stock or the Units, the Merger Consideration shall be adjusted accordingly to provide to the holders of record of the Units the same economic effect as contemplated by this Agreement prior to such event.

SECTION  2.04. [RESERVED]

SECTION 2.05. [RESERVED]

SECTION 2.06. Payment of Merger Consideration.

(a) Paying Agent. Prior to the Closing, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging the applicable Merger Consideration for the Units. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, (i) cash, (ii) certificates representing shares of Parent Stock (the “Parent Certificates”) or evidence of such shares in book entry form, in denominations as the Paying Agent may reasonably specify, and (iii) Promissory Notes, in each case in such amounts as are issuable or payable, respectively, pursuant to Section 2.02 hereof. Such cash, Parent Certificates (or evidence of book-entry form, as the case may be) for shares of Parent Stock and Promissory Notes so deposited are hereinafter referred to as the “Merger Consideration Fund.”

(b) Investment. The Paying Agent shall invest any cash deposited with the Paying Agent by Parent as directed by Parent, provided that no such investment or losses thereon shall affect the cash consideration payable to the holders of Units entitled to receive such cash consideration, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of such holders in the amount of any losses.

(c) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall send to each Person who was, at the Effective Time, a holder of record of Units entitled to receive the Merger Consideration a letter of transmittal (the “Letter of Transmittal”) which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon the transfer of the Units to the Paying Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of certificates representing the Units or uncertificated Units for payment of the Merger Consideration therefor. The Letter of Transmittal shall be in such form and have such other provisions as Parent and the Company may specify and shall include investment representations to be made by each holder of Units which are substantially similar to those being made by the Key Members pursuant to Section 4.02(a), 4.02(b), 4.02(c), 4.02(d) and, if applicable, 4.02(f); and release of any claims or rights to receive incentive or bonus compensation in respect of this Agreement or the transactions contemplated hereby, if any. Each holder of record of Units shall be entitled to receive, upon surrender to the Paying Agent of a properly completed Letter of Transmittal and (i) with respect to certificated Units, delivery of such certificates, or (ii) with respect to uncertificated Units, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the Merger Consideration in respect of such Units; provided, that such holder’s right to receive Parent Shares and Promissory Notes as part of their Merger Consideration shall be converted into the right to receive the equivalent amount of Form A Per Unit Consideration after giving effect to Section 2.09. Until so surrendered or transferred, as the case may be, each such Unit shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(d) Transferred Units. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered or transferred Unit is registered, it shall be a condition to such payment that (i) such Unit shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Unit or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) No Further Transfers of Units. After the Effective Time, there shall be no further registration of transfers of Units. If after the Effective Time, certificated Units or uncertificated Units are presented to the Surviving Entity, they shall be cancelled and exchanged for the applicable Merger Consideration, in accordance with the procedures set forth in this Section 2.06.

(f) No Further Ownership Rights in Units. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Units shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units.

(g) Termination of Merger Consideration Fund. Any portion of the Merger Consideration Fund that remains undistributed to the holders of the Units eighteen (18) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Units who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Merger Consideration Fund remaining unclaimed by holders of the Units as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Parent shall not be liable to any holder of Units for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. No interest will accrue on unclaimed payments of Merger Consideration or dividends or other distributions.

(h) No Dividends or Distributions. No dividends or other distributions with respect to Parent Stock constituting part of the Merger Consideration and no cash payment in lieu of fractional shares as provided in Section 2.08, shall be paid to the holders of any certificated Units not surrendered or any uncertificated Units not transferred until such certificated Units or uncertificated Units are surrendered or transferred, as the case may be, as provided in this Section 2.06. Following such surrender or transfer, the same shall be paid, without interest, to the Person in whose name the Parent Stock has been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.08, and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such Parent Stock.

(i) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent. Without limiting the foregoing, each member of the Company shall, to the extent such member is permitted under applicable Law, provide to Parent on or before the Closing Date a certificate in a form reasonably satisfactory to Parent certifying that such member is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (all as determined for U.S. federal income Tax purposes); provided that if such member is not permitted to make such certification under applicable Law or otherwise does not deliver such certificate to Parent on or before the Closing Date, Parent shall withhold from the consideration otherwise payable with respect to such member pursuant to this Agreement such Tax as is required under Section 1445 of the Code and the Treasury Regulations thereunder (and any corresponding provisions of state, local or foreign Tax Law).

SECTION 2.07. Determination of Net Working Capital Adjustment.

(a) The Company shall use commercially reasonable efforts to prepare and deliver to GrafTech, promptly (and, to the extent reasonably practicable, within 30 days) after the end of each calendar month prior to the Closing, a consolidated balance sheet of the Company as of such month-end and a consolidated statement of results of operations of the Company for the year-to-date through such month-end (the “Monthly Financial Statements”), in each case prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments and as set forth on Schedule 2.07), accompanied by a written statement signed by the chief financial officer of the Company in such capacity confirming that the statement of results of operations were so prepared.

In addition to the requirements set forth in paragraph (a) above, the Company shall deliver to GrafTech:

(b) no later than 10 Business Days prior to the Closing Date then anticipated in good faith by the Company and GrafTech, a written statement signed by the chief financial officer of the Company in such capacity setting forth a statement of the estimate of each component of the amount of the Final Working Capital and confirming that, to the Knowledge of the Company, the Company has performed and complied in all material respects with the covenants and agreements set forth in Section 6.01 to be performed and complied with by the Company prior to the date of such delivery, together with reasonably detailed supporting documents, information and calculations for each component of the Final Working Capital (the “Closing Adjustment Estimate”).

(c) In connection with preparing the Closing Adjustment Estimate, the Company shall obtain from counsel and advisers to and accountants for the Company and the Subsidiaries who provide services in connection with the negotiation, execution, delivery and performance by the Company and the Subsidiaries of this Agreement and the Transaction Agreements and the process leading up thereto binding estimates of their unbilled fees and expenses through consummation of the Closing. Such estimates, together with the then billed and unpaid fees and expenses of such counsel, advisers and accountants in connection with such services, shall be included in the Company Transaction Expenses.

(d) Promptly after the Monthly Financial Statements and the Closing Adjustment Estimate shall have been delivered to GrafTech, GrafTech shall review them. GrafTech shall have the right to engage, at its expense, independent accountants to assist it in connection with such review. Promptly upon reasonable request by GrafTech or such accountants, the Company shall deliver, or shall cause to be delivered, to GrafTech and such accountants such copies of the Company’s business records and access to its employees or independent contractors as reasonably necessary or appropriate in connection with such review.

(e) Subject to the next sentence, GrafTech may object to any amount or calculation set forth in the Closing Adjustment Estimate by giving written notice to that effect to the Company no later than 3 Business Days after the delivery of such Closing Adjustment Estimate to GrafTech (an “Objection Notice”) which shall describe in reasonable detail the objection and the basis therefor and shall be accompanied by reasonably detailed supporting documents, information and calculations. GrafTech may object to any amount or calculation set forth in the Closing Adjustment Estimate only:

(i) on the basis that the Closing Adjustment Estimate was not prepared in accordance with this Agreement, that relevant assets, liabilities, expenses or other line items were misstated, incorrectly included or incorrectly omitted, or that a mathematical error was made; and

(ii) if the aggregate amount by which the Closing Adjustment Estimate would change if the objections described in the Objection Notice were given effect, would exceed $25,000.

(f) If GrafTech agrees with the amounts and calculations set forth in the Closing Adjustment Estimate and gives written notice to that effect to the Company (which GrafTech shall have the right to do at any time), or fails to duly give an Objection Notice to the Company within 3 Business Days after delivery of the Closing Adjustment Estimate, the amounts and calculations set forth in the Closing Adjustment Estimate shall be final and binding. If GrafTech duly gives an Objection Notice, any amounts and calculations not specifically objected to therein in accordance with this Section 2.07(f) shall be final and binding.

(g) If GrafTech duly gives an Objection Notice with respect to the Closing Adjustment Estimate, GrafTech and the Company shall promptly negotiate in good faith to agree on revised amounts and calculations covered by such Objection Notice. If GrafTech and the Company so agree (which they shall have the right to do at any time), the revised amounts and calculations shall be set forth in a written document signed by both of them, which shall be final and binding. If GrafTech and the Company fail to so agree within 2 Business Days after receipt of such Objection Notice (or such later date as may be mutually agreed by GrafTech and the Company ), then GrafTech and the Company shall promptly engage the Selected Accountants to resolve such objections as promptly as possible (and, in any event, with a view toward resolving such objections within 5 Business Days after becoming so engaged). The fees and expenses of the Selected Accountants in connection with such determination shall be borne by the Party whose claims differ to a greater extent from the determination of the Selected Accountants (and any such fees and expenses to be borne by the Company shall be included in the Combined Transaction Expenses). The engagement of the Selected Accountants shall be subject to such terms and conditions as the Selected Accountants shall reasonably request. Promptly upon reasonable request by the Selected Accountants, the Company shall deliver, or shall cause to be delivered, to the Selected Accountants such copies of Company business records and access to employees as the Selected Accountants may determine to be reasonably necessary or appropriate in connection with such determination. In connection with such determination by the Selected Accountants:

(i) each of GrafTech and the Company shall have the right to (A) provide written documents and information to the Selected Accountants so long as copies thereof are concurrently provided to the other of them and (B) provide (by telephone or in person) oral information (so long as a representative of the Company and a representative of GrafTech are present at the time such information is provided) to the Selected Accountants (except that this clause shall not restrict either of them from providing administrative, ministerial or procedural information);

(ii) the Selected Accountants shall be bound by amounts and calculations that shall have previously become final and binding as described in this Section 2.07, shall act as experts (and not as arbitrators) and shall set forth their determination in a written document (which shall include reasonably detailed supporting analysis and shall be delivered simultaneously to GrafTech and the Company ); and the determination of the Selected Accountants shall be final and binding (absent manifest error), and such determination shall be non-appealable and incontestable and not subject to collateral attack for any reason.

GrafTech and the Company shall have the right at any time to agree in writing to terminate the engagement of the Selected Accountants. If the Selected Accountants are so engaged, the Closing Date, if necessary, shall be postponed until the third Business Day following the later of receipt by the Company and GrafTech of such determination by the Selected Accountants and the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than conditions with respect to actions contemplated to be taken at the Closing itself) or such other date as the Company and GrafTech may mutually agree (which postponement, if it extends the Closing Date past the End Date, shall not give rise to a right of either the Company or GrafTech to terminate pursuant to Section 9.01(c)).

SECTION 2.08. No Fractional Shares of Parent Stock. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Units would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of GrafTech Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Units in lieu of any fractional interests, the Paying Agent shall notify Parent, and Parent shall ensure that there is deposited with the Paying Agent and shall cause the Paying Agent to make available in accordance with this Agreement such amounts to such former holders of Units.

SECTION 2.09. Accredited Investors. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to issue Parent Stock or Promissory Notes to more than an aggregate of thirty-five (35) Persons that are not “accredited investors” within the meaning of Regulation D (“Regulation D”) promulgated by the SEC under the Securities Act (“Accredited Investors”) pursuant to Section 2.02(a) of this Agreement and Section 2.02(a) of the Seadrift Merger Agreement. In the event that Schedule 2.02(a)(ii) (together with Schedule 2.02(a)(ii) to the Seadrift Merger Agreement) lists more than thirty-five (35) Persons that are not Accredited Investors, immediately prior to the Effective Time the Company shall amend Schedule 2.02(a)(ii) to limit the number of Persons that are not Accredited Investors to no more than thirty-five (35) and to list any removed Persons on Schedule 2.02(a)(i), whose Units will instead, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Form A Per Unit Consideration.

SECTION 2.10. Lost Certificates. If any certificate representing a Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificated Unit, Parent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration with respect to the Units formerly represented by such lost, stolen or destroyed certificate, and unpaid dividends and distributions on shares of Parent Stock deliverable in respect thereto pursuant to this Agreement.

SECTION 2.11. [RESERVED].

SECTION 2.12. Further Assurances. At and after the Effective Time, the officers and directors of Parent and the Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Merger Sub, or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Merger Sub or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Entity, as applicable, as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (or the applicable section or sections thereof noted below) delivered by the Company to GrafTech prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to GrafTech, as of the date hereof, as follows:

SECTION 3.01. Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, and the Company has all requisite limited liability company power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. The Company is duly qualified or registered as a foreign limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the Certificate of Formation, the Limited Liability Company Operating Agreement and the minute books of the Company Board have been made available to GrafTech, each as amended to date. The Company is not in violation of the Certificate of Formation or the Limited Liability Company Operating Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) Section 3.02 of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests, the current ownership of such shares, partnership interests or similar ownership interests and its current officers and directors. Each Subsidiary of the Company is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of the Company is duly qualified or registered as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) All of the outstanding capital stock or other voting securities of, or similar ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, other voting securities or other ownership interests). There are no (i) outstanding securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock, other voting securities or other ownership interests in any Subsidiary of the Company, or (ii) options or warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock, other voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, other voting securities of, or ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any securities of any Subsidiary of the Company.

SECTION 3.03. Capital Structure.

(a) All of the issued and outstanding Units and the holders of record thereof are set forth on Section 3.03(a) of the Company Disclosure Schedule. All of such issued and outstanding Units have been validly issued in accordance with the Limited Liability Company Operating Agreement.

(b) Except as set forth on Section 3.03(a) or 3.03(b) of the Company Disclosure Schedule, (i) there are no issued or outstanding Units, (ii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Units or obligating the Company to issue or sell any equity interests of the Company, and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Units or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

SECTION 3.04. Authority; Execution and Delivery, Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. The Company has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Company) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

SECTION 3.05. No Conflicts; Consents. Except as set forth on Section 3.05 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby will not (a) contravene, conflict with or result in any violation or breach of any provision of the Certificate of Formation or the Limited Liability Company Operating Agreement, (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which the Company or any of its assets or properties is bound, (c) require any permit, consent or approval of, or the giving of any notice to, or filing with any Governmental Authority on or before the Closing Date except as set forth in Article VI hereof or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of, or require the consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, permit, Contract, agreement, lease, franchise agreement or any other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those permits, consents, approvals and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

SECTION 3.06. Financial Statements.

(a) Annual Financial Statements. The Company has delivered to GrafTech true and complete copies of the audited consolidated balance sheet of the Company for each of the three (3) fiscal years ended December 31, 2007, 2008 and 2009 and the related audited consolidated statements of income, retained earnings, members equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants (collectively referred to herein as the “Company Annual Financial Statements”). The Company Annual Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company (except as may be otherwise indicated in such Company Annual Financial Statements or the notes thereto).

(b) Interim Financial Statements. The Company has delivered to GrafTech true and complete copies of the unaudited consolidated balance sheet of the Company as of March 31, 2009 and 2010, respectively, and the related unaudited consolidated statements of income, retained earnings, members equity and changes in financial position of the Company, together with all related notes and schedules thereto for the respective three month periods ended March 31, 2009 and 2010 (collectively, the “Company Interim Financial Statements”). The Company Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) fairly present in all material respects the consolidated financial condition and results of operation of the Company and its Subsidiaries as of the date thereof and for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company (except as may be otherwise indicated in such Company Interim Financial Statements or the notes thereto and subject to normal year-end adjustments and accruals).

SECTION 3.07. Absence of Undisclosed Liabilities. Except for (a) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of the Company for the fiscal year ended December 31, 2009, (b) liabilities incurred since December 31, 2009 in the ordinary course of business consistent with past practice (including with respect to the amounts thereof), (c) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement and the other Transaction Agreements, and (d) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, the Company and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the Company Disclosure Schedule, since December 31, 2009, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company, (c) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.01, including any affiliate or related party transactions, and (d) no dividends or distributions have been made by the Company or any of its Subsidiaries other than as set forth in Section 3.08(d) of the Company Disclosure Schedule or as necessary to make tax distributions with respect to taxable income of the Company consistent with past practice of the Company (“Permitted Tax Distributions”).

SECTION 3.09. Real Property.

(a) Section 3.09(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the Owned Real Property. Except as set forth on Section 3.09 of the Company Disclosure Schedule, the Company has good and marketable title to all of the Owned Real Property free and clear of any Liens other than Permitted Liens. The Company has not leased any of the Owned Real Property to any Person, except as shown in Section 3.09(a) of the Company Disclosure Schedule.

(b) Section 3.09(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the Leased Real Property. The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all material real property leases to which they are parties. The Company has not assigned or sublet any of the Leased Property, except as shown in Section 3.09(b) of the Company Disclosure Schedule.

(c) Except in the ordinary course or as set forth on Section 3.09(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Company Real Property or the improvements thereon.

(d) All applicable permits, licenses and other evidences of compliance that are required for the occupancy, operation and use of the Owned Real Property have been obtained and complied with, except where the failure to so obtain or comply would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) The Owned Real Property and the Leased Real Property constitute all of the real property necessary for the conduct of the Company’s business as presently conducted.

(f) Other than as set forth in Section 3.18 of the Company Disclosure Schedule, the Company has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in any of the Owned Real Property that would have a material adverse effect on the insurability of the Owned Real Property or cause a material increase in the insurance premiums for such Owned Real Property.

(g) No Person has any conditional or unconditional right to purchase any of the Owned Real Property or any right of first refusal or right of first offer with respect thereto.

SECTION 3.10. Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a list of all Company Registered Intellectual Property and the jurisdictions where each is registered (if any) and written licenses (other than “shrink wrap” licenses relating to software purchases “off the shelf”) and all of the rights under Contracts granted to the Company by third parties pertaining to trademarks, service marks, trade names and registered copyrights which are used in the business as currently conducted by the Company (each a “Software License”).

(b) The Company or its Subsidiaries have good and valid title to or possess the rights to use the material Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and have paid all material maintenance fees, renewals or expenses related to such material Company Intellectual Property.

(c) Except as otherwise would not have a Material Adverse Effect on the Company, the Company or its Subsidiaries have the rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer the Company Intellectual Property and have not granted any options or licenses relating to the Company Intellectual Property.

(d) To the Knowledge of the Company, neither the use of the material Company Intellectual Property nor the conduct of the business in the ordinary course, misappropriates, infringes upon or conflicts with any material Intellectual Property rights of any third party in any material respect. No Party has filed a written claim (or, to the Knowledge of the Company, threatened to file a claim) during the 12-month period prior to the date hereof against the Company or its Subsidiaries alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property rights of such Party.

SECTION 3.11. Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which either the Company or any of its Subsidiaries is a party, to which either the Company, any of its Subsidiaries or any of their respective properties is subject, or by which the Company or any of its Subsidiaries is otherwise bound (the “Material Contracts”) (other than the Company Benefit Plans set forth on Section 3.14(a) of the Company Disclosure Schedule):

(i) all Contracts (including purchase orders submitted in the ordinary course) with suppliers under which the Company or any of its Subsidiaries makes payments in excess of $250,000 on an annual basis;

(ii) all Contracts (including purchase orders) that individually involve sales by the Company or any of its Subsidiaries (i) in the case of graphite electrodes more than 500 metric tons on an annual basis and (ii) in the case of any other item in excess of $250,000 on an annual basis;

(iii) any agreement for the employment of any employee or with respect to the equity compensation of any employee employed by the Company or any of its Subsidiaries that is not terminable at-will;

(iv) any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(v) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) and any sublease or assignments with respect to any of the foregoing, involving an annual commitment or payment of more than $250,000 individually by the Company and all leases relating to Owned Real Property;

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated by this Agreement and the other Transaction Agreements;

(vii) all Contracts pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument;

(viii) all Contracts prohibiting the Company or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world, including, without limitation, any material nondisclosure or confidentiality agreements;

(ix) all partnership agreements and all other Contracts providing for the sharing of any profits of the Company;

(x) any power of attorney or other similar agreement or grant of agency; and

(xi) all Contracts that individually involve annual payments to or from the Company or any of its Subsidiaries in excess of $250,000.

(b) All Material Contracts are legal, binding and in full force and, to the Knowledge of the Company, assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable against the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, as of the Closing will be, if not previously terminated or expired in accordance with their respective terms, enforceable in all material respects against the other party or parties thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except for such failures that would not, or would not reasonably be expected to, have a Material Adverse Effect on the Company. To the Knowledge of the Company, there does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or any of its Subsidiaries, except for such violations, breaches, defaults, events or conditions that would not have a Material Adverse Effect on the Company. No party has given written notice that it intends to terminate, cancel or fail to renew or extend any Material Contract or to otherwise cease or materially reduce its business with the Company.

(c) Except for such Material Contracts that have been redacted or not provided due to competitive reasons, GrafTech has been supplied with a true and correct copy of each written Material Contract or a written summary thereof.

SECTION 3.12. Taxes. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries (a) have duly and timely filed, or have caused to be duly and timely filed, all Tax Returns required to be filed by them (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects and were prepared in compliance with all applicable Laws; (b) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return) or that the Company or any of its Subsidiaries are obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith through appropriate proceedings or for which adequate reserves have been established; and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, there are no audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes or Tax matters pending or, to the Knowledge of the Company, threatened in writing, except with respect to matters contested in good faith through appropriate proceedings. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not received notice in writing of any claim made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not participated, and is not currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). All copies of Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company that the Company has made available to GrafTech are true and complete copies. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company (i) has no liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise and (ii) is not a party to, bound by, or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement. Less than fifty percent (50%) of the Company’s gross assets consist of “U.S. real property interests” (“USRPIs”) and less than ninety percent (90%) of the Company’s gross assets consist of USRPIs plus cash plus “cash equivalents,” all within the meaning of Section 897 of the Code.

SECTION 3.13. Tax Qualification. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would be reasonably likely to prevent the exchange of Units for Parent Stock pursuant to the Merger from qualifying as an exchange described in Section 351 of the Code.

SECTION 3.14. Company Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Company Benefit Plan, a true and complete copy of each of which (or a summary thereof) has been made available to GrafTech.

(b) No Company Benefit Plan is or was, within the last five (5) years, a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA, and, neither the Company nor any of its Subsidiaries has, within the last five (5) years, contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with any such “multiemployer plan,” “multiple employer plan” or “multiple employer welfare arrangement.”

(c) The Company, its Subsidiaries and any of its ERISA Affiliates have never maintained or contributed to, withdrawn from, terminated or incurred any material liability in respect of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(d) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code and, to the Knowledge of the Company, with respect to each Company Benefit Plan, all reports, returns, notices, and other documentation required under applicable Laws to have been filed with or furnished to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority or to the participants or beneficiaries of any such Company Benefit Plan have been filed or furnished on a timely basis. Neither the Company nor any of its Subsidiaries nor any fiduciary with respect to any Company Benefit Plan has incurred any liability with respect to any Company Benefit Plan, including any liability, tax, penalty or fee under ERISA or the Code (other than to pay premiums, contributions or benefits in the ordinary course), except where any such liability would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All liabilities or expenses of the Company in respect of any Company Benefit Plan (including workers compensation) or any similar plan previously maintained by the Company which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP.

(e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any Company Benefit Plan that is a qualified “pre-approved” plan, as described in IRS Revenue Procedure 2005-16, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS) or other letter indicating that it is (or, in the case of any such pre-approved plan adopted by the Company, that the Company may rely upon such opinion letter or advisory letter as evidence that such plan is) so qualified or is in the process of seeking such a letter. To the Knowledge of the Company, nothing has occurred prior to or since the issuance of such letters for any Company Benefit Plan to cause the loss of qualification under the Code of any such plans.

(f) There is no pending or, to the Knowledge of the Company, threatened claim (other than a routine claim for benefits), Proceeding, examination, audit, investigation or other proceeding with respect to any Company Benefit Plan, except where any such claim, investigation, examination, audit or other proceeding would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the other Transaction Agreements will not (i) entitle any Person to any additional benefits, including severance pay, unemployment compensation or any other payment, (ii) result in any payment becoming due, or increase the amount of any compensation due, to any Person; (iii) accelerate the time of payment or vesting of any benefits under any Company Benefit Plan, or increase the amount of compensation due any such individual; (iv) result in payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” under Section 280G(b)(1) of the Code; or (v) result in triggering or imposition of any restriction or imposition on the rights of the Company to amend or terminate any Company Benefit Plan. Except as set forth on Section 3.14 of the Company Disclosure Schedule, the Company has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the employee or former employee.

SECTION 3.15. Labor Relationships.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the names of all individuals employed by the Company and any of its Subsidiaries. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, no Person listed thereon has received any bonus or increase in compensation, nor has there been any “general increase” in the compensation or rate of compensation payable to any such employees, since December 31, 2009.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, activity or Proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

(d) To the Knowledge of the Company, the Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than an employee, or with respect to any employee leased from another employer.

(e) There are no charges, appeals or Proceedings against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Authority. Neither the Company nor any of its Subsidiaries have received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company or any of its Subsidiaries pursuant to any workplace safety and insurance Laws; neither the Company nor any of its Subsidiaries has been reassessed in any material respect under such Laws during the past three years; there are no claims or, to the Knowledge of the Company, potential claims which may affect the accident cost experience of the Company or any of its Subsidiaries.

SECTION 3.16. Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries for which the maximum amount claimed or in controversy exceeds $250,000 or that otherwise, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment outstanding against the Company or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there is no Basis on which any such Proceeding may be brought or threatened against the Company or any of its Subsidiaries.

SECTION 3.17. Compliance with Applicable Laws. To the Knowledge of the Company, the Company and each of its Subsidiaries is, and has during the past two (2) years been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written communication during the past two (2) years from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law and there are no open Proceedings with respect to any such notices received more than two (2) years prior to the date hereof. This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.12, or Environmental Matters, which are the subject of Section  3.18.

SECTION 3.18. Environmental Matters. Except as described in Section 3.18 of the Company Disclosure Schedule:

(a) To the Knowledge of the Company, the Company holds and has complied in all material respects at all times with all Environmental Permits, and otherwise has complied in all material respects with all Environmental Laws;

(b) To the Knowledge of the Company, the Company has conducted its business and has used the Owned Real Property at all times in compliance in all material respects with all applicable Environmental Laws;

(c) The Company has not received any written Environmental Claim and, to the Company’s Knowledge, there is no threatened Environmental Claim (i) against the Company, (ii) against any Person whose liability for Environmental Claims the Company may have assumed contractually or by operation of law with respect to the Owned Real Property or the Company or its business, or (iii) relating to its business or the operation or use of its real property or other assets;

(d) To the Company’s Knowledge, there is no Environmental Condition at, under, in the vicinity of or emanating from, the Owned Real Property;

(e) To the Company’s Knowledge, (i) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Materials, or owned or operated the Owned Real Property in such manner as have given or would reasonably be expected to give rise to any Liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws and (ii) no Environmental Lien has attached to the Owned Real Property;

(f) The Company has not entered into any consent order or other similar agreement with any Governmental Authority, other than the Environmental Permits, that imposes obligations under Environmental Laws on the Company;

(g) The Company has not, either expressly or by operation of Law, assumed or undertaken any liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws;

(h) To the Company’s Knowledge, the Owned Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and no condition at such properties exists that, if known to a Governmental Authority, would reasonably be expected to qualify such property for inclusion on any such list;

(i) The Company has made available to GrafTech all environmental investigation reports, including any Phase I or Phase II assessment reports, concerning the Owned Real Property that concern any material environmental condition on, under or in the Owned Real Property that are in the possession of the Company or its respective environmental consultants and attorneys, which condition is not otherwise disclosed in another environmental investigation report made available to GrafTech;

(j) Section 3.18(j) of the Company Disclosure Schedule sets forth the material environmental insurance policies of the Company and, to the Knowledge of the Company, all such environmental insurance is in full force and effect;

(k) The Company has made available to GrafTech all of the following documents that are in the Company’s possession, custody or control (i) any environmental insurance, including without limitation all related schedules, endorsements, declarations and amendments and (ii) all material correspondence concerning such environmental insurance;

SECTION 3.19. Licenses and Permits. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Authorities that are material to the operation of its business, taken as a whole (the “Company Permits”), all of which are listed on Section 3.19 of the Company Disclosure Schedule, and the Company and each of its Subsidiaries are and have been in compliance with the terms of the Company Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has received no written notice that any Company Permit set forth on Section 3.19 of the Company Disclosure Schedule has been, will or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to its Knowledge, threatened against it with respect to any Company Permit set forth in Section 3.19 of the Company Disclosure Schedule.

SECTION 3.20. Brokers and Other Fees.

(a) Except for Barclays Capital, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its members who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

(b) Except for McDermott Will & Emery LLP, Alpern Rosenthal LLP and Eckert Seamans Cherin & Mellott, LLC, there are no counsel, accountants, consultants or advisors that have been retained by or are authorized to act on behalf of the Company or its members who might be entitled to any fee or expense in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

(c) Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no contracts, commitments, understandings or arrangements of any kind for payment of any incentive fees, bonuses, success fees, change in control payments and other similar compensation of any kind in connection with the transactions contemplated by this Agreement or any other concurrent or similar transaction process.

SECTION 3.21. Assets. (a) The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are in the aggregate, material to the business or financial condition of the Company. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens.

(b) All of the assets are in good operating condition, except for normal wear and tear and are suitable for the uses in the business for which they are currently used by the Company.

(c) The assets are sufficient in all material respects to enable GrafTech and its Affiliates to conduct the business as currently conducted by the Company.

SECTION 3.22. Certain Business Practices. Neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries has directly or indirectly (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) otherwise participated in illegal activities in each case, that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.23. Insurance. Section 3.23 of the Company Disclosure Schedule sets forth the material insurance policies (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) held by the Company and all material claims made thereunder, or in respect thereof, since January 1, 2007, all material retroactive premium adjustments or other material loss-sharing arrangements and any material self-insurance arrangements. All material assets, properties and risks of the Company are, and for the past three (3) years have been, covered by valid and, except for insurance policies that have expired pursuant to their terms in the ordinary course of business consistent with past practice, currently effective insurance policies or binders of insurance issued in favor of the Company, in each case, with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

SECTION 3.24. No Dissenters’ Rights. As of the Effective Time and at all times thereafter, no holder of any Unit shall have dissenters’ rights, appraisal rights or any other similar rights under the LLC Act, the Limited Liability Company Operating Agreement or the Certificate of Formation, or otherwise, in connection with the Merger.

SECTION 3.25. Interested Party Transactions. Except as set forth on Section 3.25 of the Company Disclosure Schedule and for transactions or agreements with Seadrift or as contemplated by any Transaction Agreement, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, holder of 5% or more of any outstanding Units, director or executive officer of the Company (or any Person who is a 5% owner, director or executive officer of any of the foregoing).

SECTION 3.26. No Additional Representations. Except for the representations and warranties made by the Company in this Article III and the Key Members in Article IV, GrafTech acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to GrafTech or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its business or (ii) except for the representations and warranties made by the Company in this Article III and the Key Members in Article IV, any oral or written information presented to GrafTech or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE KEY MEMBERS

SECTION 4.01. Fundamental Representations. Each Key Member jointly and severally represents and warrants to GrafTech as follows:

(a) Authority; Execution and Delivery; Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. The Company has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Company) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) No Conflicts; Consents. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby will not contravene, conflict with or result in any violation or breach of any provision of the Certificate of Formation, the Limited Liability Company Operating Agreement or the LLC Act.

(c) Capital Structure. (i) All of the issued and outstanding Units and the holders of record thereof are set forth on Section 3.03(a) of the Company Disclosure Schedule. All of such issued and outstanding Units have been validly issued in accordance with the Limited Liability Company Operating Agreement and (ii) except as set forth on Section 3.03(a) of the Company Disclosure Schedule, (A) there are no issued or outstanding Units, (B) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any equity interests of the Company, and (C) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Units or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d) Assets. The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are, individually or in the aggregate, material to the business or financial condition of the Company.

(e) No Dissenters’ Rights. As of the Effective Time and at all times thereafter, no holder of any Unit shall have dissenters’ rights, appraisal rights or any other similar rights under the LLC Act, the Limited Liability Company Operating Agreement, or the Certificate of Formation, or otherwise, in connection with the Merger.

(f) Brokers and Other Fees. Except for Barclays Capital, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.02. Additional Representations and Warranties. Each Key Member (solely with respect to itself) represents and warrants to GrafTech as follows:

(a) Ownership of/Title to Securities. Such Key Member holds of record and owns beneficially and holds good and marketable title to, and rightful possession of, the Units set forth opposite such Key Member’s name on Schedule 2.02(a)(i) or 2.02(a)(ii), as the case may be, free and clear of any Liens. Such Key Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Key Member to sell, transfer, or otherwise dispose of any of such Units (other than this Agreement). Such Key Member is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Units owned by such Key Member.

(b) Authority; Execution and Delivery, Enforceability. Such Key Member has all requisite power and authority or capacity, as applicable, to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Key Member of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of such Key Member if required. Such Key Member has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the Parties other than such Key Member) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(c) No Conflicts; Consents. The execution and delivery by such Key Member of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by such Key Member of the transactions contemplated hereby will not (i) contravene, conflict with or result in any violation or breach of any provision of such Key Member’s constituent documents, (ii) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which such Key Member is or may be bound or (iii) require any permit, consent or approval of, or the giving of any notice to, or filing with any Governmental Authority on or before the Closing Date.

(d) Brokers and Other Fees. Neither such Key Member nor any of its Affiliates has retained any broker, finder, investment banker or other intermediary or any counsel, consultant, accountant or advisor in connection with the transactions contemplated hereby so as to give rise to any claim against the Company, GrafTech or their respective Affiliates for any commission, fee, expense or other compensation.

(e) Rights Against Company. Except for rights specifically provided for in this Agreement and the other Transaction Agreements, such Key Member has no claim, rights or causes of action against the Company.

(f) Investment Representations. Such Key Member:

(i) agrees that it shall acquire any shares of Parent Stock or Promissory Notes issued to it pursuant to this Agreement (collectively, the “Securities”) for investment and for such Key Member’s own account and not as a nominee or agent for any other Person and with no present intention of distributing or reselling such Securities or any part thereof in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” Laws;

(ii) understands (A) that the Securities have not been registered for sale under the Securities Act or any state securities or “blue-sky” Laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of such Key Member as expressed herein, (B) that the Securities must be held indefinitely and not sold until such Securities are registered under the Securities Act and any applicable state securities or “blue-sky” Laws, unless an exemption from such registration is available, (C) that, except as provided in the Registration Rights and Stockholders’ Agreement, Parent is under no obligation to so register the Securities and (D) that the certificates evidencing any Securities not so registered will be imprinted with a legend in the form set forth in the Registration Rights and Stockholders’ Agreement;

(iii) has had the opportunity to read and review the GrafTech SEC Reports and has received prior to the date hereof a summary of GrafTech’s financial results for the first calendar quarter of 2010;

(iv) has had an opportunity to ask questions of and has received satisfactory answers from the officers of GrafTech or Parent or Persons acting on behalf of GrafTech or Parent concerning Parent and GrafTech and the terms and conditions of an investment in Parent Stock;

(v) is aware of GrafTech’s and Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Securities to be issued to such Key Member;

(vi) understands that an investment in the Securities involves a substantial degree of risk and acknowledges that no representation has been made regarding the future performance of Parent or GrafTech or the future market value of the Securities;

(vii) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally, is capable of evaluating the merits and risks of acquiring and holding the Securities, is able to bear the economic risk of an investment therein in the amount contemplated and can afford to suffer a complete loss of its investment in the Securities acquired by such Key Member; and

(viii) is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(g) Certain Business Practices. Such Key Member has not, and to the actual knowledge with no requirement of due inquiry of such Key Member, no other Key Member, Affiliate, member, director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) otherwise participated in any activity that such Key Member had actual knowledge with no requirement of due inquiry of being an illegal activity at such time, in each case, that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(h) GrafTech Stock. Except as set forth on Section 4.02(h) of the Company Disclosure Schedule, none of the Principal Holders, Nathan Milikowsky or Daniel Milikowsky, or any of their Affiliates or Related Parties Beneficially Own (each such term, as defined in the Registration Rights and Stockholders’ Agreement) any GrafTech Stock.

(i) No Fraud or Misconduct. Such Key Member has not, and to the actual knowledge with no requirement of due inquiry of such Key Member, no other Key Member, Affiliate, member, director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries has, directly or indirectly, engaged in any conduct that such Key Member actually knew at such time to be fraudulent conduct or willful misconduct in connection with the operation of the business of the Company or in connection with the transactions contemplated in this Agreement or the other Transaction Agreements.

(j) No Additional Representations. Except for the representations and warranties made by such Key Member in this Article IV and by the Company in Article III, GrafTech acknowledges that neither such Key Member nor any other Person makes any express or implied representation or warranty with respect to itself, the Company or the Company’s business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Key Member hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither such Key Member nor any other Person makes or has made any representation or warranty to GrafTech or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its business or (ii) except for the representations and warranties made by such Key Member in this Article IV and by the Company in Article III, any oral or written information presented to GrafTech or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GRAFTECH

Except as set forth in the disclosure schedule (or the applicable section or sections thereof noted below) delivered by GrafTech to the Company prior to the execution of this Agreement (the “GrafTech Disclosure Schedule”), GrafTech represents and warrants to the Company as of the date hereof as follows:

SECTION 5.01. Organization. Each of GrafTech, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of state of Delaware and has all power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each of GrafTech, Parent and Merger Sub is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on GrafTech.

SECTION 5.02. Parent and Merger Sub.

(a) Since their respective dates of incorporation, neither of Parent or Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) At the Effective Time, the authorized capital stock of Parent will consist of 225,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, $0.01, par value, per share, of which the same numbers of each will be issued, outstanding, held in treasury and reserved for issuance as there were shares of GrafTech Stock and GrafTech preferred stock as set forth in Section 5.04(a). All of the outstanding shares of Parent Stock are and when shares of Parent Stock are issued in connection with the Merger such shares will be duly authorized, validly issued, fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Parent Stock, and the issuance thereof is not subject to any preemptive or other similar right. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. Assuming the accuracy of the representations made by the Company in Article III, the Key Members in Article IV and the other member in the Transmittal Letters delivered by such other members to the Paying Agent, the offer and issuance by Parent of the Parent Stock to be issued as part of Merger Consideration will be exempt from registration under the Securities Act.

(c) None of GrafTech, Parent, any of their Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Parent Stock to be issued as part of Merger Consideration under the Securities Act or cause the offering of such Parent Stock to be integrated with prior offerings by Parent or GrafTech for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of GrafTech, Parent or any of their Subsidiaries are listed or designated. None of GrafTech, Parent, any of their Subsidiaries, their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Parent Stock to be issued as part of the Merger Consideration under the Securities Act or cause the offering of such Parent Stock to be issued as part of the Merger Consideration to be integrated with other offerings.

SECTION 5.03. Subsidiaries. Exhibit 21 to GrafTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC prior to the date hereof includes all of the Subsidiaries of GrafTech that are Significant Subsidiaries. All of the shares of capital stock of each of the Significant Subsidiaries held by GrafTech or another Subsidiary of GrafTech are fully paid and nonassessable and are owned by GrafTech or a Subsidiary of GrafTech. Each Subsidiary of GrafTech is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to enable it to own, lease and operate its properties and to carry on its business in all material respects as conducted on the date hereof. Each Subsidiary of GrafTech is duly qualified or registered as a foreign limited partnership to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on GrafTech.

SECTION 5.04. Capital Structure.

(a) The authorized capital stock of GrafTech consists of 225,000,000 shares of GrafTech Stock and 10,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2010, (i) 120,361,161 shares of GrafTech Stock were issued and outstanding, 7,619,512 shares of GrafTech Stock were reserved for issuance upon the exercise or payment of outstanding options, stock units or other awards or pursuant to plans of GrafTech under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, GrafTech Stock has been conferred on any Person, and 4,065,473 shares of GrafTech Stock are held by GrafTech in its treasury and (ii) no shares of preferred stock were issued and outstanding or reserved for issuance. All outstanding shares of GrafTech Stock have been, and all reserved shares that may be issued will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Except for this Agreement and agreements entered into and securities and other instruments issued after the date hereof or pursuant to any of GrafTech’s Employee Benefit Plans or other similar arrangements entered in the ordinary course, (i) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating GrafTech to issue or sell any GrafTech Stock or, to the Knowledge of GrafTech, relating to GrafTech Stock and (ii) there are no outstanding contractual obligations of GrafTech to repurchase, redeem or otherwise acquire any GrafTech Stock (other than GrafTech’s publicly disclosed stock repurchase program) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person which is not a Subsidiary.

SECTION 5.05. Authority; Execution and Delivery, Enforceability. Each of GrafTech, Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of GrafTech, Parent and Merger Sub of this Agreement and each of the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by GrafTech, Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of GrafTech, Parent and Merger Sub. Each of GrafTech, Parent and Merger Sub has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party, and (assuming the due authorization, execution and delivery by the parties other than GrafTech, Parent and Merger Sub) this Agreement constitutes, and each other agreement and instrument contemplated hereby to which it is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of GrafTech, Parent and Merger Sub, as applicable, enforceable against each of GrafTech, Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

SECTION 5.06. No Conflicts; Consents. The execution and delivery by GrafTech, Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by GrafTech, Parent and Merger Sub of the transactions contemplated hereby and thereby will not: (a) contravene, conflict with or result in any violation or breach of any provision of the charter or organizational documents of GrafTech, Parent or Merger Sub; (b) contravene, conflict with or result in a violation or breach of any applicable Law or Order by which any of GrafTech, Parent or Merger Sub or any of its respective assets or properties is bound; (c) require any permit, consent or approval of, or the giving of any notice to, or filing with, any Governmental Authority on or before the Closing Date except as set forth on Section 5.06 of the GrafTech Disclosure Schedule or in Article VI hereof; or (d) result in a violation or breach of, constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of GrafTech, Parent or Merger Sub under, any of the terms, conditions or provisions of, or require the consent of any Person that is a party to, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which GrafTech, Parent or Merger Sub is a party, or by which it or any of its respective properties or assets may be bound, excluding from the foregoing clauses (c) and (d) those permits, consents, approvals and notices the absence of which, and those violations, breaches, defaults or encumbrances the existence of which, would not, individually or in the aggregate, be expected to have a Material Adverse Effect on GrafTech and excluding from the foregoing clause (d)  encumbrances arising under the Existing Facility or any successor thereto.

SECTION 5.07. Litigation. There is no Proceeding (or, to the Knowledge of GrafTech, investigation) pending or, to the Knowledge of GrafTech, threatened against GrafTech or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on GrafTech, nor is there any judgment outstanding against GrafTech that has had or could reasonably be expected to have a Material Adverse Effect on GrafTech. To the Knowledge of GrafTech, there is no Basis on which any such Proceeding may be brought or threatened against GrafTech or any of its Subsidiaries.

SECTION 5.08. SEC Filings. Since December 31, 2007, GrafTech has timely filed or furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the SEC including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of GrafTech and its subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of GrafTech and its subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such GrafTech SEC Reports, including any financial statements or schedules included or incorporated by reference therein (other than the Seadrift Annual or Interim Financial Statements as to which no representation is made by GrafTech), at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of GrafTech has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any GrafTech SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the Knowledge of GrafTech, none of the GrafTech SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. As of the date hereof, none of GrafTech’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

SECTION 5.09. Absence of Certain Changes or Events. Except as disclosed in the GrafTech SEC Documents filed prior to the date hereof (or in the case of actions taken after the date hereof, except as permitted by Section 6.02 hereof), since December 31, 2009, (a) GrafTech and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on GrafTech and (c) there has not been any action or event, nor any authorization, commitment or agreement by GrafTech with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.02.

SECTION 5.10. Advisors. Except for JPMorgan Securities, Inc., all fees and disbursements of which shall be paid by GrafTech, there is no financial advisor that has been retained by or is authorized to act on behalf of GrafTech or any of its Affiliates who might be entitled to any fee in connection with the transactions contemplated by this Agreement.

SECTION 5.11. Financing. At the Effective Time, GrafTech will have, and will make available to Parent, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to deliver the aggregate cash component of the Merger Consideration payable by virtue of the Merger in accordance with this Agreement.

SECTION 5.12. Tax Qualification. To its Knowledge, neither GrafTech nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance related to GrafTech or any of its Subsidiaries that would be reasonably likely to prevent the exchange of Units for Parent Stock pursuant to the Merger from qualifying as an exchange described in Section 351 of the Code.

SECTION 5.13. Certain Agreements.

(a) Except for this Agreement, the other Transaction Agreements and as set forth as an exhibit to the GrafTech SEC Documents, neither GrafTech nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $2.0 million or more per annum or (ii) that limits the ability of GrafTech or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to GrafTech and its Subsidiaries taken as a whole, or that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement and the other Transaction Agreements.

(b) All Contracts that are material to GrafTech and its Subsidiaries taken as a whole (the “GrafTech Contracts”) are in full force and, to the Knowledge of GrafTech, assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable against GrafTech and its Subsidiaries, and, to the Knowledge of GrafTech, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other party thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except for such failures that would not have a

Material Adverse Effect on GrafTech. To the Knowledge of GrafTech, there does not exist under any GrafTech Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of GrafTech, except for such violations, breaches, defaults, events or conditions that would not have a Material Adverse Effect on GrafTech.

SECTION 5.14. No Additional Representations. Except for the representations and warranties made by GrafTech in this Article V, neither GrafTech nor any other Person makes any express or implied representation or warranty with respect to GrafTech, its Subsidiaries, Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GrafTech hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GrafTech nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to GrafTech, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by GrafTech in this Article V, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of GrafTech, the negotiation of this Agreement, the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS

SECTION 6.01. Conduct of the Business of the Company. Except for matters permitted by this Agreement and the other Transaction Agreements, set forth on Section 6.01 of the Company Disclosure Schedule, Section 7.22 hereof, or as required by applicable Law, unless GrafTech otherwise agrees in writing, from the date of this Agreement to the Effective Time, the Company shall conduct, and shall cause each of its Subsidiaries to conduct, its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters permitted by this Agreement and the other Transaction Agreements, set forth on Section 6.01 of the Company Disclosure Schedule, Section 7.22 hereof, or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not (directly or indirectly), and shall cause its Subsidiaries not to, do any of the following without the prior written consent of GrafTech (which consent shall not be unreasonably withheld):

(a) authorize any amendments to its organizational documents or the Limited Liability Company Operating Agreement;

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any of its equity interests or enter into any agreement with respect to the voting of its Units or any equity interests of its Subsidiaries (other than dividends paid by a direct or indirect wholly owned Subsidiary of the Company to its parent and as necessary to make Permitted Tax Distributions); (ii) split, combine or reclassify any of its equity interests; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or (iv) purchase, redeem or otherwise acquire or issue or sell any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire or sell any such shares or other securities;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

(d)(i) grant to any executive officer, director, member or employee of the Company any increase in compensation, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements set forth on Section 6.01(d) of the Company Disclosure Schedule, (ii) grant to any executive officer, director or employee of the Company any increase in severance or termination pay, except to the extent required under any agreement set forth on Section 6.01(d) of the Company Disclosure Schedule, (iii) enter into any employment, consulting, indemnification, severance or termination agreement, or a waiver of any terms thereof, with any such executive officer, director or employee, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(e) make any material Tax elections or make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP;

(f)(i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice, or enter in any sublease or assignment thereof;

(g)(i) incur, assume or guarantee any debt or obligation of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company in the ordinary course of business consistent with past practice;

(h) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned with any Affiliate or related or interested party, or could reasonably be expected to (i) impair the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements in any material respect, (ii) prevent or materially delay the consummation of the Merger, (iii) take any action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Agreements or (iv) exceed a value of $250,000 other than in the ordinary course of business consistent with past practice;

(i)(i) pay, discharge or satisfy any material debt, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting the Company or any of its Subsidiaries;

(j) allow any material Company Permit that was issued to the Company or otherwise relates to the business as conducted by the Company to lapse or terminate;

(k) make any material change in the practices, operations and policies of the Company with respect to (i) the method for, manufacturing, marketing and selling products or services, (ii) the standard terms and conditions of the sale of products or services, including standard prices and standard terms regarding returns and discounts other than in the ordinary course of business, (iii) the maintenance of inventory levels, (iv) the conduct of accounts receivable collection and accounts payable payment activities (or similar cash management or working capital activities and practices) or (v) the method and level of sourcing products;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(m) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(n) agree to any exclusivity, confidentiality, standstill or non-competition provision or covenant binding on the Company or any of its Subsidiaries;

(o) grant, permit or allow a Lien (other than a Permitted Lien) on any of its assets other than in connection with any renewals, amendments, or restatements of the Company’s existing Indebtedness and to repay and reborrow with respect to such Indebtedness in the ordinary course or in connection with any Indebtedness permitted under subsection (q);

(p) make (or fail to make) capital expenditures other than in the ordinary course of business;

(q) incur any additional Indebtedness other than in the ordinary course of business; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

Any of the foregoing provisions of this Section 6.01 to the contrary notwithstanding, the Company and Seadrift shall be entitled to enter into the Long Term Supply Agreement in the form attached hereto as Exhibit E.

SECTION 6.02. Conduct of the Business of GrafTech. Except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the GrafTech Disclosure Schedule, as required by applicable Law, or as would not otherwise reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on GrafTech, unless the Company otherwise agrees in writing, from the date of this Agreement to the Effective Time, GrafTech shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement and the other Transaction Agreements, set forth on Section 6.02 of the GrafTech Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, GrafTech shall not, and shall cause each of its Subsidiaries not to (directly or indirectly) do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld):

(a) authorize any amendments to its organizational documents that would be reasonably expected to prevent or delay or impede the consummation of the Merger;

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of its equity interests (other than dividends paid by a direct or indirect wholly owned Subsidiary of GrafTech to its parent); (ii) split, combine or reclassify any of its equity interests; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its equity interests or (iv) purchase, redeem or otherwise acquire any of its equity interests or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities, unless appropriate corresponding adjustments are made to the Merger Consideration to the reasonable satisfaction of the Company;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other GrafTech voting securities or any securities convertible into GrafTech capital stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units thereon, including pursuant to Contracts as in effect on the date hereof (other than (i) the issuance of shares of GrafTech Stock upon the exercise of GrafTech Options in accordance with its terms on the date hereof, (ii) grants or deferrals under any plans, arrangements or Contracts existing on the date hereof between GrafTech or any of its Subsidiaries and any director or employee of GrafTech or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to the Company) and (iii) issuances and sales of equity securities which would not require stockholder approval under NYSE rules);

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate to GrafTech or its Subsidiary, as applicable, except purchases of inventory or capital expenditures in each case in the ordinary course of business consistent with past practice, other than acquisitions that would not constitute acquisition of a “significant subsidiary” within the meaning of Regulation S-X;

(e)(i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or (ii) enter into, modify or amend in a material respect any lease of material property, other than in the ordinary course of business consistent with past practice and those that are not material to GrafTech and its Subsidiaries taken as a whole;

(f) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of GrafTech to perform its obligations under this Agreement or the other Transaction Agreements in any material respect, (ii) prevent or materially delay the consummation of the Merger, or (iii) take any other action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Agreements; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

Any of the foregoing provisions of this Section 6.02 to the contrary notwithstanding, nothing shall prevent GrafTech or any of its Subsidiaries from taking any of the following actions:

(i) undertaking purchases of its equity interests under any previously publicly announced stock repurchase program;

(ii) reinstating GrafTech’s stockholder rights plan or adopting an equivalent new plan;

(iii) granting any Lien, or taking any other action, as may be required under its Existing Facility;

(iv) undertaking any action previously authorized under any of GrafTech’s Employee Benefit Plans;

(v) undertaking any action previously authorized under any equity incentive plan, including any 401(k) matching or similar benefit plan;

(vi) reorganizing or recapitalizing any Subsidiary as deemed necessary or appropriate by GrafTech;

(vii) performance of any obligation under any Contract to which GrafTech or any of its Subsidiaries is a party;

(viii) canceling or retiring any treasury shares held by GrafTech or transferring any or all of such treasury shares to Parent; or

(ix) undertaking any acquisition or divestiture not involving individually or in the aggregate in excess of $200 million.

SECTION 6.03. No Control of the Other’s Business. Nothing contained in this Agreement or the other Transaction Agreements shall give GrafTech, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement or the other Transaction Agreements shall give the Company, directly or indirectly, the right to control or direct GrafTech’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of GrafTech and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Certain Notices. From and after the date of this Agreement until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 9.01, each of GrafTech and the Company shall promptly notify the other Party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of GrafTech or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) any material inaccuracy or incompleteness or any representation or warranty made by such Party in this Agreement, and (iv) the occurrence of any development that has had or would reasonably be expected to have a Material Adverse Effect on the Party providing such notice; provided, however, that the delivery of any notice pursuant to this Section 7.01 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

SECTION 7.02. Access to Information; Confidentiality. From the date hereof until the Effective Time and subject to applicable Law and the NDA, the Company and GrafTech shall (a) give to the other Party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such Party, (b) furnish to the other Party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other Party in its investigation; provided, however, that either Party may restrict the foregoing access to the extent that (i) any Law applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advice of such Party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, (iii) such disclosure relates to pricing or other matters that are highly sensitive if the exchange of documents (or portions thereof) or information, as determined by such Party’s counsel, might reasonably result in antitrust difficulties for such Party or (iv) the disclosure of such information to the other Party would violate confidentiality obligations owed to a third Party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The Parties shall hold any information obtained pursuant to this Section 7.02 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the NDA, which shall continue in full force and effect. Any investigation pursuant to this

Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by any Party hereunder.

SECTION 7.03. Reasonable Best Efforts to Consummate.

(a) Except for approvals or requirements under the applicable Antitrust Laws, which are specified in Sections 7.03(b)-(e) below, each of the Parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable after the date hereof including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VIII to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, Orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and take all steps as may be necessary to avoid, or have terminated if begun, any Proceedings by any Governmental Authority, (iii) obtain all necessary waivers, consents, approvals, permits, Orders or authorizations from third parties, (iv) defend any investigations or Proceedings, whether judicial or administrative, challenging this Agreement, any other Transaction Agreement, or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or Order entered into by any Governmental Authority which could prevent or delay the Merger or the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements and (v) execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

(b) Notwithstanding the foregoing, subject to the requirements of applicable Antitrust Laws, GrafTech and the Company agree to cooperate and to use their reasonable best efforts to obtain, as promptly as practicable following the date hereof, any Requisite Regulatory Approvals required for the Closing under the HSR Act, EC Merger Regulation and any other applicable Antitrust Laws and to respond to any government requests for information thereunder, to contest and resist in good faith any action thereunder, and use reasonable best efforts to have lifted or overturned any governmental Order that restricts, prevents, or prohibits the consummation of the transaction contemplated by this Agreement (an “Antitrust Order”). As of the date hereof, to each of the Company’s and GrafTech’s respective knowledge, the Requisite Regulatory Approvals required for the Closing under applicable Antitrust Laws are under the HSR Act and competition Laws of Ukraine, Russia, Greece and Turkey. Each of GrafTech and the Company will use their reasonable best efforts to make any filings required under the HSR Act within 10 Business Days from the date hereof and all other notifications, filings, or registrations required under applicable antitrust and competition Laws as soon as reasonably practicable from the date hereof.

(c) Notwithstanding the foregoing, in the event any such litigation, negotiation or other action is not reasonably capable of being resolved by the End Date, GrafTech shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of GrafTech, the Company or their respective Subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of GrafTech, the Company or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would have the effect of preventing or delaying the Effective Time beyond the End Date other than such actions that could reasonably be expected to have a Material Adverse Effect on GrafTech.

(d) Each of GrafTech and the Company shall use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sec 18(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”). Each of GrafTech and the Company will certify to substantial compliance with respect thereto as promptly as practicable, but in no event more than two (2) months after the date of the Second Request plus any additional time as agreed by the Parties. Each of GrafTech and the Company agrees to take all reasonable steps to assert, defend, and support certification of substantial compliance with any Second Request, and notwithstanding anything to the contrary in this Agreement, GrafTech and the Company each shall pay and be responsible for 50% of the fees and expenses of McDermott Will & Emery LLP, counsel to the Company in connection with a Second Request (which shall be included in the Combined Transaction Expenses to the extent paid by the Company). Neither Party shall take any action to extend or toll the waiting period requirements of the HSR Act or provide the Department of Justice any additional time to consider, investigate, or review the transactions contemplated by this Agreement, in each case to a date beyond the End Date, without the consent of the other Party (not to be unreasonably withheld). Each of GrafTech and the Company agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated closing date), and to otherwise reasonably cooperate to give effect to the rights of the other set forth in this Section 7.03.

(e) Each of GrafTech and the Company shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required approvals or consents of any Governmental Authority and (ii) all other communications with any Governmental Authority with respect to the Merger. In that regard, each Party shall without limitation: (A) promptly notify the other of, and if in writing, furnish the other with copies of (or in the case of oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger, (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any proposed oral) communications with any such Governmental Authority with respect to the Merger, (C) not participate in any meeting or oral communication with any such Governmental Authority with respect to the Merger unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, including summaries of any meetings or communications the other is not permitted to participate in pursuant to clause (C) above unless prohibited by such Governmental Authority) between it and any such Governmental Authority with respect to the Merger, and (E) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each of GrafTech and the Company, may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. In addition, GrafTech shall state in all written material communications with its customers and suppliers and shall post on its website that (i) it has agreed to acquire the Company subject to regulatory review and approval, (ii) neither GrafTech nor any of its Subsidiaries is operating the Company’s business prior to the Closing Date and that during such time the Company will continue to operate independently, and (iii) all customer contracts of the Company whether entered into prior to the date hereof or thereafter will be honored by GrafTech and Parent following the Closing.

SECTION 7.04. Prior Knowledge.

(a) If GrafTech shall have Knowledge on or prior to the Closing Date of the existence or occurrence of any fact or event which has caused, or is reasonably expected to cause, any material inaccuracy or breach by the Company of any representation, warranty, covenant or other obligation hereunder, then GrafTech shall promptly (within 20 days) notify the Company of such matter in writing. If GrafTech fails to so inform the Company of such fact or event as provided herein, such failure will constitute a waiver and release by GrafTech of any rights it may have hereunder to delay the Closing or terminate this Agreement as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such fact or event.

(b) If the Company shall have Knowledge on or prior to the Closing Date of the existence or occurrence of any fact or event which has caused, or is reasonably expected to cause, any material inaccuracy or breach by GrafTech of any representation, warranty, covenant or other obligation hereunder, then the Company shall promptly (within 20 days) notify GrafTech of such matter in writing. If the Company fails to so inform GrafTech of such fact or event as provided herein, such failure will constitute a waiver and release by the Company of any rights it may have hereunder to delay the Closing or terminate this Agreement as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such fact or event.

SECTION 7.05. Voting. Each Key Member hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, such Key Member shall cause the Units which are eligible to vote or consent with respect to the Merger and the other transactions contemplated hereby, and which are held of record by such Key Member, to vote or consent in favor of the Merger and other actions contemplated hereby and shall undertake any actions required in furtherance thereof.

SECTION 7.06. Benefit Plans.

(a) For a period of one year after the Effective Time, Parent shall either (i) maintain or cause the Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns) to maintain the Company Benefit Plans at the benefit levels in effect on the date of this Agreement or (ii) provide or cause the Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns) to provide benefits to its employees that, when taken as a whole, are reasonably comparable to the benefits provided to similarly situated employees under GrafTech’s Employee Benefit Plans. Notwithstanding the foregoing and Section 7.06(b), the Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, shall be terminated effective as of no later than the day prior to Closing and the Company shall provide reasonable evidence of such termination to the Parent prior to Closing.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Entity (or, in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns) to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies as set forth on Schedule 7.06(b) of the Company Disclosure Schedule, without duplication of any obligation under Section 7.06(a).

(c) With respect to any Employee Benefit Plan maintained by Parent or any of its Subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) To the extent permitted by applicable Law, Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company) in which employees of the Company (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

SECTION 7.07. [RESERVED]

SECTION 7.08. [RESERVED]

SECTION 7.09. Company Director and Officer Liability.

(a)(i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of those Persons who are present or former directors and officers of the Company as of the date of this Agreement and any other Person who becomes an officer or director of the Company prior to the Closing (such Persons collectively, the “Company Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Certificate of Formation and the Limited Liability Company Operating Agreement (each as in effect as of the date of this Agreement) and as provided in any existing indemnification agreements between the Company and said Company Indemnified Persons (as in effect as of the date of this Agreement and identified on Section 7.09(a) of the Company Disclosure Schedule), shall survive the Merger and Parent shall cause all such indemnification obligations to be observed by the Surviving Entity to the fullest extent permitted by the LLC Act.

(ii) Without limiting the generality or the effect of the foregoing, from and after the Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to, and the Surviving Entity shall, fulfill and honor in all respects the obligations of the Company to the Company Indemnified Persons pursuant to (x) any indemnification agreement as in effect on the date hereof, and (y) any indemnification, expense advancement and exculpation provisions set forth in the organizational documents of the Company as in effect on the date of this Agreement.

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Entity to maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to GrafTech prior to the date of this Agreement (the “Existing D&O Policy”), if directors’ and officers’ liability insurance coverage is available for Parent’s directors and officers; provided, however, that: (i) Parent or the Surviving Entity may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) Parent or the Surviving Entity shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 200% of the annual premium paid by the Company with respect to the Existing D&O Policy (the “Maximum Premium”), which amount the Company has disclosed to GrafTech prior to the date hereof. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, Parent or the Surviving Entity shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the greatest amount of coverage reasonably procurable for a premium equal to the Maximum Premium.

(c) If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.09.

(d) The rights of each Company Indemnified Person under this Section 7.09 shall be in addition to any rights such Person may have under the Certificate of Formation and the Limited Liability Company Operating Agreement, or under the LLC Act or any other applicable Laws or under any agreement of any Company Indemnified Person with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Company Indemnified Person.

(e) Nothing in this Section 7.09 shall serve to vitiate or otherwise limit or offset any liability of any Company Indemnified Person arising under this Agreement or the other Transaction Agreements.

SECTION 7.10. Public Announcements.

(a) GrafTech shall consult with the Company before issuing any press release or other public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(b) The Company shall obtain the approval of GrafTech (such approval not to be unreasonably withheld or delayed) before issuing any press release or other public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such approval, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.11. Tax Matters.

(a) Each of GrafTech, Parent and the Company shall report, and shall cause its Affiliates to report, the exchange of Units for Parent Stock pursuant to the Merger as an exchange described in Section 351 of the Code for all income Tax purposes and shall otherwise use its reasonable best efforts to, and to cause its Affiliates to, cause such exchange to qualify as an exchange described in Section 351 of the Code and shall not take any action reasonably likely to cause the exchange not to so qualify. Without limitation of the foregoing, Parent will not, in connection with the transactions provided for herein, cause the Company to be a Subsidiary of GrafTech or cause GrafTech not to be recognized as an entity whose separate existence from Parent is regarded for federal income Tax purposes.

(b) The person acting as tax matters partner for the Company prior to the Merger (the “Prior Tax Matters Partner”) shall prepare and file, or cause to be prepared and filed, all income Tax Returns for the Company and its Subsidiaries for all Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date. Parent acknowledges that such Tax Returns shall include the Company Transaction Expenses and the Company Transaction Incentives and Bonuses as deductions (to the extent that such Company Transaction Expenses and Company Transaction and Incentives and Bonuses are otherwise deductible under applicable Law) and not on any income Tax Return filed for Parent and its Subsidiaries for Tax periods ending after the Closing Date. The Prior Tax Matters Partner shall submit such income Tax Returns to Parent for its review and comment at least thirty (30) days prior to filing. The federal income Tax Return for the Company for the period ending on the Closing Date shall include an election under Section 754 of the Code unless the Company has such election in effect. The Prior Tax Matters Partner shall remain the “tax matters partner” as defined in Section 6231 of the Code of the Company with respect to periods ending on or before the Closing Date (“Pre-Closing Periods”) and shall control any audit by Government Authorities of the Company’s income Tax Returns for Pre-Closing Periods, provided that Parent shall have a right to participate, at its own expense, in any such audit or proceeding. The Prior Tax Matters Partner and Parent will cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of the Company’s Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company or its members in respect thereof. Such cooperation shall include the retention and (upon the other’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 7.12. Regulation D. Within a reasonable period prior to the Closing, Parent shall deliver to each Person listed on Schedule 2.02(a)(ii) who to Parent’s Knowledge is not an Accredited Investor the information that is required to be provided to such Person under Regulation D so that the issuance of shares of Parent Stock in the Merger will qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act under Regulation D. Any and all information provided by Parent pursuant to this Section 7.12 (other than any information provided by the Company expressly for inclusion therein) will comply in all material respects with Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 7.13. Parent Stock Listing. Parent and GrafTech shall use their respective best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 7.14. Registration Rights and Stockholders’ Agreement. Parent shall and the Key Members shall cause the other parties thereto (who are members of the Company) to enter into a Registration Rights and Stockholders’ Agreement to be effective as of Closing substantially in the form of Exhibit D hereto (the “Registration Rights and Stockholders’ Agreement”).

SECTION 7.15. Legend on Share Certificates. The certificates representing the shares of Parent Stock issuable in the Merger hereunder shall include an endorsement typed conspicuously thereon of the legends provided pursuant to the terms of the Registration Rights and Stockholders’ Agreement which legends shall be removed in accordance with the terms thereof.

SECTION 7.16. No Solicitation; Other Offers. The Company and the Key Members shall not, and shall not authorize or permit any of their respective Affiliates, including any Subsidiaries, or any of its or their respective Officers, representatives or agents, to, directly or indirectly, (a) solicit, initiate, consider, facilitate or encourage the submission of a proposal to acquire the Company, or any of its equity or any material portion of its assets, by a third party, (b) engage or participate in discussions or negotiations with, furnish material non-public information relating to the Company to, or provide access to the material business records of the Company to any third party that has submitted, or is seeking to submit, such a proposal or (c) enter into a Contract with any third party that has submitted, or is seeking to submit, such a proposal. For purposes of the preceding sentence, such a proposal includes any proposal includes any request, solicitation or proposal to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Officers to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, such a proposal. GrafTech shall have the right and remedy to have the provisions of this Section 7.16 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to GrafTech and that money damages may not provide an adequate remedy to GrafTech, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under law or in equity.

SECTION  7.17. [RESERVED].

SECTION 7.18. Non-competition.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of Nathan Milikowsky and Daniel Milikowsky (the “Restricted Persons”) shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier, vendor, licensee or licensor of the Company (including any existing or former such Person and any Person that becomes such after the Closing), or any other Person who has an active or prospective material business relationship with the Company to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Restricted Person, together with any Affiliates thereof, may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such

Restricted Person, together with any Affiliates thereof, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, no Restricted Person shall, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee, or consultant to, the Company who is offered employment or engagement by Parent or its Subsidiaries or is or was employed or engaged by Parent or its Subsidiaries during the Restricted Period, or encourage any such employee or consultant to leave such employment or engagement or hire any such employee or consultant who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants; provided, that nothing in this Section 7.18(b) shall prevent a Restricted Person or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Parent or its Subsidiaries or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) If a Restricted Person breaches, or threatens to commit a breach of, any of the provisions of this Section 7.18, Parent shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under Law or in equity.

(d) Each Restricted Person acknowledges that the restrictions contained in this Section 7.18 are reasonable and necessary to protect the legitimate interests of GrafTech, Parent and their Affiliates and constitute a material inducement to GrafTech to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.18 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction, to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.18 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

SECTION 7.19. Guarantee.

(a) Each of Nathan Milikowsky and Daniel Milikowsky (each, a “Guarantor”) jointly and severally guarantees, as a primary obligor and not merely as a surety, the performance and full and punctual payment when due of all obligations of each Key Member, whether for payment, damages for any breach of any representation, warranty of covenant, expenses, indemnification obligations or other liabilities under this Agreement or otherwise (the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that such Guarantor shall remain bound under the Agreement notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of, payment from and protest to any Key Member of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under this Agreement or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of GrafTech to assert any claim or demand or to enforce any right or remedy against any Key Member, under this Agreement or any other agreement, or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms of this Agreement, or (iv) the failure of GrafTech to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

(c) Each Guarantor further agrees that its guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

(d) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged, impaired or otherwise affected by the failure of GrafTech to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(e) This Agreement and each and every part hereof are binding upon each Guarantor and upon each Guarantor’s respective heirs, representatives, successors and assigns.

SECTION 7.20. Closing Deliveries. At the Closing, the Company and the Key Members shall deliver or cause to be delivered to GrafTech and Parent:

(a) Evidence of due authorization by all necessary action of this Agreement and the transactions contemplated hereby by the Company;

(b) Certificates of the senior executive and senior financial officers of the Company in their capacities thereof attesting to the satisfaction of the conditions set forth in Sections 8.02(a)(i) and (ii), 8.02(b)(i), 8.02(c) (to their actual knowledge, in the case of threatened proceedings) and 8.02(d);

(c) Certificates of the Key Members attesting to the satisfaction of the condition set forth in Section 8.02(a)(iii) and 8.02(b)(ii) as to it;

(d) the addendums to Schedules 2.02(a)(i) and 2.02(a)(ii) described in Section 2.02(b);

(e) one certificate of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Company;

(f) five counterpart signature pages to each Transaction Agreement duly executed by the Company, to the extent that it is a party thereto;

(g) a certification from the Company, in a form reasonably acceptable to GrafTech, that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(h) evidence, in form reasonably satisfactory to GrafTech, that (i) each of Barclays Capital and McDermott, Will & Emery LLP, and any other advisor or counsel to the Company or any Key Member, shall have been paid in full prior to the Closing for services rendered in connection with the Merger and any concurrent or similar transaction (and that all such amounts are included in the calculation of the Company Transaction Expenses) which evidence may include delivery of final invoices marked as paid in full and (ii) all Company Transaction Incentives and Bonuses have been paid in full (and that such amounts are properly included in the calculation of Company Transaction Incentives and Bonuses) and/or any remaining unpaid Combined Transaction Expenses;

(i) duly executed resignations of Nathan Milikowsky and Daniel Milikowsky from all employment and officer and director positions at the Company with an acknowledgement of no rights to any payment by the Company in connection with any such employment or position, including any severance or termination payment; and

(j) such other certificates, instruments and documents, in form and substance reasonably satisfactory to GrafTech, as GrafTech may reasonably request.

SECTION 7.21. Standstill. From the execution of this Agreement through the time the Registration Rights and Stockholders’ Agreement becomes effective, the Key Members, Nathan Milikowsky and Daniel Milikowsky shall and shall cause each of the Principal Holders, and its and their Affiliates and Related Parties (each, as defined in the Registration Rights and Stockholders Agreement) to observe, be bound by and comply with Section 2.3 thereof as if it was currently in effect and without regard to any provision therein that might be construed to limit or terminate the restrictions and obligations set forth therein.

SECTION 7.22. Natural Gas Deposits. Subject to the terms and conditions hereof, the Company shall have the right to enter into leases with third parties to extract natural gas from underneath the real property owned by the Company in Saint Mary’s, Pennsylvania (the “Site”). Regardless of the terms of any such leases, GrafTech agrees that the net proceeds from any leases or licenses granted by Company pursuant to this Section 7.22 shall inure to the benefit of the holders of Units immediately prior to the Initial Effective Time (the “Old C/G Members”). The Old C/G Members shall appoint a representative who shall be responsible for administering provisions and procedures related to the leases. Such leases (subject to customary renewals and customary durations) and the arrangements which enable the Old C/G Members to obtain such net proceeds must be approved by GrafTech (such approval not to be unreasonably withheld). In connection with determining whether to, and the extent to which, such approval is granted, GrafTech shall have the right to take into account the impact on the use of the Site, which shall not unreasonably interfere with the conduct of the Company’s or the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns (including the extent of any indemnification relative to such protection and the creditworthiness of the indemnitors). Subject to the preceding sentence, the Company shall have the right prior to the Closing to enter into one (1) lease to one third party producer for the production of natural gas, subject to the approval of GrafTech as provided above, and if not entered into prior to the Closing, then after the Closing, GrafTech and Parent agree to grant or cause the Surviving Entity to grant to the Old C/G Members an exclusive and royalty-free lease or license to extract or cause to be extracted, and to lease or license (including by means of an assignment of working interests, farming agreement or otherwise; any such arrangement a “Third Party Lease Arrangement”) to a third party to do the same on their behalf, natural gas underneath the Site. Such lease or license shall terminate if a Third Party Lease Arrangement is not finalized prior to the date two (2) years after the date hereof, and any Third Party Lease Arrangement that is timely finalized by the Old C/G Members and approved by GrafTech shall expire when any well installed pursuant thereto ceases production because it is played out, without regard to secondary production, except with respect to any Third Party Lease Arrangement provisions pertaining to indemnification and ongoing remediation activities, if any, including, without limitation, any operation and/or maintenance activities associated with the same, all of which shall survive the termination or expiration of the Third Party Lease Arrangement indefinitely. In no event shall a Third Party Lease Arrangement extend into a secondary term without the approval of GrafTech. In addition, any such Third Party Lease Arrangement shall be subject to the following conditions:

(a) the third party producer shall be of good reputation and shall have a successful track record of production, compliance with law and fair dealing in similar leases in the Saint Mary’s area. Such third party producer shall be bonded and insured (all such bonds and insurance policies to be prepaid) in a manner reasonably acceptable to GrafTech for a period no less than the term of the Third Party Lease Arrangement and GrafTech shall be listed as an additional named insured on such insurance policies;

(b) no such Third Party Lease Arrangement shall be assignable by such third party producer without GrafTech’s prior written consent, which shall not be unreasonably withheld or delayed;

(c) such Third Party Lease Arrangement shall be for natural gas production only and shall not include production of any other minerals, including, without limitation, oil and coal bed methane, and the third party producer shall not be entitled to use any portion of the Site for any equipment staging area or trailers, except as otherwise agreed to in writing by GrafTech, provided that GrafTech shall not object to any such use that does not unreasonably interfere with the conduct of the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns;

(d) the Site shall not be used for above ground or underground natural gas storage, carbon sequestration, secondary recovery of natural gas, disposal wells, or a compressor station;

(e) GrafTech shall have the right to approve all pipeline easements (which shall not include interstate pipelines) affecting the Site, including the location of same, all such pipelines to be buried at least three feet (3) below the surface of the land and the surface of the land to be restored to the condition existing prior to such burial, provided that GrafTech shall not object to any such easements the use of which would not unreasonably interfere with the conduct of the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns;

(f) GrafTech shall have the right to approve the location of the drilling site (which shall not be larger than three (3) acres and in no event shall be a horizontal drilling site unless adequate arrangements are made to prevent subsidence or similar conditions), the final production well (which shall not be larger than one (1) acre), any access road (including construction specifications for same), and any batteries, provided that GrafTech shall not object to any such location that does not unreasonably interfere with the conduct of the Surviving Entity’s business and other operational as well as liability factors such as health and safety, environmental protection, land stewardship and regulatory compliance concerns;

(g) if no well is installed on the Site, all equipment shall be removed and the land shall be restored to its condition prior to all drilling activities, including the installation and use of any temporary access road, and if a well is installed on the Site, the well shall be plugged, all associated equipment shall be removed, and the surface of the land shall be restored to its original condition when production ceases;

(h) all activities shall be conducted in compliance with standard and reasonable GrafTech and all governmental, health, safety and environmental requirements and applicable law, pursuant to duly issued permits, including any applicable drilling permit and plugging permit, and the lessee or licensee shall be solely responsible for all handling, storage, transportation and disposal of all wastes generated during the course of the natural gas extraction activities and shall sign all hazardous waste manifests as the sole generator of such wastes;

(i) GrafTech shall be indemnified and defended against, and be reimbursed for, any and all claims, suits, complaints, damages, loss, cost and expense of any kind whatsoever (including increased insurance costs) arising out of activities on the Site pursuant to the Third Party Lease Arrangements by indemnitors approved by GrafTech; Old C/G Members shall possess, or if applicable, cause the third party producer to possess liability insurance considered adequate under prevailing industry standards to cover any GrafTech related damage, injuries or business interruption due to accidents, incidents or other activities associated with the well;

(j) GrafTech’s lease or license to the Old C/G Members shall be without warranty of title to the land or applicable mineral rights;

(k) the Old C/G Members shall pay, or if applicable cause the third party producer to pay, all extraction taxes, income taxes, and any other taxes applicable to the extraction of natural gas under the lease; and

(l) GrafTech shall have the right to approve the recording of any lease or notice of lease.

The Old C/G Members shall retain all rights, liabilities (including, without limitation, any health, safety and environmental protection liability), responsibilities (including, without limitation, subsidence and calamity) and obligations in connection with the extraction of natural gas pursuant to the lease or license described in this

Section 7.22. None of the Old C/G Members’ rights, interests, duties, or obligations created by this Agreement may be assigned, transferred, or delegated in whole or in part by the Old C/G Members, except as provided herein and any such purported assignment, transfer, or delegation shall be null and void.

ARTICLE VIII

CONDITIONS PRECEDENT

SECTION 8.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Antitrust and Securities Laws.

(i) Requisite Regulatory Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority under applicable Antitrust Laws shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(ii) No Antitrust Injunctions or Restraints. No provision of any applicable Antitrust Laws and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall prohibit the consummation of the Merger under applicable Antitrust Laws.

(b) No Other Injunctions or Restraints. No provision of any applicable Law (other than Antitrust Laws) and no judgment, injunction, Order or decree (whether temporary, preliminary or permanent) shall prohibit the consummation of the Merger.

SECTION 8.02. Conditions to Obligations of GrafTech. The obligation of GrafTech to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the Company Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date and except for (A) the last sentence of Section 3.01 and Section 3.03, each of which shall be true and correct in all material respects), (ii) each of the Other Company Representations shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty and without regard to the words “the LLC Act,” in Section 3.24) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company, (iii) each of the representations and warranties of the Key Members set forth in Sections 4.01(a), 4.01(b), 4.02(a), 4.02(b) and 4.02(c) of this Agreement (the “Key Member Fundamental Representations”) shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date, (iv) each of the representations and warranties of the Key Members set forth in Section 4.01(c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), and (v) each of the representations and warranties of the Key Members set forth in Article IV of this Agreement other than (A) the Key Member Fundamental Representations and (B) Section 4.01(c), shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty and without regard to the words “the LLC Act,” in Section 4.01(e)) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company.

(i) The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) The Key Members shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by the Key Members at or prior to the Closing Date.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any Proceeding, other than in connection with any Antitrust Law or Antitrust Order (which are the subject of Section 8.01(a)(i) and (ii)), challenging or seeking to restrain or prohibit the Merger or any other transaction contemplated by this Agreement or the Transaction Agreements or seeking to obtain from GrafTech or any of its Subsidiaries or the Company in connection with the Merger any damages that are material in relation to GrafTech and its Subsidiaries or the Company taken as whole.

(d) Absence of Material Adverse Effect on the Company. Except as disclosed in the Company Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on the Company.

(e) Registration Rights and Stockholders’ Agreement. Each of the parties thereto (other than Parent) shall have entered into the Registration Rights and Stockholders’ Agreement.

(f) Other Closing Deliveries. The Company and the Key Members shall have delivered or caused to be delivered the documentation required to be delivered by them pursuant to Section 7.20.

SECTION 8.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the GrafTech Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate as of such earlier date), and (ii) each of the Other GrafTech Representations shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representation and warranty) as of the date hereof and as of the Closing Date, as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on GrafTech.

(b) Performance of Obligations of GrafTech. GrafTech shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any Proceeding, other than in connection with any Antitrust Law or Antitrust Order (which are the subject of Section 8.01(a)(i) and (ii)), challenging or seeking to restrain or prohibit the Merger or any other transaction contemplated by this Agreement or the Transaction Agreements or seeking to obtain from the Company and its Subsidiaries in connection with the Merger any damages that are material in relation to Company and its Subsidiaries taken as whole.

(d) Absence of GrafTech Material Adverse Effect. Except as disclosed in the GrafTech Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on GrafTech.

(e) Parent Stock Listing. The shares of Parent Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) Registration Rights and Stockholders’ Agreement. Parent shall have executed and delivered the Registration Rights and Stockholders’ Agreement.

(g) Supply Agreement. There shall be no coke supply contract, commitment understanding or arrangement between Seadrift and the Company other than the Long Term Supply Agreement in the form attached hereto as Exhibit E.

(h) Seadrift Closing. The Closing under the Seadrift Merger Agreement shall have occurred previously or be occurring concurrently with the closing under this Agreement.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger and other transactions contemplated herein may be abandoned at any time before the Closing:

(a) by the mutual written agreement of GrafTech and the Company;

(b) [RESERVED];

(c) by the Company or GrafTech if the conditions set forth in Section 8.01(a)(i) and 8.01(a)(ii) have not been satisfied by April 30, 2011 (the “End Date”), unless the failure of such condition is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

(d) by the Company or GrafTech if the conditions set forth in Section 8.01(a)(iii) have not been satisfied by the End Date, unless the failure of such condition is the result of a breach of this Agreement by the Party seeking to terminate this Agreement;

(e) by GrafTech if: (i) any of the conditions set forth in Section 8.02 shall not to be satisfied by the End Date; (ii) GrafTech shall have delivered to the Company written notice of such breach or failure; and (iii) at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to the Company and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is the result of a violation of this Agreement by GrafTech; or

(f) by the Company if: (i) any of the conditions set forth in Section 8.03 shall not to be satisfied; (ii) the Company shall have delivered to GrafTech written notice of such non-solicitation; and (iii) at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to GrafTech and such non-satisfaction shall not have been cured in all material respects, except where such non-satisfaction is caused by a breach of this Agreement by the Company or the Key Members.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other Party. If there is less than 15 Business Days between the date of delivery of any notice under Section 9.01(e) or 9.01(f) and April 30, 2011, the End Date shall be extended so that it is 15 Business Days after such date of delivery.

SECTION 9.02. Effect of Termination.

(a) Except as set forth in Section 9.02(b), if this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided, that, the termination of this Agreement shall not relieve any Party from any Liability for a breach of a covenant, representation or warranty contained in this Agreement occurring prior to such termination, or limit the rights or remedies of any Party, hereunder or otherwise, in respect of such breach. The provisions of Article XI, this Section 9.02, Section 7.19 (and Articles X, XI, XII in respect thereto) and the NDA, shall survive any termination hereof.

(b) In the event this Agreement is terminated pursuant to Section 9.01(c), then GrafTech shall pay to the Company within ten (10) Business Days following delivery of the notice of termination by the Company or GrafTech as applicable, an amount equal to $15.0 million dollars; provided, however, that no fee shall be payable by GrafTech pursuant to this Section 9.02(b) if, on the date of delivery of such notice of termination, (i) the Company has not complied with its obligations under Section 7.03(b) through 7.03(e), (ii) GrafTech would not otherwise be required to close due to the non-satisfaction of any condition to its obligations to close set forth in Section 8.02 or (iii) the Seadrift Merger has been terminated, if the failure of the Seadrift Merger to close or such termination was due to the failure to satisfy the conditions set forth in Section  8.01(a)(i) or 8.01(a)(ii) of the Seadrift Merger Agreement.

SECTION 9.03. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.04. Remedies. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

SECTION 10.01. Survival of Representations and Warranties. None of the representations and warranties made by the Parties in this Agreement or in any certificate, schedule, statements, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Effective Time; provided, however, that the representations and warranties made by each of the Key Members in Article IV hereof or the certificate delivered at the Closing in respect thereof shall survive the Effective Time indefinitely subject to applicable statute of limitations.

SECTION 10.02. Indemnification. The Key Members shall severally indemnify, defend and hold harmless the Indemnified Persons from and against any and all Losses arising out of any inaccuracy or breach of any representation or warranty of the Key Members set forth in Section 4.02 of this Agreement or the certificate delivered at the Closing in respect thereof. For purposes of this Section 10.02, the term “severally” means that the indemnification obligations of each Key Member with respect thereto shall be limited to the product of (a) such Key Member’s Pro-rata Percentage of the Units of all Key Members on the Closing Date and (b)  the amount of any Losses.

SECTION 10.03. Limitations. No Key Member shall have any liability or any indemnification obligation hereunder with respect to any Losses in excess of the product of (a) such Key Member’s Pro-rata Percentage of the Units on the Closing Date, and (b) the Merger Consideration.

SECTION 10.04. Indemnification Procedure.

(a) Upon obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the “Indemnitee”) shall promptly give the Key Member or Key Members who may be obligated to provide such indemnification (each, an “Indemnitor”) written notice of any Indemnified Loss (as defined below) which the Indemnitee has determined has given, or could reasonably be expected to give, rise to a claim for indemnification hereunder (a “Notice of Claim”). A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to such Indemnified Loss. The Indemnitor shall perform its indemnification obligations in respect of a Loss described in a Notice of Claim within 30 days after the Indemnitor shall have received such Notice of Claim; provided, however, that the obligation to make an indemnification payment in respect of such Indemnified Loss shall be suspended so long as the Indemnitor is in good faith performing its obligations under Sections 10.04(c) through 10.04(g) with respect to such Indemnified Loss, except to the extent the Indemnitee shall have actually paid or incurred such Loss.

(b) The term “Indemnified Loss” shall mean any Loss for which any Indemnitee may be entitled to indemnification under this Agreement.

(c) Subject to Sections 10.04(e) through 10.04(g), the Indemnitor shall have the right, in good faith and at its expense, to defend, cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to an Indemnified Loss in respect of which a Notice of Claim has been given. Such right and obligation shall include (i) the right to investigate any such event or circumstance, (ii) the right and obligation to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may reasonably determine, and (iii) the right to defend, contest or otherwise oppose any third party Proceeding related to such event or circumstance with legal counsel selected by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel at the reasonable expense of the Indemnitor. The exercise of such right and performance of such obligation shall not constitute an admission or agreement by the Indemnitor that it has an indemnification obligation hereunder in respect of such Indemnified Loss.

(d) The Indemnitor shall (i) promptly inform the Indemnitee of all material developments related to any such event or circumstance and (ii) promptly inform the Indemnitee in writing after the Indemnitor has made a good faith determination (which it shall use commercially reasonable efforts to make promptly), based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor has or does not have an indemnification obligation hereunder in respect of such Indemnified Loss.

(e) Notwithstanding anything to the contrary contained herein, the Indemnitee shall have the right, but not the obligation, to participate, at its expense, in the defense, contest or other opposition of any such third party Proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under Section 10.04(c), the Indemnitee shall and shall cause its Affiliates (i) at all times, subject to reimbursement by the Indemnitor for their reasonable out-of-pocket expenses, to cooperate in all reasonable ways with, make its and their relevant files and records available for inspection and copying by, make its and their employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request, (ii) to provide reasonable access during normal business hours to any of its or their properties as necessary or appropriate to enable performance of any activity permitted in Section 10.04(c), (iii) to execute, deliver, acknowledge, publish and file any instrument or any document as necessary or appropriate to effectuate any remediation or mitigation plan that the Indemnitor determines to implement in accordance with its rights and obligations pursuant to Section 10.04(c) and (iv) not to compromise or settle any such Proceeding without the prior written consent of the Indemnitor.

(f) If the Indemnitor fails to perform its obligations under Section 10.04(c) or if the Indemnitor shall have informed the Indemnitee in writing in accordance with Section 10.04(d) that the Indemnitor does not have an indemnification obligation hereunder in respect of such Indemnified Loss, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for such Indemnified Loss, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith.

(g) The Indemnitor shall not settle or compromise any such third party Proceeding without the written consent of the Indemnitee unless such settlement or compromise fully and unconditionally releases the Indemnitee from any and all Liability with respect to such third party Proceeding. If the Indemnitor proposes to settle or compromise any such third party Proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. Notwithstanding anything contained herein, the Indemnitee shall have the right to:

(i) object to the settlement or compromise of any such third party Proceeding that would have fully and unconditionally released the Indemnitee from any and all Liability with respect to such third party Proceeding, whereupon (A) the Indemnitee will assume the defense, contest or other opposition of any such third party Proceeding for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all Liability with respect to any such third party Proceeding to the extent that such Liability exceeds the Liability which the Indemnitor would have had in respect of such a settlement or compromise; or

(ii) assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of any such third party Proceeding for its own account, whereupon the Indemnitor shall be released from any and all Liability with respect to such event or circumstance and such third party Proceeding.

(h) The determination of the Indemnified Loss shall take into account any insurance proceeds received and any Tax benefit actually realized attributable to the circumstances that gave rise to the Loss.

SECTION 10.05. Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable Law, as adjustments to the Merger Consideration for all purposes related to Taxes.

SECTION 10.06. No Duplicative Adjustments. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Merger Consideration or any other payments hereunder in respect of any matter hereunder, such matter shall, to the extent of such adjustment or other payment, not constitute a breach of any representation, warranty, covenant or agreement contained herein.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise provided elsewhere in the Agreement, including Article II, Section 7.03(d) and Article X, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) GrafTech, to:

GrafTech International Ltd.

12900 Snow Road

Parma, OH 44130

Attention: General Counsel

Facsimile: (216) 676-2462

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP

400 Atlantic Street

Stamford, Connecticut 06901

Attention: M. Ridgway Barker

Facsimile: (203) 327-2669

(b) if to the Company, to

C/G Electrodes LLC

800 Theresia Street

Saint Marys, Pennsylvania 15857

Attention: Nathan Milikowsky

Facsimile: (361) 552-8327

with a copy (which shall not constitute notice) to:

McDermott, Will & Emery LLP

340 Madison Avenue

New York, New York 10173

Attention: C. David Goldman, Esq.

Facsimile: (212) 547-5444

SECTION 11.03. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive.

SECTION 11.04. Disclosure Schedules.

(a) The Company has set forth certain information in the Company Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule need not be set forth in any other section of the Company Disclosure Schedule so long as its relevance to such other section of the Company Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such Company Disclosure Schedule.

(b) GrafTech has set forth certain information in the GrafTech Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the GrafTech Disclosure Schedule need not be set forth in any other section of the GrafTech Disclosure Schedule so long as its relevance to such other section of the GrafTech Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such GrafTech Disclosure Schedule.

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 11.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the documents and instruments referred to herein and therein, including the Company Disclosure Schedules) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, other than the NDA which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Sections 7.09 and 7.11(b) and Article X (which are intended for the benefit of only the Persons specifically named therein) is not intended to confer upon any Person other than the Parties any rights or remedies. Nothing in this Agreement shall in any way change, impact, limit, terminate or otherwise affect the GrafTech - Seadrift Rights (as defined in the NDA).

SECTION 11.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 11.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, other than a pledge of this Agreement in connection with the Existing Facility or any successor thereto. Any purported assignment without such required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.10. Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

SECTION 11.11. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.11.

SECTION 11.12. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

ARTICLE XII

DEFINITIONS

SECTION 12.01. Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means The Sherman Antitrust Act, as amended, The Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, the Canadian Investment Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Certificate of Formation” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on November 26, 2001, as amended.

“Chemical Substance” means any chemical substance, including, but not limited to, any sort of pollutant, contaminants, chemicals, raw materials, intermediates, products, industrial, solid, toxic, or Hazardous Materials or any component thereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Combined Transaction Expenses” means the Seadrift Transaction Expenses (as defined in the Seadrift Merger Agreement) and the Company Transaction Expenses, in each case other than expenses which clearly relate exclusively to either Seadrift or the Company, as applicable.

“Company Board” means the Board of Directors or such similar governing member or body of the Company.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Company and its Subsidiaries or any ERISA Affiliate or to which the Company, its Subsidiaries or ERISA Affiliates make, or have any obligation to make, any contributions or payments with respect to which the Company and its Subsidiaries have any other liabilities (actual or contingent).

“Company Fundamental Representations” means the representations and warranties contained in Sections 3.01, 3.03, 3.04, 3.05(a) and 3.05(c).

“Company Intellectual Property” means any Intellectual Property that is owned by the Company and its Subsidiaries, including the any Software owned by the Company and its Subsidiaries.

“Company Real Property” means the Leased Real Property and the Owned Real Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company.

“Company Transaction Expenses” means (x) all fees and expenses of counsel and advisors to and accountants for the Company (and its members) and its Subsidiaries incurred or paid by the Company or its Subsidiaries in connection with their negotiation, execution, delivery and performance of this Agreement and the Transaction Agreements and the process leading up thereto, and in connection with any other concurrent or similar transaction process, including all fees and expenses of Barclays Capital, as financial advisor to the Company, and (y) all fees and expenses, without qualification or limitation, of McDermott Will & Emery LLP incurred or paid by the Company since December 31, 2009, except as shown to the satisfactory of GrafTech to not be related in any way to this transaction or any concurrent or similar transaction process.

“Company Transaction Incentives and Bonuses” means all bonuses, incentive fees, change of control payments, success fees or other similar arrangements giving rise, or which may give rise, to amounts due to any director, officer, employee, contractor or contractor or consultant of, or to, the Company, or any other Person by reason of or in connection with the Merger.

“Contracts” means all written agreements, contracts, leases, subleases, purchase orders, arrangements and legally enforceable commitments.

“DGCL” means the General Corporation Law of the State of Delaware.

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any liability providing for employee benefits or for the remuneration of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, profit sharing, 401(k), stock purchase, stock option and other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance plan or agreement, and (e) each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, vision, dental, hospitalization, prescription drug, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance, legal and other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Environmental Claim” means any claim, action, complaint, cause of action, citation, order, investigation or notice by any Person or entity alleging potential liability and/or responsibility (including, without limitation, potential liability and/or responsibility for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other circumstance forming the basis of any violation, or alleged violation, of any Environmental Law, and including, without limitations any claim, cause of action, citation, order, investigation or notice alleging Environmental Exposure Claim Liability.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or Liabilities of the Company, GrafTech or in respect of either of their businesses, the Owned Real Property or any real property owned or operated by any of them as applicable.

“Environmental Exposure Claim Liability” means liabilities in respect of any claim made, asserted or prosecuted in writing by any third party (whether an entity or a natural person) alleging exposure (whether onside or offsite) of any natural person (including but not limited to employees) to any Chemical Substance and resulting damages and arising from or relating to products or operations of the respective businesses of the Company and GrafTech.

“Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any Governmental Authority regulating or imposing standards of liability or of conduct (including common law) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, inland wetlands and watercourses, health protection or other environmental, health, safety, building, and land use concerns as may now or at any time hereafter be in effect.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means permits, licenses, registrations and other authorizations issued by any Governmental Authority that are required under Environmental Laws to conduct the Company’s business and its related operations as they are presently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Existing Facility” means the Amended and Restated Credit Agreement dated as of April 28, 2010, by and among GrafTech, various of GrafTech’s Subsidiaries, JPMorgan Chase Bank, N.A. (as Administrative Agent, Collateral Agent and Issuing Bank) and other lenders from time to time party thereto.

“Final Working Capital” shall mean the final amount of Working Capital as of Closing (a) as set forth in the Closing Adjustment Estimate delivered pursuant to Section 2.07(b), (b) if GrafTech shall have properly and timely delivered an Objection Notice as described in Section 2.07(e) and the Company and GrafTech shall have agreed on revisions as described in Section 2.07(f), as set forth in the Closing Adjustment Estimate, or (c) if the Company and GrafTech shall not have so agreed, as set forth in the Closing Adjustment Estimate after giving effect to the determination of the Selected Accountants pursuant to Section 2.07(g).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any domestic (including federal, state or local) or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“GrafTech Fundamental Representations” means the representations and warranties contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06(a) and 5.06(c).

“GrafTech SEC Reports” shall mean all documents and other materials filed or furnished by GrafTech with the SEC since December 31, 2006, including those that GrafTech may file or furnish after the date of this Agreement until the Closing Date.

“GrafTech Stock” means the common stock, $0.01 par value per share, of GrafTech.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, including without limitation, any material regulated by or subject to regulation or standards of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), and (b) all obligations evidenced by notes, bonds or debentures.

“Indemnified Persons” means Parent and GrafTech, their respective Affiliates, their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, Software, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all industrial designs and any registrations and applications therefor, and (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor.

“IRS” means the U.S. Internal Revenue Service.

“Key Members” means each Person listed on Exhibit A.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Nathan Milikowsky, Daniel Milikowsky, David Jardini, Norman Struble, Lee Cunningham and Mark Quagliani; and (b) with respect to GrafTech, the actual knowledge of Craig Shular, John Moran, Peter Barnard, Erick Asmussen and Mark Widmar.

“Law” or “Laws” means any statutes, rules, codes, regulations, ordinances or orders, of, or issued by, Governmental Authorities.

“Leased Real Property” means the premises and the parcels of real property currently leased by the Company and its Subsidiaries, together with all fixtures and improvements thereon.

“Liability” means any liability, duty, responsibility, obligation, assessment, cost, expense, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Limited Liability Company Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of September 1, 2006, as amended.

“LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Loss” means any Liability, shortage, damage, diminution in value, deficiency or loss of any kind.

“Material Adverse Effect” means with respect to any Person, a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse

Effect on any Person: (a) the effect of the outbreak or escalation of hostilities, acts of terrorism, military action or any escalation or worsening thereof, (b) the effect of any changes in the condition of the industry in which the Company operates (including without limitation any change or proposed change in Law generally affecting such industry), (c) the effect of any change in general economic conditions, including the capital markets in the United States or elsewhere, (d) the effect of any changes in GAAP, (e) the effect of any changes in applicable Law, (f) the taking of any action contemplated by this Agreement or the agreements contemplated hereby or otherwise consented to by the relevant Party, (g) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, member or similar relationships) resulting from or arising out of the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger, or (h) the failure to meet internal or third party projections or forecasts or any revenue or earnings projections for any period.

“NDA” means the Non-Disclosure Agreement dated as of February 19, 2010, between Seadrift and GrafTech.

“Officer” of a Person means controlling persons, partners, members, directors, officers, managers, trustees, employees, agents, representatives, consultants, affiliates, advisors, counsel or nominees of such Person.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, consent of or by a Governmental Authority.

“Other GrafTech Representations” means the representations and warranties of GrafTech other than the GrafTech Fundamental Representations.

“Other Company Representations” means the representations and warranties of the Company other than the Company Fundamental Representations.

“Owned Real Property” means the parcels of real property owned in fee simple by the Company and its Subsidiaries (together with all fixtures and improvements thereon).

“Parent Stock” means the common stock, $0.01 par value per share, of Parent.

“Parties” means GrafTech, the Company, Parent and Merger Sub and “Party” means any one of them.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being properly contested, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Law or contract incurred in the ordinary course that are not overdue by more than thirty (30) days or that are being properly contested, (c) pledges and deposits made in the ordinary course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course, (e) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business at any real property subject to such Liens, (f) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (g) Liens on goods held by suppliers arising in the ordinary course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (h) with respect to any real property in which the Company owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located and (i) the effect of any moratorium, eminent domain or condemnation proceedings.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Proceedings” means any claim, action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Authority or any other Person.

“Pro-rata Percentage” means as of any date of determination, and with respect to each member, the percentage of the Units (or a specified subset of such Units) held by such member as of that date.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, and trade dress, applications to register trademarks and service marks and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress, (c) registered copyrights and applications for copyright registration, and (d) domain name registrations.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Restricted Business” means the development, production, distribution, marketing, sale or servicing of graphite electrodes.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“Seadrift Merger” means the “Mergers” as defined in the Seadrift Merger Agreement.

“Seadrift Merger Agreement” means the agreement and plan of merger dated as of April 28, 2010, among GrafTech, Parent, GrafTech Delaware I Inc., GafTech Delaware II Inc., Seadrift Coke L.P. and certain partners of Seadrift Coke L.P.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Selected Accountants” means Ernst & Young LLP.

“Significant Subsidiary” means any Subsidiary of GrafTech that constitutes a Significant Subsidiary of GrafTech within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Taxes” means all federal, state, local or non-U.S. taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Authority with respect to any taxes.

“Tax Return” means any original or amended report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Authority in connection with Taxes, including estimated returns and reports with respect to Taxes.

“Territory” means anywhere in North America, South America, Australia, Europe, Africa, the Middle East or Asia.

“Transaction Agreements” means this Agreement, the Registration Rights and Stockholders’ Agreement, the Promissory Notes and any other consent, certificate or other instrument executed or delivered in connection herewith.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unit” means each unit of ownership interest in the Company held by a member.

“Working Capital” means (a) the sum of current assets (including cash and cash equivalents) of the Company and the Subsidiaries minus (b) the sum of the current liabilities, but excluding current debt, of the Company and its Subsidiaries; in the case of each clause above, determined on a consolidated basis in accordance with GAAP consistently applied (with all calculations with respect to inventory determined on a FIFO basis), and presented in the format. attached hereto as Exhibit B.

SECTION 12.02. Index of Defined Terms. The following is an index of all defined terms utilized in this Agreement other than the terms defined in Section 12.01:

Defined Term	Section
Accredited Investors	2.09
Agreement	Preamble
Antitrust Order	7.03(b)
Cash Per Form B Unit Consideration	2.02(b)(vi)
Certificate of Merger	1.01(b)
Closing	1.02
Closing Adjustment Estimate	2.07(b)
Closing Date	1.02
Company	Preamble
Company Annual Financial Statements	3.06(a)
Company Disclosure Schedule	Article III
Company Indemnified Persons	7.09(a)(i)
Company Interim Financial Statements	3.06(b)
Company Permits	3.19
Effective Time	1.01(b)
End Date	9.01(c)
Existing D&O Policy	7.09(b)
Form A Per Unit Consideration	2.02(b)(x)
Form A Unit	2.02(a)(i)
Form B Per Unit Consideration	2.02(b)(v)
Form B Unit	2.02(a)(ii)

Defined Term	Section
GrafTech	Preamble
GrafTech Contracts	5.13(b)
GrafTech Disclosure Schedule	Article V
Guaranteed Obligations	7.19(a)
Guarantor	7.19(a)
Indemnified Loss	10.04(b)
Indemnitee	10.04(a)
Indemnitor	10.04(a)
Key Member Fundamental Representations	8.02(a)
Letter of Transmittal	2.06(c)
Material Contracts	3.11(a)
Maximum Premium	7.09(b)
Merger	1.01(a)
Merger Consideration	2.02(b)
Merger Consideration Fund	2.06(a)
Merger Sub	Preamble
Monthly Financial Statements	2.07(a)
Notice of Claim	10.04(a)
Objection Notice	2.07(e)
Old C/G Members	7.22
Parent	Preamble
Parent Certificates	2.06(a)
Parent Shares Consideration	2.02(b)(iii)
Paying Agent	2.06(a)
Permitted Tax Distributions	3.08
Pre-Closing Periods	7.11(b)
Prior Tax Matters Partner	7.11(b)
Promissory Note	2.02(b)(iv)
Promissory Note Per Form B Unit Consideration	2.02(b)(viii)
Registration Rights and Stockholders’ Agreement	7.14
Regulation D	2.09
Requisite Regulatory Approvals	8.01(a)(i)
Restricted Period	7.18(a)
Restricted Persons	7.18(a)
Second Request	7.03(d)
Securities	4.02(f)(i)
Site	7.22
Software License	3.10(a)
Stated C/G Amount	2.02(b)(i)
Stock Per Form B Unit Consideration	2.02(b)(vii)
Surviving Entity	1.01(a)
Total Cash Amount	2.02(b)(xii)
Total Cash to Form A Amount	2.02(b)(ix)
Total Note Amount	2.02(b)(iv)
Total Share Amount	2.02(b)(ii)
Total Units	2.02(b)(xi)
USRPIs	3.12
WARN Act	3.15(c)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

GRAFTECH HOLDINGS INC.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

GRAFTECH DELAWARE III INC.

By:	/s/ Erick Asmussen
Name:	Erick Asmussen
Title:	Director of Corporate Development

C/G ELECTRODES LLC

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	Chairman

KEY MEMBERS:

NMCG Holdings, LLC

By:	Jordanmill Ventures LLC,
its Managing Member,

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	Member

By:	/s/ Daniel Milikowsky
Name:	Daniel Milikowsky
Title:	Member

THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION

By:	/s/ Rebecca Milikowsky
Name:	Rebecca Milikowsky
Title:	Trustee

By:	/s/ Nathan Milikowsky
Name:	Nathan Milikowsky
Title:	Trustee

THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.

By:	/s/ Daniel Milikowsky
Name:	Daniel Milikowsky
Title:	Trustee

By:	/s/ Sharon Milikowsky
Name:	Sharon Milikowsky
Title:	Trustee

SOLELY FOR PURPOSES SET FORTH IN THE PREAMBLE HERETO:

/s/ Nathan Milikowsky
Nathan Milikowsky

/s/ Daniel Milikowsky
Daniel Milikowsky